As filed with the United States Securities and Exchange Commission on August 9, 2021.
Registration No: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LONGVIEW ACQUISITION CORP. II
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	85-3650296 (I.R.S. Employer Identification Number)

767 Fifth Avenue, 44th Floor
New York, NY 10153
Telephone: (212) 812-4700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Rodin
Chief Executive Officer
Longview Acquisition Corp. II
767 Fifth Avenue, 44th Floor
New York, NY 10153
Telephone: (212) 812-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Carl P. Marcellino, Esq. Paul D. Tropp, Esq. Christopher Capuzzi, Esq. Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Telephone: (212) 596-9000
Laura I. Bushnell, Esq.
Timothy M. Fesenmyer, Esq.
Keith M. Townsend, Esq.
Michael Hamilton, Esq.
King & Spalding LLP
601 S. California Ave. Suite 100
Palo Alto, California 94304
Telephone: (650) 422-6700
John H. Stevens, M.D. Chief Executive Officer HeartFlow Holding, Inc. 1400 Seaport Blvd, Bldg B Redwood City, CA 94063 Telephone: (650) 241-1221

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement / prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share	218,426,000(1)	$9.81(2)	$2,142,759,060(2)	$233,776
Total			$2,142,759,060	$233,776

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of the registrant (“Longview Class A common stock”) estimated to be issued in connection with the business combination described herein (the “Business Combination”), assuming a closing date of October 31, 2021. Such maximum number of shares of Longview Class A common stock is based on 218,426,000 shares of Longview Class A common stock to be issued to the holders of (i) HeartFlow Holding, Inc.’s (“HeartFlow”) common stock, par value $0.001 per share, inclusive of shares to be issued upon (a) conversion of HeartFlow’s preferred stock, par value $0.001 per share, and (b) net exercise of HeartFlow’s outstanding warrants, and (ii) shares of HeartFlow common stock issuable upon exercise of outstanding options to purchase shares of HeartFlow common stock that may be exercised prior to the closing of the Business Combination.

(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as the product of (i) 218,426,000 shares of Longview Class A common stock and (ii) $9.81, the average of the high and low trading prices of Longview Class A common stock on August 6, 2021 (within five business days prior to the date of this Registration Statement).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement / prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus statement / prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION DATED AUGUST 9, 2021
PROXY STATEMENT OF
LONGVIEW ACQUISITION CORP. II
PROSPECTUS FOR
218,426,000 SHARES OF CLASS A COMMON STOCK
OF
LONGVIEW ACQUISITION CORP. II (WHICH WILL BE RENAMED HEARTFLOW GROUP, INC.)
On July 14, 2021, the board of directors of Longview Acquisition Corp. II, a Delaware corporation (“Longview,” “we,” “us” or “our”), unanimously approved a business combination agreement, dated as of July 15, 2021, by and among Longview, HF Halo Merger Sub, Inc., a wholly owned subsidiary of Longview (“Merger Sub”), and HeartFlow Holding, Inc. (“HeartFlow”) (as it may be amended and/or restated from time to time, the “Business Combination Agreement”). If the Business Combination Agreement is approved by Longview’s stockholders and the transactions under the Business Combination Agreement are consummated, Merger Sub will merge with and into HeartFlow (the “Merger”), with HeartFlow surviving the Merger as a wholly owned subsidiary of Longview. In addition, upon the effectiveness of the Proposed Charter (as defined below), Longview will be renamed “HeartFlow Group, Inc.” and is referred to herein as “New HeartFlow” following the consummation (the “Closing”) of the transactions described below (collectively, the “Business Combination”).
As described in this proxy statement / prospectus, Longview’s stockholders are being asked to consider and vote upon the Business Combination and the other proposals set forth herein.
As a consequence of the Business Combination, each share of Longview Class B common stock (as defined herein) that is issued and outstanding as of immediately prior to the effective time of the Merger (the “Effective Time”) will be converted, on a one-for-one basis, into a share of Longview Class A common stock (as defined herein). The Business Combination will have no effect on Longview Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding, other than effectuating the reverse stock split, as described in the Business Combination Agreement (the “Reverse Stock Split”) and causing the Longview Class A common stock to be reclassified to New HeartFlow common stock (as defined herein).
As a consequence of the Merger, at the Effective Time, and as further described in this proxy statement / prospectus, (i) each share of HeartFlow common stock (as defined herein) that is issued and outstanding immediately prior to the Effective Time (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock or pursuant to the terms of HeartFlow’s outstanding warrant, in each case immediately prior to the Effective Time, but excluding any such shares subject to repurchase agreements entered into with certain holders of shares of HeartFlow common stock) will become the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares; and (ii) each option to purchase shares of HeartFlow common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New HeartFlow and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent.
In addition, Longview will file the proposed amended and restated certificate of incorporation to be adopted by Longview pursuant to the proposals set forth herein (the “Proposed Charter”) with the Secretary of State of the State of Delaware, such Proposed Charter to be effective simultaneously with the Effective Time.
In connection with the execution of the Business Combination Agreement, on July 15, 2021, Longview, Glenview Capital Management, LLC (“Glenview”) and certain entities affiliated with Glenview (together, the “Forward Purchasers”) entered into an amendment to its existing forward purchase agreement, dated March 18, 2021 (as amended, the “Amended Forward Purchase Agreement”), pursuant to which Longview shall issue and sell to the Forward Purchasers, severally and not jointly, and the Forward Purchasers shall purchase from Longview, at a price of $10.00 per share (the “Per Share Consideration”), an aggregate amount of shares (the “Forward Purchase Shares”) equal to the Forward Purchase Share Amount (as defined below) (the “Forward Purchase”). For purposes of the Amended Forward Purchase Agreement, the “Forward Purchase Share Amount” means an amount of Forward Purchase Shares equal to the quotient obtained when the amount set forth in (1) is divided by the amount in (2), where (1) is the sum of (A) an amount equal to the aggregate redemption proceeds paid out of the Trust Account established in connection with our initial public offering (the “Trust Account”), to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(A) shall not be greater than $25,000,000), and (B) an amount equal to twenty-five percent (25%) of such aggregate redemption proceeds in excess of the first $200,000,000 paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(B) shall not be greater than $25,000,000); and where (2) is the Per Share Consideration; provided, that, at the option of the Forward Purchasers, the amount set forth in (1) above may be a greater amount, which amount may be determined by the Forward Purchasers at such time, up to the aggregate redemption proceeds paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination.
Such Forward Purchase Share Amount shall be allocated among the Forward Purchasers as set forth in the notice delivered to the Company by the Forward Purchasers specifying the number of Forward Purchase Shares to be purchased by each Forward Purchaser, with the aggregate number of Forward Purchase Shares to be purchased by all of the Forward Purchasers totaling at least the Forward Purchase Shares Amount, at least five (5) business days (as defined herein) before the funding of the aggregate purchase price for the Forward Purchase Shares.
On the date of the Closing (the “Closing Date”), immediately following the effectiveness of redemptions of shares of Longview Class A common stock, if any, but prior to the Effective Time, Longview shall take the following actions: (i) cause the Reverse Stock Split to be effective and (ii) immediately thereafter, set a record date for a distribution to its stockholders as of such time pursuant to which Longview will distribute to such record holders, on a pro rata basis, an amount, not less than zero, equal to (a) $91,000,000, less (b) the aggregate dollar amount to be paid by Longview in connection with the redemptions of shares of Longview Class A common stock to the extent such redemptions are in excess of $25,000,000 (the “Return of Capital Distribution Amount”). The amount of the Reverse Stock Split will be determined by Longview and shall cause the outstanding number of shares of Longview Class A common stock to be the same number of shares of Longview Class A common stock that would be outstanding at such time, had the original initial public offering of Longview (after the exercise of any over-allotment option) been for an amount of shares equal to (i) 69,000,000 minus (ii) (x) the Return of Capital Distribution Amount, divided by (y) $10.00.
The total maximum number of shares of New HeartFlow common stock expected to be outstanding immediately following the Closing is approximately 251,054,265, assuming no redemptions, comprising (i) 176,179,265 shares of New HeartFlow common stock issued to HeartFlow stockholders (including (x) 175,066,983 shares of New HeartFlow common stock issued to the holders of HeartFlow preferred stock converted into shares of HeartFlow common stock immediately prior to the Effective Time, and (y) 1,112,282 shares of New HeartFlow common stock issued to the holder of the HeartFlow Warrant (as defined herein) net exercised for the shares of HeartFlow common stock immediately prior to the Effective Time), (ii) 59,900,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class A common stock and (iii) 14,975,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class B common stock outstanding at the Effective Time, in each case, based on an assumed Closing Date of October 31, 2021. Holders of shares of HeartFlow capital stock are expected to hold, in the aggregate, approximately 70.1% of the issued and outstanding shares of New HeartFlow common stock and approximately 70.1% of the combined voting power of New HeartFlow immediately following the Closing, in each case assuming no redemptions. The total maximum number of shares of New HeartFlow common stock expected to be outstanding immediately following the Closing is approximately 231,804,265, assuming maximum redemptions, comprising (i) 188,679,265 shares of New HeartFlow common stock issued to HeartFlow stockholders (including (x) 187,566,983 shares of New HeartFlow common stock issued to the holders of HeartFlow preferred stock converted into shares of HeartFlow common stock immediately prior to the Effective Time, and (y) 1,112,282 shares of New HeartFlow common stock issued to the holder of the HeartFlow Warrant net exercised for the shares of HeartFlow common stock immediately prior to the Effective Time), (ii) 34,500,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class A common stock and (iii) 8,625,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class B common stock outstanding at the Effective Time, in each case, based on an assumed Closing Date of October 31, 2021. Holders of shares of HeartFlow capital stock are expected to hold, in the aggregate, approximately 81.4% of the issued and outstanding shares of New HeartFlow common stock and approximately 81.4% of the combined voting power of New HeartFlow immediately following the Closing, in each case assuming maximum redemptions without failing to satisfy the Aggregate Transaction Proceeds Condition (as defined herein).
Longview’s units, Longview Class A common stock and public warrants are publicly traded on the NYSE under the symbols “LGV.UN,” “LGV” and “LGV WS,” respectively. Longview intends to apply to list the New HeartFlow common stock and public warrants on the NYSE under the symbols “HFLO” and “HFLO WS,” respectively, upon the Closing. New HeartFlow will not have units traded following the Closing.
Longview will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the Business Combination. Longview cannot complete the Business Combination unless Longview’s stockholders consent to the approval of the Business Combination Agreement and the transactions contemplated thereby. Longview is sending you this proxy statement / prospectus to ask you to vote in favor of these and the other matters described in this proxy statement / prospectus.
Concurrently with the execution of the Business Combination Agreement, Longview Investors II LLC, a Delaware limited liability company (our “Sponsor”), Brian Zied, Shalinee Sharma, Westley Moore, Longview and HeartFlow entered into a sponsor letter agreement, dated as of July 15, 2021 (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each other holder of Longview Class B common stock party thereto, representing approximately 20% of the voting power of Longview in the aggregate, has agreed, among other things, to vote in favor the Business Combination Proposal and the other Transaction Proposals (as defined herein) being presented at the Special Meeting. Additionally, funds affiliated with Glenview and an investment vehicle controlled by individuals affiliated with Glenview, representing approximately 6.4% of the voting power of Longview are expected to vote their shares of Longview Class A common stock, acquired as part of their purchase of units in our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting. Accordingly, if all of our outstanding shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 23.7% of the outstanding shares in order to approve the Business Combination.
Unless adjourned or postponed, the Special Meeting of the stockholders of Longview will be held at             a.m., New York City time, on            , 2021, in virtual format.
This proxy statement / prospectus provides you with detailed information about the Business Combination. It also contains or references information about Longview and New HeartFlow and certain related matters. You are encouraged to read this proxy statement / prospectus carefully. In particular, you should read the section titled “Risk Factors” beginning on page 45 for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.
If you have any questions or need assistance voting your common stock, please contact Okapi Partners LLC, our proxy solicitor (“Okapi”), by calling toll-free at (844) 343-2623. Banks and brokers can call at (212) 297-0720, or by emailing info@okapipartners.com. This notice of Special Meeting is and the proxy statement / prospectus relating to the Business Combination will be available at            .
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement / prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement / prospectus. Any representation to the contrary is a criminal offense.
This proxy statement / prospectus is dated            , 2021, and is first being mailed to stockholders of Longview on or about            , 2021.

LONGVIEW ACQUISITION CORP. II
767 Fifth Avenue, 44th Floor
New York, NY 10153
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2021
TO THE STOCKHOLDERS OF LONGVIEW ACQUISITION CORP. II:
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Longview Acquisition Corp. II, a Delaware corporation (“Longview,” “we,” “us” or “our”), will be held at          , New York City time, on            , 2021, in virtual format. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
(1)
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the business combination agreement, dated as of July 15, 2021 (as may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Longview, HF Halo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Longview (“Merger Sub”), and HeartFlow Holding, Inc., a Delaware corporation (“HeartFlow”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into HeartFlow (the “Merger”) with HeartFlow surviving the Merger as a wholly owned subsidiary of Longview (the transactions contemplated by the Business Combination Agreement, the “Business Combination” and such proposal, the “Business Combination Proposal”);

(2)
Proposal No. 2 — The Charter Amendment Proposal, including the Advisory Charter Amendment Proposals — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the proposed amended and restated certificate of incorporation of Longview (the “Proposed Charter”), which will replace Longview’s amended and restated certificate of incorporation, dated March 18, 2021 (the “Current Charter”), and which will be in effect as of the effective time of the Merger (the “Effective Time”) (we refer to such proposal as the “Charter Amendment Proposal”); and to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the Securities and Exchange Commission (the “SEC”) as four separate sub-proposals (we refer to such proposals as the “Advisory Charter Amendment Proposals”);

(a)
Advisory Charter Amendment Proposal A — Under the Proposed Charter, New HeartFlow will be authorized to issue        shares of capital stock, consisting of (i)        shares of New HeartFlow common stock, par value $0.0001 per share, and (ii)        shares of preferred stock, par value $0.0001 per share, as opposed to the Current Charter, which authorizes Longview to issue 276,000,000 shares of capital stock, consisting of (a) 275,000,000 shares of common stock, including 250,000,000 shares of Longview Class A common stock, par value $0.0001 per share and 25,000,000 shares of Longview Class B common stock, par value $0.0001 per share, and (b) 1,000,000 shares of Longview preferred stock, par value $0.0001 per share;

(b)
Advisory Charter Amendment Proposal B — Under the Proposed Charter, special meetings of stockholders may be called by or at the request of the stockholders collectively holding at least 25% of all then outstanding shares of capital stock of New HeartFlow;

(c)
Advisory Charter Amendment Proposal C — Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New HeartFlow must be effected at an annual or special meeting of the stockholders and may not be effected by written consent;

(d)
Advisory Charter Amendment Proposal D — Under the Proposed Charter, notwithstanding any other provision of the Proposed Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote required by Delaware law or the Proposed Charter, the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of New HeartFlow entitled to vote generally in the election of directors, voting together as a single class, is required to amend the Proposed Charter;

(3)
Proposal No. 3 — The NYSE Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of (i) the Forward Purchase Shares (as defined herein) pursuant to the Forward Purchase (as defined herein), if any, immediately prior to the Closing (as defined herein) and (ii) an aggregate of 218,426,000 shares of New HeartFlow capital stock to existing HeartFlow shareholders pursuant to the terms of the Business Combination Agreement, in each case assuming a Closing Date (as defined herein) of October 31, 2021 (we refer to this proposal as the “NYSE Proposal”);

(4)
Proposal No. 4 — The Director Election Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal, and the NYSE Proposal are approved and adopted, the election of seven (7) directors who, upon consummation of the Business Combination, will become the directors of New HeartFlow until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (we refer to this proposal as the “Director Election Proposal”);

(5)
Proposal No. 5 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal and the NYSE Proposal are approved and adopted, the HeartFlow Group, Inc. 2021 Equity Incentive Plan (the “New HeartFlow Equity Incentive Plan”), a copy of which is attached to this proxy statement / prospectus as Annex D, including the authorization of the initial share reserve under the New HeartFlow Equity Incentive Plan (the “Equity Incentive Plan Proposal”), including with respect to the number of shares that may be issued pursuant to the exercise of incentive stock options granted;

(6)
Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal are approved and adopted, the HeartFlow Group, Inc. 2021 Employee Stock Purchase Plan (the “2021 Employee Stock Purchase Plan”), a copy of which is attached to this proxy statement / prospectus as Annex E, including the authorization of the initial share reserve thereunder (the “ESPP Proposal”); and

(7)
Proposal No. 7 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Proposal, and the Equity Incentive Plan Proposal and the ESPP Proposal (collectively, the “Required Transaction Proposals”) would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (we refer to this proposal as the “Adjournment Proposal” and the Director Election Proposal and the Adjournment Proposal, collectively with the Required Transaction Proposals, the “Transaction Proposals”).

Only holders of record of Longview common stock at the close of business on            , 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any further adjournments or postponements of the Special Meeting.
We will provide you with the proxy statement / prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment or postponement of the

Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement / prospectus (and any documents incorporated into the proxy statement / prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”
After careful consideration, the Longview Board has determined that each of the Business Combination Proposal, the Charter Amendment Proposal, including the Advisory Charter Amendment Proposals, the NYSE Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal, and the Adjournment Proposal are in the best interests of Longview and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of Longview’s directors or officers may result in a conflict of interest on the part of one or more of the directors or officers between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” in the proxy statement / prospectus for a further discussion.
Under the Business Combination Agreement, the approval of the Required Transaction Proposals presented at the Special Meeting is a condition to the Closing. The adoption of each Required Transaction Proposal is conditioned on the approval of all of the Required Transaction Proposals. If our stockholders do not approve each of the Required Transaction Proposals, the Business Combination may not be consummated. The Director Election Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal.
Concurrently with the execution of the Business Combination Agreement, Longview Investors II LLC, a Delaware limited liability company (our “Sponsor”), Brian Zied, Shalinee Sharma, Westley Moore, Longview and HeartFlow entered into a sponsor letter agreement, dated as of July 15, 2021 (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each other holder of Longview Class B common stock party thereto, representing approximately 20% of the voting power of Longview in the aggregate, has agreed, among other things, to vote in favor the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting. Additionally, funds affiliated with Glenview and an investment vehicle controlled by individuals affiliated with Glenview, representing approximately 6.4% of the voting power of Longview are expected to vote their shares of Longview Class A common stock, acquired as part of their purchase of units in our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting.
Pursuant to the Current Charter, a holder of public shares (a “public stockholder”) may request that Longview redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a public stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to            , New York City time, on          , 2021, (a) submit a written request, including the legal name, telephone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, Longview’s transfer agent (the “Transfer Agent”), that Longview redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If the Business

Combination is consummated and a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the Transfer Agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, where the number of such outstanding public shares, for the purpose of the redemption price calculation, does not take into account the Reverse Stock Split. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the consummation of the Business Combination (the “Closing”). If a public stockholder delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Longview instruct the Transfer Agent to return the shares (physically or electronically). The public stockholder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement / prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement / prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
In connection with the execution of the Business Combination Agreement, on July 15, 2021, Longview, Glenview Capital Management, LLC (“Glenview”) and certain entities affiliated with Glenview (together, the “Forward Purchasers”) entered into an amendment to its existing forward purchase agreement, dated March 18, 2021 (as amended, the “Amended Forward Purchase Agreement”), pursuant to which Longview shall issue and sell to the Forward Purchasers, severally and not jointly, and the Forward Purchasers shall purchase from Longview, at a price of $10.00 per share (the “Per Share Consideration”), an aggregate amount of shares (the “Forward Purchase Shares”) equal to the Forward Purchase Share Amount (as defined below) (the “Forward Purchase”). For purposes of the Amended Forward Purchase Agreement, the “Forward Purchase Share Amount” means an amount of Forward Purchase Shares equal to the quotient obtained when the amount set forth in (1) is divided by the amount in (2), where (1) is the sum of (A) an amount equal to the aggregate redemption proceeds paid out of the Trust Account (as defined below) to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(A) shall not be greater than $25,000,000), and (B) an amount equal to twenty-five percent (25%) of such aggregate redemption proceeds in excess of the first $200,000,000 paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(B) shall not be greater than $25,000,000); and where (2) is the Per Share Consideration; provided, that, at the option of the Forward Purchasers, the amount set forth in (1) above may be a greater amount, which amount may be determined by the Forward Purchasers at such time, up to the aggregate redemption proceeds paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination.
Such Forward Purchase Share Amount shall be allocated among the Forward Purchasers as set forth in the notice delivered to the Company by the Forward Purchasers specifying the number of Forward Purchase Shares to be purchased by each Forward Purchaser, with the aggregate number of Forward Purchase Shares to be purchased by all of the Forward Purchasers totaling at least the Forward Purchase Shares Amount, at least five (5) business days before the funding of the aggregate purchase price for the Forward Purchase Shares.

The total maximum number of shares of New HeartFlow common stock expected to be outstanding immediately following the Closing is approximately 251,054,265, assuming no redemptions, comprising (i) 176,179,265 shares of New HeartFlow common stock issued to HeartFlow stockholders (including (x) 175,066,983 shares of New HeartFlow common stock issued to the holders of HeartFlow preferred stock converted into shares of HeartFlow common stock immediately prior to the Effective Time, and (y) 1,112,282 shares of New HeartFlow common stock issued to the holder of the HeartFlow Warrant net exercised for the shares of HeartFlow common stock immediately prior to the Effective Time), (ii) 59,900,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class A common stock and (iii) 14,975,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class B common stock outstanding at the Effective Time, in each case, based on an assumed date of the Closing (the “Closing Date”) of October 31, 2021. Holders of shares of HeartFlow capital stock are expected to hold, in the aggregate, approximately 70.1% of the issued and outstanding shares of New HeartFlow common stock and approximately 70.1% of the combined voting power of New HeartFlow immediately following the Closing, in each case assuming no redemptions. The total maximum number of shares of New HeartFlow common stock expected to be outstanding immediately following the Closing is approximately 231,804,265, assuming maximum redemptions, comprising (i) 188,679,265 shares of New HeartFlow common stock issued to HeartFlow stockholders (including (x) 187,566,983 shares of New HeartFlow common stock issued to the holders of HeartFlow preferred stock converted into shares of HeartFlow common stock immediately prior to the Effective Time, and (y) 1,112,282 shares of New HeartFlow common stock issued to the holder of the HeartFlow Warrant net exercised for the shares of HeartFlow common stock immediately prior to the Effective Time), (ii) 34,500,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class A common stock and (iii) 8,625,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class B common stock outstanding at the Effective Time, in each case, based on an assumed Closing Date of October 31, 2021. Holders of shares of HeartFlow capital stock are expected to hold, in the aggregate, approximately 81.4% of the issued and outstanding shares of New HeartFlow common stock and approximately 81.4% of the combined voting power of New HeartFlow immediately following the Closing, in each case assuming maximum redemptions without failing to satisfy the Aggregate Transaction Proceeds Condition (as defined herein).
All Longview stockholders are cordially invited to attend the Special Meeting, which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement / prospectus as soon as possible or submit your proxy by following the instructions contained on your proxy card. If you are a stockholder of record holding shares of Longview Class A common stock or Longview Class B common stock, you may also cast your vote at the Special Meeting electronically by visiting           . If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Longview common stock entitled to vote thereon, voting together as a single class. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote against the Charter Amendment Proposal. With the exception of the Director Election Proposal, the approval of each of the other proposals requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on the Business Combination Proposal or the Adjournment Proposal. However, the NYSE considers abstentions as “votes cast,” and therefore abstentions will be considered as votes against the NYSE Proposal, the ESPP Proposal and the Equity Incentive Plan Proposal. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by the Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement / prospectus as soon as possible in the envelope provided or submit your proxy by following the instructions contained on your proxy card. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your common stock, please contact Okapi Partners LLC, our proxy solicitor (“Okapi”), by calling toll-free at (844) 343-2623. Banks and brokers can call at (212) 297-0720, or by emailing info@okapipartners.com. This notice of Special Meeting is and the proxy statement / prospectus relating to the Business Combination will be available at
Thank you for your participation. We look forward to your continued support.
               , 2021
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF LONGVIEW CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF LONGVIEW CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, TELEPHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF LONGVIEW CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DTC’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT / PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT / PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Longview, constitutes a prospectus of Longview under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of Longview to be issued to HeartFlow’s stockholders under the Business Combination Agreement. This document also constitutes a proxy statement of Longview under Section 14(a) of the Exchange Act.
You should rely only on the information contained or incorporated by reference into this proxy statement / prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement / prospectus. This proxy statement / prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement / prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement / prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement / prospectus to Longview stockholders nor the issuance by Longview of its common stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement / prospectus regarding Longview has been provided by Longview and information contained in this proxy statement / prospectus regarding HeartFlow has been provided by HeartFlow.
This proxy statement / prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
MARKET AND INDUSTRY DATA
We are responsible for the disclosure contained in this proxy statement / prospectus. However, this proxy statement / prospectus includes market and industry data and forecasts that HeartFlow has derived from publicly available information, various industry publications, other published industry sources and internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which HeartFlow operates and HeartFlow’s and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates.

i

ii

ADDITIONAL INFORMATION
This proxy statement / prospectus incorporates important business and financial information about Longview from other documents that are not included in or delivered with this proxy statement / prospectus. This information is available for you to review through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement / prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:
Longview Acquisition Corp. II
767 Fifth Avenue, 44th Floor
New York, NY 10153
Telephone: (212) 812-4700
Attention: Corporate Secretary
or
Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Telephone: (844) 343-2623 (toll-free)
(banks and brokers can call at (212) 297-0720)
Email: info@okapipartners.com
To obtain timely delivery, Longview stockholders must request the materials no later than five business days prior to the Special Meeting.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement / prospectus and how you may obtain it, see the section titled “Where You Can Find More Information.”
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement / prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “Longview” refer to Longview Acquisition Corp. II, and the terms “New HeartFlow,” “combined company” and “post-combination company” refer to HeartFlow Group, Inc. and its subsidiaries following the consummation of the Business Combination.
In this document:
“2021 Employee Stock Purchase Plan” or “ESPP” means the Heartflow Group, Inc. 2021 Employee Stock Purchase Plan, to be approved and adopted by the Longview stockholders pursuant to the ESPP Proposal at the Special Meeting.
“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to any Longview Party from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after giving effect to any redemptions of public shares, if any) and (ii) the aggregate cash proceeds, if any, actually received by Longview in the Forward Purchase.
“Aggregate Transaction Proceeds Condition” means the minimum aggregate cash amount that Longview must have available from the Aggregate Transaction Proceeds, which amount will not be less than $345,000,000.
“Amended Forward Purchase Agreement” means the forward purchase agreement, dated March 18, 2021, by and among Longview, Glenview and the Forward Purchasers, as amended on July 15, 2021.
“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the merger of Merger Sub with and into HeartFlow, pursuant to which (i) HeartFlow survives the Merger as a wholly owned subsidiary of New HeartFlow, (ii) each share of HeartFlow common stock (as defined herein) that is issued and outstanding immediately prior to the Effective Time (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock or pursuant to the terms of the HeartFlow Warrant, in each case immediately prior to the Effective Time, but excluding such shares subject to the Repurchase Agreement.) will become the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares; and (iii) each option to purchase shares of HeartFlow common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New HeartFlow and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent. The Business Combination will have no effect on Longview Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding, other than effectuating the Reverse Stock Split and causing the Longview Class A common stock to be reclassified to New HeartFlow common stock.
“Business Combination Agreement” means that Business Combination Agreement, dated as of July 15, 2021, by and among Longview, Merger Sub and HeartFlow.
“Business day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Current Charter” means Longview’s amended and restated certificate of incorporation, dated March 18, 2021.

“DGCL” means the General Corporation Law of the State of Delaware.
“DTC” means The Depository Trust Company.
“Effective Time” means, with respect to the Merger, the time on the Closing Date at which the Merger becomes effective.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the ratio representing the number of shares of New HeartFlow common stock per each one share of HeartFlow common stock that holders of HeartFlow common stock have the right to receive upon consummation of the Business Combination. The terms of the Business Combination Agreement set this ratio at 3.523.
“FASB” means the Financial Accounting Standards Board.
“Forward Purchase” means the purchase of the number of Forward Purchase Shares equal to the Forward Purchase Share Amount by the Forward Purchasers pursuant to the Amended Forward Purchase Agreement.
“Forward Purchase Shares” means an aggregate amount of shares equal to the Forward Purchase Share Amount that may be issued in connection with the Forward Purchase.
“Forward Purchase Share Amount” means an amount of Forward Purchase Shares equal to the quotient obtained when the amount set forth in (1) is divided by the amount in (2), where (1) is the sum of (A) an amount equal to the aggregate redemption price paid out of the Trust Account (as defined below) to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(A) shall not be greater than $25,000,000), and (B) an amount equal to twenty-five percent (25%) of such aggregate redemption proceeds in excess of the first $200,000,000 paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(B) shall not be greater than $25,000,000); and where (2) is the Per Share Consideration; provided, that, at the option of the Forward Purchasers, the amount set forth in (1) above may be a greater amount, which amount may be determined by the Forward Purchasers at such time, up to the aggregate redemption price paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination.
“Forward Purchasers” means those certain entities affiliated with Glenview and party to the Amended Forward Purchase Agreement.
“GAAP” means United States generally accepted accounting principles.
“Glenview” means Glenview Capital Management, LLC, an affiliate of the Sponsor.
“HeartFlow” means HeartFlow Holding, Inc., a Delaware corporation (which prior to its reorganization on March 1, 2021, was known as HeartFlow, Inc., a Delaware corporation).
“HeartFlow Board” means the board of directors of HeartFlow.
“HeartFlow capital stock” means the shares of HeartFlow capital stock outstanding prior to the Business Combination, comprised of the HeartFlow common stock, the HeartFlow preferred stock and each other class or series of capital stock of HeartFlow.
“HeartFlow common stock” means the common stock, par value $0.001 per share, of HeartFlow.
“HeartFlow preferred stock” means the HeartFlow Series A preferred stock, HeartFlow Series B-1, preferred stock, HeartFlow Series B-2 preferred stock, HeartFlow Series C preferred stock, HeartFlow Series D preferred stock, and HeartFlow Series E preferred stock.

“HeartFlow Series A preferred stock” means the Series A redeemable convertible preferred stock, par value $0.001 per share, of HeartFlow.
“HeartFlow Series B-1 preferred stock” means the Series B-1 redeemable convertible preferred stock, par value $0.001 per share, of HeartFlow.
“HeartFlow Series B-2 preferred stock” means the Series B-2 redeemable convertible preferred stock, par value $0.001 per share, of HeartFlow.
“HeartFlow Series C preferred stock” means the Series C redeemable convertible preferred stock, par value $0.001 per share, of HeartFlow.
“HeartFlow Series D preferred stock” means the Series D redeemable convertible preferred stock, par value $0.001 per share, of HeartFlow.
“HeartFlow Series E preferred stock” means the Series E redeemable convertible preferred stock, par value $0.001 per share, of HeartFlow.
“HeartFlow option” means each option to purchase shares of HeartFlow common stock granted to a HeartFlow employee, director or consultant.
“HeartFlow stockholder” means each holder of HeartFlow capital stock as of any determination time prior to the Effective Time.
“HeartFlow Transaction Support Agreement” means the Transaction Support Agreement, dated as of July 15, 2021, by and among Longview and certain stockholders of HeartFlow.
“HeartFlow Warrant” means that certain warrant, dated January 19, 2021, by and between Hayfin Tourmaline Luxco S.a.r.l. (“Hayfin”) and HeartFlow (as the assign of HeartFlow, Inc.), entitling Hayfin or its permitted assignee to purchase up to three hundred fifteen thousand eight hundred ten (315,810) shares of HeartFlow common stock at the price of $0.01 per share, subject to adjustments pursuant to the terms thereof.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Initial stockholders” means the Sponsor, Larry Robbins, John Rodin, Mark Horowitz, Westley Moore, Shalinee Sharma and Brian Zied.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Initial public offering” means Longview’s initial public offering, consummated on March 23, 2021, through the sale of 69,000,000 units on March 23, 2021.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Longview” means Longview Acquisition Corp. II, a Delaware corporation (which, as a consequence of the adoption of the Proposed Charter, will be renamed HeartFlow Group, Inc.).
“Longview Board” means the board of directors of Longview.
“Longview Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of Longview.
“Longview Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of Longview.
“Longview common stock” means, collectively, the Longview Class A common stock and the Longview Class B common stock.
“Longview Parties” means, together, Longview and Merger Sub.
“Merger” means the merger of Merger Sub with and into HeartFlow.

“Merger Sub” means HF Halo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Longview.
“New HeartFlow” means HeartFlow Group, Inc., a Delaware corporation (which, prior to the Closing, was known as Longview Acquisition Corp. II).
“New HeartFlow Board” means the board of directors of New HeartFlow.
“New HeartFlow Bylaws” means the bylaws of New HeartFlow to be adopted pursuant to the Business Combination Agreement.
“New HeartFlow common stock” means the shares of common stock, par value $0.0001 per share, of New HeartFlow.
“New HeartFlow Equity Incentive Plan” means the HeartFlow Group, Inc. 2021 Equity Incentive Plan, to be approved and adopted by the Longview stockholders pursuant to the Equity Incentive Plan Proposal at the Special Meeting.
“New HeartFlow Management” means the management of New HeartFlow following the Closing.
“NYSE” means the New York Stock Exchange.
“Okapi” means Okapi Partners LLC, proxy solicitor to Longview.
“Optional Forward Purchase Share” means an additional number of shares of New HeartFlow common stock at the price of $10.00 per share that the Forward Purchasers may purchase pursuant to the Amended Forward Purchase Agreement.
“Private placement warrants” means the 9,800,000 warrants issued to our Sponsor concurrently with Longview’s initial public offering, each of which is exercisable for one share of Longview Class A common stock.
“Proposed Charter” means the proposed amended and restated certificate of incorporation to be adopted by Longview pursuant to the Charter Amendment Proposal (which, as of and after the Effective Time, will operate as the amended and restated certificate of incorporation of New HeartFlow), a copy of which is attached as Annex B to this proxy statement / prospectus.
“Public shares” means shares of Longview Class A common stock included in the units issued in Longview’s initial public offering.
“Public stockholder” means a holder of public shares.
“Public warrants” means the warrants included in the units issued in the initial public offering, each of which is exercisable for one share of Longview Class A common stock, in accordance with its terms.
“Related Stock Transactions” means, collectively, the Return of Capital Distribution and the Reverse Stock Split.
“Repurchase Agreements” means, collectively, the repurchase agreements that HeartFlow has entered into with certain holders of shares of HeartFlow common stock, pursuant to which HeartFlow may, in its sole discretion, repurchase at the Effective Time shares of HeartFlow common stock representing up to approximately $85,000,000 of aggregate repurchase payments.
“Required Transaction Proposals” mean, collectively, the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Proposal, the ESPP Proposal and the Equity Incentive Plan Proposal.
“Return of Capital Distribution” means the distribution to the stockholders of Longview Class A common stock, on a pro rata basis, of the Return of Capital Distribution Amount immediately following the Closing.
“Return of Capital Distribution Amount” means an amount, not less than zero, equal to (a) $91,000,000, less (b) the aggregate dollar amount to be paid by Longview in connection with redemptions of Longview Class A common stock to the extent such redemptions are in excess of $25,000,000.

“Reverse Stock Split” means a reverse split of Longview Class A common stock to be effected immediately following the effectiveness of the redemptions of public shares, if any, but immediately prior the Forward Purchase and the Closing.
“Rollover Equity” means equity securities of New HeartFlow that will be held by the HeartFlow stockholders following the Business Combination.
“Rollover Option” means an option to purchase a number of shares of New HeartFlow common stock under the New HeartFlow Equity Incentive Plan.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means Longview Investors II LLC, a Delaware limited liability company.
“Sponsor Letter Agreement” means the Sponsor Letter Agreement, dated as of July 15, 2021, by and among HeartFlow, the Sponsor and its affiliates.
“Special Meeting” means the special meeting of the Longview stockholders to consider matters relating to the Business Combination, to be held at            , New York City time, on            , 2021, in virtual format.
“Surviving Company” means the surviving corporation, HeartFlow, resulting from the Merger.
“Termination Date” means February 15, 2022.
“Transactions” means the Business Combination, as well as (i) the issuance of the Forward Purchase Shares, if any, to the Forward Purchasers pursuant to the Forward Purchase immediately prior to the Closing and (ii) the filing and effectiveness of the Proposed Charter.
“Transaction Proposals” mean, collectively with the Required Transaction Proposals, the Director Election Proposal and the Adjournment Proposal.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Trust Account” means the Trust Account of Longview that holds the proceeds from Longview’s initial public offering and the private placement of the private placement warrants.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of March 18, 2021, between Longview and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“Units” means the units of Longview, each consisting of one share of Longview Class A common stock and one-fifth (1/5) of one public warrant of Longview.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement / prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of Longview and HeartFlow. These statements are based on the beliefs and assumptions of the respective management teams of Longview and HeartFlow. Although Longview and HeartFlow believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Longview nor HeartFlow can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, HeartFlow’s management. Forward-looking statements contained in this proxy statement / prospectus include, but are not limited to, statements about:
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the ability of Longview and HeartFlow to meet the closing conditions in the Business Combination Agreement, including the receipt of approval by the stockholders of Longview of the Required Transaction Proposals and the availability of an aggregate cash amount of at least $345.0 million available at Closing from the Trust Account, together with the aggregate gross proceeds from the Forward Purchase;

•
the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Longview and HeartFlow following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transactions contemplated therein to fail to close;

•
the ability to obtain or maintain the listing of New HeartFlow common stock and public warrants on the NYSE, as applicable, following the Business Combination;

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the risk that the proposed Business Combination disrupts current plans and operations of HeartFlow as a result of the announcement and consummation of the Business Combination;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New HeartFlow to grow and manage growth profitably and retain its key employees;

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costs related to the proposed Business Combination;

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changes in applicable laws or regulations or the healthcare industry;

•
the ability of New HeartFlow to raise financing in the future;

•
the success, cost and timing of HeartFlow’s and New HeartFlow’s product development activities, including market adoption of their current and future products;

•
HeartFlow’s and New HeartFlow’s ability to obtain and maintain regulatory approval for HeartFlow’s or New HeartFlow’s current or future products, and any related restrictions and limitations of any approved product;

•
HeartFlow’s and New HeartFlow’s ability to build effective sales and marketing capabilities to support the New HeartFlow’s growth strategy;

•
HeartFlow’s and New HeartFlow’s ability to maintain HeartFlow’s existing customer, license and collaboration agreements, and arrangements with commercial and government payers;

•
changes in existing or anticipated clinical guidelines, or the timing of adoption of positive clinical guidelines that support the use of HeartFlow’s and New HeartFlow’s products;

•
HeartFlow’s and New HeartFlow’s ability to compete with other companies marketing or engaged in the development of products that aid physicians in the evaluation and treatment of coronary artery disease;

•
the size and growth potential of the markets for HeartFlow’s and New HeartFlow’s products, and the ability of each to serve those markets, either alone or in partnership with others;

•
the pricing of HeartFlow’s and New HeartFlow’s products and reimbursement for medical procedures conducted using HeartFlow’s and New HeartFlow’s products;

•
HeartFlow’s and New HeartFlow’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•
HeartFlow’s and New HeartFlow’s financial performance;

•
the impact of the COVID-19 pandemic on HeartFlow’s and New HeartFlow’s business and/or the ability of Longview and HeartFlow to consummate the Business Combination; and

•
other factors detailed under the section titled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement / prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement / prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement / prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Longview and HeartFlow prior to the Business Combination, and New HeartFlow following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Longview or HeartFlow assess the impact of all such risk factors on the business of Longview and HeartFlow prior to the Business Combination, and New HeartFlow following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Longview or HeartFlow or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Longview and HeartFlow prior to the Business Combination, and New HeartFlow following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. Longview urges you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement / prospectus.
Q:
Why am I receiving this proxy statement / prospectus?

A:
Longview is proposing to consummate the Business Combination where Longview, Merger Sub and HeartFlow have entered into the Business Combination Agreement, the terms of which are described in this proxy statement / prospectus. A copy of the Business Combination Agreement is attached hereto as Annex A. Longview urges its stockholders to read the Business Combination Agreement in its entirety.

The Business Combination Agreement must be approved by the Longview stockholders in accordance with the DGCL and the Current Charter. Longview is holding a Special Meeting to obtain that approval. Longview stockholders will also be asked to vote on certain other matters described in this proxy statement / prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Agreement and thereby approve the Business Combination.
THE VOTE OF LONGVIEW STOCKHOLDERS IS IMPORTANT. LONGVIEW STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT / PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.
Q:
Why is Longview proposing the Business Combination?

A:
Longview was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination.

Based on its due diligence investigations of HeartFlow and the industries in which it operates, including the financial and other information provided by HeartFlow in the course of Longview’s due diligence investigations, the Longview Board believes that the Business Combination with HeartFlow is in the best interests of Longview and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.
Although the Longview Board believes that the Business Combination with HeartFlow presents a unique business combination opportunity and is in the best interests of Longview and its stockholders, the Longview Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal — Longview’s Board of Directors’ Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the Longview Board in making its decision.
Q:
When and where will the Special Meeting take place?

A:
The Special Meeting will be held on            , 2021, at            , New York City time, via live webcast at the following address:            , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. To participate in the Special Meeting, a Longview stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or to obtain a proxy form from their broker, bank or other nominee. The Special Meeting webcast will begin promptly at            , New York City time. Longview stockholders are encouraged to access the Longview

Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Q:
What matters will be considered at the Special Meeting?

A:
The Longview stockholders will be asked to consider and vote on the following proposals:

•
The Business Combination Proposal, which is a proposal to approve the Business Combination Agreement and approve the Business Combination;

•
The Charter Amendment Proposal, which is a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter, which will replace the Current Charter, including the proposals to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter (the “Advisory Charter Amendment Proposals”);

•
The NYSE Proposal, which is a proposal to approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of (i) the Forward Purchase Shares, if any, pursuant to the Forward Purchase and (ii) 218,426,000 shares of New HeartFlow common stock pursuant to the terms of the Business Combination Agreement, in each case assuming a Closing Date of October 31, 2021;

•
The Director Election Proposal, which is a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal, and the NYSE Proposal are approved and adopted, the election of seven (7) directors who, upon consummation of the Business Combination, will become the directors of New HeartFlow until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter;

•
The Equity Incentive Plan Proposal, which is a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal and the NYSE Proposal are approved and adopted, the New HeartFlow Equity Incentive Plan; and

•
The ESPP Proposal, which is a proposal to approve, assuming the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal are approved and adopted, the 2021 Employee Stock Purchase Plan; and

•
The Adjournment Proposal, which is a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Required Transaction Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.

Q:
Is my vote important?

A:
Yes. The Business Combination cannot be completed unless the Business Combination Proposal receives the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon and the other Required Transaction Proposals achieve the necessary vote outlined below. Only Longview stockholders as of the close of business on            , 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The Longview Board unanimously recommends that such Longview stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, including, on an advisory basis, the Advisory Charter Amendment Proposals, “FOR” the approval of the NYSE Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:
If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement / prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you also have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” The approval of each of the proposals, other than the Charter Amendment Proposal, requires the affirmative vote of the holders of a majority of the votes cast by the Longview stockholders present or represented by proxy at the Special Meeting and entitled to vote thereon. Because your broker does not have discretionary authority to vote on such proposals unless provided with voting instructions, shares of Longview common stock represented by broker non-votes will not be considered to be present or represented by proxy at the Special Meeting, or will be entitled to vote on any of the proposals. Therefore broker non-votes have no effect on the proposals other than the Charter Amendment Proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. “Street name” stockholders who wish to vote at the Special Meeting will need the 16-digit meeting control number included on the instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee.

Q:
What Longview stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The Business Combination Proposal.   Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. In connection with our initial public offering, our Sponsor and our other directors and officers at the time of our initial public offering entered into a letter agreement to vote their sponsor shares and any public shares acquired by them during or after the initial public offering in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting, all of which are unanimously recommended by the Longview Board. The shares held by Longview Investors II LLC, our other initial stockholders and our other directors and officers that are obligated to vote in favor of the Business Combination represent approximately 20% of the voting power of Longview. Additionally, funds affiliated with Glenview and an investment vehicle controlled by individuals affiliated with Glenview, representing approximately 6.4% of the voting power of Longview are expected to vote their shares of Longview Class A common stock, acquired as part of their purchase of units in our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting. Because the Business Combination only requires a majority of the votes cast at the Special Meeting in order to be approved and because a quorum will exist at the Special Meeting if the holders of shares of outstanding capital stock of Longview representing a majority of the voting power of all outstanding shares of capital stock of Longview entitled to vote at the Special Meeting as of the record date are present, the Business Combination could be approved by the additional affirmative vote of shares representing as little as 23.7% of the outstanding shares. Abstentions and broker non-votes have no effect on the outcome of the proposal.

The Charter Amendment Proposal.   Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Longview common stock entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes will be treated as votes against this proposal.
The Advisory Charter Amendment Proposals.   Approval of each of the Advisory Charter Amendment Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by the Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
The NYSE Proposal.   Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes against this proposal.
The Director Election Proposal.   The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a failure to submit a vote or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the Director Election Proposal.
The Equity Incentive Plan Proposal.   Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes against this proposal.
The ESPP Proposal.   Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes against this proposal.
The Adjournment Proposal.   Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon regardless of whether a quorum is present. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
Q:
What will HeartFlow’s equity holders receive in connection with the Business Combination?

A:
As a consequence of the Merger, at the Effective Time, (i) each share of HeartFlow common stock (as defined herein) that is issued and outstanding immediately prior to the Effective Time (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock or pursuant to the terms of the HeartFlow Warrant, in each case immediately prior to the Effective Time, but excluding any such shares subject to the Repurchase Agreements) will become the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares; and (ii) each option to purchase shares of HeartFlow common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New HeartFlow and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent.

Q:
What equity stake will current Longview stockholders and HeartFlow stockholders hold in New HeartFlow immediately after the consummation of the Business Combination?

A:
It is anticipated that, upon completion of the Business Combination, based on an assumed Closing Date of October 31, 2021, the ownership interests in New HeartFlow will be as set forth in the table below:

	No redemption		Maximum redemption
Stockholder	Shares	%	Shares	%
Longview Class A common stockholders(1)(2)	59,900,000	23.9%	34,500,000	14.9%
Longview Class B common stockholders(3)	14,975,000	6.0%	8,625,000	3.7%
Former HeartFlow stockholders(4)(5)	176,179,265	70.1%	188,679,265	81.4%
Total	251,054,265	100.0%	231,804,265	100.0%

(1)
Amount in the no redemption scenario is adjusted to give effect to the Reverse Stock Split related to the maximum Return of Capital Distribution Amount of $91.0 million. The $91.0 million is accounted for as a capital distribution to Longview shareholders prior to the Effective Time. Amount in the maximum redemption scenario is adjusted to give effect to redemption of 39,500,000 shares of Longview Class A common stock and issuance of 5,000,000 Forward Purchase Shares.

(2)
Amounts include 4,774,637 and 10,500,000 shares of New HeartFlow common stock held by entities affiliated with Longview in no redemption and maximum redemption scenarios, respectively. Amount in the maximum redemption scenario assumes no redemption by such Longview affiliated entities.

(3)
Amount in the no redemption scenario is adjusted to give effect to forfeiture of 2,275,000 shares of Longview Class B common stock. Amount in the maximum redemption scenario is adjusted to give effect to forfeiture of 8,625,000 shares of Longview Class B common stock.

(4)
Amount in both scenarios includes 39,422,361 shares of HeartFlow common stock issuable upon the conversion of shares of HeartFlow preferred stock (equivalent of) and 315,720 shares of HeartFlow common stock issuable upon the net exercise of the HeartFlow Warrant, in each case, before giving effect to the Exchange Ratio.

(5)
Amount in the no redemption scenario is adjusted for the repurchase of 3,548,112 shares of HeartFlow common stock before giving effect to the Exchange Ratio, or the equivalent of 12,500,000 shares of New HeartFlow common stock after giving effect to the Exchange Ratio. The no redemption scenario assumes no options to purchase HeartFlow common stock are repurchased.

The ownership percentages set forth above are not indicative of voting percentages and do not take into account (a) public warrants and private placement warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing of the Business Combination) or (b) the issuance of any shares upon completion of the Business Combination under the New HeartFlow Equity Incentive Plan, a copy of which is attached to this proxy statement / prospectus as Annex D. If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different.
For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
There are currently outstanding an aggregate of 23,600,000 warrants to acquire shares of Longview Class A common stock, which comprise 9,800,000 private placement warrants held by Longview Investors II LLC and 13,800,000 public warrants. Each of our outstanding whole warrants is exercisable commencing 30 days following the Closing for one share of Longview Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New HeartFlow common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of Longview Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Longview Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Longview Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Longview Class A common stock and the exercise price will be increased correspondingly to account for such consolidation, combination, reverse stock split, reclassification or similar event. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Longview Class A common stock on account of such shares of Longview Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Longview Class A common stock in respect of such event. Therefore, assuming no redemptions, as a result of the Reverse Stock Split and the Return of Capital Distribution, the public warrants would be exercisable for 11,980,000 shares of common stock and the private placement warrants would be exercisable for 8,507,536 shares of common stock at an adjusted exercise price of $11.73. Therefore, as of the date of this proxy statement / prospectus, if we assume that each outstanding whole warrant is exercised for cash and one share of New HeartFlow common stock is issued as a result of such exercise, with payment to New HeartFlow of the adjusted exercise price of $11.73 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 20,484,800 shares, with approximately $240,286,704 paid to exercise the warrants.
Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
A total of $690,000,000, including approximately $22,225,000 of underwriters’ deferred discount, of the proceeds of the sale of the units and the private placement warrants, was placed in the Trust Account and is maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of March 31, 2021, there were investments and cash held in the Trust Account of $690,000,051. These funds will not be released until the earlier of Closing or the redemption of our public shares if we are unable to complete an initial business combination by March 23, 2023, although we may withdraw the interest earned on the funds held in the Trust Account to pay franchise and income taxes. Upon the Closing of the Business Combination, the funds will be transferred to the balance sheet of New HeartFlow to fund transaction expenses and the various transactions contemplated by the Business Combination and for New HeartFlow working capital purposes.

Q:
What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:
Longview stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. The consummation of the Business Combination is conditioned upon, among other things, the satisfaction of the Aggregate Transaction Proceeds Condition (though this condition may be waived by HeartFlow). In addition, with fewer public shares and public stockholders, the trading market for New HeartFlow common stock may be less liquid than the trading market for Longview Class A common stock was prior to consummation of the Business Combination and New HeartFlow may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New HeartFlow’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which Longview’s public stockholders exercise the maximum allowed redemption rights.

Q.
What amendments will be made to the Current Charter?

A:
We are asking Longview stockholders to approve the Proposed Charter that will be effective upon the consummation of the Business Combination. The Proposed Charter provides for various changes that the Longview Board believes are necessary to address the needs of the post-combination company, including, among other things: (i) the change of Longview’s name to “HeartFlow Group, Inc.”; (ii) the increase of the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 276,000,000 shares to           shares, consisting of           shares of common stock, including           shares of Longview Class A common stock, par value $0.0001 per share, and           shares of preferred stock, par value $0.0001 per share; (iii) eliminating stockholders’ ability to act by written consent in lieu of a meeting (iv) changes to the required vote to amend the charter and bylaws; and (v) the elimination of certain provisions specific to Longview’s status as a blank check company.

Pursuant to Delaware law and the Current Charter, Longview is required to submit the Charter Amendment Proposal to Longview’s stockholders for approval. For additional information, see the section titled “The Charter Amendment Proposal.”
Q:
What material negative factors did the Longview Board consider in connection with the Business Combination?

A:
Although the Longview Board believes that the acquisition of HeartFlow will provide Longview’s stockholders with an opportunity to participate in a business combination with HeartFlow, which is revolutionizing precision heart care with non-invasive, personalized cardiac tests and associated enterprise software suite solutions to address heart disease, based on its novel technology and with significant growth potential, the Longview Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that HeartFlow would not be able to achieve its growth projections, that Longview stockholders would not approve the Business Combination and the risk that significant numbers of Longview stockholders would exercise their redemption rights. In addition, during the course of Longview management’s evaluation of HeartFlow’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. Some factors that both Longview management and the Longview Board considered were (i) the clinical benefits that HeartFlow’s product offers relative to products currently on the market, (ii) the potential benefit from adoption by key medical societies and healthcare insurance companies, (iii) the ability of HeartFlow to demonstrate the value of its technology to existing and potential users and its ability to integrate into and add value to large healthcare enterprise systems and (iv) the ability of HeartFlow to meet its financial projections and other financial operating metrics. These factors are discussed in greater detail in the section titled “The Business Combination Proposal — Longview’s Board of Directors’ Reasons for the Approval of the Business Combination,” as well as in the section titled “Risk Factors — Risk Factors Relating to Longview and the Business Combination.”

Q:
Do I have redemption rights?

A:
If you are a public stockholder, you have the right to request that Longview redeem all or a portion of your public shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement / prospectus under the heading “The Special Meeting — Redemption Rights.” Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Q:
How do I exercise my redemption rights?

A:
If you are a public stockholder and wish to exercise your right to redeem your public shares, you must:

(i)
(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to            , New York City time, on            , 2021, (a) submit a written request to Continental Stock Transfer & Trust Company, Longview’s Transfer Agent that Longview redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.
Any public stockholder will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, where the number of such outstanding public shares, for the purpose of the redemption price calculation, does not take into account the Reverse Stock Split. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the Transfer Agent at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is             on            , 2021, and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that Longview instruct the Transfer Agent to return the shares to you (physically or electronically). You may make such request by contacting the Transfer Agent at the telephone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Longview’s Corporate Secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the Transfer Agent by            , New York City time, on            , 2021.
If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any Longview warrants that you may hold.

Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of outstanding units must first elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your units to be separated and delivered to the Transfer Agent by            , New York city time, on            , 2021, you will not be able to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your public shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of public shares that you own or are deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Certain Material U.S. Federal Income Tax Considerations.”

THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
What are the U.S. federal income tax consequences of the Merger to holders of HeartFlow common stock?

A:
The parties intend for the Merger to be treated as a tax-free “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Assuming such treatment, holders of HeartFlow common stock generally will not recognize income, gain or loss upon exchanging their HeartFlow common stock for New HeartFlow common stock. For a more complete discussion of the U.S. federal income tax considerations of the Merger, see “Certain Material U.S. Federal Income Tax Considerations.”

Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Merger to you.
Q:
How does the Longview Board recommend that I vote?

A:
The Longview Board recommends that the Longview stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, including the Advisory Charter Amendment Proposals, “FOR” the approval of the NYSE Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal. For more information regarding how the Longview Board recommends that Longview stockholders vote, see the section titled “The Business Combination Proposal — Longview’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q:
How do Longview Investors II LLC and the other initial stockholders intend to vote their shares?

A:
Concurrently with the execution of the Business Combination Agreement, our Sponsor, Brian Zied, Shalinee Sharma, Westley Moore, Longview and HeartFlow entered into the Sponsor Letter Agreement, pursuant to which the Sponsor and each other holder of Longview Class B common stock party thereto, representing approximately 20% of the voting power of Longview in the aggregate, has agreed, among other things, to vote in favor the Business Combination Proposal and the other Transaction

Proposals being presented at the Special Meeting. Additionally, funds affiliated with Glenview and an investment vehicle controlled by individuals affiliated with Glenview, representing approximately 6.4% of the voting power of Longview are expected to vote their shares of Longview Class A common stock, acquired as part of their purchase of units in our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of an additional approximately 23.7% of our outstanding shares to approve the Business Combination.
Q:
May Longview Investors II LLC, funds affiliated with Glenview and the other initial stockholders purchase public shares or warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Longview or its securities, the initial stockholders, funds affiliated with Glenview, HeartFlow and/or their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement / prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by Longview’s initial stockholders for nominal value.

Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved.
Q:
Who is entitled to vote at the Special Meeting?

A:
The Longview Board has fixed            , 2021 as the record date for the Special Meeting. All holders of record of Longview common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the question “How can I vote my shares without attending the Special Meeting?” below for instructions on how to vote your Longview common stock without attending the Special Meeting.

Q:
How many votes do I have?

A:
Each Longview stockholder of record is entitled to one vote for each share of Longview common stock held by such holder as of the close of business on the record date. As of the close of business on            , 2021, the record date for the Special Meeting, there were 86,250,000 outstanding shares of Longview common stock, of which 69,000,000 are shares of Longview Class A common stock, and 17,250,000 are shares of Longview Class B common stock held by Longview Investors II LLC and the other initial stockholders.

Q:
What constitutes a quorum for the Special Meeting?

A:
A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of shares of outstanding Longview common stock representing a majority of the voting power of all outstanding shares of capital stock of Longview entitled to vote at the Special Meeting as of the record date are present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Q:
What is HeartFlow?

A:
HeartFlow is a leader in revolutionizing precision heart care, uniquely combining human ingenuity with advanced technology. HeartFlow’s non-invasive HeartFlow Analysis FFRCT leverages artificial intelligence to create a personalized three-dimensional model of the heart. By applying principles of fluid dynamics to this model, clinicians can better evaluate the impact a blockage has on blood flow and determine the best treatment for patients.

Q:
What will happen to my shares of Longview common stock as a result of the Business Combination?

A:
If the Business Combination is completed, each share of Longview common stock that is not properly submitted for redemption and is issued and outstanding immediately prior to the Effective Time will be reclassified after Closing as New HeartFlow common stock and trade on the NYSE under the ticker symbol “HFLO”. See the section titled “The Business Combination Proposal — Consideration to the HeartFlow Stockholders.”

Q:
Where will the New HeartFlow common stock that Longview stockholders receive in the Business Combination be publicly traded?

A:
Assuming the Business Combination is completed, the shares of New HeartFlow common stock (including the shares of New HeartFlow common stock issued in connection with the Business Combination) will be listed and traded on the NYSE under the ticker symbol “HFLO” and the public warrants will be listed and traded on the NYSE under the ticker symbol “HFLO WS.”

Q:
What happens if the Business Combination is not completed?

A:
If the Business Combination Agreement is not approved by the Longview stockholders or if the Business Combination is not completed for any other reason by February 15, 2021, then we will seek to consummate an alternative initial business combination prior to March 23, 2023. If we do not consummate an initial business combination by March 23, 2023, we will cease all operations except for the purpose of winding up and redeem our public shares and liquidate the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:
How can I attend and vote my shares at the Special Meeting?

A:
Shares of Longview common stock held directly in your name as the stockholder of record of such shares as of the close of business on            , 2021, the record date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit            , and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following instructions available on the meeting website during the meeting. The Special Meeting starts at            , New York City time. We encourage you to allow ample time for online check- in, which will open at            , New York City time. Please have your 16-digit control number to join the Special Meeting webcast. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

Q:
How can I vote my shares without attending the Special Meeting?

A:
If you are a stockholder of record of Longview as of the close of business on            , 2021, the record date, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•
Vote by Mail:   by signing, dating and returning the enclosed proxy card;

•
Vote by Internet:   visit http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. New York City time on            , 2021 (have your proxy card in hand when you visit the website);

•
Vote by Phone:   by calling toll-free (within the U.S. or Canada)          , until 11:59 p.m. New York City time on            , 2021 (have your proxy card in hand when you call); or

•
Vote at the Special Meeting:   by casting your vote at the Special Meeting via the Special Meeting website. Any stockholder of record as of the close of business on            , 2021, the record date, can attend the Special Meeting webcast by visiting            , where such stockholders may vote during the Special Meeting. The Special Meeting starts at            , New York City time. We encourage you to allow ample time for online check-in, which will open at            , New York City time. Please have your 16-digit control number to join the Special Meeting webcast.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares.
Simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. “Street name” stockholders who wish to vote at the Special Meeting will need the 16-digit control number included on the instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee.
Q:
What is a proxy?

A:
A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of Longview common stock as of the close of business on the record date, and you vote by telephone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of Longview’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are John Rodin and Mark Horowitz.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of Longview common stock are registered directly in your name with the Transfer Agent, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).   For shares of Longview common stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement / prospectus in order to ensure that all of your shares of Longview common stock are voted.
Shares in “street name.”   For Longview common stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:
If a Longview stockholder gives a proxy, how will the Longview common stock covered by the proxy be voted?

A:
If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your Longview common stock in the way that you indicate when providing your proxy in respect of the Longview common stock you hold. When completing the proxy card, you may specify whether your Longview common stock should be voted “FOR” or “AGAINST”, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:
How will my Longview common stock be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your Longview common stock to be voted, then your Longview common stock will be voted “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, including the Advisory Charter Amendment Proposals, “FOR” the approval of the NYSE Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a stockholder of record of Longview common stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

•
submit a new proxy card bearing a later date;

•
give written notice of your revocation to Longview’s Corporate Secretary, which notice must be received by Longview’s Corporate Secretary prior to the vote at the Special Meeting; or

•
vote electronically at the Special Meeting by visiting             and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m. New York City time on            , 2021. If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, Longview will file the final voting results of its Special Meeting with the SEC in a Current Report on Form 8-K.

Q:
Are Longview stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:
No. Longview stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of Longview Class A common stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of Longview Class A common stock). Holders of Longview Class A common stock may vote against the Business Combination Proposal or redeem their shares of Longview Class A common stock if they are not in favor of the approval of the Business Combination Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business

Combination to holders of Longview Class B common stock because they have agreed to vote in favor of the Business Combination.
Q:
Are there any risks that I should consider as a Longview stockholder in deciding how to vote or whether to exercise my redemption rights?

A:
Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors” in this proxy statement / prospectus. You also should read and carefully consider the risk factors of Longview and HeartFlow contained in the documents that are incorporated by reference herein.

Q:
What happens if I sell my Longview common stock before the Special Meeting?

A:
The record date for Longview stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of Longview common stock before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your shares of Longview common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New HeartFlow shares to the person to whom you transfer your Longview common stock.

Q:
What are the material U.S. federal income tax consequences of the Business Combination to me?

A:
Certain material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section titled “Certain Material U.S. Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement / prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws.

THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
When is the Business Combination expected to be completed?

A:
Subject to the satisfaction or waiver of the Closing conditions described in the section titled “The Business Combination Agreement — Conditions to Closing of the Business Combination,” including the approval of the Business Combination Agreement by the Longview stockholders at the Special Meeting, the Business Combination is expected to close in the fourth quarter of 2021. However, it is possible that factors outside the control of both Longview and HeartFlow could result in the Business Combination being completed at a later time, or not being completed at all.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
Longview has engaged a professional proxy solicitation firm, Okapi Partners LLC, to assist in soliciting proxies for the Special Meeting. Longview has agreed to pay Okapi a fee of $19,500, plus disbursements. Longview will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses. Longview will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Longview’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What are the conditions to completion of the Business Combination?

A:
The Closing is subject to certain conditions, including, among other things, (i) the approval by our stockholders of the Required Transaction Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) after giving effect to the Transactions, Longview having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Effective Time; (iv) satisfaction of the Aggregate Transaction Proceeds Condition; and (v) the approval by the NYSE of our initial listing application in connection with the Business Combination. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See the section titled “The Business Combination Proposal.”

Q:
What should I do if I receive more than one set of voting materials?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement / prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Longview common stock.

Q:
Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:
If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement / prospectus or additional proxies, you may contact:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Tel: (844) 343-2623. (toll-free)
Banks and brokers call: (212) 297-0720 E-mail:
info@okapipartners.com
You also may obtain additional information about Longview from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to Continental Stock Transfer & Trust Company, Longview’s Transfer Agent, at the address below prior to                   p.m., New York City time, on                  , 2021. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT / PROSPECTUS
This summary highlights selected information included in this proxy statement / prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.
Information About the Parties to the Business Combination
Longview Acquisition Corp. II
767 Fifth Avenue, 44th Floor
New York, NY 10153
(212) 812-4700
Longview Acquisition Corp. II is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination.
HeartFlow Holding, Inc.
1400 Seaport Blvd, Building B
Redwood City, CA 94063
HeartFlow is a leader in revolutionizing precision heart care, uniquely combining human ingenuity with advanced technology. HeartFlow’s non-invasive HeartFlow Analysis FFRCT leverages artificial intelligence to create a personalized three-dimensional model of the heart. By applying principles of fluid dynamics to this model, clinicians can better evaluate the impact a blockage has on blood flow and determine the best treatment for patients.
HF Halo Merger Sub, Inc.
c/o Longview Acquisition Corp. II
767 Fifth Avenue, 44th Floor
New York, NY 10153
(212) 812-4700
HF Halo Merger Sub, Inc. is a Delaware corporation and wholly-owned subsidiary of Longview Acquisition Corp. II, which was formed for the purpose of effecting a merger with HeartFlow.
The Business Combination and the Business Combination Agreement
As discussed in this proxy statement / prospectus, Longview is asking its stockholders to approve the Business Combination Agreement and approve the Business Combination, pursuant to which, among other things, on the date of Closing, Merger Sub will merge with and into HeartFlow, with HeartFlow as the surviving corporation in the Business Combination and, after giving effect to such Business Combination, HeartFlow will be a wholly-owned subsidiary of Longview. As a consequence of the Business Combination Agreement, at the Effective Time, each share of Longview Class B common stock that is issued and outstanding as of immediately prior to the Effective Time will be converted, on a one-for-one basis, into a share of Longview Class A common stock. The Business Combination will have no effect on the Longview Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding, other than effectuating the Reverse Stock Split and causing the Longview Class A common stock to be reclassified to New HeartFlow common stock. As a consequence of the Merger, at the Effective Time, (i) each share of HeartFlow common stock that is issued and outstanding immediately prior to the Effective Time (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock or pursuant to the terms of the HeartFlow Warrant, in each case immediately prior to the Effective Time, but excluding any such shares subject to the Repurchase Agreements) will become the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares; and (ii) each option to purchase shares of HeartFlow common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New HeartFlow and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent.
After consideration of the factors identified and discussed in the section titled “The Business Combination Proposal — Longview’s Board of Directors’ Reasons for the Approval of the Business Combination,” the Longview Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for Longview’s initial public offering, including that the aggregate fair market value of the proposed Business Combination was at least 80% of the net assets held in the Trust Account. For more information about the transactions contemplated by the Business Combination Agreement, see “The Business Combination Proposal.”
Structure of the Business Combination
Pursuant to the Business Combination Agreement, Merger Sub will merge with and into HeartFlow, with HeartFlow surviving the Business Combination. Upon consummation of the Business Combination, HeartFlow will be a wholly-owned subsidiary of New HeartFlow. In addition, Longview will file the Proposed Charter with the Secretary of State of the State of Delaware, such Proposed Charter to be effective simultaneous with the Effective Time.
The following diagrams illustrate in simplified terms the current structure of Longview and HeartFlow and the expected structure of New HeartFlow upon the Closing.
Simplified Pre-Combination Structure

Simplified Post-Combination Structure
The Reverse Stock Split and Return of Capital Distribution
On the Closing Date, immediately following the effectiveness of redemptions of shares of Longview Class A common stock, if any, but prior to the Effective Time, Longview shall take the following actions: (i) cause the Reverse Stock Split to be effective and (ii) immediately thereafter, set a record date for a distribution to its stockholders as of such time pursuant to which Longview will distribute to such record holders, on a pro rata basis, the Return of Capital Distribution Amount. The amount of the Reverse Stock Split shall cause the outstanding number of shares of Longview Class A common stock to be the same number of shares of Longview Class A common stock that would be outstanding at such time, had the original initial public offering of Longview (after the exercise of any over-allotment option) been for an amount of shares equal to (i) 69,000,000 minus (ii) (x) the Return of Capital Distribution Amount, divided by (y) $10.00.
Consideration to the HeartFlow Stockholders in the Business Combination
At the Effective Time, as a consequence of the Merger, (i) each share of HeartFlow common stock that is issued and outstanding immediately prior to the Effective Time (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock or pursuant to the terms of the HeartFlow Warrant, in each case immediately prior to the Effective Time, but excluding any such shares subject to the Repurchase Agreements) shall be automatically canceled and extinguished and converted into the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares; and (ii) each option to purchase shares of HeartFlow common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New HeartFlow and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent.
For further details, see “The Business Combination Proposal — Consideration to the HeartFlow Stockholders.”
The Forward Purchase
In connection with the execution of the Business Combination Agreement, on July 15, 2021, Longview, Glenview and certain entities affiliated with Glenview entered into the Amended Forward Purchase Agreement, pursuant to which Longview shall issue and sell to the Forward Purchasers, severally and not jointly, and the Forward Purchasers shall purchase from Longview, at a price of $10.00 per share an aggregate amount of shares equal to the Forward Purchase Share Amount. For purposes of the Amended Forward Purchase Agreement, the “Forward Purchase Share Amount” means an amount of Forward Purchase Shares equal to the quotient obtained when the amount set forth in (1) is divided by the amount in (2), where (1) is the sum of (A) an amount equal to the aggregate redemption proceeds paid out of the Trust Account (as defined below) to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(A) shall not be greater than $25,000,000), and (B) an amount equal to twenty-five percent (25%) of such aggregate redemption price in excess of the first $200,000,000 paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(B) shall not be greater than $25,000,000); and where (2) is the Per Share Consideration; provided, that, at the option of the Forward Purchasers, the amount set forth in (1) above may be a greater amount, which amount may be determined by the Forward Purchasers at such time, up to the aggregate redemption price paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination.
Such Forward Purchase Share Amount shall be allocated among the Forward Purchasers as set forth in the notice delivered to the Company by the Forward Purchasers specifying the number of Forward Purchase Shares to be purchased by each Forward Purchaser, with the aggregate number of Forward Purchase Shares to be purchased by all of the Forward Purchasers totaling at least the Forward Purchase Shares Amount, at least five (5) business days before the funding of the aggregate purchase price for the Forward Purchase Shares.
Special Meeting of Longview Stockholders and the Proposals
The Special Meeting will convene on       , 2021 at             , New York City time, in virtual format. Stockholders may attend, vote and examine the list of Longview stockholders entitled to vote at the Special Meeting by visiting        and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, the Charter Amendment Proposal, including the Advisory Charter Amendment Proposals, the NYSE Proposal, the Director Election Proposal, the Equity Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.
Approval of the Required Transaction Proposals is a condition to the obligation of Longview to complete the Business Combination.
Only holders of record of issued and outstanding Longview common stock as of the close of business on         , 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of Longview common stock that you owned as of the close of business on the record date.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of shares of outstanding capital stock of Longview representing of a majority of the voting power of all outstanding shares of capital stock of Longview entitled to vote at the Special Meeting as of the record date are present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of this proposal.
Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Longview common stock entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes will be treated as votes against this proposal.

Approval of each of the Advisory Charter Amendment Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes against this proposal.
Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes against this proposal.
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes against this proposal.
Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a failure to submit a vote or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the Director Election Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon regardless of whether a quorum is present. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Recommendation of Longview’s Board of Directors
The Longview Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the Longview stockholders and recommends that the Longview stockholders adopt the Business Combination Agreement and approve the Business Combination. The Longview Board made its determination after consultation with Longview’s legal and financial advisors and consideration of a number of factors.
The Longview Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, including the Advisory Charter Amendment Proposals, “FOR” the approval of the NYSE Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal.
For more information about the Longview Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and Longview Board Recommendation” and “The Business Combination Proposal — Longview’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Longview’s Board of Directors’ Reasons for the Approval of the Business Combination
In considering the Business Combination, the Longview Board considered the following factors, among others:

•
historical information regarding HeartFlow’s business, financial performance, and results of operations;

•
current information and forecast projections from HeartFlow and Longview’s management regarding (i) HeartFlow’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, and financial market conditions and (iii) opportunities and competitive factors within HeartFlow’s industry;

•
information provided to the Longview Board by third-party consultants reviewing HeartFlow’s information technology systems and intellectual property;

•
information provided to the Longview Board by third-party consultants reviewing the drivers and barriers to adoption of HeartFlow’s technology;

•
the opportunity to participate in a combined company that is commercializing a novel precision diagnostic technology with significant growth potential;

•
the total addressable market of HeartFlow’s products that exist today, and total addressable market for potential products that are currently in research and development;

•
the clinical benefits that HeartFlow’s product offers relative to products currently on the market;

•
the potential benefit from adoption by key medical societies and healthcare insurance companies;

•
the benefits of a Software-as-a-Service (“SaaS”) model that combines fee-per-analysis and subscription pricing;

•
the potential value that Longview can bring to HeartFlow’s business based upon Longview’s existing relationships in the healthcare industry, including with healthcare providers and payors;

•
information of comparable companies in certain industries;

•
the risks posed by potential competitors;

•
the regulatory environment in which HeartFlow operates;

•
the prospects for market acceptance of HeartFlow’s products and services, its ability to develop and commercialize existing and new products and services and generate revenues, and its ability to identify new applications for its technology;

•
the risk posed due to the fact that the market for HeartFlow’s products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for HeartFlow’s products and services;

•
the benefit of leadership that understands the challenging and rapidly changing nature of the U.S. healthcare system;

•
HeartFlow’s ability to demonstrate the value of its technology to existing and potential users and its ability to integrate into and add value to large healthcare enterprise systems;

•
the risk that some of the current public stockholders would vote against the Business Combination proposal or decide to exercise their redemption rights;

•
the recommendation by Longview’s management that the Longview Board approve the Business Combination, as the Longview Board would not have approved any transaction in connection with this strategic process without such a recommendation from Longview’s management;

•
the belief of the Longview Board that an acquisition by Longview has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities;

•
the possible negative effect of the Business Combination and public announcement of the Business Combination on Longview’s financial performance, operating results and stock price;

•
the risks involved with the Business Combination and the likelihood that Longview and HeartFlow will be able to complete the Business Combination, the possibility that the Business Combination might not be consummated, and Longview’s prospects going forward without the combination with HeartFlow;

•
the substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on Longview’s cash reserves and operating results should the Business Combination not be completed; and

•
all other factors the Longview Board deemed relevant.

For a complete list of the factors considered by the Longview Board, see “The Business Combination Proposal — Longview’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act.
Conditions to the Completion of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our stockholders of the Required Transaction Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) after giving effect to the Transactions, Longview having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; (iv) satisfaction of the Aggregate Transaction Proceeds Condition; and (v) the approval by the NYSE of our initial listing application in connection with the Business Combination. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “The Business Combination Agreement — Conditions to Closing of the Business Combination.”
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
•
by the mutual written consent of Longview and HeartFlow;

•
by Longview, subject to certain exceptions, if any of the representations or warranties made by HeartFlow are not true and correct or if HeartFlow fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Longview could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•
by HeartFlow, subject to certain exceptions, if any of the representations or warranties made by the Longview Parties are not true and correct or if any Longview Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of HeartFlow could not be satisfied and the breach of such representations or warranties or failure to perform such covenants or agreements is not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

•
by either Longview or HeartFlow, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

•
by either Longview or HeartFlow, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and nonappealable;

•
by either Longview or HeartFlow, if the approval of the Required Transaction Proposals is not obtained at the Special Meeting (including any adjournment thereof);

•
by HeartFlow, if Longview does not deliver, or cause to be delivered to HeartFlow, the Sponsor Letter Agreement when required under the Business Combination Agreement; and

•
by Longview, if HeartFlow does not deliver, or cause to be delivered to Longview, the duly executed counterparts to the HeartFlow Transaction Support Agreement when required under the Business Combination Agreement.

Redemption Rights
Pursuant to the Current Charter, a public stockholder may request that Longview redeem all or a portion of their public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:
•
(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

•
prior to         , New York City time, on            , 2021, (a) submit a written request, including the legal name, telephone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that Longview redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to the Transfer Agent, Longview will redeem such public shares upon the Closing for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, where the number of such outstanding public shares, for the purpose of the redemption price calculation, does not take into account the Reverse Stock Split. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. See the section titled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Holders of our warrants will not have redemption rights with respect to the warrants.
No Delaware Appraisal Rights
Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to Longview stockholders or warrant holders in connection with the Business Combination.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Longview has engaged Okapi to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section titled “The Special Meeting — Revoking Your Proxy.”
Interests of Longview’s Directors and Officers in the Business Combination
When you consider the recommendation of the Longview Board in favor of approval of the Business Combination Proposal, you should keep in mind that Longview’s initial stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to, those of Longview stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If we are unable to complete our initial business combination by March 23, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

•
There will be no liquidating distributions from the Trust Account with respect to our sponsor shares if we fail to complete our initial business combination by March 23, 2023. Longview Investors II LLC purchased the sponsor shares prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.0014 per share, and in January 2021, transferred 25,000 sponsor shares to each of Westley Moore, Shalinee Sharma, and Brian Zied (for a total of 75,000).

•
In connection with the closing of our initial public offering, we consummated the sale of 9,800,000 private placement warrants at a price of $1.50 per warrant in a private placement to Longview Investors II LLC. The warrants are each exercisable commencing 30 days following the Closing, for one share of Longview Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New HeartFlow common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of Longview Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Longview Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Longview Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Longview Class A common stock and the exercise price will be increased correspondingly to account for such consolidation, combination, reverse stock split, reclassification or similar event. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Longview Class A common stock on account of such shares of Longview Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Longview Class A common stock in respect of such event. Therefore, assuming no redemptions, as a result of the Reverse Stock Split and the Return of Capital Distribution, the public warrants would be exercisable for 11,980,000 shares of common stock and the private placement warrants would be exercisable for 8,507,536 shares of common stock at an adjusted exercise price of $11.73. If we do not consummate a business combination transaction by March 23, 2023, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by Longview Investors II LLC will be worthless. The warrants held by Longview Investors II LLC had an aggregate market value of approximately $13,818,000 based upon the closing price of $1.41 per warrant on the NYSE on July 14, 2021.
•
Our initial stockholders, officers and directors will lose their entire investment in us if we do not complete an initial business combination by March 23, 2023, including their initial investment in the sponsor shares and their at-risk capital, for which Longview Investors II LLC received 9,800,000 private placement warrants at a price of $1.50 per warrant. Our initial stockholders, officers and directors own an aggregate of 17,250,000 sponsor shares, which were purchased prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.0014 per share.

•
Certain of our officers and directors, including New HeartFlow director nominee John Rodin, may continue to serve as directors of New HeartFlow after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New HeartFlow Board determines to pay to its directors.

•
In order to protect the amounts held in the Trust Account, Longview Investors II LLC has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters in our initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, Longview Investors II LLC would be entitled to the repayment of any working capital loan and advances that have been made to Longview and remain outstanding. On March 18, 2021, we issued a promissory note to Longview Investors II LLC in exchange for up to $2.0 million for working capital expenses. As of the date of this proxy statement / prospectus, we have $1.0 million outstanding under the promissory note. See “Certain Relationships and Related Party Transactions — Longview.” If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
The fact that Glenview, an affiliate of Longview Investors II LLC, and certain of Glenview’s affiliates hold 5,500,000 shares of Longview’s Class A common stock as a result of their participation in our initial public offering.

•
The fact that Glenview, an affiliate of Longview Investors II LLC, and certain of Glenview’s affiliates agreed in the Amended Forward Purchase Agreement to purchase the Forward Purchase Shares in the Forward Purchase immediately prior to the Closing.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, Longview Investors II LLC, our officers and directors and any of their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Longview from time to time, made by Longview Investors II LLC or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Longview or its securities, investment funds managed by Glenview, the initial stockholders, HeartFlow and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement / prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by Longview’s initial stockholders for nominal value.
Entering into any such arrangements may have a depressive effect on the market price of the outstanding shares of Longview Class A common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement / prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
The existence of financial and personal interests of the Longview directors or officers may result in a conflict of interest on the part of one or more of them between what such director or officer may believe is best for Longview and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.
Stock Exchange Listing
Longview’s units, Class A common stock and public warrants are publicly traded on the NYSE under the symbols “LGV.UN,” “LGV” and “LGV WS,” respectively. Longview intends to apply to list the New HeartFlow common stock and public warrants on the NYSE under the symbols “HFLO” and “HFLO WS,” respectively, upon the Closing of the Business Combination. New HeartFlow will not have units traded following the Closing.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Transactions. Where actual amounts are not known or knowable, the figures below represent HeartFlow’s good faith estimate of such amounts assuming a Closing as of October 31, 2021.

(in millions)	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Sources
HeartFlow Rollover Equity	$2,150.0	$2,150.0
Proceeds from Trust Account	690.0(1)	345.0(2)
Pre-Closing Return of Capital Distribution	(91.0)(3)	—
Total Sources	$2,749.0	$2,495.0
Uses
Equity Consideration	$2,150.0	$2,150.0
Cash to Balance Sheet	349.1	205.1
Cash for Secondary Purchases	110.0(4)	—
Debt Retirement, Interest and Related Fees (5)	71.7	71.7
Estimated Transaction Costs (6)	46.0	46.0
Deferred Underwriting Fee (7)	22.2	22.2
Total Uses	$2,749.0	$2,495.0

(1)
Assumes that no shares of Longview Class A common stock are redeemed in connection with the Business Combination.

(2)
Assumes that 39,500,000 shares of Longview Class A common stock are redeemed for an aggregate payment of $395.0 million at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of March 31, 2021, and the issuance of 5,000,000 Forward Purchase shares for an aggregate of $50.0 million.

(3)
Represents the $91.0 million Return of Capital Distribution Amount.

(4)
Reflects repurchase of 2,838,490 shares and 709,622 shares of HeartFlow common stock (including shares of HeartFlow common stock resulting from the conversion of HeartFlow preferred stock), before giving effect to the Exchange Ratio, at $29.95 per share and $35.95 per share, respectively, for the aggregate purchase price of $110.0 million immediately prior to the Business Combination.

(5)
Represents repayment of HeartFlow’s term loan.

(6)
Reflects the payment of Longview and HeartFlow Business Combination costs of $46.0 million. The transaction costs include direct and incremental costs, such as legal, third party advisory, investment banking and other miscellaneous fees.

(7)
Reflects the payment of deferred underwriting costs and accrued offering costs incurred by Longview during the initial public offering in contemplation of the Business Combination upon the close of the Business Combination.

Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Longview will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of HeartFlow issuing stock for the net assets of Longview, accompanied by a recapitalization. The net assets of Longview will be stated at historical cost, with no goodwill or other intangible assets recorded.
HeartFlow has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
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HeartFlow equity holders comprising a relative majority of the voting power of New HeartFlow after consummation of the Business Combination and having the ability to nominate a majority of the members of the board of directors of New HeartFlow;

•
HeartFlow’s operations prior to the acquisition comprising the only ongoing operations of New HeartFlow; and

•
HeartFlow’s senior management comprising a majority of the senior management of New HeartFlow after consummation of the Business Combination.

The preponderance of evidence as described above is indicative that HeartFlow is the accounting acquirer in the Business Combination.
Comparison of Stockholders’ Rights
Following the consummation of the Business Combination, the rights of Longview stockholders who become New HeartFlow stockholders in the Business Combination will no longer be governed by the Current Charter and Longview’s Bylaws and instead will be governed by the Proposed Charter and New HeartFlow Bylaws. See “Comparison of Stockholders’ Rights.”
Summary of Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a Longview stockholder should carefully read this proxy statement / prospectus and especially consider the factors discussed in the section titled “Risk Factors.”
Some of the risks related to Longview, HeartFlow’s business and the Business Combination are summarized below. References in the summary below to “HeartFlow” generally refer to HeartFlow in the present tense or New HeartFlow from and after the Business Combination.
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the potential conflicts of interests that directors and officers of Longview have in recommending that the stockholders vote in favor of approval of the Business Combination;

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Longview’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how public stockholders vote;

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Longview’s ability to redeem stockholders’ unexpired warrants;

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Longview’s material weakness related to its accounting of warrants;

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the Business Combination is subject to conditions, some of which may be waived;

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the ability of Longview stockholders to exercise redemption rights with respect to a large number of shares could prevent certain closing conditions from being satisfied and limit New HeartFlow’s ability to optimize its capital structure;

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HeartFlow’s ability to achieve widespread adoption in a highly regulated industry and to promote and improve the benefits of HeartFlow’s product;

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HeartFlow’s ability to obtain and maintain favorable levels of reimbursement from government and other third-party payers;

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HeartFlow’s ability to successfully compete against current and future competitors;

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the impact of the COVID-19 pandemic and other catastrophic events;

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HeartFlow’s ability to develop and grow profitably inside and outside of the U.S., enhance its product and expand its products applications and develop new applications;

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security breaches, loss of data and other disruptions;

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HeartFlow’s ability to comply with evolving regulations, including healthcare, regulatory approvals and clearances, privacy and security regulations;

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HeartFlow’s ability to protect or enforce our intellectual property rights;

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HeartFlow’s ability to obtain additional capital in the future and to continue as a going concern;

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HeartFlow’s ability to successfully identify, consummate and successfully integrate acquisitions and investments;

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HeartFlow’s ability to maintain our historic growth rates and effectively manage our growth in the future;

•
HeartFlow’s material weaknesses and its ability to develop and maintain an effective system of internal control over financial reporting; and

•
HeartFlow’s ability to operate as a public company, including with respect to increased costs and demands on management as a result of complying with additional laws and regulations.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Following the Business Combination, we expect that New HeartFlow will continue to be an emerging growth company.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New HeartFlow’s financial statements with those of another public company that is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Longview’s initial public offering (March 23, 2026), (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning set forth in the JOBS Act.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF LONGVIEW
The following table sets forth summary selected historical financial information of Longview for the periods and as of the dates indicated.
Longview’s statement of operations data for the period from January 1, 2021 to March 31, 2021 and balance sheet data as of March 31, 2021 and December 31, 2020 is derived from Longview’s unaudited condensed financial statements included elsewhere in this proxy statement / prospectus. Longview’s statement of operations data for the period from October 23, 2020 (date of inception) to December 31, 2020 and balance sheet data as of December 31, 2020 is derived from Longview’s audited financial statements included elsewhere in this proxy statement / prospectus.
The following selected historical financial information should be read together with Longview’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Longview” appearing elsewhere in this proxy statement / prospectus. The selected historical financial information in this section is not intended to replace Longview’s financial statements and the related notes thereto.
Statement of Operations Data:	Three Months Ended March 31, 2021	Period from October 23, 2020 (Inception) Through December 31, 2020
Formation and operating costs	$61,198	$1,519
Net loss	$(11,644,456)	$(1,519)
Weighted average shares outstanding of Longview Class A redeemable common stock	69,000,000	—
Basic and diluted income per share, Longview Class A redeemable common stock	$—	$—
Weighted average shares outstanding of Longview Class B non-redeemable common stock	15,200,000	15,000,000
Basic and diluted income per share, Longview Class B non-redeemable common stock	$(0.77)	$(0.00)

(1)
On January 22, 2021, Longview effected a stock dividend of 11,500,000 shares with respect to the Longview Class B common stock, resulting in an aggregate of 14,375,000 shares outstanding (see notes to the financial statements). All share and per share amounts have been retroactively adjusted.

Condensed Balance Sheet Data (at period end)	March 31, 2021	December 31, 2020
Total Assets	$691,385,346	$108,981
Total Liabilities	$66,067,580	$85,500
Preferred stock, $0.0001 par value	—	—
Longview Class A common stock, $0.0001 par value; 250,000,000 shares authorized; no shares issued and outstanding (excluding 69,000,000 and no shares subject to possible redemption)	—	—
Longview Class B common stock, $0.00001 par value; 25,000,000 shares authorized; 17,250,000 shares issued and outstanding	$1,725	$1,725
Total Stockholders’ Equity (Deficit)	$(64,676,784)	$23,481

Cash Flow Data	Period from October 23, 2020 (inception) to Three Months Ended March 31, 2021 (unaudited)	Period from October 23, 2020 (Inception) through December 31, 2020
Net cash used in operating activities	$(645,317)	$(19)
Net cash used in investing activities	$(690,000,000)	$—
Net cash provided by financing activities	691,391,062	25,000

SUMMARY HISTORICAL FINANCIAL INFORMATION OF HEARTFLOW
The following table sets forth summary historical financial information of HeartFlow for the periods and as of the dates indicated. The summary historical financial information of HeartFlow as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical financial statements of HeartFlow included elsewhere in this proxy statement / prospectus. The summary historical interim financial information of HeartFlow as of March 31, 2021, and for the three months ended March 31, 2021 and 2020 was derived from the unaudited condensed consolidated financial statements of HeartFlow included elsewhere in this proxy statement / prospectus and has been prepared on a consistent basis as the audited consolidated financial statements. In the opinion of HeartFlow’s management, the interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements.
The following summary historical financial information should be read together with HeartFlow’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HeartFlow” appearing elsewhere in this proxy statement / prospectus. The summary historical financial information in this section is not intended to replace HeartFlow’s financial statements and the related notes. HeartFlow’s historical results are not necessarily indicative of the results that may be expected in the future, and HeartFlow’s results as of and for the three months ended March 31, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2021, or any other period.
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Revenue	$8,116	$5,755	$22,672	$19,597
Cost of revenue	4,110	4,081	15,290	12,731
Total costs and expenses	26,742	25,284	96,192	117,213
Loss from operations	(18,626)	(19,529)	(73,520)	(97,616)
Net loss	(21,549)	(18,914)	(72,804)	(95,797)
(in thousands)	As of March 31, 2021	As of December 31,
		2020	2019
Cash and cash equivalents	$94,129	$41,173	$17,283
Total assets	114,522	60,823	122,508
Total liabilities	85,896	14,064	15,767
Redeemable convertible preferred stock	538,423	538,423	538,423
Total stockholders’ deficit	(509,797)	(491,664)	(431,682)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information for the three months ended March 31, 2021 and for the year ended December 31, 2020 combines the historical statement of operations of Longview and the historical consolidated statement of operations of HeartFlow, giving effect to the Business Combination as if it had occurred on January 1, 2020. The Business Combination will be accounted for as a reverse recapitalization. Under this method of accounting, Longview is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New HeartFlow will represent a continuation of the financial statements of HeartFlow with the Business Combination being treated as the equivalent of HeartFlow issuing stock for the net assets of Longview, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be presented as those of HeartFlow in future reports of New HeartFlow.
The summary unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of Longview and HeartFlow, giving effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited condensed combined statement of operations data for the three months ended March 31, 2021 and year ended December 31, 2020 combines the historical operations of Longview and HeartFlow giving effect to the Business Combination as if it occurred on January 1, 2020. The summary unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement / prospectus under the section titled “Unaudited Pro Forma Condensed Combined Financial Information”.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined information contained herein assumes that the Longview stockholders approve the Business Combination. Longview’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. Longview cannot predict how many of its public stockholders will exercise their right to redeem their Longview Class A common stock shares for cash. Therefore, the unaudited pro forma condensed combined financial information presents the following two redemption scenarios. The actual results may be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results:
•
No redemption scenario — this scenario assumes that no shares of Longview Class A common stock are redeemed in connection with the Business Combination, the forfeiture of 2,275,000 shares of Longview Class B common stock, Longview causes the Reverse Stock Split to be effective, distributes the maximum Return of Capital Distribution of $91.0 million and HeartFlow repurchases the maximum amount of shares of HeartFlow common stock (including the shares of HeartFlow common stock resulting from the conversion of HeartFlow preferred stock) for $110.0 million pursuant to the terms of the Business Combination; and

•
Maximum redemption scenario — this scenario assumes that 39,500,000 shares of Longview Class A common stock are redeemed for an aggregate payment of $395.0 million at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of March 31, 2021, the issuance of 5,000,000 Forward Purchase Shares and the forfeiture of 8,625,000 shares of Longview Class B common stock. These assumptions would result in satisfaction of the Aggregate Transaction Proceeds Condition of a minimum $345.0 million under the Business Combination Agreement.

(in thousands, except share and per share data)	Longview (Historical)	HeartFlow (Historical)	No redemption scenario	Maximum redemption scenario
Statement of Operations Data – For the Three Months Ended March 31, 2021
Revenues	$—	$8,116	$8,116	$8,116
Total costs and expenses	61	26,742	26,803	26,803
Loss from operations	(61)	(18,626)	(18,687)	(18,687)
Net loss	(11,644)	(21,549)	(20,991)	(20,991)
Basic and diluted net loss per share		$(1.77)	$(0.08)	$(0.09)
Weighted-average shares of common stock outstanding – basic and diluted		13,347,314	251,054,265	231,804,265
Basic and diluted net income per share, Longview Class A redeemable common stock	$—
Weighted average shares outstanding, Longview Class A redeemable common stock	69,000,000
Basic and diluted net loss per share, Longview Class B common stock	$(0.77)
Weighted average shares outstanding, Longview Class B common stock	15,200,000
Balance Sheet Data – As of March 31, 2021
Total current assets	$1,385	$105,741	$456,245	$312,245
Total assets	691,385	114,522	465,026	321,026
Total current liabilities	64	14,531	14,563	14,563
Total liabilities	66,067	85,896	48,581	48,581
Redeemable convertible preferred stock	—	538,423	—	—
Longview Class A common stock, subject to possible redemption	689,995	—	—	—
Total stockholders’ equity (deficit)	(64,677)	(509,797)	416,445	272,445
Statement of Operations Data – For the Year Ended December 31, 2020
Revenues	$—	$22,672	$22,672	$22,672
Total costs and expenses	2	96,192	96,194	96,194
Loss from operations	(2)	(73,520)	(73,522)	(73,522)
Net loss	(2)	(72,804)	(74,123)	(75,022)
Basic and diluted net loss per share		$(6.55)	$(0.30)	$(0.32)
Weighted-average shares of common stock outstanding – basic and diluted		12,406,056	251,054,265	231,804,265
Basic and diluted net income per share, Longview Class A redeemable common stock	$—
Weighted average shares outstanding, Longview Class A redeemable common stock	—
Basic and diluted net loss per share, Longview Class B common stock	$(0.00)
Weighted average shares outstanding, Longview Class B common stock	15,000,000

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION
The following table sets forth summary historical comparative share information for Longview and HeartFlow, respectively and unaudited pro forma condensed combined per share information of New HeartFlow after giving effect to the Business Combination and other events contemplated by the Business Combination Agreement presented under two scenarios:
•
No redemption scenario — this scenario assumes that no shares of Longview Class A common stock are redeemed in connection with the Business Combination, the forfeiture of 2,275,000 shares of Longview Class B common stock, Longview causes the Reverse Stock Split to be effective, Longview distributes the maximum Return of Capital Distribution Amount of $91.0 million and HeartFlow repurchases the maximum amount of shares of HeartFlow common stock (including the shares of HeartFlow preferred stock resulting from the conversion of HeartFlow’s preferred stock) for $110.0 million pursuant to the terms of the Business Combination; and

•
Maximum redemption scenario — this scenario assumes that 39,500,000 shares of Longview Class A common stock are redeemed for an aggregate payment of $395.0 million at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of March 31, 2021, the issuance of 5,000,000 Forward Purchase Shares and the forfeiture of 8,625,000 shares of Longview Class B common stock. These assumptions would result in satisfaction of the Aggregate Transaction Proceeds Condition of a minimum $345.0 million under the Business Combination Agreement.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The pro forma weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical financial statements of Longview and HeartFlow and related notes included elsewhere in this proxy statement / prospectus. The unaudited pro forma combined per share information of Longview and HeartFlow is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement / prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

				Pro Forma Combined		New HeartFlow equivalent pro forma per share data(3)
	Longview (Historical)		HeartFlow (Historical)	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption
As of and for the Three Months Ended March 31, 2021(2)
Book value per share(1)	$	N/A	$(38.01)	$1.66	$1.18	$5.84	$4.14
Net loss attributable to common shareholders		$(11,644)	$(23,614)	$(20,991)	$(20,991)
Net loss per share of HeartFlow common stock – basic and diluted			$(1.77)	$(0.08)	$(0.09)	$(0.29)	$(0.32)
Weighted average shares outstanding of HeartFlow common stock – basic and diluted			13,347,314	251,054,265	231,804,265
Net income (loss) per share of Longview Class A redeemable common stock- basic and diluted		$—
Weighted average shares outstanding of Longview Class A redeemable common stock – basic and diluted		69,000,000
Net loss per share of Longview Class B common stock- basic and diluted		$(0.77)
Weighted average shares outstanding of Longview Class B common stock – basic and diluted		15,200,000
For the Year Ended December 31, 2020(2)
Book value per share(1)		N/A	$(37.12)	N/A	N/A	N/A	N/A
Net loss attributable to common shareholders		$(2)	$(81,203)	$(74,123)	$(75,022)
Net loss per share of HeartFlow common stock – basic and diluted			$(6.55)	$(0.30)	$(0.32)	$(1.04)	$(1.14)
Weighted average shares outstanding of HeartFlow common stock – basic and diluted			12,406,056	251,054,265	231,804,265
Net income (loss) per share of Longview Class A redeemable common stock – basic and diluted		$—
Weighted average shares outstanding of Longview Class A redeemable common stock – basic and diluted		$—
Net loss per share of Longview Class B common stock – basic and diluted		$(0.00)
Weighted average shares outstanding of Longview Class B common stock – basic and diluted		15,000,000

(1)
Book value per share is calculated as total equity divided by: (i) Longview Class A non-redeemable common stock outstanding as of March 31, 2021; and (ii) HeartFlow common stock outstanding at March 31, 2021. Since all shares of Longview Class A common stock were considered redeemable as of March 31, 2021, Longview net book value per share is not meaningful.

(2)
There were no cash dividends declared in the period presented.

(3)
The equivalent pro forma per share data for New HeartFlow (columns five and six in the table above) are calculated by multiplying the pro forma combined per share data (columns three and four in the table above) by the Exchange Ratio of 3.523.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
Longview
Market Price and Ticker Symbol
Longview’s units, Class A common stock and public warrants are currently listed on the NYSE under the symbols “LGV.UN,” “LGV” and “LGV WS,” respectively.
The closing price of the units, Longview Class A common stock and public warrants on July 14, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.09, $9.82, and $1.41, respectively. As of       , the record date for the Special Meeting, the closing price for each of Longview’s units, Class A common stock and public warrants was $      , $       and $      , respectively.
Holders
As of March 31, 2021, there was one holder of record of our units, no holders of record of Longview Class A common stock, four holders of record of Longview Class B common stock, and one holder of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Longview Class A common stock and public warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
Longview has not paid any cash dividends on Longview common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination other than the Return of Capital Distribution. The payment of cash dividends in the future will be dependent upon New HeartFlow’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New HeartFlow’s board of directors at such time.
HeartFlow
There is no public market for shares of HeartFlow common stock.

RISK FACTORS
We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement / prospectus, including the consolidated financial statements and related notes of Longview and HeartFlow, respectively. Unless the context otherwise requires, references in the subsection “— Risks Related to HeartFlow” to “we,” “us,” “our,” “the Company” and “HeartFlow” generally refer to HeartFlow in the present tense or New HeartFlow from and after the Business Combination.
Risk Factors Relating to Longview and the Business Combination
Directors and officers of Longview have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement / prospectus.
When considering the recommendation of the Longview Board that the Longview stockholders vote in favor of approval of the Business Combination, Longview stockholders should be aware that Longview’s initial stockholders, including its directors and officers, have interests in the Business Combination that may be different from, or in addition to, the interests of Longview stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If we are unable to complete our initial business combination by March 23, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Longview Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

•
There will be no liquidating distributions from the Trust Account with respect to our sponsor shares held by our initial stockholders, officers and directors if we fail to complete our initial business combination by March 23, 2023. Longview Investors II LLC purchased the sponsor shares prior to our initial public offering for an aggregate purchase price of $25,000, or approximately $0.0014 per share and in January 2021, transferred 25,000 sponsor shares to each of Westley Moore, Shalinee Sharma, and Brian Zied (for a total of 75,000).

•
In connection with the closing of our initial public offering, we consummated the sale of 9,800,000 private placement warrants at a price of $1.50 per warrant in a private placement to Longview Investors II LLC. The warrants are each exercisable, commencing 30 days following the Closing, for one share of Longview Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New HeartFlow common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of Longview Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Longview Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Longview Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Longview Class A common stock and the exercise price will be increased correspondingly to account for such consolidation, combination, reverse stock split, reclassification or similar event. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Longview Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Longview Class A common stock in respect of such event. Therefore, assuming no redemptions, as a result of the Reverse Stock Split and the Return of Capital Distribution, the private placement warrants would be exercisable for 8,507,536 shares of common stock at an adjusted exercise price of $11.73. If we do not consummate a business combination transaction by March 23, 2023, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by Longview Investors II LLC will be worthless. The warrants held by Longview Investors II LLC had an aggregate market value of approximately $13,818,000 based upon the closing price of $1.43 per warrant on the NYSE on July 30, 2021.
•
Our initial stockholders, officers and directors will lose their entire investment in us if we do not complete an initial business combination by March 23, 2023, including their initial investment in the sponsor shares and their at-risk capital, for which Longview Investors II LLC received 9,800,000 private placement warrants at a price of $1.50 per warrant.

•
Certain of our officers and directors, including New HeartFlow director nominee John Rodin, may continue to serve as directors of New HeartFlow after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New HeartFlow Board determines to pay to its directors.

•
In order to protect the amounts held in the Trust Account, Longview Investors II LLC has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters in our initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, Longview Investors II LLC would be entitled to the repayment of any working capital loan and advances that have been made to Longview and remain outstanding. On March 18, 2021, we issued a promissory note to Longview Investors II LLC in exchange for up to $2.0 million for working capital expenses. As of the date of this proxy statement / prospectus, we have $1.0 million outstanding under the promissory note. See “Certain Relationships and Related Party Transactions — Longview.” If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
The fact that Glenview, an affiliate of Longview Investors II LLC, and certain of Glenview’s affiliates hold 5,500,00 shares of Longview Class A common stock as a result of their participation in our initial public offering.

•
The fact that Glenview, an affiliate of Longview Investors II LLC, and certain of Glenview’s affiliates agreed in the Amended Forward Purchase Agreement to purchase the Forward Purchase Shares in the Forward Purchase immediately prior to the Closing.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, Longview Investors II LLC, our officers and directors and any of their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Longview from time to time, made by

Longview Investors II LLC or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.
The existence of financial and personal interests of the Longview officers or directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the Longview Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.
Certain officers and directors of Longview also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours.
Certain officers and directors of Longview also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours. Longview’s officers and directors collectively have made an aggregate average investment per sponsor share of $0.0014. In addition, certain directors hold private placement warrants, which they purchased for $1.50 per share, which will be exercisable according to their terms to purchase one share of New HeartFlow common stock at an exercise price of $11.50 per share. Our officers and directors will lose their entire investment if a business combination is not approved during the period provided in our amended and restated certificate of incorporation. The officers’ and directors’ significantly lower investment per share in their sponsors shares and, in some cases, private placement warrants, may result in a difference between a transaction that increases the value of the officers’ and directors’ investment and a transaction that increases the value of the public stockholders’ investment. In addition, a transaction that increases the value of the public stockholders’ investment will increase the investments of our officers and directors because of the comparatively low purchase price at which their initial investment was made.
Longview’s initial stockholders and its other directors and officers at the time of its initial public offering have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.
Longview's Sponsor and our other directors and officers as of the time of our initial public offering have agreed, pursuant to the terms of the Sponsor Letter Agreement, to vote their sponsor shares and any public shares held by them in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting, all of which are unanimously recommended by the Longview Board. As of the date of this proxy statement / prospectus, our initial stockholders hold approximately 20% of the voting power of Longview in the aggregate. Additionally, funds affiliated with Glenview and an investment vehicle controlled by individuals affiliated with Glenview, representing approximately 6.4% of the voting power of Longview are expected to vote their shares of Longview Class A common stock, acquired as part of their purchase of units in our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if our initial stockholders had agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.
Neither the Longview Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the Longview Board nor any committee thereof is required to obtain an opinion from an independent investment bank that is a member of the Financial Industry Regulatory Authority, Inc. or from an independent accounting firm that the price that Longview is paying for HeartFlow is fair to Longview from a financial point of view. Neither the Longview Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Longview Board and management conducted due diligence on HeartFlow and researched the industry in which HeartFlow operates. The Longview Board reviewed, among other things, financial due diligence materials prepared by Longview management and professional advisors, including trading multiples and other valuation metrics for comparable companies, market opportunity studies conducted by an independent consulting firm engaged to assess the size and scope of the market for HeartFlow’s products, HeartFlow’s financial projections and the various factors that may cause the company to miss or exceed its projections and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, investors will be relying solely on the judgment of the Longview Board and management in valuing HeartFlow, and the Longview Board and management may not have properly valued HeartFlow’s business. The lack of a third-party valuation may also lead an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
Longview’s initial stockholders, directors, officers, advisors and their affiliates, as well as funds affiliated with Glenview, may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.
Longview’s initial stockholders, directors, officers, advisors or any of their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement / prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by Longview’s initial stockholders for nominal value. None of the funds in the Trust Account will be used to purchase shares or public warrants in such transactions.
Entering into any such arrangements may have a depressive effect on public shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of public shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Longview’s outstanding warrants will become exercisable for New HeartFlow common stock upon the 30th day following the Business Combination. The exercise of these outstanding warrants will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the Business Combination, there will be 13,800,000 outstanding public warrants to purchase 11,980,000 shares of New HeartFlow common stock at an adjusted exercise price of $11.73 per share, assuming no redemptions, which warrants will become exercisable commencing 30 days following the Closing. In addition, there will be 9,800,000 private placement warrants outstanding exercisable for 8,507,536 shares of New HeartFlow common stock at an adjusted exercise price of $11.73 per share. In certain circumstances, the public warrants and private placement warrants may be exercised on a cashless basis. To the extent such warrants are exercised, additional shares of New HeartFlow common stock will be issued, which will result in dilution to the holders of New HeartFlow common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New HeartFlow common stock, the impact of which is increased as the value of our stock price increases.

Longview’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.
On April 12, 2021, the SEC issued a statement (the “SEC Statement”) discussing the accounting implications of certain terms that are common in warrants issued by special purpose acquisition companies. In further consideration of the SEC Statement, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity, and concluded that their public warrants and private placement warrants, include provisions that, based on the SEC Statement, preclude the warrants from being classified as components of equity. As a result, Longview has classified the warrants as liabilities. Under this accounting treatment, Longview is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in Longview’s operating results for the current period. As a result of the recurring fair value measurement, Longview’s financial statements and results of operations may fluctuate quarterly based on factors which are outside Longview’s control. Longview expects to recognize non-cash gains or losses due to the quarterly fair valuation of the warrants and that such gains or losses could be material.
Longview has identified a material weakness in its internal control over financial reporting as of December 31, 2020. If Longview, and after the business combination, New HeartFlow, is unable to develop and maintain an effective system of internal control over financial reporting, Longview, and after the business combination, New HeartFlow, may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Longview, and after the business combination, New HeartFlow, and materially and adversely affect its business and operating results.
After reviewing warrant accounting policies, Longview’s management and its audit committee concluded that it was appropriate to revise its previously issued audited financial statements. See “— Longview’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.” and Note 2 to Longview’s unaudited Condensed Financial Statements as of and for March 31, 2021 “Revision of Previously Issued Financial Statement” included elsewhere in this proxy statement/prospectus. As part of such process, Longview identified a material weakness in its internal controls over financial reporting with respect to the classification of the Longview’s warrants and the Forward Purchase Agreement as components of equity instead of as liabilities, as well as the related determination of the fair value of warrant liabilities, additional paid-in capital and accumulated deficit, and related financial disclosures.
Longview intends to address this material weakness by enhancing its processes to identify and appropriately apply applicable accounting requirements to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its financial statements. Longview’s current plans include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and thirdparty professionals with whom it consults regarding complex accounting applications. Longview has also retained the services of a valuation expert to assist in valuation analysis of the warrants and Forward Purchase Agreement on a quarterly basis.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for Longview, and after the business combination, New HeartFlow, to provide reliable financial reports and prevent fraud. Longview continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If Longview, and after the business combination, New HeartFlow, identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Longview, and after the business combination, New HeartFlow, may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. Longview cannot assure you that the measures it has taken to date, or any measures Longview, and after the business combination, New HeartFlow, may take in the future, will be sufficient to avoid potential future material weaknesses.
Longview may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
Following the issuance of the SEC Statement, Longview’s management and audit committee concluded that it was appropriate to revise our previously issued audited financial statements. See “— Longview’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.” and Note 2 to Longview’s unaudited Condensed Financial Statements as of and for March 31, 2021 “Revision of Previously Issued Financial Statement” included elsewhere in this proxy statement/prospectus. As part of such revision, Longview identified a material weakness in its internal controls over financial reporting. As a result of such material weakness, the revision described above, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, Longview faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the revision and material weaknesses in its internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement / prospectus, we have no knowledge of any such litigation or dispute arising due to revision or material weakness of Longview’s internal controls over financial reporting. However, Longview can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on Longview’s business, results of operations and financial condition or our ability to complete a business combination.
Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, which is the 30th day following the Closing of the Business Combination, and they may expire worthless.
The adjusted exercise price for the outstanding warrants, assuming no redemptions, is $11.73 per share of New HeartFlow common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable, which is the 30th day following the Closing of the Business Combination, and prior to their expiration, and as such, the warrants may expire worthless.
Our stockholders will experience immediate dilution as a consequence of the issuance of shares of New HeartFlow common stock in the Transactions. Having a minority share position may reduce the influence that our current stockholders have on the management of New HeartFlow.
Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination based on an assumed Closing Date of October 31, 2021, Longview’s public stockholders will hold 59,900,000 shares of New HeartFlow common stock, or approximately 23.9% of the outstanding New HeartFlow common stock representing 23.9% of the voting power following the Business Combination.
There are currently outstanding an aggregate of 23,600,000 warrants to acquire shares of Longview Class A common stock, which comprise 9,800,000 private placement warrants held by Longview’s initial stockholders at the time of Longview’s initial public offering and 13,800,000 public warrants. Each of Longview’s outstanding whole warrants is exercisable commencing 30 days following the Closing, for one share of Longview Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New HeartFlow common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of Longview Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Longview Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Longview Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Longview Class A common stock and the exercise price will be increased correspondingly to account for such consolidation, combination, reverse stock split, reclassification or similar event. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Longview Class A common stock on account of such shares of Longview Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Longview Class A common stock in respect of such event. Therefore, assuming no redemptions, as a result of the Reverse Stock Split and the Return of Capital Distribution, the public warrants would be exercisable for 11,980,000 shares of common stock and the private placement warrants would be exercisable for 8,507,536 shares of common stock at an adjusted exercise price of $11.73. Therefore, as of the date of this proxy statement / prospectus, if we assume that each outstanding whole warrant is exercised for cash and one share of New HeartFlow common stock is issued as a result of such exercise, with payment to New HeartFlow of the adjusted exercise price of $11.73 per whole warrant for one whole share, our fully-diluted share capital would increase by a total of 20,484,800 shares, with approximately $240,286,704 paid to exercise the warrants.
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although Longview has conducted due diligence on HeartFlow and New HeartFlow, Longview cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Longview’s or New HeartFlow’s control will not later arise. As a result, New HeartFlow may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New HeartFlow reports charges of this nature could contribute to negative market perceptions about New HeartFlow or its securities. In addition, charges of this nature may cause New HeartFlow to violate net worth or other covenants to which it may be subject. Accordingly, any Longview stockholders or warrant holders could suffer a reduction in the value of their securities.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Longview’s securities prior to the Closing may decline. The market values of Longview’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement / prospectus, or the date on which Longview stockholders vote on the Business Combination. The number of shares to be issued pursuant to the Business Combination Agreement is based on an Exchange Ratio of 3.523 shares of New HeartFlow common stock per share of HeartFlow common stock and will not be adjusted to reflect any changes in the market price of Longview Class A common stock.
In addition, following the release of cash from the Trust Account in connection with the Closing, fluctuations in the price of New HeartFlow’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of HeartFlow and trading in the shares of Longview Class A common stock has not been active. Accordingly, the valuation ascribed to HeartFlow in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New HeartFlow securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New HeartFlow securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of New HeartFlow’s securities may include:

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actual or anticipated fluctuations in New HeartFlow’s quarterly financial results or the quarterly financial results of companies perceived to be similar to New HeartFlow;

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changes in the market’s expectations about New HeartFlow’s operating results;

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success of competitors;

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operating results failing to meet the expectations of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New HeartFlow or the industry in which New HeartFlow operates in general;

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operating and stock price performance of other companies that investors deem comparable to New HeartFlow;

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ability to market new and enhanced products and services on a timely basis;

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ability to achieve or maintain favorable levels of reimbursement, government and other third-party payer coverage;

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security breaches, loss of data and other technology related disruptions;

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ability to comply with evolving regulations, including healthcare, regulatory approvals and clearances, privacy and security regulations;

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changes in laws and regulations affecting New HeartFlow’s business;

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commencement of, or involvement in, litigation involving New HeartFlow;

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changes in New HeartFlow’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New HeartFlow common stock available for public sale;

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any major change in New HeartFlow’s board or management or to key personnel;

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sales of substantial amounts of New HeartFlow common stock by our or New HeartFlow’s directors, executive officers or significant stockholders or the perception that such sales could occur;

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any material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New HeartFlow could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Longview may be the target of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Longview’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, which may adversely affect Longview or HeartFlow or, if the Business Combination is completed but delayed, New HeartFlow’s business, financial position and results of operations.
Following the Closing of the Business Combination, Longview will not have any right to make damage claims against HeartFlow or HeartFlow’s stockholders for the breach of any representation, warranty or covenant made by HeartFlow in the Business Combination Agreement.
The Business Combination Agreement provides that the representations, warranties and covenants of the parties contained therein terminate at the Effective Time, except for those covenants that by their terms expressly contemplate performance after the Effective Time as well as the representations and warranties of HeartFlow and Longview regarding investigation and exclusivity of representations and warranties. Accordingly, no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy may be brought with respect thereto after the Effective Time, except for covenants to be performed in whole or in part after the Effective Time. As a result, Longview will have no remedy available to it if the Business Combination is consummated and it is later revealed that, at the time of the Business Combination, there was a breach of any of the representations, warranties and covenants made by HeartFlow prior to the Effective Time.
Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New HeartFlow, some of whom may be from Longview and HeartFlow, and some of whom may join New HeartFlow following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New HeartFlow.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of Longview’s key personnel may remain with New HeartFlow in advisory positions following the Business Combination, we expect New HeartFlow’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
New HeartFlow’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement / prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement / prospectus is presented for illustrative purposes only and is not necessarily indicative of what New HeartFlow’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. Accordingly, such pro forma financial information may not be indicative of New HeartFlow’s future operating or financial performance and New HeartFlow’s actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement / prospectus, including as a result of such assumptions not being accurate. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
There can be no assurance that the New HeartFlow common stock issued in connection with the Business Combination will be approved for listing on the NYSE, or that we will be able to comply with the continued listing standards of the NYSE.
New HeartFlow common stock and public warrants are expected to be listed on the NYSE following the Business Combination. New HeartFlow’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, the NYSE delists New HeartFlow common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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a determination that New HeartFlow common stock is a “penny stock,” which will require brokers trading in New HeartFlow common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New HeartFlow common stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, even if New HeartFlow’s securities are listed as of the Closing of the Business Combination, New HeartFlow may be unable to maintain the listing of its securities in the future.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price in our initial public offering).
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our public shares, if we are unable to complete the Business Combination within the prescribed time frame, or upon the exercise of a redemption right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. We have not independently verified whether Longview Investors II LLC has sufficient funds to satisfy its indemnity obligations to us and believe that Longview Investors II LLC’s only assets are securities of Longview and, therefore, Longview Investors II LLC may not be able to satisfy those obligations. We have not asked Longview Investors II LLC to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per public share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of our Longview Investors II LLC, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.
Longview Investors II LLC has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share and (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Longview Investors II LLC will not be responsible to the extent of any liability for such third party claims. While we currently expect that our independent directors would take legal action on our behalf against Longview Investors II LLC to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation would be reduced.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Longview Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing members of the Longview Board and us to claims of punitive damages.
The Current Charter states that we must complete our initial business combination by March 23, 2023. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Longview Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, the Longview Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares. Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 24 months from the closing of our initial public offering may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following the 24th month from the closing of our initial public offering in the event we do not complete our initial business combination and, therefore, we do not intend to comply with those procedures.
Because we do not intend to comply with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution.
We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 24 months from the closing of our initial public offering is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.
If our stockholders fail to comply with the redemption requirements specified in this proxy statement / prospectus, they will not be entitled to redeem their shares of Longview Class A common stock for a pro rata portion of the Trust Account.
Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to the Transfer Agent by           New York City time, on            , 2021. Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.
The ability of Longview stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.
At the time we entered into the Business Combination Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights,

and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement requires us to have at least $345.0 million of aggregate cash proceeds comprising (i) the aggregate cash proceeds available for release to any Longview Party from the Trust Account in connection with the transactions contemplated by the Business Combination Agreement (after giving effect to any redemptions of public shares, if any) and (ii) the aggregate cash proceeds, if any, actually received by Longview in connection with the Forward Purchase. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.
If you or a “group” of stockholders of which you are a part are deemed to hold in excess of 15% of the Longview Class A common stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of Longview Class A common stock.
A public stockholder, together with any of his, her or its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Longview Class A common stock, or the “Excess Shares,” without Longview’s prior consent. However, the stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination will not be restricted. Your inability to redeem the Excess Shares will reduce your influence over Longview’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Longview if you sell such Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such Excess Shares if Longview consummates the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% of Longview Class A common stock and, in order to dispose of such Excess Shares, would be required to sell your stock in open market transactions, potentially at a loss.
Longview does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of Longview’s stockholders do not agree.
Longview’s existing governance documents do not provide a specified maximum redemption threshold, except that Longview will only redeem public shares so long as, after payment of the deferred underwriting commissions and after such redemptions, Longview’s net tangible assets will be at least $5,000,001 after giving effect to the Transactions (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
As a result, Longview may be able to complete the Business Combination even though a substantial majority of public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Longview Investors II LLC, officers, directors, advisors or any of their affiliates. Longview will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the Special Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. In the event the aggregate cash consideration we would be required to pay for all shares of Longview common stock that are validly submitted for redemption plus any amount required to satisfy the Aggregate Transaction Proceeds Condition pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by Longview stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If Longview does not complete the Business Combination, Longview could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

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negative reactions from the financial markets, including declines in the price of Longview Class A common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

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the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

The exercise of Longview’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Longview’s stockholders’ best interest.
In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Longview to agree to amend the Business Combination Agreement, to consent to certain actions taken by HeartFlow or to waive rights that Longview is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of HeartFlow’s business, a request by HeartFlow to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would entitle Longview to terminate the Business Combination Agreement. In any of such circumstances, it would be at Longview’s discretion, acting through the Longview Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is best for Longview and its stockholders and what he or they may believe is best for themselves in determining whether or not to take the requested action. For example, members of the Longview Board each hold sponsors shares, which were transferred to them by Longview Investors II LLC in January 2021 and which Longview Investors II LLC purchased for approximately $0.0014 per share prior to our initial public offering. In addition, certain members of the Longview Board are affiliated with Glenview Capital and Longview Investors II LLC. In the event we are unable to consummate the Business Combination or to complete an initial business combination by March 23, 2023, Longview Investors II LLC will lose all of its investment in Longview. For additional information see “Certain Relationships and Related Party Transactions — Longview.” As of the date of this proxy statement / prospectus, Longview does not believe there will be any changes or waivers that Longview’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Longview will circulate a new or amended proxy statement / prospectus and resolicit Longview’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
Longview may waive one or more of the conditions to the consummation of the Transactions without stockholder approval.
Longview may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions, to the extent permitted by applicable law. If Longview waives the satisfaction of a material condition to the consummation of the Transactions, Longview will evaluate the appropriate facts and circumstances at that time and re-solicit stockholder approvals of the Business Combination Proposal if required to do so by applicable law or the rules of the NYSE. In some cases, if the Longview Board determines that such waiver or its effect on Longview’s stockholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or the rules of the NYSE, the consequence of such waiver would be that Longview would complete the Transactions without seeking further stockholder approval.

For example, it is a condition to Longview’s obligations to close the Business Combination that HeartFlow will have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by HeartFlow under the Business Combination Agreement. However, if the Longview Board determines that a given breach by HeartFlow of this obligation does not rise to the level of materiality that would require re-solicitation of proxies, then the Longview Board may elect to waive that condition and close the Business Combination. Any determination to waive any condition to its obligations to consummate the Transactions or as to re-soliciting Longview stockholder approval or amending the proxy statement / prospectus as a result of a waiver will be made by the Longview Board at the time of such waiver based on the facts and circumstances as they exist at that time.
Risks Related to HeartFlow
Risks Related to HeartFlow Business and Industry
Our success currently depends entirely on the sales of our only product, the HeartFlow Analysis, and we will need to generate significant revenue from this product in order to achieve and maintain profitability.
We expect to continue to derive all of our revenue from sales of our only product, the HeartFlow Analysis, for the foreseeable future. We currently have no other product for sale, and if we are unable to increase revenue generated from sales of our product, we may never be able to achieve or maintain profitability. Our ability to increase sales and generate revenue is uncertain, and we may never be able to achieve profitability for many reasons, including:
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our product may not achieve widespread adoption among healthcare providers;

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payers, such as insurance companies and government insurance programs, may decide not to reimburse for our product, or may set or reduce the amounts of such reimbursements too low;

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healthcare industry trends may move in directions that do not provide adequate incentives for the adoption of our product;

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the results of clinical trials and any additional clinical and economic utility data that we or others may develop, present and publish may not support previous trials and data, and may not be sufficient to convince healthcare providers to adopt our product and payers to provide adequate reimbursement;

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our sales and marketing efforts may fail to effectively reach healthcare providers and payers and communicate effectively the benefits of using our product;

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competitors may develop a product that successfully competes with ours;

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we may not be able to obtain regulatory approval for future versions of our product, new indications for use of our product or other future products;

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there may be changes in existing or anticipated clinical guidelines, or the timing of adoption of positive clinical guidelines that support the use of the HeartFlow Analysis;

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there may be changing market conditions and disruptions to our business and the industry our customers operate in, our supply chain, and general operations caused by COVID-19 (including in response to any COVID-19 measures);

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we may face product liability claims that could result in costly litigation and significant liabilities;

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we may be unable to meet the privacy and data security requirements established by regulatory authorities or payers in order to obtain reimbursement for our product, including in particular the standards imposed by the Center for Medicare & Medicaid Services (“CMS”) to obtain Medicare reimbursements;

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we or one of our service healthcare providers may experience a privacy or data security breach;

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we may be unable to market our product in certain jurisdictions where our potential customers are not required to adopt and do not adopt privacy standards comparable to those we are subject to in the U.S. and the EU as a result of our handling of patient identifiers and other personal information;

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we may be adversely affected by technology problems that result in service outages for our product, including as a result of our reliance on Amazon Web Services (“AWS”) as the sole provider of our cloud-based platform; and

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any of the other risks described in this document, particularly the risks described under the heading “Risks Related to HeartFlow.”

Because of these numerous risks and uncertainties, we are unable to predict the extent to which we will generate revenue, the timing for when or the extent to which we will become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. A decline in the value of our company could cause you to lose all or part of your investment.
If healthcare providers are unwilling to change their standard practice regarding the evaluation of coronary artery disease, our ability to successfully commercialize will be adversely affected.
Our success depends on physicians, hospitals and other healthcare providers adopting and using the HeartFlow Analysis to aid in the evaluation of coronary artery disease (“CAD”). We may face challenges in obtaining provider adoption of our product. Our product was cleared to market in late 2013 in Europe and in early 2015 in the U.S. The HeartFlow Analysis is now also commercially available in the U.K., Europe and Japan. Many physicians have extensive experience with the existing tests for CAD and have established relationships with the companies that provide these tests. Existing tests to evaluate CAD, such as exercise EKG, stress echocardiography, coronary computed tomography angiography scan (“CTA”) and coronary angiography, are well established as part of physicians’ routine evaluation of CAD, and have been used for many years. Existing tests are performed in a high enough volume that healthcare providers generate sufficient revenue from their use and are well versed in their use, reimbursement and outcomes. Therefore, healthcare providers may be averse to adopting our product if they believe it will require too much effort and work to adopt into practice or that they will lose revenue by reducing the number of tests that are performed. Further, healthcare providers may be slow to change their practices because of perceived risks of using a new product. Healthcare providers may not find our clinical data compelling and may not recommend or use our product until they receive additional recommendations from other physicians that our product has a clinical benefit, or at all. Physicians have been, and may continue to be, slower to adopt or recommend our product because we have a limited commercial track record, our product has the potential to reduce healthcare providers’ existing revenue and we do not yet have reimbursement from a substantial number of payers.
In addition, our product relies on a coronary CTA first being performed, which is not currently done with great frequency in connection with assessing CAD. Moreover, the quality of the CTA performed must meet HeartFlow quality standards. Healthcare providers may choose not to adopt our product if they are not able to obtain an adequate CTA. Further, if future studies and trials or other events, including reimbursement rates of CTA, adversely impact the rate of use of CTAs in practice, then healthcare providers may be less willing to adopt a technology that uses CTAs.
Also, our product may prove to be more difficult than we expect to integrate into standard practice because a provider may be resistant to introduce a SaaS product into their workflow. Due to different laws, policies and preferences of healthcare providers regarding patient privacy both in the U.S. and abroad, they may be averse to sending data externally (outside of their facility) or abroad, and may have restrictions on the use of the Internet at their facility.
We expect that addressing these and similar issues will require a significant amount of our time and resources, and if we are unsuccessful, healthcare providers will likely not adopt our product into practice. We cannot predict when, if ever, healthcare providers will adopt use of our product. If our product is unable to gain acceptance by healthcare providers, our ability to commercialize our product successfully will be negatively impacted.
Reimbursement by the Medicare program is highly regulated and subject to change; our failure to comply with applicable regulations could result in decreased revenue and may subject us to penalties or have an adverse impact on our business.
Approximately 44% of our U.S. customer’s patients that receive HeartFlow Analysis are traditional fee-for-service Medicare patients administered by CMS. Although most of these claims are billed to Medicare by our provider customers, an immaterial number of the claims are directly billed to Medicare by HeartFlow’s billing entity. Under CMS guidelines for enrollment and participation in the Medicare program, CMS designates our billing entity as an independent diagnostic testing facility (“IDTF”). CMS imposes extensive and detailed requirements on IDTFs, including but not limited to, rules that govern how we are certified for enrollment in the Medicare program, how we structure our relationships with physicians, how and when we submit reimbursement claims, how we operate our facility and how and where we provide our services to patients, including restrictions on potential send all arrangements. Our failure to comply with applicable CMS rules could result in a discontinuation of our reimbursement from the Medicare program, our being required to return funds already paid to us, civil monetary penalties, criminal penalties and/or exclusion from federal health care programs.
Changes in government payer coverage, coding and payment for the HeartFlow Analysis could affect the adoption of the HeartFlow Analysis and our profitability.
Government payers may change their reimbursement policies, including coverage, coding and payment amounts, in a way that would prevent or limit reimbursement for the adoption of the HeartFlow Analysis by providers, which would significantly harm our business.
Under the Medicare program, formal policies regarding which products or services are covered benefits can be developed at the national level through a national coverage determination (“NCD”) by CMS, or at the local level through a local coverage determination (“LCD”) by one or more of the regional Medicare Administrative Contractors (“MACs” and each, a “MAC”) which are private contractors that process and pay claims on behalf of CMS for different regions. In the absence of a specific NCD, as is the case with the HeartFlow Analysis, the MAC with jurisdiction over a specific geographic region for the billing provider will have the discretion to issue an LCD or determine coverage on a claim-by-claim basis. A few MACs have issued LCDs that extend Medicare coverage for the HeartFlow Analysis for certain conditions. We are in the process of seeking LCDs in other MACs to establish Medicare coverage for the HeartFlow Analysis in other regions as well. If Medicare coverage is not established for the HeartFlow Analysis in other MACs, or if existing Medicare coverage is reduced or eliminated in the future, we may be unable to provide the HeartFlow Analysis or would experience a significant loss of revenue, either of which would have a material adverse effect on our cash flows, results of operations, and financial condition.
Government and other third-party payers require us to report the HeartFlow Analysis on claims for reimbursement using a Current Procedural Terminology (“CPT”) code-set maintained by the American Medical Association (“AMA”). The HeartFlow Analysis is currently identified by temporary CPT codes (or Category III CPT codes), which are used for newly introduced technologies. These Category III CPT codes were effective in January 2018 and are scheduled to expire at the end of 2022 unless they are renewed or converted to permanent CPT codes (also known as Category I CPT codes). If the AMA does not renew the Category III CPT codes, or declines to convert the Category III CPT codes to Category I CPT codes, this may have a negative impact on our ability to obtain favorable reimbursement for the HeartFlow Analysis service.
Currently under the Medicare program, payment rates associated with the Category III CPT codes for the HeartFlow Analysis when performed by IDTFs and non-hospital providers or suppliers are established by the individual MACs and vary by region. If the Category III CPT codes are converted to Category I CPT codes at the end of 2022, then the AMA will assign relative value units to the Category I CPT codes and CMS may assign national payment rates to the Category I CPT codes through the Medicare Physician Fee Schedule annual rulemaking process. Alternatively, CMS may decide to designate the new Category I CPT codes as MAC-priced, which means that the individual MACs will assign Medicare payment rates to the CPT codes that may vary by region. The MAC-priced payment rates for the Category I CPT codes may not be at the same level as the current payment rates for the existing Category III CPT codes in the individual MAC regions. If the current Category III CPT code payment rates remain unchanged or are not significantly improved, or the potential new Category I CPT codes are not favorably priced, thereby allowing us to obtain favorable Medicare reimbursement for the HeartFlow Analysis service in the future, we may be unable to provide the HeartFlow Analysis or would experience a significant loss of revenue, either of which would have a material adverse effect on our cash flows, results of operations, and financial condition.

Currently, hospitals that purchase the HeartFlow Analysis from us and bill the Medicare program for reimbursement are paid an amount set by a New Technology Ambulatory Payment Classification (“APC”) through the Medicare Hospital Outpatient Prospective Payment System. We are in the process of advocating with CMS to assign the HeartFlow Analysis to a clinical APC which would provide a more favorable payment rate. If we are unsuccessful in our efforts to convince CMS to assign the HeartFlow Analysis to a clinical APC with a more favorable payment rate for our hospital customers, we may be unable to provide the HeartFlow Analysis or would experience a significant loss of revenue, either of which would have a material adverse effect on our cash flows, results of operations, and financial condition.
Given the evolving nature of the healthcare industry and ongoing healthcare cost reforms, we are and will continue to be subject to changes in the level of Medicare reimbursement for our products. Unfavorable coverage or payment determinations at the national or local level could adversely affect our business and results of operations. A reduction in coverage or payment by the Medicare program could cause some commercial third-party payers to implement similar reductions in their coverage or payment amounts for the HeartFlow Analysis. If published MAC payment rates are not increased to above the cost of revenue for the HeartFlow Analysis, and we are unable to achieve a level of revenues adequate to support our cost structure, this would raise substantial doubts about our ability to continue as a going concern.
In addition, although a significant amount of the HeartFlow Analysis services that we provide are reimbursed through Medicare or commercial third-party payers, if the percentage of HeartFlow Analysis services provided to Medicaid recipients were to increase, our gross margins would be adversely affected as a result. Each state’s Medicaid program has its own coverage determinations related to our services, and some state Medicaid programs do not provide their recipients with coverage for the HeartFlow Analysis. Even if the HeartFlow Analysis is covered by a state Medicaid program, we must be recognized as a Medicaid provider by the state in which the Medicaid recipient receiving the services resides in order for us to be reimbursed by a state’s Medicaid program. Even if we are recognized as a provider in a state, the Medicaid reimbursement amounts are sometimes as low or lower than Medicare reimbursement rates. Certain states may require Medicaid recipients to pay for part of the HeartFlow Analysis, and because the recipients of Medicaid are low income individuals, we are often unable to collect any amounts directly from individual recipients of the HeartFlow Analysis covered by Medicaid. Low or zero dollar Medicaid reimbursement rates for the HeartFlow Analysis would have an adverse effect on our business, gross margins and revenues.
If third-party payers do not cover and provide adequate, or any, reimbursement for the HeartFlow Analysis, or if existing payment amounts are reduced, adoption of our product by healthcare providers will be negatively impacted, and we may be unable to successfully commercialize our product, and our business may fail.
Our ability to successfully commercialize the HeartFlow Analysis depends, in large part, on whether third-party payers, including private health insurers, managed care plans and government healthcare programs, such as Medicare and Medicaid, agree to cover and adequately reimburse for the use of the HeartFlow Analysis. Patients generally rely on payers to reimburse all or part of the costs associated with their treatment. As a result, coverage determinations and reimbursement levels are critical to the commercial success of a new product. Reimbursement is obtained from a variety of sources, including government sponsored and private health insurance plans, and varies by country and by region within some countries. These payers determine whether to provide coverage and payment for specific products and procedures. Some payers may require us to gather additional extensive clinical data before they provide reimbursement for the HeartFlow Analysis, which will take time and cause us to incur costs. We may also need to establish systems and programs that assist patients in understanding the reimbursement provided by their insurers and, in some instances, establish patient support programs to alleviate the economic burden of co pays and co insurance. In addition, payers continually review new technologies and can, without notice, deny coverage. As a result, the coverage determination process is often time consuming and costly, with no assurance that coverage and adequate reimbursement will be obtained, or maintained if obtained. If we are not able to secure positive coverage determinations and reimbursement levels for the HeartFlow Analysis, our business will be adversely affected and may fail.
Although the HeartFlow Analysis has received reimbursement throughout major markets, including the U.S., U.K., Europe, and Japan, we continue to work with government-funded and private payers in these countries to seek appropriate levels of reimbursement for the HeartFlow Analysis. We are also working with regulatory agencies and governmental and private payers in other countries to demonstrate the economic and clinical benefits of the HeartFlow Analysis in our efforts to seek reimbursement in those countries. We cannot predict if or when other payers will make their coverage decisions or if or when we will obtain a positive coverage determination. Our inability to promptly obtain reimbursement from both government-funded and private payers would have an adverse effect on our operating results, our ability to commercialize our product and our overall financial condition.
Reimbursement by a payer may depend on a number of factors, including a payer’s determination that our product is not:
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experimental or investigational;

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safe, effective and medically necessary;

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appropriate for the specific patient;

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a covered benefit under its health plan;

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cost saving or cost effective; and

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supported by peer reviewed publications.

We cannot be sure that reimbursement will be available or continue to be available and, if reimbursement is available, what the level of reimbursement will be. Even if we obtain coverage for a given product, the resulting reimbursement levels might not be adequate for us to achieve or sustain profitability or may require co payments that patients find unacceptably high. Further, there may be significant delays in obtaining reimbursement, and coverage may be more limited than the purposes for which the product is cleared by regulatory authorities. Additionally, the fact that other tests to evaluate CAD do receive reimbursement does not mean that the HeartFlow Analysis will also be reimbursed. If sufficient reimbursement is not available, in either the U.S. or internationally, the demand for the HeartFlow Analysis will decline and our revenue will be adversely affected.
Our success may depend heavily on changes in the healthcare industry that are hard to predict and may not occur or may occur more slowly than we expect.
Our success will depend greatly on changes in the way healthcare is delivered and reimbursed. Due to the rising cost of healthcare, recent government reforms and private and public payer initiatives have started providing financial incentives for improving both financial performance and clinical outcomes. However, trends in the industry are unpredictable and may not change in the way we anticipate. If a shift in the healthcare industry away from fee for service care to this value based care does not occur, we may not be able to obtain, or may be delayed in obtaining, provider or payer support and adoption of the HeartFlow Analysis.
Many healthcare providers are compensated based on a fee for service model that ties a reimbursement payment to each test or procedure performed, and the type of such test or procedure. Healthcare providers may not be incentivized to adopt a product that reduces the number of tests or changes the type of test or procedure to one that has lower reimbursement rates, unless reimbursement for such product is high enough to compensate for the lost revenue. Adequate reimbursement for the HeartFlow Analysis by payers is, therefore, essential to the acceptance and adoption of our service by healthcare providers.
Subsequent studies that are conducted and published may not be positive or consistent with our existing clinical and other data, which would negatively impact the use of our product.
Our success depends on the medical community’s acceptance of our product, and the medical community requires comprehensive clinical evidence supporting the accuracy, safety and efficacy of new products. We cannot assure you that any data that we or others generate in the future will be positive or consistent with that observed in prior trials and studies. We also cannot assure you that any data that may be collected will be compelling to the medical community because the data may not demonstrate that our product is attractive when compared to data from alternative tests. In addition, there may be changes in existing or anticipated clinical guidelines, delay in obtaining positive clinical guidelines or changes in the timing of adoption of positive clinical guidelines that support the use of the HeartFlow Analysis and any such changes or delay will have a negative impact on the adoption and use of our product.
To date, we have derived a significant amount of our revenue from a small number of customers. Our limited commercial history may make it difficult for you to evaluate the success of our business and to assess our future viability.
To date, we have derived a majority of our revenue from a small number of customers. A critical factor for our continued growth and success is our ability to sell our product to new customers, support the increased adoption of CTA as a non-invasive method to assess CAD, and drive utilization of HeartFlow Analysis by existing customers. If we do not increase the number of our customers and drive increased use of CTA and HeartFlow Analysis as the preferred non-invasive testing method for assessing CAD, our revenue will not increase and will be insufficient to successfully conduct our business. In addition, a decrease in reimbursement rates for CTA, or a change in clinical guidelines that results in a decreased use of CTA, could negatively impact our growth. Any factor adversely affecting the use of CTA as a non-invasive method of assessing CAD could negatively impact the adoption or sales of our product which would adversely affect the growth rate of our revenue, operating results and business.
While the HeartFlow Analysis has been cleared to market for over seven years, commercial traction for the product is more recent. Our limited commercial history makes it difficult to evaluate our current business and makes predictions about our future results, prospects or viability subject to significant uncertainty. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount to support growth and new product development, and may encounter unforeseen expenses, difficulties or delays in connection with our expansion. Consequently, any predictions about our future success, performance or viability may not be as accurate as they could be if we had a longer operating history and a broader customer base. See “Business of New HeartFlow — Our Progress and Opportunities.”
We have limited experience selling our product, and we may be unable to build effective sales and marketing capabilities to support our global growth strategy.
We market and sell our product through our sales and marketing organizations in the U.S., U.K., Europe, and Japan. We have limited experience commercializing our product and may be unable to drive sufficient levels of revenue to support our planned growth. Our ability to successfully market and sell our product may be limited by a number of factors, including:
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established competitors with strong relationships with customers, including healthcare providers and payers;

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limitations in our ability to demonstrate advantages of our product compared to competing products and the relative safety, efficacy and ease of use of our product;

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the limited size of our sales force and the learning curve required to gain experience selling our product;

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insufficient financial or other resources to support our sales and marketing efforts necessary to reach profitability; and

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the introduction and market acceptance of new, more effective or less expensive competing products and technologies.

Our commercialization strategy depends on building a focused sales and marketing infrastructure. Recruiting and training a sales force is expensive and time consuming and, if done improperly, could delay or limit sales. Factors that may inhibit our efforts to effectively sell our product include:
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our inability to recruit, manage and retain adequate numbers of effective sales and marketing personnel;

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the inability of marketing personnel to develop effective marketing strategies;

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the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to use our product;

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the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more well known and traditionally used product lines; and

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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If our sales and marketing efforts fail to educate physicians and hospitals about the advantages of our product, do not achieve significantly greater market acceptance of our product, do not gain momentum in our sales or fail to significantly grow our market share, we will not be able to grow our revenue and our business and financial condition will be adversely affected.
We have established collaboration agreements with the leading manufacturers of 64-slice or greater CT scanners including Siemens Healthineers (“Siemens”) and General Electric Healthcare (“GE Healthcare”) in addition to Koninklijke Philips N.V. (“Philips”). We collaborate with all of the CT scanner manufacturers to improve the quality of acquired coronary CTA data. These companies have commercial offerings that will benefit their current and potential future customers who are interested in the HeartFlow CTA-derived fractional flow reserve (“FFRCT”) Analysis and the HeartFlow Planner offerings. While we expect that the support of the sales teams of these companies will broaden our commercial reach and provide additional value to prospective customers, we may not be able to successfully utilize these collaborations to market our products.
If we are unable to compete successfully, we may be unable to increase or sustain our revenue or achieve profitability.
Our principal competition comes from companies that provide the existing tests that aid physicians in the evaluation of CAD. Established, traditional tests for CAD have been used for many years and are therefore difficult to change or supplement. Many of these companies have established relationships with healthcare providers, and healthcare providers may have financial incentives to order tests from them. These competitors and others may obtain regulatory clearance or approvals for competing products more rapidly than us or develop more effective or less expensive products or technologies that render our product obsolete or less competitive. The companies that sell the existing tests for CAD include companies that offer:
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cardiac specific tests to primary care and cardiology offices, such as manufacturers of capital equipment for stress echocardiography and SPECT, including GE Healthcare, Siemens and Philips;

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products used for the invasive fractional flow reserve (“FFR”) testing market, such as and St. Jude Medical, Inc.; and

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contrast agents for coronary angiography, such as Mallinckrodt plc, Bracco Diagnostics, Inc., Bayer HealthCare LLC and Draxis Health, Inc.

Further, the use of invasive FFR testing may become more widespread, which may negatively impact sales of our product. In addition, the field of cardiovascular genomics is subject to rapidly changing technology, and others may invent and commercialize technology platforms such as next generation sequencing approaches that could compete with our product or could make our product or any product we may sell in the future obsolete. If we are unable to compete successfully against these or other competitors, we may be unable to increase market acceptance for our product, which could prevent us from increasing or sustaining our revenue or achieving profitability and could cause the market price of our common stock to decline.
Our product requires a CTA. A number of companies manufacture CT scanners, including, among others, GE Healthcare, Hitachi, Philips, Samsung, Siemens Healthineers and Toshiba. These companies are more diversified than we are and have substantial financial, manufacturing, sales and marketing distribution and other resources, and may offer any competing product they develop as a bundle with the purchase of a CT scanner. Further, these larger companies have market penetration in the CT scanner market and understand the market for CAD and, if able to develop a competing product, may offer it as a bundle with the purchase of a CT scanner. Any of these companies or others could determine to develop and offer a product that competes with ours. Three of these companies, Siemens Healthineers, Philips and Toshiba, have developed a local workstation-based technology prototype aimed at deriving CT-based blood flow data without an invasive procedure. While this technology is early in its development and does not yet have regulatory approval or clinical validation, they may become competitive with our product in the future. While HeartFlow has established collaboration agreements and / or licensed HeartFlow intellectual property to Philips, Siemens Healthineers and GE Healthcare, they may elect in the future to abandon that partnership to develop competing workstation-based technology.
Our business could be disrupted by catastrophic events.
The occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunctions, pandemics (such as the COVID-19 pandemic), political unrest, geopolitical instability, cyberattack (including a ransomware attack), war, or terrorist attack, could result in lengthy interruptions in our ability to serve our customers. In addition, acts of terrorism could cause disruptions to the internet or the economy as a whole. Specifically, our corporate headquarters are located in Redwood City, California and we also have an office in Tokyo, Japan. Our production related computers are currently located in our Redwood City office and in Austin, Texas. Any event that prevents our access to such facilities would prevent us from operating our business and have an adverse effect on our future operating results. In addition, the west coast of the U.S. and Japan each contain active earthquake zones. Additionally, we rely on our network and third party infrastructure and enterprise applications, internal technology systems and our website for our development, marketing, operational support hosted services and sales activities.
In the event of a catastrophic event, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our product development, lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could have an adverse effect on our future operating results. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solutions to our customers would be impaired, or we could lose critical data. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed. Even with our disaster recovery arrangements and insurance coverage, our service could be interrupted which would have a negative impact on our business.
The COVID-19 pandemic has and could continue to harm our business, financial condition, and results of operations.
The spread of COVID-19 in the U.S. and globally has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter in place orders and shutdowns. The COVID-19 pandemic has negatively impacted our business, financial condition and results of operations by decreasing and delaying procedures performed using the HeartFlow Analysis. Similar to the general trend in elective and other medical procedures, the number of procedures performed using the HeartFlow Analysis decreased substantially in the second quarter of 2020 as healthcare providers globally prioritized the treatment of patients with COVID-19 or altered their operations to prepare for and respond to the pandemic. For example, in response to the pandemic, governmental authorities in the U.S. recommended, and in certain cases required, that elective, specialty and other procedures and appointments be suspended or canceled to avoid non-essential patient exposure to medical environments and potential infection with COVID-19 and to focus limited resources and personnel capacity toward the treatment of COVID-19 patients. While we began to see signs of a recovery in our business as the number of procedures performed using the HeartFlow Analysis returned to pre-COVID levels by the end of 2020, we believe these impacts on our business, although uncertain, could continue for the duration of the pandemic and negatively impact our business, financial condition and results of operations by decreasing or delaying the number of HeartFlow Analyses performed.
Furthermore, COVID-19 related travel bans and restrictions, quarantines, shelter in place orders, and shutdowns orders have resulted in reduced operations at our headquarters, modified operations at our production facilities, work stoppages, slowdowns and delays and cancellation of events, thereby significantly and negatively impacting our operations. Healthcare providers who are current or potential customers may experience similar restrictions, which negatively impacts our sales and marketing activities. Other disruptions or potential disruptions include restrictions on the ability of our sales representatives and other customer success personnel to travel and access customers for onboarding, training and case support; disruptions in our production schedule; delays in actions of regulatory bodies; delays in clinical trials and studies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; delays in growing or reductions in our commercial organization, including through delays in hiring, lay-offs, furloughs or other losses of sales representatives; restrictions in our ability to onboard new customers; business adjustments or disruptions of certain third parties, including suppliers, medical institutions and clinical investigators with whom we conduct business; negative impact on our customers’ credit profiles, which may adversely impact our future collection experience; and additional government requirements or other incremental mitigation efforts that may further impact our capacity to supply our products. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of new strains of the COVID-19 virus and further actions to contain or treat its impact, among others.
The COVID-19 pandemic has also resulted in, and may continue to result in, significant disruption of global financial markets. Any future disruptions caused by the pandemic could reduce our ability to access capital, which could in the future negatively affect our liquidity. In addition, the recession and market correction resulting from COVID-19, has materially affected our business. Such economic recession could have a material adverse effect on our long-term business as hospitals curtail and reduce capital and overall spending. The current economic downturn is resulting in significant job losses and reductions in disposable income and if patients are unable to obtain or maintain health insurance policies, this may significantly impact their ability to pay for the procedures utilizing our products, further negatively impacting our business, financial condition and results of operations. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risks Related to HeartFlow” section.
We have limited information on our sales cycle, and based on our limited information, our sales cycles can be long and unpredictable, and our sales efforts require considerable investment of time and expense. If we have a long sales cycle or a substantial investment in resources pursuing unsuccessful sales opportunities, our operating results and growth would be harmed.
Our sales cycle for our product may be lengthy and difficult to predict. Our sales process entails planning discussions with prospective customers, analyzing their existing solutions and identifying how these potential customers can use and benefit from our product. In addition, customers may also require extensive education about the technical capabilities of our product and significant customer support time or pilot programs. Based on our limited experience, the sales cycle for a new customer, from the time we identify the customer to the completion of the first sale, may span over several quarters, and it is difficult for us to predict. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will result in the sale of our product. In addition, we expect our sales cycle to vary substantially from customer to customer because of various factors, including the discretionary nature of potential customers’ purchasing and budget decisions, the announcement or planned introduction of new products by us or our competitors and the purchasing approval processes of potential customers. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our operating results and growth would be harmed.
We plan to provide service level commitments under our customer agreements. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts or our customers may terminate their contracts, which could adversely affect our revenue.
Our customer agreements have in the past included and will continue to include service level commitments. If we are unable to meet the stated service level commitments or if our customers suffer extended periods of unavailability of our product, we may be contractually obligated to provide these customers with service credits or our customers may terminate their agreements. Our revenue could be significantly affected if we suffer unscheduled downtime that exceeds the allowed downtimes under our agreements with our customers. Any extended service outages could adversely affect our reputation, revenue and operating results.
If we fail to receive access to hospital facilities, our sales may decrease.
In order for physicians to use our product, our personnel may require access to the hospital facilities where these physicians treat patients, and we expect these hospitals will require us to enter into contracts. This process can be lengthy and time consuming and require extensive negotiations and management time. If we do not receive access to hospital facilities via these contracting processes or otherwise, our sales may decrease and our operating results may be harmed. Furthermore, we may expend significant effort in these time consuming processes and still may not obtain a purchase contract from such hospitals.
If we fail to develop widespread brand awareness at a reasonable cost, our business may suffer.
We believe that developing and maintaining widespread awareness of the HeartFlow brand is critical to achieving widespread acceptance of our product and attracting new customers. However, brand promotion activities can be expensive and may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. Given our potential competitors may be more established, have a stronger brand presence and customer base, and have access to more resources and capital, as well as our lack of commercialization history, it is likely that our future marketing efforts will require us to incur significant additional expenses. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, our product may not be accepted by physicians, which would adversely affect our business, results of operations and financial condition. If we fail to successfully promote and maintain our brand, or incur substantial expenses, we may fail to attract or retain customers necessary to realize a sufficient return on our brand building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of our product and our business may suffer.
Any failure to offer high quality technical support services or to manage our technical operations infrastructure could adversely affect our relationships with our customers and our operating results.
Our customers will depend on our support organization to resolve any technical issues relating to our product. We may be unable to respond quickly enough to accommodate short term increases in customer demand for technical support services. Increased customer demand for our services, without corresponding revenue, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on the reputation of our product and business and on positive recommendations from our existing customers. Any failure to maintain high quality technical support or service, or a market perception that we do not maintain high quality support or service, could adversely affect our reputation, our ability to sell our product to existing and prospective customers and our business and operating results. Our cloud based product platform is currently supported internally. However, we plan to use a third party public cloud provider in the future, and we will not control the operation of this third party service. If this service terminates or is disrupted for any reason, we may experience service interruptions, which could adversely affect our reputation, and our ability to sell our product to existing and prospective customers, and we may incur significant switching costs and possible service interruption in connection with doing so, which could materially impact our business.
In addition, we may experience significant growth in the number of users and data that our operations infrastructure supports. We may not be able to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers. We also may not be able to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. In addition, we need to properly manage our technological operations infrastructure in order to support version control, changes in hardware and software parameters and the evolution of our solutions. However, the provision of new hosting infrastructure requires adequate lead time. We have experienced, and may in the future experience website disruptions, outages and other performance problems. Such problems can negatively impact our turnaround times or our results. These types of problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our existing customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with increased sales, customers may experience delays in the deployment of our solutions as we seek to obtain additional capacity, which could adversely affect our reputation and adversely affect our revenue.
Sales to customers outside the U.S. or with international operations expose us to risks inherent in international sales.
In our fiscal year ended December 31, 2020, sales to customers outside the U.S. accounted for 27% of revenue, and for the three months ended March 31, 2021, sales to customers outside the U.S. accounted for 25% of our revenue. A key element of our growth strategy is to further expand our international operations and worldwide customer base. Operating in international markets requires significant resources and management attention and subjects us to regulatory, economic and political risks that are different from those in the U.S. We have limited operating experience in international markets, and we cannot assure you that our expansion efforts in the U.K., Europe, Canada and Japan or into other international markets will be successful. Our experience in the U.S., U.K., Europe, Canada and Japan may not be relevant to our ability to expand in other emerging markets. Our international expansion efforts may not be successful in creating further demand for our product outside of the U.S. or in effectively selling our product in the international markets we enter. See Note 3 — Revenue and Contract Liabilities to the consolidated financial statements of HeartFlow included elsewhere in this proxy statement / prospectus.
We operate in an industry which is subject to significant enforcement scrutiny by both U.S. and non U.S. government authorities. Our international business requires us to comply with U.S. and foreign laws and regulations, such as various anti bribery and anti corruption laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.S. Fraud Act and in certain cases the U.K. Bribery Act of 2010. Compliance with these is costly and exposes us to significant civil and criminal penalties for non compliance. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative fines, penalties and disgorgement of profits, including imprisonment of individuals, denial of export privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting. Our international operations expose us and our distributors to risks inherent in operating in foreign jurisdictions that could adversely affect our business. These risks include:
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the need to localize and adapt our product for specific countries, including translation into foreign languages and associated expenses and ensuring that our product enables our customers to comply with local industry laws and regulations;

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data privacy laws which require that patient identifier data be stored and processed in a designated territory;

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difficulties in staffing and managing foreign operations, including employee laws and regulations;

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different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

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the different rules and outlooks of healthcare providers regarding patient privacy, the use of Internet at their facility and access to their IT departments;

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new and different sources of competition;

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weaker protection for intellectual property and other legal rights than in the U.S. and practical difficulties in enforcing and defending intellectual property and other rights outside of the U.S.;

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laws and business practices favoring local competitors;

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compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection, and anti bribery laws and regulations;

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increased financial accounting and reporting burdens and complexities;

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restrictions on the transfer of funds;

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adverse tax consequences, including the potential for required withholding taxes;

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unstable regional and economic political conditions;

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third party reimbursement policies that may differ or require patients to directly absorb medical costs or that may necessitate the reduction of the selling prices of our product;

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foreign currency exchange rate fluctuations;

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the imposition of additional U.S. and foreign governmental controls or regulations;

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changes in duties and tariffs, license obligations and other non tariff barriers to trade;

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the imposition of restrictions on the activities of foreign agents, representatives and distributors;

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the imposition of U.S. or international sanctions against a country, company, person or entity with whom we do business that would restrict or prohibit continued business with the sanctioned country, company, person or entity; and

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the imposition of new trade restrictions.

Consolidation in the healthcare industry could lead to demands for price concessions, which may impact our ability to sell our product at prices necessary to support our current business strategies.
Healthcare costs have risen significantly over the past decade, which has driven numerous cost reform initiatives by legislators, regulators and payers. Cost reform has elicited a consolidation trend in the healthcare industry to aggregate purchasing power, which may create more requests for pricing concessions in the future. Additionally, group purchasing organizations, independent delivery networks and large single accounts may continue to use their market power to consolidate purchasing decisions for healthcare providers. We expect that market demand, government regulation, coverage and reimbursement policies and societal pressures will continue to change the healthcare industry worldwide, resulting in further business consolidations and alliances among our customers, which may exert further downward pressure on the prices of our product and may adversely impact our business, results of operations, financial condition and prospects.
We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, including our senior management, we may not be able to grow effectively and this could adversely affect our business.
Our future success depends, in part, on our ability to continue to retain our executive officers and other key employees and to recruit and hire new employees. Any of our executive officers and other employees may terminate employment with us at any time with no advance notice. The replacement of any of our key personnel likely would involve significant time and costs, may significantly delay or prevent the achievement of our business objectives and may harm our business.
To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software and cloud based services and senior sales executives. We may experience difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. Many executive officers and employees in the cardiology and medical device industry are subject to strict non compete or confidentiality agreements with their employers. In addition, some of our existing and future employees are or may be subject to confidentiality agreements with previous employers. Our competitors or others may allege breaches of and seek to enforce such non compete agreements or initiate litigation based on such confidentiality agreements, resulting in a diversion of our time and resources. Such litigation, whether or not meritorious, may impede our ability to attract or use executive officers and other key employees who have been employed by our competitors and may result in intellectual property claims against us.

In addition, job candidates and existing employees in the San Francisco Bay and Austin areas often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. In addition, many of our employees have become or will soon become vested in a substantial amount of stock or number of stock options. Our employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly below the market price of our common stock. Further, our employees’ ability to exercise those options and sell their stock in a public market after the Closing of the Business Combination may result in a higher than normal turnover rate. If we fail to attract new personnel, or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.
Our long-term growth may depend on our ability to enhance the HeartFlow Analysis’ performance, expand its applications and develop new applications.
It is important to our business that we continue to enhance the HeartFlow Analysis’ performance, expand its applications and develop new applications that can be integrated with our current platform. These efforts are expensive and time consuming and could divert management’s attention away from our current product and harm our business. The success of any such enhancements to the HeartFlow Analysis or additional applications, including any currently in development, will depend on several factors, including our ability to:
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properly identify and anticipate physician and patient needs;

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develop and introduce new applications or product enhancements in a timely manner;

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avoid infringing upon the intellectual property rights of third parties;

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demonstrate, if required, the safety and efficacy of new applications with data from preclinical studies and clinical trials;

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obtain the necessary regulatory clearances or approvals for new applications or product enhancements;

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be fully FDA compliant with marketing of new devices or modified products;

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provide adequate training to potential users of our product;

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receive adequate coverage and reimbursement for the use of our product; and

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develop an effective and dedicated sales and marketing team.

If we are unsuccessful in developing and commercializing additional products in other areas, our ability to increase our revenue may be impaired.
Adverse economic conditions, particularly with respect to the medical technology industry, could adversely impact our business.
Our business depends on the overall demand for medical technologies and on the economic health of our existing and prospective customers. In addition, the purchase of our product may involve a commitment of capital and other resources. The financial weakness in recent years resulted in a significant deterioration of the economy in the U.S., U.K., Europe, Canada and Japan and of the global economy, more limited availability of credit, a reduction in business confidence and activity and other difficulties that may affect the medical technology industry. In addition, the economies of countries in Europe have been experiencing weakness associated with high sovereign debt levels, weakness in the banking sector and uncertainty over the future of the Eurozone. We have existing and prospective customers in Europe. If economic conditions in Europe and other key markets for the HeartFlow Analysis continue to remain uncertain or deteriorate further, particularly with respect to our industry, many of our customers may delay or reduce their spending. This could result in reductions in sales of our product, longer sales cycles, slower adoption of new technologies and increased price competition. Any of these events could have an adverse effect on our business, operating results and financial position. In addition, there can be no assurance that spending levels will increase following any recovery.

We occasionally rely on third parties to conduct our clinical trials. If these third parties do not perform as contractually required or otherwise expected, our clinical trials may be extended, delayed, suspended or terminated.
We have relied, and intend to continue to occasionally rely, on third parties, such as contract research organizations, medical institutions and clinical investigators, to assist us with our clinical trials. For third party conducted clinical trials, we are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. We are also responsible for compliance with regulations and standards, including good clinical practices, for monitoring, conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. If these third parties do not successfully carry out their contractual obligations, comply with regulatory requirements or meet expected deadlines, if such third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for any other reason, our clinical trials may be extended, delayed, suspended or terminated. Further, we may not be able to obtain regulatory clearance for new versions of or expanded indications for our product or for other products we develop that are evaluated in clinical trials conducted by these third parties.
We have noticed seasonality in the use of our product, the HeartFlow Analysis, which may cause quarterly fluctuations in our revenue.
During the summer months and the holiday season, we have observed that the use of our HeartFlow Analysis decreases, which reduces our revenue during those periods. We believe that the decrease in demand may result from physicians or their patients taking vacations. Similarly, we generally experience some effects of seasonality due to the renewal of insurance deductibles at the beginning of the calendar year. These factors may cause our results of operations to vary from quarter to quarter.
Risks Related to HeartFlow’s Legal and Regulatory Matters
We may face product liability claims that could result in costly litigation and significant liabilities. We may not be able to maintain adequate product liability insurance.
Development, marketing and clinical testing of our product may expose us to product liability and other tort claims. Although we have, and intend to maintain, liability insurance, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have an adverse effect on our business and results of operations. For example, the U.S. Supreme Court declined to hear an appeal where the U.S. Court of Appeals for the Ninth Circuit ruled that the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act did not preempt state laws in a product liability case involving a medical device company. If other courts in the U.S. adopt similar rulings, we may be subject to increased litigation risk in connection with our product. Product liability claims could negatively affect our reputation, continued product sales, and our ability to obtain and maintain regulatory approval for our product.
In addition, although we have product liability and clinical study liability insurance that we believe is appropriate, this insurance is subject to deductibles and coverage limitations. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have an adverse effect on our business, financial condition and results of operations.
We face extensive, ongoing regulatory requirements, and our failure to comply with medical device regulatory requirements or receive and maintain regulatory clearance or approval of our current and future products or operations in the U.S. or abroad could adversely affect our business.
The HeartFlow Analysis is subject to extensive regulation in the U.S. by the FDA and by similar governmental authorities in the foreign countries where we do business. The FDA regulates virtually all aspects of a medical device’s development, design, testing, manufacturing, labeling, advertising, promotion, distribution and marketing. In addition, we are required to file medical device reports, or MDRs, with the FDA if our product may have caused, or contributed to, death or serious injury, or if it malfunctioned and would be likely to cause, or contribute to, death or serious injury if the malfunction were to recur. We are also required to notify FDA if we initiate any field correction or removal to reduce a risk to health posed by our device. In general, unless an exemption applies, current and future versions of our product must receive pre market clearance (or “510(k) clearance”) or approval from the FDA before they can be marketed in the U.S. We cannot be assured that any of our future products, to the extent required, will be cleared or approved by the FDA through the pre market clearance or pre-market approval processes, or that the FDA will provide export certificates that are necessary to export certain products to certain countries. Pre-market clearance or pre-market approval applications may require support by data from clinical trials. We are subject to requirements to publicly register and report the results of our clinical trials. We must also abide by good clinical practice (“GCP”) requirements in the conduct and documentation of our clinical trials and report to FDA significant financial interests of investigators in any clinical trials we submit to support marketing applications for our products. If FDA considers data from our clinical trials to be actually or potentially biased due to investigators’ financial interests, or unreliable due to GCP noncompliance, it can require us to implement extensive data analyses or other corrective actions, or exclude data from consideration in support of our marketing applications. These outcomes could result in delay or denial of FDA clearance or approval. Additionally, we are required to obtain pre market clearance or approval to market significantly modified versions of our currently cleared HeartFlow Analysis or market the product for new indications. The FDA requires us to make and document a determination as to whether or not a modification requires a new 510(k) clearance; however, the FDA can review and disagree with our decision. Although we have received 510(k) clearance from the FDA for the current version of the HeartFlow Analysis, we may not be successful in receiving clearances or approvals in the future or the FDA may not agree with our decisions not to seek clearances or approvals for any new products or particular product modifications or updates. The FDA may require us to obtain 510(k) clearance or approval for any past or future modification or a new indication for our existing products. Such submissions may require the submission of additional data, may be time consuming and costly, and ultimately may not be cleared or approved by the FDA.
If the FDA requires us to obtain pre market clearances or approvals for any marketed modification to a previously cleared version of the HeartFlow Analysis, we may be required to cease manufacturing and marketing of the modified program or to recall the modified program until we obtain FDA clearance or approval. The FDA may not clear or approve such submissions in a timely manner, if at all. The FDA also may change its policies, adopt additional regulations, or revise existing regulations, each of which could prevent or delay pre market clearance or approval of our devices, or could impact our ability to market a device that was previously cleared. Any of the foregoing could adversely impact our business.
Our failure to comply with the regulatory requirements of the FDA and other applicable U.S. regulatory requirements may subject us to administrative or judicially imposed sanctions. These sanctions include untitled letters, warning letters, civil penalties, criminal penalties, injunctions, consent decrees, product seizure or detention, product recalls and total or partial suspension of production.
Our Redwood City, California and Austin, Texas facilities have not yet been inspected by the FDA. The FDA could inspect any facility at any time and if such inspection results in observations of non compliance with FDA regulations, the FDA may issue a Form FDA 483, Inspectional Observations. An unfavorable resolution or outcome of the FDA inspection, or any other matter that may arise out of any FDA inspection of our facilities, could adversely affect our business, financial condition and results of operations.
In many of the foreign countries in which we market our product, we are subject to extensive medical device regulations that are similar to those of the FDA, including those in Europe. The regulation of our product in Europe falls within the European Economic Area, which consists of the 27 member states of the European Union, as well as Iceland, Liechtenstein and Norway. Only medical devices that comply with certain conformity requirements of the Medical Devices Regulation (EU) 2017/745 (“MDR”) concerning Medical Devices, or the EU Medical Devices Directive, Directive 2006/114/EC are allowed to be marketed within the European Economic Area. In addition, the national health or social security organizations of certain foreign countries, including those outside Europe, require our products to be qualified before they can be marketed in those countries. Failure to receive, or delays in the receipt of, relevant foreign qualifications in the European Economic Area or other foreign countries could have an adverse effect on our business.

We may not receive FDA clearance or approval to market future versions of our product in the U.S.
We do not necessarily have the required FDA clearance to market future versions of our product in the U.S. Any modification of the HeartFlow Analysis that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, requires us to obtain a new 510(k) clearance, or depending on the modification, could require the filing of a premarket approval (“PMA”) application, either of which could require the submission to the FDA of certain clinical trial data. Since our original de novo 510(k) clearance, we have made, and we plan to continue to make, minor product enhancements that we believe do not require new 510(k) clearances or PMA approvals and that we document in letters to file. This includes all product elements of the currently marketed version that were revised or added since the FDA cleared version 3.x of our product. However, the FDA may disagree with the justifications in our letters to file and may require us to file a new 510(k) or PMA for these product elements, which would cause unexpected delays and expense. We also intend to make product enhancements from time to time that we expect to require new 510(k) clearances.
We expect that the process of obtaining regulatory clearance to market future versions of the HeartFlow Analysis in the U.S. may involve, among other things, successfully completing clinical trials or new analyses of existing clinical trial data and submitting a premarket notification to the FDA. The 510(k) process requires us to prove that our product is as safe and effective as, and substantially equivalent in intended use and technological characteristics to, a legally marketed, or predicate, device. We expect that the FDA cleared version of the HeartFlow Analysis, version 3.x, will serve as the predicate device for the next version of our product that requires clearance. For future versions, we may need to collect and submit detailed and comprehensive scientific and human clinical data and, once that data is submitted, the clearance process may take three to six months or more to complete. Further, completing the process may not result in FDA clearance of our 510(k), or may result in the FDA requesting additional information or data.
There is no guarantee that a future 510(k) submission will result in FDA clearance of any future version of the HeartFlow Analysis, in which case we would be unable to market that version of our product in the U.S. The FDA may delay, limit, or deny clearance of our 510(k) submission for future versions of our program for many reasons, including:
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future versions may not be demonstrated to be as safe or effective as, or substantially equivalent to, their predicate devices;

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our data may be insufficient to support clearance; and

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the above or changes in FDA policies or adoption of new regulations may require us to provide additional data or pursue the more stringent PMA pathway instead.

As we develop future versions of or enhancements to our product, we may periodically discuss clinical, regulatory and manufacturing matters with the FDA, and our views may, at times, differ from those of the FDA. If we are unable to resolve these differing views, we may be required to provide additional information, which may require conducting additional clinical trials or generating other data. If we are required to conduct additional clinical trials or other testing beyond that which we currently contemplate, or if the results of these and other trials or tests raise safety concerns or fail to demonstrate efficacy, or if FDA considers the data to be biased or otherwise unreliable, we may be delayed in obtaining clearance or approval to market future versions of the HeartFlow Analysis in the U.S., or may never be able to obtain such marketing clearance or approval.
In addition, the FDA may disagree with any determinations, or letters to file, in which we conclude that current or future updates to the software do not sufficiently change the product to require additional 510(k) clearance. If the FDA disagrees with any letter to file determinations that we have made or will make in the future, the Agency may require us to submit a 510(k) for those software updates, and may require us to stop marketing the software version until the associated 510(k) is cleared.
Any delay in, or failure to obtain or maintain, FDA clearance or approval for the current and future versions of the HeartFlow Analysis, or any other product we may develop, could prevent us from generating meaningful revenue, and our business, financial condition, and results of operations could be adversely affected. Even if FDA clearance or approval is received and maintained, such clearance or approval may not ultimately lead to the successful commercialization of the HeartFlow Analysis or any other product we develop.
The clearance or approval of the HeartFlow Analysis in any given market does not ensure clearance or approval in any other market.
In order to market any product, we must establish and comply with numerous and varying regulatory requirements that vary by country and by region within certain countries. Approval or clearance in the U.S. by the FDA or by a regulatory agency in another country does not ensure approval by the regulatory authorities in other countries or jurisdictions or ensure approval for the same conditions of use. In addition, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not guarantee regulatory approval in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods.
Seeking foreign regulatory approval for the current or future versions of the HeartFlow Analysis could result in difficulties and costs for us and require additional clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our product candidates in one or more countries. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required marketing authorizations, or if regulatory approvals in international markets are delayed, our ability to realize the full market potential of our product candidates will be limited.
We are subject to many laws and governmental regulations, both domestically and internationally, and any adverse regulatory action may adversely affect our business, financial condition, and results of operations.
The HeartFlow Analysis is subject to regulation by numerous government agencies, including the FDA and comparable foreign agencies, both before and after clearance or approval of current and future versions of the product. To varying degrees, each of these agencies requires us to comply with laws and regulations governing the development, design, testing, manufacture, labeling, advertising, promotion, distribution, import and export of our product. We cannot guarantee that we will be able to obtain marketing clearance or approval for our existing product or new products, or enhancements or modifications to our existing product, and if we do, such clearance or approval may:
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take a significant amount of time;

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require the expenditure of substantial resources;

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involve stringent clinical testing;

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involve modifications or replacements of our product; and

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result in limitations on the indications for use of our product.

We cannot be certain that we will be able to obtain or maintain approval or clearance from the FDA and foreign regulatory agencies for any modifications to the HeartFlow Analysis or any other product we develop on a timely basis. The failure to receive approval or clearance on a timely basis could have an adverse effect on our financial condition and results of operations.
We currently have ongoing responsibilities under U.S., U.K., EU, Canadian and Japanese regulations. We are also subject to periodic inspections by the FDA and comparable foreign authorities to determine compliance with regulatory requirements, such as the Quality System Regulation of the FDA, medical device reporting regulations, vigilance reporting of adverse events and regulations regarding notification of corrections and recalls. These inspections can result in inspectional observations or reports, warning letters or other forms of enforcement action. If the FDA or comparable foreign authorities conclude that we are not in compliance with applicable laws or regulations, or that our product is ineffective or poses an unreasonable health risk, such authorities could ban these products, suspend or cancel our marketing authorizations, impose “stop sale” and “stop import” orders, refuse to issue export certificates, detain or seize adulterated or misbranded products, order a recall, repair, replacement, correction or refund of such products, require us to conduct post-market surveillance studies or change the labeling for our products, or require us to notify health professionals and others that the products present unreasonable risks of substantial harm to the public health.
Failure to comply with regulatory requirements may subject us to additional administrative and judicially imposed sanctions, including suspension or cancellation of our regulatory clearance, warning letters, civil and criminal penalties, injunctions, interruption of manufacturing or clinical trials, total or partial suspension of production, and resulting adverse publicity. We, the FDA or an institutional review board, or IRB, may suspend or terminate clinical trials at any time on various grounds, including a finding that patients are being exposed to an unacceptable health risk or that the treatment does not have any effect.
Discovery of previously unknown problems with our product’s design or manufacture may result in restrictions on the use of the HeartFlow Analysis, restrictions placed on us or our suppliers, or withdrawal of the existing regulatory clearance of the HeartFlow Analysis. The FDA or comparable foreign authorities may also impose operating restrictions, enjoin and restrain violations of applicable law pertaining to medical devices, assess civil or criminal penalties against our officers, employees or us, or recommend criminal prosecution of our company. Adverse regulatory action of a certain magnitude may restrict us from effectively marketing and selling our product. In addition, negative publicity or product liability claims resulting from any adverse regulatory action could have an adverse effect on our business, financial condition, and results of operations.
Foreign governmental regulations have become increasingly stringent and more extensive, and we may become subject to even more rigorous regulation by foreign governmental authorities in the future. Penalties for a company’s noncompliance with foreign governmental regulation could be severe, including revocation or suspension of a company’s business license and civil or criminal sanctions. In some jurisdictions, such as Germany, any violation of a law related to medical devices is also considered to be a violation of unfair competition law. In such cases, governmental authorities, our competitors and business or consumer associations may then file lawsuits to prohibit us from commercializing the HeartFlow Analysis in such jurisdictions. Our competitors may also sue us for damages. Any domestic or foreign governmental law or regulation imposed in the future may have an adverse effect on our business, financial condition and results of operations.
We plan to operate in multiple regulatory environments that require costly and time-consuming approvals.
Sales of our product across different jurisdictions will subject us to regulatory requirements that vary from country to country. The time and cost required to obtain marketing authorizations from these countries may be longer or shorter than that required for FDA clearance or approval, and requirements for licensing may differ from those of the FDA. Laws and regulations regarding the manufacture and sale of our product are subject to future changes, as are administrative interpretations and policies of regulatory agencies. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If we fail to comply with applicable foreign, federal, state or local market laws or regulations, we could be subject to enforcement actions. Enforcement actions could include product seizures, recalls, withdrawal of or limitations on clearances or approvals, and civil and criminal penalties, which in each case could have an adverse effect on our business, financial condition, and results of operations. Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. If we are not able to maintain regulatory compliance or if we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, regulatory sanctions may be applied or we may lose any marketing clearance or approval that we may have obtained, and we may not achieve or sustain profitability, which would adversely affect our business, prospects, financial condition and results of operations.
Delays in the commencement or completion of future or ongoing clinical testing could result in increased costs to us and delay our ability to market the HeartFlow Analysis for additional indications.
We do not know whether ongoing or planned clinical trials will begin on time or be completed on schedule, or at all. The commencement or completion of clinical trials can be disrupted for a variety of reasons, including difficulties in:

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recruiting and enrolling patients to participate in, and investigators to conduct, a clinical trial;

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reaching agreements on acceptable terms with prospective clinical research organizations and trial sites;

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obtaining approval of an investigational device exemption, or IDE, application from the FDA or equivalent authorization from foreign regulatory authorities, if required; or

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obtaining IRB approval to conduct a clinical trial at a prospective site.

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A clinical trial may also be suspended or terminated by us, an IRB, the FDA or other regulatory authorities due to a number of factors, including:

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failure to conduct the clinical trial in accordance with regulatory requirements or in accordance with our clinical protocols;

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inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

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safety or efficacy issues; or

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lack of adequate funding to continue the clinical trial.

In addition, changes in regulatory requirements and guidance may occur, and we may need to amend clinical trial protocols to respond to such changes, which could impact the cost, timing or successful completion of a clinical trial. If we experience delays in the commencement or completion of our clinical trials, the commercial prospects for additional indications for our product will be harmed.
The regulatory clearance and approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable.
The FDA and other comparable foreign regulatory authorities may delay, limit or deny clearance or approval of future versions of or future indications for our product or any other potential product for many reasons, including, among others:
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the results of our clinical trials may not meet the level of statistically significant and clinically meaningful efficacy with an acceptable safety profile as required by FDA, or other comparable regulatory authorities in other countries, for marketing approval;

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the FDA or other comparable regulatory authorities in other countries may disagree with the number, design, size, conduct or implementation of our clinical trials;

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the FDA or other comparable regulatory authorities in other countries may disagree with our interpretation of data from our clinical trials;

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the FDA or other comparable regulatory authorities in other countries may not accept data generated at one or more of our clinical trial sites;

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if our 510(k) notifications, PMA applications, or similar notifications or applications, if and when submitted, are reviewed by the FDA or other comparable regulatory authorities, as applicable, the regulatory authorities may have difficulties scheduling the necessary review meetings in a timely manner, or may recommend against clearance or approval of our application;

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the FDA may determine that our 510(k) notifications for new indications, if and when submitted, must follow a different regulatory pathway than we have attempted, and there may be potentially extended standards, timelines, reviews (such as by a FDA Advisory Committee), and costs in order to pursue approval; or

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the FDA or other comparable regulatory authorities may change their approval policies or adopt new regulations.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory clearance or approval for additional indications for our product.

The HeartFlow Analysis may be subject to recalls, which could be costly and harm our reputation and business.
We are subject to ongoing medical device reporting regulations that require us to report to the FDA or similar governmental authorities in other countries if our product causes, or contributes to, death or serious injury, or if it malfunctions and would be likely to cause, or contribute to, death or serious injury if the malfunction were to recur. We could voluntarily elect to, or the FDA and similar governmental authorities in other countries could require us to, perform a field correction or recall our product in the event of material deficiencies or defects in design, manufacturing or labeling that could cause harm. A government mandated or voluntary recall or field correction could occur as a result of manufacturing errors or design defects, including defects in labeling. Any recall or field correction would divert managerial and financial resources and could lead to a substantial loss of physician and patient confidence in our product and, consequently, have an adverse effect on our growth prospects or operating results. A recall could also result in substantial litigation, including product liability claims, with liabilities well in excess of our insurance coverage limits. Any of these events could have an adverse effect on our reputation, business, financial condition and results of operations.
Off label or other unlawful promotion of our product could result in costly investigations and sanctions from the FDA and other regulatory bodies.
The HeartFlow Analysis has been cleared for specific indications by the FDA, CE Marked in the European Economic Area, received medical device licensing in Canada and been approved for marketing authorization with the PMDA. We may only promote or market our product for its specifically cleared or approved indications. We train our marketing and sales force against promoting our product for uses outside of the cleared or approved indications for use, (“off label use”).
If the FDA determines that our promotional materials or training constitute promotion of an off label use, or of claims that are not adequately substantiated or that are otherwise false or misleading, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our business activities to constitute promotion of an off label use or other unlawful promotion, which could result in significant penalties, including criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs, and the curtailment of our operations. Any of these events could significantly harm our business, results of operations and financial condition.
Further, the advertising and promotion of our product is subject to European Economic Area Member States laws implementing the Medical Devices Directive concerning misleading and comparative advertising, and Directive 2005/29/EC on unfair commercial practices, as well as other European Economic Area Member State legislation governing the advertising and promotion of medical devices. European Economic Area Member State legislation may also restrict or impose limitations on our ability to advertise our product directly to the general public. In addition, voluntary EU and national codes of conduct provide guidelines on the advertising and promotion of our product to the general public and may impose limitations on our promotional activities with healthcare professionals harming our business, results of operations and financial condition.
We are subject to numerous federal, state and foreign healthcare fraud and abuse, compliance, and privacy laws and regulations, and a failure to comply with such laws and regulations could have an adverse effect on our business; similarly, an investigation, inquiry or audit by a government agency that alleges violations of law or regulations may have an adverse effect on our business.
Our operations are, and will continue to be, directly and indirectly affected by various federal, state and/or foreign healthcare laws, including those described below. In particular, because we receive federal funds, for example under Medicare, we are subject to the federal Anti Kickback Statute, which prohibits, among other things, any person or entity from knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the referring, ordering, purchasing or leasing of any good, facility, item or service, for which payment may be made, in whole or in part, under federal healthcare programs, such as the Medicare and Medicaid programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti Kickback Statute has been interpreted to apply to arrangements between device manufacturers on one hand and prescribers, purchasers and formulary mangers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti Kickback Statute. Instead, the arrangement will be evaluated on a case by case basis based on a cumulative review of all of its facts and circumstances. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti kickback liability. Further, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (together, the “ACA”), amends the intent requirement of the federal anti kickback and certain criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal anti kickback statute constitutes a false or fraudulent claim for purposes of the false claims laws.
We are also subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), and implementing regulations (including the Final HIPAA Omnibus Rule published on January 25, 2013).
We are also subject to federal and state fraud and abuse laws, which among other things, are criminal laws that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program, including private payers, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.
We are also subject to the federal Physician Payments Sunshine Act (also known as Open Payments), which requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program to report annually to the Centers for Medicare and Medicaid Services information related to payments and other transfers of value provided directly or indirectly to U.S. physicians and teaching hospitals, and certain ownership and investment interests held in our company by U.S. physicians and their immediate family members.
We are also subject to the federal physician self referral prohibitions, commonly known as the Stark Law, which prohibits, among other things, physicians who have a financial relationship, including an investment, ownership or compensation relationship with an entity, from referring Medicare patients for designated health services, which include clinical laboratory services, unless an exception applies. Similarly, entities may not bill Medicare or any other party for services furnished pursuant to a prohibited referral. Many states have their own self referral laws as well, which in some cases apply to all payers, not just Medicare and Medicaid.
In addition, we are subject to the federal civil and criminal false claims laws and civil monetary penalty laws (“CMP”), which prohibit, among other things, persons or entities from knowingly presenting, or causing to be presented, a false or fraudulent claim to, or the knowing use of false records or statements to obtain payment from, or approval by, the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Several pharmaceutical and other healthcare companies have been prosecuted under the federal civil False Claims Act for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non reimbursable, uses. Penalties for a federal civil False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, the potential for exclusion from participation in federal healthcare programs and criminal liability. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine and adversely affect our operations. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government, and such individuals, commonly known as

“whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim.
Additionally, under the CMP, HHS may impose civil money penalties, and/or exclude from the Medicare and Medicaid programs, entities that make offers to transfer or transfer remuneration to any Medicare or defined state health care program that the offeror knows or should know is likely to influence such individual to order or receive any item or service for which payment may be made, in whole or in part, under Medicare and/or a State health care program. Various exceptions apply but in general, this specifically includes our waiving, or conspiring with a provider to waive, coinsurance and deductible amounts, providing free or discounted services, or otherwise inducing beneficiaries of federal health care programs to change providers or plans to the extent we know or should know that such offers will result in a beneficiary’s reassignment.
Many states have also adopted laws similar to each of the above federal laws, such as anti kickback, no fee-spitting, and false claims laws which may be broader in scope and apply to items or services reimbursed by any payer, including commercial insurers, as well as laws that restrict our marketing activities with physicians, and require us to report consulting and other payments to physicians. While under our model, licensed practitioners are providing any and all medical treatment and diagnostic services for which a state license is required, state laws that prohibit the unlicensed practice of medicine and the corporate practice of medicine may apply. Some states mandate implementation of compliance programs to ensure compliance with these laws. We also are subject to foreign fraud and abuse laws, which vary by country.
If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us now or in the future, we may be subject to penalties, including civil and criminal penalties, damages, fines, disgorgement, exclusion from governmental healthcare programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.
We also note that there is risk of our being found in violation of these laws by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, to achieve compliance with applicable federal and state privacy, security, and electronic transaction laws, we may be required to modify our operations with respect to the handling of patient information. Similarly, to achieve compliance with other applicable federal and state anti fraud, open payments or other healthcare regulations, we may be required to modify our operations. Implementing any of these modifications may prove costly. At this time, we are not able to determine the full consequences to us, including the total cost of compliance, of these various federal and state laws.
Failure to comply with laws and regulations affecting the transmission, security and privacy of health information could result in significant penalties.
Federal, state and foreign government bodies and agencies have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, processing, storage and disclosure of personal information obtained from consumers and individuals. Numerous federal and state laws and regulations, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient identifiable health information. HIPAA and the HITECH Act require us to comply with standards for the use and disclosure of health information within our company and with third parties. The Standards for Privacy of Individually Identifiable Health Information, or Privacy Standards, and the Security Standards for the Protection of Electronic Protected Health Information, or Security Standards, under HIPAA establish a set of basic national privacy and security standards for the protection of individually identifiable health information by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. Notably, whereas HIPAA previously directly regulated only these covered entities, the HITECH Act, which was signed into law as part of the stimulus package in February 2009, makes the Security Standards also directly applicable to business associates. Further, the Final HIPAA Omnibus Rule that was promulgated in 2013 made additional parts of HIPAA directly applicable to business associates. As a result, both covered entities and business associates can be subject to significant civil and criminal penalties for failure to comply with the Privacy Standards or the Security Standards.
HIPAA, the HITECH Act, and the ACA also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility, payment information and the use of electronic signatures, unique identifiers, operating rules. Companies that bill payers for healthcare-related services and device use are required to conform to the transaction standards. CMS, on behalf of HHS, has the authority to investigate complaints and audit for compliance with the HIPAA standards for transactions, code sets, unique identifiers, and operating rules, including the Administrative Simplification provisions of HIPAA and the ACA. Failure to comply with these standards, an any investigation or audit and penalties imposed may have an adverse impact on our business. HIPAA requires covered entities and business associates to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. The HITECH Act expands the notification requirement for breaches of patient identifiable health information, restricts certain disclosures and sales of patient identifiable health information and provides a tiered system for civil monetary penalties for HIPAA violations. The Final HIPAA Omnibus Rule modifies the breach reporting standard in a manner that will likely make more data security incidents qualify as reportable breaches. The HITECH Act also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney fees and costs associated with pursuing federal civil actions. Additionally, states have adopted comparable privacy and security laws and regulations that differ somewhat from federal and other states’ laws, and that govern where more stringent than federal law.
While we have taken steps to comply with health information privacy and security requirements we understand are applicable, if we do not comply with the requirements of HIPAA, the HITECH Act or applicable state privacy and security laws, we could be subject to criminal or civil sanctions that could adversely affect our financial condition. The costs of complying with privacy and security related legal and regulatory requirements are substantial and could have an adverse effect on our business. In addition, we are unable to predict what changes to the HIPAA Privacy Standards and Security Standards might be made in the future or how those changes could affect our business. Any new legislation or regulation in the area of privacy and security of personal information, including personal health information, could also adversely affect our business operations. In addition, security breach could require reporting to federal and state government entities, notification to affected individuals, expensive investigation and remediation, and mitigation. Government agencies could, in their discretion, impose fines and penalties relating to the breach, that would have an adverse effect on our business.
Foreign data privacy regulations, such as the General Data Protection Regulation (EU) 2016/679 (“GDPR”), the European Union’s Data Protection Directive (Directive 95/46/EC), and the country specific regulations that implement Directive 95/46/EC, also govern the processing of personally identifiable data, and a number of these regulations are stricter than U.S. laws.
In addition, many states have laws, regulations and other authorities that govern data privacy, security and breach notification. Failure to comply with these authorities may have an adverse impact on our business.
Full compliance with such laws and regulations will likely require substantial additional compliance efforts. The functional and operational requirements and costs of compliance with such laws and regulations may adversely impact our business, and failure to enable our solutions to comply with such laws and regulations could lead to significant fines and penalties imposed by regulators, as well as claims, lawsuits, and contractual indemnification obligations by or for our customers or third parties and significant reputational harm. Additionally, all of these domestic and international legislative and regulatory initiatives could adversely affect our customers’ ability or desire to collect, use, process and store personal or health related information using our solutions, which could reduce demand for our solutions
Healthcare reform legislation and other administration and legislative proposals could have an adverse effect on our business, financial condition, results of operations.
In the U.S., there have been a number of legislative and regulatory changes, and proposed changes, regarding the healthcare system that could impact our business. The ACA was enacted in March 2010. As a

U.S.-based company with anticipated sales in the U.S., these healthcare reform laws will materially impact our business. Certain provisions of the ACA will become effective in future years and the administrative agencies responsible for issuing regulations that implement some aspects of the laws have yet to do so.
The fate of the ACA remains politically charged and inherently uncertain. On the one hand, the U.S. Supreme Court recently upheld the ACA for the third time, holding that eliminating the “tax” associated with the ACA’s mandate that all eligible individuals have health insurance did not invalidate the constitutionality of the entire law. President Biden and Congressional Democrats, meanwhile, have pledged to support the ACA by extending enrollment periods and increasing financial assistance to those individuals not currently eligible for government subsidies to facilitate the purchase of private health insurance. Recent legislation addressing the COVID-19 pandemic increased financial incentives for those states that have not yet expanded Medicaid coverage under the ACA. However, on the other hand, Republicans in the Congress and the states oppose these policies and may try once again to repeal the ACA outright or pare back its subsidies and enrollment periods.
The uncertain fate of the ACA notwithstanding, we expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we may receive for our product. Any reduction in payments from Medicare or other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate additional revenue or attain profitability.
We are subject to U.S. and foreign anti-corruption and anti money laundering laws with respect to our operations and non compliance with such laws can subject us to criminal and/or civil liability and harm our business.
We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the U.K. Bribery Act of 2010 and Proceeds of Crime Act 2002, and possibly other state and national anti bribery and anti money laundering laws in countries in which we conduct activities. Anti corruption laws are interpreted broadly and prohibit companies and their employees and third party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. We use third party representatives to support sales of our products and services abroad. In addition, as we increase our international sales and business, we may engage with additional business partners and third party intermediaries to sell our products and services abroad and to obtain necessary permits, licenses, and other regulatory approvals. We or our third party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize or have actual knowledge of such activities.
Noncompliance with anti corruption and anti money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In certain cases, enforcement authorities may even cause us to appoint an independent compliance monitor, which can result in added costs and administrative burdens. As a general matter, enforcement actions and sanctions could harm our business, results of operations, and financial condition.
We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.
Our products are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our products must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including: the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers. Obtaining the necessary authorizations, including any required license, for a particular sale may be time consuming, is not guaranteed and may result in the delay or loss of sales opportunities. In addition, changes in our products or changes in applicable export or import regulations may create delays in the introduction and sale of our products in international markets, prevent our customers with international operations from deploying our products or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether. Any change in export or import regulations, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could also result in decreased use of our products, or in our decreased ability to export or sell our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business.
Furthermore, we incorporate encryption technology into certain of our products. Various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Encrypted products and the underlying technology may also be subject to export control restrictions. Governmental regulation of encryption technology and regulation of imports or exports of encryption products, or our failure to obtain required import or export approval for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products, including with respect to new releases of our products, may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their globally distributed systems or, in some cases, prevent the export of our products to some countries altogether.
Moreover, U.S. export control laws and economic sanctions programs prohibit the shipment of certain products and services to countries, governments and persons that are subject to U.S. economic embargoes and trade sanctions. Any violations of such economic embargoes and trade sanction regulations could have negative consequences, including government investigations, penalties and reputational harm.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third party claims against us and may reduce the amount of money available to us.
Both our amended and restated certificate of incorporation and amended and restated bylaws as well as the proposed charter and New HeartFlow Bylaws, provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers and the New HeartFlow Bylaws and indemnification agreements that we intend for New HeartFlow to enter into with its directors and officers as of the Closing Date provide that:
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we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

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we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

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we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

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we will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

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the rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

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we may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Any future litigation against us could be costly and time-consuming to defend.
We may become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers or our suppliers in connection with contractual disputes, claims brought by us or by competitors related to intellectual property or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us (including premium increases or the imposition of large deductible or co-insurance requirements). A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position, and results of operations. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.
Legal, regulatory, political and economic uncertainty surrounding the exit of the U.K. from the EU may be a source of instability in international markets, create significant currency fluctuations, adversely affect our operations in the U.K. and pose additional risks to our business, financial condition and results of operations.
The U.K. formally left the EU on January 31, 2020, commonly referred to as Brexit. The long-term effects of Brexit is uncertain and depends in part on any agreements the U.K. may make with the EU and others, in particular any agreements the U.K. makes to retain access to EU markets either during any transitional period or more permanently. The continued development of the U.K.’s legal, political and economic relationships with the EU may be a source of instability in the international markets, create significant currency fluctuations, and otherwise adversely affect trading agreements or similar cross-border co-operation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise). Further, if other EU Member States pursue withdrawal, barrier-free access between the U.K. and other EU Member States or among the European Economic Area overall could be diminished or eliminated. Such a withdrawal from the EU is unprecedented, and it is unclear how Brexit, and any potential regulatory or legal divergence between the U.K. and the EU over time, will impact our international and U.K. operations, including our customers in the U.K. We may also face new regulatory costs and challenges that could have an adverse effect on our operations. Brexit has already created economic uncertainty, and its consequences could adversely impact our business, financial condition and results of operations.
Risks Related to HeartFlow’s Technology and Data Security Matters
If we are unable or unsuccessful in enhancing our product in response to technological advancements and product developments, or protecting our data security, our revenue and operating results could be adversely affected.
The HeartFlow Analysis is a cloud-based software analytics technology. The software industry and data security protocols and practices are subject to rapid change. The introduction of new technologies in the software industry, including mobile technologies, and the field of data security will continue to have a significant effect on competitive conditions. We may not be able to implement effective data security measures to prevent a data security breach or develop and introduce new products and enhancements to our existing product that respond to technological changes on a timely basis. If we are unable to provide utility to our customers and provide enhancements for our existing product and data security that keep pace with rapid technological and regulatory change, our revenue and operating results could be adversely affected. Our business requires compliance with stringent privacy controls due to our use of patient identifiers in our product and billing services. If we are unsuccessful in meeting, maintaining and monitoring rapidly changing privacy requirements, our revenue and results of operations could be adversely affected.
We may not effectively scale and adapt our existing technology and operations to meet the performance and other requirements of our customers, which could adversely affect our business and operating results.
Our future growth depends upon our ability to meet the expanding needs of our customers as their use of the HeartFlow Analysis grows, to enhance the applications for the HeartFlow Analysis and to develop new applications. As our customers gain more experience with our product, the number of users of our product, the amount of data transferred, processed and stored by us, the number of locations where our product is being accessed and the number of processes and systems managed by our product on behalf of these customers may expand rapidly. As a result, we intend to continue to make significant investments to develop and implement new technologies to support our product and our operations, including with respect to our sales and marketing efforts and production team. We will need to increase our case analyst headcount and our production teams as we scale, as well as our internal infrastructure. To the extent that we do not effectively scale our product and operations to maintain performance as our customers expand their use of our product, our business and operating results could be adversely affected.
If our security measures are breached or unauthorized access to customer or patient data is otherwise obtained, our product may be perceived as not being secure, and customers may not adopt our product, or may reduce or stop using our product, and we may incur significant legal liabilities.
Our product sometimes involves the storage and transmission of our customers’ proprietary information, as well as personal or identifying information of their patients. As a result, unauthorized access or security breaches as a result of third party action, employee error, malfeasance or otherwise, or our failure to adequately protect and implement policies and procedures to protect patient data, could result in the loss of information, litigation, indemnity obligations, fines and penalties, damage to our reputation and other liabilities. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any or all of these issues could adversely affect our ability to attract new customers, cause existing customers to discontinue their use of or choose not to renew an existing subscription for our product, result in reputational damage or subject us to third party lawsuits, regulatory fines or other action or liability, which could adversely affect our operating results. Our insurance may not be adequate to cover losses associated with such events, and in any case, such insurance may not cover all of the types of costs, expenses and losses we could incur to respond to and remediate a security breach.
We depend on our information technology systems, and any failure of these systems could harm our business and adversely affect our business and operating results.
We depend on information technology and telecommunications systems, including the Internet, to process and transmit sensitive electronic information used in our product and to manage or support a variety of business processes and activities for significant elements of our operations. We have installed, and expect to expand, a number of enterprise software systems that affect a broad range of business processes and functional areas, including, for example, human resources, financial controls and reporting, customer relationship management, regulatory compliance and other infrastructure operations. In addition, we intend to extend the capabilities of both our preventative and detective security controls by augmenting the monitoring and alerting functions, the network design, and the automatic countermeasure operations of our technical systems. These information technology and telecommunications systems support a variety of functions, including test validation, quality control, customer service support, billing, research and development activities and general administrative activities.
Information technology and telecommunications systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, failures during the processes of upgrading or replacing software, power outages, hardware failures, user errors and natural disasters. Moreover, despite network security and back up measures, some of our servers are potentially vulnerable to attacks by computer hackers or other malicious human acts, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our information technology and telecommunications systems, failures or significant downtime of our information technology or telecommunications systems could prevent us from operating our business. Any disruption or loss of information technology or telecommunications systems on which critical aspects of our operations depend could have an adverse effect on our business and our operating results may suffer.
We rely upon Amazon Web Services to operate our cloud offering; any disruption of or interference with our use of Amazon Web Services would adversely affect our business, results of operations and financial condition.
We outsource all of our cloud-based infrastructure to AWS. Our customers need to be able to access our cloud-based infrastructure at any time, without interruption or degradation of performance, and we provide them with service level commitments with respect to uptime. AWS runs its own platform that we access, and we are, therefore, vulnerable to service interruptions at AWS. We may experience interruptions, delays and outages in service and availability from time to time as a result of problems with our AWS provided infrastructure. For example, in September 2015, AWS suffered a significant outage that had a widespread impact on cloud-based software and services companies. Although our customers were not affected by that outage, a similar outage could render our cloud offering inaccessible to customers. Additionally, AWS has suffered outages at specific customer locations in the past, rendering the customer unable to access our offering for periods of time. Lack of availability of our AWS infrastructure could be due to a number of potential causes including technical failures, natural disasters, fraud or security attacks that we cannot predict or prevent. Such outages could lead to the triggering of our service level agreements and the issuance of credits to our cloud offering customers, which may impact our operating results.
In addition, if the security of the AWS infrastructure is compromised or believed to have been compromised, our business, results of operations and financial condition could be adversely affected. It is possible that our customers and potential customers would hold us accountable for any breach of security affecting the AWS infrastructure and we may incur significant liability from those customers and from third parties with respect to any breach affecting AWS systems. Because our agreement with AWS limits AWS’s liability for damages, we may not be able to recover a material portion of our liabilities to our customers and third parties from AWS. Customers and potential customers may refuse to do business with us because of the perceived or actual failure of our cloud offering as hosted by AWS and our operating results could be harmed.
Our agreement with AWS allows AWS to terminate the agreement by providing one year’s prior written notice, and may allow AWS to terminate in case of a breach of contract if such breach is uncured for 30 days, or to terminate immediately if AWS’s further provision of services to us becomes impractical for legal or regulatory reasons. Although we expect that we could receive similar services from other third parties, if any of our arrangements with AWS are terminated, we could experience interruptions on our platform and in our ability to make our platform available to customers, as well as delays and additional expenses in arranging alternative cloud infrastructure services.
Our networks may become the target of security breaches that we cannot anticipate or successfully defend, which could have an adverse impact on our business.
Increasingly, companies are subject to a wide variety of attacks on their networks on an ongoing basis. In addition to attacks from traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse, ransomware attacks and denial of service attacks, sophisticated nation state and nation state supported actors now engage in intrusions and attacks (including advanced persistent threat intrusions), and add to the risks to our internal networks and the information they store and process. Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our customers’ data, their patient’s data or our data, including our intellectual property and other confidential business information, or our information technology systems. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Despite significant efforts to create process and security barriers to such threats, it is virtually impossible for us to entirely mitigate these risks. Any such breach could compromise our networks, creating system disruptions or slowdowns and exploiting security vulnerabilities of our product, and the information stored on our networks could be accessed, publicly disclosed, lost or stolen, which could subject us to liability and cause us significant financial harm. These breaches may also result in damage to our reputation, negative publicity, loss of industry data security certifications, customers and sales, increased costs to remedy any problem, costly litigation, and contractual indemnification obligations by or for our customers or third parties and may therefore adversely affect our business. In addition, although we have, and intend to maintain, insurance with respect to any such indemnification obligations, the coverage limits of our insurance policies may not be adequate and one or more successful claims brought against us may have an adverse effect on our business and results of operations.
Defects, errors or vulnerabilities in our product or services or the failure of our product or services to block a virus or prevent a security breach could harm our reputation and adversely impact our results of operations. Because our product is complex, it may contain design or manufacturing defects or errors that are not detected until after its commercial release. For example, from time to time, customers may report defects in our product that were not detected before releasing the product. Additionally, defects may cause our product to be vulnerable to security attacks, cause them to fail to produce accurate results, or temporarily interrupt our commercial operations. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques and provide a corrective measure in time to protect our networks.
Risks Related to HeartFlow’s Intellectual Property
If we are unable to obtain and maintain sufficient intellectual property rights, or the scope of our rights is not sufficiently broad, third parties could develop and commercialize technology and products similar our identical to ours, and our ability to successfully commercialize our technology and product may be adversely affected.
Our commercial success will depend, in part, on our ability, to obtain and maintain intellectual property protection for our technology and product, in both the U.S. and certain other countries, successfully defending this intellectual property against third party challenges and successfully enforcing this intellectual property to prevent third party infringement. We rely upon a combination of patents, trade secret protection and confidentiality agreements.
Our ability to protect any of our technologies and our product from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents in both the U.S. and certain other countries. The patent positions of medical technology and software companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws, implementing regulations or in interpretations of patent laws in the U.S. or foreign countries may diminish the value of our patent rights.
We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us, or if issued, the breadth of such patent coverage. In particular, during prosecution of any patent application, the issuance of any patents based on the application may depend upon our ability to generate additional preclinical or clinical data that support the patentability of our proposed claims. We may not be able to generate sufficient additional data on a timely basis, or at all.
The issuance of a patent is not conclusive as to its inventorship, ownership, scope, validity or enforceability, and our owned or licensed patents may be challenged in the courts or the patent offices of the U.S. or abroad. Such challenges may result in a loss of exclusivity or in the patent’s claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limited our ability to stop third parties from using or commercializing similar or identical products, or limit the duration of patent protection for our technology and product.
Even if unchallenged, our owned or licensed patents may not provide us with exclusivity or commercial value for our product or any significant protection against competitive products or prevent others from designing around our claims. Our competitors might conduct research and development activities in countries where we do not have patent rights (or in those countries where we do, under safe harbor provisions) and then use the information learned from such activities to develop competitive products for sale in our major commercial markets. Further, if we encounter delays in regulatory approvals, the period of time during which we could market our product under patent protection could be reduced. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.
Patent applications are generally maintained in confidence until publication. In the U.S., for example, patent applications are maintained in secrecy for up to 18 months after their filing. Similarly, publication of discoveries in scientific or patent literature often lag behind actual discoveries. Consequently, we cannot be certain that we or our licensors were the first to invent, or the first to file patent applications on our product. There is also no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found, which could be used by a third party to challenge validity of our patents or prevent a patent from issuing from a pending patent application.
Our patent portfolio includes patents and patent applications in countries outside of the U.S., including Japan, Korea, China, Canada, Australia and countries in Europe. The scope of coverage provided by these patents varies from country to country. For those countries where we do not have granted patents, we may not have any ability to prevent the unauthorized manufacture or sale of our product. Moreover, the laws of some foreign jurisdictions do not provide intellectual property rights to the same extent as in the U.S. and many companies have encountered significant difficulties in obtaining, protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties in protecting or are otherwise precluded from effectively protecting our intellectual property in foreign jurisdictions, our business prospects could be substantially harmed.
Proprietary trade secrets and unpatented know how are important to our business. Although we have taken steps to protect our trade secrets and unpatented know how, including by entering into confidentiality agreements with third parties, and proprietary information and invention agreements with our employees, consultants and advisors, third parties may still obtain this information or we may be unable to protect our rights. There can be no assurance that binding agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and unpatented know how will not otherwise become known or be independently discovered by our competitors. If trade secrets are independently discovered, we would not be able to prevent their use. In addition, the FDA, as part of its Transparency Initiative, is currently considering whether to make additional information publicly available on a routine basis, including information that we may consider to be trade secrets or other proprietary information, and it is not clear at the present time how the FDA’s disclosure policies may change in the future, if at all. Enforcing a claim that a third party illegally obtained and is using our trade secrets or unpatented know how is expensive and time consuming, and the outcome of such enforcement effort is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secret information.
We also rely on the trademarks we own to distinguish our product from the products of our competitors. We cannot guarantee that any trademark applications filed by us will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our product, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.
A third party may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could materially our business.
Our commercial success depends in part on avoiding infringement, misappropriation or otherwise violating the intellectual property rights or other proprietary rights of third parties. The market for medical devices is subject to rapid technological change and frequent litigation regarding patent and other intellectual property rights. It is possible that our patents or licenses may not withstand challenges made by others or protect our rights adequately. Numerous third party patents exist in the fields relating to our product. It is difficult for industry participants, including us, to identify all third party patent rights that may be relevant to our product and technologies because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Moreover, because some patent applications are maintained in secrecy until the patents publish, we cannot be certain that third parties have not filed patent applications that cover our product and technologies. Third parties may have filed, and may in the future file, patent applications covering our product or technology similar to ours. We may be required to license certain issued patents or patent applications in order to research, develop or commercialize our technology or product and we do not know if such patents or patent applications would be available to license on commercially reasonable terms, or at all.
We may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that our product or proprietary technologies infringe their intellectual property rights. This includes litigation, or threatened litigation, with non-practicing entities that have no relevant product revenue and against whom our own patent portfolio may have no deterrent effect. The legal threshold for initiating litigation or contested proceedings is low, so that even lawsuits or proceedings with a low probability of success might be initiated and require significant resources to defend. These lawsuits are costly and could adversely affect our results of operations and divert the attention of managerial and technical personnel regardless of outcome. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents, either permanently or until a trial on the merits, which could be years away. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. A license may not be available to us on acceptable terms, if at all. In addition, we may not have sufficient resources to bring these actions to successful conclusion.
If a third party claims that we infringe its intellectual property rights, we may face a number of issues, including:
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infringement and other intellectual property claims which, regardless of merit, may be expensive and time consuming to litigate and may divert our management’s attention from our core business;

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substantial damages for infringement, which we may have to pay if a court decides that the product at issue infringes or violates the third party’s rights, and if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

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a court prohibiting us from selling or licensing the product unless the third party licenses its product rights to us, which it is not required to do;

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if a license is available from a third party, we may have to pay substantial royalties, upfront fees or grant cross licenses to intellectual property rights for our product; and

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redesigning our product or processes so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have an adverse effect on our ability to raise additional funds or otherwise have an adverse effect on our business, results of operations, financial condition and prospects.
We may be involved in lawsuits to enforce our patents or other intellectual property, or the patents of our licensors, which could be expensive, time consuming and unsuccessful.
Competitors or other third parties may infringe, misappropriate or otherwise violate our owned or licensed patents, trade secrets, or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement or misappropriation claims, which can be expensive and time consuming. We do not carry intellectual property insurance that would cover such claims. In addition, in an infringement proceeding, a court may decide that a patent we own is not valid, is unenforceable or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question.
An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our suppliers, misappropriation of intellectual property rights important to our business, particularly in countries where the laws may not protect those rights as fully as in the U.S.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common stock.
Third party defendants may challenge any patent we own or in license through adversarial proceedings in the issuing offices, which could result in the invalidation or unenforceability of some or all of the relevant patent claims. If a third party asserts a substantial new question of patentability against any claim of a U.S. patent we own or license, the U.S. Patent and Trademark Office (“USPTO”) may grant a request for reexamination, which may result in a loss of scope of some claims or a loss of the entire patent. The adoption of the America Invents Act has established additional opportunities for third parties to invalidate U.S. patent claims, including inter partes review and post grant review, on the basis of lower legal standards than reexamination and additional grounds. Outside of the U.S., patents we own or license may become subject to patent opposition or similar proceedings, which may result in loss of scope of some claims or loss of the entire patent. Participation in adversarial proceedings is very complex, expensive, and may divert our management’s attention from our core business and may result in unfavorable outcomes that could adversely affect our ability to prevent third parties from competing with us.
We may be subject to claims challenging the inventorship or ownership of our patent rights and other intellectual property.
We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patent rights or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have an adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product.
Obtaining and enforcing patents in the medical technology industry involves both technological and legal complexity, and is therefore costly, time consuming and inherently uncertain. In addition, the U.S. has recently enacted and has begun implementing wide ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.
On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. The first to file provisions limit the rights of an inventor to patent an invention if not the first to file an application for patenting that invention, even if such invention was the first invention. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, which could have a material adverse effect on our business, financial condition, results of operations and prospects. For example, the Leahy-Smith Act provides a new administrative tribunal known as the Patent Trial and Appeals Board (“PTAB”), that provides a venue for companies to challenge the validity of competitor patents at a cost that is much lower than district court litigation and on timelines that are much faster. Although it is not clear what, if any, long-term impact the PTAB proceedings will have on the operation of our business, the initial results of patent.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non compliance with these requirements.
Periodic maintenance, renewal and annuity fees on our owned and in licensed patents are due to be paid to the governmental patent agencies in several stages or annually over the lifetime of the patents. Future maintenance fees will also need to be paid on other patents which may be issued or licensed to us. We have systems in place to remind us to pay these fees, and we employ outside firms to remind us to pay annuity fees due to patent agencies on our patents and pending patent applications. The various governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the relevant market and this circumstance would have an adverse effect on our business. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents.
We may not be able to adequately protect our intellectual property rights throughout the world.
Filing, prosecuting and defending patents on our product in all countries throughout the world would be prohibitively expensive. The requirements for patentability differ from country to country, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as laws in the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories in which we have patent protection that may not be sufficient to terminate infringing activities. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties, government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.
We do not seek or have patent rights in certain foreign countries in which a market may exist. Moreover, in foreign jurisdictions where we do have patent rights, proceedings to enforce such rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing. Additionally, such proceedings could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Thus, we may not be able to stop a competitor from marketing and selling in foreign countries products that are the same as or similar to our product, and our competitive position in the international market would be harmed.
The terms of open source software licenses may impose unanticipated restrictions on us or expose us to litigation, and using open source software has inherent risks, all of which may impair our ability to successfully commercialize the HeartFlow Analysis.
Our technology platform implements software modules licensed to us by third parties under “open source” licenses. Although we monitor our use of open source software to avoid subjecting our product and subscriptions to conditions, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in ways that could impose unanticipated conditions or restrictions on our ability to commercialize our product. Moreover, we cannot be certain that our processes for controlling our use of open source software in connection with our product will be effective. From time to time, we may face claims from third parties asserting ownership of, or demanding release of, the open source software or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation. If we are held to have breached the terms of an open source software license, we could be required to seek licenses from third parties to continue offering our product on terms that are not economically feasible, to re engineer our proprietary code, to discontinue the sale of our product if re engineering could not be accomplished on a timely or cost effective basis, or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, results of operations and financial condition.
The use of open source software may entail greater risks than the use of third party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement or the quality or ownership of the code. Many of these risks cannot be eliminated, and could, if not properly addressed, negatively affect our business. We have established processes to help alleviate these risks including a review process for screening requests from our development organizations for the use of open source software, but we cannot be sure that all open source software is submitted for approval prior to use in connection with our product.
In addition, some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release portions of the source code of our proprietary software to the public. This would allow our competitors to create similar products with less development effort and time and ultimately could result in a loss of sales for us.
We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non competition or non solicitation agreements with our competitors.
We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers or competitors. Although we have procedures in place that seek to prevent our employees and consultants from using the intellectual property, proprietary information, know how or trade secrets of others in their work for us, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non competition or non solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defense to those claims fails, in addition to requiring us to pay monetary damages, a court could prohibit us from using technologies or features that are essential to our product, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate technologies or features that are important or essential to our product would have an adverse effect on our business, and may prevent us from selling our product or from practicing our processes. In addition, we may lose valuable intellectual property rights or personnel. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product, which could have an adverse effect on our business, results of operations and financial condition.
If we do not obtain additional protection under the Hatch-Waxman Amendments or similar foreign legislation, our business may be materially affected.
One or more patents we own or license may be eligible for patent term restoration under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Amendments”). The Hatch-Waxman Amendments permit restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, we may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or scope of patent protection afford could be less than we request. If we are unable to obtain patent term extension or restoration of the term of any such extension is less than we request, our competitors may obtain approval for competing products following our patent expiration, and our ability to generate revenues may be materially adversely affected.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be infringing on other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with potential partners or customers in our markets of interest. In addition, third parties may have registered trademarks similar or identical to our trademarks in foreign jurisdictions, and may in the future file for registration of such trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we were not successful in challenging such third party rights, we may not be able to use these trademarks to market our product in those countries. In any case, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected.
If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties, or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.
We have a license under certain patents and know how to develop and commercialize certain aspects of our product. Our existing license agreements impose, and we expect that any future license agreements will impose on us, various development, regulatory and commercial diligence obligations, payment of milestones and royalties and other obligations. We also may enter into additional licensing and funding arrangements with third parties that may impose diligence, development and commercialization timelines and milestone payment, royalty, insurance and other obligations on us. If we fail to comply with our obligations under our existing or future agreements, the licensor may have the right to terminate the license. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology. If any of these licenses are terminated and we are not able to negotiate other agreements for use of the intellectual property protections underlying our product, we would not be able to manufacture and market our product, which would adversely affect our business prospects and financial condition.
In addition, license agreements are complex and certain provisions may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on our business, financial conditions, results of operations, and prospects.
Intellectual property rights do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:
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Others may be able to develop products that are similar to our product but that are not covered by the claims of the patents that we own.

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We or future collaborators might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed.

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We or future collaborators might not have been the first to file patent applications covering certain of our inventions.

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Others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights.

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It is possible that our pending patent applications will not lead to issued patents.

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Issued patents that we own may be held invalid or unenforceable, as a result of legal challenges by our competitors.

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We may not develop additional proprietary technologies that are patentable.

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The patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, results of operations and prospects.
HeartFlow’s Financing and Tax Risks
We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.
We have incurred significant net losses in each year since our inception, including net losses of $21.5 million, $72.8 million and $95.8 million for the three months ended March 31, 2021 and the years ended December 31, 2020 and 2019, respectively.
To date, we have financed our operations primarily through private placements of preferred stock. We have devoted most of our financial resources to research and development, including our preclinical research and development activities and clinical trials related to our product, and general and administrative expenses related to our business. We expect to continue to incur significant and increasing losses and negative cash flows for the foreseeable future. The size of our losses will depend, in part, on the rate of future expenditures and our ability to generate revenue. We expect to incur substantial and increased expenses as we:
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scale up for the global commercialization of our product, including the expansion in the number and geographic reach of our sales force and our marketing capabilities;

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complete ongoing and future clinical trials;

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present and publish additional clinical and economic utility data;

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expand our research and development activities to advance our product platform and develop new products;

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develop, maintain, expand and defend our intellectual property portfolio; and

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add operational, financial and management information systems and personnel to support our clinical development, commercialization efforts and operations as a public company.

Based on our recurring losses from operations, the expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance future operations, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date that our consolidated financial statements were issued. If we are unable to continue as a going concern, you could lose all or part of your investment in our company. For additional information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HeartFlow — Liquidity and Capital Resources.”
We may be required to obtain additional funds in the future, and these funds may not be available on acceptable terms or at all.
Our operations have consumed substantial amounts of cash since inception, and we anticipate our expenses will increase as we conduct additional trials and analyses, expand our worldwide sales and marketing efforts, continue to grow our business and transition to operating as a public company. For the year ended December 31, 2020, our net cash used in operating activities was $54.5 million and as of March 31, 2021 we had cash, cash equivalents and short-term investments of $94.1 million and an accumulated deficit of $541.8 million. Our resources may not allow us to conduct all of the activities that we believe would be beneficial for our successful commercialization and future growth, and we may need to seek funds in the future so that we may conduct the activities necessary for our successful commercialization. If we are unable to raise funds on favorable terms, or at all, we may not be able to support our commercialization efforts, increase our research and development activities or fund our ongoing operations, and the growth of our business would be negatively impacted.
Our cash requirements in the future may be significantly different from our current estimates and depend on many factors, including:
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the degree and rate of market acceptance of our product;

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our ability to achieve successful commercialization of our product;

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our ability to obtain sufficient reimbursement for our product;

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the costs and timing of further expansion of our business, including of our sales and marketing activities;

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the research and development activities we intend to undertake and product enhancements that we intend to pursue;

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the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

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our need to implement additional infrastructure and internal systems;

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our need to finance capital expenditures and general and administrative expenses, and our ability to hire additional personnel to expand our sales force and to support our operations as a public company; and

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the emergence of competing technologies or other adverse market developments.

To finance these activities, we may seek funds through borrowings or through additional rounds of financing, including private or public equity or debt offerings and collaborative arrangements with corporate partners. We may be unable to raise funds on favorable terms, or at all.
The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If we borrow additional funds or issue debt securities, these securities could have rights superior to holders of our common stock and could contain covenants that will restrict our operations. We might have to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to our technologies, potential products or current product that we otherwise would not relinquish. If we do not obtain additional resources, our ability to capitalize on business opportunities will be limited, we may be unable to compete effectively and successfully commercialize our product, and the growth of our business will be harmed.
Our debt agreements contain certain restrictions that may limit our ability to operate our business.
The terms of our existing debt agreement with Hayfin Capital and related collateral documents contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, and the ability of our subsidiaries, to take actions that may be in our best interests, including, among others, disposing of assets, entering into change of control transactions, mergers or acquisitions, incurring additional indebtedness, granting liens on our assets, declaring and paying dividends, and agreeing to do any of the foregoing. Our ability to meet financial covenants can be affected by events beyond our control, and we may not be able to continue to meet such covenants. A breach of any of these covenants or the occurrence of other events (including a material adverse effect or the inability to generate cash to service our obligations under our debt agreements) specified in the debt agreements and/or the related collateral documents could result in an event of default under the same. Upon the occurrence of an event of default, our lenders could elect to declare all amounts outstanding, if any, to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, lenders could proceed against the collateral, if any, granted to them to secure such indebtedness. For example, we have pledged all of HeartFlow’s ownership interests in HeartFlow, Inc. as collateral under the Hayfin Capital debt agreement and related collateral documents. If lenders accelerate the repayment of borrowings, if any, we may not have sufficient funds to repay our existing debt. Moreover, the Hayfin Capital debt agreement requires us to pay down at least $35 million of the Hayfin Capital indebtedness upon the Closing of the Business Combination. While we currently anticipate paying off the Hayfin Capital loan in full immediately following the Business Combination, if our plans change and a portion of the Hayfin Capital indebtedness remains outstanding, we will be subject to the ongoing requirements of such debt agreement and related collateral documents.
We are subject to risks associated with currency fluctuations, and changes in foreign currency exchange rates could impact our results of operations.
All of our revenue and the majority of our expense and capital purchasing activities through the year ended December 31, 2020 were transacted in U.S. dollars. Approximately 27% of our 2020 revenue and approximately 28% of our 2019 revenue was generated from customers outside the U.S. However, because a portion of our operations consists of business activities outside of the U.S., we have foreign currency operating expenses as well as asset and liability balances. During the year ended December 31, 2020, we were exposed to foreign currency risks in connection with our non-U.S. operations, but we anticipate that, over time, an increasing portion of our international agreements may provide for payment denominated in foreign currencies. Changes in the exchange rates between such foreign currencies and the U.S. dollar could therefore materially impact our reported results of operations and distort period to period comparisons. Fluctuations in foreign currency exchange rates also impact the reporting of our receivables and payables in non U.S. currencies. As a result of such foreign currency fluctuations, it could be more difficult to detect underlying trends in our business and results of operations. In addition, to the extent that fluctuations in currency exchange rates cause our results of operations to differ from our expectations or the expectations of our investors, the trading price of our common stock could be adversely affected.
We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations. In the future, we may engage in exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. If our hedging activities are not effective, changes in currency exchange rates may have a more significant impact on our results of operations.
Our operating results may vary significantly from quarter to quarter, which may negatively impact our stock price in the future.
Our quarterly revenue and results of operations may fluctuate from quarter to quarter due to, among others, the following reasons:
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physician acceptance and adoption of our product;

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determinations, including the timing of determinations, by payers concerning coverage and reimbursement of our product;

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changes in coverage amounts or government and payers’ reimbursement policies;

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the timing, expense and results of research and development activities, clinical trials and any additional regulatory approvals;

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fluctuations in our expenses associated with expanding our commercial operations and operating as a public company;

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patients meeting their annual health insurance deductible later in the calendar year;

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the introduction of new products and technologies by our competitors;

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changes in our pricing policies or in the pricing policies of our competitors or suppliers;

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the productivity of our sales and marketing teams;

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quality problems with our product or our software; and

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the impact of the COVID-19 pandemic and other catastrophic events.

Because of these and other factors, it is likely that in some future period our operating results will not meet investor expectations or those of public market analysts. Any unanticipated change in revenue or operating results is likely to cause our stock price to fluctuate. New information may cause investors and analysts to revalue our business, which could cause a decline in our stock price.
Our ability to use our net operating losses and tax credits to offset future taxable income and taxes may be subject to certain limitations.
As of December 31, 2020, we had net operating loss carryforwards of approximately $367.8 million and $385.9 million for federal and California state income tax purposes, respectively, which may be utilized against future federal and California state income taxes.
In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre change net operating loss, or NOL, carryforwards and other tax attributes, such as research and development tax credits, to offset future taxable income and taxes. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders, generally stockholders beneficially owning five percent or more of our common stock, applying certain look through and aggregation rules, increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period, generally three years. Purchases of our common stock in amounts greater than specified levels, which will be beyond our control, could create a limitation on our ability to utilize our NOLs for tax purposes in the future.
If we are limited in our ability to use our NOLs and tax credits in future years in which we have taxable income, we will pay more taxes than if we were able to fully utilize our NOLs and tax credits, and we could be required to pay taxes earlier than we would otherwise be required, which could cause such NOLs to expire unused. This could adversely affect our results of operations. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire beginning in 2030. If any of these events occur, we may not derive some or all of the expected benefits from our NOLs, and our results of operations and financial condition may be adversely affected as a result.
Our international operations subject us to potentially adverse tax consequences.
We currently report our taxable income in various jurisdictions based upon our business operations in those jurisdictions, including in the U.S., U.K., Europe, Canada and Japan. We may in the future be subject to reporting requirements in other foreign jurisdictions where we operate. The international nature and organization of our business activities are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one time tax charges, higher effective tax rates, reduced cash flows and lower overall profitability of our operations. We believe that our consolidated financial statements reflect adequate reserves to cover such a contingency, but there can be no assurances in that regard.
Risks Related to HeartFlow’s Growth
If we fail to properly manage our anticipated growth, our business could suffer.
We have a relatively short history of operating as a commercial company. We intend to continue to grow and may experience periods of rapid growth and expansion, which could place a significant additional strain on our limited personnel, information technology systems and other resources. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals.
Future growth will also impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. In addition, rapid and significant growth will place a strain on our administrative and operational infrastructure. In order to manage our operations and growth we will need to continue to improve our operational and management controls, reporting and information technology systems and financial internal control procedures. If we are unable to manage our growth effectively, it may be difficult for us to execute our business strategy and our operating results and business could suffer.
Our estimate of the market size for our product included in this document may prove to be inaccurate, and even if the market size is accurate, we cannot assure you our business will serve a significant portion of the market.
Our estimate of the market size for our product included in this document is subject to significant uncertainty and is based on assumptions and estimates, including our internal analysis and industry experience, which may not be accurate. Moreover, our ability to serve a significant portion of this estimated market is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, even if our estimate of the market size is accurate, we cannot assure you that our business will serve a significant portion of this estimated market for our product.
We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.
We may in the future seek to acquire or invest in businesses, solutions or technologies that we believe could complement or expand our product, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.
If we acquire any businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:
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inability to integrate or benefit from acquired technologies or services in a profitable manner;

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unanticipated costs or liabilities associated with the acquisition;

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incurrence of acquisition related costs;

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difficulty integrating the accounting systems, operations and personnel of the acquired business;

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difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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difficulty converting the customers of the acquired business onto our product and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

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diversion of management’s attention from other business concerns;

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adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

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the potential loss of key employees;

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use of resources that are needed in other parts of our business; and

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use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.
Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.
Risks Related to Being a Public Company
We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the Sarbanes Oxley Act and the Dodd Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the NYSE, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. We also expect these laws, rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage, which may make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as officers.
In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes Oxley Act, which will increase when we are no longer an emerging growth company, as defined by the JOBS Act. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs. Additional compensation costs and any future equity awards will increase our compensation expense, which would increase our general and administrative expense and could adversely affect our profitability. Although the JOBS Act may for a limited period of time somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our business, results of operations and financial condition.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years from the date of Longview’s initial public offering, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of the end of any second quarter of a fiscal year, in which case we would no longer be an emerging growth company as of the last day of such fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) our annual revenues are greater than or equal to $100 million during the last completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations or cause our access to the capital markets to be impaired.
In connection with the preparation of our consolidated financial statements, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses we identified are as follows:
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We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we did not maintain a sufficient complement of personnel with an appropriate degree of internal controls and accounting knowledge, experience, and training to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the insufficient complement of personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions. This material weakness contributed to the following additional material weaknesses described below.
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We did not design and maintain effective controls over the segregation of duties related to journal entries and account reconciliations. Specifically, certain personnel had the ability to both (i) create and post journal entries within the company’s general ledger system and (ii) prepare and review account reconciliations without a review performed by someone without conflicting access.

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We did not design and maintain effective controls to analyze, account for and disclose non-routine, unusual or complex transactions. Specifically, we did not design and maintain controls to timely analyze and account for warrants issued in connection with financial instruments.

These material weaknesses resulted in audit adjustments to prepaid expenses and other current assets, accounts payable, stock-based compensation expense, and accrued expenses and other current liabilities, which were recorded prior to the issuance of the consolidated financial statements as of and for the years ended December 31, 2019 and 2020, and to warrant liabilities, other income (expense), net, stock-based compensation expense, and additional paid-in capital, which were recorded prior to the issuance of the consolidated financial statements as of and for the quarter ended March 31, 2021. Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
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We did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our consolidated financial statements. Specifically, we did not design and maintain: (i) program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs and data to appropriate HeartFlow personnel; (iii) computer operations controls to ensure data backups are authorized and monitored; and (iv) testing and approval controls for program implementation to ensure that new software development is aligned with business and IT requirements.

These IT deficiencies did not result in any adjustments to the consolidated financial statements. However, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected.
We have begun to assess and develop a plan to remediate these material weaknesses. The material weaknesses will not be considered remediated until we complete the design and implementation of the remediation plan, the applicable controls operate for a sufficient period of time, and we have concluded, through testing, that the newly designed and implemented controls are effective. At this time, we cannot predict the success of such efforts or the outcome of our remediation efforts. We can give no assurance that our efforts will remediate these material weaknesses in our internal control over financial reporting, or that additional material weaknesses will not be identified in the future.
Our failure to design and maintain effective internal control over financial reporting could result in misstatements in our consolidated financial statements that could result in a restatement of our financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our common stock. Additionally, ineffective internal control over financial reporting could expose us to an increased risk of financial reporting fraud and the misappropriation of assets and subject us to potential delisting from the stock exchange on which we list or to regulatory investigations and civil or criminal sanctions.
As a public company, we will be required to provide a report by management on the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This report will need to include disclosure of any material weaknesses identified in internal control over financial reporting. Once we cease to be an emerging growth company, our independent registered public accounting firm will also be required to audit the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. We will be required to disclose changes made in our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting on a quarterly basis. Failure to comply with the rules and regulations of the SEC could potentially subject us to sanctions or investigations by the SEC, the stock exchange on which our securities are listed or other regulatory authorities, which would require additional financial and management resources. We have begun the costly and challenging process of compiling the documentation necessary to perform the annual evaluation of the effectiveness of our internal control over financial reporting, but we may not be able to complete the remediation of the material weaknesses or otherwise be able to determine our internal control over financial reporting is effective.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon closing of the Business Combination, we will become subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably ensure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures as well as internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are and will be met. These inherent limitations include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION
Longview
Longview is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. For more information regarding Longview, see the section titled “Other Information Related to Longview.”
Merger Sub
Merger Sub is a wholly-owned subsidiary of Longview formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under the DGCL on July 14, 2021. Merger Sub owns no material assets and does not operate any business.
HeartFlow
HeartFlow is a leader in revolutionizing precision heart care, uniquely combining human ingenuity with advanced technology. HeartFlow’s non-invasive HeartFlow Analysis FFRCT leverages artificial intelligence to create a personalized three-dimensional model of the heart. By applying principles of fluid dynamics to this model, clinicians can better evaluate the impact a blockage has on blood flow and determine the best treatment for patients.

THE SPECIAL MEETING
Overview
This proxy statement / prospectus is being provided to Longview stockholders as part of a solicitation of proxies by the Longview Board for use at the Special Meeting to be convened on            , 2021 and at any adjournments or postponements of such meeting. This proxy statement / prospectus is being furnished to Longview stockholders on or about            , 2021. In addition, this proxy statement / prospectus constitutes a prospectus for New HeartFlow in connection with the issuance by New HeartFlow of New HeartFlow common stock to be delivered to HeartFlow’s stockholders in connection with the Business Combination.
Date, Time and Place of the Special Meeting
The Special Meeting will be held at            , New York City time, on            , 2021. Stockholders may attend, vote and examine the list of Longview stockholders entitled to vote at the Special Meeting by visiting             and entering the control number found on their proxy card, voting instruction form or notice they previously received. In light of public health concerns regarding the ongoing COVID-19 pandemic, the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. Longview stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the Special Meeting or during the meeting time, please call the technical support number that will be posted on the Special Meeting login page.
Proposals
At the Special Meeting, Longview stockholders will vote upon:
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the Business Combination Proposal;

•
the Charter Amendment Proposal, including the Advisory Charter Amendment Proposals;

•
the NYSE Proposal;

•
the Director Election Proposal;

•
the Equity Incentive Plan Proposal;

•
the ESPP Proposal; and

•
the Adjournment Proposal.

LONGVIEW’S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE LONGVIEW STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.
Record Date; Outstanding Shares; Shares Entitled to Vote
Longview has fixed the close of business on            , 2021 as the “record date” for determining which Longview stockholders are entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on            , the record date for the Special Meeting, there were             shares of Longview common stock outstanding and entitled to vote. Each share of Longview common stock is entitled to one vote per share at the Special Meeting, of which             are shares of Longview Class A common stock.
Quorum
A quorum of Longview stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of shares of outstanding Longview common stock representing a majority of the voting power of all outstanding shares of capital stock of Longview entitled to vote at the Special Meeting are present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Vote Required and Longview Board Recommendation
The Business Combination Proposal
Longview stockholders are being asked to consider and vote on a proposal to approve the Business Combination Agreement and thereby approve the Business Combination. You should carefully read this proxy statement / prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Business Combination Agreement, which is attached as Annex A to this proxy statement / prospectus.
Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The Business Combination cannot be completed unless the Business Combination Proposal is approved. Stockholders of Longview Class A common stock will vote as a single class on all matters submitted to a vote of our stockholders, The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
LONGVIEW’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The Charter Amendment Proposal
Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Longview common stock entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes will be treated as votes against this proposal.
LONGVIEW’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.
The Advisory Charter Amendment Proposals
Approval of each of the Advisory Charter Amendment Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
LONGVIEW’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHARTER AMENDMENT PROPOSALS.
The NYSE Proposal
Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes against this proposal.
LONGVIEW’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NYSE PROPOSAL.
The Director Election Proposal
Approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the Director Election Proposal.
LONGVIEW’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.
The Equity Incentive Plan Proposal
Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes against this proposal.
LONGVIEW’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.
The ESPP Proposal
Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. The failure to vote and broker non-votes have no effect on the outcome of the proposal but, for purposes of NYSE rules, abstentions will have the same effect as votes against this proposal.
LONGVIEW'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.
The Adjournment Proposal
If the chairman of the Special Meeting does not adjourn the Special Meeting, Longview stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to Longview stockholders any supplement or amendment to this proxy statement / prospectus and/or (iv) to solicit additional proxies if Longview reasonably determines that it is advisable or necessary to do so in order to obtain Longview stockholder approval of the Business Combination Agreement and approval of the Business Combination.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon regardless of whether a quorum is present.
The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
LONGVIEW’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.
Voting Your Shares
Longview stockholders may vote electronically at the Special Meeting by visiting             or by proxy. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Special Meeting webcast will begin promptly at            , New York City time. Longview stockholders are encouraged to access the Special Meeting prior to the start time. Online check-in will begin at            , New York City time, and Longview stockholders should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page. Longview recommends that you submit your proxy even if you plan to attend the Special Meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.
If your shares of Longview common stock are owned directly in your name with the Transfer Agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”
If you are a Longview stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. In addition, you may also submit your proxy before the Special Meeting by visiting http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. New York City time on            , 2021 (have your proxy card in hand when you visit the website) or by calling toll-free (within the U.S. or Canada)             until 11:59 p.m. New York City time on            , 2021 (have your proxy card in hand when you call).The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Business Combination Agreement and the other proposals presented at the Special Meeting.
Your shares will be counted for purposes of determining a quorum if you vote:
by submitting a properly executed proxy card or voting instruction form by mail, by Internet or by phone; or
electronically at the Special Meeting.
Abstentions will be counted for determining whether a quorum is present for the Special Meeting.
Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting.
Voting Shares Held in Street Name
If your shares of Longview common stock are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement / prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your Longview common stock, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary. If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.
Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of Longview common stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting, and therefore have no effect on the proposals other than the Charter Amendment Proposal.

Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other nominee. “Street name” stockholders who wish to vote at the Special Meeting will need the 16-digit control number included on the instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee.
Revoking Your Proxy
If you are a Longview stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:
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timely delivering a written revocation letter to the Corporate Secretary of Longview;

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signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

•
attending the Special Meeting and voting electronically by visiting the website established for that purpose at             and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) Longview stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.
Stock Ownership and Voting by Longview’s Officers and Directors
As of            , the record date for the Special Meeting, the Longview directors and officers and their affiliates had the right to vote approximately 22,750,000 shares of Longview common stock, representing approximately 26.4% of the shares of Longview common stock then outstanding and entitled to vote at the meeting. Longview’s initial stockholders (consisting of Longview Investors II LLC, Larry Robbins, John Rodin, Mark Horowitz, Westley Moore, Shalinee Sharma, and Brian Zied) and our other directors and officers at the time of our initial public offering holding approximately 20% of the voting power of Longview have entered into a letter agreement with us to vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Amendment Proposal, including the Advisory Charter Amendment Proposals, “FOR” the approval of the NYSE Proposal, “FOR” the election of each of the director nominees in the Director Election Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal and “FOR” the approval of the Adjournment Proposal, in accordance with the recommendation of the Longview Board. Additionally, funds affiliated with Glenview and an investment vehicle controlled by individuals affiliated with Glenview, representing approximately 6.4% of the voting power of Longview are expected to vote their shares of Longview Class A common stock, acquired as part of their purchase of units in our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting.
Redemption Rights
Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, where the number of such outstanding public shares, for the purpose of the redemption price calculation, does not take into account the Reverse Stock Split. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the public shares. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Longview’s Sponsor and directors and officers will not have redemption rights with respect to any shares of Longview common stock owned by them, directly or indirectly.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(a)
(i) hold public shares or (ii) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(b)
prior to            , New York City time, on            , 2021, (i) submit a written request, including the legal name, telephone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that Longview redeem your public shares for cash and (ii) deliver your public shares to the Transfer Agent, physically or electronically through the DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their public shares.
Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with Longview’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Longview instruct the Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement / prospectus.
If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Longview will promptly return any public shares previously delivered by public holders.
For illustrative purposes, the cash held in the Trust Account on March 31, 2021 was $690,000,051, or approximately $10.00 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of shares of Longview Class A common stock as they may receive higher proceeds from the sale of their Longview Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Longview cannot assure its stockholders that they will be able to sell their Longview Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your shares of Longview common stock (either physically or electronically) to the Transfer Agent, in each case prior to

           , New York City time, on            , 2021, the deadline for submitting redemption requests, and the Business Combination is consummated.
Immediately following the Closing, New HeartFlow will pay public stockholders who properly exercised their redemption rights in respect of their public shares.
Appraisal Rights
Neither Longview stockholders nor Longview warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
Potential Purchases of Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Longview or its securities, the initial stockholders, funds affiliated with Glenview, HeartFlow and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement / prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by Longview’s initial stockholders for nominal value.
Costs of Solicitation
Longview will bear the cost of soliciting proxies from Longview stockholders.
Longview will solicit proxies by mail. In addition, the directors, officers and employees of Longview may solicit proxies from Longview stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. Longview will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries representing beneficial owners of shares of Longview common stock for their expenses in forwarding proxy solicitation materials to the beneficial owners of shares of Longview common stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.
Longview has engaged a professional proxy solicitation firm, Okapi, to assist in soliciting proxies for the Special Meeting. Longview has agreed to pay Okapi a fee of $19,500, plus disbursements. Longview will reimburse Okapi for reasonable out-of-pocket expenses and will indemnify Okapi and its affiliates against certain claims, liabilities, losses, damages and expenses.
Other Business
Longview is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Longview Board may recommend.
Attendance
Only Longview stockholders on the record date or persons holding a written proxy for any stockholder or account of Longview as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or instructions that accompanied your proxy materials, if applicable, or to obtain a proxy form from your broker, bank or other nominee. The Special Meeting webcast will begin promptly at            , New York City time. Longview stockholders are encouraged to access the Special Meeting prior to the start time. Online check-in will begin at            , New York City time, and Longview stockholders should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Okapi, the proxy solicitation agent for Longview, by calling toll-free at (844) 343-2632. Banks and brokers can call at (212) 297-0720, or by emailing info@okapipartners.com.

THE BUSINESS COMBINATION PROPOSAL
The Longview stockholders are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. All Longview stockholders should read carefully this proxy statement / prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement / prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Longview may consummate the Business Combination only if all of the Required Transaction Proposals are approved by the Longview stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon.
Structure of the Business Combination
Pursuant to the Business Combination Agreement, Merger Sub will merge with and into HeartFlow, with HeartFlow surviving the Merger. Upon consummation of the foregoing transactions, HeartFlow will be the wholly-owned subsidiary of Longview, which will be renamed as HeartFlow Group, Inc. and referred to herein as New HeartFlow.
Consideration to the HeartFlow Stockholders
As a consequence of the Merger, at the Effective Time, (i) each share of HeartFlow common stock (as defined herein) that is issued and outstanding immediately prior to the Effective Time (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock or pursuant to the terms of the HeartFlow Warrant, in each case immediately prior to the Effective Time, but excluding any such shares subject to the Repurchase Agreements) shall be automatically canceled and extinguished and converted into the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares; and (ii) each option to purchase shares of HeartFlow common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New HeartFlow and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent.
The Amended Forward Purchase Agreement
In connection with the execution of the Business Combination Agreement, on July 15, 2021, Longview, Glenview and the Forward Purchasers entered into the Amended Forward Purchase Agreement, pursuant to which Longview shall issue and sell to the Forward Purchasers, severally and not jointly, and the Forward Purchasers shall purchase from Longview, at a price of $10.00 per share, the number of Forward Purchase Shares equal to the Forward Purchase Share Amount. For purposes of the Amended Forward Purchase Agreement, the Forward Purchase Share Amount is the amount of Forward Purchase Shares equal to the quotient obtained when the amount set forth in (1) is divided by the amount in (2), where (1) is the sum of (A) an amount equal to the aggregate redemption proceeds paid out of the Trust Account (as defined below) to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(A) shall not be greater than $25,000,000), and (B) an amount equal to twenty-five percent (25%) of such aggregate redemption proceeds in excess of the first $200,000,000 paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(B) shall not be greater than $25,000,000); and where (2) is the Per Share Consideration; provided, that, at the option of the Forward Purchasers, the amount set forth in (1) above may be a greater amount, which amount may be determined by the Forward Purchasers at such time, up to the aggregate redemption proceeds paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination.
Such Forward Purchase Share Amount shall be allocated among the Forward Purchasers as set forth in the notice delivered to the Company by the Forward Purchasers specifying the number of Forward Purchase Shares to be purchased by each Forward Purchaser, with the aggregate number of Forward Purchase Shares to be purchased by all of the Forward Purchasers totaling at least the Forward Purchase Shares Amount, at least five (5) business days before the funding of the aggregate purchase price for the Forward Purchase Shares.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of Longview and HeartFlow. The following is a brief description of the background of these negotiations and the resulting Business Combination.
Longview is a blank check company incorporated in Delaware on October 23, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to utilize our management team’s global network of contacts and operational and investment experience to identify and execute an initial business combination.
On November 18, 2020, prior to the consummation of our initial public offering, our Sponsor purchased 2,875,000 sponsor shares of Longview Class B common stock for an aggregate purchase price of $25,000, or approximately $0.0014 per share. In January 2021, our Sponsor transferred 25,000 sponsor shares to each of Messrs. Moore and Zied and Ms. Sharma, our director nominees, for a total amount of 75,000 sponsor shares transferred. On January 22, 2021, we effected a stock dividend of 11,500,000 shares with respect to the sponsor shares and on March 18, 2021, we effected a stock dividend of 2,875,000 shares with respect to the sponsor shares, resulting in the initial stockholders holding an aggregate of 17,250,000 sponsor shares.
On March 23, 2021, we consummated our initial public offering of 69,000,000 units, with each unit consisting of one share of Longview Class A common stock and one-fifth (1/5) of one warrant. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $690,000,000. In connection with the consummation of our initial public offering, including the underwriters’ elections to exercise their over-allotment option in relation thereto, we consummated private sales of an aggregate of 9,800,000 private placement warrants to our Sponsor, each exercisable to purchase one share of Longview Class A common stock at an exercise price of $11.50 per share, at a price of $1.50 per warrant, generating gross proceeds of approximately $14,700,000.
Prior to the consummation of our initial public offering, neither Longview nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with Longview.
After our initial public offering, our directors and officers, at the direction of the board of directors, commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of Longview were contacted by, and representatives of Longview contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.
During this search process, Longview reviewed over sixty business combination opportunities and entered into nondisclosure agreements with nine companies to pursue a more detailed diligence review and evaluation. Other than HeartFlow, Longview entered into substantive discussions with one private healthcare company, and performed extensive diligence on their business but ultimately determined not to make a formal proposal and instead focused its diligence efforts on HeartFlow.
In early May 2021, John Rodin, our chief executive officer and the co-president of Glenview, which has a long track record of investing in the healthcare industry, was contacted by representatives of Cowen and Company, LLC (“Cowen”) to discuss HeartFlow. On May 21, 2021, HeartFlow engaged Cowen and

J.P. Morgan Securities LLC (“J.P. Morgan”) to act as its financial advisor in connection with its evaluation of strategic alternatives including a potential SPAC merger.
On May 7, 2021, representatives of Longview, including Mr. Rodin and Lee Hathaway, Co-Head of Healthcare for Glenview, had an introductory call with representatives of Cowen to learn more about HeartFlow and the potential business combination opportunity. Cowen sent a draft Nondisclosure Agreement to Longview which was executed on May 10, 2021 and thereafter Longview representatives were given access to HeartFlow’s virtual data room.
Beginning around May 10, 2021, Longview representatives commenced a diligence and evaluation process for HeartFlow which included calls and written questions lists for management, discussions with HeartFlow investors, review of the materials made available in the virtual data room and calls with consultants and industry experts including physicians and executives of healthcare systems.
On May 17, 2021, Larry Robbins, CEO of Glenview and Chair of Longview, Mr. Rodin, Mr. Hathaway and other Longview representatives had a virtual meeting with HeartFlow management, including John H. Stevens, M.D., CEO, Charles A. Taylor, Jr., Ph.D., Chief Technology Officer, Campbell D.K. Rogers, M.D., Chief Medical Officer, Lance Scott, Chief Commercial Officer, Nicky Espinosa, General Counsel & Chief Ethics & Compliance Officer, and Joseph de Schutter, VP of Finance, during which HeartFlow management walked through its investor presentation with Longview and Longview representatives asked questions of HeartFlow management.
On May 24, 2021, Cowen provided Longview with a process overview letter for parties interested in making business combination proposals to HeartFlow, which indicated that any proposed non-binding letter of intent must be delivered by 5pm on June 8, 2021.
On May 24, 2021 Longview contacted UBS Securities LLC (“UBS”) to discuss retaining UBS as its financial advisor for purposes of evaluating and negotiating a potential business combination with HeartFlow.
On June 7, 2021, Longview convened a special meeting of the Longview Board to discuss a potential business combination with HeartFlow and whether to proceed with submitting a non-binding letter of intent. During the meeting, Messrs. Robbins, Rodin, Hathaway and Mark Horowitz, CFO of Longview, updated the Longview Board on the HeartFlow opportunity and process and discussed the transaction terms to be included in a proposed non-binding letter of intent.
On June 8, 2021, Longview delivered to HeartFlow and its advisors a proposed letter of intent based on the form provided to Longview by Cowen along with an “Investment Partnership” presentation that included support for Longview’s valuation proposal and a discussion about the benefits of a partnership between HeartFlow and Longview. Longview’s valuation proposal was based on a multiple to HeartFlow’s projected revenue that was derived based on a range of multiples for comparable public companies. The proposed letter of intent did not provide for a return of capital to Longview stockholders but rather proposed that cash be used as transaction consideration for certain HeartFlow investors and additional cash remain on the balance to repurchase shares of HeartFlow investors after the closing of the Business Combination.
On June 12, 2021, members of Longview’s management team had a call with Cowen and J.P. Morgan during which HeartFlow’s feedback was conveyed to Longview’s management team regarding their proposed letter of intent. Among other things, HeartFlow’s advisors identified the proposed valuation and the use of cash contemplated to be received by HeartFlow in the business combination and certain sponsor-related commitments as key areas of focus. Specifically, HeartFlow’s advisers indicated that it would expect any SPAC partner to forfeit sponsor shares commensurate with any redemptions or return of capital and indicated the valuation range HeartFlow was targeting in order to agree to a deal. At such time, HeartFlow was evaluating proposals for potential business combinations from a number of SPACs.
On June 13, 2021, Longview delivered a revised letter of intent to HeartFlow and its advisors that proposed a $2.15 billion pre-money equity valuation for HeartFlow plus net cash of up to $377 million, proposed a return of capital to Longview stockholders that would scale based on the amount of cash HeartFlow determined to use for stock repurchase from certain investors and long-term employees, proposed forfeiture of Longview sponsor equity based on the final amount of capital returned and redemptions and proposed amending the Forward Purchase Agreement to backstop up to $50 million of redemptions.
On June 13, 2021, members of Longview’s management team provided an update to the Longview Board with the proposed final letter of intent and a summary of the changes that were negotiated over the course of the prior week.
On June 14, 2021 HeartFlow accepted the terms of Longview’s revised letter of intent and the parties executed the letter agreement and entered into a 30-day exclusive negotiation period. During the negotiations with HeartFlow, Longview had been receiving and reviewing inbound proposals from representatives of other potential targets. Given the exclusivity provisions contained in the letter of intent, Longview ceased contact with other business combination targets and their representatives.
Following execution of the letter of intent, the parties and their respective legal counsel began to draft and prepare the definitive agreements governing the transaction. The parties also commenced corporate, intellectual property, technology, information security, business, regulatory and competitive due diligence. In addition, the parties began preparing an investor presentation for meetings with certain targeted investors which would also be used for a public webcast upon announcement of the transaction. Any investor who was approached prior to public announcement of the transaction agreed to be subject to certain confidentiality and other restrictions in order to gain access to information related to the prospective transaction.
On June 16, 2021, representatives of HeartFlow’s legal counsel King & Spalding LLP (“King & Spalding”) and representatives of Longview’s legal counsel Ropes & Gray LLP (“Ropes & Gray”), held a conference call to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the letter of intent, which contemplated that signing and announcement of the proposed transaction would occur in mid-July 2021.
On July 4, 2021, King & Spalding delivered a draft of the Business Combination Agreement to Ropes & Gray, which reflected discussions between such counsel.
On July 8, 2021, the Longview Board held a special board meeting via video conference to discuss the Business Combination and the terms of the definitive agreements and Longview’s diligence review. Messrs. Robbins, Rodin, Horowitz and Hathaway and representatives from Ropes & Gray briefed the Longview Board on the terms of the Business Combination Agreement.
On July 11, 2021, the Longview Board held a special meeting via video conference to provide an update on the negotiation of the Business Combination Agreement, as well as to provide updates on Longview’s diligence review. Messrs. Robbins, Rodin, Horowitz and Hathaway and representatives from Ropes & Gray and UBS briefed the Longview Board on the terms of the Business Combination and answered questions from the Board about HeartFlow and the transaction.
Also on July 11, 2021, King & Spalding delivered drafts of the HeartFlow Transaction Support Agreement, forms of New HeartFlow charter and bylaws, New HeartFlow Equity Incentive Plan and the Employee Stock Purchase Plan to Ropes & Gray and Ropes & Gray delivered a revised draft of the Business Combination Agreement and drafts of the Amended Forward Purchase Agreement and the Sponsor Letter Agreement to King & Spalding.
From July 11, 2021 through the early morning hours of July 15, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the Business Combination Agreement and the exhibits thereto, the Amended Forward Purchase Agreement, the HeartFlow Transaction Support Agreement and the Sponsor Letter Agreement.
On July 14, 2021, the HeartFlow Board voted unanimously to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement.
On July 14, 2021, the Longview Board voted unanimously to approve the definitive Business Combination Agreement and the transactions contemplated by the Business Combination. In approving the transactions, the Longview Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the net assets held in the Trust Account.
On July 15, 2021, the parties entered into the definitive Business Combination Agreement. Also on July 15, 2021, Longview and HeartFlow issued joint a press release announcing the Business Combination.
Since July 15, 2021, Longview and HeartFlow, together with their respective legal counsel and advisors, have worked jointly on the preparation of this proxy statement / prospectus, and have continued and expect to continue to engage in regular discussions regarding the execution and timing of the Business Combination. and to take actions and exercise their respective rights under the Business Combination Agreement to facilitate the completion of the Business Combination.
Longview’s Board of Directors’ Reasons for the Approval of the Business Combination
On July 14, 2021, the Longview Board unanimously (i) approved the signing of the Business Combination Agreement and the transactions contemplated thereby and (ii) directed that the Business Combination Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to our stockholders for approval and adoption, and recommended that our stockholders (i) approve and adopt the Business Combination Agreement and the Proposed Charter, (ii) elect the director nominees pursuant to the Director Election Proposal, and (iii) approve the issuance of shares of common stock pursuant to the Transactions. Before reaching its decision, our board of directors reviewed the results of management’s due diligence, which included:
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research on HeartFlow’s market, as well competitors to HeartFlow and dynamics with other essential industry players;

•
extensive meetings (virtually and in person) and calls with HeartFlow’s management team and representatives regarding operations, financial prospects, customers, sales and marketing strategy, its product pipeline, the regulatory landscape, hiring and retention, cybersecurity and supply chain management, among other customary due diligence matters;

•
review of HeartFlow’s material business contracts and certain other legal and commercial diligence;

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review of HeartFlow’s regulatory compliance;

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review of HeartFlow’s intellectual property protections, including patents, trademarks and trade secrets;

•
review of feedback and expert opinions from healthcare professionals and others familiar with the products used for diagnosing and treating cardiovascular disease;

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review of the coverage and reimbursement policies from health insurance companies for HeartFlow’s products; and

•
financial and accounting diligence.

The Longview Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Longview Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the Longview Board may have given different weight to different factors in their evaluation of the Business Combination.
In the prospectus for our initial public offering, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. We sought to acquire a business that we believe:
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has a strong, experienced management team, or provides a platform to assemble an effective management team with a track record of driving growth, profitability, and value creation;

•
allows for a collaborative, long-term partnership through Suggestivism™ as it avoids the confrontational nature of activism, and instead focuses on long-term and constructive relationships;

•
has a long operating history;

•
has made an investment in public company readiness and that will benefit from having a public currency in order to enhance its ability to pursue accretive acquisitions, high-return capital projects, and/or strengthen its balance sheet;

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exhibits unrecognized value or other characteristics, desirable returns on capital, or a need for capital to achieve its growth strategy;

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offers an attractive risk-adjusted return for our stockholders, potential upside from growth in the target business and an improved capital structure that will be weighed against any identified downside risks;

•
has a defensible market position with demonstrated advantages compared to competitors that create barriers to entry against new potential market entrants;

•
has the ability to develop a diversified customer base well positioned to endure economic downturns, changes in the industry landscape and evolving customer, supplier and competitor preferences; and

•
has significant embedded and/or underexploited expansion and margin improvement opportunities.

These illustrative criteria were not intended to be exhaustive. We stated in the initial public offering prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.
In considering the Business Combination, the Longview Board concluded that it met the above criteria. In particular, the Longview Board considered the following positive factors, although not weighted or in any order of significance:
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historical information regarding HeartFlow’s business, financial performance, and results of operations;

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current information and forecast projections from HeartFlow and Longview’s management regarding (i) HeartFlow’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, and financial market conditions and (iii) opportunities and competitive factors within HeartFlow’s industry;

•
information provided to the Longview Board by third-party consultants reviewing HeartFlow’s information technology systems, cybersecurity protections and intellectual property protections;

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information provided to the Longview Board by third-party consultants reviewing the drivers and barriers to adoption of HeartFlow’s technology;

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the opportunity to participate in a combined company that is commercializing a novel precision diagnostic technology with significant growth potential;

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the total addressable market of HeartFlow’s products that exist today, and total addressable market for potential products that are currently in research and development;

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the clinical benefits that HeartFlow’s product offers relative to products currently on the market;

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the potential benefit from adoption by key medical societies and healthcare insurance companies;

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the benefits of a SaaS model that combines fee-per-analysis and subscription pricing;

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the potential value that Longview can bring to HeartFlow’s business based upon Longview’s existing relationships in the healthcare industry, including with healthcare providers and payors;

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information of comparable companies in relevant industries;

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the benefit of leadership that understands the challenging and rapidly changing nature of the U.S. healthcare system;

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HeartFlow’s ability to demonstrate the value of its technology to existing and potential users and its ability to integrate into and add value to large healthcare enterprise systems;

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the recommendation by Longview’s management that the Longview Board approve the Business Combination, as the Longview Board would not have approved any transaction in connection with this strategic process without such a recommendation from Longview’s management;

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the belief of the Longview Board that an acquisition by Longview has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities; and

•
all other factors the Longview Board deemed relevant.

The Longview Board also considered the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement / prospectus), although not weighted or in any order of significance:
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the risk that some of the current public stockholders would vote against the Business Combination proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination;

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the risk that HeartFlow may not achieve its growth projections due to a variety of factors;

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the risks involved with the Business Combination and the likelihood that Longview and HeartFlow will be able to complete the Business Combination, the possibility that the Business Combination might not be consummated, and Longview’s prospects going forward without the combination with HeartFlow;

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the possible negative effect of the Business Combination and public announcement of the Business Combination on Longview’s financial performance, operating results and stock price;

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the risks posed by potential competitors;

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the regulatory environment in which HeartFlow operates;

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the prospects for market acceptance of HeartFlow’s products and services, its ability to develop and commercialize existing and new products and services and generate revenues, and its ability to identify new applications for its technology;

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the risk posed due to the fact that the market for HeartFlow’s products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for HeartFlow’s products and services;

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the substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on Longview’s cash reserves and operating results should the Business Combination not be completed; and

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all other factors the Longview Board deems relevant.

Under the Business Combination Agreement, Longview has agreed to combine with HeartFlow based on a $2.15 billion pre-money equity valuation to be paid in common shares of Longview. The total consideration represents a market value of equity in excess of 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions), a requirement for an initial business combination under our Current Charter.
Although the Longview Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the Longview Board relied on the following sources (i) due diligence on HeartFlow’s business operations; (ii) extensive research reports and data related to the life science tools, specialty diagnostics, medical technology and SaaS industries in the United States and internationally; and (iii) Longview management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses. The Longview Board concluded that the $2.15 billion pre-money equity valuation is fair and reasonable, given the growth prospects, potential industry consolidation and other compelling aspects of the transaction.
During the course of valuing HeartFlow, Longview’s management also identified several comparable public companies in the life science tools, specialty diagnostics and tools, high growth medical technology and SaaS spaces, as well as other companies that Longview’s management identified as having disruptive technologies. Longview’s management believes that the combined company is likely to be considered to be in one or more of these categories by potential investors based on its business and financial model.
The following is the financial information of these companies and HeartFlow that was considered by the Longview Board:
	HeartFlow	High Growth Med-Tech(1)	Software- as-a- Service(2)	Disruptive Tools & Specialty Diagnostics(3)
EV/2023E Revenue	11.6x	11.7x	18.0x	16.7x
Revenue CAGR 2021 – 2023E	120%	42%	23%	37%

(1)
Comparable companies considered in High Growth Med Tech field included Shockwave Medical Inc., Butterfly Network, Inc., Inspire Medical Systems, Inc., Silk Road Medical, Inc., Inari Medical, Inc., and Pulmonx Corporation.

(2)
Comparable companies considered in Software-as-a-Service field included Adobe Inc., Datadog, Inc., Zoom Video Communications, Inc., Veeva Systems Inc., Atlassian Corporation Plc, RingCentral, Inc., Docusign, Inc. and Asana, Inc.

(3)
Comparable companies considered Disruptive Tools and Specialty Diagnostics included Exact Sciences Corporation, Adaptive Biotechnologies Corporation, 10x Genomics, Inc., Olink Holding AB and Guardant Health, Inc.

Certain Projected Financial Information of HeartFlow
Neither Longview nor HeartFlow as a matter of course makes public projections as to future sales, earnings, or other results. However, the management of HeartFlow has prepared the prospective financial information set forth below (the “Projections”) to present to Longview’s Board in connection with its consideration of the potential business combination. The accompanying Projections were not prepared with a view toward public disclosure or with a view toward complying with guidelines established by the American Institute of Certified Public Accountants with respect to Projections, but, in the view of HeartFlow’s and Longview's management, was prepared on a reasonable basis, and presents to the best of management’s knowledge and belief, the anticipated future financial performance of HeartFlow taking into account the assumptions and estimates discussed in further detail below. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement / prospectus are cautioned not to place undue reliance on the Projections.
Neither the independent registered public accounting firms of Longview, HeartFlow, nor any other independent accountants, have audited, reviewed, examined, compiled, or performed agreed upon procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, the Projections. The Projections included in this document have been prepared by, and are the responsibility of, HeartFlow’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Projections and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to HeartFlow’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.

	2021	2022	2023	2024	2025
Revenue ($ in millions)	$42	$92	$205	$345	$525
% Year over year revenue growth	83%	119%	123%	68%	52%
% gross margin	54%	69%	78%	82%	85%
The Projections are included in this proxy statement / prospectus solely to provide Longview’s stockholders access to information made available in connection with Longview’s Board’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was July 13, 2021.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of HeartFlow, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” These estimates and assumptions, include, but are not limited to, the following:
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Closing of the Business Combination in the fourth quarter of 2021.

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Positive growth trends in terms of CTAs and companion FFRct diagnostics as legacy non-invasive tests convert to this more accurate diagnostic pathway, resulting in the average CTAs per site per year growing from 500 in 2021 to >890 in 2025 for HeartFlow customers.

•
Other general business and market assumptions, including HeartFlow maintaining strong relationships with its current customers and partners and increasing the number of global customer sites from over 470 today to > 1,900 by the end of 2025.

•
Introduction of new HeartFlow products by the end of 2022 including PreRead, Plaque Analysis, Myocardial Insights and Planner.

•
Successful introduction of a hybrid business model for U.S. customers with (1) a subscription bundle for new products (PreRead, Plaque Analysis, Myocardial Insights, Planner) and (2) fee-per-analysis revenue for the subset of CTAs sent to HeartFlow that are deemed clinically appropriate for FFRct analysis. This model is assumed to be adopted by the majority of HeartFlow’s global active customers by the end of 2025. The average U.S. customers revenue mix is forecasted to be 23% subscription and 77% fee-per-analysis by the end of 2025.

•
Expanded commercial infrastructure resulting in an increase in field-based personnel from 48 today to > 250 by 2025 in the U.S., U.K., EU and Japan.

•
Continued investment in and positive outcome for key clinical trials demonstrating the clinical and economic value of the HeartFlow product platform. Clinical trial investment is forecasted to increase from $7.7 million in 2022 to > $30 million in 2025.

•
HeartFlow’s market position vis-à-vis its existing competitors and new market entrants continues to be strong based on HeartFlow’s investment in product development to offer what HeartFlow believes is the industry’s most comprehensive platform to address CAD diagnosis and management.

•
Improvements to gross margin percentages resulting from increased case volume, enhanced processing automation, improved customer implementation efficiency and better leveraging of cloud hosting costs.

•
Expected hiring plans and elimination of non-recurring expenses incurred during 2021 and 2022 in connection with the Business Combination.

The Projections were prepared solely for internal use to assist Longview in its evaluation of HeartFlow and the business combination. HeartFlow has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Longview. Neither HeartFlow’s management nor any of its respective representatives has made or makes any representations to any person regarding the ultimate performance of HeartFlow relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of HeartFlow may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict. The Projections are not included in this proxy statement / prospectus in order to induce any Longview stockholders to vote in favor of any of the proposals at the special meeting.
We encourage you to review the financial statements of HeartFlow included in this proxy statement / prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of HeartFlow”, and “Unaudited Pro Forma Combined Financial Information” in this proxy statement / prospectus and to not rely on any single financial measure.
Neither Longview nor HeartFlow or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section titled “The Business Combination Proposal — Longview’s Board of Directors Reasons for the Approval of the Business Combination,” the Longview Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to Longview’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of execution of the Business Combination Agreement. In reaching this determination, the Longview Board concluded that it was appropriate to base such valuation in part on qualitative factors such as competitive positioning, product pipeline and addressable market opportunity, as well as quantitative factors such as HeartFlow’s historical growth rate and its potential for future growth in sales volume and revenue. The Longview Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of HeartFlow met this requirement.
Interests of Longview’s Directors and Officers in the Business Combination
In considering the recommendation of the Longview Board in favor of approval of the Business Combination Proposal, it should be noted that Longview’s initial stockholders, including its directors and officers, have interests in the Business Combination that are different from, or in addition to, those of Longview stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
If we are unable to complete our initial business combination by March 23, 2023, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.

•
There will be no liquidating distributions from the Trust Account with respect to our sponsor shares if we fail to complete our initial business combination by March 23, 2023. Longview Investors II LLC purchased the sponsor shares prior to our initial public offering for an aggregate purchase price of $25,000 and, in January 2021 transferred 25,000 sponsor shares to each of Westley Moore, Shalinee Sharma, and Brian Zied (for a total of 75,000).

•
In connection with the closing of our initial public offering, we consummated the sale of 9,800,000 private placement warrants at a price of $1.50 per warrant in a private placement to Longview Investors II LLC. The warrants are each exercisable commencing 30 days following the Closing, for one share of Longview Class A common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New HeartFlow common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of Longview Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Longview Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Longview Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Longview Class A common stock and the exercise price will be increased correspondingly to account for such consolidation, combination, reverse stock split, reclassification or similar event. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, we pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Longview Class A common stock on account of such shares of Longview Class A common stock (or other shares of our capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Longview Class A common stock in respect of such event. Therefore, assuming no redemptions, as a result of the Reverse Stock Split and the Return of Capital Distribution, and the private placement warrants would be exercisable for 8,507,536 shares of common stock at an adjusted exercise price of $11.73. If we do not consummate a business combination transaction by March 23, 2023, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by Longview Investors II LLC will be worthless. The warrants held by Longview Investors II LLC had an aggregate market value of approximately $13,818,000 based upon the closing price of $1.43 per warrant on the NYSE on July 30, 2021.

•
Our initial stockholders, officers and directors will lose their entire investment in us if we do not complete a business combination by March 23, 2023.

•
Certain of our officers and directors, including New HeartFlow director nominee John Rodin, may continue to serve as directors of New HeartFlow after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New HeartFlow Board determines to pay to its directors.

•
In order to protect the amounts held in the Trust Account, Longview Investors II LLC has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters in our initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Following the Closing, Longview Investors II LLC would be entitled to the repayment of any working capital loan and advances that have been made to Longview and remain outstanding. On March 18, 2021, we issued a promissory note to Longview Investors II LLC in exchange for up to $2.0 million for working capital expenses. As of the date of this proxy statement / prospectus, we have

$1.0 million outstanding under the promissory note. See “Certain Relationships and Related Party Transactions — Longview.” If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.
•
Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

•
The fact that Glenview, an affiliate of Longview Investors II LLC, and certain of Glenview’s affiliates hold 5,500,000 shares of Longview’s Class A common stock as a result of their participation in our initial public offering.

•
The fact that Glenview, an affiliate of Longview Investors II LLC, and certain of Glenview’s affiliates agreed in the Amended Forward Purchase Agreement to purchase the Forward Purchase Shares in the Forward Purchase immediately prior to the Closing.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, Longview Investors II LLC, our officers and directors and any of their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Longview from time to time, made by Longview Investors II LLC or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

Certain Engagements in Connection with the Business Combination and Related Transactions
Cowen (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Cowen served as a bookrunning underwriter for Longview's IPO, and Cowen will be owed a deferred underwriting fee upon consummation of the Business Combination. Cowen provided Longview and HeartFlow disclosure of its pre-existing relationship with Longview and the fact that Cowen will be due a deferred underwriting fee upon HeartFlow's consummation of a Business Combination with Longview. Cowen and its affiliates, may provide investment banking and other commercial dealings to Longview, HeartFlow, and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Cowen and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Longview or HeartFlow, or their respective affiliates. Cowen and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Transactions. Where actual amounts are not known or knowable, the figures below represent HeartFlow’s good faith estimate of such amounts assuming a Closing as of October 31, 2021.

(in millions)	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Sources
HeartFlow Rollover Equity	$2,150.0	$2,150.0
Proceeds from Trust Account	690.0(1)	345.0(2)
Pre-Closing Return of Capital Distribution	(91.0)(3)	—
Total Sources	$2,749.0	2,495.0
Uses
Equity Consideration	$2,150.0	$2,150.0
Cash to Balance Sheet	349.1	205.1
Cash for Secondary Purchases	110.0(4)	—
Debt Retirement, Interest and Related Fees(5)	71.7	71.7
Estimated Transaction Costs(6)	46.0	46.0
Deferred Underwriting Fee(7)	22.2	22.2
Total Uses	$2,749.0	$2,495.0

(1)
Assumes that no shares of Longview Class A common stock are redeemed in connection with the Business Combination.

(2)
Assumes that 39,500,000 shares of Longview Class A common stock are redeemed for an aggregate payment of $395.0 million at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of March 31, 2021, and the issuance of 5,000,000 Forward Purchase shares for an aggregate of $50.0 million.

(3)
Represents the $91.0 million Return of Capital Distribution Amount.

(4)
Reflects repurchase of 2,838,490 shares and 709,622 shares of HeartFlow common stock (including shares of HeartFlow common stock resulting from the conversion of HeartFlow preferred stock), before giving effect to the Exchange Ratio, at $29.95 per share and $35.95 per share, respectively, for the aggregate purchase price of $110.0 million immediately prior to the Business Combination.

(5)
Represents repayment of HeartFlow’s term loan.

(6)
Reflects the payment of Longview and HeartFlow Business Combination costs of $46.0 million. The transaction costs include direct and incremental costs, such as legal, third party advisory, investment banking and other miscellaneous fees.

(7)
Reflects the payment of deferred underwriting costs and accrued offering costs incurred by Longview during the initial public offering in contemplation of the Business Combination upon the close of the Business Combination.

Directors and Executive Officers of New HeartFlow After the Business Combination
Subject to the occurrence of the Closing and any limitation with respect to any specific individual imposed under applicable laws and the listing requirements of the NYSE, effective as of the Closing, Longview will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the New HeartFlow Board to consist of seven (7) directors comprised of the persons identified by Longview and HeartFlow pursuant to the Business Combination Agreement.
On the Closing Date, Longview intends to enter into customary indemnification agreements reasonably satisfactory to HeartFlow with the individuals to be elected as members of the New HeartFlow Board, which indemnification agreements would continue to be effective immediately following the Closing.
Except as otherwise directed in writing by HeartFlow, and conditioned upon the occurrence of the Closing, Longview will take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the persons identified by HeartFlow to be the officers of New HeartFlow (and holding the same titles as held at HeartFlow) until the earlier of their resignation or removal or until their respective successors are duly appointed.
HeartFlow will take all necessary action prior to the Effective Time such that, at the Effective Time (a) the governing documents of HeartFlow will be the governing documents of the Surviving Company and (b) at the Effective Time, the directors and officers of HeartFlow immediately prior to the Effective Time will be the initial directors and officers of the Surviving Company, each to hold office in accordance with the governing documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
Stock Exchange Listing
Longview’s units, Class A common stock and public warrants are publicly traded on the NYSE under the symbols “LGV.UN,” “LGV” and “LGV WS,” respectively. Longview intends to apply to list the New HeartFlow common stock and public warrants on the NYSE under the symbols “HFLO” and “HFLO WS,” respectively, upon the Closing of the Business Combination. New HeartFlow will not have units traded following the Closing of the Business Combination.
Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Longview will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of HeartFlow issuing stock for the net assets of Longview, accompanied by a recapitalization. The net assets of Longview will be stated at historical cost, with no goodwill or other intangible assets recorded.
HeartFlow has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•
HeartFlow equity holders comprising a relative majority of the voting power of New HeartFlow after consummation of the Business Combination and having the ability to nominate a majority of the members of the board of directors of New HeartFlow;

•
HeartFlow’s operations prior to the acquisition comprising the only ongoing operations of New HeartFlow; and

•
HeartFlow’s senior management comprising a majority of the senior management of New HeartFlow after consummation of the Business Combination.

The preponderance of evidence as described above is indicative that HeartFlow is the accounting acquirer in the Business Combination.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only with the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the Longview stockholders for a vote.
Longview Investors II LLC, Larry Robbins, John Rodin, Mark Horowitz, Westley Moore, Shalinee Sharma, and Brian Zied, along with Longview’s directors and officers as of the time of its initial public offering, have agreed to vote the sponsor shares and any public shares owned by them in favor of the Business Combination Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Longview Board of Directors
THE LONGVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONGVIEW STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of Longview’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion.

THE BUSINESS COMBINATION AGREEMENT
Overview
We are asking our stockholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby (including the Merger). Longview stockholders should read carefully this proxy statement / prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement / prospectus and is incorporated herein by reference, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. We urge you to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of at least a majority of the votes of shares of Longview common stock present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.
The Business Combination Agreement
This subsection of the proxy statement / prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement / prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates as provided for in the Business Combination Agreement. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement / prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement / prospectus as characterizations of the actual state of facts about Longview, Longview Investors II LLC, HeartFlow or any other matter.
To the extent that specific material facts exist that contradict the representations, warranties, and covenants in the Business Combination Agreement, we will provide corrective disclosure in this proxy statement / prospectus. Furthermore, if subsequent information concerning the subject matter of the representations, warranties, and covenants in the Business Combination Agreement may or may not be fully reflected in our public disclosures, our public disclosures will include any material information necessary to provide our stockholders with a materially complete understanding of the Business Combination Agreement disclosures.
On July 15, 2021, Longview, Merger Sub and HeartFlow entered into the Business Combination Agreement, which provides for, among other things, the following:
(a)
on the Closing Date, immediately prior to the Effective Time, each share of HeartFlow preferred stock issued and outstanding as of such time shall automatically convert into one share of HeartFlow common stock. All of the shares of HeartFlow preferred stock converted into shares of HeartFlow common stock shall no longer be outstanding and shall cease to exist, and each holder of HeartFlow preferred stock shall thereafter cease to have any rights with respect to such securities;
(b)
on the Closing Date at the Effective Time, Longview will file the Proposed Charter with the Secretary of State of the State of Delaware, which will include, among other things, the Reverse Stock Split and a reclassification of Longview Class A common stock to New HeartFlow common stock. As a consequence of adopting the Proposed Charter, at the Effective Time, the governing documents of Longview will be restated and become the Proposed Charter and the New HeartFlow Bylaws as described in this proxy statement / prospectus and Longview’s name will be changed to HeartFlow Group, Inc.;

(c)
the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into HeartFlow at the Effective Time, with HeartFlow as the surviving corporation in the Business Combination and, after giving effect to the Merger, HeartFlow will be a wholly-owned subsidiary of Longview;

(d)
as a consequence of the Merger, at the Effective Time, the governing documents of HeartFlow will be the governing documents of the surviving company;

(e)
as a consequence of the Merger, at of the Effective Time, the directors and officers of HeartFlow as of immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation, each to hold office in accordance with the governing documents of the surviving company, until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal;

(f)
as a consequence of the Merger, at the Effective Time, each share of HeartFlow common stock (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock or pursuant to the terms of the HeartFlow Warrant, in each case immediately prior to the Effective Time, but excluding any such shares subject to the Repurchase Agreements (as defined below)) that is issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and converted into the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares;

(g)
as a consequence of the Merger, at the Effective Time, each share of Longview Class B common stock that is issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and converted into the right to receive one share of New HeartFlow common stock; and

(h)
as a consequence of the Merger, Longview shall terminate the HeartFlow, Inc. 2009 Equity Incentive Plan, which was amended and restated in April 2021 as the 2009 Incentive Plan and all options outstanding immediately prior to the Effective Time (whether vested or unvested), other than any such options subject to the Repurchase Agreements as of the Effective Time, shall cease to represent the right to purchase HeartFlow common stock and shall become options to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing of the Business Combination, including the Investors’ Rights Agreement, the HeartFlow Transaction Support Agreement, the Sponsor Letter Agreement, and the Amended Forward Purchase Agreement. See “— Related Agreements” for more information.
The Reverse Stock Split
On the Closing Date, immediately following the effectiveness of redemptions of shares of Longview Class A common stock, if any, but prior to the Effective Time, Longview shall take the following actions:

(i) cause the Reverse Stock Split to be effective and (ii) immediately thereafter, set a record date for a distribution to its stockholders as of such time pursuant to which Longview will distribute to such record holders, on a pro rata basis, an amount, not less than zero, equal to (a) $91,000,000, less (b) the aggregate dollar amount to be paid by Longview in connection with the redemptions of shares of Longview Class A common stock to the extent such redemptions are in excess of $25,000,000. The amount of the Reverse Stock Split will be determined by Longview and shall cause the outstanding number of shares of Longview Class A common stock to be the same number of shares of Longview Class A common stock that would be outstanding at such time, had the original initial public offering of Longview (after the exercise of any over-allotment option) been for an amount of shares equal to (i) 69,000,000 minus (ii) (x) the Return of Capital Distribution Amount, divided by (y) $10.00.
Effect of the Business Combination on Existing Longview Equity
The Business Combination will result in, among other things, the following:
•
at the Effective Time, by virtue of the Merger and without any action on the part of any party, the governing documents of Longview will be restated and become the Proposed Charter and New HeartFlow Bylaws as described in this proxy statement / prospectus and Longview’s name will change to “HeartFlow Group, Inc.”;

•
the Reverse Stock Split will become effective, as of immediately prior to the Effective Time. The amount of the Reverse Stock Split will determined by Longview and shall cause the outstanding number of shares of Longview Class A common stock to be the same number of shares of Longview Class A common stock that would be outstanding at such time, had the original initial public offering of Longview (after the exercise of any over-allotment option) been for an amount of shares equal to (i) 69,000,000 minus (ii) (x) the Return of Capital Distribution Amount, divided by (y) $10.00; and

•
the setting of a record date for a distribution to its stockholders as of immediately prior to the Effective Time pursuant to which Longview will distribute to such record holders, on a pro rata basis, the Return of Capital Distribution Amount. The Return of Capital Distribution Amount will be paid by Longview immediately following the Closing. For the avoidance of doubt, the Longview record holders entitled to participate in such distribution shall be the stockholders of Longview prior to the Closing, but after the closing of any redemptions of shares of Longview Class A common stock.

The Business Combination will have no effect on the existing Longview Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding, other than effectuating the Reverse Stock Split and causing the Longview Class A common stock to be reclassified to New HeartFlow common stock. On the Closing Date, prior to the Effective Time, each issued and outstanding unit of Longview that has not been previously separated into the underlying shares of Longview Class A common stock and underlying Longview warrants upon the request of the holder thereof will be canceled and will entitle the holder thereof to one share of New HeartFlow common stock and one-fifth (1/5) of one warrant representing the right to purchase one share of New HeartFlow common stock at an adjusted exercise price of $11.73 per share, assuming no redemptions, on the terms and subject to the conditions set forth in the Longview warrant agreement.
Consideration to HeartFlow Equity Holders in the Business Combination
As a consequence of the Merger, at the Effective Time (i) each share of HeartFlow common stock (as defined herein) that is issued and outstanding immediately prior to the Effective Time (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock and pursuant to the terms of the HeartFlow Warrant, in each case immediately prior to the Effective Time, but excluding any such shares subject to the Repurchase Agreements as of the Effective Time) shall be automatically canceled and extinguished and converted into the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares; and (ii) each option to purchase shares of HeartFlow common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time (other than any such option subject to the Repurchase Agreements as of the Effective Time) will be assumed by New HeartFlow and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent.
Closing and Effective Time of the Business Combination
The Closing is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as Longview and HeartFlow may agree in writing.
Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party for whose benefit such conditions exist, of the following conditions:
•
the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated;

•
no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Business Combination being in effect;

•
this proxy statement / prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement / prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

•
the approval of the Business Combination Agreement, the related documents to the Business Combination Agreement to which HeartFlow is or will be a party and the transactions contemplated by each of the foregoing (including the Merger) being obtained by the requisite number of stockholders of HeartFlow in accordance with the DGCL, HeartFlow’s governing documents and Company Stockholders Agreements (as defined in the Business Combination Agreement);

•
the approval of each Required Transaction Proposal by the affirmative vote of a majority of the votes of shares of Longview common stock entitled to vote thereon, whether in person or by proxy at the Special Meeting, having been obtained in accordance with the DGCL and Longview’s governing documents; and

•
after giving effect to the Transactions, Longview having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the Longview Parties
Unless waived by Longview (on behalf of itself and the other Longview Parties), the obligations of the Longview Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Longview (on behalf of itself and the other Longview Parties) of the following further conditions:
•
the representations and warranties of HeartFlow regarding the organization and qualification of HeartFlow and its subsidiaries, certain representations and warranties regarding the capitalization,

and amounts payable upon a change in control, of HeartFlow and the representations and warranties of HeartFlow regarding the authority of HeartFlow to, among other things, consummate the Transactions, the intended tax treatment of the Business Combination and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “HeartFlow Material Adverse Effect” (as defined below) or any similar limitation as set forth in the Business Combination Agreement) in all material respects as of the Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);
•
certain other representations and warranties regarding the capitalization of HeartFlow being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

•
the representations and warranties of HeartFlow regarding non-existence of any HeartFlow Material Adverse Effect during the period beginning on the date of the latest balance sheet of HeartFlow provided to Longview and ending on the date of the Business Combination Agreement being true and correct in all respects as of the Closing Date;

•
the other representations and warranties of HeartFlow being true and correct (without giving effect to any limitation as to “materiality” or “HeartFlow Material Adverse Effect” or any similar limitation as set forth in the Business Combination Agreement) in all respects as of the Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a HeartFlow Material Adverse Effect;

•
HeartFlow having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

•
since the date of the Business Combination Agreement, no HeartFlow Material Adverse Effect has occurred that is continuing; and.

•
Longview must have received, at or prior to the Closing, a certificate executed by an authorized officer of HeartFlow, dated as of the Closing Date, confirming that the conditions set forth in the first six bullet points in this section have been satisfied.

Other Conditions to the Obligations of HeartFlow
Unless waived by HeartFlow, the obligations of HeartFlow to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver of the following further conditions:
•
the representations and warranties regarding the organization and qualification of the Longview Parties, the authority of Longview to execute and deliver the Business Combination Agreement and each of the related documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, and certain representations and warranties regarding the capitalization of the Longview Parties, the intended tax treatment of the Business Combination and brokers fees being true and correct, in all material respects, as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

•
certain other representations and warranties regarding the capitalization of Longview being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of the Longview Parties being true and correct (without giving effect to any limitation of “materiality” or “Longview Material Adverse Effect” (as defined below) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of such date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Longview Material Adverse Effect;

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the Longview Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

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since the date of the Business Combination Agreement, no Longview Material Adverse Effect has occurred that is continuing;

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the Aggregate Transaction Proceeds being equal to or greater than $345,000,000;

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Longview’s listing application with the NYSE in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, New HeartFlow satisfying any applicable listing requirements of the NYSE, and Longview not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New HeartFlow common stock (including the shares of New HeartFlow common stock to be issued pursuant to the Merger), being approved for listing on the NYSE;

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the New HeartFlow Board consisting of the number of directors, and comprising the individuals, determined pursuant to Section 5.17(a)(i) and (ii) of the Business Combination Agreement; and

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HeartFlow must have received, at or prior to the Closing, a certificate executed by an authorized officer of Longview, dated as of the Closing Date, confirming that the conditions set forth in the first five bullet points of this section have been satisfied.

Representations and Warranties
Under the Business Combination Agreement, HeartFlow made customary representations and warranties to Longview relating to, among other things:
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organization and qualification, including that HeartFlow and each of its subsidiaries (together, the “Group Companies”) is a corporation, limited liability company or other applicable business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted except where the failure to have such power or authority would not have a HeartFlow Material Adverse Effect, and is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which such qualification or licensing is necessary except where the failure to be so duly qualified or licensed would not have a HeartFlow Material Adverse Effect;

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capitalization, including that, among other things, (i) the number and class or series (as applicable) of all HeartFlow capital stock issued and outstanding and the identity of the persons that are the record and beneficial owners thereof are as set forth in the Disclosure Schedules to the Business Combination Agreement, (ii) all of the outstanding HeartFlow capital stock and other equity interests (a) have been duly authorized and validly issued, are fully paid and non-assessable, (b) were not issued in violation of HeartFlow’s governing documents or the Company Stockholders Agreements or any other contract to which HeartFlow is a party or bound, (c) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any person, and (d) have been offered, sold and issued in compliance with applicable law, including the federal securities laws, and (iii) except as identified in or issued pursuant to the Business Combination Agreement, HeartFlow has no outstanding (a) equity appreciation, phantom equity or profit participation rights or (b) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other contracts that could require HeartFlow to issue, sell or otherwise cause to become outstanding or acquire, repurchase or redeem any HeartFlow capital stock or securities convertible into or exchangeable for HeartFlow capital stock, and (iv) all outstanding HeartFlow common stock and other equity interests are free and clear of all liens;

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authority, including that HeartFlow has the requisite power and authority to execute and deliver the Business Combination Agreement and each related ancillary document thereto to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby;

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financial statements and absence of undisclosed liabilities, including that, among others, (i) the financial statements of the Group Companies (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and (b) fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein, (ii) except as have been disclosed to Longview, are administrative or ministerial and immaterial in nature or would not have a HeartFlow Material Adverse Effect no Group Company has any liabilities of the type required to be set forth on a balance sheet in accordance with GAAP, (iii) the Group Companies (a) have established and maintain systems of internal accounting controls and (b) maintain and, for all periods covered by the financial statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete; and (iv) to the Company’s knowledge, in the last three years no Group Company has received any written complaint or allegation asserting that there is a “significant deficiency” or “material weakness” in internal controls over financial reporting, or fraud involving management or other employees who have a significant role in the internal controls over financial reporting of the Group Companies;

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other than as described in the Business Combination Agreement and as would not have a HeartFlow Material Adverse Effect (with the exception of clause (ii)(a) below), (i) no consent, approval or authorization of, or designation, declaration or filing with, any governmental entity is required on the part of HeartFlow with respect to HeartFlow’s execution, delivery or performance of its obligations under the Business Combination Agreement or the ancillary documents thereto, and (ii) neither the execution, delivery or performance by HeartFlow of the Business Combination Agreement nor the ancillary documents thereto nor the consummation by HeartFlow of the transactions contemplated thereby will, directly or indirectly (a) result in any breach of any provision of HeartFlow’s governing documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any material contract to which HeartFlow is a party or material permit, (c) violate, or constitute a breach under, any order or applicable law to which any Group Company or any of its properties or assets are bound or (d) result in the creation of any lien upon any of the assets or properties (other than any liens permitted under the Business Combination Agreement) of any Group Company;

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permits, including that each of the Group Companies has all material permits that are required to own, lease or operate its properties or assets and to conduct its business except where the failure to hold the same would not result in a HeartFlow Material Adverse Effect;

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material contracts, (i) including, among others, any contract (a) with any material customer or vendor of the Group Companies, (b) that relates to indebtedness or the placing of a lien on any material assets or properties of any Group Company, (c) under which any Group Company is a lessor or lessee or holds or operates or permits any third party to hold or operate any tangible property for which the aggregate annual rental payments equal or exceed $1 million, (d) that is a joint venture, profit-sharing, partnership or other similar agreement which requires or could reasonably be expected to require aggregate payments to or from any Group Company in excess of $1 million over the life of such contract or with respect to material intellectual property licensed to or from HeartFlow, (e) that relates to intellectual property licenses of any Group Company, (f) that limits or purports to limit in any material respect the freedom of any Group Company to engage or compete in any line of business or any person or to sell, manufacture, develop, commercialize, test or research products or contains exclusivity provisions or obligations, (g) requiring any future capital commitment or capital expenditure in excess of $1 million annually, (h) requiring any Group Company to guarantee the liabilities of any person or under which the liabilities of any Group Company are guaranteed, in each case in excess of $1 million, (i) under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance or other assignment of payment or made any capital contribution to, or investment in, any person, (j) under which any Group Company (or Longview or any of its affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events, (k) for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other person, or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or deferred payment obligation, (l) any settlement, conciliation or other similar contract, (m) the performance of which requires either annual payments to or from any Group Company in excess of $1 million and, in each case, that is not terminable without penalty upon less than thirty (30) days’ notice, (n) with a third party payor or (o) with a governmental entity, and (ii) that each material contract is valid and binding on the applicable Group Company and, to the knowledge of HeartFlow, the counterparty thereto, and is in full force and effect, and that each of HeartFlow and its subsidiaries, as applicable, and, to the knowledge of HeartFlow, the counterparties thereto, are not in material breach of or default under any such material contract;
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the absence of certain changes or events, including that, since March 31, 2021 and ended on the date of the Business Combination Agreement, no HeartFlow Material Adverse Event has occurred and, except as expressly contemplated by the Business Combination Agreement, any ancillary document thereto or in connection with the transactions contemplated thereby, that (i) HeartFlow has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Longview if such action were taken on or after the date of the Business Combination Agreement without the consent of Longview;

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litigation, including that, as of the date of the Business Combination Agreement, there is (and since December 31, 2019 there has been) no proceeding pending or, to HeartFlow’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to HeartFlow or its subsidiaries, taken as a whole;

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compliance with applicable laws;

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employee plans, including that, among others, (i) each employee benefit plan has been established, funded, operated and administered in all material respects in accordance with its terms and in material compliance with all applicable laws, (ii) each employee benefit plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, (iii) as of the date of the Business Combination Agreement, there are no pending or, to HeartFlow’s knowledge, threatened in writing, claims or proceedings with respect to any employee benefit plan (other than routine claims for benefits), and (iv) the execution and delivery of the Business Combination Agreement and the consummation of the transactions contemplated thereby will not materially (a) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee or other service provider, (b) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee or other service provider or (c) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee or other service provider;

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environmental matters;

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intellectual property, including that, among others, (i) as of the date of the Business Combination Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property (as defined in the Business Combination Agreement) have been timely submitted to the relevant authority necessary to maintain such material Company Registered Intellectual Property and that there are no material proceedings pending or, to HeartFlow’s knowledge, threatened relating to any of the Company Registered Intellectual Property, (ii) that a Group Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property (as defined in the Business Combination Agreement) free and clear of all liens or obligations to others (other than liens permitted under the Business Combination Agreement), (iii) the Company Owned Intellectual Property and the Company Licensed Intellectual Property (as defined in the Business Combination Agreement), to the knowledge of HeartFlow, constitutes all of the intellectual property used or held for use by the Group Companies in the operation of their respective businesses and, to HeartFlow’s knowledge, all intellectual property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects,

(iv) each Group Company’s employees, consultants, advisors, and independent contractors who independently or jointly contributed to or otherwise participated in the development of any material Company Owned Intellectual Property have agreed to maintain and protect the trade secrets and confidential information of all Group Companies and have assigned or have agreed to a present assignment to such Group Company of all intellectual property rights authored, invented or otherwise developed in the course of such person’s employment or other engagement, (v) each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by the Group Companies, (vi) none of the Company Owned Intellectual Property and, to HeartFlow’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding order restricting the use, sale, transfer, licensing or exploitation thereof by HeartFlow or any of its subsidiaries, (vii) neither the conduct of the business of Group Companies, the Company Owned Intellectual Property, nor any of their products offered, marketed, licensed, provided, sold distributed or otherwise exploited by any of them infringes, constitutes or results from an unauthorized use or misappropriation of or, to the knowledge of HeartFlow, other violation of any intellectual property rights of any person, and (viii) since December 31, 2018, there has been no material proceeding pending nor has any Group Company received any written communications (a) alleging that any such entity has infringed, misappropriated or otherwise violated any intellectual property rights of another person, (b) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (c) inviting any Group Company to take a license under any intellectual property right or consider the applicability of any intellectual property right to any products or services of any such entity or to the conduct of the business of the Group Companies;
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labor matters, including that, among others, (i) since the incorporation of HeartFlow, (a) none of the Group Companies has or has had any material liability for any arrears or wages or other compensation for services, or any material liability for any payment to any trust or other fund governed by or maintained by any governmental entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company and (b) the Group Companies have withheld all amounts required by applicable law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers, (ii) no Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union or similar association nor, to the knowledge of HeartFlow, is there any duty on the part of any Group Company to bargain with any labor union, labor organization or similar association, (iii) since December 31, 2018, there has been no actual or, to HeartFlow’s knowledge, threatened unfair labor practice charges or other material labor disputes against or affecting any Group Company, (iv) to HeartFlow’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company; and (v) no employee layoff, facility closure or shutdown or other similar event has occurred within the last twelve (12) months or is currently contemplated, planned or announced, including as a result of COVID-19 or otherwise;

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insurance;

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tax matters;

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except as described in the Disclosure Schedules, none of the Group Companies has incurred or will incur any liability for any brokerage, finder’s fee or other fee or commission in connection with the Business Combination;

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real and personal property;

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transactions with affiliates, including that no related party owns any interest in any material asset used in any Group Company’s business or owes any material amount to, or is owed any material amount by, any Group Company (other than as permitted in accordance with the terms of the Business Combination Agreement);

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data privacy and security, including that (i) each Group Company is and has been, since June 1, 2018, in compliance in all material respects with all applicable privacy laws, (ii) HeartFlow has not received notice of any pending proceedings, nor have there been any material proceedings against any

Group Company initiated alleging that any processing of personal data by or on behalf of a Group Company is in violation of any applicable privacy law or data security policy, (iii) since June 1, 2018, there have not been any incidents of, or third party claims alleging, (a) security breaches and (b) unauthorized access or acquisition of any Sensitive Data (as defined in the Business Combination Agreement) maintained by the Group Companies or by any third party service provider on behalf of HeartFlow, and (iv) each Group Company owns or has a license to use the computer hardware, software and related information technology systems necessary to operate the business of each Group Company as currently conducted;
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compliance with international trade and anti-corruption laws;

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none of the information supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in any filing made with any governmental authority, this proxy statement / prospectus or in the mailings or other distributions to Longview’s stockholders and/or prospective investors will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

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regulatory compliance, including, among others, that (i) the Group Companies are in material compliance with, and since June 1, 2018 have not violated, any health care laws which regulate their operations, (ii) all activity relating to products being developed, tested, produced, manufactured, distributed or sold by or on behalf of the Group Companies is conducted in compliance with the laws relating to and the rules and regulations of the U.S. Food and Drug Administration (the "FDA") and quality systems controls under applicable laws, (iii) except as set forth in the Disclosure Schedules, all products marketed by the Group Companies are, and have been, appropriately supported by applicable permits and, any necessary amendments or supplements and all products have been labeled, and promoted, in accordance with such permits, (iv) (a) there are no proceedings pending or threatened in writing by or on behalf of the FDA or any other governmental entity that has jurisdiction over the operations of any Group Company and (b) the Group Companies have not received any notice or communication from any governmental entity alleging noncompliance with any laws relating to and, to the knowledge of HeartFlow, the rules and regulations of the FDA, (v) except as set forth in the Disclosure Schedules, no product distributed or sold by or on behalf of the Group Companies has been seized, detained, withdrawn, voluntarily or involuntarily recalled or subject to a suspension of manufacturing, and, to the knowledge of HeartFlow, there are no facts or circumstances reasonably likely to cause any of the foregoing, (vi) any studies, tests and preclinical and clinical trials conducted by or on behalf of the Group Companies were and, if ongoing, are being conducted in material compliance with experimental protocols, procedures and controls pursuant to applicable laws, and (vii) neither the Group Companies, any of its officers, employees, nor, to the knowledge of HeartFlow, any of its agents or distributors have made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any governmental entity or in any material legal proceeding;

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a list of the ten largest customers (based on dollar amount of revenues) and the ten largest vendors (based on dollar amount purchases) of the Group Companies (taken as a whole) for each of (a) fiscal year ending December 31, 2020 and (b) the six-month period ending on June 30, 2021; and

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investigation, including that, among others, (i) HeartFlow, on its own behalf and on behalf of its representatives, acknowledges and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Longview Parties, (ii) it has been given access to such documents and information about the Longview Parties and their respective businesses and operations as are necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Business Combination, (iii) in entering into the Business Combination Agreement and the ancillary documents thereto to which it is or will be a party, HeartFlow has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 of the Business Combination Agreement and in the ancillary documents thereto and no other representations or warranties of any Longview Party, either express or implied, and (iv) HeartFlow, on its own behalf and on behalf of its representatives, acknowledges, and agrees that, except for the representations and warranties expressly set forth in Article 4 of the Business Combination Agreement and in the ancillary documents thereto to which it is or will be a party, none of the Longview Parties or any other person makes or has made any representation or warranty, either express or implied, in connection with or related to the Business Combination Agreement, the ancillary documents thereto or the transactions contemplated thereby.
Under the Business Combination Agreement, the Longview Parties made customary representations and warranties to HeartFlow relating to, among other things:
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organization and qualification, including that each Longview Party is a corporation, limited liability company or other applicable business entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

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each Longview Party has the requisite power and authority to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the Transactions;

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other than as described in the Business Combination Agreement and as would not have a Longview Material Adverse Effect (with the exception of clause (ii)(a) below), (i) no consent, approval or authorization of, or designation, declaration or filing with, any governmental entity is required on the part of a Longview Party with respect to the execution, delivery or performance of its obligations under the Business Combination Agreement or the ancillary documents thereto to which it is or will be party or the consummation of the Transactions, and (ii) neither the execution, delivery or performance by a Longview Party of the Business Combination Agreement nor the ancillary documents thereto nor the consummation by any Longview Party of the Transactions will, directly or indirectly (a) result in any breach of any provision of the governing documents of a Longview Party, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, modification, or acceleration under any contract to which a Longview Party is a party, (c) violate, or constitute a breach under, any order or applicable law to which any Longview Party or any of its properties or assets are bound or (d) result in the creation of any lien upon any of the assets or properties (other than liens permitted under the Business Combination Agreement) of a Longview Party;

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except as described in the Disclosure Schedules, none of the Longview Parties has incurred or will incur any liability for any brokerage, finder’s fee or other fee or commission in connection with the Transactions;

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none of the information supplied or to be supplied by or on behalf of either Longview Party expressly for inclusion or incorporation by reference prior to the Closing in this proxy statement / prospectus will, when this proxy statement / prospectus is declared effective or mailed to Longview’s investors or at the time of the Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

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capitalization, including that (i) all outstanding equity securities of Longview have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the governing documents of Longview, and were not issued in violation of and are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any person, (ii) on the Closing Date and immediately after the Closing has occurred, the authorized amount of its capital stock and the amount issued and outstanding will be as set forth in the Proposed Charter, based on the assumptions described therein, (iii) except as mutually agreed by HeartFlow and Longview, there are no outstanding (a) equity appreciation, phantom equity or profit participation rights or (b) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other contracts that could require Longview to, and Longview has no obligation to, issue, sell, acquire, repurchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of Longview, (iv) the equity securities of Merger Sub outstanding as of the date of the Business Combination Agreement have been duly authorized, validly issued and are fully paid and nonassessable, and were issued in compliance in all material respects with applicable law and not in breach or violation of any preemptive rights or contract to which Merger Sub is a party or bound, (v) all of the outstanding equity securities of Merger Sub are owned directly by Longview free and clear of all liens, and (vi) as of the date of the Business Combination Agreement, Longview has no subsidiaries other than Merger Sub and does not own, directly or indirectly, any equity securities in any person other than Merger Sub;
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SEC filings, including that (i) Longview has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it with the SEC, (ii) each such filing or information furnished, as of its respective date, complied and will comply, in all material respects with the applicable requirements of the federal securities laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading, and (iii) as of the date of the Business Combination Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to such filings or furnished information;

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the Trust Account, including that, as of the date of the Business Combination Agreement, (i) the Trust Account has a specified balance and the funds held in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, (ii) the funds held in the Trust Account are held in trust by Continental pursuant to the Trust Agreement, (iii) Longview has performed all material obligations required to be performed by it under the Trust Agreement, (iv) there are no claims or proceedings pending with respect to the Trust Account, and (v) since March 18, 2021, Longview has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement);

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except for those contracts filed (or incorporated by reference) as exhibits to the Longview SEC Reports and except for the documents to be executed by Longview in connection with the Transaction, no Longview Party is party to any contract that would be required to be filed (or incorporated by reference) as an exhibit to Longview’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K;

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no Longview Party (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein;

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no Longview Party is an “investment company” within the meaning of the Investment Company Act;

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transactions with affiliates, including that no related party owns any interest in any material asset used in the business of Longview, possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any person which is a material client, supplier, customer, lessor or lessee of Longview or owes any material amount to, or is owed material any amount by, Longview;

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litigation, including that, there is no proceeding pending or, to Longview’s knowledge, threatened against or involving any Longview Party that, if adversely decided or resolved, would be material to the Longview Parties, taken as a whole;

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Longview has delivered a copy of the Sponsor Letter Agreement;

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compliance with applicable laws;

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business activities, including, among other things, that (i) since its incorporation, Longview has not conducted any business activities other than activities (a) in connection with its incorporation or continuing corporate existence, (b) directed toward the accomplishment of a business combination, or (c) those that are administrative, ministerial or otherwise immaterial in nature, and (ii) Merger Sub was organized solely for the purpose of entering into the Business Combination Agreement, the ancillary documents thereto and consummating the Transactions and has not engaged in any business activities other than as contemplated by the Business Combination Agreement;

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internal controls, listing and financial statements, including that, among others, (i) except as is not required in reliance on exemptions from various reporting requirements by virtue of Longview’s status as an “emerging growth company” or “smaller reporting company”, since its initial public offering, (a) Longview has established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and (b) Longview has established and maintained disclosure controls and procedures designed to ensure that material information relating to Longview is made known to Longview’s principal executive officer and principal financial officer by others within Longview, (ii) Longview has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act, (iii) since the initial public offering, Longview has complied in all material respects with all applicable listing and corporate governance rules and regulations of the NYSE, (iv) Longview’s SEC filings contain true and complete copies of Longview’s financial statements, (v) Longview maintains and, for all periods covered by its financial statements, has maintained books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Longview in all material respects, and (vi) since its incorporation, Longview has not received any written complaint or allegation asserting that there is (a) a “significant deficiency” or, to Longview’s knowledge, “material weakness” in the internal controls over financial reporting of Longview or (b) fraud, whether or not material, that involves management or other employees of Longview who have a significant role in the internal controls over financial reporting of Longview;

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absence of undisclosed liabilities, including that, except for the liabilities set forth in the Disclosure Schedules or as are otherwise disclosed or immaterial, and except as for liabilities as may be incurred in connection with the negotiation, preparation or execution of or performance of its covenants under the Business Combination Agreement or any ancillary documents thereto or the consummation of the Transactions, none of the Longview Parties has any liabilities;

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tax matters;

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investigation, including that (i) Longview has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and has been furnished with or given access to such documents and information about the Group Companies as necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Business Combination Agreement, the ancillary documents thereto and the Transactions, and (ii) each Longview Party has relied solely on its own investigation and analysis and the representations and warranties set forth in the Business Combination Agreement and in the ancillary documents thereto and that none of HeartFlow, HeartFlow’s affiliates or any other person has made any representations or warranties, either express or implied, in connection with or related to the Business Combination Agreement, the ancillary documents thereto or the Transactions; and

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compliance with international trade and anti-corruption laws.

Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of HeartFlow and Longview are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of HeartFlow and Longview are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “HeartFlow Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of HeartFlow and its subsidiaries, taken as a whole, or (b) the ability of HeartFlow to consummate the Business Combination in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following will be taken into account in determining whether a HeartFlow Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the

Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which HeartFlow or any of its subsidiaries operates, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of HeartFlow or any of its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of the Business Combination Agreement or the taking of any action required by the Business Combination Agreements or with the prior written consent of Longview (provided that the exception in clauses (vi) and (vii) will not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 7.1(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (viii) any failure by HeartFlow or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) or (ix) may be taken into account in determining whether a HeartFlow Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on HeartFlow or any of its subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which HeartFlow or any of its subsidiaries operate.
Pursuant to the Business Combination Agreement, a “Longview Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Longview Parties, taken as a whole, or (b) the ability of the Longview Parties to consummate the Business Combination in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following will be taken into account in determining whether a Longview Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Longview Parties operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Longview Parties with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of the Business Combination Agreement or the taking of any action required by the Business Combination Agreement or with the prior written consent of HeartFlow (provided that the exception in this clauses (vi) and (vii) will not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 7.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by the Longview Parties to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) , (viii)  or (ix) may be taken into account in determining whether a Longview Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the Longview Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the Longview Parties operate.
Covenants of the Parties
Covenants of HeartFlow
HeartFlow made certain covenants under the Business Combination Agreement, including, among others, the following:
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Subject to certain exceptions or as consented to in writing by Longview (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, HeartFlow will, and will cause its subsidiaries to, operate the business of HeartFlow and its subsidiaries in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of HeartFlow and its subsidiaries, taken as a whole.

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Subject to certain exceptions, prior to the Closing, HeartFlow will not, and will cause its subsidiaries not to, do any of the following without Longview’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second (clause A), fourth, tenth, twelfth, thirteenth, fourteenth and fifteenth sub-bullets below):

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declare, set aside, make or pay any dividends or distributions or payments in respect of, or repurchase (except pursuant to the HeartFlow Equity Plans) any outstanding, any equity securities of HeartFlow or any subsidiary other than dividends or distributions, declared, set aside or paid by any of HeartFlow’s subsidiaries to HeartFlow or any subsidiary that is, directly or indirectly, wholly owned by HeartFlow;

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(A) merge, consolidate, combine or amalgamate with any person, or (B) purchase or otherwise acquire any business entity or organization;

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except as required otherwise by the Business Combination Agreement or any of the ancillary documents thereto, adopt any amendments, supplements, restatements or modifications to any governing documents of HeartFlow or any subsidiary, or to HeartFlow’s Company Stockholders Agreement;

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dispose of or subject to a lien any equity interests of HeartFlow or its subsidiaries or issue any options or other rights, agreements, arrangements or commitments obligating HeartFlow or any of its subsidiaries to issue, deliver or sell any equity interests other than the issuance of shares of the applicable class of capital stock of HeartFlow upon the exercise or conversion of any HeartFlow options outstanding on the date of the Business Combination Agreement.

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incur, create or assume any indebtedness in excess of $1 million other than ordinary course trade payables;

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make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person in excess of $1 million in the aggregate, other than (A) intercompany loans or capital contributions between HeartFlow and its wholly-owned subsidiaries and (B) the reimbursement of expenses in the ordinary course of business;

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other than in the ordinary course of business consistent with past practice or as required under any existing employee benefit plan, and except as to (i) the grant of equity awards with respect to shares of HeartFlow common stock authorized but unallocated as of the date of the Business Combination Agreement or shares that become available for grant thereafter as a result of equity award forfeitures, or (ii) the granting of certain management equity and cash incentives as mutually agreed to by HeartFlow and Longview, amend, modify, adopt, enter into or terminate any material benefit plan, materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of HeartFlow or any of its subsidiaries, take any action to accelerate any payment or benefit payable or to become payable to any such person, or waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of HeartFlow or any of its subsidiaries;

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make, change or revoke any material tax election or enter into or settle any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

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subject to certain exceptions, enter into any settlement, conciliation or similar contract in excess of a certain threshold or that impose any material non-monetary obligations on HeartFlow or any of its subsidiaries;

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authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving HeartFlow or any of its subsidiaries;

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make any material changes to the methods of accounting of HeartFlow or any of its subsidiaries, other than changes that are made in accordance with Public Company Accounting Oversight Board standards or required by a change in GAAP;

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except in the ordinary course of business consistent with past practice, sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any Company Owned Intellectual Property or disclose any of its material Trade Secrets to a third party other than pursuant to a confidentiality agreement;

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enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

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make any payment resulting from the Closing of the Business Combination or related party transactions that is not disclosed to Longview on the HeartFlow Disclosure Schedules;

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enter into, amend, modify in any material respect or terminate, or waive any material benefit or right under, any material affiliate contracts or material contracts providing for any payment resulting from the Closing of the Business Combination or related party transactions; or

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enter into any agreement to take or cause to be taken any of the foregoing actions.

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As promptly as reasonably practicable (and in any event within two business days) following the time at which the registration statement of which this proxy statement / prospectus forms a part is declared effective under the Securities Act, HeartFlow is required to obtain and deliver to Longview a true and correct copy of a written consent of the HeartFlow stockholders approving the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination), duly executed by the HeartFlow stockholders required to approve and adopt such matters (the “HeartFlow Stockholder Written Consent”), and through its board of directors, will recommend to the HeartFlow stockholders the approval and adoption of the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination).
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Subject to certain exceptions, prior to the Closing, HeartFlow will purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of certain HeartFlow directors and officers with respect to matters occurring on or prior to the Closing.

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Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, HeartFlow will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly: (i) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Company Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of HeartFlow or its subsidiaries (or any affiliate or successor of HeartFlow or its subsidiaries); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

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From and after the date of the Business Combination Agreement, HeartFlow anticipates that it may enter into repurchase agreements with holders of HeartFlow capital stock representing up to an additional $25,000,000 of aggregate repurchase payments. Any such repurchase agreements will be in form and substance satisfactory to Longview, and HeartFlow will not execute any repurchase agreements without the prior written consent of Longview. Further, it is understood and agreed, that any such repurchase agreement will contemplate the repurchase of HeartFlow capital stock at a purchase price that is at or below the fair market value of such securities, assuming the valuation of the Company contemplated by the Business Combination Agreement.

Covenants of Longview
Longview made certain covenants under the Business Combination Agreement, including, among others, the following:
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Subject to certain exceptions, including as contemplated by the Business Combination Agreement and the Ancillary Documents or as consented to in writing by HeartFlow, prior to the Closing, Longview will not, and will cause its subsidiaries not to, do any of the following:

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adopt any amendments, supplements, restatements or modifications to the Longview trust agreement, warrant agreement or the governing documents of any Longview Party or any of its subsidiaries;

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declare, set aside, make or pay any dividends on or make any other distribution or payment in respect of, or repurchase, redeem or otherwise acquire any outstanding, any outstanding equity securities of Longview or any subsidiary, other than in connection with the payment of the Return of Capital Distribution Amount;

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split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock, other than in connection with the Reverse Stock Split;

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incur, create or assume any indebtedness or other liability (including any incurrence, creation or assumption of any indebtedness under any contract with Longview Investors II LLC or any of its affiliates);

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make any loans or advances to, or capital contributions in, any other person, other than to, or in, Longview or any of its subsidiaries;

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transfer, sell, grant, pledge or issue, directly or indirectly, any equity securities of Longview or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of Longview or any of its subsidiaries, other than (i) issuances of any Longview warrants to Longview Investors II LLC for repayment of loans made by Longview Investors II LLC to Longview, to the extent such loans and such conversion are approved in advance and in writing by HeartFlow and (ii) issuances of the Forward Purchase Shares pursuant to the Forward Purchase;
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take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

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enter into, renew, modify or revise any Longview related party transaction;

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other than pursuant to the Sponsor Letter Agreement, amend, modify or waive any of the terms or rights set forth in, the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

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engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial and immaterial in nature;

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make, change or revoke any material tax election or enter into or settle any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

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(a) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Longview Party (other than the transactions contemplated by the Business Combination Agreement);

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voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Longview Parties and their assets and properties;

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make any capital expenditures;

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make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the FASB or any similar organization, or applicable law;

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authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

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enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; and

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enter into any contract to take or cause to be taken the foregoing actions.

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As promptly as reasonably practicable following the effectiveness of the registration statement of which this proxy statement / prospectus forms a part, Longview will duly give notice of and use its reasonable best efforts to duly convene and hold the Special Meeting to approve the Required Transaction Proposals.

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Subject to certain exceptions, Longview will use its reasonable best efforts to cause: (i) Longview to satisfy all applicable listing requirements of the NYSE and (ii) the New HeartFlow common stock issuable in accordance with the Business Combination Agreement, including the Merger, to be approved for listing on the NYSE.

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Prior to the effectiveness of the registration statement of which this proxy statement / prospectus forms a part, the Longview Board will approve and adopt the New HeartFlow Equity Incentive Plan (as defined below) and with any changes or modifications thereto as HeartFlow and Longview may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either HeartFlow or Longview, as applicable), effective as of one day prior to the Closing Date, and Longview will reserve a number of shares of New HeartFlow common stock thereunder equal to (i) a percentage, to be agreed upon between Longview and HeartFlow prior to the Closing, of the number of shares of New HeartFlow common stock outstanding following the Business Combination plus (ii) each Rollover Option. The New HeartFlow Equity Incentive Plan will provide for an annual increase on the first day of each fiscal year during the period beginning with the 2022 fiscal year, equal to percentage, to be agreed upon between Longview and HeartFlow prior to the Closing of the number of outstanding shares of Longview common stock on the last day of the immediately precedent fiscal year (or such lesser amount determined by the plan administrator).

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Prior to the effectiveness of the registration statement of which this proxy statement / prospectus forms a part, the Longview Board will approve and adopt the 2021 Employee Stock Purchase Plan, in the manner prescribed under applicable laws, effective as of one day prior to the Closing Date, reserving a number of shares of Longview common stock for grant thereunder equal to a percentage, to be agreed upon between Longview and HeartFlow prior to the Closing, of the number of shares of Longview common stock outstanding following the Closing after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, any issuance of Longview common stock pursuant to the Forward Purchase Agreement, if any. The 2021 Employee Stock Purchase Plan will provide that the Longview common stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to a percentage, to be agreed upon between Longview and HeartFlow prior to the Closing, of Longview common stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the 2021 Employee Stock Purchase Plan.

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Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the Longview Parties will not, and will cause their representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Longview Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Longview Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Longview Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of Longview (or any affiliate or successor of Longview); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

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Prior to the Closing, Longview shall take all such steps as may be required (to the extent not prohibited under applicable law and no-action letters issued by the SEC) to cause any acquisition of Longview common stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the surviving corporation, to be exempt under Rule 16b-3 under the Exchange Act.

Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
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using reasonable best efforts to take, or causing to be taken, all actions and doing, or causing to be done, all things reasonably necessary to consummate the Business Combination, including the satisfaction, but not the waiver, of the closing conditions to the Business Combination Agreement and the execution of each ancillary document thereto.

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subject to certain exceptions, notifying the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperating with one another in connection therewith;

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keeping certain information confidential in accordance with the existing non-disclosure agreements;

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refraining from making public announcements regarding the Transactions without the written consent of the other party;

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using reasonable best efforts to cause the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

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cooperate in connection with certain tax matters and filings.

In addition, Longview and HeartFlow agreed that Longview and HeartFlow will prepare and mutually agree upon, and Longview will file with the SEC, the registration statement on Form S-4 relating to the Business Combination of which this proxy statement / prospectus forms a part.
Board of Directors
Longview will take all action within its power as may be necessary or appropriate such that, immediately after the Effective Time, (i) the New HeartFlow Board will consist of seven (7) directors, (ii) the members of the New HeartFlow Board will include the one (1) individual designated by Longview (who shall qualify as "independent" under applicable NYSE listing rules and be reasonably acceptable to HeartFlow) and the six (6) individuals designated by HeartFlow pursuant to the Business Combination Agreement; (iii) the members of the New HeartFlow Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee are the individuals designated to such roles by Longview and HeartFlow pursuant to the Business Combination Agreement, and (iv) the individuals identified by Longview and HeartFlow pursuant to the Business Combination Agreement will become the officers of New HeartFlow.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of HeartFlow and Longview regarding investigation and exclusivity of representations and warranties.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
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by the mutual written consent of Longview and HeartFlow;

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by Longview, subject to certain exceptions, if any of the representations or warranties made by HeartFlow are not true and correct or if HeartFlow fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Longview, as described in the section titled “The Business Combination Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

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by HeartFlow, subject to certain exceptions, if any of the representations or warranties made by the Longview Parties are not true and correct or if any Longview Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of HeartFlow, as described in the section titled “The Business Combination Agreement — Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;
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by either Longview or HeartFlow,

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if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

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if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and nonappealable;

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if the approval of the Required Transaction Proposals are not obtained at the Special Meeting (including any adjournment thereof); and

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by Longview, if HeartFlow does not deliver, or cause to be delivered to Longview the HeartFlow Transaction Support Agreement when required under the Business Combination Agreement.

Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the related documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, HeartFlow will pay, or cause to be paid, all unpaid HeartFlow expenses and Longview will pay, or cause to be paid, all unpaid Longview expenses and (ii) if the Closing occurs, then New HeartFlow will pay, or cause to be paid, all unpaid HeartFlow Expenses and all unpaid Longview expenses.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) Longview and HeartFlow prior to the Closing and (ii) New HeartFlow and Longview Investors II LLC after the Closing.

RELATED AGREEMENTS
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Investors’ Rights Agreement and the form of HeartFlow Transaction Support Agreement are attached hereto as Exhibit B and Exhibit A, respectively, to the Business Combination Agreement, which is attached hereto as Annex A. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.
Investors’ Rights Agreement
On July 15, 2021, Longview, the initial stockholders, including Longview Investors II LLC, certain affiliates of Glenview (the “Sponsor Group Holders”) and certain holders of HeartFlow capital stock (the “HeartFlow Holders”) entered into that certain Investors’ Rights Agreement (the “Investors’ Rights Agreement”), pursuant to which, among other things, the Sponsor Group Holders and the HeartFlow Holders agreed not to effect any sale or distribution of any equity securities of New HeartFlow held by any of them (except with respect to shares of New HeartFlow common stock acquired in open market transactions or by Sponsor Group Holders pursuant to the Amended Forward Purchase Agreement) during the respective lock-up periods described therein and below and were granted certain registration rights with respect to their respective shares of New HeartFlow common stock, in each case, on the terms and subject to the conditions therein.
In particular, the Investors’ Rights Agreement provides for the following registration rights:
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Registration rights.    Promptly, but in any event within forty-five (45) days following the Closing Date, New HeartFlow will be required to use its commercially reasonable efforts to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (or ninety (90) days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). As soon as practicable following the date of effectiveness of the registration statement, but in any event within two (2) business days of such date, New HeartFlow will notify the holders of registrable securities of the effectiveness of such registration statement. At any time at which New HeartFlow has an effective shelf registration statement with respect to a holder’s registrable securities, any such holder may request to sell all or a portion of their registrable securities pursuant to an underwritten offering pursuant to such shelf registration statement, provided that such holder(s) reasonably expect any such sales to generate aggregate gross proceeds in excess of $50 million or reasonably expect to sell all of the registrable securities held by such holder, but in no event for aggregate gross proceeds of less than $10 million in gross proceeds. New HeartFlow will enter into an underwriting agreement with a managing underwriter or underwriters selected by the initiating holder(s), after consultation with New HeartFlow, and will take all such other reasonable actions as are requested by the managing underwriter to expedite or facilitate the disposition of such registrable securities.

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Demand registration rights.    At any time after the Closing Date, if New HeartFlow does not have an effective registration statement outstanding, New HeartFlow will be required, upon the written request of the holders of at least a majority-in-interest of the then-outstanding registrable securities held by the Sponsor Group Holders or the HeartFlow Holders, as soon as practicable but not more than 45 days after receipt of such written request, to file a registration statement and to effect the registration of all or part of their registrable securities. New HeartFlow is not obligated to effect more than an aggregate of three (3) registrations pursuant to a demand registration request.

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Piggyback registration rights.    At any time after the Closing Date, if New HeartFlow proposes to file a registration statement under the Securities Act to register any of its equity securities, or securities or other obligations exchangeable or convertible into equity securities, or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions and reductions as described in the Investors’ Rights Agreement, then New HeartFlow will give written notice of such proposed filing to the holders of registrable securities as soon as practicable but not less than ten (10) days before the anticipated filing of such registration statement. Upon the written request of any holder of registrable securities in response to such written notice, New HeartFlow will, in good faith, cause such registrable securities to be included in the registration statement and use its commercially reasonable efforts to cause the underwriters of any proposed underwritten offering to include such holders’ registrable securities on the same terms and conditions as any similar securities of New HeartFlow included in such registration.
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Expenses and indemnification.    All fees, costs and expenses of underwritten registrations will be borne by New HeartFlow and all incremental selling expenses relating to such registrations, including underwriting discounts and selling commissions, brokerage fees, marketing costs and all fees and expenses of any legal counsel representing the holders will be borne by the holders of the registrable securities being registered. The Investors’ Rights Agreement contains customary cross-indemnification provisions, under which New HeartFlow is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New HeartFlow, and holders of registrable securities are obligated to indemnify New HeartFlow for material misstatements or omissions attributable to them.

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Registrable securities.    Securities of New HeartFlow will cease to be registrable securities upon the earlier of (i) the tenth anniversary of the date of the Investors’ Rights Agreement or (ii) the date as of which all of the registrable securities have been sold pursuant to an effective registration statement or when the holders of all such registrable securities are permitted to sell the registrable securities without registration pursuant to Rule 144 under the Securities Act (but with no volume or manner of sale restrictions or limitations).

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Lock-up.    Notwithstanding the foregoing, (i) each of the HeartFlow Holders will not transfer any securities of New HeartFlow for the period ending on the earlier of (a) 180 days after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of New HeartFlow common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive trading days after the Closing or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of New HeartFlow’s public stockholders having the right to exchange their shares of New HeartFlow common stock for cash, securities or other property, and (ii) other than shares of New HeartFlow common stock held be independent directors of Longview, each holder of any sponsor shares and the shares of New HeartFlow common stock issued or issuable upon the exercise of any private placement warrants, including any such warrants issued upon the conversion of funds loaned to Longview for working capital purposes, as described elsewhere in this proxy statement / prospectus, will not transfer any securities of New HeartFlow for the period ending on the earlier of (a) three years after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of New HeartFlow common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive trading days commencing at least 150 days after the Closing; provided that all shares of common stock of New HeartFlow held by HeartFlow Holders have been registered on an effective registration statement, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of New HeartFlow’s public stockholders having the right to exchange their shares of New HeartFlow common stock for cash, securities or other property.

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Board nomination right.    From the date of the Business Combination Agreement until the earlier of (i) three years from the Effective Date, (ii) the date on which Longview Investors II LLC ceases to beneficially own more than 1.0% of the New HeartFlow common stock, on a fully-diluted basis, and (iii) the termination of the Business Combination Agreement in accordance with Section 6.12 of the Business Combination Agreement, at every meeting of the New HeartFlow Board, or a committee thereof, or action by written consent, at or by which directors of New HeartFlow are appointed by the New HeartFlow Board or are nominated to stand for election and elected by New HeartFlow stockholders, Longview Investors II LLC shall have the right to appoint or nominate for election to the New HeartFlow Board, as applicable, one (1) individual, to serve as director of New HeartFlow. As of the date of the Investors' Rights Agreement, the nominee shall be John Rodin.

HeartFlow Transaction Support Agreement
In connection with the execution of the Business Combination Agreement, certain stockholders of HeartFlow (the “supporting HeartFlow stockholders”) entered into the HeartFlow Transaction Support Agreement with Longview. Under the HeartFlow Transaction Support Agreement, each supporting HeartFlow stockholder agreed, among other things, to (i) execute and deliver to HeartFlow and Longview, as promptly as reasonably practicable (and in any event within two business days) following the time at which the registration on Form S-4 of which this proxy statement / prospectus forms a part is declared effective under the Securities Act, the HeartFlow Stockholder Written Consent, (ii) vote against and withhold consent with respect to a competing acquisition proposal, and (iii) be bound by certain other covenants and agreements related to the Business Combination. The shares of HeartFlow capital stock that are owned by the supporting HeartFlow stockholders and subject to the HeartFlow Transaction Support Agreement represent over a majority of the outstanding voting power of HeartFlow common stock and preferred stock (on an as converted basis). In addition, under the HeartFlow Transaction Support Agreement the supporting HeartFlow stockholders agreed to be bound by certain transfer restrictions with respect to their HeartFlow equity securities prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the HeartFlow Transaction Support Agreement.
Repurchase Agreements
In connection with the execution of the Business Combination Agreement, HeartFlow has entered into Repurchase Agreements with certain holders of shares of HeartFlow common stock, pursuant to which HeartFlow may, in its sole discretion, repurchase at the Effective Time shares of HeartFlow common stock representing up to approximately $85,000,000 of aggregate repurchase payments. Prior to the Effective Time, HeartFlow anticipates that it may enter into additional Repurchase Agreements with holders of shares of HeartFlow common stock or HeartFlow options representing up to an additional $25,000,000 of aggregate repurchase payments.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, Longview Investors II LLC and its affiliates and HeartFlow entered into the Sponsor Letter Agreement, pursuant to which Longview Investors II LLC and each of the other holders of Longview Class B common stock has agreed to, among other things, (i) vote in favor of the Transaction Proposals (including the Business Combination Proposal), (ii) be bound by and subject to certain other covenants and agreements of the Business Combination Agreement, as if they were directly party thereto, (iii) waive any adjustment to the conversion ratio set forth in the governing documents of Longview or any other anti-dilution or similar protection with respect to Longview Class B common stock (whether resulting from the transactions contemplated by the Business Combination Agreement, the Amended Forward Purchase Agreement or otherwise), (iv) not redeem or otherwise exercise any right to redeem any of his, her or its Longview equity securities; (v) to forfeit, for no additional consideration, an amount of shares of Longview Class B common stock as set forth in the Sponsor Letter Agreement, and (vi) be bound by certain transfer restrictions with respect to his, her or its Longview equity securities prior to the Closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
Amended Forward Purchase Agreement
Concurrently with the execution of the Business Combination Agreement, Longview, Glenview and the Forward Purchasers entered into the Amended Forward Purchase Agreement, pursuant to which Longview shall issue and sell to the Forward Purchasers, severally and not jointly, and the Forward Purchasers shall purchase from Longview, at a price of $10.00 per share, the number of Forward Purchase Shares equal to the Forward Purchase Share Amount. For purposes of the Amended Forward Purchase Agreement, the Forward Purchase Share Amount is the amount of Forward Purchase Shares equal to the quotient obtained when the amount set forth in (1) is divided by the amount in (2), where (1) is the sum of (A) an amount equal to the aggregate redemption proceeds paid out of the Trust Account (as defined below) to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(A) shall not be greater than $25,000,000), and (B) an amount equal to twenty-five percent (25%) of such aggregate redemption proceeds in excess of the first $200,000,000 paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(B) shall not be greater than $25,000,000); and where (2) is the Per Share Consideration; provided, that, at the option of the Forward Purchasers, the amount set forth in (1) above may be a greater amount, which amount may be determined by the Forward Purchasers at such time, up to the aggregate redemption proceeds paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination.
To effect the Forward Purchase, at least five (5) business days before the funding of the aggregate purchase price for the Forward Purchase Shares (the “FPS Purchase Price”), Longview will deliver a written notice to Glenview and the Forward Purchasers specifying the anticipated Closing Date and the FPS Purchase Price, and each Forward Purchaser will deliver its respective portion of the FPS Purchase Price, via wire transfer to an account specified by Longview, to be held in escrow pending the Closing. On the Closing Date, immediately prior to the Closing, Longview will provide instructions to the escrow agent to release the Forward Purchase funds held in escrow to Longview, and Longview will issue to each Forward Purchaser the number of Forward Purchase Shares indicated by Glenview, which shares will be registered in the name of the respective Forward Purchaser.

THE CHARTER AMENDMENT PROPOSAL
Overview
In connection with the Business Combination, Longview is asking its stockholders to approve the adoption of the Proposed Charter, in the form attached hereto as Annex B. If the Business Combination and the Charter Amendment Proposal are approved, the Proposed Charter would replace the Current Charter.
The Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal and the other Required Transaction Proposals. Therefore, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect, even if approved by the Longview stockholders.
Comparison of Current Charter to Proposed Charter
The following is a summary of the key changes effected by the Proposed Charter relative to the Current Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B.
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change Longview’s name to “HeartFlow Group, Inc.”;

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increase the total number of authorized shares of all classes of capital stock, par value of $0.0001 per share, from 276,000,000 shares, consisting of (a) 275,000,000 shares of common stock, including 250,000,000 shares of Longview Class A common stock, and 25,000,000 shares of Longview Class B common stock, and (b) 1,000,000 shares of preferred stock, to          shares, consisting of          shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share;

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amend the terms of the shares of common stock, in particular to provide that each share of New HeartFlow common stock has one vote;

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provide for stockholders' right to call special meetings of stockholders with at least 25% of stockholder support; and

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eliminate certain provisions specific to Longview’s status as a blank check company.

Reasons for the Approval of the Charter Amendment Proposal
In the judgment of the Longview Board, the Proposed Charter is necessary to address the needs of the post-combination company. In particular:
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the greater number of authorized shares of capital stock is desirable for New HeartFlow to have sufficient shares to complete the Business Combination and have additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits; and

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the provisions that relate to the operation of Longview as a blank check company prior to the consummation of its initial business combination will not be applicable to New HeartFlow (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time).

Vote Required for Approval
Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Longview common stock entitled to vote thereon, voting together as a single class. Abstentions and broker non-votes have the same effect as a vote against the proposal.
Recommendation of the Longview Board of Directors
THE LONGVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONGVIEW STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of Longview’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion.

THE ADVISORY CHARTER AMENDMENT PROPOSALS
Overview
In connection with the Business Combination, Longview is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, Longview is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Longview or the Longview Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Longview Board, these provisions are necessary to adequately address the needs of the post-combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal).
Advisory Charter Amendment Proposals
Advisory Charter Amendment Proposal	Current Charter/Bylaws	Proposed Charter/New HeartFlow Bylaws
Advisory Proposal A — Changes in Share Capital
Under the Current Charter, Longview is currently authorized to issue 276,000,000 shares of capital stock, consisting of
(a) 275,000,000 shares of common stock, including 250,000,000 shares of Longview Class A common stock, par value $0.0001 per share, and 25,000,000 shares of Longview Class B common stock, par value $0.0001 per share, and
(b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

Under the Proposed Charter, New HeartFlow will be authorized to issue          shares of capital stock, consisting of
(i)          shares of New HeartFlow common stock, par value $0.0001 per share,
(ii)          shares of preferred stock, par value $0.0001 per share.

Advisory Proposal B — Stockholder Right to Call Special Meetings	Under the Current Charter, the ability of the stockholders to call a special meeting is expressly denied.	Under the Proposed Charter, special meetings of stockholders may be called by or at the request of the stockholders collectively holding at least 25% of all then outstanding shares of capital stock of New HeartFlow.
Advisory Proposal C — Limiting the Ability to Act by Written Consent	Under the Current Charter, there is no limitation on any action required or permitted to be taken by the stockholders of Longview being effected by written consent of the stockholders. Under the Longview Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written consent if such written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New HeartFlow must be effected at an annual or special meeting of the stockholders and may not be effected by written consent.

Advisory Charter Amendment Proposal	Current Charter/Bylaws	Proposed Charter/New HeartFlow Bylaws
action at a meeting at which all shares entitled to vote thereon were present and voted.
Advisory Proposal D — Required Vote to Amend the Charter	The Current Charter provides that the Current Charter may be amended in accordance with Delaware law; provided that, prior to an initial business combination, any amendment to the Current Charter that would alter or change the provisions relating to an initial business combination requires the affirmative vote of the holders of at least 65% of all common stock then outstanding.	Under the Proposed Charter, notwithstanding any other provision of the Proposed Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote required by Delaware law or the Proposed Charter, the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of New HeartFlow entitled to vote generally in the election of directors, voting together as a single class, is required to amend the Proposed Charter.
Reasons for Approval of the Advisory Charter Amendment Proposals
Advisory Charter Amendment Proposal A — Changes in Share Capital
The Proposed Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of New HeartFlow common stock as part of the consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of New HeartFlow stock if determined by the New HeartFlow Board to be in the best interests of New HeartFlow after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Amendment Proposal B — Stockholder Right to Call Special Meetings
The Longview Board believes that it is appropriate that stockholders have right to call special meetings of stockholders as a guard against an unresponsive board of directors. The Longview Board believes that the stockholders collectively holding at least 25% of the capital stock of New HeartFlow represent an adequate level of stockholder support that can justify the potential expense incident to such special meetings.
Advisory Charter Amendment Proposal C — Limiting the Ability to Act by Written Consent
The Longview Board believes that limiting the ability of stockholders to act by written consent after the time that founders of HeartFlow no longer beneficially owns at least a majority of the voting power of the capital stock of New HeartFlow is appropriate to protect New HeartFlow from unwarranted attempts to gain corporate control in its post-Business Combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and New HeartFlow Bylaws.
Advisory Charter Amendment Proposal D — Required Vote to Amend the Charter
The Longview Board believes that it is important to require at all times the affirmative vote of at least a majority of the voting power of the capital stock of New HeartFlow to amend the Proposed Charter. This is intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent less than a majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Vote Required for Approval
Approval of each of the Advisory Charter Amendment Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the proposal.
Recommendation of the Longview Board of Directors
THE LONGVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONGVIEW STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER AMENDMENT PROPOSALS.
The existence of financial and personal interests of one or more of Longview’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion.

THE NYSE PROPOSAL
In connection with the Business Combination, we intend to effect the issuance of shares of New HeartFlow common stock to the stockholders of HeartFlow pursuant to the Transactions.
Why Longview Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.
Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of common stock issuable pursuant to the Transactions could represent more than 20% of the number of shares of Longview common stock outstanding before such issuance and could result in a change of control of Longview. As a result, stockholder approval of the issuance of shares of common stock pursuant to the Transactions is required under the NYSE regulations.
In connection with the Transactions, the Company may issue the Forward Purchase Shares pursuant to the Forward Purchase.
Vote Required for Approval
If the Business Combination Proposal is not approved, the NYSE Proposal will not be presented at the Special Meeting. The approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by the Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.
Failure to submit a proxy at the Special Meeting or a broker non-vote will have no effect on the NYSE Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes against this proposal.
The Business Combination is conditioned upon the approval of the NYSE Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the NYSE Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the NYSE Proposal will not be effected.
Longview Investors II LLC and our directors and officers have agreed to vote the sponsor shares and any public shares owned by them in favor of the NYSE Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the Longview Board of Directors
THE LONGVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONGVIEW STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.
The existence of financial and personal interests of one or more of Longview’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL
Overview
At the Special Meeting, Longview is proposing the election of seven (7) directors to take office immediately following the Closing and to constitute the members of the New HeartFlow Board upon consummation of the Business Combination. The New HeartFlow Board will be of a single class, with each director to serve until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal. The nominees for election to the New HeartFlow Board are John H. Stevens, M.D., Charles A. Taylor, Jr., Julie A. Cullivan, Jeffrey C. Lightcap, John Rodin, William C. Weldon and       . Information regarding each nominee is set forth in the section titled “New HeartFlow Management After the Business Combination.” The election of these directors is contingent upon the Closing of the Business Combination.
Following consummation of the Business Combination, the election of directors of New HeartFlow will be governed by its governing documents and the laws of the State of Delaware.
Vote Required for Approval
If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting and entitled to vote thereon. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a failure to submit a vote or a broker non-vote) will not be counted in the nominee’s favor and will have no effect on the Director Election Proposal.
Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Longview Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the New HeartFlow Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.
The Business Combination is not conditioned upon the election of the director nominees in the Director Election Proposal.
Longview Investors II LLC and our directors and officers have agreed to vote the sponsor shares and any public shares owned by them in favor of each of the nominees in the Director Election Proposal. See “Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the Longview Board of Directors
THE LONGVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONGVIEW STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IN THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of Longview’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion.

THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
In connection with the Business Combination, Longview’s stockholders are also being asked to approve and adopt the New HeartFlow Equity Incentive Plan.
The New HeartFlow Equity Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or equity-related cash-based awards. Directors, officers and other employees of New HeartFlow and its subsidiaries, as well as others performing consulting or advisory services for New HeartFlow, will be eligible for grants under the New HeartFlow Equity Incentive Plan.
The purpose of the New HeartFlow Equity Incentive Plan is to enhance New HeartFlow’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New HeartFlow by providing these individuals with equity ownership opportunities, and to encourage profitability and growth through short-term and long-term incentives that are consistent with New HeartFlow’s objectives. Equity awards are intended to motivate high levels of performance and align the interests of New HeartFlow’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in New HeartFlow and providing a means of recognizing their contributions to the success of New HeartFlow. Longview’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who will help New HeartFlow meet its goals.
Set forth below is a summary of the material terms of the New HeartFlow Equity Incentive Plan, which is qualified in its entirety by the text of the New HeartFlow Equity Incentive Plan, a copy of which is attached hereto as Annex D. For further information about the New HeartFlow Equity Incentive Plan, we refer you to the complete copy of the New HeartFlow Equity Incentive Plan. As of           , the record date for the Special Meeting, the closing price per share of Longview Class A common stock on the NYSE was $         .
Summary of the Material Features of the New HeartFlow Equity Incentive Plan
Eligibility.    The New HeartFlow Equity Incentive Plan will allow for grants, under the direction of the board of directors or compensation committee, as the plan administrator, of stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and other stock or equity-related cash-based awards to employees, consultants and directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to New HeartFlow’s long-term success. Incentive stock options intended to satisfy the requirements of Section 422 of the Code may only be granted to employees. All employees, directors and consultants of New HeartFlow and its affiliates will be eligible to participate in the New HeartFlow Equity Incentive Plan.
Shares Available for Issuance.    The New HeartFlow Equity Incentive Plan provides for the future issuance of shares of New HeartFlow common stock, representing 10% of the number of shares of New HeartFlow common stock outstanding following the Business Combination plus: (i) each Rollover Option; and (ii) an annual increase on the first day of each fiscal year during the period beginning with fiscal year 2022 in an amount, equal to 5% of outstanding shares of New HeartFlow common stock on the last day of the immediately preceding fiscal year or such lesser amount as determined by the plan administrator. Generally, shares of New HeartFlow common stock reserved for awards under the New HeartFlow Equity Incentive Plan that lapse or are forfeited will be added back to the share reserve available for future awards. However, shares delivered to or withheld to pay withholding taxes or any applicable exercise price will not be available for issuance under the New HeartFlow Equity Incentive Plan. In addition, any shares repurchased on the open market using exercise price proceeds will not be available for issuance under the New HeartFlow Equity Incentive Plan.
The aggregate grant date fair value of shares granted to any non-employee director under the New HeartFlow Equity Incentive Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $750,000.

Stock Options.    Stock options granted under the New HeartFlow Equity Incentive Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet those requirements. Incentive stock options may be granted to employees of New HeartFlow and its affiliates, and the aggregate fair market value of a share of New HeartFlow common stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Non-qualified options may be granted to employees, directors and consultants of New HeartFlow and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of New HeartFlow common stock on the date of grant, and the term of the option may not be longer than ten years. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of New HeartFlow capital stock, the exercise price may not be less than 110% of the fair market value of the New HeartFlow common stock on the date of grant and the term of the option may not be longer than five years.
Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.
Restricted Stock.    Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but will not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.
Restricted Stock Units.    Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee will be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but will not be paid prior to and only to the extent that, the restricted stock unit award vests. The holder of restricted stock units does not have the rights and privileges of a regular stockholder, including the ability to vote the restricted stock units.
Other Stock-Based Awards and Performance-Based Awards.    The New HeartFlow Equity Incentive Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and unrestricted stock awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards also include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.
Plan Administration.    In accordance with the terms of the New HeartFlow Equity Incentive Plan, the board of directors may authorize New HeartFlow’s compensation committee to administer the New HeartFlow Equity Incentive Plan. The compensation committee may delegate part of its authority and powers under the New HeartFlow Equity Incentive Plan to one or more New HeartFlow directors and/or officers, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Exchange Act. In accordance with the provisions of the New HeartFlow Equity Incentive Plan, the plan administrator determines the terms of awards, including, which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the New HeartFlow Equity Incentive Plan.

In addition, the plan administrator may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the New HeartFlow Equity Incentive Plan and does not require stockholder approval under the rules of the NYSE, and (ii) any such amendment will be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award.
Stock Dividends and Stock Splits.    If New HeartFlow common stock is subdivided or combined into a greater or smaller number of shares or if New HeartFlow issues any shares of New HeartFlow common stock as a stock dividend, the number of shares of New HeartFlow common stock deliverable upon exercise of an option issued or upon issuance of an award will be appropriately increased or decreased proportionately, and appropriate adjustments will be made in the exercise price per share of stock options or purchase price, if any, and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.
Corporate Transactions.    Upon a merger or other reorganization event, the New HeartFlow Board, may, in its sole discretion, take any one or more of the following actions pursuant to the New HeartFlow Equity Incentive Plan, as to some or all outstanding awards:
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provide that all outstanding options will be assumed or substituted by the successor corporation;

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upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant within a specified number of days of such notice;

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in the event of a merger pursuant to which holders of New HeartFlow common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to option holder participants equal to the difference between the merger price times the number of shares of New HeartFlow common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

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with respect to other stock awards, provide that outstanding awards will be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event;

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with respect to stock awards, and in lieu of any of the foregoing, provide that, upon consummation of the transaction, each outstanding stock award will be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of New HeartFlow common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction); and

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upon consummation of a Corporate Transaction, to the extent not assumed or substituted by the successor or cashed out, the outstanding awards will terminate.

Amendment and Termination.    The New HeartFlow Equity Incentive Plan may be amended by the board of directors or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of the NYSE or (ii) Section 422 of the Code, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.
Duration of Plan.    The New HeartFlow Equity Incentive Plan will expire by its term on 10 years from the effective date of the Plan.

Federal Income Tax Considerations
The material federal income tax consequences of the issuance and exercise of stock options and other awards under the New HeartFlow Equity Incentive Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the New HeartFlow Equity Incentive Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.
Incentive Stock Options:    Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to New HeartFlow at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (the “ISO holding period”).
However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long-term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and New HeartFlow will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.
Non-Qualified Options:    Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to New HeartFlow at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to New HeartFlow in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding taxable compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants:    With respect to stock grants under the New HeartFlow Equity Incentive Plan that result in the transfer of shares that are not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary compensation income equal to the fair market value of shares received. New HeartFlow generally will be entitled to a deduction in an amount equal to the ordinary compensation income recognized by the grantee. With respect to stock grants involving the transfer of shares that are subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares are not subject to a substantial risk of forfeiture. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of the substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which they previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the restricted shares. New HeartFlow generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Restricted Stock Units:    The grantee recognizes no income until vested shares are issued pursuant to the terms of the grant. At that time, the grantee must generally recognize ordinary compensation income equal to the fair market value of the shares received. New HeartFlow generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits
Grants under the New HeartFlow Equity Incentive Plan will be made at the discretion of the plan administrator or other delegated persons, and we cannot determine at this time either the persons who will receive awards under the New HeartFlow Equity Incentive Plan or the amount or types of any such awards. The value of the awards granted under the New HeartFlow Equity Incentive Plan will depend on a number of factors, including the fair market value of the New HeartFlow common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Interests of Certain Persons in this Proposal
Longview’s directors and executive officers may be considered to have an interest in the approval of the New HeartFlow Equity Incentive Plan because they may in the future receive awards under the New HeartFlow Equity Incentive Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the New HeartFlow Equity Incentive Plan.
Registration with the SEC
If the New HeartFlow Equity Incentive Plan is approved by our stockholders and becomes effective, New HeartFlow is expected to file a registration statement on Form S-8 registering the shares reserved for issuance under the New HeartFlow Equity Incentive Plan after becoming eligible to use such form.
Equity Compensation Plan Information
Longview did not maintain, or have any securities authorized for issuance under, any equity compensation plans as of December 31, 2020.
Vote Required for Approval
The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the Special Meeting and a broker non-vote will have no effect on the outcome of the Equity Incentive Plan Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes against this proposal. The Equity Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Amendment Proposal and the NYSE Proposal. If the Business Combination Proposal, the Charter Amendment Proposal or the NYSE Proposal are not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Longview Board of Directors
THE LONGVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONGVIEW STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Longview’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion.

THE ESPP PROPOSAL
Overview
In connection with the Business Combination, Longview’s stockholders are also being asked to approve and adopt the 2021 Employee Stock Purchase Plan.
The 2021 Employee Stock Purchase Plan will provide a means by which eligible employees and/or eligible service providers of New Heartflow may be given an opportunity to purchase shares of New Heartflow common stock at a discount in order to retain the services of such persons, to secure and retain the services of new eligible employees and/or eligible service providers and to provide incentives for such persons to exert maximum efforts for the success of New Heartflow.
The purpose of the 2021 Employee Stock Purchase Plan is to enhance New HeartFlow’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New HeartFlow by providing these individuals with equity ownership opportunities, and to encourage profitability and growth through short-term and long-term incentives that are consistent with New HeartFlow’s objectives. Longview’s board of directors and management believe that the ESPP is necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who will help New HeartFlow meet its goals.
Set forth below is a summary of the material terms of the 2021 Employee Stock Purchase Plan, which is qualified in its entirety by the text of the 2021 Employee Stock Purchase Plan, a copy of which is attached hereto as Annex E. For further information about the 2021 Employee Stock Purchase Plan, we refer you to the complete copy of the 2021 Employee Stock Purchase Plan. As of , the record date for the Special Meeting, the closing price per share of Longview’s Class A common stock on the NYSE was $      .
Summary of the Material Features of the 2021 Employee Stock Purchase Plan
Shares Under the ESPP:   The ESPP will cover an aggregate of 1.5% of the outstanding shares of New HeartFlow common stock following the Business Combination. If any purchase right under the ESPP terminates without having been exercised in full, the underlying shares that were not purchased will again be available under the ESPP. The total number of shares of New HeartFlow common stock that will be reserved and that may be issued under the ESPP will automatically increase on the first trading day of each calendar year, beginning with calendar year 2022, by a number of shares equal to the lesser of (i) 1% of the total number of shares of New HeartFlow common stock outstanding on the last day of the prior calendar year and (ii) the number of shares determined by the Board prior to such date for such year, up to a maximum of 3,000,000 shares.
To prevent dilution or enlargement of the rights of participants under the ESPP, appropriate adjustments will be made if any change is made to our outstanding common stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spinoff or similar transaction or other change in corporate structure affecting our common stock or its value.
ESPP Participants:   Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. However, the plan administrator has certain discretion to vary the eligibility requirements. Specifically, the plan administrator may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that any of the following is or is not eligible to participate in such offering period: an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the plan administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the plan administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the plan administrator),(iv) is a highly compensated employee within the meaning of Section 414(q) of the Code or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act.

However, an employee may not be granted rights to purchase shares of New Heartflow common stock under the ESPP if such employee immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or holds rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year.
Administration:   The ESPP will be administered by the Board or any committee designated by the Board. The plan administrator has broad power to make determinations under the ESPP, to interpret the terms of the ESPP and to establish rules and regulations for its administration. The plan administrator determines whether offers will be made and the beginning and ending dates of the related purchase periods. The plan administrator also will have the discretionary authority to construe, interpret and apply the terms of the ESPP, supply omissions or correct defects in the ESPP, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, and establish procedures that it deems necessary for the administration of the ESPP.
Purchases under the ESPP:   The New HeartFlow Equity Incentive Plan administrator will determine the length of each offering period. An offering period will be an initial offering period determined by the plan administrator and then each 6-months period beginning on each January 1 and each July 1. Each offering period may not be more than 27 months and not shorter than such period as may be established by the plan administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an enrollment date for all options to be granted on the enrollment date. The plan administrator determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per share of the New Heartflow common stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period.
Participants may purchase shares only by submitting an election form during the election period established by the plan administrator prior to the beginning of each offering period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the ESPP. After initial enrollment in the ESPP, payroll deductions will continue from offering period to offering period unless the participant makes another election to terminate his or her payroll deductions, terminates his or her employment with New Heartflow or becomes ineligible to participate in the ESPP. The amounts deducted will be credited to the participant’s account under the ESPP until the purchase date, but we will not pay any interest on the deducted amounts.
At the end of each purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the total payroll deductions credited during the purchase period divided by the applicable purchase price, except that no fractional shares may be purchased under the ESPP. A participant may not purchase shares with a total fair market value greater than $25,000 under the ESPP in any calendar year. The plan administrator may, however, modify at its discretion the purchase period, purchase date and other aspects of the ESPP design within the ESPP parameters from time to time. Participants may withdraw at any time during an offering period by submitting to New Heartflow a written notice of withdrawal in the form provided by New Heartflow. In such case, participants will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Additionally, participation ends automatically upon termination of employment with us. If sufficient shares are not available in any purchase period under the ESPP, the available shares will be allocated pro rata among the participants in that purchase period in the same proportion that their base compensation bears to the total of the base compensations of all participants for that purchase period. Any amounts not applied to the purchase of common stock will be refunded to the participants after the end of the purchase period without interest.
Restriction on Transfer:   The right to acquire shares under the ESPP is not transferable other than by will or the laws of descent and distribution.
Adjustments:   In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common stock or other securities of the Company, or other change in the corporate structure of the Company affecting the common stock occurs (other than any such change in corporate structure in which the Company is not the surviving entity), the plan administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, may adjust the class and maximum number common stock that may be delivered under the ESPP, the class and maximum number of common stock that may be issued under an automatic increase, the purchase price per share and the number of shares of common stock applicable to an offering or purchase right, and the maximum number of shares of common stock that a participant may purchase during each purchase period. If the Company is a party to such a transaction and the Company is not the surviving entity, the plan administrator may take such actions with respect to the ESPP as the Committee deems appropriate.
Amendment and Termination of the ESPP:   The New HeartFlow Equity Incentive Plan administrator has the authority to amend, suspend or terminate the ESPP unless the amendment requires stockholder approval pursuant to Section 423 of the Code, other applicable laws or stock exchange rules. Without stockholder consent, the plan administrator will be entitled to change the offering periods or purchase periods, designate separate offerings, limit the frequency and/or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit contributions in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with contribution amounts, and establish such other limitations or procedures as the plan administrator determines in its sole discretion advisable that are consistent with the ESPP. The ESPP shall continue in effect for ten (10) years after the date of stockholder approval.
Application of Funds:   We may use the proceeds from the sale of our common stock pursuant to the ESPP for any corporate purpose.
Material U.S. Federal Income Tax Consequences
The following discussion of certain relevant United States federal income tax consequences applicable to the purchase of shares under the ESPP is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the ESPP, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the ESPP or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the ESPP.
No taxable income will be recognized by a participant, and no deductions will be allowable to New Heartflow, upon either the grant or the exercise of rights to purchase shares. A participant only will recognize income when the shares acquired under the ESPP are sold or otherwise disposed of. The tax due upon sale or other disposition of the acquired shares depends on the length of time that the participant holds the shares.
If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period pursuant to which the shares were acquired or within one year after the actual purchase date of those shares, the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. New Heartflow will be entitled to a corresponding income tax deduction for the amount of income recognized for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any additional gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term capital gain.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period pursuant to which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. New Heartflow will not be entitled to an income tax deduction with respect to such disposition. The tax consequences to a participant may vary depending upon the participant’s individual situation. In addition, various state laws may provide for tax consequences that vary significantly from those described above.
ESPP Benefits
Participation in the ESPP is entirely within the discretion of the eligible employees. Because we cannot presently determine the participation levels by employee, the rate of contributions by employees and the eventual purchase price under the ESPP, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the ESPP. Non-employee directors are not eligible to participate in the ESPP.
Registration with the SEC
New Heartflow will file a Registration Statement on Form S-8 with the SEC with respect to the shares of New Heartflow common stock to be offered and sold pursuant to the ESPP as soon as reasonably practicable following stockholder approval and prior to the offering or sale of any such shares. In accordance with applicable Form S-8 requirements, such Registration Statement will not be filed prior to 60 days following the Closing of the Business Combination.
Vote Required for Approval
The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by Longview stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Failure to submit a proxy at the Special Meeting and a broker non-vote will have no effect on the outcome of the ESPP Proposal. However, the NYSE considers abstentions as “votes cast” and, therefore, abstentions will have the same effect as votes against this proposal. The ESPP Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the NYSE Proposal. If the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal or the NYSE Proposal are not approved, the ESPP Proposal will have no effect, even if approved by our stockholders.
Recommendation of the Longview Board of Directors
THE LONGVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONGVIEW STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.
The existence of financial and personal interests of one or more of Longview’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Longview’s Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes for the approval of the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Proposal, or the Equity Incentive Plan Proposal, or if holders of Longview Class A common stock have elected to redeem an amount of Longview Class A common stock such that Longview would have less than $5,000,001 of net tangible assets or that the Aggregate Transaction Proceeds Condition would not be satisfied. In no event will the Longview Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Longview’s stockholders, the Longview Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Proposal or the Equity Incentive Plan Proposal, or if holders of Longview Class A common stock have elected to redeem an amount of Longview Class A common stock such that Longview would have less than $5,000,001 of net tangible assets or that the Aggregate Transaction Proceeds Condition would not be satisfied, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by March 23, 2023 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Longview stockholders present in person or represented by proxy at the Special Meeting and entitled to vote thereon, regardless of whether a quorum is present.
Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
Longview Investors II LLC and our directors and officers have agreed to vote the sponsor shares and any public shares owned by them in favor of the Adjournment Proposal (if necessary). See “Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the Longview Board of Directors
THE LONGVIEW BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LONGVIEW STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Longview’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of Longview and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination Proposal — Interests of Longview’s Directors and Officers in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Longview is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination.
The following unaudited pro forma condensed combined financial information presents the combination of the historical financial information of Longview and HeartFlow adjusted to give effect to HeartFlow becoming a wholly owned subsidiary of New HeartFlow as a result of Merger Sub, a direct wholly owned subsidiary of Longview, merging with and into HeartFlow, with HeartFlow surviving as a wholly owned subsidiary of New HeartFlow.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical unaudited condensed balance sheet of Longview as of March 31, 2021 and the historical unaudited condensed consolidated balance sheet of HeartFlow as of March 31, 2021 on a pro forma basis as if the Business Combination had been consummated on March 31, 2021.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical unaudited condensed statement of operations of Longview for the three months ended March 31, 2021 and the historical unaudited condensed statement of operations of HeartFlow for the three months ended March 31, 2021, on a pro forma basis as if the Business Combination had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Longview for the year ended December 31, 2020 and historical audited consolidated statement of operations of HeartFlow for the year ended December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement / prospectus:
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the (a) historical audited financial statements of Longview as of and for the year ended December 31, 2020 and (b) historical unaudited condensed financial statements of Longview as of and for the three months ended March 31, 2021;

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the (a) historical audited consolidated financial statements of HeartFlow as of and for the year ended December 31, 2020 and (b) historical unaudited condensed consolidated financial statements of HeartFlow as of and for the three months ended March 31, 2021; and

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other information relating to Longview and HeartFlow included in this proxy statement / prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination.”

The unaudited pro forma condensed combined financial information should also be read together with “Longview’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “HeartFlow’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement / prospectus.
Description of the Business Combination
Pursuant to the Business Combination Agreement, Merger Sub will merge with and into HeartFlow, with HeartFlow surviving the Merger. HeartFlow will become a wholly owned subsidiary of Longview. Immediately following the Business Combination, Longview will be renamed “HeartFlow Group, Inc.”
Upon the consummation of the Business Combination, HeartFlow’s equity holders will receive or have the right to receive shares of New HeartFlow common stock at a deemed value of $10.00 per share after giving effect to the repurchase of HeartFlow shares of common stock and to the Exchange Ratio of 3.523 based on the terms of the Business Combination Agreement; and the HeartFlow Warrant will be net share settled resulting in the holder of the warrant receiving 1,112,282 shares of New HeartFlow common stock. Accordingly, an estimated 176,179,265 shares and 188,679,265 shares of New HeartFlow common stock, including shares issued as a result of the net share settlement of the HeartFlow Warrant, will be immediately issued and outstanding in the no redemption and maximum redemption scenarios (as defined below), respectively, based on HeartFlow’s capital stock balance as of June 30, 2021, and an estimated 34,282,059 shares will be reserved for the potential future issuance of New HeartFlow common stock upon the exercise of New HeartFlow stock options, in each case, based on the following transactions contemplated by the Business Combination Agreement:
•
the conversion of all outstanding shares of HeartFlow preferred stock into shares of HeartFlow common stock at the then-effective conversion rate as calculated pursuant to HeartFlow’s certificate of incorporation;

•
the repurchase of HeartFlow common stock (including shares of HeartFlow common stock resulting from the conversion of HeartFlow preferred stock) from one or more holders thereof (we have assumed for the purposes hereof, that all of the repurchases will be repurchases of shares of HeartFlow common stock);

•
the cancellation of each issued and outstanding share of HeartFlow common stock (including shares of HeartFlow common stock resulting from the conversion of HeartFlow preferred stock), and the conversion into the right to receive a number of shares of New HeartFlow common stock based on the Exchange Ratio;

•
the assumed net share settlement of the HeartFlow Warrant in accordance with its respective terms and immediate conversion of each share of HeartFlow common stock issued upon such settlement into the right to receive a number of shares of New HeartFlow common stock based one the Exchange Ratio; and

•
the conversion of all outstanding HeartFlow options into options exercisable for shares of New HeartFlow common stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the Exchange Ratio;

Accounting for the Transaction
The Business Combination will be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, Longview will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on HeartFlow equity holders comprising a relative majority of the voting power of New HeartFlow after consummation of the Business Combination and having the ability to nominate a majority the members of the board of directors of New HeartFlow, HeartFlow’s operations prior to the Business Combination comprising the only ongoing operations of New HeartFlow, and HeartFlow’s senior management comprising a majority of the senior management of New HeartFlow after consummation of the Business Combination. Accordingly, for accounting purposes, the financial statements of New HeartFlow after consummation of the Business Combination will represent a continuation of the financial statements of HeartFlow with the Business Combination being treated as the equivalent of HeartFlow issuing stock for the net assets of Longview, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be presented as those of HeartFlow in future reports of New HeartFlow.
Other transactions contemplated by the Business Combination
Other transactions that are contemplated by the Business Combination are summarized below:
•
the repayment and settlement of all amounts outstanding under HeartFlow’s term loan following the Closing of the Business Combination;

•
the reclassification of each share of Longview Class A common stock into a share of New HeartFlow common stock;

•
the issuance of up to 5,000,000 shares of New HeartFlow common stock at a purchase price of $10.00 per share pursuant to the Amended Forward Purchase Agreement entered into by Longview in connection with the Business Combination Agreement. Pursuant to the terms of the Amended Forward Purchase Agreement, Longview shall issue and sell to the Forward Purchasers, severally and not jointly, and the Forward Purchasers shall purchase from New HeartFlow, an aggregate amount of the Forward Purchase Shares equal to the Forward Purchase Shares Amount. The Forward

Purchase Shares Amount means an amount of Forward Purchase Shares equal to the quotient obtained when the amount set forth in (1) is divided by the amount in (2), where (1) is the sum of (A) an amount equal to the aggregate redemption price paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(A) shall not be greater than $25,000,000), and (B) an amount equal to twenty-five percent (25%) of such aggregate redemption proceeds in excess of the first $200,000,000 paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination (which amount set forth in (1)(B) shall not be greater than $25,000,000); and where (2) is the Per Share Consideration; provided, that, at the option of the Forward Purchasers, the amount set forth in (1) above may be a greater amount, which amount may be determined by the Forward Purchasers at such time, up to the aggregate redemption price paid out of the Trust Account to holders of Longview Class A common stock exercising their redemption rights in connection with the redemption offer made to such holders prior to the Closing of the Business Combination;
•
immediately following the effectiveness of redemptions of shares of Longview Class A common stock, if any, but prior to the Effective Time, Longview taking the following actions: (i) causing the Reverse Stock Split to be effective and (ii) immediately thereafter, setting a record date for a distribution to its stockholders as of such time pursuant to which Longview will distribute to such record holders, on a pro rata basis, the Return of Capital Distribution Amount. The ratio of the Reverse Stock Split shall cause the outstanding number of shares of Longview Class A common stock to be the same number of shares of Longview Class A common stock that would be outstanding at such time, had the original initial public offering of Longview (after the exercise of any over-allotment option) been for an amount of shares equal to (i) 69,000,000 minus (ii) (x) the Return of Capital Distribution Amount, divided by (y) $10.00;

•
the forfeiture of Class B common stock equal to an amount equal to the aggregate amount of outstanding shares of Longview Class B common stock multiplied by the Forfeiture Amount. The “Forfeiture Amount” is equal to (x) 1 minus (y) the quotient obtained when (1) is divided by (2), where (1) is $690,000,000, less the aggregate amount of Longview Stockholder Redemptions, less the Return of Capital Distribution Amount, plus proceeds received from the issuance of the Forward Purchase Shares, and where (2) is $690,000,000;

•
the conversion of each share of Longview Class B common stock into a share of New HeartFlow common stock after giving effect to the forfeiture of Class B common stock; and

•
the adjustment to the exercise price and the number of shares issuable upon exercise of Longview warrants corresponding to the Reverse Stock Split, followed by a decrease in the exercise price equal to the Return of Capital Distribution Amount per share of Longview Class A common stock; and followed by the one to one replacement of the Longview Warrants to issue Longview Class A common stock.

Basis of Pro Forma Presentation
The pro forma financial information has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”, which is referred to herein as Article 11. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of New HeartFlow upon consummation of the Business Combination and other events contemplated by the Business Combination Agreement. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and do not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New HeartFlow following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Longview and HeartFlow have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined information contained herein assumes that the Longview stockholders approve the Business Combination. Longview’s public stockholders may elect to redeem their public shares for cash even if they approve the Business Combination. Longview cannot predict how many of its public stockholders will exercise their right to redeem their Longview Class A common stock shares for cash. Therefore, the unaudited pro forma condensed combined financial information presents the following two redemption scenarios. The actual results may be within the parameters described by the two scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results:
•
No redemption scenario — this scenario assumes that no shares of Longview Class A common stock are redeemed in connection with the Business Combination, the forfeiture of 2,275,000 shares of Longview Class B common stock, Longview causes the Reverse Stock Split to be effective, Longview distributes the maximum Return of Capital Distribution Amount of $91.0 million and HeartFlow repurchases the maximum amount of shares of HeartFlow common stock (including the shares of HeartFlow common stock resulting from the conversion of HeartFlow preferred stock) for $110.0 million pursuant to the terms of the Business Combination; and

•
Maximum redemption scenario — this scenario assumes that 39,500,000 shares of Longview Class A common stock are redeemed for an aggregate payment of $395.0 million at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of March 31, 2021, the issuance of 5,000,000 Forward Purchase Shares and the forfeiture of 8,625,000 shares of Longview Class B common stock. These assumptions would result in satisfaction of the Aggregate Transaction Proceeds Condition of a minimum $345.0 million under the Business Combination Agreement.

The following summarizes the pro forma shares of Longview Class A common stock issued and outstanding immediately after the Business Combination:
Stockholder	No redemption		Maximum redemption
	Shares	%	Shares	%
Longview Class A common stockholders(1)(2)	59,900,000	23.9%	34,500,000	14.9%
Longview Class B common stockholders(3)	14,975,000	6.0%	8,625,000	3.7%
Former HeartFlow stockholders(4)(5)	176,179,265	70.1%	188,679,265	81.4%
Total	251,054,265	100.0%	231,804,265	100.0%

(1)
Amount in the no redemption scenario is adjusted to give effect to the Reverse Stock Split, which for accounting purposes is equivalent to a share repurchase because it is accompanied by a cash distribution, related to the maximum Return of Capital Distribution Amount of $91.0 million. Amount in the maximum redemption scenario is adjusted to give effect to redemption of 39,500,000 shares of Longview Class A common stock and issuance of 5,000,000 Forward Purchase Shares.

(2)
Amount includes 4,774,637 and 10,500,000 shares of New HeartFlow common stock held by entities affiliated with Longview in no redemption and maximum redemption scenarios, respectively. Amount in the maximum redemption scenario assumes no redemption by such Longview affiliated entities.

(3)
Amount in the no redemption scenario is adjusted to give effect to forfeiture of 2,275,000 shares of Longview Class B common stock. Amount in the maximum redemption scenario is adjusted to give effect to forfeiture of 8,625,000 shares of Longview Class B common stock.

(4)
Amount in both scenarios includes 39,422,361 shares of HeartFlow common stock issuable upon the conversion of shares of HeartFlow preferred stock and 315,720 shares of HeartFlow common stock issuable upon the exercise of the HeartFlow Warrant, in each case, before giving effect to the Exchange Ratio.

(5)
Amount in the no redemption scenario is adjusted for the repurchase of 3,548,112 shares of HeartFlow common stock before giving effect the Exchange Ratio, or the equivalent of 12,500,000 shares of New HeartFlow common stock after giving effect to the Exchange Ratio. The no redemption scenario assumes no options to purchase HeartFlow common stock are repurchased.

The figures in this table are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions, repurchases of HeartFlow common stock and Forward Purchase Shares in connection with the Business Combination. In the event that shares of Longview Class A common stock are redeemed in connection with the Business Combination but the number of shares redeemed is less than 39,500,000, the ownership percentages set forth above will vary. Such variations in the number of shares may not necessarily follow the linear pattern due to the effect of the Forward Purchase Shares, forfeiture of Longview Class B common stock, Return of Capital Distribution Amount and repurchases of HeartFlow common stock.
The following unaudited pro forma condensed combined balance sheets as of March 31, 2021 under the no redemption scenario and maximum redemption scenario and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of Longview and HeartFlow. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information that follows will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2021
(in thousands, except share and per share amounts)
			No redemption scenario			Maximum redemption scenario
	Longview (Historical)	HeartFlow (Historical)	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$771	$94,129	$599,000	A	$444,019	$(395,000)	N	$300,019
			(71,667)	B		50,000	O
			(110,000)	C		$91,000	P
			(22,257)	D		$110,000	Q
			(45,957)	E
Short-term investments	—	—			—			—
Accounts receivable, net	—	7,480			7,480			7,480
Restricted cash, current portion	—	780			780			780
Prepaid expenses and other current assets	614	3,352			3,966			3,966
Total current assets	1,385	105,741	349,119		456,245	(144,000)		312,245
Cash and marketable securities held in the Trust Account	690,000	—	(690,000)	A	—			—
Deferred offering costs	—	—	—		—
Property and equipment, net	—	5,718			5,718			5,718
Restricted cash, net of current portion	—	1,823			1,823			1,823
Other non-current assets	—	1,240			1,240			1,240
Total assets	691,385	114,522	(340,881)		465,026	(144,000)		321,026
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	32	866			898			898
Accrued offering costs	32	—	(32)	D	—			—
Accrued liabilities and other current liabilities	—	13,665			13,665			13,665
Total current liabilities	64	14,531	(32)		14,563	—		14,563
Term loan	—	62,986	(62,986)	B	—			—
Derivative liability	—	2,987	(2,987)	B	—			—
Warrant liabilities	33,726	5,100	(5,100)	F	33,726			33,726
Forward Purchase Agreement liabilities	10,052	—	(10,052)	G	—			—
Deferred underwriting fee payable	22,225	—	(22,225)	D	—			—
Other non-current liabilities	—	292			292			292
Total liabilities	66,067	85,896	(103,382)		48,581	—		48,581
Redeemable convertible preferred stock issuable in series; par value $0.001; 40,804,030 shares authorized; 39,422,361 shares issued and outstanding; aggregate liquidation value $612,204	—	538,423	(538,423)	H	—			—
Longview Class A common stock subject to possible redemption: 69,000,000 shares outstanding	689,995		(91,000)	A	—
			(598,995)	I

			No redemption scenario			Maximum redemption scenario
	Longview (Historical)	HeartFlow (Historical)	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined
Stockholders’ Equity (Deficit)
New HeartFlow common stock			8	J	26	(4)	N	24
			18	K		1	O
						1	P
						1	Q
						(1)	R
Common stock: par value $0.001; 68,677,700 shares authorized; 13,411,096 shares issued and outstanding	—	13	(4)	C	—			—
			0	F
			39	H
			(48)	K
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding.	—	—			—			—
Longview Class A common stock, $0.0001 par value; 250,000,000 shares authorized; no shares issued and outstanding (69,000,000 shares subject to possible redemption).	—	—	6	I	—			—
			(6)	J
Longview Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 17,250,000 shares issued and outstanding.	2	—	(2)	J	—
			(0)	L
Additional paid-in capital	—	31,800	(109,996)	C	944,936	(394,996)	N	801,837
			(44,640)	E		49,999	O
			5,100	F		90,999	P
			538,384	H		109,999	Q
			598,989	I		1	R
			30	K		899	S
			0	L
			(74,731)	M
Accumulated other comprehensive income	—	217			217			217
Accumulated deficit	(64,679)	(541,827)	(5,694)	B	(528,734)	(899)	S	(529,633)
			(1,317)	E
			10,052	G
			74,731	M
Total stockholders’ equity (deficit)	(64,677)	(509,797)	990,919		416,445	(144,000)		272,445
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$691,385	$114,522	$(340,881)		$465,026	$(144,000)		$321,026

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(in thousands, except share and per share amounts)
			No redemption scenario			Maximum redemption scenario
	Longview (Historical)	HeartFlow (Historical)	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined
Revenue	$—	$8,116	$—		$8,116	$—		$8,116
Costs and expenses
Cost of revenue	—	4,110	—		4,110	—		4,110
Research and development	—	7,517	—		7,517	—		7,517
Selling, general and administrative	—	15,115	61	AA	15,176	—		15,176
Formation and operational costs	61	—	(61)	AA	—	—		—
Total costs and expenses	61	26,742	—		26,803	—		26,803
Loss from operations	(61)	(18,626)	—		(18,687)	—		(18,687)
Other income (expense):
Change in fair value of warrant liabilities	(530)	—			(530)	—		(530)
Change in fair value of FPA liabilities	(149)	—	149	DD	—	—		—
Initial classification of FPA liabilities	(9,903)	—	9,903	DD	—	—		—
Transaction costs allocated to warrant liabilities	(1,001)	—	—		(1,001)	—		(1,001)
Interest earned on marketable securities held in Trust Account	0	—	(0)	EE	—	—		—
Interest income	—	2	—		2	—		2
Interest expense	—	(1,302)	1,302	FF	—	—		—
Other expense, net	—	(1,623)	848	GG	(775)	—		(775)
Other income (expense)	(11,583)	(2,923)	12,202		(2,304)	—		(2,304)
Net loss	(11,644)	(21,549)	12,202		(20,991)	—		(20,991)
Cumulative dividends on Series C redeemable convertible preferred stock	—	(2,065)	2,065	CC	—	—		—
Net loss attributable to common stockholders	$(11,644)	$(23,614)	$14,267		$(20,991)	$—		$(20,991)
Net loss per share attributable to common stock		$(1.77)			$(0.08)			$(0.09)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted		13,347,314			251,054,265			231,804,265
Basic and diluted net income per share, Longview Class A redeemable common stock	—
Weighted average shares outstanding, Longview Class A redeemable common stock	69,000,000
Basic and diluted net loss per share, Longview Class B non-redeemable common stock	$(0.77)
Weighted average shares outstanding, Longview Class B non-redeemable common stock	15,200,000

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)
			No redemption scenario			Maximum redemption scenario
	For the period from October 23, 2020 through December 31, 2020	For the year ended December 31, 2020	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined	Transaction Accounting Adjustments (Business Combination)	Notes	Pro Forma Combined
	Longview (Historical)	HeartFlow (Historical)
Revenue	$—	$22,672	$—		$22,672	$—		$22,672
Costs and expenses
Cost of revenue	—	15,290	—		15,290	—		15,290
Research and development	—	30,106	—		30,106	—		30,106
Selling, general and administrative	—	50,796	2	AA	50,798	—		50,798
Formation and operational costs	2	—	(2)	AA	—	—		—
Total costs and expenses	2	96,192	—		96,194	—		96,194
Loss from operations	(2)	(73,520)	—		(73,522)	—		(73,522)
Other income (expense):
Transaction costs allocated to warrant liabilities	—	—	(1,317)	BB	(1,317)	(899)	HH	(2,216)
Interest and other income (expense), net	—	716	—		716	—		716
Other income (expense)	—	716	(1,317)		(601)	(899)		(1,500)
Net loss	(2)	(72,804)	(1,317)		(74,123)	(899)		(75,022)
Cumulative dividends on Series C redeemable convertible preferred stock	—	(8,399)	8,399	CC	—	—		—
Net loss attributable to common stockholders	$(2)	$(81,203)	$7,082		$(74,123)	$(899)		$(75,022)
Net loss per share attributable to common stock		$(6.55)			$(0.30)			$(0.32)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted		12,406,056			251,054,265			231,804,265
Basic and diluted net income per share, Longview Class A redeemable common stock	$—
Weighted average shares outstanding, Longview Class A redeemable common stock	—
Basic and diluted net loss per share, Longview Class B non-redeemable common stock	$(0.00)
Weighted average shares outstanding, Longview Class B non-redeemable common stock	15,000,000

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
1.
Basis of presentation

The Business Combination will be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, Longview will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on New HeartFlow equity holders comprising a relative majority of the voting power of Longview after consummation of the Business Combination and having the ability to nominate a majority of the members of the board of directors of New HeartFlow, HeartFlow’s operations prior to the acquisition comprising the only ongoing operations of New HeartFlow, and HeartFlow’s senior management comprising a majority of the senior management of New HeartFlow after consummation of the Business Combination. Accordingly, for accounting purposes, the financial statements of New HeartFlow after consummation of the Business Combination will represent a continuation of the financial statements of HeartFlow with the Business Combination being treated as the equivalent of HeartFlow issuing stock for the net assets of Longview, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be presented as those of HeartFlow in future reports of New HeartFlow.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical unaudited condensed balance sheet of Longview as of March 31, 2021 and the historical unaudited condensed consolidated balance sheet of HeartFlow as of March 31, 2021 on a pro forma basis as if the Business Combination had been consummated on March 31, 2021.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical unaudited condensed statement of operations of Longview for the three months ended March 31, 2021 and the historical unaudited condensed statement of operations of HeartFlow for the three months ended March 31, 2021 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical audited statement of operations of Longview for the year ended December 31, 2020 and historical audited consolidated statement of operations of HeartFlow for the year ended December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement / prospectus:
•
the (a) historical audited financial statements of Longview as of and for the year ended December 31, 2020 and (b) historical unaudited condensed financial statements of Longview as of and for the three months ended March 31, 2021;

•
the (a) historical audited consolidated financial statements of HeartFlow as of and for the year ended December 31, 2020 and (b) historical unaudited condensed consolidated financial statements of HeartFlow as of and for the three months ended March 31, 2021; and

•
other information relating to Longview and HeartFlow included in this proxy statement / prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth under the section entitled “The Business Combination.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement / prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheets as a direct reduction to New HeartFlow’s additional paid-in capital (except for amounts allocated to Longview warrants assumed as a result of the Business Combination) and are assumed to be cash settled.
2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021
A.
Reflects reclassification of $690.0 million of cash and cash equivalents held in Longview’s Trust Account that becomes available for transaction expenses, redemption of public shares and the operating activities following the Business Combination, net of $91.0 million of Return of Capital Distribution Amount. The $91.0 million is accounted for as a capital distribution to Longview shareholders, and not a reverse stock split, prior to the Effective Time of the transaction.

B.
Reflects the repayment of HeartFlow’s term loan.

C.
Reflects the repurchase of 2,838,490 shares and 709,622 shares of HeartFlow common stock (including shares of HeartFlow common stock resulting from the conversion of HeartFlow preferred stock), before giving effect to the Exchange Ratio, at $29.95 per share and $35.23 per share, respectively, for the aggregate purchase price of $110.0 million, immediately prior to the closing of the Business Combination.

D.
Reflects the payment of deferred underwriting costs and accrued offering costs incurred by Longview during the initial public offering and in contemplation of the Business Combination upon the close of the Business Combination.

E.
Reflects the payment of Longview and HeartFlow Business Combination costs of $46.0 million. The transaction costs include direct and incremental costs, such as legal, third party advisory, investment banking and other miscellaneous fees.

F.
Reflects the net share settlement of the HeartFlow Warrant upon the consummation of the Business Combination.

G.
Reflects expiration of the Amended Forward Purchase Agreement assuming no redemptions.

H.
Reflects the conversion of HeartFlow preferred stock into HeartFlow common stock on a one-to-one basis immediately prior to closing of the Business Combination.

I.
Reflects the reclassification of Longview Class A common stock subject to redemption to permanent equity assuming no redemptions.

J.
Reflects the replacement of shares of Longview Class A common stock and Longview Class B common stock by shares of New HeartFlow common stock shares on a one-to-one basis.

K.
Reflects the recapitalization of HeartFlow, including the reclassification of historical equity to New HeartFlow common stock and Additional Paid in Capital.

L.
Reflects the forfeiture of 2,275,000 shares of Longview Class B common stock corresponding to the Return of Capital Distribution Amount of $91.0 million under the no redemption scenario.

M.
Reflects the elimination of Longview’s historical accumulated deficit and reclassification to additional paid-in capital.

N.
Reflects the redemption of 39,500,000 shares of Longview Class A common stock under the maximum redemption scenario.

O.
Reflects the issuance of 5,000,000 Forward Purchase Shares under the maximum redemption scenario.

P.
Reflects elimination of the Return of Capital Distribution Amount adjustment under the maximum redemption scenario.

Q.
Reflect elimination of adjustment C under the maximum redemption scenario.

R.
Reflects an adjustment corresponding to forfeiture of an additional 6,350,000 (or 8,625,000 total) shares of Longview Class B common stock under the maximum redemption scenario.

S.
Reflects adjustments to the allocation of transaction costs to Longview warrants.

Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2021 and for the Year Ended December 31, 2020:
AA.
Reflects the reclassification of Longview formation and operational costs to selling, general, and administrative.

BB.
Reflects transaction costs allocated to Longview warrants assumed as a result of the Business Combination.

CC.
Reflects the elimination of cumulative dividends on shares of HeartFlow Series C preferred stock which are forfeited upon conversion of the HeartFlow Series C preferred stock into HeartFlow common stock.

DD.
Reflects the elimination of the initial recognition and subsequent adjustment to the fair value of liabilities for Amended Forward Purchase Agreement.

EE.
Reflects the elimination of interest earned on marketable securities held in the Trust Account.

FF.
Reflects the elimination of interest expense attributable to HeartFlow term loan.

GG.
Reflects the elimination of losses related to change in fair value of liability classified HeartFlow Warrant which will be net share settled upon consummation of the Business Combination.

HH.
Reflects adjustment to the allocation of transaction costs to Longview warrants assumed as a result of the Business Combination.

3.
Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemption scenario, the shares of Longview Class A common stock assumed to be redeemed are eliminated as of January 1, 2020.
The unaudited pro forma condensed combined financial information has been prepared assuming the no redemption and maximum redemption scenarios:
	Year Ended December 31, 2020		Three Months Ended March 31, 2021
	No Redemption	Maximum Redemption	No Redemption	Maximum Redemption

Pro forma net loss	$(74,123)	$(75,022)	$(20,991)	$(20,991)
Basic weighted average shares outstanding(1)	251,054,265	231,804,265	251,054,265	231,804,265
Pro forma net loss per share – Basic and Diluted	$(0.30)	$(0.32)	$(0.08)	$(0.09)
Weighted average shares outstanding – basic and diluted
Longview Class A stockholders(2) (3)	59,900,000	34,500,000	59,900,000	34,500,000
Longview Class B stockholders(4)	14,975,000	8,625,000	14,975,000	8,625,000
Former HeartFlow stockholders(5)(6)	176,179,265	188,679,265	176,179,265	188,679,265
Totals	251,054,265	231,804,265	251,054,265	231,804,265

(1)
Potentially dilutive securities such as options to purchase 34,282,059 shares of New HeartFlow common stock and New HeartFlow Warrants to purchase 20,484,800 shares of New HeartFlow common stock under the no redemption scenario have been excluded from the computation of dilutive weighted average shares outstanding because the securities have an antidilutive impact. Potentially dilutive securities such as options to purchase 34,282,059 shares of New HeartFlow common stock and New HeartFlow Warrants to purchase 23,600,000 shares of New HeartFlow common stock under the maximum redemption scenario have been excluded from the computation of dilutive weighted average shares outstanding because the securities have an antidilutive impact.

(2)
Amount in the no redemption scenario is adjusted to give effect to the Reverse Stock Split related to maximum Return of Capital Distribution Amount of $91.0 million, which for pro forma accounting purposes is treated as a return of shares for cash. Amount in the maximum redemption scenario is adjusted to give effect to redemption of 39,500,000 shares of Longview Class A common stock and issuance of 5,000,000 Forward Purchase Shares.

(3)
Amount includes 4,774,637 and 10,500,000 shares of New HeartFlow common stock held by entities affiliated with Longview Investors II LLC in no redemption and maximum redemption scenarios, respectively.

(4)
Amount in the no redemption scenario is adjusted to give effect to forfeiture of 2,275,000 shares of Longview Class B common stock. Amount in the maximum redemption scenario is adjusted to give effect to forfeiture of 8,625,000 shares of Longview Class B common stock.

(5)
Amount in both scenarios includes 39,422,361 shares of HeartFlow common stock issuable upon the conversion of shares of HeartFlow preferred stock and 315,720 shares of HeartFlow common stock issuable upon the net exercise of the HeartFlow Warrant, in each case, before giving effect to the Exchange Ratio.

(6)
Amount in the no redemption scenario is adjusted for the repurchase of 3,548,112 shares of HeartFlow common stock before giving effect to the Exchange Ratio. The no redemption scenario assumes that no options to purchase HeartFlow common stock are repurchased. The allocation of the share repurchases has not been finalized and could ultimately include options to purchase HeartFlow common stock.

OTHER INFORMATION RELATED TO LONGVIEW
Introduction
Longview is a blank check company incorporated on October 23, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. Prior to executing the Business Combination Agreement, Longview’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering
Based on Longview’s business activities, Longview is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On March 23, 2021, Longview consummated its initial public offering of 69,000,000 units. Each unit consists of one share of Longview Class A common stock and one-fifth of one public warrant. Each whole warrant entitles the holder thereof to purchase one share of Longview Class A common stock for $11.50 per share, subject to adjustment.
The units were sold at an offering price of $10.00 per unit, generating total gross proceeds, before expenses, of $690,000,000. Prior to the initial public offering, on November 18, 2020, Longview Investors II LLC purchased 2,875,000 shares, the sponsor shares, Longview Class B common stock for an aggregate price of $25,000. On January 22, 2021, Longview effected a stock dividend of 11,500,000 shares with respect to the sponsor shares and on March 18, 2021, Longview effected a stock dividend of 2,875,000 shares with respect to the sponsor shares, resulting in an aggregate of 17,250,000 sponsor shares issued and outstanding. In January 2021, Longview Investors II LLC transferred 25,000 sponsor shares to each of Westley Moore, Shalinee Sharma, and Brian Zied, Longview’s director nominees, resulting in Longview Investors II LLC holding 17,175,000 sponsor shares.
In connection with the initial public offering, including the underwriters’ elections to exercise their over-allotment option in relation thereto, Longview consummated private sales of an aggregate of 9,800,000 private placement warrants, each exercisable to purchase one share of Longview Class A common stock at an adjusted exercise price of $11.50 per share, to Longview Investors II LLC at a price of $1.50 per warrant, generating total gross proceeds of approximately $14,700,000. The private placement warrants are identical to the warrants included in the units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by Longview (except if the last reported sale price of Longview Class A common stock for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which Longview sends the notice of redemption to the warrant holders is less than $18.00 per share), (ii) they (including the shares of Longview Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Longview completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they (including the shares of common stock issuable upon exercise of these warrants) will be entitled to registration rights.
Following the initial public offering, including the underwriters’ elections to exercise their over-allotment option in relation thereto, and the sale of the private placement warrants, $690,000,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay franchise and income taxes, the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earliest of (i) the completion of an initial business combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of Longview’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete its initial business combination within 24 months from the closing of the initial public offering or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if Longview is unable to complete an initial business combination within 24 months from the closing of Longview’s initial public offering. The proceeds held in the Trust Account may only be invested in United States “government securities”

within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.
The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of March 31, 2021, there was $690,000,051 in investments and cash held in the Trust Account.
Fair Market Value of HeartFlow’s Business
Longview’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting commissions and net of amounts disbursed to management for working capital purposes, if permitted) at the time of signing a definitive agreement to enter into the Business Combination. Longview will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The Longview Board determined that this test was met in connection with the proposed Business Combination.
Stockholder Approval of Business Combination
Under the Current Charter, in connection with any proposed business combination, Longview must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for Longview’s initial public offering. Accordingly, in connection with the Business Combination, the Longview stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement / prospectus.
Voting Restrictions in Connection with Stockholder Meeting
In connection with Longview’s initial public offering, Longview’s initial stockholders (consisting of Longview Investors II LLC, Larry Robbins, John Rodin, Mark Horowitz, Westley Moore, Shalinee Sharma, and Brian Zied) and its other directors and officers as of the time of its initial public offering entered into a letter agreement to vote their shares in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting, all of which are unanimously recommended by the Longview Board. As of the date hereof, Longview’s initial stockholders own approximately 20% of the total outstanding shares of Longview common stock. Additionally, funds affiliated with Glenview and an investment vehicle controlled by individuals affiliated with Glenview, representing approximately 6.4% of the voting power of Longview are expected to vote their shares of Longview Class A common stock, acquired as part of their purchase of units in our initial public offering, in favor of the Business Combination Proposal and the other Transaction Proposals being presented at the Special Meeting.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Longview or its securities, the initial stockholders, funds affiliated with Glenview, HeartFlow and/or their affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their public shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied, or (iii) reduce the number of public warrants outstanding. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement / prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by Longview’s initial stockholders for nominal value.

Liquidation if No Business Combination
Longview has until March 23, 2023 to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the Current Charter), Longview will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem 100% of the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Longview’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to Longview’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if Longview fails to complete its initial business combination by March 23, 2023.
Longview’s initial stockholders (consisting of Longview Investors II LLC, Larry Robbins, John Rodin, Mark Horowitz, Westley Moore, Shalinee Sharma, and Brian Zied) and its other directors and officers as of the time of the initial public offering have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their sponsor shares if Longview fails to complete its initial business combination within the required time frame. However, if Longview’s initial stockholders, officers and independent directors acquire public shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if Longview fails to complete its initial business combination by March 23, 2023.
Longview Investors II LLC and Longview’s officers and directors have also agreed, pursuant to a written agreement with Longview, that they will not propose any amendment to the Current Charter that would affect the substance or timing of Longview’s obligation to redeem 100% of the public shares if it does not complete its initial business combination by March 23, 2023 or with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, unless Longview provides its public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Longview to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares. However, Longview may not redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it is not subject to the SEC’s “penny stock” rules).
Longview expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay its taxes, Longview may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If Longview was to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon its dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. Longview cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, Longview’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before it makes any distribution of its remaining assets to Longview’s stockholders. While Longview intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although Longview will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Longview’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Longview’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Longview than any alternative. Examples of possible instances where Longview may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. As of the date of this proxy statement / prospectus, Longview is not a party to any agreement that does not contain such a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Longview and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, Longview Investors II LLC has agreed that it will be liable to Longview if and to the extent any claims by a third party (other than its independent registered accounting firm) for services rendered or products sold to Longview, or a prospective target business with which Longview has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay Longview’s franchise and income taxes, except as to any claims by a third party or prospective target business who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Longview’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Longview Investors II LLC will not be responsible to the extent of any liability for such third party claims. Longview has not independently verified whether Longview Investors II LLC has sufficient funds to satisfy its indemnity obligations and Longview believes that Longview Investors II LLC’s only assets are Longview’s securities. Therefore, Longview cannot assure you that Longview Investors II LLC would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, Longview may not be able to complete the Business Combination, and Longview’s public stockholders would receive such lesser amount per share in connection with any redemption of their public shares. None of Longview’s officers or directors will indemnify Longview for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share; or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay its franchise and income taxes, and Longview Investors II LLC asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Longview’s independent directors would determine whether to take legal action against Longview Investors II LLC to enforce its indemnification obligations. While Longview currently expects that its independent directors would take legal action on its behalf against Longview Investors II LLC to enforce its indemnification obligations to Longview, it is possible that Longview’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in certain instances. Accordingly, Longview cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.
Longview will seek to reduce the possibility that Longview Investors II LLC will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with Longview waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Longview Investors II LLC will also not be liable as to any claims under Longview’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that Longview liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.
If Longview files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of Longview’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Longview cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if Longview files a bankruptcy petition or an involuntary bankruptcy petition is filed against Longview that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Longview’s stockholders. Furthermore, the Longview Board may be viewed as having breached its fiduciary duty to Longview’s creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Longview cannot assure you that claims will not be brought against it for these reasons.
Longview’s public stockholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (i) the completion of Longview’s initial business combination, and then only in connection with those shares of Longview Class A common stock that such stockholder properly elected to redeem; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of Longview’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete its initial business combination within 24 months from the closing of its initial public offering or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; or (iii) in the event of the redemption of the public shares if Longview does not complete its initial business combination by March 23, 2023. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event Longview seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to Longview for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.
Properties
Longview currently maintains its executive offices at 767 Fifth Avenue, 44th Floor, New York, NY 10153 from an entity affiliated with Longview Investors II LLC. The cost for this space is included in the $10,000 per month, for up to 24 months, fee that Longview pays an affiliate of Longview Investors II LLC for office space, utilities, administrative and support services. Longview considers its current office space adequate for its current operations.
Employees
Longview currently has three executive officers. These individuals are not obligated to devote any specific number of hours to Longview’s matters but they intend to devote as much of their time as they deem necessary to Longview’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. Longview does not intend to have any full-time employees prior to the completion of its initial business combination.

Directors and Executive Officers
Longview’s directors and executive officers are as follows:
Name	Age	Position
Larry Robbins	51	Chairman
John Rodin	46	Chief Executive Officer and Director
Mark Horowitz	49	Chief Financial Officer
Westley Moore	42	Director
Shalinee Sharma	43	Director
Brian Zied	51	Director
Larry Robbins has served as our Chairman since our inception. Mr. Robbins is the Founder, Portfolio Manager and CEO of Glenview. Prior to founding Glenview in 2000, Mr. Robbins spent six years as an analyst and partner at Omega Advisors on their U.S. equity long/short team. He joined Omega after three years at Gleacher & Company, a merger and acquisition advisory boutique in New York. Through their Robbins Family Foundation, Mr. Robbins and his wife Sarahmay are active supporters of education reform both in New York City and on a national level. He serves as Chairman of the Board for Together Education, and he is a Board Member for the Relay Graduate School of Education, Robin Hood Foundation, and Zearn. In addition, Mr. Robbins is the Senior Chair of the Wall Street Division of the UJA-Federation. From February 2020 to February 2021, Mr. Robbins served as chair of the board of Longview Acquisition Corp. and he currently serves as a director of Butterfly Network, Inc. (NYSE: BFLY). Mr. Robbins graduated with honors from the Wharton School and Moore School of the University of Pennsylvania in 1992, where he received his Bachelors of Science in Economics and Engineering, with majors in accounting, finance, marketing, and systems engineering. We believe that Mr. Robbins’ significant investment experience make him well qualified to serve as a member of our board of directors.
John Rodin has served as our Chief Executive Officer and a Director since our inception. Mr. Rodin re-joined Glenview as a Partner and Co-President in August 2015. Prior to re-joining Glenview, Mr. Rodin was President of Fantex Brokerage Services, a San Francisco-based start-up in the business of acquiring and IPO’ing shares tied to the cash flows of professional athletes and entertainers. Before joining Fantex in 2012, Mr. Rodin served as Co-President of Glenview. Mr. Rodin started at Glenview in March 2002 and was named Director of Research in 2006 and Partner in April 2007. Prior to joining Glenview, Mr. Rodin worked in the Institutional Equity Sales Department at Goldman Sachs. Prior to his time in the Equities Division, Mr. Rodin spent two years as a Financial Analyst in the Investment Banking Division at Goldman Sachs. Mr. Rodin served as Chief Executive Officer of Longview Acquisition Corp. (NYSE: LGVW) from February 2020 to February 2021. Mr. Rodin graduated magna cum laude from Columbia University with a Bachelor of Arts in History in 1997. We believe that Mr. Rodin’s significant investment experience make him well qualified to serve as a member of our board of directors.
Mark Horowitz has served as our Chief Financial Officer since our inception. Mr. Horowitz joined Glenview in 2004 and is a Partner and Co-President. Prior to Glenview, Mr. Horowitz was part of the senior management team of Axiom Legal Solutions Inc., a professional services outsourcing firm, which he joined at inception in 2000. Prior to Axiom, Mr. Horowitz was a corporate and securities lawyer at Cravath, Swaine & Moore and Brobeck, Phleger & Harrison. Mr. Horowitz served as Chief Financial Officer of Longview Acquisition Corp. (NYSE: LGVW) from February 2020 to February 2021. Mr. Horowitz received a J.D. from Harvard Law School in 1996 and a Bachelor of Arts in Economics from the University of Michigan in 1993, where he graduated Phi Beta Kappa with Highest Honors. We believe that Mr. Horowitz’s significant investment and legal experience make him well qualified to serve as a member of the Longview Board.
Westley Moore has been a director since March 2021. Since March 2017, Mr. Moore has served as the Chief Executive Officer of the Robin Hood Foundation, one of the largest anti-poverty organizations in the United States. Before Robin Hood, in 2013, Mr. Moore founded BridgeEdU, an innovative technology platform addressing college completion and job placement, and served as its Chief Executive Officer until February 2017 and its Chairman until June 2019, when it was acquired. Previously, Mr. Moore worked in finance as an investment banker with Deutsche Bank and Citigroup. Mr. Moore is a best-selling author, whose works include “The Other Wes Moore,” “The Work,” “Discovering Wes Moore” and “This Way Home.” He served as a captain and paratrooper with the U.S. Army’s 82nd Airborne, including a combat deployment to Afghanistan, and as a White House Fellow to Secretary of State Condoleezza Rice. He served as a director of Longview Acquisition Corp. (NYSE: LGVW) from February 2020 to February 2021. Mr. Moore graduated Phi Theta Kappa from Valley Forge Military College in 1998 and Phi Beta Kappa from Johns Hopkins University with a Bachelor of Arts in International Relations in 2001. He earned a MLitt in International Relations from Oxford University as a Rhodes Scholar in 2004. We believe that Mr. Moore’s executive and entrepreneurial experience make him well qualified to serve as a member of our board of directors.
Shalinee Sharma has been a director since March 2021. Since February 2012, Ms. Sharma has served as Chief Executive Officer and Co-Founder of Zearn, a nonprofit math platform and curriculum. Zearn Math is a K-8 math curriculum and professional development platform that supports daily differentiation and engagement in mathematics teaching and learning. Prior to Zearn, she spent more than a decade at Bain & Co., leading work for clients in technology, financial services and education. She holds a Bachelor of Arts in History from Brown University and an MBA from Harvard Business School. We believe that Ms. Sharma’s executive and entrepreneurial experience make her well qualified to serve as a member of our board of directors.
Brian Zied has been a director since March 2021. Since July 2019, Mr. Zied has served as Chief Financial Officer of KIPP NYC Public Charter Schools, a non-profit network of free, open-enrollment, public charter schools. Before that, he was Managing Partner of Charter Bridge Capital from January 2018 to December 2019. Before Charter Bridge Capital, Mr. Zied was an analyst at Impala Asset Management, a hedge fund, from September 2017 until December 2017. Before Impala, he was Portfolio Manager, Co-Head of Equities at Pine River Capital Management from October 2015 until September 2016. Before that, Mr. Zied was the founder, chief executive officer and portfolio manager of Charter Bridge Capital from its inception in 2010 until 2015. Previously, he was a limited partner and retail sector head at Maverick Capital from 1998 to 2010. Mr. Zied holds a Bachelor of Science in Economics and a Bachelor of Applied Science in Engineering from the University of Pennsylvania. We believe that Mr. Zied’s experience as a financial executive and experience in investments make him well qualified to serve as a member of our board of directors.
Executive Compensation and Director Compensation
None of Longview’s executive officers or directors have received any cash compensation for services rendered to Longview. We have agreed to pay an affiliate of Longview Investors II LLC a total of $10,000 per month, for up to 24 months, for office space, utilities, administrative and support services provided to members of our management team. Longview Investors II LLC, our executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to Longview Investors II LLC, our executive officers or directors, or our affiliates.
Number and Terms of Office of Officers and Directors
The Longview Board consists of five members, with each director elected to serve a one-year term. In accordance with the NYSE corporate governance requirements, Longview is not required to hold an annual meeting until one year after its first fiscal year end following its listing on the NYSE. The term of office of the directors will expire at Longview’s first annual meeting of stockholders.
Longview’s officers are appointed by the Longview Board and serve at the discretion of the Longview Board, rather than for specific terms of office. The Longview Board is authorized to appoint officers as it deems appropriate pursuant to Longview’s Bylaws. Longview’s Bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other offices (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined from time to time by the Longview Board.

Director Independence
The rules of the NYSE require that a majority of the Longview Board be independent. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The Longview Board has determined that Messrs. Moore and Zied and Ms. Sharma are “independent directors” as defined in the rules of the NYSE and applicable SEC rules.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.
Periodic Reporting and Audited Financial Statements
Longview has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, Longview’s annual reports contain consolidated financial statements audited and reported on by Longview’s independent registered public accounting firm.

SELECTED HISTORICAL FINANCIAL INFORMATION OF LONGVIEW
The following table sets forth selected historical financial information of Longview for the periods and as of the dates indicated. Longview’s statement of operations data for the period from October 23, 2020 (date of inception) to December 31, 2020 and balance sheet data as of December 31, 2020 is derived from Longview’s audited financial statements included elsewhere in this proxy statement / prospectus. Longview’s statement of operations data for the period from January 1, 2021 to March 31, 2021 and balance sheet data as of March 31, 2021 is derived from Longview’s unaudited financial statements included elsewhere in this proxy statement / prospectus.
The following selected historical financial information should be read together with Longview’s financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Longview” appearing elsewhere in this proxy statement / prospectus. The selected historical financial information in this section is not intended to replace Longview’s financial statements and the related notes thereto.
Statement of Operations Data:	Three Months Ended March 31, 2021 (unaudited)	Period from October 23, 2020 (inception) to December 31, 2020
Formation and operating costs	$61,198	$1,519
Net loss	$(11,644,456)	(1,519)
Weighted average shares outstanding, Longview Class A redeemable common stock	69,000,000	0
Basic and diluted income per share, Longview Class A common stock	$(0.00)	$(0.00)
Weighted average shares outstanding, Longview Class B common stock non-redeemable common stock(1)	15,200,000	15,000,000
Basic and diluted net loss per share, Longview Class B common stock	(0.77)	(0.00)

(1)
On January 22, 2021, Longview effected a stock dividend of 11,500,000 shares with respect to the Longview Class B common stock, resulting in an aggregate of 14,375,000 shares outstanding (see notes to the financial statements). All share and per share amounts have been retroactively adjusted.

Condensed Balance Sheet Data (at period end)	Three Months Ended March 31, 2021 (unaudited)	Period from October 23, 2020 (inception) to December 31, 2020
Total Assets	$691,385,346	$108,981
Total Liabilities	$66,067,580	85,500
Preferred stock, $0.0001 par value	$—	—
Longview Class A common stock, $0.0001 par value 250,000,000 shares authorized; no shares issued and outstanding (excluding 69,000,000 and no shares subject to possible redemption)	$—	$—
Longview Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 17,250,000 shares issued and outstanding	$1,725	1,725
Additional paid-in capital	$—	$23,275
Accumulated deficit	$(64,678,509)	$(1,519)
Total Stockholders’ Equity (Deficit)	$64,676,784	$108,981

Condensed Balance Sheet Data (at period end)	Period from January 1, 2021 to March 31, 2021 (unaudited)	Period from October 23, 2020 (Inception) Through December 31, 2020
Net cash used in operating activities	$(645,317)	$(19)
Net cash provided by financing activities	$691,391,062	25,000
Net cash used in investing activities	$(690,000,000)	$—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF LONGVIEW
The following discussion and analysis of the financial condition and results of operations of Longview Acquisition Corp. II (for purposes of this section, “Longview,” “we,” “us”and “our”) should be read in conjunction with the financial statements and related notes of Longview included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus / proxy statement.
Overview
We are a blank check company incorporated as a Delaware corporation on October 23, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination. In connection with our initial public offering, we consummated the private sale of an aggregate of 9,800,000 warrants, each exercisable to purchase one share of Longview Class A common stock, par value $0.0001 per share, at $11.50 per share, to Longview Investors II LLC at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $14,700,000. We intend to consummate the Business Combination using cash from the proceeds of our initial public offering that closed on March 23, 2021 and the Forward Purchase.
At March 31, 2021, we held cash of $770,726, current liabilities of $64,400 and deferred underwriting compensation of $22,225,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.
Agreement for Business Combination
On July 15, 2021, we entered into the Business Combination Agreement with Merger Sub and HeartFlow. If the Business Combination Agreement is approved by Longview’s stockholders, and the Business Combination is consummated, Merger Sub will merge with and into HeartFlow with HeartFlow surviving the Merger as a wholly owned subsidiary of Longview. In addition, in connection with and following the consummation of the Business Combination, Longview will be renamed “HeartFlow Group, Inc.” and is referred to herein as “New HeartFlow” as of the time following such change of name.
HeartFlow is a leader in revolutionizing precision heart care, uniquely combining human ingenuity with advanced technology. HeartFlow’s non-invasive HeartFlow FFRCT Analysis leverages artificial intelligence to create a personalized three-dimensional model of the heart. By applying principles of fluid dynamics to this model, clinicians can better evaluate the impact a blockage has on blood flow and determine the best treatment for patients.
The Business Combination will have no effect on Longview Class A common stock that is issued and outstanding as of immediately prior to the Effective Time, which will continue to remain outstanding, other than effectuating the Reverse Stock Split and causing the Longview Class A common stock to be reclassified to New HeartFlow common stock.
On the Closing Date, immediately following the effectiveness of redemptions of shares of Longview Class A common stock, if any, but prior to the Effective Time, Longview shall take the following actions: (i) cause the Reverse Stock Split to be effective and (ii) immediately thereafter, set a record date for a distribution to its stockholders as of such time pursuant to which Longview will distribute to such record holders, on a pro rata basis, an amount, not less than zero, equal to (a) $91,000,000, less (b) the aggregate dollar amount to be paid by Longview in connection with the redemptions of shares of Longview Class A common stock to the extent such redemptions are in excess of $25,000,000. The amount of the Reverse Stock Split will be determined by Longview and shall cause the outstanding number of shares of Longview Class A common stock to be the same number of shares of Longview Class A common stock that would be outstanding at such time, had the original initial public offering of Longview (after the exercise of any over-allotment option) been for an amount of shares equal to (i) 69,000,000 minus (ii) (x) the Return of Capital Distribution Amount, divided by (y) $10.00.
The total maximum number of shares of New HeartFlow common stock expected to be outstanding immediately following the Closing is approximately 251,054,265, assuming no redemptions, comprising (i) 176,179,265 shares of New HeartFlow common stock issued to HeartFlow stockholders (including (x) 175,066,983 shares of New HeartFlow common stock issued to the holders of HeartFlow preferred stock converted into shares of HeartFlow common stock immediately prior to the Effective Time, and (y) 1,112,282 shares of New HeartFlow common stock issued to the holder of the HeartFlow Warrant net exercised for the shares of HeartFlow common stock immediately prior to the Effective Time), (ii) 59,900,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class A common stock and (iii) 14,975,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class B common stock outstanding at the Effective Time, in each case based on the Closing Date of October 31, 2021. Holders of shares of HeartFlow capital stock are expected to hold, in the aggregate, approximately 70.1% of the issued and outstanding shares of New HeartFlow common stock and approximately 70.1% of the combined voting power of New HeartFlow immediately following the Closing, in each case assuming no redemptions. The total maximum number of shares of New HeartFlow common stock expected to be outstanding immediately following the Closing is approximately 231,804,265, assuming maximum redemptions, comprising (i) 188,679,265 shares of New HeartFlow common stock issued to HeartFlow stockholders (including (x) 187,566,983 shares of New HeartFlow common stock issued to the holders of HeartFlow preferred stock converted into shares of HeartFlow common stock immediately prior to the Effective Time, and (y) 1,112,282 shares of New HeartFlow common stock issued to the holder of the HeartFlow Warrant net exercised for the shares of HeartFlow common stock immediately prior to the Effective Time), (ii) 34,500,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class A common stock and (iii) 8,625,000 shares of New HeartFlow common stock issued to holders of shares of Longview Class B common stock outstanding at the Effective Time, in each case based on an assumed Closing Date of October 31, 2021. Holders of shares of HeartFlow capital stock are expected to hold, in the aggregate, approximately 81.4% of the issued and outstanding shares of New HeartFlow common stock and approximately 81.4% of the combined voting power of New HeartFlow immediately following the Closing, in each case assuming maximum redemptions without failing to satisfy the Aggregate Transaction Proceeds Condition.
As a consequence of the Merger, at the Effective Time, (i) each share of HeartFlow common stock (as defined herein) that is issued and outstanding immediately prior to the Effective Time (including shares of HeartFlow common stock issued upon the conversion of shares of HeartFlow preferred stock or pursuant to the terms of the HeartFlow Warrant, in each case immediately prior to the Effective Time, but excluding any such shares subject to the Repurchase Agreements) shall be automatically canceled and extinguished and converted into the right to receive 3.523 shares of New HeartFlow common stock, rounded down to the nearest whole number of shares; and (ii) each option to purchase shares of HeartFlow common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New HeartFlow and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New HeartFlow common stock equal to the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by 3.523 and rounded up to the nearest whole cent.
The Business Combination also calls for additional agreements, including, among others, the Investors’ Rights Agreement, the HeartFlow Transaction Support Agreement, the Sponsor Letter Agreement, and the Amended Forward Purchase Agreement, as described elsewhere in this proxy statement / prospectus.
Results of Operations
For the period from October 23, 2020 (date of inception) through December 31, 2020, we had neither engaged in any operations nor generated any revenues. Our only activities for the period from October 23, 2020 (date of inception) through December 31, 2020 were organizational activities and those necessary to prepare for our initial public offering.

For the three months ended March 31, 2021, we had a net loss of $11,644,456, which consists of operating costs of $69,198, transaction costs allocated to warrant liabilities of $1,001,129, initial classification of FPA liabilities of $9,902,957, change in fair value of warrant liabilities of $530,000 and change in fair value of FPA liabilities of $149,223, offset by interest earned on marketable securities held in the Trust Account of $51. Through March 31, 2021, our efforts have been limited to organizational activities, activities relating to our initial public offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. We have not generated any revenue, other than interest income earned on the proceeds held in the Trust Account. As of March 31, 2021, $690,000,000 was held in the Trust Account (including $22,225,000 of deferred underwriting discounts and commissions) and we had cash outside of the Trust Account of $770,726 and $31,950 of accrued expenses and income taxes payable.
Except for the withdrawal of interest to pay Longview’s franchise and income tax obligations, the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earliest of (i) the completion of an initial business combination; (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of Longview’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete its initial business combination within 24 months from the closing of the initial public offering or with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the public shares if Longview is unable to complete a Business Combination by March 23, 2023. Through March 31, 2021, we have not withdrawn any funds from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of the initial public offering in the event of a business combination.
We have also agreed to pay an affiliate of Longview Investors II LLC a total of $10,000 per month, for up to 24 months, for office space, utilities, administrative and support services provided to members of our management team. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. For the period from October 23, 2020 (date of inception) through March 31, 2021, Longview paid $10,000 under this agreement.
Going Concern Considerations and Capital Resources
For the three months ended March 31, 2021, we had a net loss of $11,644,456, which consists of operating costs of $69,198, transaction costs allocated to warrant liabilities of $1,001,129, initial classification of FPA liabilities of $9,902,957, change in fair value of warrant liabilities of $530,000 and change in fair value of FPA liabilities of $149,223, offset by interest earned on marketable securities held in the Trust Account of $51.
We do not currently believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination.
As indicated in the accompanying financial statements, at March 31, 2021, we had outside of trust cash in the amount of $770,726 and $31,950 in accrued expenses and income taxes payable.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.
We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay an affiliate of Longview Investors II LLC a total of $10,000 per month, for up to 24 months, for office space, utilities, administrative and support services provided to members of our management team, from the date of closing of our initial public offering. Upon completion of a business combination or our liquidation, we will cease paying these monthly fees.
Critical Accounting Policies and Estimates
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Common Stock Subject to Possible Redemption
We account for Longview common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Longview common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, the 69,000,000 shares of Longview common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of Longview’s condensed balance sheet.
Net Income (Loss) per Common Share
We apply the two-class method in calculating earnings per share. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common stock outstanding for the period. We have not considered the effect of the warrants sold in the initial public offering (including the over-allotment) and private placement warrants to purchase approximately 13,800,000 and 9,800,000 shares of Longview Class A common stock, respectively, in the calculation of diluted income (loss) per share, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Longview statement of operations includes a presentation of income (loss) per share for common shares subject to redemption in a manner similar to the two-class method of income per share. Net income per common share, basic and diluted, for Longview Class A redeemable common stock held by public stockholders for the three months ended March 31, 2021 and for the period from October 23, 2020 (date of inception) through December 31, 2020 is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes of $51 and $450 respectively, for the three months ended March 31, 2021 and for the period from October 23, 2020 (date of inception) through December 31, 2020, by the weighted average number of shares of Longview Class A redeemable common stock held by public stockholders since issuance.
Warrant Liability
We account for Longview's warrants in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The public warrants for periods where no observable traded price was available are valued using a barrier option simulation. For periods subsequent to the detachment of the public warrants from the units, the public warrant quoted market price was used as the fair value as of each relevant date. The fair value of private placement warrants was determined using a Black-Scholes option pricing model.
Recent Accounting Pronouncements
Longview management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Longview’s condensed financial statements.

BUSINESS OF NEW HEARTFLOW
The following discussion reflects the business of New HeartFlow, as currently embodied by HeartFlow. In this section, “we”, “the Company” or “HeartFlow” generally refers to HeartFlow in the present tense or New HeartFlow from and after the Business Combination.
Overview
We are a healthcare technology company focused on advancing the diagnosis and treatment of heart disease, the leading cause of death in the world. Specifically, we offer an artificial intelligence (“AI”) enabled software platform, the HeartFlow Analysis, to bring precision medicine to cardiology and transform the way physicians are diagnosing, managing and delivering precision care to patients with coronary artery disease (CAD), the most common type of heart disease.
The HeartFlow Analysis is a cloud-based software analytics technology that uses deep learning, a form of AI, to produce a precise, patient-specific, three-dimensional (“3D”) computer model of a patient’s coronary arteries, based on analyzing data from a patient’s CTA, a non-invasive imaging test. The product then applies finite element analysis and computational fluid dynamics to the model to calculate the characteristics of blood flow through the 3D model’s arteries. We believe the HeartFlow Analysis is the first and only test to provide both anatomic and physiologic information to help physicians to directly image, diagnose and assess the severity of CAD, as well as elect and plan appropriate treatment.
The HeartFlow Analysis is currently commercially available in the U.S., Europe, and Japan. We believe we have demonstrated that the HeartFlow Analysis is accurate, cost effective and easily integrated into clinical practice, attributes which have facilitated adoption by healthcare providers, reimbursement in key geographies and incorporation into clinical guidelines. As of June 30, 2021, we have performed the HeartFlow Analysis on a total of over 100,000 patients through clinical development and commercialization.
CAD is the leading cause of death globally, accounting for more than 16% of all deaths worldwide in 2016, according to the World Health Organization (“WHO”). According to a study published by the American Heart Association (“AHA”) in March 2020, in the U.S. alone, CAD is estimated to account for $318 billion of annual healthcare spending, affecting 17 million patients yearly. The principal form of CAD is the buildup of atherosclerotic plaque, which forms within the walls of the coronary arteries and can result in a narrowing or blockage of these arteries, which supply blood to the heart. CAD generally progresses with age and is correlated with diabetes, high blood pressure, high levels of blood cholesterol, lack of physical activity, poor diet and tobacco use, as well as a patient’s genetic predisposition. Over time, CAD can progress from an asymptomatic stage to more severe forms of the disease which cause sudden heart attack, stable but debilitating chest pain, heart failure or death. Following diagnosis, treatment options for patients with CAD include lifestyle modification (e.g., exercise, smoking cessation, and weight loss), medical therapy (statins), coronary artery stenting (also known as percutaneous coronary intervention (“PCI”)) or coronary artery bypass graft surgery (“CABG”).
Tests to aid physicians in the evaluation of CAD can be classified as either non-invasive or invasive. Common non-invasive stress tests include exercise electrocardiogram (“ECG”), stress echocardiography, single photo emission computed tomography (“SPECT’’), and positron emission tomography (“PET”). These and other non-invasive tests we believe have significant limitations, primarily, because they are often inaccurate and do not provide physicians with a precise understanding of the coronary arteries or information to guide the most appropriate treatment. These tests do not provide direct visualization of the primary disease process, i.e., the atherosclerosis and narrowings in the coronary arteries. Instead, they rely on surrogate measures of the adequacy of blood flow to the heart muscle.
The inaccuracies of these non-invasive stress tests can lead to two undesirable situations: (1) false positives, whereby a patient “fails” the stress test and is referred for further non-invasive and / or invasive testing, which is expensive, subject to clinical risk, and may be unnecessary; or (2) false negatives, whereby a patient is reassured that they have “passed” their stress test, while in truth they in fact have significant and sometimes life-threatening CAD.
Physicians turn to invasive tests if they are unable to accurately assess the severity of CAD through one or more non-invasive tests. We define a test as invasive if it requires the insertion of guidewires or catheters into a patient’s coronary arteries. Invasive tests are expensive and subject the patient to a much higher risk of death, heart attack, stroke, or other serious complications than do non-invasive tests. The two most relevant invasive tests used in clinical practice today include invasive coronary angiography (“ICA”), which is a surgical procedure performed in a catheterization lab, during which a catheter is threaded into the coronary arteries to provide a contrast dye-enhanced view of coronary arterial narrowings, and invasive FFR another procedure conducted in the catheterization lab, which uses pressure measurements taken in the coronary arteries to assesses how much a given narrowing is reducing flow to the heart muscle. FFR is the ratio of the blood flow in the coronary artery in the presence of a narrowing to the theoretical normal blood flow were that narrowing absent. While invasive FFR is used to identify patients who may benefit from coronary revascularization, and is considered the gold standard for identifying functionally significant artery blockage, because of the clinical risk posed by the technique and skills required to conduct this test, invasive FFR testing is used infrequently and when used, is almost always limited to evaluation of a single coronary artery, rather than all of a patient’s coronary arteries.
In recent years, we believe the standard of care for first-line non-invasive diagnosis of CAD has been shifting towards CTA, due to a growing body of clinical evidence demonstrating its benefits. Coronary CTA is non-invasive, and generates images of the patient’s coronary arteries and narrowings, thereby enabling physicians to visualize and assess coronary anatomy, making it an effective first-line diagnostic test. We believe CTA is limited, however, because the results are subject to visual interpretation by the physician, and CTA only provides information about coronary anatomy (i.e., the presence, location and extent of atherosclerosis) but does not provide information about the physiological impact of CAD (i.e., the functional impact of the atherosclerosis on blood flow), which is essential for precise diagnosis and optimal management of CAD.
We developed the HeartFlow Analysis platform technology to address the critical shortcomings of traditional non-invasive functional tests as well as CTA. We believe that the clinical value of CTA could be dramatically improved to give physicians both an anatomical and physiological assessment of CTA-derived measures of the severity of narrowings in all of the coronary arteries, CTA-derived FFR, or FFRCT, analysis of the detailed composition of atherosclerosis, and the impact of atherosclerotic narrowings on blood flow to the affected mass of heart muscle. The HeartFlow Analysis uses coronary CTA data that is uploaded to our cloud infrastructure and then analyzed using our proprietary AI-based computer algorithms and inspected by our team of highly-trained case analysts. The HeartFlow Analysis creates a 3D model of each patient’s coronary arteries and calculates the FFRCT values throughout the entire coronary artery tree. The 3D model and FFRCT values enable physicians to evaluate the degree to which coronary narrowing limits blood flow to the heart muscle, and help answer two key questions: (1) how likely is it that limitation in blood flow is the cause of the patient’s symptoms; and (2) will invasive management at the appropriate location in an artery with a stent or bypass operation be beneficial or harmful?
The HeartFlow Analysis is based on more than 25 years of scientific research and clinical data on the patient-specific modeling of blood flow in arteries. Our proprietary algorithms have been trained on tens of thousands of CTA cases including more than 15 million images extracted from cardiac CT scans, and are improved over time using deep learning methods. We believe the clinical pathway of CTA, followed by the HeartFlow Analysis, is the optimal way to assess patients with suspected CAD, by providing lesion-specific anatomic and physiological information to enable precision care for each patient.
There are approximately 14 million non-invasive tests conducted each year for the diagnosis of CAD in the U.S., U.K., EU and Japan combined (including 10 million in the U.S. and 4 million in the U.K., EU and Japan), resulting in what we believe is a total addressable market (“TAM”) opportunity for the HeartFlow Analysis in diagnosing and informing treatment for symptomatic patients of more than $10 billion.(1) While our initial focus is on driving adoption within this market, we are also leveraging the capabilities of our HeartFlow Analysis platform to launch new solutions that we believe may expand our TAM opportunity to

(1)
See Karády, et al. JAMA Network Open 2020. Wall, et al. Int J Cardiovasc Imaging 2011. Rahsepar, et al. Curr Cardiovasc Imaging Rep. 2015. Asher, et al. Openheart, 2019. Japan Circulation Society survey data, 2020. Wang et al. AJR Am J Roentgenol, 2008. Curzen et "al." Eur Heart J 2021. 2019 Population US Census, Euro Stat, Office for National Statistics UK, Statistics Bureau of Japan. Yang et al. BMJ Open 2017. Hales CM, Carroll MD. NCHS Health E-Stat. 2020. 2013 ACC/AHA Guideline on the Assessment of cardiovascular risk. Choi et al. JACC 2008.

over $50 billion.(1) We believe that the use of the HeartFlow Analysis will expand across the CAD care continuum into other applications representing additional large market opportunities. For example, we believe that there are opportunities to deploy the HeartFlow Analysis to address a large asymptomatic patient population who have risk factors for CAD, as well as for monitoring patients at high risk for CAD or following a cardiovascular procedure. While sudden heart attacks are caused by CAD and are a leading cause of death and disability, most heart attack patients have no symptoms prior to their heart attack. Predicting which patients are going to suffer sudden heart attacks has proven to be challenging based on existing approaches. We believe combining detailed knowledge of a patient’s coronary artery narrowings, their specific atherosclerotic plaque composition, and the detailed forces being applied by blood flow to the narrowings will enable prediction of a patient’s specific risk for heart attack with enough advanced warning to allow treatments which will lessen the heart attack risk.
To address these large market opportunities, we have been dedicated, since our inception in 2010, to investing in and addressing the key barriers to establishing a novel AI-enabled diagnostic tool as the standard of care in CAD. We believe that surmounting these barriers provides significant competitive advantages for HeartFlow.
Our Progress and Opportunities
The following represents our progress addressing key barriers to entry.
Clinical evidence
From the outset, we have been committed to generating and collecting comprehensive clinical evidence supporting the diagnostic accuracy, safety, efficacy, cost effectiveness, and utility of the HeartFlow Analysis. There are more than 425 publications specific to the HeartFlow Analysis in peer-reviewed medical journals including JAMA, JACC, Circulation, the European Heart Journal, the American Journal of Cardiology, and Heart. The HeartFlow technology has been substantiated in 16 clinical trials encompassing over 10,000 patients, with patient follow-up data between 9 months and 10 years. These clinical studies have included a series of large, multi-center global trials that we believe demonstrated the following:
1.
Accuracy: When using invasive FFR as the reference standard, we believe HeartFlow Analysis FFRCT has the highest diagnostic performance compared to other diagnostic tests including CTA, ICA, PET, and SPECT.

2.
Clinical Utility: In most cases, the use of the HeartFlow FFRCT test allows physicians to safely choose the most appropriate treatment for their patients. Use of HeartFlow Analysis FFRCT information has been demonstrated to alter patient management in over 60% of cases and has allowed safe avoidance of ICA in > 60% of cases where ICA was initially intended.

3.
Safety: Long-term (9 months – 10 years) outcomes have been reported in over 7,000 patients which we believe indicate the long-term safety of patient management strategies that incorporated the HeartFlow Analysis FFRCT.

4.
Cost savings: Studies indicate that clinical pathways that utilize HeartFlow Analysis FFRCT have benefited from reduced healthcare costs in major markets including the U.S., U.K., EU and Japan.

For more details regarding the findings of these clinical studies see “Clinical Data” section below.
Regulatory clearance
The first version of the HeartFlow Analysis (HeartFlow Analysis v.1x) received CE mark in the European Union (‘‘EU’’) and the European Economic Area (‘‘EEA’’) in July 2011 and received its initial de novo marketing authorization for commercialization by the FDA in the U.S. in November 2014. Additionally, the HeartFlow Analysis received a medical device license for the Canada market entry in August 2015, and Japan marketing authorization and approval from PMDA in November 2016.
We have continued to develop and improve the product. The HeartFlow Analysis v2.x received clearances and approvals from the above mentioned regulatory bodies in 2016. We received clearances and approvals for Planner in the U.S. and Japan, a planning tool using the HeartFlow Analysis to predict the effect of a coronary revascularization or stent placement, in the fall of 2019. The HeartFlow Analysis v3.x received clearances and approvals from certain regulatory bodies in 2021, including FDA clearance and CE mark for the reporting of additional blood flow metrics.
Reimbursement
We have successfully engaged with payers and providers in major markets throughout the world to obtain coverage, specific coding and payment for the HeartFlow Analysis FFRCT. In the U.S., the HeartFlow Analysis is covered by major payers including Medicare, Anthem, Aetna, Cigna, United Healthcare, Humana, the vast majority of regional Blue Cross and Blue Shield plans, and numerous smaller regional plans. The 7 MACs that currently cover all 12 U.S. jurisdictions are each covering FFRCT, where 5 of the 7 MACs have published LCDs and the other 2 have typically covered FFRCT on a case-by-case basis. Nationally, approximately 96% of Americans with commercial health insurance have coverage for the HeartFlow Analysis. Furthermore, numerous commercial payers recognize the value of the CTA / FFRCT pathway and are actively developing preferred pathway programs to increase utilization over traditional stress testing. Preferred pathway programs include: (1) eliminating/easing authorization requirements; (2) provider education; and/or (3) financial alignment by adjusting rates or introducing value-based models. With regards to international reimbursement, it is our intent to complete additional clinical studies and analyses as needed to obtain coverage and payment approval in countries or regions where it makes economic sense to do so.
Clinical practice guidelines
Medical society practice guidelines use clinical evidence to establish medical standards and criteria regarding diagnosis, management, and treatment for specific medical conditions. We have continued to support the establishment of guidelines through generation of clinical data and engagement with key opinion leaders that support the use of CTA and the HeartFlow Analysis pathway. With respect to diagnosing CAD, the following guidelines have been published:
•
American College of Cardiology (‘‘ACC’’) and American Heart Association (‘‘AHA’’): We anticipate new U.S. Guidelines from the ACC/AHA for evaluation and diagnosis of stable chest pain to elevate CTA from Class 2 to Class 1 and to include FFRCT (the HeartFlow Analysis) as Class 2a or 2b. The ACC also created and manages the National Cardiovascular Data Registry for providers and other stakeholders to track key metrics and outcomes for cardiovascular procedures. The ACC has identified Appropriate Use Criteria for coronary revascularization and in 2020 updated the database to include FFRCT as an alternative to invasive FFR or iFR.

•
European Society of Cardiology: Established guidelines in 2019 for diagnosis of chronic coronary syndromes that categorize CTA as Class 1, on par with stress testing. In patients with extensive CAD, coronary CTA complemented by CTA-based FFR was non-inferior to ICA and FFR for decision-making, and the identification of targets for revascularization.

•
Japanese Circulation Society: The 2018 Guideline on Diagnosis of Chronic Coronary Heart Diseases placed CTA at Class 1 and FFRCT as Class 2b for patients with more than a moderate degree of coronary stenosis on cardiac CT, patients whose overall definitive diagnosis for myocardial ischemia is difficult, and patients who are candidates for revascularization once myocardial ischemia is detected. FFRCT is also included (Class 2b) for predicting prognosis in patients.

•
In the U.K., the National Institute for Health and Care Excellence (‘‘NICE’’) has established clinical guidance that recommends CTA as the initial imaging test for patients with recent onset chest pain. In addition, NICE issued medical technology guidance concluding that use of the HeartFlow Analysis FFRCT was likely to lead to cost savings.

Established business model
We believe we have established a successful business model to drive adoption of the HeartFlow Analysis. We currently offer the FFRCT analysis as a SaaS-based analytics platform that customers pay for on a per use basis (fee-per-analysis, or ‘‘FPA’’). We initially commercialized FFRCT via a subscription model while in parallel acquiring coding, coverage, and payment for FFRCT. Once full reimbursement was established, the model for FFRCT converted to FPA. In a similar fashion, we plan to introduce the next series of product offerings in the HeartFlow Analysis platform (PreRead, Plaque Analysis, and Myocardial Insights) via a subscription bundle business model, which will be a part of a comprehensive HeartFlow Analysis platform agreement with customer sites, whereby they will send all of their coronary CTAs to us, and our AI-powered algorithms is being designed to identify the subset of CTAs (those with threshold-levels of stenosis) where a FPA FFRCT will be provided (subject to any regulatory or reimbursement related conditions being met). We believe this business model allows us to drive adoption of our newest products via subscription, while continuing to provide FFRCT to customers via an established fee-per-analysis pricing structure.
Our commercialization efforts are focused on obtaining support from multiple decision makers, including cardiologists, radiologists and hospital administrators. Once the HeartFlow Analysis is implemented with a customer, our team is focused on increasing its utilization until we achieve a target penetration percentage of the CTAs conducted in each practice (approximately 33% based on typical CAD prevalence and clinical trial data). We also observe that practices that incorporate the HeartFlow Analysis as part of a CTA + HeartFlow diagnostic pathway experience a CTA growth rate that is typically twice that of the market at large. The products in the subscription bundle will standardize the assessment and disposition of CTAs across all customers, helping to ensure appropriate selection of FFRCT from submitted CTAs.
As new product offerings such as Plaque Analysis and Risk Assessment (for identification of CAD for asymptomatic patients) are introduced, we will be able to provide insight regarding the longitudinal management of patients by guiding and monitoring optimized treatment, as well as monitoring disease regression/progression so as to provide both patient and provider with information as to response of the disease to treatment over time. Thus, we expect to serve as an indispensable partner for health systems, physicians and patients in identifying and managing CAD.
Commercial traction
Since we began early commercialization in 2015, we have completed over 90,000 commercial FFRCT analyses. We have aggressively expanded our commercial footprint resulting in over 470 customer sites globally, with 300 of those in the U.S., including 80% of the top 50 heart hospitals in the U.S., as listed by U.S. News and World Report. We believe there is significant expansion opportunity within our existing customer base. For example, we have established agreements with two large health systems in the U.S. These agreements represent a commitment on the part of these health systems to convert a majority of their legacy non-invasive CAD testing to the CTA and HeartFlow FFRCT diagnostic pathway and to send all of their CTAs to us (subject to any regulatory or reimbursement related conditions being met) in order to benefit from both anatomical and functional data for patients receiving a CTA scan. Our goal is to sign agreements with additional health systems, and negotiations are under way with over eight additional health systems expected to enter these agreements. In addition to driving increased utilization, we have been focused on the customer experience and believe we have strong customer retention. Recurring utilization among sites is high with 96% sending CTAs for FFRCT analysis within the last 12 months.
Our Industry
According to the WHO, cardiovascular disease (‘‘CVD’’) is the leading cause of death worldwide, and was attributed to 17.8 million deaths, approximately 31% of all deaths worldwide in 2016.(2) In the U.S., CVD is the leading cause of death and is one of the costliest chronic conditions. According to the AHA, approximately 41.5% of the U.S. population (more than 100 million people) has some form of CVD. By 2035, CVD prevalence is expected to increase to approximately 45.1% (more than 130 million people). This represents a 30% increase in the number of people with CVD over the next 20 years. In the U.S. alone, the AHA projects that total (medical and indirect) costs of CVD are expected to double from $555 billion in 2015 to $1.1 trillion in 2035(3), with approximately one in every six healthcare dollars being spent on CVD. CVD is also a major health problem in the EU. The population of the EU is approximately 1.5 times that of

(2)
See Eurostat National Vital Statistics Reports, Deaths: Final Data for 2017, June 24, 2019.

(3)
See CDC Division for Heart Disease and Stroke Prevention, 2019. American Heart Association, 2017.

the U.S. and according to estimates by the AHA and Eurostat, the mortality rate for CVD in the EU was 370 deaths per 100,000 people in 2016 compared to 220 deaths per 100,000 people in the U.S. in 2017.
The principal form of CVD affecting the heart, or heart disease, is CAD, which is caused by the build-up of plaque in the coronary arteries supplying blood to the heart. According to a study published by the AHA in 2020, CAD accounts for approximately 8.9 million deaths or 15% of all deaths worldwide in 2015, making CAD the single leading cause of death in the world.(4) CAD generally progresses with age and is correlated with diabetes, high blood pressure, cholesterol levels, lack of physical activity, tobacco use, poor diet and genetic predisposition. Plaque forms within the vessel walls and can result in a coronary artery narrowing (stenosis) or blockage. Over time, CAD can worsen and lead to chest pain, heart attack, heart failure or death. If CAD is detected, the physician must then determine whether the patient should be treated with medicines alone, coronary stenting, or more invasive surgical options such as CABG.
Current methods for CAD diagnosis and the CAD care pathway
We believe that current methods for identifying and assessing CAD severity along the care pathway fail to adequately address the disease, leading to unnecessary deaths, adverse health events and significant healthcare costs.
We believe the current care pathway can be segmented into four different phases: risk assessment, diagnosis, treatment optimization and monitoring. We are currently focused on the diagnosis phase for patients suspected of CAD, however, we are expanding the applications of the HeartFlow Analysis across the entire care continuum. We believe a non-invasive diagnostic pathway that can provide both an anatomical and functional assessment of CAD will help identify early stage or advanced CAD and help physicians determine the best treatment strategy without having to resort to using multiple non-invasive tests or subjecting the patient to unnecessary invasive confirmatory diagnostic procedures such as ICA. Such a pathway could optimize patient outcomes, as well as enhance efficiency in healthcare systems. The below diagram represents the current CAD care pathway and primary methods of diagnosis at each phase.
Risk assessment: Early disease identification in primarily asymptomatic population
Most heart attack patients have no symptoms prior to their heart attack. The current standard of care for assessing risk in asymptomatic patients involves a variety of methods including annual physical exams, blood pressure measurements, a variety of laboratory-based blood tests like cholesterol and other health metrics. We believe identifying and predicting which patients are going to suffer sudden heart attacks has proven to be challenging using these existing approaches. In the U.S. alone, we estimate there are over 60 million adults that are asymptomatic and at risk of a cardiovascular event. This includes adults aged 40-75

(4)
See Virani et al. Circulation 2020.

with diabetes, adults over age 20 with high LDL-C, and adults aged 40-75 with intermediate/ high risk for ASCVD (risk > 7.5%) and LDL-C between 70-189 mg/dl that do not have diabetes, as characterized in the ACC/AHA guidelines on Primary Prevention of Cardiovascular Disease.(5) Current guidelines published by the ACC/AHA also recommend that patients that meet this criteria have their CAD risk assessed every 4-6 years.(6) Millions of patients die of heart attacks or have cardiovascular events that were not identified with existing diagnostic approaches. Patients that are identified during this phase are those at higher risk of becoming symptomatic or those who are symptomatic and will move on to the next phase of diagnosis.
Non-invasive diagnostic alternatives: For patients suspected of CAD
A frequent challenge in cardiology are clinical cases in which patients who experience chest pain may or may not have functionally significant CAD. Missing the diagnosis of CAD can result in a lost opportunity for appropriate life-saving medical management or revascularization. There are a variety of non-invasive diagnostic alternatives used to diagnose these symptomatic patients or those that have been identified through screening methods. Patients will typically undergo one or a series of non-invasive tests to confirm the presence of disease and determine the appropriate course of treatment or the need for more invasive testing. The most common form of non-invasive diagnosis uses a method called stress testing, which assesses the heart’s ability to perform under physical stress. Stress tests include treadmill ECG, stress echocardiography, and nuclear myocardial perfusion imaging (e.g., SPECT), to determine whether CAD is present and to define the appropriate course of treatment. However, these tests do not directly visualize the coronary arteries and the extent of the blockage. Therefore, they are well known to have low accuracy, result in frequent misdiagnosis, and often cannot definitively answer the question of whether CAD is present. Many patients are therefore either missed, which can lead to unforeseen cardiovascular events, or unnecessarily referred on for invasive testing involving catheters which are threaded up to the heart from an incision in the wrist or the leg. Stress tests are well known to have limitations with respect to identifying early-stage disease and instances of false positive and false negative results. Despite these shortcomings, physicians will order multiple non-invasive cardiac tests for a patient to seek adequate certainty of diagnosis and to risk-stratify and determine if an ICA should be performed on that patient, to avoid unnecessarily subjecting them to an invasive, risky, and costly procedure.
Invasive alternatives: For confirmatory diagnosis and ad hoc treatment
Physicians turn to invasive tests if they are unable to accurately assess the severity of CAD through non-invasive tests. We define a test as invasive if it requires the insertion of guidewires or catheters into a patient’s coronary arteries. Invasive tests are expensive and subject the patient to a much higher risk of death, heart attack, stroke, or other serious complications than do non-invasive tests. A direct consequence of the inaccuracies of the stress testing is that when the patient undergoes an invasive angiogram, the physician and the patient do not know whether there will be severe complex multi-vessel disease or no disease at all. We believe this ad hoc approach to therapy is a significant shortcoming of today’s CAD care continuum as over half of all patients entering the catheterization lab for an invasive angiogram with a positive stress test will have no significant coronary disease. In those that do have a significant lesion by observation, when the FFR is measured with an invasive FFR wire, about a third of patients will be best treated by medical therapy rather than a stent. Therefore, nearly three quarters of all patients who have invasive angiograms could have avoided such invasive, expensive and risky procedure.
The two most relevant invasive tests used in clinical practice today include ICA, which provides a contrast dye view of coronary arterial narrowings, and invasive FFR which assesses how much a given narrowing is reducing flow to the heart muscle.
Invasive Coronary Angiography (‘‘ICA’’)
ICA requires insertion of wires and catheters through the skin and into an artery in a patient’s wrist or leg, which are then threaded up to the heart under x-ray guidance. Through the catheter, x-ray dye is injected

(5)
See US Census; Yang et al. BMJ Open 2017. Yang et al. BMJ Open 2018. Hales. NCHS Health E-Stat. 2020. Arnett et al. JACC, 2019.

(6)
See Goff et al. Circulation 2014.

and x-ray pictures are taken of the coronary arteries, outlining areas of narrowing. ICA carries clinical risks, including injury to the leg or wrist artery, injury to a coronary artery, heart attack, stroke, and death. Although often done in an outpatient setting, ICA requires anesthesia, sedation, and a full day at the health care facility.
Invasive Fractional Flow Reserve (‘‘FFR’’)
In determining the treatment plan for a patient with stable chest pain, it is important for a physician to understand both the anatomical and functional (also referred to as physiologic or hemodynamic) information for each coronary stenosis. We believe anatomic information alone, whether obtained by ICA or CTA, is simply not enough. Invasive FFR is believed to be the most accurate and reliable measure for determining the functional significance of a coronary lesion and predicting which patients will benefit from revascularization. We believe the chart below demonstrates the importance of complementing anatomical, or CTA data, with a functional measurement of blood flow by illustrating how the severity of anatomical stenosis can correlate poorly with functional significance (FFR measured invasively or FFRCT):
Invasive FFR is an invasive measurement of coronary blood flow which is occasionally used in conjunction with ICA. Invasive FFR is performed by passing a small, specialized wire into coronary arteries under x-ray guidance across atherosclerotic narrowings. Once the wire is in place, a small transducer on the wire measures blood pressure in the coronary artery.
Despite a large body of long-term data and inclusion in guidelines, invasive FFR is infrequently used. Published data from the ACC CathPCI registry on 61,874 ICAs, documented performance of invasive FFR in only 6.1% of patients.(7) Furthermore, in clinical practice, clinicians typically conduct FFR measurements for only one coronary artery. We believe some reasons for the limited use of FFR include: (1) the requirement for additional time, medication, contrast administration, radiation and equipment; (2) the difficulties in performing the invasive procedure and associated risk to the patient; (3) only one vessel can be evaluated at a time, adding to the time, medication, contrast administration, radiation and equipment required; and (4) current reimbursement does not provide adequate payment.
Monitoring of high-risk patients or treatment management following a revascularization procedure
When patients are either diagnosed as high-risk or have undergone a procedure, clinical practice has been to monitor these patients with similar tests used for early diagnosis or asymptomatic assessment. Additionally, these patients are often treated with some form of medication to help manage the disease. In some cases, patients are monitored on a regular basis using invasive diagnostic procedures such as ICA. We believe these tests are inadequate for identifying and assessing risk of an event or expose the patients to invasive procedure.
The standard of care for first-line non-invasive diagnosis is moving to CTA
In recent years, we believe the standard of care for non-invasive diagnosis of CAD has increasingly shifted towards a CTA-based pathway. While stress testing utilizes ECG signals, radionucleotide perfusion

(7)
See Dattilo et al. J Am Coll Cardiol. 2012.

or ventricular wall motion as surrogate indicators to identify whether a patient may have obstructive CAD, CTA enables visualization of the coronary artery walls and lumen to identify specifically the presence or absence of CAD. Of the non-invasive tests, CTA has demonstrated extremely high sensitivity and a high negative predictive value. The absence of CAD on CTA has been associated with an excellent clinical outcome for up to 8 years. Conversely, a positive CTA showing severe stenosis is readily analyzed and commonly leads to referral for ICA and revascularization.
The SCOT-HEART study was a head-to-head comparison of outcomes between patients managed with stress testing alone versus those sent for CT. The SCOT-HEART trial showed a 41% lower rate of cardiovascular death or myocardial infarction (‘‘MI’’) in the CTA group after 5 years. This study, published in the New England Journal of Medicine, confirmed the benefits of CTA in the management of patients with stable chest pain.
However, a key limitation of CTA as a standalone first-line test lies in its inability to characterize the clinical importance of intermediate stenoses (arterial narrowings of 30-90%). While CTA correctly determines who has CAD, it cannot determine which patients will benefit from revascularization (PCI or CABG) versus which patients will be exposed to greater risk than benefit by revascularization. CTA as a standalone non-invasive test has demonstrated a specificity of only 39%, indicating a high frequency of false positive results, and thereby limiting its utility to select patients for ICA.(8) In many cases, the degree of anatomic narrowing does not provide enough information to enable physicians to determine whether a patient will benefit from invasive evaluation and therapy. It is important for a physician to understand both the anatomical and functional information for each coronary stenosis. Therefore, we believe it is important to complement anatomical, or CTA data, with a functional measurement of blood flow.
Our Platform: The HeartFlow Analysis
The HeartFlow Analysis is a cloud-based software analytics technology that uses deep learning, a form of artificial intelligence, to produce a precise, patient-specific, three-dimensional computer model of a patient’s coronary arteries and calculate the FFR values, based on analyzing data from a patient’s coronary CTA. This FFR calculated from CT reported in the HeartFlow Analysis is referred to as FFRCT. The HeartFlow Analysis uniquely enables physicians to directly image, diagnose and assess the severity of CAD, as well as elect and plan appropriate treatment. We believe the clinical pathway of a coronary CTA scan and a FFRCT is the first and only solution that enables a physician to determine, without an invasive test, the functional significance of each coronary lesion.
The HeartFlow Analysis begins with an assessment of a standard coronary CTA scan performed using any 64-slice or greater CT scanner, which is the type of scanner commonly used for coronary CTA scans. The CT scan image data is typically uploaded by the CT technician through a web interface and then transmitted, using the HeartFlow Connect product feature, to our cloud-based infrastructure running on Amazon Web Services.

(8)
See Danad et al. Eur Heart J 2016.

Once uploaded, the CTA scan data are automatically anonymized so that any patient specific identifiers are removed and stored in the geographic region from which the CTA data originated, in compliance with privacy laws. The anonymized CTA data are first analyzed using our automated, proprietary computer algorithms which use deep learning methods to create a highly precise, three-dimensional patient-specific model of the patient’s coronary arteries.
The specially trained case analysts first perform inspections and verifications on the CTA image data quality. The patient model generated from the CTA data is then inspected and corrected as needed by the case analysts following a rigorous process. Next, our automated, proprietary computational fluid dynamic methods of physiologic simulation are applied to the model to produce FFRCT values. Finally, case analysts provide reviews of each analysis to assure quality control.
Once the FFRCT analysis is complete, the results of the analysis can be viewed by physicians electronically on a secure web interface. Our current median turnaround time for FFRCT is less than 4 hours for all cases and 2 hours for priority cases, such as patients in the emergency room. The 3D interactive model (viewable on a computer screen, iPad or iPhone) and FFRCT values enable the physician to examine the anatomical features of any narrowings in the arteries, and the blood flow differences to determine the true functional significance of any coronary lesions, in order to evaluate whether significant CAD is present and determine the correct course of treatment for the patient. A differentiating characteristic of HeartFlow’s product is its ability to help physicians assess the significance of coronary lesions even in highly diseased patients with extensive calcium. This enables the use of coronary CTA for sicker patients and has led the NICE to recommend HeartFlow Analysis FFRCT in all patients with 10-90% pre-test likelihood of disease.

Simplified Overview of HeartFlow’s solution	Clinical pathway for patients with stable coronary artery disease including the HeartFlow Analysis
On the web-based user interface, accessed by a user via their user ID and password, the HeartFlow Analysis displays for the physician an interactive 3D patient specific model of the coronary arteries and provides a personalized result of the calculated FFRCT values throughout the entire coronary artery tree for that patient. The 3D model is color coded to visually indicate the FFRCT values. Pointers indicated along the arteries of the model also display the numerical values of the calculated FFRCT. In addition to the interactive 3D model, which can be rotated for inspection by the physician, a 2D image and overview of the analysis is provided in the form of a color PDF document, which can be uploaded and added to the patient’s electronic medical record.
The image below shows the patient data provided to physicians as both a PDF overview and 3D interactive patient-specific models available on the web or mobile devices. Physicians can readily determine whether any of the vessels have CAD that may be functionally significant and, if so, decide on the optimal treatment strategy.

The HeartFlow Analysis offers several key advantages compared to other currently used tests that aid physicians in the evaluation of CAD. The HeartFlow Analysis provides:
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an accurate non-invasive method of calculating FFR and for assessing coronary stenosis;

•
physicians with the ability to practice precision medicine in cardiology through the use of a personalized anatomic image of the patient’s heart and disease and functional measure of blood flow;

•
a solution that supports the entire disease care pathway, from early prevention, diagnosis, therapy selection and disease monitoring;

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a cost-effective solution that helps physicians provide the best course of therapy and avoid unnecessary invasive confirmatory diagnostic procedures;

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a solution that is easy to integrate into clinical practice utilizing cloud-based software; and

•
an analysis that can be performed without any additional patient encounter following the initial CTA scan (a clear and significant advantage over other noninvasive or invasive testing strategies such as exercise ECG, stress echocardiography, SPECT, PET, ICA and invasive FFR measurement).

HeartFlow Analysis products in development
We are leveraging our core strengths in AI, cloud computing, medical image analysis and computational bioengineering used to create the HeartFlow Analysis Platform and non-invasive FFRCT to develop and deliver new product offerings. Our pipeline includes products across the entire CAD care continuum to further transform the diagnosis, prognosis and treatment planning for virtually all patients with heart disease. Selected products in development are described below. These products are, in most cases, still subject to regulatory approvals and clearances.
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Planner: We have developed and received regulatory clearance for a new product for therapy optimization to help plan and predict the outcome of coronary revascularization procedures such as stenting, by calculating and simulating changes in the FFRCT values which predict the effect of stenting a vessel.

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PreRead: We are developing a new anatomic interpretation product leveraging the deep learning AI technology in our core product to simplify non-invasive diagnosis of CAD, by helping to reduce the time required by physicians to interpret coronary CTA scans while increasing reader reproducibility.

•
Plaque Analysis: We are developing a new product that utilizes novel deep learning AI methods to quantify the extent and composition of atherosclerotic plaques in a patient’s coronary arteries, which may enable physicians to quantify coronary artery disease and monitor changes in response to medical management.
•
Myocardial Insights: We have developed and received regulatory clearance for a new product feature that models the quantification of the percentage of the heart tissue (the myocardium) affected by reduced blood flow or at risk in the event of plaque rupture. Such data is currently only available through perfusion imaging techniques. We are also developing methods to directly simulate myocardial perfusion and thereby connect disease in a coronary artery with FFR and myocardial blood flow.

The following diagram represents selected products that are currently available commercially or are expected to be commercialized by the end of 2022:
In addition to the above, we are also developing a Risk Assessment product to combine information on coronary anatomy, plaque, and blood flow derived by the HeartFlow Analysis’ platform technology to predict the degree to which coronary artery plaques in a patient are at risk of rupturing and causing a heart attack. This is currently in trial phase, and we expect that the results of the trial phase will enable us to further refine the Risk Assessment product and enable us, using machine learning, to develop a HeartFlow Risk Score that will separate patients into low-, intermediate- and high-risk of coronary artery plaque rupture and heart attack. Subsequent clinical trials will be needed to evaluate how the HeartFlow Risk Score can be used to help optimize patient management (e.g., standard versus more aggressive medical therapy or revascularization) and additional data may be needed for regulatory filings, clinical adoption, and/or reimbursement.
Future applications of the HeartFlow Analysis platform technology
We believe the HeartFlow Analysis platform can be used beyond heart disease in other disease categories in which understanding the vascular system can improve clinical decision-making. Over time, our plan is to develop new products that are derived from our technology platform in stroke, peripheral artery disease and other diseases of the cardiovascular system.
HeartFlow Analysis customer integration process
The HeartFlow Analysis uses a cloud-based platform that facilitates installation and use by providers, and does not require any initial capital outlay. We believe it is easy to integrate into clinical care, as it requires only minimal training and a CTA scan from a 64-slice or greater CT scanner, which are the type of scanners commonly used for coronary CTA. We believe the results are intuitive and easy to interpret, and a patient who has undergone a coronary CTA scan does not need to undergo an additional procedure in order to receive a HeartFlow Analysis.
Once a customer has agreed to adopt the HeartFlow Analysis and is ready for installation, we provide a streamlined implementation process. Our engineers work with the customer’s IT professionals to integrate and install the HeartFlow Connect software onsite to establish a secure data connection from the customer’s network to our product hosted by AWS. After installation of the HeartFlow Connect, we initiate a test process, sending sample datasets to our cloud-based product to ensure data quality and conformity. Our team also trains the site’s physicians and other individuals involved in sending data or reviewing results, by video conference or onsite, depending on the customer’s preference and the number of staff members to be trained. The training process focuses on data requirements, CTA quality and use of the HeartFlow Analysis user interface. To provide ongoing support to customers, we also maintain a support service that is available via phone, email and occasional on-site visits.
Computer algorithms based on artificial intelligence applied to big data
We believe we are the first healthcare technology company assisting physicians by applying deep learning computer vision algorithms that can be iteratively improved, using patient data. Computer vision is a field that includes methods for acquiring, processing, analyzing and understanding images from the real world in order to produce numerical or symbolic information. Computer vision algorithms and artificial intelligence analysis of real-world images may equal or even exceed the ability of human vision to perceive and understand an image. Deep learning computer vision algorithms have enabled us to develop methods that leverage this data to enhance the accuracy, precision, robustness and quality of the HeartFlow Analysis as more analyses are performed.
The HeartFlow Analysis imaging technology is able to simulate the blood flow within the coronary tree from the CTA image to extract a sub-voxel accurate coronary tree, using segmented algorithms. Starting with an automated segmentation of the chambers of the heart, a precise region of interest for the coronary arteries is derived (i.e., coronary centerlines), and the coronary arteries are then segmented within this region. While our segmentation algorithms are state-of-the-art and the training dataset is large and diverse, there can still be rare circumstances in which the algorithms provide suboptimal results. We have created dedicated tools and have established processes for our case analysts to manually check and edit these outliers. Moreover, the deep learning algorithms in each step of the pipeline are designed such that they can optimally leverage the corrections that case analysts have made in previous steps. The resulting synergy of deep learning algorithms and human expertise enable efficient, accurate, and reproducible segmentations of patients’ coronary artery trees that are required for the HeartFlow Analysis. Furthermore, the edited segmentations are stored and used to improve future versions of HeartFlow’s deep learning algorithms, thereby improving on the process for future versions.

HeartFlow’s human-in-the-loop A.I. framework combines state-of-the-art deep learning algorithms with expert review and correction thus enabling ever-improving analysis of CTA data.
Patient case studies
As a non-invasive diagnostic pathway, we believe the HeartFlow Analysis is well positioned to help patients throughout the CAD care pathway. HeartFlow is the only solution that provides physicians the ability to practice precision medicine in cardiology through the use of a personalized anatomic image of the patient’s heart and disease and functional measure of blood flow. The following represent two examples of how the HeartFlow Analysis can help patients.
Male experiencing CAD symptoms
Dennis is in his late 50s and has been a firefighter for 24 years in Glendale, Arizona. He considered himself to be in good shape, but in 2015, he noticed he couldn’t work out like he used to and began experiencing shortness of breath and fatigue. He attributed his symptoms to getting older, but when he went in for a regular checkup and shared these symptoms with his physician, he was diagnosed with asthma. Three years later, Dennis underwent his annual physical at the Glendale Fire Department Health Center, where clinicians identified potential cardiac abnormalities via a cardiopulmonary exercise test. He was referred to Dr. Peter Maki at Biltmore Cardiology who ordered a coronary CTA for Dennis, which showed there was plaque and a narrowing in his left anterior descending (LAD) coronary artery. Dr. Maki ordered a HeartFlow Analysis, which indicated that the narrowing in the LAD artery was limiting blood flow, and Dr. Maki was able to confidently recommend a coronary stenting procedure. Dennis immediately noticed the difference in how he felt. “When I walked into the hospital from the parking garage, I was huffing and puffing. When I walked out of the hospital eight hours later, I felt like I could run through that garage,” said Dennis. “There’s no doubt in my mind that the HeartFlow Analysis saved my life. I feel like I’m thirty years old again.”
Female develops CAD symptoms
Tammy is a live music booker based in Austin, Texas. She has had a long history of health issues but had never experienced any symptoms of CAD. One day, she was out to lunch with her daughter and grandchildren. Her daughter went to get the car while Tammy waited with her grandchildren when her heart started racing, and she thought she was going to have a heart attack. She was transported to Ascension Seton Hospital, and the physicians ran several different diagnostic tests on her. Tammy’s blood work was normal; she did not have the typical symptoms of chest discomfort or shortness of breath and an ultrasound of her heart did not suggest any blockages or narrowings in her arteries. Based on the severity of her heart rhythm disturbance, however, her physician ordered a coronary CTA followed by a HeartFlow Analysis to rule out any blockages. The HeartFlow Analysis helped the physicians identify a flow-limiting stenosis in the LAD, and Tammy underwent a procedure to implant a coronary stent. Following the stent procedure, Tammy noticed a change in her energy level and feels great. “Now I can finally exercise, and I can finally lose the weight. Because I have just not had the energy to do so in the past,” said Tammy.
Our Market Opportunity
We developed the HeartFlow Analysis to help patients throughout the full CAD care continuum. Our first product, FFRCT, targets a market for tests that help diagnose and inform treatment for patients with suspected symptomatic stable CAD in the U.S., U.K., Europe, and Japan, which we estimate to be a more than $10 billion annual market opportunity. This market opportunity is based on the current utilization of cardiac imaging tests, which includes SPECT, stress echocardiography, magnetic resonance myocardial perfusion imaging (MR MPI), PET and other tests that aid physicians in the evaluation of CAD. We anticipate that our pipeline products in development, which include PreRead, Plaque Analysis, Planner, Myocardial Insights and Risk Assessment, will expand our market opportunity across the CAD care continuum, including into an asymptomatic population, and increase our TAM opportunity to a $50 billion annual opportunity. We expect our current and pipeline products have the opportunity to impact approximately 220 million patients annually in the U.S., U.K., Europe, and Japan, across the CAD patient journey, which spans from risk assessment, diagnosis, therapy optimization, to monitoring.

FFRCT Fee Per Analysis opportunity
We believe the overall patient population addressable for the CTA and HeartFlow FFRCT pathway consists of almost 14 million patients that are tested for suspected CAD in the U.S., U.K., Europe and Japan, annually. We believe these patients will typically undergo non-invasive testing for CAD including exercise ECG, stress echocardiography, SPECT, PET, MR MPI and CTA. We estimate that the vast majority of these patients are addressable with CTA, with less than 5% expected to be contraindicated for CTA due to an allergy to contrast medium or significant renal impairment. After receiving an initial CTA, we believe approximately 32.6% of these patients would be addressable by the HeartFlow Analysis FFRCT, which is inclusive of non-analyzable CTA data. We estimate the TAM for the FFRCT Fee Per Analysis to be over $10 billion annually.
Heart Care Product Suite opportunity
We are developing new products, which include PreRead, Plaque Analysis, Planner, Myocardial Insights and Risk Assessment, as the Heart Care Product Suite. We plan to utilize a subscription bundle model that is designed to make us an integral partner for health systems and sites that are building and expanding CTA diagnostic programs. We estimate that there are approximately 6,700 sites across the U.S. currently conducting non-invasive testing for CAD diagnosis that will ultimately be eligible for this subscription model.
Plaque Analysis opportunity
We designed our Plaque Analysis product to address the symptomatic stable CAD population, chronic monitoring of symptomatic patients and, eventually, providing insights for higher-risk asymptomatic patients with CAD. While Plaque Analysis will initially be provided as part of the Heart Care Product Suite, we are planning to secure specific coverage and reimbursement for Plaque Analysis, allowing us to migrate Plaque Analysis to a fee-per-analysis model. We believe the addressable symptomatic patient population for Plaque Analysis is approximately 9 million patients in the U.S., U.K., Europe and Japan, which we estimate is an approximately $7 billion annual market opportunity.
Risk Assessment opportunity in the asymptomatic patient population
We believe the introduction of our Risk Assessment product will allow us to leverage comprehensive insights provided by a patient’s anatomy, plaque burden and composition, and flow dynamics to assess an asymptomatic patient’s risk of a future event due to their CAD. This higher-risk population will initially be evaluated using Risk Assessment. The subset of patients with medium risk according to the Risk Assessment (which we believe is approximately 13.7 million adults in the U.S., U.K., Europe and Japan) will benefit from our Plaque Analysis so that their provider can better understand their risk and determine the optimal treatment strategy. There is a subset of the patients receiving a Plaque Analysis where the plaque burden and anatomical presentation will dictate that a FFRCT should be ordered so that the patient’s provider can determine if their plaque and associated stenosis is flow-limiting (which we believe is approximately 2.7 million adults in the U.S., U.K., Europe and Japan). While Risk Assessment will have applicability across the entire higher-risk asymptomatic population, we believe both Plaque Analysis and HeartFlow Analysis FFRCT will also play an important role in fully characterizing the CAD risk of a subset of this asymptomatic population.
Key healthcare market trends
We believe that we are well positioned to take advantage of broad industry trends that are shaping the healthcare landscape. Due to the rising cost of healthcare, the global healthcare industry faces significant challenges to reduce costs while improving the quality of care. In particular, the U.S. healthcare industry is implementing reforms that are transforming traditional healthcare delivery and reimbursement models. Key trends impacting the healthcare landscape that we believe will support the adoption of our solution include:
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Reimbursement models are shifting to value-based care.   Historically, hospitals and other providers have been compensated based on a fee-for-service model with an associated reimbursement payment tied to each service provided to patients. Through government reforms and private and public payer initiatives, reimbursement is shifting from fee-for-service to value-based care, where providers are compensated at a determined rate for managing a medical condition, patient or population rather than based on the volume of tests or therapies administered. We believe the value-based care model incentivizes providers to deliver high quality care at the lowest cost possible. The HeartFlow Analysis enables providers and healthcare systems to utilize a high quality, highly accurate diagnostic approach for patients at risk of CAD with a lower cost compared to alternative diagnostic modalities.
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Patients are becoming healthcare consumers and are driving more of the decision making.   Patients are becoming responsible for a higher share of the overall cost of their healthcare, which is causing patients to focus more on the cost and quality of their care. In addition, patients are increasingly aware of treatment alternatives, clinical outcomes and cost of care. Patient satisfaction is increasingly becoming important in healthcare decisions, and patients have become more informed and cost-conscious healthcare consumers with greater influence on their treatment protocol and selection of preferred providers. We believe a CTA + HeartFlow diagnostic pathway provides a patient-friendly experience that is non-invasive, highly accurate and cost-effective which minimizes the need for repeat testing and provides an expedited path to a definitive treatment decision.

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Personalized medicine is becoming more prominent in the delivery of healthcare.   Advances in personalized medicine have led to the introduction of more effective treatments that are tailored to specific characteristics of individuals. A “one size fits all” approach to healthcare that treats the average patient may result in suboptimal outcomes for any single patient. Using personalized medicine tools gives providers a better understanding of the patient’s health, disease or condition and assists in determining which treatments will be most effective.

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Implications of COVID-19.   In addition to the established value proposition of the HeartFlow Analysis, the COVID-19 pandemic is highlighting how a CAD diagnostic pathway utilizing CTA and the HeartFlow Analysis is uniquely positioned to be the central pathway to overcome the critical challenges during and after the pandemic. First, COVID-19 can affect the heart at the time of initial illness, and its symptoms and signs are often indistinguishable from those of CAD. Second, significant risks of contagion to patient, providers, and other non-COVID patients are associated with invasive cardiology procedures. CTA has already become the test of choice to distinguish between patients who have COVID-19 and patients who have CAD, and to decide which patients with CAD require invasive procedures. Third, it is widely reported globally that patients with symptoms of CAD are avoiding hospitals out of fear of COVID-19 exposure. A pathway using CTA and the HeartFlow Analysis may require only a single in-person visit to a medical setting for a CTA, as it can often be performed in the physician’s office or hospital outpatient departments, without a visit to a hospital emergency room or catheterization lab operating room. Finally, going forward, we believe a greater premium will be placed on remote, resource-efficient, accurate CAD diagnosis, for which we believe the best option is CTA and the HeartFlow Analysis.

Given this evolving healthcare industry landscape, we believe that the HeartFlow Analysis is well positioned to become an integral part of the standard of care for patients who have or are at risk for CAD, by providing personalized results, improving clinical outcomes, improving patient experience and reducing costs of care.
Our Competitive Advantages
We built the HeartFlow Analysis to transform the diagnosis and treatment of CAD through technology, data and artificial intelligence. Our goal is to establish the HeartFlow Analysis as the standard of care for patients who have or are at risk for CAD by improving clinical outcomes, lowering the number of unnecessary invasive procedures, improving patient experience and reducing the cost of care. We believe our key competitive advantages that will drive commercial adoption and achievement of our goal include the following:
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First and only FDA-cleared non-invasive solution that enables anatomical and functional assessment of CAD.   The HeartFlow Analysis provides an interactive, 3D model that enables physicians to directly assess the severity of CAD and calculate the FFRCT values throughout the coronary tree to identify functionally significant arterial blockage, to determine the best course of treatment for the patient.

Unlike non-invasive stress tests, the HeartFlow Analysis provides an anatomical and physiological assessment of the patient’s coronary arteries. Unlike invasive FFR, the HeartFlow Analysis is non-invasive and enables calculation of FFRCT values throughout the entire coronary artery structure rather than in a single artery. While we are focused on driving adoption of the HeartFlow Analysis for non-invasive diagnosis of patients suspected of CAD, we are developing our HeartFlow Analysis platform to address patients across the entire care continuum, including to assist physicians in risk assessment of asymptomatic patients, for treatment planning and optimization, as well as monitoring patients of high risk or those that have undergone a coronary revascularization procedure. For example, our Risk Assessment product will be designed to identify plaques at risk of rupture for asymptomatic patients that have early forms of the disease.
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Continuously improving platform that leverages artificial intelligence, biomedical, engineering and design expertise in cardiovascular medicine.   We are the first company assisting physicians to assess CAD on a patient specific basis by applying computer algorithms trained using deep learning AI to analyze large amounts of annotated patient data. This data-centric approach has enabled us to develop image analysis methods to enhance the accuracy, precision, robustness and quality of the HeartFlow Analysis as more analyses are performed and added to our imaging database. We have assessed over 100,000 patients to date through development and commercial adoption of our solution. The HeartFlow Analysis is based on extensive research at the intersection of four highly advanced disciplines including deep learning AI applied to medical image data, computational physiology, computational fluid dynamics and cloud computing.

1.
Deep learning AI applied to medical image data: proprietary computer algorithms that can learn from large quantities of precisely annotated image data to analyze new patient data;

2.
Computational physiology: use of computers to simulate biological and physiological processes;

3.
Computational fluid dynamics: use of applied mathematics, physics and computational software to quantify velocity and pressure of fluids such as blood flowing in arteries; and

4.
Cloud computing: application implemented using secure cloud architecture for storing and processing data.

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Proven management team with deep industry expertise.   Our highly experienced team has a unique combination of skills and expertise across multiple disciplines required to build an AI-enabled software analytics platform, gain regulatory approval, establish reimbursement, and drive commercial adoption in cardiovascular medicine. Our founders, who were previously professors in engineering and vascular surgery at Stanford University, have spent more than 25 years researching, creating, developing, implementing and evaluating technologies for the patient-specific, 3D modeling of blood flow. Members of our management team have served in leadership positions within industry-leading medical device, diagnostics and healthcare technology companies.

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Breakthrough technology supported by a substantial body of clinical evidence and protected by a strong intellectual property portfolio.   Our validating clinical trials, extensive peer-reviewed publications and robust intellectual portfolio protects our solution from potential competition. The HeartFlow Analysis has been investigated in over 10,000 patients through 16 clinical trials, including two completed and two ongoing randomized controlled studies, and more than 425 peer-reviewed publications. We also have obtained over 400 issued patents globally.

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Established reimbursement in key markets globally.   Through successful engagement with payers and providers in major markets throughout the world, the HeartFlow Analysis has obtained coverage, specific coding and reimbursement in value-based and fee-for-service settings. The HeartFlow Analysis has received broad reimbursement and coverage throughout major global markets including the U.S., U.K. and Japan. In the U.S., approximately 50% of patients with CAD are Medicare beneficiaries. Medicare covers the HeartFlow Analysis broadly, including in all regions of the U.S. and all settings of care. The HeartFlow Analysis was awarded a New Technology Add On Payment code in 2018 which provides national payment in hospital outpatient settings, and all seven Medicare Administrative Contractors provide coverage for the HeartFlow Analysis, either via specific Local Coverage Determinations (five MACs) or on a case-by-case basis (two MACs). We are currently pursuing reimbursement in select markets in continental Europe including France, the Netherlands, Belgium and Denmark. We believe that the reimbursement we have achieved provides attractive economics for our customers and will help facilitate and drive commercial adoption.
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Proven business model focused on commercial scalability and durable customer relationships.   Since we began commercialization in 2015, we have completed over 90,000 commercial FFRCT analyses with large potential to continue driving commercial adoption. Given the software-based nature of the HeartFlow Analysis, our solution is inherently scalable to address a large number of patients and enables our business model to easily drive commercial adoption with limited costs for continued expansion. In particular, the HeartFlow Analysis is delivered through our cloud-based platform, enabling it to be easily updated with new system releases in a cost-effective manner that does not require customers to expend time or incur costs for software or hardware installation. We employ high performance data analytics to help physicians assess CAD by applying computer algorithms that are improved over time using deep learning AI methods applied to big data for the patient specific analysis of CAD. We are also focused on establishing relationships with other companies and institutions that can help drive adoption of the HeartFlow Analysis. We also continue to expand our sales and customer success teams, including IT integration / connectivity, implementation and CT applications, to enhance our commercial reach and enable us to access the large market opportunity in targeted regions.

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Proven track record and established commercial presence.   We have an established commercial presence with over 470 accounts globally, with 300 accounts in the U.S., including 80% of the top 50 heart hospitals as listed by the U.S. News and World Report. While expanding our customer base, we have maintained high customer satisfaction with our overall customer satisfaction rating improving from 90.0% in 2019 to 93.5% in 2020, according to our annual customer satisfaction survey, based on (1) the quality of the HeartFlow Analysis provided to clinicians, (2) ease of use, (3) prompt turnaround time as well as (4) our support for implementation and set-up procedures. We believe that as we are successful in driving commercial adoption and transitioning the standard of care to the CTA and HeartFlow Analysis FFRCT pathway, we will create significant barriers to adoption for other potential solutions. An example of this type of barrier is our unique connectivity with our customers. As part of the HeartFlow Analysis implementation at customer sites, we install our proprietary Connect appliance establishing highly-secure two-way data connectivity so that customers can transmit CTA images and associated data to us, and we can return detailed analyses in a variety of formats and integrated in a range of platforms such as picture archiving and communication systems (PACS), electronic medical records (EMR) and mobile devices. This trusted connectivity allows us to expand our relationship with our customers in the coming months and years as we expand our product offering and eventually exchange a wider range of data and information across hundreds of our connected customers. As we continue to expand our customer base, we increasingly establish master service agreements with hospital networks and health systems that cover an extensive group of future HeartFlow sites. The HeartFlow Analysis track record and system-wide approval in these systems contributes to accelerated addition of these affiliated sites.

Our Strategies
Our goal is to utilize the HeartFlow Analysis to transform the standard of care in the evaluation of patients around the world who have or are at risk for CAD. To accomplish this objective, we intend to:
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Establish CTA and the HeartFlow-first pathway as the first-line non-invasive pathway to diagnosing and informing the treatment strategy for patients suspected of CAD.   We intend to continue to drive adoption by increasing the awareness of the benefits of the CTA and HeartFlow Analysis FFRCT-first pathway for key stakeholders, including providers, insurers and patients. Our efforts are focused on the following:

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Driving adoption of CTA as a non-invasive method to assess CAD: The HeartFlow Analysis uses CTA data and, therefore, we benefit from increased adoption and access to CTA. We believe that CTA will become the standard of care for diagnosis of patients at risk of CAD through the establishment of clinical guidelines, accumulation of additional clinical and economic evidence from well-controlled clinical trials, as well as generation of real-world experience from medical centers that have adopted CTA. We also believe that adoption of the HeartFlow Analysis will also drive adoption of CTA and make interpretation of CTA more scalable.
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Establishing new HeartFlow Analysis customers: We are gaining new customers by highlighting the clinical and economic benefits of the HeartFlow Analysis with physicians, hospital administration and other key purchasing decision makers. We also support our customers with the implementation of the HeartFlow Analysis as an integral part of the standard of care for patients who have or are at risk for CAD.

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Driving utilization of the HeartFlow Analysis with existing customers: We are focused on helping customers use the HeartFlow Analysis when it is clinically appropriate. We work hand-in-hand with CT readers and their staff to ensure that the appropriate cases are sent to us for FFRCT analysis as clinical trials have demonstrated that approximately 33% of CTAs show anatomical evidence of CAD and would benefit from further assessment via the HeartFlow Analysis FFRCT to evaluate a patient’s risk and optimize the treatment strategy.

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Continue to enhance the HeartFlow Analysis’ performance and expand its applications across the CAD care continuum, including into asymptomatic assessment and disease monitoring applications.   We plan to continue developing our platform technology focusing on enhancements of existing applications and development of new applications. HeartFlow Analysis data from commercial use and clinical trials enables us to improve the accuracy of the physician diagnosis to inform whether a patient requires an invasive confirmatory procedure or other therapeutic pathway. To better inform the therapy, we also developed an FDA-cleared treatment planning tool, called Planner, which uses the model and data from the HeartFlow Analysis to help predict the effect of potential treatment scenarios, such as coronary revascularization or stent placement. To expand our platform across the care continuum, we are developing new HeartFlow Analysis products including the PreRead CTA anatomical assessment product; a product for plaque quantification, characterization and visualization for disease monitoring; a product to quantify the percentage of myocardium at risk; and a product integrating coronary anatomy, plaque and blood flow data to predict the risk of plaque rupture and heart attack in symptomatic and asymptomatic patients.

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Capitalize on current favorable clinical guidelines and support the establishment of future clinical guidelines that help drive adoption of the HeartFlow Analysis.   We intend to continue to collaborate with key opinion leaders, clinical societies and influential organizations to establish clinical guidelines for CAD diagnosis and treatment which support adoption of CTA and the HeartFlow Analysis as appropriate. We believe that clinical guidelines in many geographies are trending towards supporting CTA and HeartFlow as the preferred pathway for most patients, driven by the growing body of clinical evidence in support of and broader global commercial adoption of CTA and the HeartFlow Analysis pathway.

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Grow our global commercial infrastructure.   We intend to continue to expand our sales and customer success teams to enhance our commercial reach and enable us to access the large market opportunity in targeted regions. Our initial primary target markets include the U.S., the U.K. and Japan. We are focused on introducing the HeartFlow Analysis in high potential cardiovascular centers in these markets. We have worked with governmental and private payers in these regions to demonstrate the economic and clinical benefits of the HeartFlow Analysis and to drive favorable reimbursement and coverage. Each of these markets has unique characteristics that support near-term, broad-based adoption of our solution. The HeartFlow Analysis has received CE Mark for the EU and subsequently, we intend to gain reimbursement and drive adoption of our solution in additional high potential international markets including France, the Netherlands, Belgium, and Denmark.

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Continue to invest in clinical and economic data that help drive adoption.   We are focused on continuing to gather additional clinical and economic data to demonstrate that our solution improves clinical outcomes, improves the patient experience and reduces costs. We have made significant investment in clinical studies and plan to continue to do so. Specific areas where clinical and economic data can support the expanded adoption of the HeartFlow Analysis include:

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randomized trials evaluating CTA + HeartFlow Analysis vs. standard of care in different patient populations;

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country-specific real-world data;

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impact of the HeartFlow Analysis Planner on treatment strategy and outcome;

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use of the HeartFlow Analysis in the emergency department setting;

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HeartFlow Analysis use in pre-operative cardiac assessment;

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use of the HeartFlow Analysis to assess CAD in patients scheduled for transcatheter aortic valve replacement (‘‘TAVR’’) procedures; and

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use of the HeartFlow Analysis Risk Assessment to identify significant CAD in high-risk patient populations and evaluate impact on patient outcomes.

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Leverage our strategic business collaborations.   We are focused on establishing relationships with other companies and institutions that can help drive adoption of the HeartFlow Analysis. For example, we have established collaboration agreements with the leading manufacturers of 64-slice or greater CT scanners, including Siemens Healthineers, GE Healthcare and Philips. We collaborate with all of the CT scanner manufacturers to improve the quality of acquired coronary CTA data. These companies have commercial offerings that will benefit their current and potential future customers who are interested in the HeartFlow Analysis FFRCT and the HeartFlow Planner offerings.

Clinical data supporting the use of Invasive FFR
FFR is defined as the ratio of the distal pressure, Pd, to the reference aortic pressure, Pa, under the conditions of maximum hyperemia typically induced by venous administration of a vasodilator such as Adenosine. In a perfectly normal, non-obstructed coronary artery, the FFR “value” is 1.0. A value less than 1.0 indicates reduction in blood flow through the coronary artery. The lower the FFR value, the greater the reduction in flow and the more significant the obstruction. Use of invasive FFR as a tool in revascularization decision-making has been shown to improve outcomes. Evidence-based professional society guidelines support the use of invasive FFR to guide PCI, with a Class I recommendation in the ESC guidelines and a Class IIa recommendation in the ACC/AHH Guidelines.
Recent data from the Veteran’s Affairs (‘‘VA’’) system and from a national patient registry in Sweden show that when FFR is used to guide treatment decisions in patients with CAD, there is a direct and highly favorable impact on mortality. The FAME study randomized patients with multi-vessel CAD to angiographically-guided PCI or FFR-guided PCI. The FFR-guided group, in which stents were placed only when a stenosis was associated with FFR ≤ 0.80, had a 28% lower rate of the composite end-point of death, nonfatal MI, and repeat revascularization.
In the FAME II study, patients in whom at least one stenosis was functionally significant (FFR ≤ 0.80) were randomized to FFR-guided PCI or optimal medical therapy (OMT). Patients with stable CAD and FFR > 0.80 were enrolled in a registry and received OMT. Five-year follow-up of these patients showed (i) Patients with no functionally significant lesions (FFR > 0.80) who received OMT showed excellent outcomes regardless of the anatomical severity of their stenoses, (ii) Patients with functionally significant lesions (FFR ≤ 0.80) who received FFR-guided PCI demonstrated a 49% reduction in death, MI, and urgent revascularization compared to patients who received OMT. The FAME and FAME II studies proved that medically treating patients with FFR > 0.80 and performing PCI in patients with FFR ≤ 0.80 has favorable long-term outcomes including a 28% reduction in rates of cardiac death or MI.

In patients for whom FFR is used to guide treatment intermediate-severity coronary artery narrowings (red), the rate of mortality after one year is half that of patients for whom FFR is not used to guide treatment (blue).

FFR-guided PCI vs. Medical therapy: HR 0.72 (95% CI 0.54-0.96), P=0.02
Cumulative incidence (%)
30
20
10
0
Medical Therapy
FFR-guided PCI
0
1
2
3
4
5
Years after randomization

No. at risk

Medical therapy	1344	1222	688	559	381	301
FFR-guided PCI	1056	980	696	566	406	328

In patients with significantly reduced coronary flow (FFR), PCI (blue) reduces the risk of heart attack or death by nearly 40% over 5 years compared to medical treatment alone (red).
Summary of clinical studies supporting the HeartFlow Analysis non-invasive FFRCT
FFRCT Accuracy Studies
Initially, two multi-center trials — DISCOVER FLOW and DeFACTO, evaluated the accuracy of early prototype versions of the technology that were in developmental phases, followed by the NXT study which examined the accuracy of the commercial version of the HeartFlow Analysis FFRCT. These three studies used invasive FFR as the reference standard in a total of 609 patients and 1,050 coronary vessels. All three studies demonstrated that the HeartFlow Analysis FFRCT had higher diagnostic accuracy than CTA alone.

The NXT Trial (Analysis of Coronary Blood Flow Using CT Angiography: Next Steps), which was the basis for the HeartFlow Analysis receiving a de novo 510(k) FDA clearance, was a prospective accuracy study conducted in Europe, Australia and Japan in which CTA was performed prior to non-emergent ICA in stable patients with suspected CAD. NXT enrolled 254 patients and 484 vessels at 10 centers in Europe, Canada, Australia and the US.
Major Findings and Conclusions:
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Using invasive FFR as the reference standard:

a.
The HeartFlow Analysis had a per-patient accuracy of 81% compared with 53% for CTA, and 77% for ICA

b.
Similarly, the HeartFlow Analysis had a per-vessel accuracy of 86% compared with 65% for CTA, and 82% for ICA

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The HeartFlow Analysis provided high diagnostic accuracy and discrimination for the diagnosis of functionally significant CAD with invasive FFR as the reference standard.

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When compared to anatomic testing by CTA the HeartFlow Analysis led to a marked increase in specificity.

The PACIFIC Trial and the PACIFIC FFRCT Sub-Study
The PACIFIC trial was an independent, prospective, head-to-head study to evaluate the diagnostic performance of several non-invasive tests commonly used to identify functionally significant CAD. A total of 208 patients with suspected, stable CAD underwent CTA, SPECT and oxygen-labeled water PET and then ICA with invasive FFR, which served as the reference standard. The study showed that PET had better diagnostic performance than the other non-invasive modalities.
Although the HeartFlow Analysis FFRCT was not initially included in this study, the investigators then undertook the PACIFIC FFRCT substudy. The primary objective of the PACIFIC FFRCT sub-study was to evaluate the diagnostic performance of the HeartFlow Analysis FFRCT and compare it with CTA, SPECT, and PET. All the CTA data acquired during the PACIFIC Trial were sent to HeartFlow to perform this sub-study.
Major Findings and Conclusions:
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Using invasive FFR as the reference standard, the HeartFlow Analysis demonstrated the highest diagnostic performance with an AUC value of 0.94 compared with CTA (0.83), SPECT (0.70), and PET (0.87) (all p-values < 0.001)

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The investigators concluded that the HeartFlow Analysis “showed the highest diagnostic performance for vessel-specific ischemia” and that these findings “support the use of FFRCT in clinical practice for diagnosing ischemia and revascularization decision making.”

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Of 208 PACIFIC patients, 180 had successful HeartFlow Analysis (87%)

PACIFIC Diagnostic Performance of Cardiac Imaging Methods of Coronary Artery Disease (‘‘CAD’’)
FFRCT Reproducibility Studies
Gaur et. al. evaluated the reproducibility of the HeartFlow Analysis FFRCT and of invasive FFR measurements. For FFRCT, two analyses using the same CTA data were conducted by independent analysts blinded to the other reading. For invasive FFR, a second FFR measurement was taken several minutes after the first. The authors concluded that the reproducibility of the HeartFlow Analysis was high and was equivalent to that of repeated invasive FFR measurements.(9)
Clinical Utility and Outcomes
Many studies, including several large multicenter trials, have demonstrated that use of the HeartFlow Analysis FFRCT favorably impacts clinical management, allowing safe deferral of ICA for many patients, and providing clinicians with data to discriminate between those coronary lesions which require revascularization and those which do not.
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PLATFORM study: In a prospective controlled study in Europe of patients referred for ICA, a pathway of CTA coupled with the HeartFlow was not associated with any adverse clinical events at 1 year in 117 patients whose ICA was cancelled based on CTA and FFRCT results.

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ADVANCE registry: In a prospective registry of approximately 5,000 patients in the U.S., Europe, and Japan whose CTA showed CAD and for whom the HeartFlow Analysis was then provided, patient management was altered by the HeartFlow Analysis in two thirds of patients. After one year, treatment decisions were durable and safe, i.e., deferral of invasive management was highly unlikely to result in later return for revascularization or in an adverse clinical event. When CAD was present and FFRCT values were ≤ 0.80, cardiovascular outcomes were significantly (4x) worse, and lower FFRCT values were associated with progressively worse outcomes.

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Nørgaard et al. demonstrated in a prospective European study of 3,674 consecutive patients with stable chest pain who were evaluated with CTA and as needed with FFRCT, FFRCT was effective at differentiating patients with intermediate stenosis who could be managed medically versus those requiring ICA and possible stenting or CABG. Patients with intermediate stenosis by CTA who had a negative FFRCT had outcomes similar to patients who had no to minimal disease by CT.(10)

(9)
See Gaur et al. J Cardiovasc Comput Tomogr 2014.

(10)
See Nørgaard et al. J Am Coll Cardiol. 2018.

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Jensen et al. showed in a study of 774 patients that the use of CTA and FFRCT led to the cancellation of 75% of planned ICAs in high risk patients (use of CTA alone would have cancelled only 46%) and avoided ICA in 91% of low-intermediate risk patients with CTA showing CAD.(11)

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Curzen et al. demonstrated in a prospective study of 1,400 patients with stable chest pain in the U.K., patients were randomly assigned to either standard evaluation (which consisted of CTA alone approximately two thirds of patients) or to a “Test” arm, in which every patient had a CTA, which was followed by a HeartFlow Analysis FFRCT when the CTA showed moderate CAD. Patients were followed for 9 months and the study reported in the CTA/ FFRCT arm a 22% reduction in the need for ICA, a 52% reduction in the frequency of unnecessary ICA, 40% fewer layered non-invasive tests, and no increase in adverse patient outcomes or in costs (using U.K. NHS cost inputs). The study was significantly underpowered to detect cost savings in the U.K. healthcare setting.(12)

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Krievins et al reported on a prospective study of 231 patients with peripheral vascular disease and critical limb threatening ischemia, but no prior cardiac history or symptoms, who were undergoing vascular procedures to salvage their limbs. Two groups were studied: one was patients who underwent testing with CTA and FFRCT prior to their vascular procedure and then selective coronary revascularization following their vascular procedure, and the other was patients managed with standard care. In the ensuing two years, those who underwent CTA and FFRCT along with selective coronary revascularization had much better clinical outcomes, including 62% lower mortality and 67% lower rates of heart attack. In such patients, with very high rates for CAD complications and death, the utility of CTA and FFRCT to discriminate those at highest risk and help guide their management led to significantly better clinical outcomes.(13)

Safety
Long-term follow-up (9 months – 5 years) in over 7,000 patients in multiple clinical trials demonstrates physicians can confidently determine the most appropriate treatment pathway for each patient by utilizing the HeartFlow Analysis. Patients in these publications had low adverse event rates, similar to those of other contemporaneous trials with similar patient populations.
A meta-analysis of these long-term follow up studies has been submitted for publication and reports that adverse clinical events occurred more and more frequently with lower and lower FFRCT, and that for patients with FFRCT >0.80 adverse events were extremely rare over long-term follow up. The data demonstrate that clinicians can safely and confidently choose medical therapy, deferring ICA for patients whose CTA shows CAD but who have a negative HeartFlow Analysis (FFRCT > 0.80). These patients have a favorable long-term prognosis with low rates of adverse clinical events. In addition, the decision to defer ICA is durable with few patients returning for later revascularization.
Conversely, patients with a positive HeartFlow Analysis (FFRCT ≤ 0.80) have a significantly higher risk of experiencing MI or cardiovascular-related death, and the lower the FFRCT, the greater this risk. Clinicians are more likely to refer these patients for ICA and potential revascularization. The significant majority of patients with a positive HeartFlow Analysis who are referred for ICA undergo invasive treatment as well, specifically revascularization via stenting or coronary bypass surgery, indicating that physicians are able to effectively triage patients who need invasive assessment.
Cost savings
Several studies have documented that a CTA plus selective HeartFlow Analysis FFRCT pathway can improve care and provide cost savings.
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U.S. cost savings: Data from the PLATFORM clinical utility study determined the economic impact of incorporating FFRCT into patient pathways. Utilizing Medicare national reimbursement rates and a $1,500 price for FFRCT, PLATFORM demonstrated a 23% ($2,481/patient) reduction in costs

(11)
See Jensen et al. Eur Heart J Cardiovasc Imaging 2018.

(12)
See N. Curzen et al. Eur Heart J 2021.

(13)
See Krievins et al. J Vascular Surgery 2021.

at 90 days and a 26% cost reduction ($3,109/patient) at 1 year compared to usual care (ICA). The savings in PLATFORM came primarily from avoiding ICA based on physician interpretation of FFRCT > 0.80 as an absence of functionally significant disease. Additional savings resulted over time due to a lower rate of hospitalizations and medical office visits when FFRCT was included in the patient care pathway.
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U.S. cost effectiveness. Data from the PROMISE trial were incorporated into a model comparing clinical outcomes and costs for three clinical pathways: 1) functional testing; 2) CTA alone; 3) CTA with FFRCT when appropriate. The findings were that clinical outcomes were best and costs lowest with Pathway (3), designating this pathway therefore as “dominant” from a cost-effectiveness perspective.

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Germany cost savings: Colleran et al conducted an analysis of 116 patients from PLATFORM sites in Germany. Compared with usual care, patients managed with CT/FFRCT had fewer ICA procedures. ICA was cancelled in 40 of 52 patients (77%) who had CT/FFRCT. Clinical event rates were low overall in both groups with no significant difference in complications. The mean radiation exposure was lower in the FFRCT versus the usual care group (7.28 versus 9.80 mSv, p < 0.001) and improvement in quality of life scores was greater with FFRCT than usual care. Mean estimated medical costs were €4217 ($4932 US) for CT/ FFRCT versus €6894 ($8063 US) for usual care (39% reduction p < 0.001).(14)

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Japan cost savings: Kimura et al evaluated the potential impact of a CT/ FFRCT pathway in Japan by modeling data from 254 patients in the HeartFlow NXT trial on the cost of goods and services in Japan. Four pathways were evaluated: 1) ICA guided PCI; 2) Invasive FFR guided PCI; 3) CTA followed by ICA guided PCI; 4) CTA/ FFRCT guided PCI. Pathway 1 had the highest cost ($10,360 US) and highest projected death and MI rate. Use of CT/ FFRCT to select patients for PCI would result in 19% fewer cardiac events and 32% lower costs compared to ICA-guided PCI. The CT/FFRCT pathway delivered equivalent outcomes and costs to the invasive FFR pathway without an invasive procedure.(15)

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U.K. cost savings:

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In a retrospective analysis of consecutive patients in the U.K., Rajani et al estimated the potential impact of a CTA + FFRCT care pathway versus care guided by NICE guidelines. The average savings per-patient presenting with chest pain was £200 ($257 US) with an annual estimated savings of £200,000 ($257,301 US) for a 1000 patient cohort. Using estimated event rates from ICA and PCI according to FFR status, the study predicted use of the FFRCT pathway would result in a relative reduction in event rate of 4%.(16)

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NICE has published three analyses of the impact of a CTA + FFRCT care pathway compared to pathways without FFRCT, and found 7% — 21% saving achieved by virtue of FFRCT utilization.

Commercial Strategy, Sales and Marketing
We currently commercialize the HeartFlow Analysis in the U.S., U.K., Japan and select countries in Western Europe. We focus on these markets as CTA is well-established, and there is a favorable reimbursement environment for the HeartFlow Analysis. In these markets, HeartFlow is sold through a direct sales force to hospitals, hospital systems, imaging centers and community-based cardiology practices with a commercial leadership team that has decades of experience working directly in the life sciences industry and with healthcare customers.
Our commercial strategy is focused on driving the adoption of the coronary CTA and HeartFlow FFRCT pathway and expanding our customer base by providing the HeartFlow Analysis to the broadest range of customers and subsequently to increase its utilization through additional improvements to our platform, launches of new applications, and comprehensive support.

(14)
See Colleran et al. Open Heart 2017.

(15)
See Kimura et al., Cardiovasc Interv Ther 2015.

(16)
See Rajani et al., International Journal of Cardiology 2015.

We have aggressively expanded our commercial footprint with currently over 470 customer sites globally, with 300 of those in the U.S., including 80% of the top 50 heart hospitals in the U.S., based on U.S. News and World Report. Customer retention is strong with 96% of HeartFlow customers sending CTAs for FFRCT analysis within the last 12 months. Since commercialization, we have completed over 90,000 commercial FFRCT analyses. There remains significant expansion opportunity in accounts once the HeartFlow Analysis is introduced by converting legacy non-invasive tests.
Our global direct sales and marketing efforts are targeted at the key decision makers at hospitals, health systems, imaging centers and large payer organizations. In addition to fostering close relationships with key stakeholders within the healthcare community, we increase awareness of our products among our target customers through direct sales calls, trade shows, seminars and webinars, academic conferences, web presence, social media and other forms of digital marketing. We also provide a curriculum of education and training in both live and multimedia formats.
We have designed the HeartFlow Analysis for easy customer adoption and onboarding, given that it is fully software-based and leverages existing CT scanner capabilities in the health system. Customers do not need additional capital investment or space for new equipment and inventory and can leverage their existing image management platform (e.g., PACS). In addition, additional HeartFlow Analysis products, such as PreRead, can be added easily and will further simplify and automate our customers’ workflow.
We provide comprehensive support to our customers by providing resources that address implementation, IT connectivity and CT image optimization. Our CT Applications team also supports existing accounts to ensure they are able to provide the highest quality CT images, which results in a high level of case acceptance for the HeartFlow Analysis.
We currently utilize a simple but effective fee-per-analysis model for HeartFlow FFRCT. In 2022, we plan to introduce a subscription offering to provide customers access to our new HeartFlow Analysis offerings, which include PreRead, Plaque Analysis, Myocardial Insights and Planner. This will result in a new revenue model combining subscription revenue and fee-per-analysis revenue for participating accounts. We believe this new revenue model will allow us to introduce our new applications as a complement to our established FFRCT offering and provide customers with the comprehensive tools necessary to effectively diagnose and treat patients at risk of CAD with the CTA and the HeartFlow Analysis pathway, yielding positive results in terms of healthcare economics, clinical outcomes and practice efficiency.
We will continue to expand our commercial operations infrastructure, focused on adding a strategic mix of sales representatives (focused on account strategies and identifying new sites), clinical account managers (focused on driving adoption in existing customer sites) and customer success positions (accelerating site on-boarding and optimizing the customer experience and productivity).
We have established comprehensive agreements with select health systems, whereby they make a commitment to convert a majority of their legacy non-invasive CAD testing to the CTA and the HeartFlow Analysis diagnostic pathway by sending all of their CTAs to us (subject to any regulatory or reimbursement related conditions being met) in order to benefit from both anatomical and functional data on patients receiving a CTA scan. The agreement enables these accounts to realize greater clinical value, to document the clinical outcomes and economics, to ensure data integration and to receive ease of use tool sets. These agreements also include early access to future HeartFlow Analysis products. Agreements are in place with two large health systems in the U.S. and negotiations are under way with over eight additional health systems expected to enter these agreements.
We will continue to collaborate with our key opinion leader network to create scientific and thought leadership publications and presentations to further validate the role of the HeartFlow Analysis in providing precise diagnostics and allowing clinicians to optimize therapy for patients at risk of CAD. We will also collaborate with medical societies such as the ACC MedAxiom and the Society of Cardiovascular Computed Tomography (‘‘SCCT’’) focusing on use cases with the most significant benefits for use of our innovative products. The information and evidence generated via these collaborations will be utilized as a key part of our global marketing and sales strategy.
The comprehensive nature of the HeartFlow Analysis platform, powered by cutting-edge, AI-driven technology as well as our robust customer support ensure that we are an indispensable partner for customers committed to transitioning legacy non-invasive tests to the CTA and HeartFlow FFRCT pathway.

Payer Reimbursement
Payer reimbursement for specific products and procedures is obtained from a variety of sources, including government-sponsored and private health insurance plans, and varies by country and by region within some countries. Payers have determined to cover and provide payment for the HeartFlow Analysis when we can demonstrate, and third party organizations (e.g., medical societies and health technology assessment organizations) validate, that our solution reduces costs while improving clinical outcomes and the patient experience, when providers in their systems advocate to payers for the HeartFlow Analysis, and when claims for a HeartFlow Analysis are submitted in growing numbers to each payer. It is our intent to complete additional clinical studies and analyses as needed to obtain reimbursement approval in additional countries or regions. To date, we, together with independent physicians, have conducted and published extensive health economic model analyses of the potential impacts of the HeartFlow Analysis in several regions, including the U.S., the U.K., Germany and Japan. These analyses have been published in peer-reviewed literature and show substantial cost savings that will follow FFRCT adoption compared to current standard patient care pathways. The two preeminent health technology assessment organizations in the world, NICE and Blue Cross Blue Shield Evidence Street, have completed in-depth reviews of the health economic and clinical impacts of the HeartFlow Analysis. Both of these review bodies concluded that the HeartFlow Analysis FFRCT will improve net health outcomes and reduce costs when incorporated into diagnostic pathways for stable patients with chest pain.
In the U.S., approximately 96% of people with commercial health insurance have coverage by their insurer for the HeartFlow Analysis FFRCT, with coverage by major payers including Medicare, Anthem, Aetna, Cigna, United Healthcare, Humana, the vast majority of regional Blue Cross and Blue Shield plans, and numerous smaller regional plans. Because payers also cover and provide payment for the cost of other tests for CAD, such as coronary angiography and stress testing, we are working with Medicare and private payers to implement programs intended to incentivize providers to use the HeartFlow Analysis FFRCT more broadly.
In the U.K., the NHS has provided national reimbursement for the HeartFlow Analysis FFRCT since 2018 via the Innovation Technology Payment (‘‘ITP’’) program. In Japan, national reimbursement is in place through the Ministry of Health Labor and Welfare (‘‘MHLW’’). In the EU, the Netherlands National Healthcare Institute in 2020 chose the HeartFlow Analysis FFRCT as one of only four promising, new treatments to receive a grant of more than € 13 million from the Promising Care scheme. This scheme has existed since 2019, is being implemented by the Netherlands Healthcare Institute and ZonMw medical research funder, and promotes promising care that can enter the basic health insurance package more quickly. On the basis of the scientific evidence arising from the funded clinical FUSION study, the Healthcare Institute will take a position within six months of the end of the research study to determine whether the care complies with ‘the state of the art and practice’ and is therefore insured care. As part of our business strategy, we intend to continue to gather evidence that confirms the clinical and health economic benefits of the HeartFlow Analysis FFRCT in important international healthcare markets around the world.
Data privacy and security
The HeartFlow Analysis process complies with international privacy laws and protects patient privacy by automatically and temporarily separating patient identifiers (referred to as PHI in the U.S. or PII outside of the U.S.) from the DICOM standard CTA data file and storing the identifiers in the cloud within the geographic region from which the CTA scan originated. The patient identifiers are then reassociated with the completed analysis when the results of the analysis are provided on the user interface.
We utilize industry-leading secure code scanning technologies to continuously scan our product for vulnerabilities, in the form of Static Code Analysis Testing (‘‘SAST’’) as well as Dynamic Application Security Testing (‘‘DAST’’). We provide secure coding training to our engineers and developers that requires our engineers to demonstrate secure coding proficiency; not through the typical “review training content and pass a multiple-choice question format,” but by actually presenting the engineers with secure coding challenges that they must solve on a quarterly basis. We protect our supporting product infrastructure and scan for vulnerabilities using security tools and scanners that not only provide highly reliable results, but also employ up-to-date cyber-threat intelligence to help us catch any potential vulnerabilities that are missed by lesser scanners and endpoint protection tools. We apply security standards that go above and beyond the minimum requirements required by various regulatory agencies to protect our service and supporting infrastructure. As a result of these efforts, we maintain several highly sought-after industry certifications that include HITRUST version 9.3, ISO 270001:2013 and a SOC 2 Type II attestation.
Intellectual Property
We actively seek to protect the proprietary technology that we believe is and will be important to our business. We seek patent protection in the United States and internationally in key markets for our technology and product, and any other inventions to which we have rights, where available and appropriate. We also rely upon trademarks to build and maintain the integrity and identity of our brand, and we seek to protect the confidentiality of trade secrets that may be important to the development of our business, especially where we do not believe patent protection is appropriate or obtainable.
Patent portfolio
Our patent portfolio, described more fully below, includes claims directed to both our product and its delivery, as embodied in various systems, computer programs, computer implemented methods and related methods of use. As of June 30, 2021, our patent portfolio includes 408 global issued patents and 191 pending applications. Of these, we have 219 issued U.S. patents, 7 allowed U.S. patent applications, 44 issued European patents, 3 allowed European patent applications, 69 issued Japanese patents, 20 issued Korean patents, 3 allowed Korean patent applications, 17 issued Chinese patents, 1 allowed Chinese patent application, 25 issued Australian patents, 13 Canadian patents, 2 allowed Canadian patent applications, and 1 issued Israeli patent as well as 73 pending U.S. and 118 pending non-U.S. applications. We also hold the exclusive license to three issued U.S. patents and two pending U.S. patent applications assigned to Stanford University. The first to expire issued U.S. patent within this portfolio expired in 2018, and the last to expire issued U.S. patent within this portfolio is expected to expire in 2039. If issued, the last to expire pending patent application within this portfolio is expected to expire in 2040 or later. The licensed U.S. patents are expected to expire in 2030 or 2031.
Our success will depend on the ability to obtain and maintain patent and other proprietary rights for our product and methods of use, the validity and enforceability of our patents, the continued confidentiality of our trade secrets as well as our ability to operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also rely upon continuing technological innovation, and may rely upon licensing opportunities in the future, to develop and maintain our competitive position. We protect our trade secrets through a variety of methods, including internal compartmentalization processes, confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have or gain access to our proprietary information.
The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing the nonprovisional priority application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier filed patent.
Trademarks
We own trademarks and registered trademarks for our product and related services. We also own and maintain registration for a number of domain names. We have registered the trademarks “HEARTFLOW” word mark and logo with the USPTO. Although we own registered trademarks and domain names in the United States and certain other countries, and have filed trademark applications and secured domain name registrations in the United States and in certain other countries, we do not have assurance that our trademark portfolio will be adequate to secure or protect all necessary trademarks that we use.
Patent Licenses
We have an exclusive license to certain patent rights from Stanford University, executed in July 2010, relating to certain inventions developed in the laboratory of Dr. Charles A. Taylor. The license extends to all fields of use and the territory is worldwide. The license remains exclusive through the expiration of the licensed patents. The license is sublicensable during the exclusivity period, assuming we are commercializing the licensed technology, and subject to sublicensing royalty sharing obligations. Stanford may require us to grant sublicenses for markets we are unable or unwilling to service or develop. The financial provisions include a yearly maintenance fee and royalty payments, including both revenue-based royalties and fixed royalties. We retain control of patent prosecution of the licensed patent rights, subject to Stanford’s reasonable approval. We may terminate the agreement, in its entirety or with respect to a particular patent right, at will by providing appropriate notice. Stanford may terminate the agreement for cause, with appropriate notice and the opportunity to cure. We may assign the agreement in connection with the sale of substantially all of our business, subject to adequate written prior notice and the payment of a modest fee to Stanford.
Open source software
Our technology platform implements software modules licensed to us by third-party authors under “open source” licenses. The use of open source software may entail greater risks than the use of third-party commercial software. Please see “Risk Factors — Risks related to HeartFlow’s Intellectual Property” for more description of these risks. We have established a review process for screening requests from our development organizations for the use of such software which is designed to help us mitigate risks related to the quality of any open source software implemented in our technology platform. When using any open source software in our platform, we only incorporate a copy of a fixed, stable version of the available source code into our platform, with the version number recorded in our development notes, and our developers review the associated documentation to address any known defects that could affect our platform. We subsequently test our technology platform incorporating the open source software. We also review any open source software used to support our software development, but not directly incorporated into our technology platform, as part of our general quality management processes. While these review processes help us mitigate risks associated with the quality of the open source software incorporated into or used in developing our technology platform, we cannot be sure that all open source software is submitted for approval prior to use in connection with our product.
Our Competition
Our principal competition comes from existing tests that aid physicians in the evaluation of CAD. Certain of these tests have been used for many years and there are challenges in changing or supplementing entrenched physician practice patterns. In addition, we may face competition from new tests or products that could have better performance or be more cost effective than our product. Our competitors and potential competitors include large, global companies that are more diversified than we are and that have substantial financial, manufacturing, sales and marketing, brand recognition, distribution and other resources. These competitors include companies that offer:
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cardiac-specific tests to primary care and cardiology offices, such as manufacturers of capital equipment for stress echocardiography and SPECT, including GE Healthcare, Siemens Healthineers and Philips;

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products used for the invasive FFR testing market, such as Philips and Abbott;

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CTA-based FFR assessment (currently products for research use / no commercial offering), such as Siemens Healthineers, Canon and Philips; and

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CTA-based FFR/plaque assessment, such as United Imaging.

A number of companies manufacture CT scanners, including, among others, GE Healthcare, Hitachi, Philips, Samsung, Siemens Healthineers and Toshiba. These companies are more diversified than we are and have substantial financial, manufacturing, sales and marketing distribution and other resources, and may offer any competing product they develop as a bundle with the purchase of a CT scanner. Further, these larger companies have market penetration in the CT scanner market and understand the market for CAD. Any of these companies or others could determine to develop and offer a product that competes with ours. Three of these companies, Siemens Healthineers, Philips and Toshiba, have developed a local workstation-based technology prototype aimed at deriving CT-based blood flow data without an invasive procedure. While this technology is early in its development and does not yet have regulatory approval or clinical validation, they may become competitive with our product in the future. We have established collaboration agreements and / or licensed our intellectual property to Philips, Siemens Healthineers and GE Healthcare.
Although we believe we compare favorably with our competitors and that the intellectual property position and clinical / economic benefits of the HeartFlow Analysis pose a challenge for potential new market entrants, we may not be able to compete effectively against current or future competitors.
Development and Production Process
We develop our product at our headquarters facility in Redwood City, California, as well as in our Austin, Texas facility, and several remote workspaces including Portland, Oregon and London, England. All remote development activity is conducted in accordance with our design control processes, and subject to regular audits conducted at the Redwood City, California or Austin, Texas facilities. Manufacturing operations are conducted in our Redwood City, California and Austin, Texas facilities. We believe our design and manufacturing operations are in compliance with the Current Good Manufacturing Practice Regulations issued by the FDA and other relevant government agencies. Manufacturing facilities that produce medical devices or their component parts intended for distribution worldwide are subject to regulation and periodic announced or unannounced inspection by the FDA and other domestic and international regulatory agencies.
In the U.S., we are required to manufacture any products that we sell in compliance with the FDA’s Quality System Regulation, or QSR, which cover, among other things, the methods used in, and the facilities used for, the design, testing, production and process control, purchasing control, manufacturing, labeling, quality assurance, and post-market surveillance of our product. Our Redwood City and Austin facilities are registered manufacturing facilities with the FDA. The FDA enforces the QSR primarily through routine inspections of registered manufacturing facilities, which we expect to take place in due course. In July 2011, we were inspected by the California Department of Public Health, or CDPH, for the purpose of receiving a California medical device manufacturer’s license. CDPH inspects manufacturers for compliance with FDA’s QSR. There were no significant findings in our July 2011 CDPH inspection, which resulted in the issuance of a Medical Device Manufacturing License. In August 2012, CDPH performed a second inspection following a facility move, resulting in maintenance of the Medical Device Manufacturing License. This license is maintained and still in effect.
In international markets, we are required to obtain and maintain certain quality assurance and quality management certifications. We have obtained the following certifications of compliance: ISO 13485:2016; MDD 93/42/EEC Annex II, an E.U. requirement; and CMDCAS ISO 13485:2003, a Canadian requirement. We received initial ISO certification and MDD certification in 2011, and our most recent MDD re-certification was confirmed in November  2019 and effective until May 2022. HeartFlow successfully passed a Medical Device Single Audit Program (‘‘MDSAP’’) audit in March 2018. MDSAP covers the regulations for five different regulatory regions, including FDA QSRs. In May 2019, FDA provided advanced notice of a planned inspection that we were able to have waived given the MDSAP compliance certification. We plan to obtain our certification of compliance to European Medical Device Regulation prior to requirement implementation deadlines. Additionally, following Brexit, our product is now registered in the U.K. and subject to U.K. compliance requirements which we plan to meet within all provided timelines. As a medical device manufacturer, we are required to demonstrate continuing compliance with applicable regulatory requirements to maintain these certifications and will continue to be periodically inspected by our Notified Body and potentially by international regulatory authorities.
Government Regulation
Our product is a medical device subject to extensive and ongoing regulation by the FDA, CMS and regulatory bodies in other countries. Regulations cover virtually every critical aspect of a medical device company’s business operations, including research activities, product development, contracting, reimbursement, medical communications, sales and marketing. In the United States, the Federal Food, Drug and Cosmetic Act, or FDCA, and the implementing regulations of the FDA govern product design and development, preclinical and clinical testing, premarket clearance or approval, product manufacturing, product labeling, product storage, advertising and promotion, product sales and distribution, export and post-market clinical surveillance. Our business is subject to federal, state, local, and foreign regulations, such as

ISO 13485:2016, ISO 14971:2019, FDA’s QSR contained in 21 CFR Part 820, and the EU’s Medical Devices Directive 93/42/EEC and its replacement, Regulation (EU) 2017/745. We currently have the necessary regulatory permission to market the HeartFlow Analysis, including Planner, in the U.S., the EEA, which consists of the member states of the EU and three members of the European Free Trade Association (Iceland, Lichtenstein, and Norway), the U.K., Canada and Japan.
FDA regulation
Our product is regulated in the United States by the FDA as a Class II medical device. The FDA classifies medical devices into one of three classes. Devices deemed to pose low to moderate risk are designated as either Class I or II. Class I devices are subject to general controls such as establishment registration and device listing, labeling, adherence to current good manufacturing practices outlined in the QSR, including maintenance and investigation of product complaint records, and adverse event reporting, but are usually exempt from premarket notification requirements. Class II devices are subject to the same general controls, and may be subject to special controls such as performance standards, post-market surveillance, particularized labeling requirements and/or clinical testing prior to clearance. Manufacturers of Class II devices, absent an exemption, are required to submit to the FDA a premarket notification prior to commercial distribution. This process is known as 510(k) clearance. Devices are designated as Class III, which requires approval of a premarket approval, or PMA, application, if they are deemed by the FDA to pose the greatest risk. These high-risk devices include life sustaining or life supporting devices, certain implantable devices, and other devices that are intended for a use that is of substantial importance in preventing impairment of human health or that present a potential unreasonable risk of illness or injury. The PMA approval process is more comprehensive than the 510(k) clearance process and typically takes several years to complete.
A 510(k) notification requires the sponsor to demonstrate that a medical device is substantially equivalent to another marketed device, termed a “predicate device,” that is legally marketed in the United States and for which a PMA was not required. A device is substantially equivalent to a predicate device if it has the same intended use and technological characteristics as the predicate, or has the same intended use but different technological characteristics that do not raise new questions of safety and effectiveness, and information submitted to the FDA demonstrates that the device is at least as safe and effective as the predicate device.
We obtained initial marketing authorization for the HeartFlow Analysis through the FDA’s “de novo” classification process, supported by clinical data from our NXT clinical trial. The de novo process is an option for low or moderate risk devices without predicate devices (e.g., first-of-kind). The de novo process includes a risk review for a classification determination. Through this process, the FDA agreed that special controls provide reasonable assurance of the safety and efficacy of the HeartFlow Analysis and therefore it can be classified as a Class II device. We received a de novo authorization on November 26, 2014 for version 1.4 of the HeartFlow Analysis. We received the 510(k) clearance for version 2.x of the HeartFlow Analysis in January 2015, and 510(k) clearance for a modification to the intended use language in August 2016. Additional clearances were received for a strategic architecture scope change in December 2018, and for the addition of Planner capabilities in August 2019. The newest product generation, HeartFlow Analysis version 3.x, received FDA clearance in January 2021.
After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, requires a new 510(k) clearance, or depending on the modification, could require the filing of a PMA application, which would require the submission to the FDA of clinical trial data, among other information. We are required to determine, for each modification to the HeartFlow Analysis, whether to submit a new 510(k) notification for the modification, based on the nature of the modification. If we determine a new 510(k) submission is not required, the decision and justification are documented in a “letter to file.” If the FDA disagrees with our determination, the FDA can require us to cease marketing or recall the modified device until 510(k) clearance or approval of a PMA is obtained. Since we received clearance for version 3.x of the HeartFlow Analysis, we have made, and we plan to continue to make, minor product enhancements that we believe do not require new 510(k) clearances and that we document in letters to file. We intend to make product enhancements from time to time that we expect to require new 510(k) clearances.

After a device is approved or cleared and placed in commercial distribution numerous FDA regulatory requirements apply. These include, but are not limited to, requirements to:
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register establishments and list devices with the FDA;

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maintain a quality system that is compliant with the QSR, which governs design, development, and manufacture of devices;

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establish various specifications and controls for incoming components and finished devices;

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ensure that devices are designed to meet user needs;

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verify that finished devices are manufactured to the appropriate controls and that they meet specifications;

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ensure that labeling and advertising and promotional activities are consistent with cleared/approved uses, adequately substantiated, and truthful and not misleading;

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analyze quality data to identify and correct quality problems;

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submit notification or applications for clearance or approval of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use;

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review, evaluate and investigate complaints and report adverse events to the FDA when a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;

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report to FDA corrections and removals undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health. In addition, FDA may order a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death;

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comply with any post-approval restrictions or conditions, including requirements to conduct post-market surveillance studies to establish continued safety data; and

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conduct clinical studies in accordance with good clinical practices and applicable regulations, including requirements for clinical trial registration and results reporting on ClinicalTrials.gov.

The FDA polices these requirements by inspection, review of required reports or submissions, and market surveillance, and the agency has broad enforcement powers to address any violations. The FDA may conduct announced or unannounced facility inspections to determine compliance with the QSR and other regulations, and these inspections may include our manufacturing facilities. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions and related consequences, including:
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untitled letters or warning letters;

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injunctions or consent decrees;

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fines or civil penalties;

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recall, detention, or seizure of our product;

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operating restrictions, partial suspension, or total shutdown of production;

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the FDA’s refusal of or delay in granting 510(k) clearance or premarket approval of new or modified products;

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withdrawal of 510(k) clearances or PMA approvals;

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the FDA’s refusal to grant export certificates;

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criminal prosecution;

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unanticipated expenditures to address or defend such actions; and

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reputational harm resulting from such actions.

Other regulatory agencies overseeing the implementation and adherence of applicable state, federal and analogous foreign regulatory agencies may also conduct unannounced inspections. Such inspections may result in similar administrative, civil and criminal penalties.
International regulation — European Union, United Kingdom, Japan and Canada
In order to market and sell our product outside of the United States, we must comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety, and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our product.
Although many of the regulatory issues we face in the United States are similar to the issues in other geographies, the approval process varies between countries and jurisdictions and can involve additional testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain clearance from the FDA. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.
European Union (‘‘EU’’)
The primary regulatory environment in Europe is that of the EU, which includes most of the major countries in Europe. The law regarding medical devices is harmonized in the EU. The EU has issued Directive 93/42/EEC (‘‘MDD’’), a binding medical devices directive, and the member states of the EU have adopted this directive into binding national law. However in April 2017, the EU published new regulations that repeal the prior directives. The new Medical Devices Regulation (EU) 2017/745 (‘‘MDR’’) was set to become fully applicable on May 26, 2020, however given the pandemic and other delays in implementing the infrastructure for MDR, the EU legislature delayed the full application to May 26, 2021. The MDR is based on very similar general system as the MDD but adds obligations on manufacturers and distributors of medical devices.
Any medical device placed on the EU market must conform to the requirements set out by MDD and, since May 26, 2021, by the MDR. The method of assessing conformity varies depending on the class of the product, but most cases involve an assessment by a Notified Body. This assessment may consist of a review of the technical file submitted by the manufacturer, an audit of the quality system of the manufacturer, and a specific testing of the product of the manufacturer. Even though a Notified Body is a company under private law in one of the member states of the EU, all Notified Bodies in the EU are accredited to a national government of the EU based on stringent criteria. Only such accredited Notified Bodies may give a certificate of conformity which confirms the conformity of the device to the MDD/MDR and allows the applicant to affix the CE mark on the assessed medical device and to commercialize it in the EEA. In the EEA, a medical device may only be distributed or commercialized if the device carries a CE mark which itself may only be affixed following the issuance of a certificate of conformity by a Notified Body.
Our Notified Body, TUV Nord, issued a certificate of conformity for, and thus allowed us to use the CE mark on, version 1.0 of the HeartFlow Analysis (July 26, 2011). The certificate of conformity was subsequently reviewed for version 2.x of the HeartFlow Analysis and confirmed in March of 2017. Our current version, version 3.x including Planner, is also CE marked under the MDD (November 20, 2019) as we have updated the device’s technical file as required under Directive 93/42/EEC. We therefore can continue placing HeartFlow Analysis version 3.x on the EEA market until the expiration of the certificate of conformity in May 2022 (all devices placed on the market until then may continue being distributed and sold until May 2025). By May 2022, we will replace our MDD certificate by an MDR certificate. We conducted a gap assessment and successfully updated all documentation and processes to address compliance with both the Directive and the MDR, until which time MDR compliance can be confirmed by our Notified Body. While this includes the Planner feature, it is not yet in commercial use in the EU.
In addition, other countries, such as Switzerland, have voluntarily adopted laws and regulations relating to medical devices that mirror those of the EU. Medical devices certified by a Notified Body in the EU may be placed on Swiss market, including after the expiration of the Mutual Recognition Agreement between the EU and Switzerland.
U.K.
The U.K. left the EU in January of 2020 and the transitional period ended on 31 December 2020. The departure, referred to as “Brexit”, has left many aspects of trade and immigration as yet undefined. Currently, the U.K. Medicines and Healthcare products Regulatory Agency (‘‘MHRA’’) has issued guidance that they will continue to recognize CE-marking through mid-2023 as they develop their own medical device regulations. HeartFlow has plans in place to ensure continued market access in the U.K. throughout the Brexit transition.
Japan
We applied for marketing authorization with the PMDA in Japan in February 2015, which was approved in November 2016. As a result, we are able to commercially market the product in Japan. Our initial SHONIN application is still current and includes both a minor change notification as well as a partial change for the Planner capabilities, approved in August 2019.
Canada
HeartFlow received our initial Canadian Medical Device License in August 2015. This remains current and updated frequently with amendments for every minor software release. As well, Canada recognizes the HeartFlow Mobile application as a separate device identified within our HeartFlow device family and requires amendments for Mobile updates.
Other regulations — federal and state fraud and abuse, data privacy and security and transparency laws
In addition to FDA restrictions on marketing and promotion of medical devices, there are numerous U.S. federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and false claims laws, and, in some states, prohibitions against the corporate practice of medicine and the unlicensed practice of medicine. Our relationships with physicians, hospitals and other healthcare providers are subject to scrutiny under these laws. Violations of these laws may be punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including the Medicare, Medicaid and Veterans Administration health programs. Because of the far-reaching nature of these laws, we may be required to alter or discontinue one or more of our business practices to be in compliance with these laws.
These healthcare fraud and abuse regulations are complex, and even minor irregularities can potentially give rise to claims that a statute or regulation has been violated. Several of the more significant anti-fraud laws that that may affect our business or ability to operate are summarized below.
The federal Anti-Kickback Statue prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a review of all relevant facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of (or purchases, or recommendations related to) federal healthcare covered business, the Anti-Kickback Statute has been implicated and potentially violated.

Additionally, the Anti-Kickback Statute was amended by the ACA. Specifically, as noted above, under the Anti-Kickback Statute, the government must prove the defendant acted “knowingly” to prove a violation. The ACA added a provision that clarifies that with respect to violations of the Anti-Kickback Statute, “a person need not have actual knowledge” of the Statute or specific intent to commit a violation of the Statute. This change effectively overturns case law interpretations that set a higher standard under which prosecutors had to prove the specific intent to violate the law. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purpose of the federal civil False Claims Act.
The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil False Claims Act also applies to false submissions that cause the government to not receive a benefit to which it is entitled, such as a discounted sales price for products covered by federal healthcare programs. Intent to deceive is not required to establish liability under the civil False Claims Act.
Many medical device, pharmaceutical, biotech and other healthcare companies have been investigated or prosecuted under these antifraud laws. Investigations, prosecutions (and settlements) relate to a wide range of activities, including among other things, improper clinical studies, provision of consulting fees to physicians for services that were not commercially reasonable, providing free product to customers to induce them to do business with the manufacturer, with the expectation that the customers would bill federal programs for the product. Other companies have been investigated or prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus noncovered, uses, or for promotion of uses inconsistent with approved labeling (“off label” promotion).
The government may further prosecute conduct constituting a false claim under the criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious, or fraudulent and, unlike the civil False Claims Act, requires proof of intent to submit a false claim.
In addition to the Anti-Kickback Statute and the civil and criminal False Claims Acts, the federal government has the authority to seek civil monetary penalties, assessments and exclusions against an individual or entity based on a wide variety of prohibited conduct. For example, the Civil Monetary Penalties Law authorizes the imposition of substantial civil money penalties against an entity that engages in activities including: (1) knowingly presenting or causing to be presented, a claim for services not provided as claimed or which is otherwise false or fraudulent in any way; (2) knowingly giving or causing to be given false or misleading information reasonably expected to influence the decision to discharge a patient; (3) offering or giving remuneration to any beneficiary of a federal healthcare program likely to influence the receipt of reimbursable items or services; (4) arranging for reimbursable services with an entity which is excluded from participation from a federal healthcare program; (5) knowingly or willfully soliciting or receiving remuneration for a referral of a federal healthcare program beneficiary; or (6) using a payment intended for a federal healthcare program beneficiary for another use.
There are other federal anti-fraud laws that that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payers, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.
Finally, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payer, in addition to items and services reimbursed under Medicaid and other state programs.

Privacy, security and breach notification
Other federal and state laws and regulations restrict or otherwise impact our business practices. These laws include, without limitation, data privacy, security and breach notification authorities, as well as transparency laws regarding payments or other items of value provided to healthcare providers and teaching hospitals.
The Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and referred to herein collectively as “HIPAA,” requires health plans, certain healthcare providers and healthcare clearinghouses, referred to as “Covered Entities,” to protect the privacy and security of certain types of health information, referred to as protected health information (‘‘PHI’’). HIPAA also imposes various requirements on “Business Associates” — entities performing services for, or on behalf of, a Covered Entity that has access to the Covered Entity’s PHI in connection with providing those services. Three key sets of federal regulations implementing HIPAA — the Privacy, Security Breach Notification and Omnibus Rules (collectively, ‘‘HIPAA Rules’’) set forth a number of standards that Covered Entities and Business Associates must meet with respect to protecting the privacy and security of PHI. HIPAA also regulates standardization of data content, codes and formats used in healthcare transactions and standardization of identifiers for health plans and providers.
Our customers are Covered Entities under HIPAA, and, HeartFlow is considered a Business Associate to such Covered Entities when they pay HeartFlow for the services. When HeartFlow bills payers directly for the services, HeartFlow is acting as a Covered Entity. Whether acting as a Business Associate or a Covered Entity, HeartFlow has direct obligations to comply with HIPAA and the HIPAA Rules, and either contractual obligations to its Covered Entity Customers or statutory and contractual obligations to ensure that any sub-Business Associates comply. This requires risk assessments and a wide range of compliance policies, procedures and practices to safeguard the privacy and security of PHI. Notifications, certain filings, and mitigation are required in the event of a data breach.
Penalties for violations of HIPAA regulations include civil and criminal penalties. Our failure to comply with HIPAA could result in significant criminal and civil penalties and other damages which could adversely affect our results of operations, financial position or cash flows. We have developed and implemented processes designed to comply with HIPAA and are continuing to assess the need for additional safeguards, policies, procedures, and programing and to develop them where necessary. The requirements under HIPAA may change periodically and could have an effect on our business operations if compliance becomes substantially more costly than under current requirements. Additionally, a breach of unsecured PHI, such as by employee error or an attack by an outsider, could have an adverse effect on our business in terms of potential penalties and corrective action required, in addition to reputational damage.
In addition to HIPAA and other federal privacy regulations, there are a number of state laws governing privacy, confidentiality and security of health information that apply to our business. Most states also have authorities governing breach notification. New laws governing privacy, security, and breach notification may be adopted in the future as well. We have undertaken measures to comply with health information privacy requirements to which we know we are subject. However, we can provide no assurance that we are or will always remain in compliance with diverse and changing privacy, security, and breach notification requirements in all of the jurisdictions in which we do business. Failure to comply with privacy security or breach notification requirements could result in civil or criminal penalties, which could have an adverse effect on our business. Our failure to adequately protect personal or health related information could have an adverse effect on our business. A wide variety of provincial, state, national and international laws and regulations apply to the creation, collection, use, retention, protection, disclosure, transfer, and other processing of personal data, including protected health information. These data protection and privacy and security related laws and regulations are evolving and being tested in courts, and may result in ever increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. Our failure to comply with applicable laws and regulations, or to protect such data, could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by end customers and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing end customers and potential end customers), any of which could have an adverse effect on our operations, financial performance, and business. Evolving and changing definitions of personal data and personal information, within the EU, the U.S. and elsewhere, especially relating to classification of IP addresses, machine identification, location data, and other information, may limit or inhibit our ability to operate or expand our business. Even the perception of privacy concerns, whether or not valid, may harm our reputation and inhibit adoption of our product by current and future end customers.
Physician Payment Sunshine Act
Transparency laws regarding payments or other transfers of value provided to certain licensed healthcare professionals and teaching hospitals may also impact our business practices. The federal Physician Payment Sunshine Act requires most medical device manufacturers to track and report annually to the Secretary of HHS financial arrangements, payments, and other transfers of value made by that entity to teaching hospitals, physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certain other healthcare providers. The payment information is made publicly available in a searchable format on the CMS Open Payments website. Similar laws have been enacted or are under consideration in several states and foreign jurisdictions, including states such as Massachusetts and Vermont, and countries like France, which has adopted the Loi Bertrand, or French Sunshine Act, which became effective in 2013. We will need to dedicate significant resources to establish and maintain systems and processes in order to comply with these regulations. Failure to comply with these federal reporting requirements can result in significant civil monetary penalties.
The Foreign Corrupt Practices Act
The FCPA prohibits any U.S. individual or business from promising, offering, paying, providing or authorizing the provision of money or anything else of value, directly or indirectly, to any foreign official, political party candidate or certain other persons (including healthcare professionals of state-funded hospitals) for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining, retaining or directing business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring them to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for domestic and international operations. Activities that violate the FCPA, even if they occur wholly outside the U.S., can result in criminal and civil fines, imprisonment, disgorgement, oversight, and debarment from government contracts. In addition, several other domestic and international anti-corruption or anti-bribery laws within and outside the U.S. apply to our business.
Healthcare reform
Current and future legislative proposals to further reform healthcare or reduce healthcare costs may result in low, or even no, reimbursement for our product, or for the procedures associated with the use of our product, or limit coverage of our product. The cost containment measures that payers and providers are instituting and the effect of any healthcare reform initiative implemented in the future could significantly reduce our revenues from the sale of our product. Alternatively, the shift away from fee-for-service agreements to capitated payment models supports the value of our product, as they are intended to reduce longitudinal resource utilization, which can be cost saving for both payers and providers.
The ACA was enacted in March 2010. As a U.S.-based company with anticipated sales in the United States, these healthcare reform laws will materially impact our business. Certain provisions of the ACA will become effective in future years and the administrative agencies responsible for issuing regulations that implement some aspects of the laws have yet to do so.
The fate of the ACA remains politically charged and inherently uncertain. On the one hand, the U.S. Supreme Court recently upheld the ACA for the third time, holding that eliminating the “tax” associated with the ACA’s mandate that all eligible individuals have health insurance did not invalidate the constitutionality of the entire law. President Biden and Congressional Democrats, meanwhile, have pledged to support the ACA by extending enrollment periods and increasing financial assistance to those individuals not currently eligible for government subsidies to facilitate the purchase of private health insurance. Recent legislation addressing the COVID-19 pandemic increased financial incentives for those states that have not yet expanded Medicaid coverage under the ACA. However, on the other hand, Republicans in the Congress and the states oppose these policies and may try once again to repeal the ACA outright or pare back its subsidies and enrollment periods.
The uncertain fate of the ACA notwithstanding, we expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we may receive for our product. Any reduction in payments from Medicare or other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate additional revenue or attain profitability.
Product Liability and Insurance
The manufacture and sale of our product subjects us to the risk of financial exposure to product liability claims. Our product is used by physicians to aid in the diagnosis of patients in situations in which there is a risk of serious injury or death. We carry insurance policies which we believe to be customary for similar companies in our industry. We cannot assure you that these policies will be sufficient to cover all or substantially all losses that we experience.
We endeavor to maintain executive and organization liability insurance in a form and with aggregate coverage limits that we believe are adequate for our business purposes, but our coverage limits may prove not to be adequate in some circumstances.
Employees and Human Capital Resources
As of June 30, 2021, we had 334 full-time employees and 8 full time contractors globally. We believe the success of our business will depend, in part, on our ability to attract and retain qualified personnel. Our employees are not subject to a collective bargaining agreement, and we believe that we have good relations with our employees.
Our human capital resources objectives include attracting and retaining top talent, investing in our talent with leadership development and job-related technical training, increasing diverse representation in our employee base through inclusivity initiatives that build on our culture of inclusion and belonging, and enhancing our employee experience and morale through employee resource groups. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.
Facilities
Our corporate headquarters and research and development facilities are located in Redwood City, California, where we lease approximately 100,000 square feet of office space. The current term of this lease expires in December 2021. We are currently in the process of securing a lease for a new property on commercially reasonable terms in the same area which we believe will be adequate and suitable for our operations for the foreseeable future. We also lease and occupy approximately 26,384 square feet in Austin, Texas. This lease expires in November 2023. We also lease and occupy approximately 1,300 square feet of office space in Tokyo, Japan under a lease agreement that expires in December 2021. We believe that the Austin and Tokyo facilities are adequate for our near-term needs. When our Austin and Tokyo leases expire, we may renew the leases or look for alternate space for our operations
Legal Proceedings
We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. However, we may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to a business such as ours. These matters may include employment, contract, intellectual property, product liability and other general claims. Regardless of outcome, litigation can have an adverse impact on us because defense and settlement costs, diversion of management resources and other factors.

Our Corporate Information
HeartFlow, Inc. was incorporated under the laws of the State of Delaware in 2007. On March 1, 2021, we completed an internal reorganization in which a newly formed parent holding company was put in place. The previous holders of our common stock and preferred securities are now holders of common stock and preferred securities of HeartFlow Holding, Inc. The equity incentive plan, outstanding options, the warrant and other equity agreements of HeartFlow, Inc. have been assumed by HeartFlow Holding, Inc. Our operations and business activities remain at HeartFlow, Inc., and the wholly-owned non-U.S. subsidiaries of HeartFlow, Inc. remain in place.
HeartFlow has wholly owned subsidiaries organized in the U.S., U.K., Europe, Canada, the Cayman Islands and Japan. HeartFlow’s principal executive offices are located at 1400 Seaport Blvd, Building B, Redwood City, CA 94063 and our telephone number is (650) 241-1221. Our corporate website address is www.heartflow.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

SELECTED HISTORICAL FINANCIAL INFORMATION OF HEARTFLOW
The following table sets forth selected historical financial information of HeartFlow for the periods and as of the dates indicated. The selected historical financial information of HeartFlow as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical financial statements of HeartFlow included elsewhere in this proxy statement / prospectus. The selected historical interim financial information of HeartFlow as of March 31, 2021, and for the three months ended March 31, 2021 and 2020 was derived from the unaudited condensed consolidated financial statements of HeartFlow included elsewhere in this proxy statement / prospectus and has been prepared on a consistent basis as the audited consolidated financial statements. In the opinion of HeartFlow’s management, the interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the financial information in those statements.
The following selected historical financial information should be read together with HeartFlow’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HeartFlow” appearing elsewhere in this proxy statement / prospectus. The selected historical financial information in this section is not intended to replace HeartFlow’s financial statements and the related notes. HeartFlow’s historical results are not necessarily indicative of the results that may be expected in the future, and HeartFlow’s results as of and for the three months ended March 31, 2021, are not necessarily indicative of the results that may be expected for the year ending December 31, 2020, or any other period.
	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Revenue	$8,116	$5,755	$22,672	$19,597
Cost of revenue	4,110	4,081	15,290	12,731
Total costs and expenses	26,742	25,284	96,192	117,213
Loss from operations	(18,626)	(19,529)	(73,520)	(97,616)
Net loss	(21,549)	(18,914)	(72,804)	(95,797)
	As of March 31, 2021	As of December 31,
(in thousands)		2020	2019
Cash and cash equivalents	$94,129	$41,173	$17,283
Total assets	114,522	60,823	122,508
Total liabilities	85,896	14,064	15,767
Redeemable convertible preferred stock	538,423	538,423	538,423
Total stockholders’ deficit	(509,797)	(491,664)	(431,682)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF HEARTFLOW
The following discussion and analysis of our financial condition and results of operations together with the information contained in “Selected historical consolidated financial data of HeartFlow” should be read in conjunction with our consolidated financial statements and the related notes to those statements included elsewhere in this prospectus. The discussion and analysis should also be read together with our pro forma financial information as of March 31, 2021 and for the year ended December 31, 2020. The following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk factors” and elsewhere in this prospectus. See “Special note regarding forward-looking statements.” Unless the context otherwise requires, references in this “HeartFlow’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of HeartFlow.
Overview
We are a healthcare technology company focused on advancing the diagnosis and treatment of heart disease. Specifically, we offer the HeartFlow Analysis, a cloud-based software analytics technology that uses deep learning, bringing precision medicine to patients with CAD, the most common type of heart disease estimated to account for $318 billion of annual healthcare spending, affecting 17 million patients yearly in the United States alone, according to a study published by the AHA in March 2020. We believe the HeartFlow Analysis is the first and only test to provide both anatomic and physiologic information to help physicians to directly image, diagnose and assess the severity of CAD, as well as elect and plan appropriate treatment.
The HeartFlow Analysis is currently commercially available in the U.S., United Kingdom, Europe, and Japan. Over the years, we have demonstrated that the HeartFlow Analysis is accurate, cost-effective and easily integrated into clinical practice, attributes which have facilitated adoption by healthcare providers, reimbursement in key geographies and incorporation into clinical guidelines. As of June 30, 2021, we have performed the HeartFlow Analysis on a total of over 100,000 patients through clinical development and commercialization.
We believe the HeartFlow Analysis platform can be used beyond heart disease in other disease categories in which understanding the vascular system can improve clinical decision-making. Over time, our plan is to develop new products that are derived from our technology platform in stroke, peripheral artery disease and other diseases of the cardiovascular system.
Our revenue increased from $19.6 million during the year ended December 31, 2019 to $22.7 million during the year ended December 31, 2020. We incurred a net loss of $95.8 million and $72.8 million for the years ended December 31, 2019 and 2020, respectively. For the three months ended March 31, 2021, our revenue was $8.1 million, and we incurred a net loss of $21.5 million, compared to revenue of $5.8 million and a net loss of $18.9 million for the three months ended March 31, 2020. We expect to continue to incur losses at least in the near term as we expand our organization to support planned sales growth, while also continuing to invest in product development in support of technology enhancements to our platform.
Our financial statements have been prepared on a going concern basis. We have experienced recurring losses from operations, and negative cash flows from operations. Since our incorporation, we have devoted substantially all of our time and efforts to performing research and development, raising capital, recruiting personnel, and early commercialization activities, and have incurred an accumulated deficit of $541.8 million as of March 31, 2021. In January 2021, we entered into a Credit Agreement with Hayfin Services, LLP for total borrowings of up to $70.0 million and borrowed $68.1 million, net of issuance costs. As discussed in more detail under “— Factors affecting our performance,” we expect our operating losses and negative cash flows to continue into the foreseeable future as we continue to develop and commercialize our product offering. Our ability to continue to meet our obligations and to achieve our business objectives is dependent upon, among other things, generating sufficient revenue and controlling expenses to meet our obligations as they become due. Failure to increase revenue and manage discretionary expenditures as required, may adversely impact our ability to achieve our intended business objectives. Based on available cash resources as of the date of this proxy statement/prospectus and our operating plans, we do not expect that the cash and cash equivalents on hand will be sufficient to fund our operations for a period extending beyond twelve months from the date of this proxy statement/prospectus. Based on our recurring losses from operations, the expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance future operations, we have concluded that there is substantial doubt about our ability to continue as a going concern within one year after the date of this proxy statement/prospectus. Our projections and future liquidity requirements are subject to risks and uncertainties and actual results could differ materially. See “Liquidity and Capital Resources.”
Business Combination and Public Company Costs
We entered into the Business Combination Agreement with Longview on July 15, 2021. Pursuant to the Business Combination Agreement, and assuming a favorable vote of Longview’s stockholders, Merger Sub, a newly formed subsidiary of Longview, will be merged with and into us in the Business Combination, with us surviving the Business Combination as a wholly owned subsidiary of Longview. Upon consummation of the Business Combination, the separate corporate existence of Merger Sub will cease, and we will continue as the Surviving Corporation of the Merger. We will be deemed the accounting predecessor, and the combined entity, HeartFlow Group, Inc., will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, Longview will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated increase in cash (as compared to our balance sheet at March 31, 2021) of between approximately $205.9 million, assuming maximum stockholder redemptions permitted under the Business Combination Agreement, and $349.9 million, assuming no stockholder redemptions, net of the intended repayment of the Hayfin Capital facility and potential repurchases of equity held by early investors. Total non-recurring transaction and other costs are estimated at approximately $30.4 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”
As a result of the Business Combination, we will become the successor to a NYSE-listed company with common stock registered under the Exchange Act, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Impact of the COVID-19 Pandemic
Starting in late 2019, a novel strain of coronavirus spread around the world and has been declared a pandemic by the World Health Organization. In an effort to contain the spread of COVID-19, governments around the world, including in the United States, Europe and Asia, have implemented travel restrictions, social distancing requirements, quarantines, stay-at-home orders and other significant restrictions that have also resulted in delay of patients receiving medical care, patient enrollment in clinical trials and FDA operations in general. As a result, the current COVID-19 pandemic has presented a substantial public health and economic challenge around the world and is affecting our employees, including our sales force, hospitals, physicians, patients and business operations, as well as contributing to significant volatility and negative pressure on the U.S. and world economy.
The pandemic had a significant impact on business, financial condition and results of operations in 2020. Healthcare organizations across the globe prioritized the treatment of patients with COVID-19 or altered their operations to prepare for and respond to the pandemic. The number of clinical visits declined due to stay-home mandates and sharp reduction in elective and diagnostic procedures during 2020. Since March 2020, the COVID-19 pandemic and related precautionary measures had begun to materially disrupt our business by decreasing and delaying a substantial number of analyses using the HeartFlow Analysis and limiting our access to customers . We expect the pandemic to continue to negatively impact our business, financial condition and results of operations for an unknown period of time.

The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its people (such as social distancing and working from home). Following a precipitous decline in revenues during the second quarter of 2020, in the beginning of July, we began to see signs of a recovery in our business, as our operations returned to pre-COVID levels. This resulted in third quarter revenues exceeding revenues from the first quarter of 2020. Despite a resurgence of COVID-19 in November and December 2020, our revenues in the fourth quarter further increased compared to revenues in the third quarter of 2020. As of March 31, 2021, despite the regional variations and another wave of lockdowns in parts of Europe and Japan, the impact on the business and results of operations has been minimal, and we anticipate improving sales in the second half of 2021, assuming the efficacy, availability and delivery of vaccines as well as other appropriate societal responses to the pandemic, including the impact of the Delta Variant, or any other variant.
Despite some signs of recovery of our business, we cannot be certain that any recovery will be sustained, or that a further resurgence of COVID-19 or variants of the virus such as the Delta Variant will not occur. We believe many of the measures adopted in response to, and challenges resulting, from COVID-19 will likely continue for the duration of the pandemic, which is uncertain, and continues to present a substantial public health and economic challenge around the world and is adversely affecting our employees, including our sales force, hospitals, physicians, patients, communities and business operations, as well as contributing to significant volatility and negative pressure on the U.S. and world economy and in financial markets.
Factors Affecting Our Performance
Adoption of CTA and HeartFlow Analysis Pathway as standard of care
The growth of our business depends in part on the adoption of CTA data and HeartFlow Analysis Pathway as a widely accepted standard of care. The HeartFlow Analysis uses CTA data and, therefore, we benefit from increased adoption and access to CTA. We believe that CTA will become the standard of care for diagnosis of patients at risk of CAD through the establishment of clinical guidelines, accumulation of additional clinical and economic evidence from well-controlled clinical trials, as well as generation of real-world experience from medical centers that have adopted CTA. We also believe that adoption of the HeartFlow Analysis will also drive adoption of CTA and make interpretation of CTA more scalable.
Number of customers and patient case volume
The growth in our business is tied to the number of customers and patient case volume. We believe the number of patient cases in any period will become an important indicator of our revenue and the growth in our business as our product begins to be more broadly adopted by customers. Our revenue growth also depends on our ability to successfully promote the adoption of our product and expand our customer base, and the integration of CTA and the HeartFlow Analysis into practice.
Success in obtaining reimbursement and revenue from the HeartFlow Analysis
Our ability to increase the number of customers, our patient case volume and our revenue will depend on our success in achieving broad reimbursement coverage for our product from payers. Reimbursement may depend on a number of factors, including a payer’s determination that our product is appropriate, safe, effective, medically necessary and cost effective. Because each payer decides whether to establish a policy or enter into a contract to reimburse for our product, seeking these approvals is a time consuming and costly process. In addition, physicians may decide not to adopt our product if the cost of the product is not covered by insurance. We believe that obtaining reimbursement from payers, including private payers and government payers, is a critical factor for increasing customer adoption.
We receive revenue for the HeartFlow Analysis primarily from two sources: institutions and third-party payers. Institutions, which are typically hospitals or private physician practices account for the majority of our revenue. We bill these organizations for our HeartFlow Analysis on a fee per analysis basis, and they are responsible for payment, and, in turn, for seeking reimbursement from third-party payers where applicable.
Third-party payers include commercial payers and government agencies, such as CMS . Third-party payers require us to identify the service for which we are seeking reimbursement by using a CPT, code set maintained by the AMA. Currently, we receive 2% of our revenue through third-party payers. As we continue to contract with more commercial insurers and the patient population ages and becomes eligible for CMS programs, we believe more of our revenue will convert to third-party payer billing.
For the past several years, we have maintained CPT, codes specific to this novel category of diagnostic image processing by working with the AMA and other professional societies who recognize the unique value and efficiency provided by the HeartFlow Analysis. The CPT reimbursement code for the HeartFlow Analysis is a global code which can be broken out into four separate codes: (1) hook-up for the data transmission; (2) technical analysis services; (3) the professional interpretation of the report and (4) the dictation of the final results.
Commercial payers also reimburse for the HeartFlow Analysis utilizing the aforementioned unique CPT codes. We continue to engage with commercial payers to secure active contracts with set reimbursement rates for the HeartFlow Analysis.
Investment in our business and timing of expenses
We plan to continue to invest significantly in the development, clinical testing and commercialization of our product. We also expect to incur costs as we seek to expand our sales and marketing teams, further automate our production activities, conduct ongoing research and development activities to expand our market opportunities and scale our customer service capabilities. As part of our growth, we also plan to hire additional personnel, including sales and marketing personnel, software engineers, research and development personnel, reimbursement and regulatory specialists, production analysts and general and administrative personnel. In addition, we expect to incur additional expenses as a result of operating as a public company. The expenses we incur and our cash flows may vary significantly by quarter depending on, for example, when clinical trials are conducted, research and development projects are scheduled or significant hiring takes place, and as we focus on building out different aspects of our business.
Reorganization of corporate structure
On March 1, 2021, we completed an internal reorganization in which a newly formed parent holding company was put in place. The previous holders of our common stock and preferred securities are now holders of common stock and preferred securities of HeartFlow Holding, Inc. The equity incentive plan, outstanding options, the warrant and other equity agreements of HeartFlow, Inc. have been assumed by HeartFlow Holding, Inc. Our operations and business activities remain at HeartFlow, Inc., and the wholly-owned non-U.S. subsidiaries of HeartFlow, Inc. remain in place.
Components of Our Results of Operations
The following is a description of factors that may influence our results of operations, including significant trends and challenges that we believe are important to an understanding of our business and results of operations.
Revenue
The Company derives its HeartFlow Analysis revenues from three sources: (1) FPA, which are usage driven fees from customers who use its cloud platform to run HeartFlow Analysis; (2) subscription fees, which are subscription fees from customers accessing the Company’s hosted software service during the subscription period; and (3) other revenue, which are fees from claims that the Company submits to commercial and governmental payers for reimbursement. Of these, fee-per-analysis HeartFlow Analysis fees constitute over approximately 95% of our overall revenue.
Our total revenue consists of amounts earned for delivery of our service, the HeartFlow Analysis, and licensing fees from third parties. As part of the HeartFlow Analysis platform, we currently offer the FFRCT analysis that customers pay for primarily on a per use basis (fee-per-analysis, or FPA). We also anticipate future revenue from a series of products in the HeartFlow Analysis platform (PreRead, Quantitative Plaque Analysis and Myocardial Insights) that will be introduced through subscription bundles.

For all sales transactions, we recognize revenue in accordance with the provisions of FASB ASC, Revenue from Contracts with Customers (“ASC 606”), and all related applicable guidance. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services using the five-step model described as discussed in more detail under “— Critical accounting policies and estimates.”
The FPA-based revenue is recognized as invoiced to the customer for contracts in which the customer pays a fee per analysis. Contracts in which the customer has paid a subscription for unlimited analysis is deemed a stand ready obligation and is recognized over time. The Company recognizes revenue on a straight-line basis over the accounting term for contracts in which the customer pays a fixed amount upfront for unlimited analyses. Revenue recognition commences only after installation, implementation and training are complete, which do not constitute separate performance obligations for purposes of ASC 606. Contracts with customers typically include a fixed amount of consideration and are generally cancellable with 30 days’ written notice.
During the year ended December 31, 2020, 95% of our revenue was from our fee-per-analysis HeartFlow Analysis offering, 5% came from claims made to third party payers and less than 1% was from a license arrangement. By comparison, during the year ended December 31, 2019, 86% of revenue was from fee-per-analysis HeartFlow Analysis offering, 9% came from claims made to third party payers and 5% was from a license arrangement.
The mix in our revenue from customers outside the US was 26.6% during the year ended December 31, 2020, down from 28.1% in the preceding year.
Costs of revenue
Costs of revenue include, but are not limited to, salaries and related employee costs, stock compensation costs related to our production team, fees and royalties associated with technology licenses used in connection with the delivery of our product, the cost of connecting new customers to our solution, and allocated overhead, including rent, equipment, depreciation and utilities, related to our production team. Our production teams are located at our corporate headquarters in Redwood City, California and in our facility in Austin, Texas. The role of the production team is to support our patient case volume revenue by performing quality control activities. The production team also supports our activities in our clinical trials, research and development and business development. The portion of these costs that supports patient case volume revenue is recorded as costs of revenue. We expect costs of revenue to increase in absolute dollars primarily as case volume grows. We expect cost of revenue as a percentage of total revenue to decline over time as operational efficiencies are obtained in our production team, with variability from period to period depending on the rate of revenue growth as well as the level and timing of costs incurred in connection with hiring and training new employees.
Research and development expenses
Costs related to research, design, development and clinical trials are charged to research and development expenses as incurred. These costs include, but are not limited to, salaries, benefits and other related costs, including stock-based compensation, for personnel employed in research and development, clinical trials, third-party consulting costs, the portion of the costs incurred by our production team to support clinical trials and research and development efforts, and allocated overhead, including rent, equipment, depreciation and utilities. We expect research and development expenses to increase in absolute dollars for the foreseeable future as we continue to develop, enhance and commercialize new products and technologies. However, we expect research and development expenses as a percentage of total revenue to vary over time depending on the rate of revenue growth as well as the level and timing of new product development efforts and clinical trial related activities.
Selling, general and administrative expenses
Selling, general and administrative, or SG&A, expenses primarily consist of salaries, benefits and other related costs, including stock-based compensation, for personnel employed in sales, marketing, business development, regulatory, market access, legal, finance and human resources. Other SG&A expenses include expenses related to travel, promotional activities, conferences, trade shows, professional services, audits and insurance, as well as general corporate expenses including allocated overhead such as rent, equipment, depreciation and utilities. We expect SG&A expenses to continue to increase in absolute dollars for the foreseeable future as we expand our commercial infrastructure to both drive and support the anticipated growth in revenue and incur additional legal, accounting, insurance and other professional service fees associated with being a public company. However, we expect SG&A expenses as a percentage of total revenue to vary over time depending on the rate of revenue growth as well as the level and timing of sales force expansion, marketing initiatives and administrative activities associated with being a public company.
Interest income
Interest income relates primarily to interest earned on deposits of account and short-term investments. For a description of the treatment of interest income, see the financial statements and the notes thereto for the quarter ended March 31, 2021.
Interest expense
Interest expense relates primarily to our debt financing with Hayfin Capital, among other sources of capital. For a description and terms of the debt financing, see the financial statements and the notes thereto for the quarter ended March 31, 2021.
Other income (expense), net
The Hayfin Capital term loan offers warrants and includes certain features that are accounted for separately as a derivative liability. The fair value of the warrants and derivative liability is remeasured quarterly and adjustments are recorded into other income (expense), net. For the quarter ended March 31, 2021, the remeasurement expense was $1.7 million.
Comparability of Financial Information
Our results of operations may not be comparable between periods as a result of our ongoing evolution, refinement and growth of our business operations within the medical technology industry.
Results of Operations
(in thousands)	Years ended December 31,		Three months ended March 31,
	2020	2019	2021	2020
Revenue	$22,672	$19,597	$8,116	$5,755
Costs and expenses
Cost of revenue	15,290	12,731	4,110	4,081
Research and development	30,106	37,758	7,517	6,702
Selling, general and administrative	50,796	66,724	15,115	14,501
Total costs and expenses	96,192	117,213	26,742	25,284
Loss from operations	(73,520)	(97,616)	(18,626)	(19,529)
Interest income	692	2,090	2	371
Interest expense	—	—	(1,302)	—
Other income (expense), net	24	(271)	(1,623)	244
Net loss	$(72,804)	$(95,797)	$(21,549)	$(18,914)
Comparison of the Three Months Ended March 31, 2021 and 2020
Revenue.   Total revenue increased $2.4 million to $8.1 million, or 41.0% during the three months ended March 31, 2021, compared to $5.8 million during the three months ended March 31, 2020. The growth in revenue was attributable to new customers as well as increased utilization at existing customers, due in part to our extended commercialization efforts which drove adoption of the HeartFlow Analysis by our customers. For the three months ended March 31, 2021 and 2020, our top ten customers represented 41.0% and 47.0% of the total revenue, respectively. We generated 25.2% and 12.9% of our total revenue from customers outside the US for both three month periods ended March 31, 2021 and 2020, respectively.
Costs of revenue.   Costs of revenue increased 0.7% to $4.1 million during the three months ended March 31, 2021 compared to the costs of revenue during the three months ended March 31, 2020. The increase in costs of revenue was primarily attributable to the growth in revenue and the increase in headcount of our production team, partially offset by a reduction in per unit production capacity between the three months ended March 31, 2021 and the three months ended March 31, 2020, as well as increased efficiency resulting from process improvements implemented over such time periods
Research and development (“R&D”) expenses.   R&D expenses increased $0.8 million, or 12.2%, to $7.5 million during the three months ended March 31, 2021 compared to $6.7 million during the three months ended March 31, 2020. This increase results from targeted new hires to support the development work for upcoming product releases and sustainability enhancement and production process development intended to reduce technical debt with continuous software upgrades.
Selling, general and administrative (“SG&A”) expenses.   SG&A expenses increased $0.6 million, or 4.2%, to $15.1 million during the three months ended March 31, 2021 compared to $14.5 million during the three months ended March 31, 2020. SG&A expenses over both three months ended March 31, 2021 and March 31, 2020 reflect the sustained impact of a reduction in force in October 2019, impacting 10% of our SG&A related headcount, which significantly reduced SG&A expense over both such periods.
Interest income.   Interest income decreased by $0.4 million, from $0.4 million during the three months ended March 31, 2020, compared to $2 thousand during the three months ended March 31, 2021. The decrease in interest income during the three months ended March 31, 2021 was primarily attributed to a decrease in short-term investments.
Interest expense.   Interest expense increased by $1.3 million, from $0 during the three months ended March 31, 2020, compared to $1.3 million during the three months ended March 31, 2021. The increase in interest expense during the three months ended March 31, 2021 was primarily attributed to the Hayfin Capital facility entered in January 2021.
Other income (expense), net.   Other income (expense), net, was $0.2 million during the three months ended March 31, 2020, compared to ($1.6 million) during the three months ended March 31, 2021. The change was primarily attributed to the remeasurement of warrants and derivative liability related to the Hayfin Capital facility entered in January 2021.
Comparison of Years Ended December 31, 2020 and 2019
Revenue.   Total revenue increased $3.1 million, or 15.7%, to $22.7 million during the year ended December 31, 2020, compared to $19.6 million during the year ended December 31, 2019. The growth in revenue was attributable to both new customers as well as increased utilization at existing customers, due in part to our extended commercialization efforts which drove adoption of the HeartFlow Analysis by our customers. For the years ended December 31, 2020 and December 31, 2019, one customer represented 19% and 16%, respectively, of our total revenue. We generated 26.6% and 28.1% of our total revenue from customers outside the US during the years ended December 31, 2020 and 2019, respectively.
Costs of revenue.   Costs of revenue increased $2.6 million, 20.1%, to $15.3 million during the year ended December 31, 2020 compared to $12.7 million during the year ended December 31, 2019. The increase in costs of revenue was primarily attributable to the growth in revenue and the increase in headcount of our production team, partially offset by a reduction in per unit production capacity between the year ended December 31, 2020 and the year ended December 31, 2019, as well as increased efficiency resulting from process improvements implemented over such time periods.
Research and development expenses.   R&D expenses decreased $7.7 million, or 20.3%, to $30.1 million during the year ended December 31, 2020 compared to $37.8 million during the year ended December 31, 2019. The decrease in R&D expenses in the year ended December 31, 2020 was primarily driven by the impact of a reduction in force in October 2019, impacting 24% of our R&D related headcount, which significantly reduced R&D expense for the year 2020. This decrease was partially offset by targeted new hires to support the development work for upcoming product releases and sustainability enhancement and production process development intended to reduce technical debt with continuous software upgrades.
Selling, general and administrative expenses.   SG&A expenses decreased $15.9 million, or 23.9%, to $50.8 million during the year ended December 31, 2020 compared to $66.7 million during the year ended December 31, 2019. The decrease in SG&A expenses was primarily due to the impact of a reduction in force in October 2019, partially offset by increases in our headcount in the areas of sales, customer success, business development and general and administrative functions and also legal and compliance costs to support the commercialization of our product.
Interest and other income (expense), net.   Interest and other income (expense), net, decreased $1.1 million to income of $0.7 million during the year ended December 31, 2020 compared to income of $1.8 million during the year ended December 31, 2019. This decrease was primarily attributed to a decrease in interest income from investments due to a lower average investment balance, as investment in our portfolio matured, as well as lower average interest rates during the year ended December 31, 2020 compared to the prior year.
Seasonality and Sales Cycle
We expect our revenue to fluctuate from quarter to quarter due to a variety of factors, including seasonality, as we expect quarterly sales to vary due to patients meeting their annual health insurance deductible later in the calendar year and as a result of vacation schedules, holidays and adverse weather.
The sales cycle for our product may be lengthy and fluctuate over time. Based on our experience, the sales cycle for a new customer, from the time we identify the customer to the completion of the first sale, may span over several quarters, and it is difficult for us to predict. In addition, we expect our sales cycle to vary substantially from customer to customer because of various factors, including the discretionary nature of potential customers’ purchasing and budget decisions, the announcement or planned introduction of new products by us or our competitors and the purchasing approval processes of potential customers.
Liquidity and Capital Resources
Overview
Since inception, we have financed our operations primarily from debt financing, including our Hayfin Capital debt facility, and the sales of common and redeemable convertible preferred shares. Through March 31, 2021, we have raised $538.4 million from private placements of convertible preferred securities from our investors. As of March 31, 2021, we had cash, cash equivalents and short-term investments of $96.7 million and an accumulated deficit of $541.8 million, compared to cash, cash equivalents and short-term investments of $44.0 million and an accumulated deficit of $520.3 million as of December 31, 2020. Based on available cash resources as of March 31, 2021 and the Company’s operating plans, the Company does not expect that the cash and cash equivalents on hand will be sufficient to fund our operations for a period extending beyond twelve months from the date the consolidated financial statements are available to be issued. Based on the Company’s recurring losses from operations, the expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
Notwithstanding the foregoing, if the Business Combination is completed, assuming either the no redemption or the maximum redemption scenario, the Company believes that its existing cash, together with the funds from the Business Combination will be sufficient to fund its operating expenses and debt service payments during the foreseeable future based on our current projections. Our projections and future liquidity requirements are subject to risks and uncertainties and actual results could differ materiality. For additional information see the sections entitled “The Business Combination Proposal — Background of the Business Combination — Certain Projected Financial Information of HeartFlow,” “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

In January 2021, we entered into the Credit Agreement and Guaranty (the “Credit Agreement”) with Hayfin Services LLP and the lenders (the “Lender”). Pursuant to the Credit Agreement, the Lenders extended a term loan in an aggregate principal amount of $70.0 million (the “Loan”). In consideration for the Loan, we issued to Hayfin Tourmaline Luxco S.a.r.l. a warrant to purchase 315,810 shares of our common stock, which warrant has since been assumed by HeartFlow Holding, Inc. and is exercisable for 315,810 shares of common stock of HeartFlow Holding, Inc. The Loan accrues interest at a rate per annum equal to the sum of (i) the Applicable Margin (as defined in the Credit Agreement), plus (ii) the higher of (x) the LIBO Rate (as defined in the Credit Agreement) for such interest period and (y) 1.00%. The interest rate applicable to the Loan as of March 31, 2021 is 7%.
Pursuant to the Credit Agreement, HeartFlow has elected to pay PIK Interest (as defined in the Credit Agreement) for interest accrued to date under the Loan. As of March 31, 2021, $0.9 million of PIK Interest has been added to the principal.
Upon the consummation of the Business Combination, the Credit Agreement requires us to repay an amount equal to the lesser of (i) the Net Cash Proceeds of such IPO or SPAC in excess of $150.0 million and (ii) $35.0 million. Assuming the maximum redemption scenario, we expect to prepay the maximum of $35.0 million of the Loan. Assuming the no additional redemption scenario, we expect to prepay the loan in full. Upon a repayment in full and assuming the Business Combination is consummated in the fourth quarter of 2021 under the no additional redemption scenario, we will be required to pay an exit fee of $0.7 million.
The following table sets forth the primary sources and uses of cash for each of the periods indicated:
	Years ended December 31,		Three months ended March 31,
(in thousands)	2020	2019	2021	2020
Net cash (used in) provided by:
Operating activities	$(54,541)	$(81,875)	$(14,599)	$(15,398)
Investing activities	75,227	6,992	(932)	22,280
Financing activities	2,442	69,001	68,504	242
Effect of foreign exchange rates	430	—	(213)	(19)
Net increase (decrease) in cash and cash equivalents	$23,557	$(5,882)	$52,760	$7,105
Net Cash Used in Operating Activities
During the three months ended March 31, 2021, net cash used in operating activities was $14.6 million, consisting primarily of the net loss for the period in the amount of $21.5 million. Non-cash adjustments, comprising of depreciation and amortization and stock-based compensation was $5.0 million, and amortization of debt issuance costs, change in value of warrants and derivative liability, and paid-in-kind interest of $3.0 million. Net cash used for operating assets and liabilities was $1.0 million. Changes in operating assets and liabilities were primarily attributable to the increase in accounts receivable by $1.6 million and the decrease in accounts payable by $0.5 million.
During the three months ended March 31, 2020, net cash used in operating activities was $15.4 million. The net loss for the period was $18.9 million. Non-cash adjustments, comprising of depreciation and amortization and stock-based compensation was $5.6 million. Net cash used in the change of operating assets and liabilities was $2.3 million. Changes in operating assets and liabilities were primarily attributable to the decrease in accrued expenses and other current liabilities by $2.4 million.
During the year ended December 31, 2020, net cash used in operating activities was $54.5 million, consisting primarily of a net loss of $72.8 million and non-cash adjustments comprising of depreciation and amortization and stock-based compensation totaling $19.5 million. Net cash used by changes in net operating assets and liabilities was $1.1 million. The net loss was primarily due to research and development efforts and SG&A activities in support of our commercialization efforts.

During the year ended December 31, 2019, net cash used in operating activities was $81.9 million, consisting primarily of the loss for the period of $95.8 million. Non-cash adjustments comprising of depreciation, amortization and stock-based compensation was $18.8 million. Net cash used by changes in operating assets and liabilities was $4.2 million.
Net Cash Used in Investing Activities
Net cash used in investing activities for the three months ended March 31, 2021 was $0.9 million from the purchase of property and equipment.
Net cash provided in investing activities in the three months ended March 31, 2020 was $22.3 million, comprising of $23.2 million from proceeds from the sale of short-term investments, partially offset by $1.0 million from the purchase of property and equipment.
Net cash provided by investing activities during the year ended December 31, 2020 was $75.2 million and was primarily driven by the maturity of investments of $79.0 million, partially offset by purchase of property and equipment in the amount of $3.8 million. We invest excess cash in US treasury bills and notes, which mature periodically to meet our cash flow needs.
Net cash provided by investing activities during the year ended December 31, 2019 was $7.0 million. Proceeds from the maturities of investments was $116.5 million, which was offset by the purchase of investments in the amount of $101.1 million and the purchase of property and equipment in the amount of $8.4 million. We invested excess cash in US treasury bills and notes, which mature periodically to meet our cash flow needs.
Net Cash Provided by Financing Activities
Net cash provided by financing activities in the three months ended March 31, 2021 was $68.5 million, consisting of proceeds from the closing of the Hayfin Capital facility totaling $68.1 million and proceeds from the exercise of stock options for $0.4 million. Net cash provided by financing activities in the three months ended March 31, 2020 was $0.2 million as a result from proceeds from the exercise of stock options.
During the year ended December 31, 2020, net cash provided by financing activities was $2.4 million, primarily consisting of proceeds from the exercise of stock options. During the year ended December 31, 2019, net cash provided by financing activities was $69.0 million, consisting of proceeds from the issuance of convertible preferred stock, net of issuance costs, totaling $64.9 million and proceeds from the exercise of stock options totaling $4.2 million.
	Years Ended December 31,		Three Months Ended March 31,
	2020	2019	2021	2020
	(dollar amounts in thousands)		(dollar amounts in thousands)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	64,850	—	—
Proceeds from Hayfin Capital facility	—	—	68,071	—
Proceeds from exercise of stock options	2,442	4,151	433	242
Net cash provided by financing activities	2,442	69,001	68,504	242
Effect of foreign exchange rates	430	—	(213)	(19)
Based on approximately $690.0 million in Longview’s trust account as of December 31, 2020, approximately 69,000,000 shares of Longview’s redeemable common stock may be redeemed and still enable the Company to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreement. We refer to this as the “maximum redemption scenario” and the scenario where no additional shares of Longview’s redeemable common stock are redeemed as the “no additional redemption scenario”. On a pro forma basis as of March 31, 2021, the maximum redemption scenario would result in approximately $300.0 million of cash and cash equivalents and working capital of approximately $297.4 million (consisting of $312.0 million in current assets and $14.6 million in current liabilities) and the no additional redemption scenario would result in approximately $444.0 million of cash and cash equivalents and working capital of approximately $441.6 million (consisting of $456.2 million in current assets and $14.6 million in current liabilities). See “Unaudited Pro Forma Condensed Combined Financial Information.” We expect that following the Closing, we will have sufficient capital to fund our planned operations for the near-term foreseeable future under either the maximum redemption scenario or the no additional redemption scenario, assuming current market conditions.
The continued research, sale and servicing of the HeartFlow Analysis is capital intensive. In the near term following the Closing, our capital will be deployed for the projected operating expenses to execute on our business plan, to provide necessary working capital for accounts receivable, to finance our anticipated capital expenditures to expand the research capacity to meet revenue forecasts and to fund other initiatives. Beyond the near-term foreseeable future, we may need to raise additional capital to scale our product portfolio and consumer integration. In addition, we may raise capital earlier on an opportunistic basis. These additional funds may be raised through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. Additional capital will be necessary in the future to fund ongoing operations, continue research, development and design efforts and improve infrastructure.
If our existing cash, cash equivalents and short-term investments are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. If we raise additional funds by issuing equity securities, our stockholders would experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. Additional financing may not be available at all, or in amounts or on terms acceptable to us. If we are unable to obtain additional financing, we may be required to delay or halt commercialization of our product, or we may not be able to continue to operate as a going concern.
Contractual Obligations
The following table sets forth, as of December 31, 2020, our contractual obligations due by each period presented.
				Payments due by period
(in thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations	1,856	1,232	—	—	3,088
Minimum royalties	50	100	100	250	500
	1,906	1,332	100	250	3,588
Our operating lease obligations consist primarily of our office space lease agreements. The lease on our Redwood City, CA office location is expiring on December 31, 2021. We are currently in conversations to extend this lease or to lease a new office location in the vicinity of the current Redwood City location. The new long-term lease obligations resulting from this new lease are not reflected here.
The minimum royalties are obligations pursuant to technology license agreements with Stanford University. In addition to the future contractual obligations included in the table above, one of our technology licenses arrangements obligates us to make royalty payments based on a low single digit percentage of revenue.
Off-balance Sheet Arrangements
As of December 31, 2020, we were not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.
Quantitative and Qualitative Disclosures about Market Risk
Interest rate risk
We had cash, cash equivalents and short term investments, including restricted cash, totaling $44.0 million at December 31, 2020. These amounts were invested primarily in U.S. Treasury Notes and

U.S. Treasury Bills or held in a Money Market account. The cash, cash equivalents and short-term investments are held for general corporate purposes including working capital and capital expenditures. We do not currently use or plan to use financial derivatives in our investment portfolio.
Our investments are made for capital preservation purposes. We do not enter into investments for trading or speculative purposes. Our cash equivalents and our portfolio of short-term investments are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely impacted due to a rise in interest rates. Due in part to these factors, we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. We classify our debt securities as available-for-sale and thus no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary.
Credit risk
We have no significant off-balance sheet risks, such as foreign exchange contracts, option contracts or other foreign hedging arrangements. Cash and cash equivalents are financial instruments that potentially subject us to concentrations of credit risk. At December 31, 2019, substantially all of our cash was deposited in accounts at one financial institution, with a significant amount invested in short-term U.S. Treasury Notes and U.S. Treasury Bills. At December 31, 2020, all of our cash were deposited in accounts at two financial institutions. We maintain our cash and cash equivalents, which at times may exceed federally insured limits, with large financial institutions and, accordingly, we believe such funds are subject to minimal credit risk.
We may invest in debt securities as short-term investments. Investment portfolios with debt securities are subject to credit risk. Financial strength and solvency of an issuer are the primary factors influencing credit risk. In addition, lack or inadequacy of collateral or credit enhancements for a debt instrument may affect its credit risk. Credit risk may change over the life of an instrument. Securities that are rated by rating agencies are often reviewed and may be subject to downgrade, which generally results in a decline in the market value of such security.
We generally extend credit to customers without requiring collateral. We evaluate the collectability of accounts receivable at each reporting period and record an allowance for doubtful accounts when appropriate. At December 31, 2020 and December 31, 2019, we recorded $85,000 as allowance for doubtful accounts. At December 31, 2020 and 2019, the accounts receivable balance included one customer representing 17% and 18% of the total accounts receivable balance, respectively.
Foreign currency risk and sensitivity
Because a portion of our operations consists of business activities outside of the United States, we have foreign exchange exposures to non-U.S. dollar operating activities as well as asset and liability balances. We invoice our foreign revenue in the currency of the country where the customer resides: British pound sterling for our UK customers, Japanese yen for our customers in Japan, the Euro, Swiss Franc and Danish Kroner for our continental Europe customers.
We also incur cost in foreign currency, related to commercial operations in the UK and in Japan and clinical trial participants in continental Europe. We recognized foreign exchange transaction losses of $0.1 million and $0.2 million during the years ended December 31, 2020 and 2019, respectively. During 2020, we recognized $0.4 million of foreign currency translation adjustment in the statement of other comprehensive income related to the two foreign subsidiaries, which have local functional currencies.
We are exposed to fluctuations in currency exchange rates. A 1% change in the value of the U.S. Dollar as compared to all foreign currencies in which the Company had sales, income or expense in 2020 would have increased or decreased the translation of foreign sales by approximately $10.0 million and net income by approximately $3.0 million.
Related Party Transactions
For a description of our related party transactions, see “Certain relationships and related party transactions.”

Critical Accounting Policies and Estimates
Management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, revenue, expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.
While our significant accounting policies are more fully described in Note 2 of our consolidated financial statements included in this prospectus, we believe the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective and complex judgments.
Revenue Recognition
Our total revenue consists of amounts earned for delivery of our service, the HeartFlow Analysis through our SaaS platform. For all sales transactions, we recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenues are recognized when control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company uses a portfolio approach in estimating the variable consideration related to the reimbursement from the government and commercial payers using the expected value method. During the three months ending March 31, 2021, 96% revenue was from its fee per analysis HeartFlow Analysis offering and 4% came from claims made to third party payers. For the three months ended March 31, 2020, 95% of revenue was from fee per analysis HeartFlow Analysis offering, 5% came from claims made to third party payers and less than 1% was from a license arrangement. There are no material significant judgments and estimates related to the fee per analysis revenue. We do not offer concessions.
Under ASC 606, revenue is recognized when the customer obtains controls of promised goods or services, in an amount that reflects consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps as prescribed by ASC 606:
(i) identify the contract(s) with a customer;
(ii) identify the performance obligations in the contract;
(iii) determine the transaction price;
(iv) allocate the transaction price to the performance obligations in the contract; and
(v) recognize revenue when (or as) the entity satisfies performance obligations.
Our customers pay for our service primarily on a per use basis. We also have a few immaterial legacy subscription-based contracts and a portion of our revenue is earned through submittal of a claim for reimbursement to commercial and governmental payers. Fees earned on a per use basis are recognized when control of the services are transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange. Fees earned on a subscription basis are recognized ratably over the subscription period.
A portion of the Company’s revenue is earned from claims that the Company submits to commercial and governmental payers for reimbursement. These fees are recognized as revenue only when a reasonable estimate of reimbursement can be made. Some patients have out-of-pocket costs for amounts not covered by their insurance carrier, and the Company may bill the patient directly for these amounts in the form of co-payments and co-insurance in accordance with their insurance carrier and health plans. Some payers may not cover the Company’s service as ordered by the prescribing physician under their reimbursement policies.

Through December 31, 2019, 39.1% of our revenue was generated from customers outside of the United States. During the year ended December 31, 2020, 26.6% of our revenue was generated from customers outside of the United States. We expect our revenue to increase as we expand our sales, marketing and reimbursement infrastructure and increase awareness of our product, and we expect our revenue to be generated from both domestic and international customers. We also expect our revenue to fluctuate from quarter to quarter due to a variety of factors, including those discussed in “— Seasonality and sales cycle.”
Internal-use Software
We capitalize costs related to internal-use software during the application development stage. Costs related to planning and post implementation activities are expensed as incurred. Capitalized internal-use software is amortized on a straight-line basis over the estimated useful life, which can range from two to five years, and is recorded as part of cost of revenue. We evaluate the useful lives of these assets on an annual basis and test for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Capitalized internal use software costs are classified as a component of property and equipment, net. Management’s judgment is required in determining the point when various projects enter the stages at which costs may be capitalized, in assessing the ongoing value of the capitalized costs and in determining the estimated useful lives over which the costs are amortized.
Common Stock Valuation and Stock-based Compensation
We maintain an equity incentive plan to provide long-term incentive for employees, members of our board of directors and non-employee consultants. The plan allows for the issuance of non-statutory and incentive stock options to employees and non-statutory stock options to non-employee members of our board of directors and consultants.
We are required to determine the fair value of equity incentive awards and recognize compensation expense for all equity incentive awards made to employees and directors, including employee stock options. We recognize this expense over the requisite service period. In addition, we recognize stock-based compensation expense in the statements of operations and comprehensive loss based on awards expected to vest and, therefore, the amount of expense has been reduced for estimated forfeitures. We use the straight-line method for expense attribution.
Prior to the adoption of ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting (“ASU 2018-07”) on January 1, 2020, we accounted for non-employee stock-based compensation arrangements based on the fair value of the consideration received or the equity instruments issued, whichever is more readily measurable. The measurement date for non-employee awards was generally the date that the performance of services required for the award is complete. Stock-based compensation costs for non-employee awards was recognized as services are provided, which was generally the vesting period, on a straight-line basis with the fair value of such awards re-measured each reporting period for expense recognition purposes. In accordance with the ASU, from January 1, 2020, we will no longer estimate the fair value of non-employee options as of the end of each reporting period. In conjunction with the adoption of the standard, we will assess the expected term of non-employee options on agreement by agreement basis.
The valuation model we used for calculating the fair value of awards for stock-based compensation expense is the Black-Scholes option-pricing model, or the Black-Scholes model. The Black-Scholes model requires us to make highly subjective assumptions to estimate the fair value of the stock-based awards. If we had made different assumptions, our stock-based compensation expense, net loss and net loss per share of common stock could have been significantly different. These assumptions include:
•
Fair value of common stock.   As discussed below, the fair value of the shares of our common stock underlying the stock options has historically been determined by our board of directors. Because there has been no public market for our common stock, our board of directors has determined the fair value of our common stock at the time of grant of the option by considering a number of objective and subjective factors, including valuations of comparable companies, sales of our redeemable convertible preferred stock, our operating and financial performance and the general and industry-specific economic outlook.
•
Expected life.   The expected life of stock options represents the weighted-average period that the stock options are expected to remain outstanding. We estimated the expected term for grants to our employees and members of our board of directors based on an average of historical expected terms of the stock options of publicly-traded companies with characteristics similar to us, while the expected term for grants to non-employee consultants is the entire contractual term.

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Expected volatility.   Since there has been no public market for our common stock and lack of company specific historical volatility, we have determined the share price volatility for options granted based on an analysis of the volatility of a peer group of publicly traded companies. In evaluating similarity, we consider factors such as industry, stage of life cycle and size.

•
Risk-free interest rate.   The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for zero-coupon U.S. Treasury Notes with remaining terms similar to the expected term of the options.

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Dividend rate.   We assumed the expected dividend to be zero as we have never paid dividends and have no current plans to do so.

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Expected forfeitures.   The Company has elected to recognize the actual forfeiture by reducing the stock-based compensation in the same period as the forfeiture occur.

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Service period.   We amortize all stock-based compensation over the requisite service period of the awards, which is generally the same as the vesting period of the awards. We amortize the fair value of the award on a straight-line basis over the expected service periods.

•
The following table summarizes the assumptions we used to determine the fair value of stock options:

	December 31, 2020
	Employees	Non- employees
Expected life (in years)	6.0	4.3
Expected volatility	50.4%	44%
Risk-free interest rate	0.4%	1.7%
Dividend Yield	0%	0%
Our intent has been to grant all options with an exercise price not less than the fair value of our common stock underlying those options on the date of grant. We have determined the estimated fair value of our common stock at each valuation date in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our board of directors, with the assistance of management, developed these valuations using significant judgment and taking into account numerous factors, including developments at our company, market conditions and contemporaneous independent third-party valuations.
To date, our board has determined the enterprise value of the common stock underlying our option grants based on the Market Approach, Income Approach, Option Pricing Method, (“OPM”), and Probability Weighted Expected Return Method, (“PWERM”), or a weighted combination of the OPM and PWERM methods. Under the Market Approach we estimate the value based upon analysis of similar companies. We then apply these derived multiples or values to our financial metrics to estimate our market value. The Income Approach, or Discounted Cash Flow Method, estimates value based on the expectation of future net cash flows, which are then discounted back to the present using a rate of return derived from companies of similar type and risk profile. The allocation of these enterprise values to each part of our capital structure, including our common stock, was done based on OPM. OPM treats the rights of the holders of preferred and common stock as equivalent to call options on any value of the enterprise above certain break points of value based upon the liquidation preferences of the holders of preferred stock, as well as their rights to participation and conversion. Thus, the estimated value of the common stock can be determined by estimating the value of its portion of each of these call option rights. OPM derives the implied equity value of a company from a recent transaction involving the company’s own securities issued on an arms-length basis. Under the PWERM, the value is estimated based upon analysis of future values for the enterprise under varying scenarios, probabilities are ascribed to these scenarios based on expected future outcomes. The backsolve method was used to value total partially-marketable equity. OPM was used for allocation to common stock in the June 2020 and 2019 valuations. We used the public company method in the market approach for the June 2021 valuation. Following the closing of the Business Combination, the fair value of our common stock will be determined based on the closing price of our common stock on the NYSE.
Income Taxes
We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. At each of the interim financial reporting periods, we compute our tax provision by applying an estimated annual effective tax rate to year to date ordinary income and adjust the provision for discrete tax items recorded in the same period. The estimated annual effective tax rate at each interim period represents the best estimate based on evaluations of possible future transactions and may be subject to subsequent refinement or revision.
Our tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. We recognize the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, based on the technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50% likely to be realized upon settlement with the taxing authority. We recognize interest accrued and penalties related to unrecognized tax benefits in our income tax provision.
Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the tax law.
We recorded a full valuation allowance as of December 31, 2020 and 2019 as we believe that it is more-likely-than-not that we will not be able to utilize all of our deferred tax assets in the future.
We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute the business plans and tax planning strategies.
Our tax provision could be adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses, changes in the valuation of deferred tax assets and liabilities and our ability to utilize them, changes in tax laws including fundamental changes to tax laws applicable to corporate multinationals that may be considered by the United States, Japan and many countries in the E.U., changes in accounting principles, adverse results of tax examinations as well as changes in excess tax benefits related to exercises and vesting of stock-based compensation that are allocated directly to stockholders’ (deficit) equity.
Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”). This new standard has replaced all current GAAP guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition guidance provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, which provides guidance on costs to obtain and fulfill a contract that should be recognized as assets. This guidance became effective for the Company beginning January 1, 2020 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption (also known as the modified retrospective approach). The Company adopted the standard using the modified retrospective approach. The Company recorded a transition adjustment to decrease accumulated deficit by $0.3 million and increased the balance of accounts receivable by $0.3 million as of January 1, 2020. The Company capitalized $1.2 million of contract fulfillment costs under Subtopic 340-40 with a corresponding decrease in accumulated deficit by $1.2 million as of January 1, 2020.
In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”) which aligns the accounting treatment of stock awards granted to nonemployee consultants to those granted to employees. The updated guidance requires that share-based payment awards granted to a customer in conjunction with selling goods or services be accounted for under ASC 606, Revenue from Contracts with Customers. The Company is required to adopt ASU 2018-07 for fiscal years and interim periods within those fiscal years beginning after December 15, 2020. The Company’s adoption of the ASU on January 1, 2020 did not have a material effect on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASC 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework — Changes to the Disclosure for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements. ASU 2018-13 is effective for all entities for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with partial early adoption permitted for eliminated disclosures. The method of adoption varies by the disclosure. The Company adopted the new guidance on January 1, 2020. The adoption of this standard did not have any impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases. This guidance will require all assets under leases to be recorded on the balance sheet with a corresponding liability for the fair value of the amount payable under such lease. In June 2020, the FASB issued update ASU 2020-05 that changed the required effective date. The Company is required to adopt ASU 2016-02 on January 1, 2022. Because the Company only utilizes three leases to support its operations, the adoption of ASU 2016-02 is not expected to have a significant impact on the Company’s consolidated balance sheets. In transition, lessees and lessors are required to recognize and measure leases at either the beginning of the earliest period presented or the beginning of the period adopted, using a modified retrospective approach through a cumulative-effect adjustment. In transition, lessees and lessors may elect to apply a package of practical expedients permitting entities not to reassess: (i) whether any expired or existing contracts are or contain leases; (ii) lease classification for any expired or existing leases and (iii) whether initial direct costs for any expired or existing leases qualify for capitalization under the amended guidance. The Company expects to recognize a right-of-use asset and corresponding lease liability for its real estate operating leases upon adoption, expecting to use the modified retrospective approach for the adoption of this guidance.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) as amended. ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The Company is required to adopt ASU 2016-13 beginning after January 1, 2024. The Company is currently assessing the potential impact of adopting ASU 2016-13 on its consolidated financial statements and related disclosures.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. The amendments in Part I of this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The Company is currently assessing the potential impact of adopting ASU 2017-11 on its consolidated financial statements and related disclosures.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company is currently assessing the potential impact of adopting ASU 2018-15 on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which removes certain exceptions to the general principles in the income tax accounting standards related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted in an interim or annual period. Entities that elect to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, entities that elect early adoption must adopt all the amendments in the same period. Entities will apply the guidance prospectively, except for certain amendments. The Company is currently assessing the potential impact of adopting ASU 2019-12 on its consolidated financial statements and related disclosures.
The Company does not expect that any other recently issued accounting guidance will have a significant effect on our consolidated financial statements.

DESCRIPTION OF NEW HEARTFLOW SECURITIES
As a result of the Business Combination, the Longview stockholders and the HeartFlow stockholders who receive shares of New HeartFlow common stock in the transactions will become New HeartFlow stockholders. Your rights as New HeartFlow stockholders will be governed by Delaware law and the Proposed Charter and New HeartFlow Bylaws. The following description of the material terms of New HeartFlow’s securities reflects the anticipated state of affairs upon completion of the Business Combination.
In connection with the Business Combination, Longview will amend and restate its Current Charter and Bylaws. The following summary of the material terms of New HeartFlow’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and the New HeartFlow Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement / prospectus. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the New HeartFlow Bylaws in their entirety for a complete description of the rights and preferences of New HeartFlow securities following the Business Combination.
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance of       shares, of which       shares will be shares of New HeartFlow common stock, par value $0.0001 per share, and       shares will be shares of New HeartFlow preferred stock, par value $0.0001 per share.
As of         , the record date for the Special Meeting, Longview had approximately          shares of Longview Class A common stock. Longview also has issued 23,600,000 warrants, consisting of 13,800,000 public warrants and 9,800,000 private placement warrants, and 69,000,000 units outstanding. After giving effect to the Business Combination and the Related Stock Transactions based on an assumed Closing Date of October 31, 2021, New HeartFlow will have         shares of New HeartFlow common stock outstanding (assuming no redemptions).
New HeartFlow Common Stock
New HeartFlow common stock
Voting Rights
Holders of New HeartFlow common stock will be entitled to cast one vote per New HeartFlow share. Generally, holders of all classes of New HeartFlow common stock vote together as a single class, and an action is approved by New HeartFlow stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of New HeartFlow common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
Subject to applicable law, the rights, if any, of the holders of any outstanding series of New HeartFlow preferred stock, the holders of New HeartFlow common stock will be entitled to receive dividends and other distributions when, as and if declared by New HeartFlow Board out of any assets or funds of New HeartFlow and will share such dividends and distributions equally on a per share basis.
Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of New HeartFlow, each holder of New HeartFlow common stock, will be entitled, pro rata on a per share basis, to all assets of New HeartFlow of whatever kind available for distribution to the holders of common stock, subject to applicable law, the rights, if any, of the holders of any outstanding series of New HeartFlow preferred stock and payment or provision for payment of the debts and other liabilities of New HeartFlow.
Other Matters
Holders of shares of New HeartFlow common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of New HeartFlow common stock will be validly issued, fully paid and non-assessable.

Preferred Stock
The Proposed Charter provides that the New HeartFlow Board has the authority to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.
The purpose of authorizing the New HeartFlow Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New HeartFlow outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New HeartFlow common stock by restricting dividends on the New HeartFlow common stock, diluting the voting power of the New HeartFlow common stock or subordinating the dividend or liquidation rights of the New HeartFlow common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New HeartFlow common stock.
Unvested Stock Options
At the Effective Time, each HeartFlow option that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New HeartFlow and will be converted into an option to acquire shares of New HeartFlow common stock with the same terms and conditions as applied to the HeartFlow option immediately prior to the Effective Time provided that the number of shares underlying such New HeartFlow option will be determined by multiplying the number of shares of HeartFlow common stock subject to such option immediately prior to the Effective Time by 3.523, rounded down to the nearest whole number of shares, and the per share exercise price of such New HeartFlow option will be determined by dividing the per share exercise price immediately prior to the Effective Time by 3.523 and rounding up to the nearest whole cent.
As of March 31, 2021, HeartFlow had outstanding options to purchase 7.9 million shares of its common stock, with a weighted average exercise price of $6.39 per share.
Longview Warrants
Public Stockholders’ Warrants
There are currently outstanding an aggregate of 13,800,000 public warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New HeartFlow common stock. Each warrant is exercisable commencing 30 days following the Closing, for one share of Longview New HeartFlow whole common stock and, following the consummation of the Business Combination, will entitle the holder thereof to purchase one share of New HeartFlow common stock in accordance with its terms. The terms of the warrants provide that if the number of outstanding shares of Longview New HeartFlow common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Longview New HeartFlow common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Longview New HeartFlow common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Longview New HeartFlow common stock and the exercise price will be increased correspondingly to account for such consolidation, combination, reverse stock split, reclassification or similar event. In addition, in certain circumstances, if at any time while the warrants are outstanding and unexpired, New HeartFlow pays a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of Longview New HeartFlow common stock on account of such shares of Longview New HeartFlow common stock (or other shares of its capital stock into which the warrants are convertible) then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Longview New HeartFlow common stock in respect of such event.

Therefore, assuming no redemptions, as a result of the Reverse Stock Split and the Return of Capital Distribution, the public warrants would be exercisable for 11,980,000 shares of common stock and the private placement warrants would be exercisable for 8,507,536 shares of common stock at an adjusted exercise price of $11.73. Therefore, as of the date of this proxy statement / prospectus, if New HeartFlow assumes that each outstanding whole warrant is exercised for cash and one share of New HeartFlow common stock is issued as a result of such exercise, with payment to New HeartFlow of the adjusted exercise price of $11.73 per whole warrant for one whole share, its fully-diluted share capital would increase by a total of 20,484,800 shares, with approximately $240,286,704 paid to exercise the warrants. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless a holder has at least five units, such holder will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New HeartFlow will not be obligated to deliver any shares of New HeartFlow common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New HeartFlow common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New HeartFlow satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable, and New HeartFlow will not be obligated to issue shares of New HeartFlow common stock upon exercise of a warrant unless New HeartFlow common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New HeartFlow be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New HeartFlow common stock underlying such unit.
New HeartFlow has agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, New HeartFlow will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement relating to our initial public offering or a new registration statement registering the issuance, under the Securities Act, of the shares of New HeartFlow common stock issuable upon exercise of the warrants. New HeartFlow will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if New HeartFlow common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New HeartFlow may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New HeartFlow so elects, it will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New HeartFlow common stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when New HeartFlow will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but New HeartFlow will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of New HeartFlow common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New HeartFlow common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 per warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of New HeartFlow common stock for the 10 trading days ending on the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per share of New HeartFlow common stock equals or exceeds $18.00.   Once the warrants become exercisable, New HeartFlow may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30 day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of the New HeartFlow common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) for any 10 trading days within a 20 trading day period ending on the third trading day prior to the date New HeartFlow sends the notice of redemption to the warrant holders.

New HeartFlow will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New HeartFlow common stock underlying the warrants is then effective and a prospectus relating thereto is current throughout the 30-day redemption period. If and when the warrants become redeemable by New HeartFlow, New HeartFlow may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New HeartFlow may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.
New HeartFlow has established the $18.00 per share (subject to adjustment) the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New HeartFlow issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the New HeartFlow common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of New HeartFlow common stock equals of exceeds $10.00.   Once the warrants become exercisable, New HeartFlow may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants for cash or on a cashless basis prior to redemption and, if exercised on a cashless basis, receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the New HeartFlow common stock (as defined below) except as otherwise described below;

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if, and only if, the last reported sale price of the New HeartFlow common stock equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution adjustments”) for any 10 trading days within the 20-trading day period ending three trading days before New HeartFlow sends the notice of redemption to the warrant holders; and

•
if the last reported sale price of the New HeartFlow common stock for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which New HeartFlow sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants for cash or on a cashless basis. The numbers in the table below represent the number of shares of New HeartFlow common stock that a warrant holder will receive upon cashless exercise in connection with a redemption by New HeartFlow pursuant to this redemption feature, based on the “fair market value” of New HeartFlow common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of New HeartFlow common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. New HeartFlow will provide its warrant holders with the final fair market value no later than one business day after the 10 trading day period described above ends. Pursuant to the warrant agreement, references above to New HeartFlow common stock shall include a security other than New HeartFlow common stock into which the New HeartFlow common stock has been converted or exchanged for in the event New HeartFlow is not the surviving company in the Business Combination. The numbers in the table below will not be adjusted when determining the number of shares of New HeartFlow common stock to be issued upon exercise of the warrants if New HeartFlow is not the surviving entity following the Business Combination.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of New HeartFlow Common Stock
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New HeartFlow common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of New HeartFlow common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New HeartFlow common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of New HeartFlow common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New HeartFlow common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New HeartFlow common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New HeartFlow pursuant to this redemption feature, since they will not be exercisable for any shares of New HeartFlow common stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the New HeartFlow common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the New HeartFlow common stock is trading at or above $10.00 per share, which may be at a time when the trading price of New HeartFlow common stock is below the exercise price of the warrants. New HeartFlow has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of New HeartFlow common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides New HeartFlow with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to its capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and New HeartFlow will be required to pay the redemption price to warrant holders if it chooses to exercise this redemption right and it will allow it to quickly proceed with a redemption of the warrants if New HeartFlow determines it is in its best interest to do so. As such, New HeartFlow would redeem the warrants in this manner when it believes it is in New HeartFlow’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, New HeartFlow can redeem the warrants when the New HeartFlow common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If New HeartFlow chooses to redeem the warrants when the New HeartFlow common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New HeartFlow common stock than they would have received if they had chosen to wait to exercise their warrants for New HeartFlow common stock if and when such New HeartFlow common stock trades at a price higher than the exercise price of $11.50.
No fractional shares of New HeartFlow common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, New HeartFlow will round down to the nearest whole number of the number of shares of New HeartFlow common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New HeartFlow common stock pursuant to the warrant agreement (for instance, if New HeartFlow are not the surviving company in the Business Combination), the warrants may be exercised for such security.
Redemption procedures.   A holder of a warrant may notify New HeartFlow in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of New HeartFlow common stock outstanding immediately after giving effect to such exercise.
Anti-dilution adjustments.
If the number of outstanding shares of New HeartFlow common stock is increased by a stock dividend payable in shares of New HeartFlow common stock, or by a split-up of shares of New HeartFlow common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New HeartFlow common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New HeartFlow common stock. A rights offering to holders of New HeartFlow common stock entitling holders to purchase shares of New HeartFlow common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New HeartFlow common stock equal to the product of (1) the number of shares of New HeartFlow common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New HeartFlow common stock) multiplied by (2) one minus the quotient of (x) the price per share of New HeartFlow common stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for New HeartFlow common stock, in determining the price payable for New HeartFlow common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of New HeartFlow common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of New HeartFlow common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if New HeartFlow, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of New HeartFlow common stock on account of such shares of New HeartFlow common stock (or other shares of New HeartFlow capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of New HeartFlow common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New HeartFlow common stock in respect of such event.
If the number of outstanding shares of New HeartFlow common stock is decreased by a consolidation,combination, reverse stock split or reclassification of shares of New HeartFlow common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New HeartFlow common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New HeartFlow common stock.
Whenever the number of shares of New HeartFlow common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New HeartFlow common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New HeartFlow common stock so purchasable immediately thereafter.
In addition, if we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price, the $18.00 per share redemption trigger price described above under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the newly issued price and the $10.00 per share redemption trigger price described above under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the newly issued price.
In case of any reclassification or reorganization of the outstanding shares of New HeartFlow common stock (other than those described above or that solely affect the par value of such shares of New HeartFlow common stock), or in the case of any merger or consolidation of New HeartFlow with or into another corporation (other than a consolidation or merger in which New HeartFlow is the continuing corporation and that does not result in any reclassification or reorganization of outstanding shares of New HeartFlow common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New HeartFlow as an entirety or substantially as an entirety in connection with which New HeartFlow is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the New HeartFlow common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of New HeartFlow common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New HeartFlow common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of New HeartFlow common stock in such a transaction is payable in the form of common equity in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Longview. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrant holders do not have the rights or privileges of holders of New HeartFlow common stock and any voting rights until they exercise their warrants and receive shares of New HeartFlow common stock. After the issuance of shares of New HeartFlow common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by holders of New HeartFlow common stock.
No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Private Placement Warrants
There are currently 9,800,000 private placement warrants held by Longview Investors II LLC, which are subject to adjustment for the Reverse Stock Split and the Return of Capital, as described above. The private placement warrants (including the New HeartFlow common stock issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until thirty (30) days after the Closing (except in limited circumstances) and they will not be redeemable by New HeartFlow for cash so long as they are held by Longview Investors II LLC or Longview Investors II LLC’s permitted transferees. As the initial purchasers of the private placement warrants, Longview Investors II LLC, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in Longview’s initial public offering, including that they may be redeemed for shares of New HeartFlow common stock. If the private placement warrants are held by holders other than the initial purchasers thereof or their permitted transferees, the private placement warrants will be redeemable by New HeartFlow and exercisable by the holders on the same basis as the warrants included in the units sold in the initial public offering.

Exclusive Forum
The Proposed Charter provides that, unless New HeartFlow otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New HeartFlow, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New HeartFlow, (3) any action asserting a claim against New HeartFlow arising pursuant to any provision of the DGCL, the Proposed Charter or the New HeartFlow Bylaws or (4) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act.
Anti-Takeover Effects of Provisions of the Proposed Charter, the New HeartFlow Bylaws and Applicable Law
Certain provisions of the Proposed Charter, New HeartFlow Bylaws, and laws of the State of Delaware, where New HeartFlow is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New HeartFlow common stock. New HeartFlow believes that the benefits of increased protection give New HeartFlow the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New HeartFlow and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New HeartFlow common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New HeartFlow by means of a proxy contest, tender offer, merger, or otherwise.
Blank Check Preferred Stock
The Proposed Charter provides for one or more series of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the New HeartFlow Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the New HeartFlow Board were to determine that a takeover proposal is not in the best interests of New HeartFlow or its stockholders, the New HeartFlow Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Proposed Charter grants the New HeartFlow Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of New HeartFlow.
Number of Directors
The Proposed Charter and the New HeartFlow Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time solely pursuant to a resolution adopted by the New HeartFlow Board. The initial number of directors will be set at seven (7).

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The New HeartFlow Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New HeartFlow Board or a committee of the New HeartFlow Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New HeartFlow with certain information. Generally, to be timely, a stockholder’s notice must be delivered to, or mailed and received at New HeartFlow’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The New HeartFlow Bylaws also specify requirements as to the form and content of a stockholder’s notice. The New HeartFlow Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, except to the extent inconsistent with such rules, regulations and procedures as adopted by the New HeartFlow Board, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New HeartFlow.
Limitations on Stockholder Action by Written Consent
The Proposed Charter provides that, subject to the terms of any series of New HeartFlow preferred stock, any action required or permitted to be taken by the stockholders of New HeartFlow must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.
Special Meetings of Stockholders
The Proposed Charter provides that, subject to any rights of holders of preferred stock, and to the requirements of applicable law, special meetings of stockholders of New HeartFlow may be called only by the chairman of the New HeartFlow Board, Chief Executive Officer of New HeartFlow, the New HeartFlow Board pursuant to a resolution adopted by a majority of the New HeartFlow Board, or by or at the request of the stockholders of New HeartFlow collectively holding shares of capital stock of at least 25% of all then outstanding shares of capital stock of New HeartFlow.
Amendment of the Proposed Charter and New HeartFlow Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Proposed Charter provides that it may be amended by New HeartFlow in the manners provided therein or prescribed by statute. The Proposed Charter provides that, notwithstanding any other provision of the Proposed Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of New HeartFlow required by law or by the Proposed Charter, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New HeartFlow entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Proposed Charter, or adopt any provision of the Proposed Charter.
The Proposed Charter also provides that the New HeartFlow Board will have the power to adopt, amend, alter, or repeal the New HeartFlow Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New HeartFlow Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The New HeartFlow Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of New HeartFlow required by law or by the Proposed Charter, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New HeartFlow entitled to vote generally in the election of directors, voting together as a single class, will be required.

Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:
(1)
prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New HeartFlow’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since New HeartFlow has not opted out of Section 203 of the DGCL, it will apply to New HeartFlow. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New HeartFlow for a three-year period. This provision may encourage companies interested in acquiring New HeartFlow to negotiate in advance with the New HeartFlow Board because the stockholder approval requirement would be avoided if the New HeartFlow Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New HeartFlow Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New HeartFlow or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The New HeartFlow Bylaws provide that New HeartFlow must indemnify and advance expenses to New HeartFlow’s directors and officers to the fullest extent authorized by the DGCL. New HeartFlow also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New HeartFlow directors, officers, and certain employees for some liabilities. New HeartFlow believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Proposed Charter and New HeartFlow Bylaws may discourage stockholders from bringing lawsuits against directors for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New HeartFlow and its stockholders. In addition, your investment may be adversely affected to the extent New HeartFlow pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of New HeartFlow’s directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
The Proposed Charter provides for the renouncement by New HeartFlow of any interest or expectancy of New HeartFlow in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of New HeartFlow who is not an employee of New HeartFlow or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of New HeartFlow expressly and solely in that director’s capacity as a director of New HeartFlow.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New HeartFlow’s stockholders will have appraisal rights in connection with a merger or consolidation of New HeartFlow. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New HeartFlow’s stockholders may bring an action in New HeartFlow’s name to procure a judgment in New HeartFlow’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New HeartFlow’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Registrar
The transfer agent for New HeartFlow capital stock will be Continental Stock Transfer & Trust Company.
Listing of Common Stock
Application will be made for the shares of New HeartFlow common stock to be approved for listing on the NYSE under the symbol “HFLO”.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company until following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Longview’s initial stockholders will be able to sell their sponsor shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after Longview has completed its initial business combination.
Following the Closing, New HeartFlow will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDER RIGHTS
General
Longview is incorporated under the laws of the State of Delaware and the rights of Longview stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and Longview’s Bylaws. As a result of the Business Combination, Longview stockholders who receive shares of New HeartFlow common stock will become New HeartFlow stockholders. New HeartFlow is incorporated under the laws of the State of Delaware and the rights of New HeartFlow stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and New HeartFlow Bylaws. Thus, following the Business Combination, the rights of Longview stockholders who become New HeartFlow stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Current Charter and Longview’s Bylaws and instead will be governed by the Proposed Charter and New HeartFlow Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Longview stockholders under the Current Charter and Longview’s Bylaws (left column), and the rights of New HeartFlow’s stockholders under forms of the Proposed Charter and Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Longview’s Charter and Longview’s Bylaws, and the forms of the Proposed Charter and New HeartFlow Bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.
Longview	New HeartFlow
Authorized Capital Stock
Longview is currently authorized to issue 276,000,000 shares of capital stock, consisting of
(a) 250,000,000 shares of Longview Class A common stock, (b) 25,000,000 shares of Longview Class B common stock and (c) 1,000,000 shares of preferred stock.
New HeartFlow will be authorized to issue          shares of capital stock, consisting of          shares of New HeartFlow common stock, par value $0.0001 per share, and          shares of preferred stock, par value $0.0001 per share.
Upon consummation of the Business Combination, based on an assumed Closing Date of October 31, 2021, we expect there will be          shares of New HeartFlow common stock outstanding. Following consummation of the Business Combination, New HeartFlow is not expected to have any preferred stock outstanding.

Rights of Preferred Stock
The Longview Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations, powers and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the Longview Board providing for the issuance of such series.	The New HeartFlow Board may fix for any class or series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions of the New HeartFlow Board providing for the issuance of such class or series.

Longview	New HeartFlow
Number and Qualification of Directors
The number of directors of Longview, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be fixed from time to time exclusively by the Longview Board pursuant to a resolution adopted by a majority of the Longview Board.	Subject to any rights of holders of preferred stock to elect directors under specified circumstances, the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the New HeartFlow Board .
Election of Directors

At Longview’s annual meeting, stockholders elect directors to hold office until the next annual meeting, or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal.
The election of directors shall be determined by a plurality of the votes cast at an annual meeting of stockholders by holders of Longview’s common stock.

The stockholders shall elect directors each of whom shall hold office for a term of one year until the next annual meeting of stockholders or until his or her successor is duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal.
At stockholder meetings for the election of directors, the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election.

Removal of Directors
Subject to the rights of the holders of any series of preferred stock, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	Subject to the rights of the holders of any series of preferred stock (as set forth in a New HeartFlow Preferred Stock Designation and adopted in compliance with the Proposed Charter), any director or the entire New HeartFlow Board may be removed from office at any time with or without cause and for any or no reason and immediately upon the approval of the holders of a majority in voting power of the shares of capital stock.
Voting

Except as otherwise required by law or the Current Charter, holders of the Longview common stock possess all voting power with respect to Longview. The holders of shares of Longview common stock shall be entitled to one vote for each such share on each matter properly submitted to Longview’s stockholders on which the holders of shares of Longview common stock are entitled to vote.
Except as otherwise required by applicable law, holders of Longview common stock are not entitled to vote on any amendment to the Current Charter that relates solely to the terms of one or more outstanding series of Longview preferred stock if the holders of such affected series of Longview preferred stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Current Charter or applicable law.

Holders of New HeartFlow common stock will be entitled to cast one vote per share. Except as otherwise required by law or the Proposed Charter, directors are elected by a plurality of the votes cast.
Except as otherwise required by applicable law, holders of New HeartFlow common stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New HeartFlow preferred stock if the holders of such affected series of New HeartFlow preferred stock are exclusively entitled to vote thereon pursuant to the Proposed Charter or applicable law.

Longview	New HeartFlow
Cumulative Voting
Delaware law allows for cumulative voting only if provided for in the Current Charter; however, the Current Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.
Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from an increase in the number of directors and any vacancies on the board resulting from death, resignation, retirement, disqualification, removal or other cause are filled by a majority vote of the remaining directors then in office, even if less than a quorum or by a sole remaining director.
Any director so chosen will hold office for the remainder of the one-year term and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Any newly created directorship on the New HeartFlow Board that results from an increase in the number of directors or any vacancy occurring in the New HeartFlow Board may be filled solely and exclusively by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.
Special Meeting of the Board of Directors
Special meetings of the Longview Board may be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	Special meetings of the New HeartFlow Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event there is only a single director in office.
Stockholder Action by Written Consent
Under the Current Charter, there is no limitation on any action required or permitted to be taken by the stockholders of Longview being effected by written consent of the stockholders. Under Longview’s Bylaws, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock entitled to vote on such matters having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Subject to the terms of any series of preferred stock, any action required or permitted to be taken by the stockholders of New HeartFlow must be effected at an annual or special meeting of the stockholders and may not be effected by written consent;

Longview	New HeartFlow
Amendment to Certificate of Incorporation

Pursuant to Delaware law, an amendment to a charter generally requires the approval of the Longview Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.
Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of Longview common stock.
Under the Proposed Charter, an amendment to a charter generally requires the approval of the holders of the shares of the New HeartFlow common stock; provided, that in addition to any vote of the holders of shares of any class or series of capital stock of New HeartFlow required by law or by the Proposed Charter, the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of New HeartFlow entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Proposed Charter.
Amendment of the Bylaws
The Longview Board is expressly authorized to make, alter, amend or repeal the amended and restated Bylaws by the affirmative vote of a majority of the Longview Board. The Bylaws may also be adopted, amended, altered or repealed by the Longview stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of Longview entitled to vote generally in the election of directors.	The New HeartFlow Bylaws may be amended, altered, repealed or adopted either by the affirmative vote of a majority of the New HeartFlow Board present at any regular or special meeting of the New HeartFlow Board at which a quorum is present or by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of New HeartFlow that would be entitled to vote in the election of directors.
Quorum

Board of Directors. A majority of the Longview Board constitutes a quorum at any meeting of the Longview Board.
Stockholders.   The presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock entitled to vote at such meeting constitutes a quorum; expect that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series will constitute a quorum.

Board of Directors. A majority of the New HeartFlow Board constitutes a quorum for the transaction of business at any meeting of the New HeartFlow Board.
Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of issued and outstanding capital stock of New HeartFlow representing a majority of the voting power of all issued and outstanding shares of capital stock of New HeartFlow entitled to vote at such meeting constitutes a quorum; provided, however, that where a separate vote by a class or classes of capital stock is required, the holders of a majority in voting power of the shares of such class and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum.

Longview	New HeartFlow
Interested Directors
Longview renounces any expectancy that any of the Longview directors or officers will offer any corporate opportunity in which he or she may become aware to Longview, except with respect to any of the directors or officers of Longview with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Longview and (i) such opportunity is one that Longview is legally and contractually permitted to undertake and would otherwise be reasonable for Longview to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to Longview without violating another legal obligation.	New HeartFlow renounces any interest or expectancy of New HeartFlow in, or in being offered an opportunity to participate in, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of New HeartFlow who is not an employee of New HeartFlow or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in such person’s capacity as a director of New HeartFlow.
Special Stockholder Meeting
The Longview Bylaws provide that a special meeting of stockholders may be called by the Chairman of the Board, Chief Executive Officer of Longview, or the Longview Board pursuant to a resolution adopted by a majority of the members of the Longview board then in office.	Special meetings of the New HeartFlow stockholders may be called at any time by the New HeartFlow Board, the Chairperson of the New HeartFlow Board or the Chief Executive Officer of New HeartFlow, or by or at the request of the stockholders of New HeartFlow collectively holding at least 25% of all then outstanding shares of capital stock of New HeartFlow.
Notice of Stockholder Meeting

Written notice stating the place, if any, date and time of each meeting of Longview’s stockholders, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) must be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise required by Delaware law.
Whenever notice is required to be given to any Longview stockholder, such notice may be given in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL.

Except as otherwise provided by law or the Proposed Charter or New HeartFlow Bylaws, notice of each meeting of the New HeartFlow stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the New HeartFlow stockholders entitled to notice of the meeting.
Without limiting the manner by which notice otherwise may be given to New HeartFlow stockholders, any notice to New HeartFlow stockholders given by New HeartFlow shall be effective if given by electronic transmission in accordance with the DGCL. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

Longview	New HeartFlow
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at an annual meeting of Longview stockholders, other than business that is either (i) specified in Longview’s notice of meeting (or any supplement thereto) delivered pursuant to the Bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the Longview Board or (iii) otherwise properly brought before the annual meeting by any Longview stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Longview Bylaws.
The Longview stockholder must (i) give timely notice thereof in proper written form to the Secretary of Longview, and (ii) the business must be a proper matter for stockholder action. To be timely, a Longview stockholder’s notice must be received by the Secretary at the principal executive offices of Longview not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one-hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting, is first made by Longview. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice.

No business may be conducted at an annual meeting of New HeartFlow stockholders, other than business that is either (i) specified in New HeartFlow notice of meeting delivered pursuant to the Bylaws, (ii) otherwise properly brought before the annual meeting by or at the direction of the board (or a committee thereof) or (iii) otherwise properly brought before the annual meeting by any stockholder of New HeartFlow who was a stockholder of record of the New HeartFlow both at the time of giving the notice provided for in the Current Charter and at the time of the meeting and is entitled to vote at the meeting, who complies with the notice procedures set forth in the Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of New HeartFlow.
The New HeartFlow stockholder must (i) give timely notice thereof in proper written form to the Secretary of New HeartFlow and (ii) provide any updates or supplements to such notice at the times and in the forms required by the charter. To be timely, a stockholder’s notice must be received at the principal executive offices of New HeartFlow not less than ninety (90) or more than one-hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided however if the date of the annual meeting is more than thirty (30) days before or after such anniversary date, the notice must be delivered not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New HeartFlow. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the New HeartFlow Bylaws.

Longview	New HeartFlow
Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the Longview Board may be made by any stockholder of Longview who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice required (as described below) and on the record date for the determination of stockholders entitled to vote at such meeting and who gives proper notice.
To give timely notice, a stockholder’s notice must be given to the Secretary of Longview at the principal executive offices of Longview either (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day nor earlier than the opening of business on the one hundred twentieth (120th) day before the anniversary date of the immediately preceding annual meeting of stockholders (in most cases) and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of the special meeting is first made.
Nominations of persons for election to the New HeartFlow’s Board may be made by any stockholder of New HeartFlow who provides a timely notice (i.e. provides notice which must be received in writing by the secretary of New HeartFlow at New HeartFlow’s principal executive officers either (i) in the case of an election of directors at an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (in most cases) or (ii) in the case of an election of directors at a special meeting, no later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by New HeartFlow.
Limitation of Liability of Directors and Officers

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Current Charter provides that no director will be personally liable to Longview or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent an exemption from liability or limitation is not permitted under the DGCL.

The DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.
The Proposed Charter provides that no director will be personally liable, except to the extent an exemption from liability or limitation is not permitted under the DGCL, unless a director breached his or her duty of loyalty to New HeartFlow or its stockholders, performed acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

Longview	New HeartFlow
Indemnification of Directors, Officers, Employees and Agents

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Current Charter provides that Longview will indemnify each director, officer, employee and agent to the fullest extent permitted by Delaware law.

The DGCL generally permits a corporation to indemnify its directors and officers acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Proposed Charter provides that New HeartFlow may indemnify each director, officer, employee and agent to the fullest extent permitted by applicable law.

Dividends

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.
The Current Charter provides that, subject to applicable law and the rights, if any, of outstanding shares of preferred stock, the holders of shares of Longview common stock will be entitled to receive dividends (payable in cash, property, or capital stock of Longview) when, as, and if declared by the board of directors from time to time out of any assets or funds of Longview legally available thereof, and shall share equally on a per share basis in such dividends and distributions.

Unless further restricted in the certificate of incorporation, the DGCL permits a corporation to declare and pay dividends out of either (i) surplus, or (ii) if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). The DGCL defines surplus as the excess, at any time, of the net assets of a corporation over its stated capital. In addition, the DGCL provides that a corporation may redeem or repurchase its shares only when the capital of the corporation is not impaired and only if such redemption or repurchase would not cause any impairment of the capital of a corporation.
With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the New HeartFlow common stock, the Proposed Charter provides that New HeartFlow common stock shall be treated equally, identically, and ratably, on a per share basis, with respect to any dividends or distributions that may be declared and paid from time to time by the New HeartFlow Board out of any assets of New HeartFlow legally available for dividends or distributions.

Longview	New HeartFlow
Liquidation
Subject to the applicable law and the rights, if any, of the holders of any outstanding shares of preferred stock, the Current Charter provides that following the payment or provision for payment of the debts and other liabilities of Longview in the event of an voluntary or involuntary liquidation, dissolution, or winding up of Longview, the holders of shares of Longview common stock shall be entitled to receive all the remaining assets of Longview available for distribution to its stockholders, ratably in proportion to the number of shares of Longview common stock held by them.	Subject to applicable law and the preferential or other rights of any holders of preferred stock then outstanding, the Proposed Charter provides that in the event of the liquidation or winding up of New HeartFlow, whether voluntary or involuntary, holders of New HeartFlow common stock will be entitled to receive ratably all assets of New HeartFlow available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any liquidation, dissolution, distribution of assets, or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of New HeartFlow common stock, each voting separately as a class.
Supermajority Voting Provisions
Article IX of the Current Charter relating to business combination requirements may not be amended prior to the consummation of the initial business combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of Longview common stock.	None.
Anti-Takeover Provisions and Other Stockholder Protections
The anti-takeover provisions and other stockholder protections in the Current Charter include the ability of the board of directors to designate the terms of and issue new series of preferred shares. Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of Longview voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.
The anti-takeover provisions and other stockholder protections included in the Proposed Charter include a prohibition on stockholder action by written consent and blank check preferred stock.
Section 203 of the DGCL prohibit a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e. a stockholder owning 15% or more of Longview voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions.

Preemptive Rights
There are no preemptive rights relating to the Longview common stock.	There are no preemptive rights relating to the shares of New HeartFlow common stock.

Longview	New HeartFlow
Fiduciary Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.
The Longview Board may exercise all such powers of Longview and do all such lawful acts and things as are not by statute or Longview’s Charter or Longview’s Bylaws directed or required to be exercised or done solely by stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. Members of the board of directors or any committee designated by the board of directors are similarly entitled to rely in good faith upon the records of the corporation and upon such information, opinions, reports and statements presented to the corporation by corporate officers, employees, committees of the board of directors or other persons as to matters such member reasonably believes are within such other person’s professional or expert competence, provided that such other person has been selected with reasonable care by or on behalf of the corporation. Such appropriate reliance on records and other information protects directors from liability related to decisions made based on such records and other information.
The New HeartFlow Board may exercise all such authority and powers of New HeartFlow and do all such lawful acts and things as are not by statute or the New HeartFlow’s Charter or New HeartFlow Bylaws directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records
Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business. Longview’s Bylaws permit Longview’s books and records to be kept within or outside Delaware.	Under the DGCL, any stockholder or beneficial owner has the right, upon written demand under oath stating the proper purpose thereof, either in person or by attorney or other agent, to inspect and make copies and extracts from the corporation’s stock ledger, list of stockholders and its other books and records for a proper purpose during the usual hours for business.

Longview	New HeartFlow
Choice of Forum
The Current Charter generally designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder (including a beneficial owner) to: (i) any derivative action or proceeding brought on behalf of Longview, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Longview to Longview or Longview’s stockholders, or any claim for aiding and abetting such alleged breach (iii) any action asserting a claim against Longview, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or Longview’s Bylaws, or (iv) any action asserting a claim against Longview, its directors, officers, or employees governed by the internal affairs doctrine.	The Proposed Charter generally designates Court of Chancery of the State of Delaware as the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New HeartFlow, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee, or stockholder of New HeartFlow, (iii) any action asserting a claim against New HeartFlow arising pursuant to any provision of the DGCL, the Proposed Charter, or New HeartFlow Bylaws, (iv) any action to interpret, apply, enforce, or determine the validity of any provisions in the Proposed Charter or New HeartFlow Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine and if brought outside of Delaware in the name of any stockholder, the stockholder bringing the suit will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts within Delaware and (b) service of process on such stockholder’s counsel, subject to certain exceptions. In addition, notwithstanding anything to the contrary in the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Longview regarding the beneficial ownership of Longview common stock as of March 31, 2021 (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of New HeartFlow common stock assuming that no public shares are redeemed, and alternatively that the maximum number of 39,500,000 public shares are redeemed, which would result in the issuance of 5,000,000 shares of Longview Class A common stock in the Forward Purchase.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Longview common stock pre-Business Combination is based on 86,250,000 shares of Longview common stock (including 69,000,000 public shares and 17,250,000 sponsor shares) issued and outstanding as of March 31, 2021.
			After the Business Combination
	Before the Business Combination		Assuming No Redemption(2)		Assuming Max Redemption(2)
Name and Address of Beneficial Owner	Number of shares of Longview common stock	%	Number of shares of New HeartFlow Common Stock	%	Number of shares of New HeartFlow Common Stock	%
Directors and Executive Officers of Longview Before the Business Combination(1)
Larry Robbins(3)	5,500,000	6.38%	4,774,637	1.88%	10,500,000	4.5%
John Rodin	—	—	—	—	—	—
Mark Horowitz	—	—	—	—	—	—
Westley Moore	25,000	*	25,000	*	25,000	*
Shalinee Sharma	25,000	*	25,000	*	25,000	*
Brian Zied	25,000	*	25,000	*	25,000	*
All Directors and Executive Officers of Longview as a Group (6 Individuals)	5,575,000	6.46%	4,849,637	1.91%	10,575,000	4.56%
Five Percent Holders
Longview Investors II LLC (our sponsor)(4)(5)	17,175,000	19.91%	14,900,000	5.88%	8,550,000	3.69%
Total Shares Outstanding	86,250,000	100.00%	253,555,641	100.00%	231,804,264	100.00%
Directors and Officers of New HeartFlow After the Consummation of the Business Combination
John H. Stevens, M.D.
Charles A. Taylor, Jr.
Julie A. Cullivan
Jeffrey C. Lightcap
John Rodin
William C. Weldon

After the Business Combination
	Before the Business Combination		Assuming No Redemption(2)		Assuming Max Redemption(2)
Name and Address of Beneficial Owner	Number of shares of Longview common stock	%	Number of shares of New HeartFlow Common Stock	%	Number of shares of New HeartFlow Common Stock	%
John C.M. Farquhar
Campbell D.K. Rogers, M.D.
Lance Scott
Joseph de Schutter
All Directors and Executive Officers of New HeartFlow as a Group (10 Individuals)
Five Percent Holders
HealthCor Funds
CHSO Funds
U.S. Venture Partners Funds
Wellington Management Company LLP
Christopher K. Zarins, M.D.

*
Indicates beneficial ownership of less than 1%.

(1)
Unless otherwise noted, the business address of each of the following entities or individuals is 767 Fifth Avenue, 44th Floor, New York, New York 10153.

(2)
Amount in the no redemption scenario is adjusted to give effect to the Reverse Stock Split related to maximum Return of Capital Distribution Amount of $91.0 million. Amount in the maximum redemption scenario is adjusted to give effect to redemption of 39,500,000 shares of Longview Class A Common Stock and issuance of 5,000,000 Forward Purchase Shares.

(3)
Mr. Robbins is deemed to be the beneficial owner of shares held by investment funds managed by Glenview Capital Management, LLC

(4)
Interests shown consist solely of sponsor shares. Such shares will automatically convert into shares of common stock at the time of our initial business combination on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.” Excludes forward purchase shares included in the forward purchase units that will only be issued, if at all, at the time of our initial business combination.

(5)
Represents 17,175,000 sponsor shares held of record by our sponsor. Mr. Robbins is the managing member of our sponsor. Mr. Robbins shares voting and dispositive power over the sponsor shares held by our sponsor and may be deemed to beneficially own such shares.

NEW HEARTFLOW MANAGEMENT AFTER THE BUSINESS COMBINATION
Board of Directors and Management
The following is a list of the persons who are anticipated to be New HeartFlow’s directors and executive officers following the Business Combination and their ages as of June 30, 2021 and anticipated positions following the Business Combination, assuming the election of the nominees at the Special Meeting as set forth in “The Director Election Proposal.”
Name	Age	Position
Executive Officers:
John H. Stevens, M.D.	61	President, Chief Executive Officer and Director
Charles A. Taylor, Jr., Ph.D.	57	Chief Technology Officer and Director
John C.M. Farquhar	49	Chief Operating Officer
Campbell D.K. Rogers, M.D.	60	Chief Medical Officer
Lance Scott	55	Chief Commercial Officer
Joseph de Schutter	51	Vice President, Finance
Non-Employee Directors:
Julie A. Cullivan	55	Director
Jeffrey C. Lightcap	61	Director
John Rodin	46	Director
William C. Weldon	71	Director and Chair of the Board of Directors
Executive officers and management directors
John H. Stevens, M.D., has served on HeartFlow’s board of directors since April 2010 and as HeartFlow’s President and Chief Executive Officer since February 2021. He previously served as HeartFlow’s President and Chief Executive Officer from April 2010 to May 2019, and as the Chairman of HeartFlow’s board of directors from April 2010 to June 2017. Dr. Stevens is Co-founder and Co-Chair of Kaeme.org. He was co-founder and Chief Executive Officer of Regenmed Systems, Inc., a company specializing in stem cell medical devices, from 2009 to 2018. Prior to joining HeartFlow, Dr. Stevens was co founder of Sundrop Fuels, Inc., an alternative energy technology company, where he served as Chairman and Chief Executive Officer from 2006 to 2010. He was also co-founder and Executive Chairman of Amp Resources from 2001 to 2007 and Managing Partner at Amp Capital Partners, LLC, a fund investing in the technology and life sciences sectors, from 2000 to 2010. He was also an Assistant Professor of Cardiovascular Surgery at Stanford University from 1996 to 2001. From 1990 to 2001, he served as founder and Chief Technology Officer and director of HeartPort. Dr. Stevens also serves on the boards of directors of Kaemae.org. and Clene Nanomedicine, Inc. He received his B.S. from the University of Utah and M.D. from the Stanford University School of Medicine. We believe that Dr. Stevens’ significant experience founding and leading companies operating within the technology and medical sectors and his extensive knowledge of HeartFlow’s business from serving as HeartFlow’s Chief Executive Officer qualify Dr. Stevens to serve on New HeartFlow’s board of directors.
Charles A. Taylor, Jr., Ph.D., is a founder and the Chief Technology Officer of HeartFlow. He has served as HeartFlow’s Chief Technology Officer and a member of HeartFlow’s board of directors since April 2010. Dr. Taylor is an expert in patent-specific modeling science with over 425 publications in scientific journals and conference papers, related to cardiovascular bioengineering, including some of the most highly cited papers in the field of patient-specific modeling of blood flow in the cardiovascular system. Dr. Taylor is also an inventor on more than 249 issued patents worldwide, with 134 in the U.S. and 115 foreign patents. Prior to joining HeartFlow, Dr. Taylor was an Associate Professor in the Department of Bioengineering and Surgery at Stanford University from July 1997 to August 2010 where he held courtesy faculty appointments in the Departments of Mechanical Engineering and Radiology. He received his B.S. in Mechanical Engineering, M.S. in Mechanical Engineering and M.S. in Mathematics from Rensselaer

Polytechnic Institute and his Ph.D. in Mechanical Engineering from Stanford University. Dr. Taylor has published more than 425 scientific journal articles and conference papers. He is an inventor on approximately 250 issued patents worldwide related to HeartFlow’s technology. We believe that Dr. Taylor’s significant experience with the development of computer modeling and imaging techniques for cardiovascular disease research, device design and treatment planning and his extensive knowledge of our business as one of HeartFlow’s founders and serving as HeartFlow’s Chief Technology Officer for the past eleven years qualify Dr. Taylor to serve on New HeartFlow’s board of directors.
John C.M. Farquhar has served as HeartFlow’s Chief Operating Officer since August 2021. Prior to joining HeartFlow, Mr. Farquhar was a Vice President and General Manager at Medtronic from June 2018 through July 2021. He joined Medtronic in March 2008 and held numerous positions of increasing responsibility across Medtronic’s Cardiovascular and Diabetes portfolios. Prior to that he was a marketing manager at General Mills from January 2004 until March 2008. He received a Bachelor’s degree from Duke University and an MBA from Kellogg School of Management.
Campbell D.K. Rogers, M.D., has served as HeartFlow’s Chief Medical Officer since March 2012. Prior to joining HeartFlow, Dr. Rogers was the Chief Scientific Officer and Global Head of Research and Development at Cordis Corporation, a part of the Johnson & Johnson family of companies, from July 2006 to February 2012, where he was responsible for leading investments and research in cardiovascular devices. Prior to Cordis, he was Associate Professor of Medicine at Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences and Technology from July 1994 to July 2006, and Director of the Cardiac Catheterization and Experimental Cardiovascular Interventional Laboratories at Brigham and Women’s Hospital in Massachusetts from October 2000 to June 2006, where he was responsible for clinical care, education and research. He served as Principal Investigator for numerous interventional cardiology device, diagnostic, and pharmacology trials, is the author of numerous publications in the area of coronary artery and other cardiovascular diseases, and was the recipient of research grant awards from the National Institute of Health and AHA. Dr. Rogers also serves on the board of directors of Inspire MD. He received his A.B. from Harvard College and his M.D. from Harvard Medical School.
Lance Scott has served as HeartFlow’s Chief Commercial Officer since January 2019. Prior to joining HeartFlow, Mr. Scott was Vice President, U.S. Sales & Marketing, Surgical Heart Valve Therapy at Edwards Lifesciences from November 2017 to January 2019. Prior to that, he served as the Chief Executive Officer and a member of the board of directors of Zephyr Health from December 2015 to November 2017. Prior to that he served in various roles in product planning, marketing, new product, market development and portfolio strategy at Abbott Vascular from February 2012 to November 2015. He received a B.A. in Biology from Baylor University and an MBA from Texas A&M University.
Joseph de Schutter has served as HeartFlow’s Vice President, Finance since February 2020. Mr. de Schutter also serves as Director of HeartFlow’s subsidiaries HeartFlow Technology Ltd and HeartFlow UK Ltd. Prior to that, Mr. de Schutter served as the Vice President, Finance of the Clinical Diagnostics Division at Thermo Fischer Scientific Inc. from April 2017 to February 2020. From August 2010 through January 2013 and again from September 2015 to July 2017, he served as Corporate Controller at Prysm, Inc. From February 2013 to January 2016, he served as the VP Finance at RenovoRx. Prior to that he served in various roles in financial management, analysis and controlling at Philips Healthcare between March 2002 and June 2010. Mr. de Schutter received an MSc in Business Economic at Erasmus University Rotterdam and a post graduate chartered controller MBA at Maastricht University.
Non-management directors
Julie A. Cullivan has served as a member of HeartFlow’s Board of Directors since November 2020. She recently served as the Chief Technology and People Officer at Forescout Technologies Inc., a position she held from June 2017 to January 2021. Prior to joining Forescout Technologies, she served as the EVP, Business Operations and CIO of FireEye, from January 2013 to May 2017. Prior to FireEye, Ms. Cullivan held executive roles at Autodesk, Inc., McAfee Corp, EMC Corporation, and Oracle Corporation. Ms. Cullivan received a B.S. in Finance from Santa Clara University in 1988. Ms. Cullivan also serves on the board of directors of Axon Enterprises, Inc. (Nasdaq: AXON), AaDya Security, SADA Systems, and OPSWAT. We

believe that Ms. Cullivan’s extensive experience in the technology sector, including her past roles at leading technology, software security and digital infrastructure companies qualifies Ms. Cullivan to serve on New HeartFlow’s board of directors.
Jeffrey C. Lightcap has served as a member of HeartFlow’s Board of Directors since December 2011. Since 2007, Mr. Lightcap has served as a Senior Managing Director at HealthCor Partners Management, LP (“HealthCor Partners”), a venture capital investment manager focused on late stage venture and early commercial stage healthcare companies in the diagnostic, therapeutic and med tech sectors. Since 2019, Mr. Lightcap has also served as a Senior Managing Director at Healthcare Venture Partners, LLC, a venture capital investment manager focused on healthcare companies developing advanced technologies (e.g. genomics, AI, big data and robotics) to improve the prevention, diagnosis and treatment of diseases. Mr. Lightcap currently also serves as a director of the following companies: Surgalign Holdings, Inc. (Nasdaq: SRGA), a digital surgery technology company presently focused on spine; Paige.AI, Inc., a software and analytics company using AI to improve the management and interpretation of information from pathology samples; and CareView Communications, Inc. (OTCMKTS: CRVW), a video patient safety monitoring company. Mr. Lightcap previously served as Chairman of the board of directors of Corindus Vascular Robotics, Inc., which was listed on the New York Stock Exchange (NYSE: CVRS) and sold to Siemens Healthineers in 2019. Mr. Lightcap also previously served on the board of directors of a number of HealthCor Partners portfolio companies, including: AccessClosure, Inc.; Sadra Medical, Inc.; Practice Partners in Healthcare, Inc.; and Paradigm Spine, LLC; and as a board observer of Claret Medical, Inc. From 1997 to 2006, Mr. Lightcap served as Senior Managing Director at JLL Partners, a leading middle-market private equity firm. Prior to JLL Partners, from 1993 to 1997, Mr. Lightcap served as a Managing Director in the mergers and acquisitions group at Merrill Lynch & Co., Inc. Prior to joining Merrill Lynch, Mr. Lightcap was a Senior Vice President in the mergers and acquisitions group at Kidder, Peabody & Co. and briefly at Salomon Brothers. Mr. Lightcap received a B.E. in Mechanical Engineering from the State University of New York at Stony Brook in 1981 and an MBA from the University of Chicago in 1985. We believe that Mr. Lightcap’s extensive experience in the medical sector, including his service on the boards of directors of several other companies, qualifies Mr. Lightcap to serve on New HeartFlow’s board of directors.
John Rodin has served as the Chief Executive Officer and a Director of Longview Acquisition Corp. II since November 2020. Mr. Rodin re-joined Glenview as a Partner and Co-President in August 2015. Prior to re-joining Glenview, Mr. Rodin was President of Fantex Brokerage Services, a San Francisco-based start-up in the business of acquiring and IPO’ing shares tied to the cash flows of professional athletes and entertainers. Before joining Fantex in 2012, Mr. Rodin served as Co-President of Glenview. Mr. Rodin started at Glenview in March 2002 and was named Director of Research in 2006 and Partner in April 2007. Prior to joining Glenview, Mr. Rodin worked in the Institutional Equity Sales Department at Goldman Sachs. Prior to his time in the Equities Division, Mr. Rodin spent two years as a Financial Analyst in the Investment Banking Division at Goldman Sachs. Mr. Rodin served as Chief Executive Officer of Longview Acquisition Corp. (NYSE: LGVW) from February 2020 to February 2021. Mr. Rodin graduated magna cum laude from Columbia University with a Bachelor of Arts in History in 1997. We believe that Mr. Rodin’s significant investment experience make him well qualified to serve as a member of New HeartFlow’s board of directors.
William C. Weldon has served as a member of our board of directors since December 2014 and was appointed Chairman of our board of directors in June 2017. He is the former Chairman of the Board and Chief Executive Officer of Johnson & Johnson. Mr. Weldon joined Johnson & Johnson in 1971 and over the course of his career he held numerous positions with the company in the U.S., Europe and Asia. Mr. Weldon currently serves on the boards of directors of HeartFlow Holding, Inc., CVS Health and Fairfax Financial Holdings, Inc. He is a former member of the Board of Directors of Exxon Mobil Corporation, JPMorgan Chase & Co. and Chubb Corporation. He is a member of various not for profit organizations and is also a member of the Board of Trustees for Quinnipiac University. Mr. Weldon received his B.A. from Quinnipiac University. We believe that Mr. Weldon’s experiences at Johnson & Johnson and the other public boards he serves on, which have exposed him to reporting and governance requirements, qualify him to serve on New HeartFlow’s board of directors.

Corporate Governance
New HeartFlow will structure its corporate governance in a manner that HeartFlow and Longview believe will closely align New HeartFlow’s interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:
•
New HeartFlow will have independent director representation on each of its audit committee, compensation committee, and nominating and corporate governance committee, immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•
at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•
New HeartFlow’s board of directors is planning to adopt a set of corporate governance guidelines setting forth a framework in which our board of directors, assisted by the various committees of our board of directors, will direct New HeartFlow’s affairs and implement a range of other corporate governance best practices. These guidelines are expected to address, among other things, the composition and functions of our board of directors, director independence, limits on the number of directorships held by its directors to prevent “overboarding,” board committees, the selection of new directors, director education and similar governance topics.

Role of Board in Risk Oversight
The board of directors will have extensive involvement in the oversight of risk management related to New HeartFlow and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing New HeartFlow’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New HeartFlow’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.
Composition of the New HeartFlow Board of Directors After the Business Combination
New HeartFlow’s business and affairs will be managed under the direction of its board of directors, which will be comprised of seven directors immediately following the closing of the Business Combination. Each of the directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by the board of directors. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our board of directors. Vacancies on the board of directors can be filled by resolution of the board of directors.
Following the Business Combination, the board of directors will remain declassified and the directors will be elected annually.
Board Committees
After the completion of the Business Combination, the standing committees of the New HeartFlow Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New HeartFlow Board may from time to time establish other committees.
New HeartFlow’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls.

Audit Committee
Upon the completion of the Business Combination, we expect New HeartFlow to have an audit committee, consisting of       , who will be serving as the chairperson,        and         . Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the New HeartFlow Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New HeartFlow’s proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New HeartFlow’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New HeartFlow’s internal audit function and (5) the performance of New HeartFlow’s independent registered public accounting firm.
The board of directors will adopt a written charter for the audit committee which will be available on New HeartFlow’s website upon the completion of the Business Combination.
Compensation Committee
Upon the completion of the Business Combination, we expect New HeartFlow to have a compensation committee, consisting of          , who will be serving as the chairperson,           and          .
The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting New HeartFlow’s compensation program and compensation of its executive officers and directors, (2) monitoring New HeartFlow’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New HeartFlow’s proxy statement under the rules and regulations of the SEC.
The board of directors will adopt a written charter for the compensation committee which will be available on New HeartFlow’s website upon the completion of the Business Combination.
Nominating and Corporate Governance Committee
Upon the completion of the Business Combination, we expect New HeartFlow to have a nominating and corporate governance committee, consisting of          , who will be serving as the chairperson,           and          .
The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to New HeartFlow, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
The board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on New HeartFlow’s website upon completion of the Business Combination.
Code of Ethics and Business Conduct
New HeartFlow will adopt a new code of ethics and business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New HeartFlow’s website upon the completion of the Business Combination. New HeartFlow’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that New HeartFlow’s Internet website address is provided as an inactive textual reference only. New HeartFlow will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.
Compensation Committee Interlocks and Insider Participation
No member of the Longview compensation committee was at any time during fiscal year 2020, or at any other time, one of Longview’s officers or employees. None of Longview’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the Longview Board or member of Longview’s compensation committee.
Independence of the Board of Directors
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that          , representing           of New HeartFlow’s           proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.
Compensation of Directors
Non-Employee Director Compensation
We do not have a formal policy for compensating our non-employee directors, other than reimbursing members of our board of directors for reasonable, out-of-pocket travel expenses incurred in connection with attending meetings of the board. Following the Business Combination, non-employee directors of New HeartFlow that are not affiliated with Longview will receive varying levels of compensation for their services as directors and members of committees of the New HeartFlow Board. New HeartFlow anticipates determining director compensation in accordance with industry practice and standards.
Indemnification agreements
We have previously entered into and anticipate entering into new indemnification agreements with each of our non-employee directors. See “Certain relationships and related party transactions — Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance” for additional information.

HEARTFLOW’S EXECUTIVE AND DIRECTOR COMPENSATION
Throughout this section, unless the context otherwise requires, “we,” “us,” “our” and similar terms refer to HeartFlow prior to the Business Combination, and to New HeartFlow after the Business Combination. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.
This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below for 2020. It also describes certain compensation decisions we have made or compensation we have paid during 2021.
For 2020, our named executive officers were:
Name	Position
Dana G. Mead, Jr.	Former President and Chief Executive Officer
Campbell D.K. Rogers, M.D.	Chief Medical Officer
Charles A. Taylor, Jr., Ph.D.	Chief Technology Officer
In addition to our named executive officers, this section also describes the compensation arrangements applicable to certain executives who joined HeartFlow’s management team in 2021.
In January 2021, the board of directors of HeartFlow reappointed John H. Stevens, M.D. as Chief Executive Officer, following his recovery from an illness that prompted his resignation in 2019. At that time, Mr. Mead departed as Chief Executive Officer.
On August 4, 2021, John C.M. Farquhar joined HeartFlow as Chief Operating Officer.
HeartFlow believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its stockholders. HeartFlow’s current compensation programs reflect its startup origins in that they consist primarily of salary, annual cash incentive compensation and stock option awards. As New HeartFlow’s needs evolve, New HeartFlow intends to continue to evaluate its philosophy and compensation programs as circumstances require. HeartFlow’s board of directors, with input from its Chief Executive Officer, has historically determined the compensation for HeartFlow’s named executive officers.
Board of Directors and Compensation Committee
The non-executive members of our board of directors, following an assessment and recommendation by our compensation committee, determines the compensation for our named executive officers. Upon completion of the business combination, we will have an independent compensation committee that meets the NYSE’s enhanced independence standards applicable to compensation committees and will be responsible for determining the compensation for our named executive officers and administering our equity compensation plans and awards.
Elements of Compensation
The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.
The compensation for our named executive officers for 2020 consisted of base salary, annual cash incentive compensation and equity compensation. Historically, we have granted equity compensation to our named executive officers in the form of stock options. We anticipate that our compensation program for our named executive officers for 2021 and following the Business Combination will include annual cash incentive compensation and equity incentive compensation, in addition to base salary.
Core Component	Objective/Features
Base Salary	Base salaries are intended to provide compensation consistent with each named executive officer’s duties and authorities, contributions, prior experience and sustained performance.
Short-Term Incentive Bonuses	Executive officers are entitled to receive annual cash bonuses that are granted based on the achievement of overall performance targets set in accordance with their offer letters, employment agreements or the company policy for VP-level and above.
Stock Options	Stock options are used to provide a strong incentive for creation of long-term stockholder value, as stock options may be exercised to provide value to executives to the extent our stock price appreciates after the grant date to enhance retention and long-term thinking. Stock options granted as part of our equity compensation plan generally vest over a period of four years, which may include a one-year cliff vesting date followed by ratable monthly vesting over 36 months, to enhance retention and long-term thinking. Certain stock options granted under the long-term incentive plan will accelerate as to vesting upon a qualifying termination following a change in control. As of December 31, 2020, we had granted outstanding stock options to employees, board members and other advisors totaling 9,641,309, of which 6,141,309 were vested and exercisable.
Base Salary
Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. With respect to each of our named executive officers, base salaries have been set forth in the terms of their offer letters or employment agreements.
For 2020, the base salaries of Messrs. Mead, Rodgers and Taylor were $700,000, $520,000 and $590,000, respectively. Upon his re-appointment as President and Chief Executive Officer in March 2021, Dr. Stevens’ base salary was established at $700,000 per year.
Following the consummation of the business combination, our compensation committee will review and set base salaries of our named executive officers annually or as determined in its discretion.
Annual Cash Incentive Compensation
In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve pre-determined annual corporate goals and to reward our executives for individual achievement towards these goals. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that our board of directors establishes each year. At the end of the year, our board of directors reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals. For 2020, the board of directors established corporate goals with respect to the adoption of CTA and FFRct, certain revenue, case volume and operating expenditure financial goals, customer experience and product and clinical engagement.
For 2020, Mr. Mead, Dr. Rogers, and Dr. Taylor were eligible to receive a target bonus of 100%, 50%, and 30%, respectively, of their base salaries based on attaining certain performance objectives. Mr. Mead waived his bonus for 2020. Based on the assessment of the board of directors of corporate performance during 2020, each of Dr. Rodgers and Dr. Taylor received half of their target bonuses with respect to such year. Dr. Rogers received a bonus equal to 25% of his base salary, Dr. Taylor received a bonus equal to

15% of his base salary. In addition, Dr. Rogers received a fixed annual cash bonus award of $230,000. Dr. Stevens was not employed with the Company in 2020 and therefore did not receive any bonus with respect to such year.
Our board of directors will generally consider the bonus pool for the executive officers, proposed target bonus levels and our recommendations. Unless provided in an employment agreement, there is no minimum bonus percentage or amount established for the named executive officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance.
Equity Compensation
We provide equity-based incentive compensation to our named executive officers to promote a closer identification of their interests with those of us and our equity holders and to further stimulate their efforts to enhance our growth and value.
We granted stock options to the named executive officers during 2020 under the 2009 Incentive Plan. For information about the equity awards held by the named executive officers at December 31, 2020, see “— 2020 outstanding equity awards at fiscal year-end.”
In the future, we plan to continue our use of long-term equity incentives, particularly through grants of equity awards under our New HeartFlow Equity Incentive Plan to be approved in connection with the approval of the Business Combination. We anticipate adopting our New HeartFlow Equity Incentive Plan prior to the completion of the business combination. The purpose of our New HeartFlow Equity Incentive Plan is to further align the interests of our executives with those of stockholders. For additional information regarding our New HeartFlow Equity Incentive Plan, see “— New HeartFlow Equity Incentive Plan.”
Prior to the consummation of the business combination, we anticipate adopting an employee stock purchase plan in which all eligible employees may purchase our common stock at a discount. The named executive officers will be eligible to participate in the employee stock purchase plan on the same basis as all of our eligible employees. For a description of the plan, see “— 2021 Employee Stock Purchase Plan.”
Benefits and Perquisites
We offer health and welfare benefits, disability and life insurance to our named executive officers on the same basis that these benefits are offered to our other eligible employees. Our named executive officers also participate in our 401(k) plan, but unlike non-highly compensated employees, the named executive officers are not eligible to receive matching contributions. We have not offered our named executive officers perquisites other than those offered to our other eligible employees.
2020 Summary Compensation Table
The following table sets forth information concerning the total compensation awarded to, earned by or paid to the named executive officers for the years ended December 31, 2019 and 2020, calculated in accordance with SEC rules and regulations.
Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)	Total ($)
Dana G. Mead, Jr.(3) Former President and Chief Executive Officer	2020	700,000	—	—	—(3)	—	700,000
	2019	700,000	—	14,933,690	420,000(3)	—	16,053,690
Campbell D.K. Rogers, M.D. Chief Medical Officer	2020	520,000	—	680,512	360,000(4)	—	1,560,512
	2019	520,000	—	—	295,000(4)	—	815,000
Charles A. Taylor, Jr., Ph.D.(5) Chief Technology Officer	2020	590,000	—	669,228	88,500	—	1,347,728
	2019	535,600	—	—	40,170	—	575,770

(1)
The amounts in this column represent the aggregate grant-date fair value of option awards granted to each named executive officer, computed in accordance with the FASB’s ASC Topic 718. See Note 8 —  Equity Incentive Plan of the consolidated financial statements included elsewhere in this proxy statement / prospectus for a discussion of the assumptions made by us in determining the grant-date fair value of our option awards. The grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The grant-date fair values for grants during the years ended December 31, 2020 and 2019 were $4.34 and $5.87, respectively.

(2)
Amounts shown represent annual performance-based bonuses earned for 2020 and 2019 but paid in 2021 and 2020, respectively. For more information, see “— Annual performance-based bonus opportunity.”

(3)
Mr. Mead joined us as our President and Chief Executive Officer in May 2019 and received a prorated base salary based on an annual salary of $700,000. Mr. Mead departed as our President and Chief Executive Officer in February 2021. In January 2021, Mr. Mead waived his right to his annual cash incentive compensation for 2020. Under the terms of his employment agreement with us, Mr. Mead received a prorated annual performance-based bonus for 2019, assuming 100% achievement of the performance objectives set by our board of directors.

(4)
Under the terms of his offer letter with us, Dr. Rogers received a fixed annual cash bonus award of $230,000 and a prorated annual performance-based bonus in 2020 and 2019.

(5)
Although Dr. Taylor serves on our board of directors, he does not receive compensation for his service on the board.

Narrative Disclosure to Summary Compensation Table
In January 2021, the board of directors of HeartFlow reappointed John H. Stevens, M.D. as Chief Executive Officer, following his recovery from an illness that prompted his resignation in 2019. At that time, Mr. Mead departed as Chief Executive Officer. Prior to his resignation in May 2019, Dr. Stevens’ annual salary was $225,000 and did not receive any compensation for his service on our board of directors during this time he served as our President and Chief Executive Officer. On March 1, 2021, we entered into a new employment agreement with Dr. Stevens. The agreement provides for an initial base salary of $700,000. Dr. Stevens is also eligible to receive an incentive stock option and annual performance bonuses as described below.
Employment Agreements and Offer Letters
We have entered into written employment agreements with each of our named executive officers. These agreements were negotiated on an arms-length basis and establish the key elements of compensation for each executive.
Dr. Stevens’ Employment Agreement
We entered into an employment agreement with Dr. Stevens on March 1, 2021. The agreement provides for an initial base salary of $700,000, subject to adjustment in our discretion. In connection with the re-appointment of Dr. Stevens as our President and Chief Executive Officer, we granted him a stock option to purchase 500,000 shares of our common stock with an exercise price at $9.58 per share equal to the fair market value of our common stock on the option’s grant date, subject to our stock option plan and a stock option agreement. A fourth of the shares subject to the option vest on the one-year anniversary of Dr. Stevens’ hire date, and 1/48th of the shares subject to the option vest each month thereafter. Dr. Stevens is eligible to receive annual performance bonuses, with the target amount set at 50% of his base salary and performance goals determined by our board of directors in consultation with Dr. Stevens. Dr. Stevens is also eligible to participate in certain employee benefit plans that we maintain from time to time for senior executives.
If Dr. Stevens’ employment is terminated without Cause or if Dr. Stevens resigns due to a Constructive Termination (each as defined below), subject to Dr. Stevens complying with his obligations under the agreement, Dr. Stevens will receive (i) a cash payment equal to six months of base salary, (ii) accelerated vesting of 25% of the total number of shares underlying outstanding equity awards, and (iii) COBRA premium reimbursements, if timely elections have been made by Dr. Stevens, until earlier of 18 months or until Dr. Stevens is no longer eligible, in addition to 18 months of California-COBRA premium reimbursements, subject to eligibility for and timely election of COBRA. Further, if such a termination or resignation occurs during the period within 12 months following a change of control of our company, all equity awards made to Dr. Stevens will become fully vested and exercisable.
For purposes of Dr. Stevens’ employment agreement, “Cause” means (i) an act of dishonesty made in connection with his services to us, (ii) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) the unauthorized use or disclosure of any of our proprietary information or trade secrets or any other party owed an obligation of nondisclosure; (v) willful breach of any obligations under any written agreement or covenant with us; (vi) continued failure to perform his duties after receipt of written demand of performance setting forth the factual basis for the failure to perform followed by a failure to cure such non-performance within 10 business days after receiving such notice; or (vii) willful violation of any of Dr. Stevens’ statutory or common law duties to us. For purposes of Dr. Stevens’ employment agreement, “Constructive Termination” means his resignation within 30 days following the expiration of any cure period following the occurrence of one or more of the following, without his consent: (i) the material reduction of his authority, duties or responsibilities; (ii) a material reduction of his base compensation, provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute a material reduction of the base compensation; and (iii) a material change in the geographic location at which he must perform his services; provided that in no instance will the relocation to a facility or a location of 50 miles or less from the then current office location be deemed material.
Dr. Stevens’ Consulting Agreement
In July 2020, we entered into a consulting services agreement with Dr. Stevens, pursuant to which Dr. Stevens agreed to consult, advise and assist us with the selection of potential significant customer candidates and promote engagement with the leadership of such customer candidates, among other services. The consulting agreement provided for a fee of $50,000 per month, in addition to a lump sum payment of $200,000 in July 2020. Dr. Stevens’ monthly consulting retainer was reduced to $30,000 effective January 1, 2021, by an amendment to his consulting agreement. The consulting agreement was terminated in connection with Dr. Stevens’ re-appointment as Chief Executive Officer in February 2021.
Dr. Rogers’ Offer Letter
HeartFlow furnished Dr. Rogers with an offer letter on January 1, 2012, in connection with his appointment as Chief Medical Officer. The initial annual base salary set forth in the letter agreement was $325,000, subject to adjustment in our discretion. The letter agreement provides that Dr. Rogers is eligible to participate in the Company’s equity compensation plans, including an inducement grant of stock options to purchase 400,000 shares of our common stock, which are now fully vested. Dr. Rogers’s is eligible to receive annual performance bonuses, which target amount and performance goals will be mutually determined between us and Dr. Rogers. Dr. Rogers is also eligible to participate in certain employee benefit plans that we maintain from time to time for senior executives. His letter agreement also provided for certain payments in his first year relating to relocation to the California Bay Area and a guaranteed annual cash bonus, which we satisfied in accordance with the letter.
The letter agreement additionally provides for severance benefits equal to four months’ salary plus the target amount of his annual cash bonus in the event Dr. Rogers’s employment is terminated by us without cause (and otherwise not due to death or disability), or Dr. Rogers resigns due to Good Reason. Under Dr. Roger’s offer letter, “Good Reason” means, after a notice and cure period, Dr. Rogers terminates his employment due to the existence of one or more of the following conditions: (a) a material reduction of his base salary or any guaranteed bonus, “material” meaning by ten percent or more, except if we apply the same percentage reduction to the Chief Executive Officer or Chief Financial Officer with similar offsets, if any; (b) a material reduction of his job duties or responsibilities; or (c) a material change in the geographic location (more than 50 miles) of his employment, unless such change is within 50 miles of his principal residence. Severance benefits after his first calendar year is four months of base salary plus the target amount of his annual cash bonus, payable in a lump sum and conditioned upon Dr. Rogers executing a release of claims. In addition, all of Dr. Rogers’s outstanding equity awards will vest in full upon our undergoing a change in control.
Dr. Taylor’s Offer Letter
HeartFlow furnished Dr. Taylor with an offer letter on August 23, 2010, in connection with his appointment as Chief Technical Officer. The initial annual base salary set forth in the offer letter is $325,000, subject to annual review by our board of directors or a committee thereof, and adjustments based on normal performance review processes. The offer letter provides that Dr. Taylor is eligible to receive, as our board of directors determines, an annual bonus based on the achievement of Company performance goals, and equity compensation and other long-term incentive awards under our equity-based incentive compensation plan. The offer letter provides that Dr. Taylor is also eligible to participate in the employee benefit plans for senior executives that we maintain from time to time.
Dr. Taylor’s offer letter also provides for severance benefits in the event Dr. Taylor’s employment is terminated by us without cause (and otherwise not due to death or disability), or Dr. Taylor resigns due to Constructive Termination (as described below). Such severance benefits include (1) salary continuation for six months, (2) accelerated vesting of twenty-five percent of the total number of shares subject to outstanding equity awards granted to him, and (3) six months of payment of COBRA premiums for him and his eligible dependents.
Under Dr. Taylor’s offer letter, “Constructive Termination” means, after a notice and cure period, Dr. Taylor terminates his employment due to the existence of one or more of the following conditions: (a) a material reduction of his authority, duties or responsibilities; (b) a material reduction of his base compensation, except for the same across-the-board reduction for all other senior executives; or (c) a material change in the geographic location (more than 50 miles) at which he must perform services to us. Receipt of the severance benefits is conditioned upon Dr. Taylor executing a release of claims. In addition, if Dr. Taylor is involuntarily terminated without cause, or resigns due to a Constructive Termination, within 12 months after our undergoing a change in control, then instead of the partial vesting acceleration his outstanding equity awards will vest in full upon the qualifying termination.
Mr. Mead’s Employment Agreement
In February 2021, John H. Stevens, M.D. returned as HeartFlow’s Chief Executive Officer, following his recovery from an illness that prompted his resignation in 2019. At that time, Mr. Mead departed as Chief Executive Officer.
Following his departure from HeartFlow, under his employment agreement Mr. Mead became eligible for (and is currently receiving) (i) continued base salary through January 2022, payable in accordance with our ordinary payroll practices, and (ii) COBRA premium reimbursements until earlier of 12 months or until Mr. Mead is no longer eligible. In addition, the board of directors of HeartFlow agreed to extend the post-termination exercise period for Mr. Mead’s stock option grant for a period ending 18 months after his termination date. Mr. Mead waived his right to his annual cash incentive compensation for 2020.
Under Mr. Mead’s April 2019 employment agreement, Mr. Mead was entitled to an initial base salary of $700,000, subject to adjustment in our discretion. Mr. Mead also received an incentive stock option to purchase 2,269,376 shares of our common stock with an exercise price equal to the fair market value of our common stock on the option’s grant date, subject to our stock option plan and a stock option agreement. A fourth of the shares subject to the option vested on the one-year anniversary of Mr. Mead’s hire date and the remaining shares vest ratably on a monthly basis over an intended three year vesting period, which ceased upon his termination. On February 28, 2020, Mr. Mead received $420,000 as an annual performance bonus, with the target amount set at 100% of his base salary and performance goals determined by our board of directors in consultation with Mr. Mead. Mr. Mead was also eligible to participate in certain employee benefit plans that we maintain from time to time for senior executives. Under his employment agreement Mr. Mead would have been entitled to receive an additional stock option award upon a Qualified Equity Financing (as defined in his employment agreement).

Mr. Farquhar’s Offer Letter
HeartFlow furnished John Farquhar with an offer letter during July 2021, in connection with his appointment as Chief Operating Officer. Under the offer letter, Mr. Farquhar will receive a base salary of $435,000, subject to adjustment in our discretion. Mr. Farquhar will be entitled to receive a $250,000 retention bonus on the first payroll following the one-year anniversary of his start date, which he will be required to repay to us on a prorated a basis if he voluntarily terminates his employments within one year of the retention bonus payment date. The letter agreement provides that Mr. Farquhar is eligible to participate in the Company’s equity compensation plans, including an inducement grant of stock options to purchase 200,000 shares of our common stock, of which 25% of the shares will vest on the first anniversary of the vesting start date and the remaining shares shall vest monthly over the subsequent 36 months in equal monthly amounts subject to Mr. Farquhar’s continued employment with us. Mr. Farquhar is eligible to receive annual performance bonuses, which target amount and performance goals will be mutually determined between us and Mr. Farquhar. Mr. Farquhar is also eligible to participate in certain employee benefit plans that we maintain from time to time for senior executives.
2020 Outstanding Equity Awards at Fiscal Year-end
The following table sets forth information with respect to outstanding stock option awards and restricted stock for each of the named executive officers as of December 31, 2020.
Name	Date of Grant	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Dana G. Mead, Jr.(3)	July 25, 2019	1,007,027	1,537,043(1)	9.58	July 24, 2029
Campbell D.K. Rogers, M.D.	May 30, 2012	215,427	—	1.88	May 29, 2022
	April 22, 2013	20,000	—	1.70	April 21, 2023
	November 20, 2013	119,449	—	1.70	November 19, 2023
	March 9, 2016	115,952	—	4.24	March 8, 2026
	February 28, 2020	31,250	118,750(2)	9.58	February 27, 2030
	April 22, 2020	1,416	5,384(2)	9.58	April 21, 2030
Charles A. Taylor, Jr., Ph.D.	November 1, 2011	150,000	—	1.24	October 31, 2021
	November 20, 2013	97,703	—	1.70	November 19, 2023
	March 9, 2017	93,750	6,250(2)	4.31	March 8, 2027
	April 22, 2020	875	3,325(2)	9.58	April 21, 2030
	June 25, 2020	15,625	134,375(2)	9.58	June 24, 2030

(1)
Such awards will vest in ratable monthly installments over period from the first anniversary of the date of grant through the fourth anniversary of the date of grant, subject to continued service.

(2)
Such awards will vest in ratable monthly installments through the fourth anniversary of the date of grant, subject to continued service.

(3)
Mr. Mead separated from the Company on February 2, 2021. In connection with his separation, the board of directors of HeartFlow agreed to extend the post-termination exercise period for Mr. Mead’s stock option grant for a period ending 18 months after his termination date.

Potential Payments Upon Termination or Change in Control
Severance benefits under the employment agreements
If Dr. Stevens’ employment is terminated without Cause or if Dr. Stevens resigns due to a Constructive Termination, subject to Dr. Stevens complying with his obligations under the agreement, Dr. Stevens will receive (i) a cash payment equal to six months of base salary, (ii) accelerated vesting of 25% of the total number of shares underlying outstanding equity awards, and (iii) COBRA premium reimbursements, if timely elections have been made by Dr. Stevens, until earlier of 18 months or until Dr. Stevens is no longer eligible.
We have agreed to pay the following severance benefits to Dr. Rogers in the event his employment is terminated by us without cause (and otherwise not due to death or disability), or Dr. Rogers resigns due to Good Reason; if severance benefits are due after his first calendar year, the severance will be a sum equal to four months of base salary plus the target amount of his annual cash bonus, payable in a lump sum.
We have agreed to pay the following severance benefits to Dr. Taylor in the event he is terminated by us without cause or resigns due to a Constructive Termination equal to salary continuation for six months; accelerated vesting of twenty-five percent of the total number of shares subject to outstanding equity awards granted to him; and payment of COBRA premiums for six months.
Our obligation to make these severance payments to the named executive officers is conditioned upon their execution of a separation and release agreement and compliance with customary restrictive covenants and post-termination obligations.
Following his departure from HeartFlow, under his employment agreement Mr. Mead became eligible for (and is currently receiving) (i) continued base salary through January 2022, payable in accordance with our ordinary payroll practices, and (ii) COBRA premium reimbursements until earlier of 12 months or until Mr. Mead is no longer eligible. In addition, the board of directors of HeartFlow agreed to extend the post-termination exercise period for Mr. Mead’s stock option grant for a period ending 18 months after his termination date. Mr. Mead waived his right to his annual cash incentive compensation for 2020.
Accelerated vesting of equity awards
The agreements with our named executive officers provide for accelerated vesting of stock options in the event of a change in control.
The employment agreement for Dr. Taylor provides that his outstanding equity awards will fully vest upon our undergoing a change in control, if he is involuntarily terminated without cause, or resigns due to a Constructive Termination, within 12 months after the change in control.
The offer letter to Dr. Rogers provides that outstanding equity awards will vest in full upon our undergoing a change in control.
Employee Benefit Plans
2009 Incentive Plan
In 2009, we adopted the 2009 Incentive Plan, to attract and retain the best available personnel for positions of substantial responsibility to provide additional incentive to employees, directors and consultants, and to promote the success of our business. After the effective date of the New HeartFlow Equity Incentive Plan described below, no additional awards will be granted under the 2009 Incentive Plan.
The 2009 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock or restricted stock units to our employees, directors and consultants. The 2009 Incentive Plan is administered by our board of directors. The maximum number of shares of common stock that may be granted under the 2009 Incentive Plan is 16,385,301, of which 1,327,628 were available for future grant as of June 30, 2021. The compensation committee has the discretion to grant awards and set the terms for awards under the 2009 Incentive Plan.
Except as otherwise provided in the award agreement, in the event that employment of a participant is terminated for any reason (not in connection with a change in control of the company, as such term is defined in the 2009 Incentive Plan), any unvested portion of an award is automatically forfeited. In the event of a change in control of the company, the compensation committee may provide that any outstanding award that is not then exercisable shall become exercisable, that restrictions applicable to any outstanding awards shall lapse and that outstanding awards be adjusted, substitute, converted, settled or terminated as the committee, in its discretion, deems appropriate.
Following the Business Combination, we intend to file with the SEC a registration statement on Form S-8 covering our shares issuable under options outstanding under the 2009 Incentive Plan.
New HeartFlow Equity Incentive Plan
We have adopted the New HeartFlow Equity Incentive Plan effective upon completion of the business combination, subject to shareholder approval. Once the New HeartFlow Equity Incentive Plan is effective, no further grants will be made under the 2009 Incentive Plan. The New HeartFlow Equity Incentive Plan is intended to promote our long term success and increase stockholder value by attracting, motivating and retaining non employee directors, employees and consultants. To achieve this purpose, the New HeartFlow Equity Incentive Plan will allow the flexibility to grant or award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance based awards, cash based awards and other stock based awards to eligible individuals, thereby strengthening their commitment to our success and aligning their interests with those of our stockholders. No awards have yet been made under the New HeartFlow Equity Incentive Plan, however, it is expected that the New HeartFlow Equity Incentive Plan described in Proposal No. 5 will be an important element of our compensation arrangements for both executive officers and directors.
Following the Business Combination, we intend to file with the SEC a registration statement on Form S-8 covering our shares issuable under the New HeartFlow Equity Incentive Plan.
2021 Employee Stock Purchase Plan
We have adopted the 2021 Employee Stock Purchase Plan, effective upon completion of the business combination. The 2021 Employee Stock Purchase Plan is designed to allow our eligible employees to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions. The 2021 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code. No awards have yet been made under the 2021 Employee Stock Purchase Plan; however, it is expected that the 2021 Employee Stock Purchase Plan described in Proposal No. 6 will allow a broad base of our employees to purchase shares of our common stock. Following the Business Combination, we intend to file with the SEC a registration statement on Form S-8 covering our shares issuable under the 2021 Employee Stock Purchase Plan.
401(k) Plan
We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually in accordance with guidance from the U.S. Internal Revenue Service, which we refer to as the IRS. We have the ability to make matching and discretionary contributions to the 401(k) plan. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions and our contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.
Director Compensation
Historically, we have not generally compensated members of our board of directors, other than in connection with their service as an executive or specific consulting arrangements. For a summary of Dr. Stevens’ 2020 consulting agreement please see “— Employment agreements and offer letters —  Dr. Stevens’ 2020 Consulting Agreement”.
In November 2020, in connection with her appointment to our board of directors, we granted Ms. Cullivan options to purchase 50,000 shares of our common stock at an exercise price of $9.58 per share. Such options will vest, subject to continued service, in ratable monthly installments over a period of 2 years from the date of grant. In 2021, we started paying Ms. Cullivan, quarterly in arrears, an annual cash retainer of $40,000.
Compensation of Directors and Executive Officers of New HeartFlow
Overview
Following the Closing of the Business Combination, we expect New HeartFlow’s executive compensation program to be consistent with HeartFlow’s existing compensation policies and philosophies, which are designed to:
•
attract, retain and motivate senior management leaders who are capable of advancing HeartFlow’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•
reward senior management in a manner aligned with HeartFlow’s financial performance; and

•
align senior management’s interests with HeartFlow’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Business Combination, decisions with respect to the compensation of New HeartFlow’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
Post-Closing Executive Compensation Program
We anticipate that compensation for New HeartFlow’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New HeartFlow will also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention, as described under “New HeartFlow Management after the Business Combination — Compensation of Directors and Executive Officers”.
Stock-Based Awards
We expect New HeartFlow to use stock-based awards in future years to promote its interests by providing the executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of New HeartFlow’s equity holders. Stock-based awards will be awarded in future years under the New HeartFlow Equity Incentive Plan, which has been adopted by the Longview Board and is being submitted to Longview’s stockholders for approval at the Special Meeting. For a description of the New HeartFlow Equity Incentive Plan, please see “The Equity Incentive Plan Proposal.”
Other Compensation
We expect New HeartFlow to continue to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination, including medical, dental, vision, life insurance and 401(k) plans, paid time off, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate.
Non-Employee Director Compensation
We do not have a formal policy for compensating our non-employee directors, other than reimbursing members of our board of directors for reasonable, out-of-pocket travel expenses incurred in connection with attending meetings of the board. Following the Business Combination, non-employee directors of New HeartFlow that are not affiliated with Longview will receive varying levels of compensation for their services as directors and members of committees of the New HeartFlow Board. New HeartFlow anticipates determining director compensation in accordance with industry practice and standards.
Indemnification Agreements
We have previously entered into and anticipate entering into new indemnification agreements with our non-employee directors. See “Certain relationships and related party transactions — Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance” for additional information.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Longview
Relationship with Longview Investors II LLC
Longview Investors II LLC purchased an aggregate of 9,800,000 private placement warrants in connection with Longview’s initial public offering, at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $14,700,000. Each private placement warrant entitles the holder to purchase one share of Longview Class A common stock at $11.50 per share. The private placement warrants (including Longview Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
Longview’s executive offices are located at 767 Fifth Avenue, 44th Floor, New York, NY 10153, which office space is leased by an affiliate of Longview Investors II LLC. Commencing upon consummation of its initial public offering, Longview reimburses the affiliate of Longview Investors II LLC $10,000 per month for office space, utilities, administrative and support services. Upon completion of Longview’s initial business combination or liquidation, it will cease paying these monthly fees.
Longview Investors II LLC, Longview’s officers and directors, or any of its or their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities undertaken on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Longview’s audit committee reviews on a quarterly basis all payments that were made to Longview Investors II LLC, officers and directors or any of its or their affiliates and determines which expenses and the amount of expenses that will be reimbursed.
On November 18, 2020, Longview Investors II LLC issued to Longview an unsecured promissory note (the “Note”) in the principal amount of up to $300,000, which was terminated upon completion of our initial public offering. The Note was issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
On March 18, 2021, we and Longview Investors II LLC entered into a Loan Agreement pursuant to which Longview may borrow up to $2,000,000 from Longview Investors II LLC. As of the date of this proxy statement / prospectus, we have $1.0 million outstanding under the promissory note.
We are party to a Forward Purchase Agreement, dated March 18, 2021, as amended on July 15, 2021 among Longview and Glenview Capital Partners L.P., Glenview Institutional Partners, L.P., Glenview Capital Master Fund, LTD., Glenview Capital Opportunity Fund, L.P., Glenview Healthcare Master Fund, L.P. and Glenview Offshore Opportunity Master Fund, LTD. (the “Glenview Funds”), and Glenview Capital Management, LLC pursuant to which the Glenview Funds have agreed to purchase, in a private placement transaction to close concurrently with the closing of this initial business combination, the Forward Purchase Shares, at a price of $10.00 per share.
HeartFlow
Business Combination Related Agreements
In connection with the Business Combination Agreement, Longview, the initial stockholders (including Longview Investors II LLC, the Sponsor Group Holders and certain affiliates of the Sponsor) and the HeartFlow Holders (which include amongst others William C. Weldon, John H. Stevens M.D., Charles A. Taylor, Capricorn Healthcare and Special Opportunities, LP, U.S. Ventures Partners X, L.P., HealthCor Partners GP, LLC and certain affiliates thereof) entered into the Investors’ Rights Agreement pursuant to which, among other things, the Sponsor Group Holders and the HeartFlow Holders agreed not to effect any sale or distribution of any equity securities of New HeartFlow held by each of them (except with respect to shares of New HeartFlow common stock acquired in open market transactions and Units purchased in the initial public offering, or by Sponsor Group Holders pursuant to the Amended Forward Purchase Agreement) during the respective lock-up periods described therein and were granted certain registration rights with respect to their respective shares of New HeartFlow common stock, in each case, on the terms and subject to the conditions therein.
Also in connection with the Business Combination Agreement, HeartFlow entered into the Repurchase Agreements with certain holders (which include Capricorn Healthcare and Special Opportunities, LP, U.S. Ventures Partners X, L.P. and certain affiliated funds thereof) of shares of HeartFlow common stock, pursuant to which HeartFlow may, in its sole discretion, repurchase at the Effective Time shares of HeartFlow common stock representing up to approximately $77.8 million of aggregate repurchase payments. Prior to the Effective Time, HeartFlow anticipates that it may enter into additional Repurchase Agreements with holders of shares of HeartFlow common stock or HeartFlow Options representing up to an additional $25,000,000 of aggregate repurchase payments.
For more information regarding the agreements entered into or to be entered into pursuant to the Business Combination, please see the section titled “Related Agreements.”
Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance
In connection with this Business Combination, New HeartFlow will enter into indemnification agreements with each of the New HeartFlow’s executive officers and directors. The indemnification agreements, New HeartFlow’s restated certificate of incorporation and its bylaws to be in effect upon completion of the Business Combination will require that New HeartFlow indemnify its directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the bylaws will also require New HeartFlow to advance expenses incurred by its directors and officers. New HeartFlow will also maintain a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Policies and Procedures for Related Party Transactions
Upon consummation of the Business Combination, New HeartFlow will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which New HeartFlow or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to HeartFlow or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” means:
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any person who is, or at any time during the applicable period was, one of New HeartFlow’s officers or one of New HeartFlow’s directors;

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any person who is known by New HeartFlow to be the beneficial owner of more than five percent (5%) of its voting stock; and

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

New HeartFlow will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.
It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of New HeartFlow’s voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to New HeartFlow’s audit committee (or to another independent body of the New HeartFlow Board) for review. To identify related person transactions in advance, New HeartFlow expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, New HeartFlow’s audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:
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the related person’s interest in the transaction;

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the approximate dollar value of the amount involved in the transaction;

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the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

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whether the transaction was undertaken in the ordinary course of business of New HeartFlow;

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whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to New HeartFlow than terms that could have been reached with an unrelated third party;

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the purpose of, and the potential benefits to New HeartFlow of, the transaction; and

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any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

New HeartFlow’s audit committee will approve only those transactions that it determines are fair to New HeartFlow and in New HeartFlow’s best interests.
LEGAL MATTERS
Ropes & Gray LLP will pass upon the validity of the New HeartFlow common stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement / prospectus.
EXPERTS
The financial statements of Longview Acquisition Corp. II as of December 31, 2020 and for the period from October 23, 2020 (date of inception) through December 31, 2020 included in this proxy statement / prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of HeartFlow, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to HeartFlow, Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, Longview and the service provider(s) that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement / prospectus. Upon written or oral request, Longview will deliver a separate copy of the proxy statement / prospectus to any stockholder at a shared address to which a single copy of the proxy statement / prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement / prospectus may likewise request that Longview deliver single copies of the proxy statement / prospectus in the future. Stockholders may notify Longview of their requests by calling or writing Longview at its principal executive offices at 767 Fifth Avenue, 44th Floor, New York, NY 10153.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax considerations applicable to (1) U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of shares of Longview Class A common stock (i) that hold New HeartFlow common stock following the adoption of the Proposed Charter in connection with the Merger or (ii) that elect to have their Longview Class A common stock redeemed for cash if the Merger is completed and (2) holders of HeartFlow common stock that exchange such stock for New HeartFlow common stock pursuant to the Merger. This discussion applies only to Longview Class A common stock, New HeartFlow common stock, or HeartFlow common stock, as applicable, that is held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address any estate, gift tax or other federal tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, the rules regarding “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” within the meaning of Section 1244 of the Code, and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
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financial institutions or financial services entities;

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broker-dealers;

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insurance companies;

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pension plans;

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dealers or traders subject to a mark-to-market method of accounting with respect to shares of Longview Class A common stock, New HeartFlow common stock, or HeartFlow common stock;

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persons holding Longview Class A common stock, New HeartFlow common stock, or HeartFlow common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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U.S. expatriates or former long-term residents of the United States;

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governments or agencies or instrumentalities thereof;

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regulated investment companies or real estate investment trusts;

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persons that directly, indirectly or constructively own five percent or more (by vote or value) of Longview Class A common stock, New HeartFlow common stock, or HeartFlow common stock;

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persons who acquired their shares of Longview Class A common stock, New HeartFlow common stock, or HeartFlow common stock pursuant to the exercise of warrants or conversion rights under such convertible instruments;

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persons who acquired their shares of Longview Class A common stock, New HeartFlow common stock, or HeartFlow common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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pass-through entities, including (but not limited to) partnerships or limited liability companies treated as partnerships for U.S. federal income tax purposes (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes); and

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tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Longview Class A common stock, New HeartFlow common stock, or HeartFlow common stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Partnerships and their partners should consult their tax advisors with respect to the consequences to them of holding shares of the New HeartFlow common stock following the adoption of the Proposed Charter in connection with the Merger, electing to have their Longview Class A common stock redeemed for cash if the Merger is completed or exchanging HeartFlow common stock for New HeartFlow common stock pursuant to the Merger, as applicable.
This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement / prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of New HeartFlow common stock, HeartFlow common stock or Longview Class A common stock, as applicable, who or that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” means any beneficial owner of New HeartFlow common stock, HeartFlow common stock or Longview Class A common stock, as applicable, that is an individual, corporation, estate or trust that is not a U.S. holder.
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
Tax Consequences of the Merger to Holders of HeartFlow Common Stock
Tax Consequences if the Merger Qualifies as a Reorganization Within the Meaning of Section 368(a) of the Code
The parties intend for the Merger to be treated as a tax-free “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The obligations of HeartFlow and Longview to complete the Merger are not conditioned on the receipt of opinions from Ropes & Gray LLP or King & Spalding LLP to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Merger will occur even if it does not so qualify. Neither HeartFlow nor Longview has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each holder of HeartFlow common stock is urged to consult its own tax advisor with respect to the particular tax consequence of the Merger to such holder.
If the Merger qualifies as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, each holder of HeartFlow common stock generally will not recognize income, gain or loss upon exchanging its HeartFlow common stock for New HeartFlow common stock. The aggregate tax basis in the shares of New HeartFlow common stock that a holder receives pursuant to the Merger will equal its aggregate adjusted tax basis in the shares of the HeartFlow common stock exchanged. Such aggregate adjusted tax basis will be allocated to the New HeartFlow common stock received by such holder. The holder’s holding period (for tax purposes) of the shares of New HeartFlow common stock that it receives pursuant to the Merger will include its holding period for the shares of the HeartFlow common stock it exchanges.
Tax Consequences if the Merger Fails to Qualify as a Reorganization Within the Meaning of Section 368(a) of the Code
If the Merger does not qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, then, for U.S. federal income tax purposes, a holder holding HeartFlow common stock generally would be treated as selling its HeartFlow common stock in exchange for New HeartFlow common stock in a taxable transaction.
If the Merger is treated as a taxable sale of HeartFlow common stock, a U.S. holder that receives New HeartFlow common stock pursuant to the Merger would generally recognize capital gain or loss equal to the difference, if any, between (i) the fair market value of the New HeartFlow common stock, as determined for U.S. federal income tax purposes and (ii) such U.S. holder’s adjusted tax basis in the HeartFlow common stock surrendered. Such gain or loss generally will be long-term capital gain or loss provided the U.S. holder’s holding period for the HeartFlow common stock surrendered in the Merger exceeds one year as of the Closing Date. Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.
The tax consequences to a non-U.S. holder (as defined above) if the Merger is treated as a taxable sale of HeartFlow common stock by the non-U.S. holder generally will be the same as described below under the section titled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Longview Class A Common Stock” with respect to the HeartFlow common stock sold. The Business Combination Agreement obligates HeartFlow to deliver a certificate to Longview on or prior to the Closing Date, that as of the date of the certificate, HeartFlow is not a “United States real property holding corporation” for U.S. federal income tax purposes.
If the Merger is treated as a taxable sale of HeartFlow common stock, a holder’s initial tax basis in the New HeartFlow common stock received in the Merger will equal the fair market value of such stock upon receipt, and the holding period for such stock will begin on the day following the Closing Date.
Adoption of the Proposed Charter
Holders of Longview Class A common stock are not expected to recognize any income, gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its New HeartFlow common stock after the adoption of the Proposed Charter as that holder has in the corresponding Longview Class A common stock immediately prior to the adoption of the Proposed Charter and such holder’s holding period in the New HeartFlow common stock would include the holder’s holding period in the corresponding Longview Class A common stock. Although the matter is not entirely clear, these consequences to the holders assume, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of Longview Class A common stock for New HeartFlow common stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, it is expected that such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.

The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.
Redemption of Longview Class A Common Stock
In the event that a holder’s shares of Longview Class A common stock are redeemed pursuant to the redemption provisions described in this proxy statement / prospectus under the section titled “The Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of Longview Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Longview Class A common stock, a U.S. holder (as defined above) will be treated as described below under the section titled “— U.S. Holders — Taxation of Redemption Treated as a Sale of Longview Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section titled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Longview Class A Common Stock.” If the redemption does not qualify as a sale of shares of Longview Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “— U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax consequences to a Non-U.S. holder described below under the section titled “— Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of Longview Class A common stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Transactions) relative to all of our shares outstanding both before and after the redemption. The redemption of Longview Class A common stock generally will be treated as a sale of Longview Class A common stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Longview Class A common stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Transactions generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Longview Class A common stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Longview Class A common stock and the Longview Class A common stock to be issued pursuant to the Transactions). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of Longview Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Longview Class A common stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section titled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section titled “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed Longview Class A common stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Each holder should consult with its own tax advisors as to the tax consequences of a redemption.
Redemption of Longview Class A Common Stock applicable to U.S. Holders
This section applies to you if you are a U.S. holder of Longview Class A common stock.
Taxation of Redemption Treated as a Distribution.   If our redemption of a U.S. holder’s shares of Longview Class A common stock is treated as a corporate distribution, as discussed above under the section titled “— Redemption of Longview Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of our Longview Class A common stock. Any remaining excess will be treated as gain realized on the sale of shares of our Longview Class A common stock and will be treated as described below under the section titled “— U.S. Holders — Taxation of Redemption Treated as a Sale of Longview Class A Common Stock.”
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Longview Class A common stock described in this proxy statement / prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Taxation of Redemption Treated as a Sale of Longview Class A Common Stock.   If our redemption of a U.S. holder’s shares of Longview Class A common stock is treated as a sale, as discussed above under the section titled “— Redemption of Longview Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Longview Class A common stock redeemed. A U.S. holder’s adjusted tax basis in its Longview Class A common stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Longview Class A common stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Longview Class A common stock redeemed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Longview Class A common stock described in this proxy statement / prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates at a maximum rate of 20%. The deductibility of capital losses is subject to limitations. U.S. holders that realize a loss should consult their tax advisors regarding the allowance of this loss.
U.S. holders who hold different blocks of Longview Class A common stock (shares of Longview Class A common stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Redemption of Longview Class A Common Stock applicable to Non-U.S. Holders
This section applies to you if you are a Non-U.S. holder of Longview Class A common stock.

Taxation of Redemption Treated as a Distribution.   If our redemption of a Non-U.S. holder’s shares of Longview Class A common stock is treated as a corporate distribution, as discussed above under the section titled “— Redemption of Longview Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Longview Class A common stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the Longview Class A common stock, which will be treated as described below under the section titled “— Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Longview Class A Common Stock.”
Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Longview Class A common stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section titled “— Redemption of Longview Class A Common Stock”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).
Taxation of Redemption Treated as a Sale of Longview Class A Common Stock.   If our redemption of a Non-U.S. holder’s shares of Longview Class A common stock is treated as a sale of Longview Class A common stock, as discussed above under the section titled “— Redemption of Longview Class A Common Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:
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the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

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such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of redemption or the period that the Non-U.S. holder held our Longview Class A common stock and, in the case where shares of our Longview Class A common stock are regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our Longview Class A common stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Longview Class A common stock. There can be no assurance that our Longview Class A common stock is or has been treated as regularly traded on an established securities market within the meaning of applicable Treasury Regulations.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption.
We believe that we are not, and have not been at any time during the five-year period preceding the date of the Business Combination, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.
Return of Capital Distribution
The tax consequences to the holders of Longview Class A common stock of receiving the Return of Capital Distribution generally will be the same as described above under the sections titled “U.S. Holders — Taxation of Redemption Treated as a Distribution,” in the case of U.S. holders, and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution”, in the case of non-U.S. holders.
Information Reporting and Backup Withholding
Payments resulting from our redemption of our Longview Class A common stock or the Return of Capital Distribution may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8.
Backup withholding is not an additional tax, but an advance payment, which may be refunded or credited against a holder’s U.S. federal income tax liability. A holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends including amounts treated as dividends received pursuant to a redemption on our Longview Class A common stock or the Return of Capital Distribution. The IRS has released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds from a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued.
In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Holders should consult their tax advisors regarding the effects of FATCA on a redemption of Longview Class A common stock or the Return of Capital Distribution.

STOCKHOLDER PROPOSALS AND NOMINATIONS
In addition to any other requirements under applicable law and the New HeartFlow Bylaws, for business to be properly brought before an annual or special meeting by a stockholder, the New HeartFlow Bylaws provide that the stockholder (the "Proposing Person") must give timely notice in written form to New HeartFlow’s Corporate Secretary and provide any updates or supplements to such notice at the times and in the forms required by the New HeartFlow Bylaws. Notice, to be timely, must be received at least ninety (90) days, but no more than one hundred twenty (120) days, prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided that if, and only if, the annual meeting is not scheduled to be held within a period that commences within thirty (30) days before or after such anniversary date, to be timely, notice by the stockholder must be received by the close of business on the later of (i) the ninetieth (90th) day before the meeting or (ii) the tenth (10th) day following the day on which the date of the annual meeting is first publicly announced or disclosed and not earlier than one hundred twenty (120) days prior to the date of the annual meeting in the case of notice of nomination of directors.
Any notice relating to business (other than nomination) must include the following information: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting; (ii) the name and record address of such stockholder and the beneficial owner, if any; (iii) the class or series and number of shares of capital stock of New HeartFlow that are owned beneficially and of record by such stockholder and by the beneficial owner, if any; (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, in connection with the proposal of such business by such stockholder; (v) any material interest of such stockholder and the beneficial owner, if any; (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (vii) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act.
Any notice relating to the nomination of directors must include the following information: (A) as to each proposed nominee, (i) such person’s name, age, business address and, if known, residence address; (ii) such person’s principal occupation or employment; (iii) the class(es) and series and number of shares of stock of New HeartFlow that are, directly or indirectly, owned, beneficially or of record, by such person; and (iv) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act; and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner; (ii) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner; (iii) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made; (iv)  a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.
STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with Longview’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Longview Acquisition Corp. II, 767 Fifth Avenue, 44th Floor, New York, NY 10153. Following the Business Combination, such communications should be sent to HeartFlow Group, Inc.,1400 Seaport Blvd, Bldg B Redwood City, CA 94063. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION
Longview has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement / prospectus. This proxy statement / prospectus does not contain all of the information included in the registration statement. For further information pertaining to Longview and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement / prospectus to any of Longview’s or HeartFlow’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement / prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement / prospectus forms a part, New HeartFlow will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. Longview files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Longview’s or New HeartFlow’s SEC filings, including New HeartFlow’s registration statement and Longview’s proxy statement / prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement / prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Longview by telephone or in writing:
Longview Acquisition Corp. II
767 Fifth Avenue, 44th Floor
New York, NY 10153
(212) 812-4700
You may also obtain these documents by requesting them in writing or by telephone from Longview’s proxy solicitation agent at the following address and telephone number:
Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Telephone: (844) 343-2632 (toll-free)
(banks and brokers can call at (212) 297-0720)
Email: info@okapipartners.com
If you are a stockholder of Longview and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Longview, Longview will mail them to you by first-class mail, or another equally prompt means.
This document is a prospectus of New HeartFlow and a proxy statement of Longview for Longview’s Special Meeting of stockholders. Neither HeartFlow nor Longview has authorized anyone to give any information or make any representation about the Business Combination, New HeartFlow or Longview that is different from, or in addition to, that contained in this proxy statement / prospectus or in any of the materials that Longview has incorporated by reference into this proxy statement / prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
LONGVIEW ACQUISITION CORP. II
HEARTFLOW HOLDING, INC.

LONGVIEW ACQUISITION CORP. II
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Longview Acquisition Corp. II
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Longview Acquisition Corp. II (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from October 23, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from October 23, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 22, 2021

LONGVIEW ACQUISITION CORP. II
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Current asset – cash	$24,981
Deferred offering costs	84,000
Total Assets	$108,981
LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities:
Current liabilities:
Accrued expenses	$1,500
Accrued offering costs	84,000
Total Current Liabilities	85,500
Commitments and contingencies
Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 17,250,000 shares issued and outstanding(1)	1,725
Additional paid-in capital	23,275
Accumulated deficit	(1,519)
Total Stockholder’s Equity	23,481
Total Liabilities and Stockholder’s Equity	$108,981

(1)
Includes an aggregate of up to 2,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On January 22, 2021, the Company effected a stock dividend of 11,500,000 shares with respect to the Class B common stock and on March 18, 2021, the Company effected a stock dividend of 2,875,000 shares with respect to the Class B common stock, resulting in an aggregate of 17,250,000 shares outstanding (see Note 5). All share and per share amounts have been retroactively restated.

The accompanying notes are an integral part of these financial statements.

LONGVIEW ACQUISITION CORP. II
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation costs	$1,519
Net loss	$(1,519)
Weighted average shares outstanding, basic and diluted(1)	15,000,000
Basic and diluted net loss per common share	$(0.00)

(1)
Excludes an aggregate of up to 2,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On January 22, 2021, the Company effected a stock dividend of 11,500,000 shares with respect to the Class B common stock and on March 18, 2021, the Company effected a stock dividend of 2,875,000 shares with respect to the Class B common stock, resulting in an aggregate of 17,250,000 shares outstanding (see Note 5). All share and per share amounts have been retroactively restated.

The accompanying notes are an integral part of these financial statements.

LONGVIEW ACQUISITION CORP. II
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM OCTOBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance, October 23, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	17,250,000	1,725	23,275	—	25,000
Net loss	—	—	—	(1,519)	(1,519)
Balance, December 31, 2020	17,250,000	$1,725	$23,275	$(1,519)	$23,481

(1)
Includes an aggregate of up to 2,250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On January 22, 2021, the Company effected a stock dividend of 11,500,000 shares with respect to the Class B common stock and on March 18, 2021, the Company effected a stock dividend of 2,875,000 shares with respect to the Class B common stock, resulting in an aggregate of 17,250,000 shares outstanding (see Note 5). All share and per share amounts have been retroactively restated.

The accompanying notes are an integral part of these financial statements.

LONGVIEW ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 23, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash flows from operating activities:
Net loss	$(1,519)
Changes in operating assets and liabilities:
Accrued expenses	1,500
Net cash used in operating activities	(19)
Cash Flows from Financing Activities
Proceeds from issuance of Class B common stock to Sponsor	25,000
Net cash provided by financing activities	25,000
Net change in cash	24,981
Cash at beginning of period	—
Cash at end of period	$24,981
Non-cash financing activities:
Deferred offering costs included in accrued offering costs	$84,000
The accompanying notes are an integral part of these financial statements.

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Longview Acquisition Corp. II (the “Company”) is a blank check company that was incorporated in Delaware on October 23, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from October 23, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 60,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 69,000,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of warrants (the “Private Placement Warrants”) in a private placement to Longview Investors II LLC (the “Sponsor”), that will close simultaneously with the Proposed Public Offering.
Substantially all of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the Trust Account (as defined below) if and when such funds are properly released from the Trust Account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Proposed Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the distribution of the Trust Account, as described below.

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until 24 months from the closing of the Proposed Public Offering, or such later date as a result of a stockholder vote to amend the Certificate of Incorporation, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor and the Sponsor has the financial

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
ability to provide such funds that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the date of issuance of these financial statements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be de minimis for the period from October 23, 2020 (inception) through December 31, 2020. The Company’s deferred tax assets were deemed to be de minimis as of December 31, 2020.
Net Loss per Common Share
Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 2,250,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Proposed Public Offering
Pursuant to the Proposed Public Offering, the Company intends to offer for sale 60,000,000 Units (or 69,000,000 Units if the underwriters’ over-allotment option is exercised in full) at a price of $10.00 per Unit.

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
Each Unit is expected to consist of one share of Class A common stock and one-fifth of one warrant (“Public Warrant”). Each whole Public Warrant is anticipated to entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
Note 4 — Private Placement
The Sponsor has agreed to purchase 8,600,000 Private Placement Warrants (or 9,800,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.50 per Private Placement Warrant ($12,900,000 in the aggregate, or $14,700,000 if the over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. The amount of private warrants purchased by the Sponsor was decreased to reflect the reduction in underwriting commissions as a result of entities affiliated with Glenview purchasing Units in the Proposed Public Offering (on which no underwriting commissions will be paid). Each Private Placement Warrant is anticipated to be exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
Note 5 — Related Parties
Founder Shares
During the period ended December 31, 2020, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On January 22, 2021, the Company effected a stock dividend of 11,500,000 shares with respect to the Founder Shares and on March 18, 2021, the Company effected a stock dividend of 2,875,000 shares with respect to the Founder Shares, resulting in an aggregate of 17,250,000 Founder Shares issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividends. In January 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s then-director nominees, for a total of 75,000 Founder Shares transferred. The Founder Shares include an aggregate of up to 2,250,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Administrative Support Agreement
The Company intends to enter into an agreement, commencing on the effective date of the Proposed Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and administrative and support services.

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
Promissory Note — Related Party
On November 18, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) September 30, 2021 and (ii) the consummation of the Proposed Public Offering. As of December 31, 2020, there were no borrowings under the Promissory Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company will enter into a loan agreement with the Sponsor prior to the consummation of the Proposed Public Offering that will provide for borrowings of up to $2,000,000 (the “Sponsor Loan”). The Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (together with the Sponsor Loan, the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
Note 6 — Commitments and Contingencies
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, the close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) and certain security holders holding public shares, whether purchased in this offering or thereafter in the open market, will be entitled to registration rights pursuant to a registration rights agreement to be entered into on or prior to the closing of the Proposed Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
Pursuant to the forward purchase agreement, the Company will agree that it will use its reasonable best efforts to (i) within 30 days after the closing of a Business Combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investors’ forward purchase shares and (B) any other shares of Class A common stock acquired by the forward purchase investors, including any acquisitions after the Company completes a Business Combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of a Business Combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which the forward purchase investors cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. The Company will bear the cost of registering these securities.
Underwriting Agreement
The Company will grant the underwriters a 45-day option from the date of the Proposed Public Offering to purchase up to 9,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.
The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $10,900,000 in the aggregate (or $12,700,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $19,075,000 in the aggregate (or $22,225,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The underwriters will not receive any underwriting discount or commissions on any Units purchased by funds affiliated with Glenview Capital Management, LLC or an investment vehicle controlled by individuals affiliated with Glenview Capital Management, LLC.
Note 7 — Stockholder’s Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 17,250,000 shares of Class B common stock issued and outstanding, of which an aggregate of up to 2,250,000 shares of Class B common stock are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.
Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as otherwise required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amount issued in the Proposed Public Offering and related to the closing of a Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the aggregate number of all shares of common stock outstanding upon the completion of the Proposed Public Offering, plus the aggregate number of shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, including the forward purchase shares (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, an affiliate of the Sponsor or any of the Company’s officers or directors.
Warrants — As of December 31, 2020, there were no warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 10 trading days within a 20-trading day period ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described below with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A common stock except as otherwise described below;

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted) for any 10 trading days within the 20-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the last reported sale price of the Class A common stock for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company, other than in connection with its forward purchase agreement, issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and

LONGVIEW ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
the Newly Issued Price, and the $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 6). Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Note 8 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 22, 2021, the date that the financial statements were available to be issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
In January 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s then-director nominees, for a total of 75,000 Founder Shares transferred.
On January 22, 2021, the Company effected a stock dividend of 11,500,000 shares with respect to the Founder Shares and on March 18, 2021, the Company effected a stock dividend of 2,875,000 shares with respect to the Founder Shares, resulting in an aggregate of 17,250,000 Founder Shares outstanding. All share and per-share amounts have been retroactively restated to reflect the stock dividends.
As of March 22, 2021, the Company had borrowed an aggregate of $300,000 under the Promissory Note.
On March 18, 2021, the Company entered into a forward purchase agreement pursuant to which the forward purchase investors will agree to subscribe for an aggregate of up to 10,000,000 units, at a purchase price of $10.00 per unit, or up to $100,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of our initial business combination. The forward purchase investors will determine in their sole discretion the specific number of forward purchase units they will purchase, if any, pursuant to the forward purchase agreement. Each forward purchase unit will consist of one share of Class A common stock and one-fifth of one redeemable warrant. The terms of the forward purchase units will generally be identical to the terms of the units being issued in this offering.

LONGVIEW ACQUISITION CORP. II
FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2021

LONGVIEW ACQUISITION CORP. II
CONDENSED BALANCE SHEETS AS OF MARCH 31, 2021 AND DECEMBER 31, 2020 (UNAUDITED)
PART I — FINANCIAL INFORMATION
Item 1.   Interim Financial Statements.
LONGVIEW ACQUISITION CORP. II
CONDENSED BALANCE SHEETS
	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$770,726	$24,981
Prepaid expenses	614,569	—
Total Current Assets	1,385,295	24,981
Deferred offering costs	—	84,000
Cash and marketable securities held in Trust Account	690,000,051	—
TOTAL ASSETS	$691,385,346	$108,981
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$31,950	$1,500
Accrued offering costs	32,450	84,000
Total Current Liabilities	64,400	85,500
Warrant Liabilities	33,726,000	—
Forward Purchase Agreement Liabilities	10,052,180	—
Deferred underwriting fee payable	22,225,000	—
Total Liabilities	66,067,580	85,500
Commitments and Contingencies
Class A common stock subject to possible redemption 69,000,000 and no shares at $10.00 per share	689,994,550	—
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; no shares issued and outstanding (excluding 69,000,000 and no shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.0001 par value; 25,000,000 shares authorized; 17,250,000 shares issued and outstanding at March 31, 2021 and December 31, 2020	1,725	1,725
Additional paid-in capital	—	23,275
Accumulated deficit	(64,678,509)	(1,519)
Total Stockholders’ Equity (Deficit)	(64,676,784)	23,481
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$691,385,346	$108,981
The accompanying notes are an integral part of the unaudited condensed financial statements.

LONGVIEW ACQUISITION CORP. II
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)
Formation and operational costs	$61,198
Loss from operations	(61,198)
Other income (expense):
Change in fair value of warrant liabilities	(530,000)
Change in fair value of FPA liabilities	(149,223)
Initial classification of FPA liabilities	(9,902,957)
Transaction costs allocated to warrant liabilities	(1,001,129)
Interest earned on marketable securities held in Trust Account	51
Other expenses, net	(11,583,258)
Net loss	$(11,644,456)
Weighted average shares outstanding, Class A redeemable common stock	69,000,000
Basic and diluted net income per share, Class A redeemable common stock	$—
Weighted average shares outstanding, Class B non-redeemable common stock	15,200,000
Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.77)
The accompanying notes are an integral part of the unaudited condensed financial statements.

LONGVIEW ACQUISITION CORP. II
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	17,250,000	$1,725	$23,275	$(1,519)	$23,481
Sale of 69,000,000 Units, net of underwriting discounts, initial value of public warrants and other offering costs	69,000,000	6,900	—	—	636,245,841	—	636,252,741
Cash paid in excess of fair value of Private Placement Warrants	—	—	—	—	686,000	—	686,000
Class A common stock subject to possible redemption	(69,000,000)	(6,900)	—	—	(636,955,116)	(53,032,534)	(689,994,550)
Net loss	—	—	—	—	—	(11,644,456)	(11,644,456)
Balance – March 31, 2021 (unaudited)	—	$—	17,250,000	$1,725	$—	$(64,678,509)	$(64,676,784)
The accompanying notes are an integral part of the unaudited condensed financial statements.

LONGVIEW ACQUISITION CORP. II
CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED)
Cash Flows from Operating Activities:
Net loss	$(11,644,456)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(51)
Change in fair value of warrant liabilities	530,000
Change in fair value of FPA liabilities	149,223
Initial classification of FPA liabilities	9,902,957
Transaction costs allocated to warrant liabilities	1,001,129
Changes in operating assets and liabilities:
Prepaid expenses	(614,569)
Accounts payable and accrued expenses	30,450
Net cash used in operating activities	(645,317)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(690,000,000)
Net cash used in investing activities	(690,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	677,300,000
Proceeds from sale of Private Placements Warrants	14,700,000
Proceeds from promissory note – related party	300,000
Repayment of promissory note – related party	(300,000)
Payment of offering costs	(608,938)
Net cash provided by financing activities	691,391,062
Net Change in Cash	745,745
Cash – Beginning of period	24,981
Cash – End of period	$770,726
Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$32,450
Initial classification of Class A common stock subject to possible redemption	$690,000,000
Change in value of Class A common stock subject to possible redemption	$(5,450)
Deferred underwriting fee payable	$22,225,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

LONGVIEW ACQUISITION CORP. II
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Longview Acquisition Corp. II (the “Company”) is a blank check company that was incorporated in Delaware on October 23, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from October 23, 2020 (inception) through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on March 18, 2021. On March 23, 2021, the Company consummated the Initial Public Offering of 69,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at $10.00 per Unit, generating gross proceeds of $690,000,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,800,000 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Longview Investors II LLC (the “Sponsor”), generating gross proceeds of $14,700,000, which is described in Note 5.
Transaction costs amounted to $35,566,388, consisting of $12,700,000 of underwriting fees, $22,225,000 of deferred underwriting fees and $641,388 of other offering costs.
Following the closing of the Initial Public Offering on March 23, 2021, an amount of $690,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund, which invests only in direct U.S government treasury obligations, selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (iii) the distribution of the Trust Account, as described below.
Substantially all of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants are intended to be applied generally toward consummating a Business Combination, and the Company’s management has broad discretion to identify targets for such a potential Business Combination and over the specific application of the funds held in the Trust Account (as defined below) if and when such funds are properly released from the Trust Account. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the Initial transaction or do not vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until March 23, 2023, or such later date as a result of a stockholder vote to amend the Amended and Restated Certificate of Incorporation, to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the

Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2. REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENT
The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement.
In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.
In accordance with ASC Topic 340, “Other Assets and Deferred Costs,” as a result of the classification of the warrants as derivative liabilities, the Company expensed a portion of the offering costs originally recorded as a reduction in equity. The portion of offering costs that was expensed was determined based on the relative fair value of the Public Warrants and Class A common stock included in the Units.
As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statement as of March 23, 2021. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.
The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported investments held in trust or cash.
	As Previously Reported	Adjustments	As Revised
Balance sheet as of March 23, 2021 (audited)
Warrant liabilities	$—	$33,196,000	$33,196,000
Forward Purchase Agreement liabilities	—	9,902,957	9,902,957
Total liabilities	22,917,131	43,098,957	66,016,088
Class A Common Stock Subject to Possible Redemption	664,156,500	25,843,500	690,000,000
Class A Common Stock	258	(258)	—
Additional Paid-in Capital	5,000,129	(5,000,129)	—
Accumulated Deficit	(2,109)	(63,942,070)	(63,944,179)
Number of shares subject to redemption	66,415,650	2,584,350	69,000,000
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the

SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering dated March 18, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $770,726 in cash and no cash equivalents held outside the Trust Account as of March 31, 2021.
Cash and Marketable Securities Held in Trust Account
At March 31, 2021, the majority of the assets held in the Trust Account were held in US Treasury Securities. At December 31, 2020, there were no assets held in the Trust Account.

Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $34,846,538 were charged to stockholders’ equity upon the completion of the Initial Public Offering, and $1,001,129 of the offering costs were related to the warrant liabilities and charged to the statement of operations.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the 69,000,000 shares of Class A common stock subject to possible redemption at March 31, 2021 are presented as temporary equity, outside of the stockholders’ equity (deficit) section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Warrant and FPA Liabilities
The Company accounts for the Warrants and FPA (as defined in Note 6) in accordance with the guidance contained in ASC 815-40, under which the Warrants and FPA do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants and FPA as liabilities at their fair value and adjust the Warrants and FPA to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the Public Warrants has been estimated using a Monte Carlo simulation. The Private Placement Warrants and FPA are valued using a Modified Black Scholes Option Pricing Model.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2021, the Company had a deferred tax asset of approximately $13,000, which had a full valuation allowance recorded against it.
The Company’s current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended March 31, 2021, the Company recorded no income tax expense. The Company’s effective tax rate for three months ended March 31, 2021, was approximately 0%, which differs from the expected income tax rate due to the start-up costs (discussed above), the change in fair value of the warrants, and transactions costs incurred in connection with the warrant liabilities which are not currently deductible.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss per Share of Common Stock
Net income (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of Warrants sold in the Initial Public Offering and private placement to purchase 23,600,000 shares of Class A common stock in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of loss per share for shares of common stock subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per share of common stock, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class A and Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable common stock, net of applicable franchise and income taxes, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period. Class A and Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
The following table reflects the calculation of basic and diluted net loss per share of common stock (in dollars, except per share amounts):
Three Months Ended March 31, 2021
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$51
Less: income available to pay franchise and income taxes	(51)
Net Earnings	$—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	69,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$—
Non-Redeemable Class A and B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings	(11,644,456)
Net Loss	$(51)
Non-Redeemable Net Loss	$(11,644,507)
Denominator: Weighted Average Non-Redeemable Class A and B Common Stock
Non-Redeemable Class A and B Common Stock, Basic and Diluted (1)	15,200,000
Loss/Basic and Diluted Non-Redeemable Class A and B Common Stock	$(0.77)
As of March 31, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s stockholders.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issues, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 4. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 69,000,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 9,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fifth of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased 9,800,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $14,700,000. Each Private Placement Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
On November 18, 2020, the Sponsor purchased 2,875,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On January 22, 2021, the Company effected a stock dividend of 11,500,000 shares with respect to the Founder Shares and on March 18, 2021, the Company effected a stock dividend of 2,875,000 shares with respect to the Founder Shares, resulting in an aggregate of 17,250,000 Founder Shares issued and outstanding. In January 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s then-director nominees, for a total of 75,000 Founder Shares transferred. The Founder Shares included an aggregate of up to 2,250,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal, on an as-converted basis, 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Promissory Note — Related Party
On November 18, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of September 30, 2021 or the consummation of the Initial Public Offering. As of March 23, 2021, there was $300,000 outstanding under the Promissory Note. The outstanding balance under the Promissory Note of $300,000 was repaid on March 26, 2021.
Administrative Support Agreement
The Company agreed, commencing on the March 18, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and administrative and support services.
Forward Purchase Agreement
On March 18, 2021, the Company entered into a forward purchase agreement (“FPA”) pursuant to which the forward purchase investors will agree to subscribe for an aggregate of up to 10,000,000 units, at a purchase price of $10.00 per unit, or up to $100,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of our initial business combination. The forward purchase investors will determine in their sole discretion the specific number of forward purchase units they will purchase, if any, pursuant to the forward purchase agreement. Each forward purchase unit will consist of one share of Class A common stock and one-fifth of one redeemable warrant. The terms of the forward purchase units will generally be identical to the terms of the units being issued in this offering.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Company entered into a loan agreement with the Sponsor on March 18, 2021 that provides for borrowings of up to $2,000,000 (the “Sponsor Loan”). The Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company additional funds as may be required (together with the Sponsor Loan, the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the Sponsor Loan, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2021 and December 31, 2020, there were no amounts outstanding under the Working Capital Loans.
NOTE 7. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on March 18, 2021, holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issued or issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) and certain security holders holding public shares will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit (except with respect to units purchased by funds affiliated with Glenview Capital Management, LLC and an investment vehicle controlled by individuals affiliated with Glenview Capital Management, LLC), or $22,225,000 in the aggregate. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
NOTE 8. STOCKHOLDERS’ EQUITY
Preferred Stock— The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2021, there were no shares of Class A common stock issued or outstanding, excluding 69,000,000 shares of Class A common stock subject to possible redemption. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
The Company determined the Class A common stock subject to redemption to be equal to the redemption value of approximately $10.00 per share of Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Upon considering the impact of the FPA, it was concluded that the redemption value should include all shares of Class A common stock resulting in the Class A common stock subject to possible redemption being equal to $690,000,000 adjusted for franchise and income taxes. This resulted in a measurement adjustment to the initial carrying value of the Class A common stock subject to redemption with the offset recorded to additional paid-in capital and accumulated deficit.
Class B Common Stock — The Company is authorized to issue 25,000,000 shares of Class B common stock with a par value of $0.0001 per share. At March 31, 2021 and December 31, 2020, there were 17,250,000 shares of Class B common stock issued and outstanding.
Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, including the forward purchase shares (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, an affiliate of the Sponsor or any of the Company’s officers or directors.
NOTE 9. WARRANTS
Warrants — As of March 31, 2021, there were 13,800,000 Public Warrants outstanding. As of December 31, 2020 there were no Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement of which this prospectus forms a part or a new registration statement registering the issuance, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described below with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares, based on the redemption date and the fair market value of the Class A common stock except as otherwise described below;

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted) for any 10 trading days within the 20-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the last reported sale price of the Class A common stock for any 10 trading days within a 20-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of shares of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company, other than in connection with its forward purchase agreement, issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
At March 31, 2021, there were 9,800,000 Private Placement Warrants outstanding. As of December 31, 2020 there were no Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 5). Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees (except for a number of shares of Class A common stock as described above under Redemption of warrants when the price

per share of Class A common stock equals or exceeds $10.00).   If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.
NOTE 10. FAIR VALUE MEASUREMENTS
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At March 31, 2021, assets held in the Trust Account were comprised of $775 in cash and $689,999,276 in U.S. Treasury securities. During the three months ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at March 31, 2021 are as follows:
	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain	Fair Value
March 31, 2021	U.S. Treasury Securities (Mature on 6/24/2021)	1	$689,999,276	$8,023	$690,007,299
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at March 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2021
Liabilities:
Warrant Liability – Public Warrants	3	$19,320,000
Warrant Liability – Private Placement Warrants	3	$14,406,000
FPA Liability	3	$10,052,180
The Warrants and FPA were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying March 31, 2021 condensed balance sheet. The warrant liabilities and FPA liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statement of operations.
The Company established the fair value of the Public Warrants using a Monte Carlo simulation. The Private Placement Warrants and FPA are valued using a Modified Black Scholes Option Pricing Model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-fifth of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants and FPA are classified as Level 3 due to the use of unobservable inputs. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The key inputs into the Level 3 fair value measurements were as follows:
Input	March 31, 2021	March 23, 2021 (Initial Measurement)
Risk-free interest rate – warrants	1.28%	1.18%
Risk-free interest rate – FPA	0.12%	0.12%
Remaining term – warrants	6.50	6.53
Remaining term – FPA	1.50	1.52
Expected volatility	20.0%	20.0%
Exercise price	$11.50	$11.50
Stock Price	$9.76	$9.72
The following table presents the changes in the fair value of warrant and FPA liabilities:
	Private Placement	Public	FPA
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on March 23, 2021 (IPO)	14,014,000	19,182,000	9,902,957
Change in valuation inputs or other assumptions	392,000	138,000	149,223
Fair value as of March 31, 2021	$14,406,000	$19,320,000	$10,052,180
For the period ended March 31, 2021 there were no transfers between levels of the fair value hierarchy.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

HEARTFLOW, INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
HeartFlow Holding, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of HeartFlow, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses from operations and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Jose, California
August 9, 2021
We have served as the Company’s auditor since 2009.

HEARTFLOW, INC.
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND 2019
(in thousands, except per share, share and par value data)	2020	2019
Assets
Current assets
Cash and cash equivalents	$41,173	$17,283
Short-term investments	—	78,962
Accounts receivable, net	5,905	5,450
Restricted cash, current portion	817	759
Prepaid expenses and other current assets	3,228	3,800
Total current assets	51,123	106,254
Property and equipment, net	6,560	13,729
Restricted cash, net of current portion	1,982	2,373
Other non-current assets	1,158	152
Total assets	$60,823	$122,508
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,350	$1,656
Accrued expenses and other current liabilities	12,450	12,589
Total current liabilities	13,800	14,245
Other non-current liabilities	264	1,522
Total liabilities	14,064	15,767
Commitments (Note 6)
Redeemable convertible preferred stock issuable in series, $0.001 par value;
40,804,030 shares authorized as of December 31, 2020 and 2019;
39,422,361 shares issued and outstanding as of December 31, 2020 and 2019;
aggregate liquidation value of $610,139 and $601,741 as of December 31, 2020 and 2019, respectively	538,423	538,423
Stockholders’ deficit
Common stock: $0.001 par value; 68,677,700 shares authorized as of
December 31, 2020 and 2019; 13,243,677 and 11,600,899 shares
issued and outstanding as of December 31, 2020 and 2019, respectively	13	11
Additional paid-in capital	28,171	17,272
Accumulated other comprehensive income	430	88
Accumulated deficit	(520,278)	(449,053)
Total stockholders’ deficit	(491,664)	(431,682)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$60,823	$122,508
The accompanying notes are an integral part of these consolidated financial statements.

HEARTFLOW, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR YEARS ENDED DECEMBER 31, 2020 AND 2019

	Year ended December 31,
(in thousands, except per share and share data)	2020	2019
Revenue	$22,672	$19,597
Costs and expenses
Cost of revenue	15,290	12,731
Research and development	30,106	37,758
Selling, general and administrative	50,796	66,724
Total costs and expenses	96,192	117,213
Loss from operations	(73,520)	(97,616)
Interest and other income (expense), net	716	1,819
Net loss	$(72,804)	$(95,797)
Cumulative dividends on Series C redeemable convertible preferred stock	(8,399)	(8,376)
Net loss attributable to common stockholders	$(81,203)	$(104,173)
Net loss per share attributable to common stockholders, basic and diluted	$(6.55)	$(9.41)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	12,406,056	11,072,801
Comprehensive loss
Net loss	$(72,804)	$(95,797)
Other comprehensive income:
Unrealized (loss) gain on available for sale securities, net	(88)	273
Foreign currency translation gain	430	—
Comprehensive loss	$(72,462)	$(95,524)
The accompanying notes are an integral part of these consolidated financial statements.

HEARTFLOW, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share data)	Redeemable Convertible Preferred Stock		Common stock		Additional paid-in capital	Accumulated other comprehensive (loss) gain	Accumulated deficit	Total shareholders’ deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	36,856,408	$473,572	10,390,497	$10	$5,350	$(185)	$(353,256)	$(348,081)
Issuance of Series E redeemable convertible preferred stock at $25.33 per share, net of issuance cost of $149	2,565,953	64,851	—	—	—	—	—	—
Repurchase of common stock from employees	—	—	(10,610)	—	(103)	—	—	(103)
Stock-based compensation expense	—	—	—	—	7,740	—	—	7,740
Vesting of early exercised stock options	—	—	—	—	32	—	—	32
Issuance of common stock upon exercise of stock options	—	—	1,221,012	1	4,253	—	—	4,254
Change in unrealized gain on available- for-sale securities, net	—	—	—	—	—	273	—	273
Net loss	—	—	—	—	—	—	(95,797)	(95,797)
Balance as of December 31, 2019	39,422,361	$538,423	11,600,899	$11	$17,272	$88	$(449,053)	$(431,682)
Balance at January 1, 2020, as previously reported	39,422,361	538,423	11,600,899	11	17,272	88	(449,053)	(431,682)
Cumulative-effect adjustment for the adoption of ASU 2016-09	—	—	—	—	—	—	1,448	1,448
Cumulative-effect adjustment for the adoption of ASU 2018-07	—	—	—	—	(131)	—	131	—
Adjusted balance as of January 1, 2020	39,422,361	$538,423	11,600,899	$11	$17,141	$88	$(447,474)	$(430,234)
Stock-based compensation expense	—	—	—	—	8,558	—	—	8,558
Vesting of early exercised stock options	—	—	—	—	32	—	—	32
Issuance of common stock upon exercise of stock options	—	—	1,642,778	2	2,440	—	—	2,442
Change in unrealized loss on available- for-sale securities, net	—	—	—	—	—	(88)	—	(88)
Foreign currency translation gain	—	—	—	—	—	430	—	430
Net loss	—	—	—	—	—	—	(72,804)	(72,804)
Balance as of December 31, 2020	39,422,361	$538,423	13,243,677	$13	$28,171	$430	$(520,278)	$(491,664)
The accompanying notes are an integral part of these consolidated financial statements.

HEARTFLOW, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
	Year ended December 31,
(in thousands)	2020	2019
Cash flows from operating activities
Net loss	$(72,804)	$(95,797)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	10,943	11,011
Stock-based compensation expense	8,558	7,740
Amortization of premiums on investments, net	(126)	(612)
Changes in assets and liabilities
Accounts receivable, net	(190)	(3,879)
Prepaid expenses and other current assets	572	682
Other assets	177	151
Accounts payable	(306)	(238)
Accrued expenses and other current liabilities	(107)	170
Other non-current liabilities	(1,258)	(1,103)
Net cash used in operating activities	(54,541)	(81,875)
Cash flows from investing activities
Purchase of property and equipment	(3,773)	(8,361)
Proceeds from maturities of investments	79,000	116,500
Purchase of investments	—	(101,147)
Net cash provided by investing activities	75,227	6,992
Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	64,851
Proceeds from exercise of stock options	2,442	4,150
Net cash provided by financing activities	2,442	69,001
Effect of foreign exchange rates	430	—
Cash, cash equivalents, and restricted cash:
Net change during the period	23,557	(5,882)
Balance, beginning of period	20,415	26,297
Balance, end of period	$43,972	$20,415
Supplemental disclosure of cash flow information:
Cash paid for taxes	$26	$315
Supplemental disclosure of non-cash investing and financing activities:
Vesting of early exercised stock options	$32	$—
The accompanying notes are an integral part of these consolidated financial statements.

HEARTFLOW, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share, per share, and tax rate data)
1.
Business Overview

Description of Business
HeartFlow, Inc. (the “Company”) operates as a healthcare technology company that develops and commercializes a web-based software-as-a-service (“SaaS”) designed to help physicians diagnose coronary artery disease and provide them with information they need to manage each patient. The Company received clearance from the U.S. Food and Drug Administration (“FDA”) in November 2014 and has received its CE Mark. The Company was incorporated in the state of Delaware in July 2007 as Cardiovascular Simulation, Inc. and changed its name to HeartFlow, Inc. in May 2009. The Company’s U.S. and corporate headquarters are in Redwood City, California, and the Company also has offices in Austin, Texas, and Tokyo, Japan. The Company had the following wholly-owned subsidiaries as of December 31, 2020:
Entity Name	Country of Incorporation
HeartFlow Japan G.K.	Japan
HeartFlow Technology Ltd.	Cayman Islands
HeartFlow International Sarl	Switzerland
HeartFlow U.K. Ltd	United Kingdom
HeartFlow Technology U.K. Limited	United Kingdom
Liquidity and Going Concern
The accompanying financial statements have been prepared on a going concern basis. The Company has experienced recurring losses from operations and negative cash flows from operations. Since its incorporation, the Company has devoted substantially all of its time and efforts to performing research and development, raising capital, recruiting personnel, and early commercialization activities, and has incurred an accumulated deficit of $520,278 as of December 31, 2020. In June 2019, the Company raised additional capital by issuing 2,565,953 shares of additional Series E Preferred Stock at $25.33 per share for a total amount of $64,851, net of issuance costs. The Company expects its operating losses and negative cash flows to continue into the foreseeable future as it continues to develop and commercialize its product offering. The Company’s ability to continue to meet its obligations and to achieve its business objectives is dependent upon, amongst other things, generating sufficient revenue and controlling expenses to meet its obligations as they become due. Failure to increase revenue and manage discretionary expenditures as required, may adversely impact the Company’s ability to achieve its intended business objectives. Based on available cash resources as of the date of issuance of these financial statements (refer to Note 13 Subsequent events) and the Company’s operating plans, the Company does not expect that the cash and cash equivalents on hand will be sufficient to fund our operations for a period extending beyond twelve months from the date the consolidated financial statements are available to be issued. Based on the Company’s recurring losses from operations, the expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. Our projections and future liquidity requirements are subject to risks and uncertainties and actual results could differ materially.
Impact of the COVID-19 Coronavirus
The coronavirus disease (COVID-19) is a new widespread infectious disease where those infected will experience a moderate to potentially life-threatening respiratory illness. The outbreak was first reported during December 2019 in Wuhan, China, and has since spread to over 200 countries with over 750,000 confirmed cases as of the end of March 2020 and over 80 million as of the end of December 2020.

The spread of COVID-19 has dramatically slowed down global activity, spurring broad market volatility and demanding response from policymakers worldwide. As the number of cases was increasing exponentially, there are extreme measures being taken such as self-quarantine mandates, international travel restrictions, and temporary shut-down of non-essential businesses. Numerous countries such as China, Japan, India, Australia, and the European Union have restricted international visas and are encouraging citizens to limit going outside only to exercise and shop for basic needs. In the United States, similar shelter-in-place sanctions, school closures are going out throughout the country, and “non-essential employees” (i.e., those not working in healthcare, emergency response, food service, etc.) are being asked to work from home to reduce the spread of this virus. This had caused the major stock indices to initially plummet as businesses were experiencing significant losses due to the restrictions imposed by the pandemic and the resulting policies that have been put in place. In the following months, the major stock indices recovered and begin their natural trading activity.
Health systems, including key markets where the Company operates, have been, or may be, impacted by high volumes of patients suffering from COVID-19. Even in areas where “stay-at-home” restrictions have been lifted and the number of cases of COVID-19 has declined, many individuals remain cautious about resuming activities such as preventive-care medical visits or performing medical procedures that are deemed “non-essential”.
The COVID-19 pandemic and related precautionary measures began to materially disrupt the Company’s operations in March 2020. Starting in the second half of 2020 the Company began to see signs of a recovery in our business as operations returned to pre-COVID levels. However, there remains significant uncertainty that may disrupt the business again and for an unknown period of time. As a result, the pandemic had a significant impact on the Company’s 2020 revenues and operating results. As the number of clinical visits declined due to stay-home mandates and sharp reduction in elective and diagnostic procedures during 2020, the Company’s revenues from analysis of CAT scan images, were severely impacted.
The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its people (such as social distancing and working from home). At this stage, the impact on the business and results has been minimal. The Company will continue to follow the various government policies and advice and, in parallel, the Company will do its utmost to continue its operations in the best and safest way possible without jeopardizing the health of its people. While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.
2.
Summary of Significant Accounting Policies

Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company as well as its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.
The functional currency of the Company’s foreign subsidiaries is the U.S. Dollar, except for HeartFlow Japan G.K., HeartFlow Technology U.K. Limited, and HeartFlow U.K. Ltd, which have Japanese Yen and British Pounds as functional currencies, respectively. For all non-functional currency balances, the re-measurement of such balances to the functional currency results in either a foreign exchange transaction gain or loss, which is recorded within interest and other expense, net within the consolidated statement of operations and comprehensive loss.
The Company recognized foreign exchange transaction losses of $124 and $174 during the years ended December 31, 2020 and 2019, respectively resulting from intercompany and other non-functional currency transactions. During 2020, the Company recognized $430 of foreign currency translation adjustment in the statement of other comprehensive income related to the three foreign subsidiaries, which have local functional currencies.

Reconciliation of Cash, Cash Equivalents, and Restricted Cash as Reported in Consolidated Statements of Cash Flows
Cash as reported in the consolidated statements of cash flows includes the aggregate amounts of cash, cash equivalents and restricted cash as presented on the consolidated balance sheets. Restricted cash as of December 31, 2020 and December 31, 2019 represents cash balances held as security in connection with the Company’s facility lease agreements. The following table provides a reconciliation of cash, cash equivalents and restricted cash within the consolidated balance sheets to the total shown in the consolidated statements of cash flows:
	Year ended December 31,
(in thousands)	2020	2019
Cash and cash equivalents	$41,173	$17,283
Restricted cash included in total current assets	817	759
Restricted cash included in total assets	1,982	2,373
Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$43,972	$20,415
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company utilizes certain estimates in the determination of the fair value of its common stock and stock options, deferred income tax valuation allowances, capitalized internal-use software, depreciation of property and equipment, allowances for doubtful accounts receivable and revenue recognition. Actual results could differ from those estimates.
Concentration of Credit Risk and Significant Customers
The Company has no significant off-balance sheet risks, such as foreign exchange contracts, option contracts or other hedging arrangements. Cash and cash equivalents are financial instruments that potentially subject the Company to concentration of credit risk. As of December 31, 2020 and 2019, substantially all the Company’s cash was deposited in accounts at four financial institutions and three financial institutions, respectively, with a significant amount invested in U.S. Treasury Notes, U.S. Treasury Bills and mutual funds. The Company maintains its cash and cash equivalents, which at times may exceed federally insured limits, with large financial institutions and, accordingly, the Company believes such funds are subject to minimal credit risk.
For the years ended December 31, 2020 and 2019, one customer represented 19% and 16%, respectively, of the company’s total revenue. As of December 31, 2020 and 2019, one customer represented 17% and 18%, respectively, and no other single customer represented more than 10% of the Company’s accounts receivable, respectively.
Segment Reporting
Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer is its CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. Long-lived assets located in countries outside of the United States are not significant.
Cash and Cash Equivalents
The Company considers all highly liquid investments that are readily convertible to known amounts of cash and purchased with an original maturity of three months or less to be cash equivalents.

Investments
The Company classifies its investments as available-for-sale. Available-for-sale investments are recorded at fair value based on quoted market prices, with the unrealized gains or losses included in accumulated other comprehensive loss within stockholders’ deficit. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization or accretion is included in interest and other expense, net. Realized gains or losses on sales of available-for-sale securities are reported in interest and other income (expense), net as earned or incurred. The cost of securities sold is based on the specific identification method. Interest and dividends on available-for-sale securities are recorded in interest and other income (expense), net.
Fair Value of Financial Instruments
Carrying amounts of the Company’s financial instruments, including cash equivalents, short-term investments, accounts receivable, and accounts payable, approximate fair value due to their relatively short maturities and market interest rates, if applicable.
The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:
Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities;
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.
Accounts Receivable
The Company generally extends credit to customers without requiring collateral. The Company evaluates the collectability of accounts receivable at each reported period and records an allowance for doubtful accounts when appropriate. As of December 31, 2020 and 2019, allowance for doubtful accounts recorded by the Company was $85 and $85, respectively.
Unbilled Receivables
Unbilled receivables represent revenues from claims made to third-party payers that are expected to be reimbursed upon delivery of the HeartFlow Analysis prior to being invoiced. Unbilled receivables are primarily presented under accounts receivable on the consolidated balance sheets, as we have an unconditional right to payment at the end of the applicable period. Unbilled receivables were $505 and $0 as of December 31, 2020 and December 31, 2019, respectively.
Property and Equipment, Net
Property and equipment, net are stated at cost for acquired assets less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of assets, which generally ranges from two to five years. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in results from operations. Maintenance and repairs are expensed as incurred.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, including property and equipment, for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining useful life of the long-lived assets in measuring whether they are recoverable. If the carrying value of the asset exceeds the estimated undiscounted future cash flows, a loss is recorded as the excess of the asset’s carrying value over its fair value. No assets were determined to be impaired during the years ended December 31, 2020 and 2019.
Internal-Use Software
The Company capitalizes costs related to internal-use software during the application development stage. Costs related to planning and post implementation activities are expensed as incurred. Capitalized internal-use software is amortized on a straight-line basis over the estimated useful life, which is generally two years, after the product is deployed and ready for use. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Capitalized internal use software costs are classified as a component of property and equipment, net.
Revenue Recognition
Adoption of ASC 606
Effective at the start of fiscal 2020, the Company adopted the provisions and expanded disclosure requirements described in Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers (ASC 606)”. The Company adopted the standard using the modified retrospective adoption method, thereby reflecting adoption through a cumulative effect of a change in accounting principle and balance sheet adjustments as of January 1, 2020 and the 2019 consolidated income statement was not recast.
The Company derives its revenues from three sources: (1) fee per analysis, which are usage driven fees from customers who use its cloud platform to run HeartFlow Analysis; (2) subscription fees, which are subscription fees from customers accessing the Company’s hosted software service during the subscription period; and (3) other revenue, which are fees from claims that the Company submits to commercial and governmental payers for reimbursement. The company uses a portfolio approach in estimating the variable consideration related to the reimbursement from the government and commercial payers using the expected value method. The Company identified a single performance obligation, which consists of providing HeartFlow analysis, including an image file, and related licenses and support. The Company’s service which is a non-invasive cardiac test which provides a visualization of the patient’s coronary arteries, enables physicians to create more effective treatment plans. This service is normally billable upon delivery of the report to the physician. Revenues are recognized when control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Accordingly, there are no material significant judgments and estimates related to revenue. The Company does not offer any concessions.
In 2020, 95% of revenue was from its fee per analysis HeartFlow Analysis offering, 4% came from claims made to third-party payers and 1% was from a license arrangement. In 2019, 86% of revenue was from fee per analysis HeartFlow Analysis offering, 9% came from claims made to third-party payers and 5% was from a license arrangement.
The Company determine revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the Company satisfies a performance obligation

Revenues are primarily comprised of fee per analysis and subscription fees. Subscriptions and other revenue streams are currently not material to the Company. The performance obligation identified by the Company is comprised of a bundle of goods or services that are not distinct on their own but are as a group. The discounts are relevant for the claim reimbursements described above. The Company recognizes revenue as invoiced to the customer for contracts in which the customer pays a fee per analysis. The Company recognizes revenue on a straight-line basis over the contract term for contracts in which the customer pays a fixed amount upfront for unlimited analyses. Contracts in which the customer has paid a subscription for unlimited analysis is deemed a stand ready obligation and is recognized over time. Revenue recognition commences only after completion of installation, implementation and training, which do not constitute separate performance obligations for purposes of ASC 606. Contracts with customers typically include a fixed amount of consideration and are generally cancellable with 30 days’ written notice.
Revenue Recognition Prior to the Adoption of ASC 606
Prior-year revenue recognition accounting policy is based on Accounting Standards Codification (ASC) 605 and revenue was recognized when the following revenue recognition criteria are met: persuasive evidence of an arrangement exists and delivery has occurred or services have been rendered. For services performed for customers the Company invoices directly. Additional revenue recognition criteria include that the price is fixed and determinable and collectability is reasonably assured; for customers for which the Company submits claims to third-party commercial and governmental payors for reimbursement, the Company recognizes revenue only when a reasonable estimate of reimbursement can be made.
The majority of the Company’s revenue is earned from customers paying for its service either on a fee per analysis basis or a subscription basis depending on contractual arrangements with individual customers. Fees earned on a per use basis are recognized upon delivery as no significant obligations remain. Fees earned on a subscription basis are recognized ratably over the subscription period.
A portion of the Company’s revenue is earned from claims that the Company submits to commercial and governmental payers for reimbursement. These fees are recognized as revenue only when a reasonable estimate of reimbursement can be made. The assessment of whether a reasonable estimate of reimbursement can be made requires significant judgment by management. Prior to the adoption of ASC 606 at the start of 2020, under the preceding revenue recognition standard the Company concluded it was not able to make a reasonable estimate of revenue earned from third-party payers for which the Company does not have a contracted rate, and therefore, revenue has been recognized on the basis of cash receipt in accordance with ASC 954. Under ASC 606, the Company estimates revenues earned from third-party payers when the service is delivered on the basis of estimated reimbursement expected from the various payers.
Contract Liabilities
Deferred revenue
Deferred revenue, which is a contract liability, consists primarily of payments received in advance of revenue recognition from the Company’s contracts with customers and is recognized as the revenue recognition criteria are met. Once services are available to customers, the Company records amounts due in accounts receivable, net and in deferred revenue which is a part of accrued expenses and other current liabilities. To the extent the Company bills customers in advance of the billing period commencement date, the accounts receivable and corresponding deferred revenue amounts are netted to zero on the consolidated balance sheets, unless such amounts have been paid as of the balance sheet date.
Costs of Revenue
Costs of revenue include, but are not limited to, salaries and related employee costs, stock-based compensation costs related to the Company’s production team, amortization of capitalized internal-use software, amortization of contract fulfilment costs as well as royalties associated with technology with licenses used in connection with the delivery of the Company’s product and allocated overhead, including rent, equipment, depreciation, technology services and utilities, related to the Company’s production team. The role of the production team is to support the Company’s patient case volume revenue by performing defined quality-related activities. The production team also supports activities of the Company in its clinical trials, research and development, and business development. The portion of these costs that supports patient case volume revenue is recorded as costs of revenue while the costs to support clinical trials and research and development efforts are recorded as research and development expense. The portion of the production team costs incurred in support of business development efforts during the period are recorded as selling, general and administrative expenses.
Research and Development
Costs related to research, design, development and clinical trials are charged to research and development expense as incurred. These costs include, but are not limited to, salaries and related employee costs, clinical trials, stock-based compensation costs, third-party consulting costs, the portion of the costs incurred by the production team to support clinical trials and research and development efforts, and allocated overhead, including rent, equipment, depreciation and utilities.
Deferred Rent
Rent expense is recognized on a straight-line basis over the non-cancellable term of the Company’s operating leases and, accordingly, the Company records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability included in accrued liabilities and other current liabilities. The Company also records lessor-funded lease incentives, such as reimbursable leasehold improvements, as a deferred rent liability, which is amortized as a reduction of rent expense over the non-cancellable term of the operating lease.
Stock-Based Compensation
The Company has a stock-based compensation plan and records stock-based compensation expense for options granted to employees, non-employees and to members of the board of directors for their services on the board of directors, based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the applicable service period, which is generally four years.
Prior to the adoption of ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Non-employee Share-Based Payment Accounting (“ASU 2018-07”) on January 1, 2020, the Company accounted for non-employee stock-based compensation arrangements based on the fair value of the consideration received or the equity instruments issued, whichever is more readily measurable. The measurement date for non-employee awards was generally the date that the performance of services required for the award is complete. Stock-based compensation costs for non-employee awards was recognized as services are provided, which was generally the vesting period, on a straight-line basis with the fair value of such awards re-measured each reporting period for expense recognition purposes. In accordance with the ASU, from January 1, 2020 the Company will no longer estimate the fair value of non-employee options as of the end of each reporting period. In conjunction with the adoption of the standard, the Company will assess the expected term of non-employee options on agreement by agreement basis.
The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options. The use of the Black-Scholes option-pricing model requires the Company to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock.
Redeemable Convertible Preferred Stock
The Company records redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded outside of stockholders’ deficit because the preferred shares contain liquidation features outside of the Company’s control. The Company has elected not to adjust the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur. The redemption value of each series of redeemable convertible preferred stock is equal to their respective original issue price plus accrued but unpaid dividends on Series C redeemable convertible preferred shares and all declared but unpaid dividends (if any) for other series of redeemable convertible preferred shares.
Income Taxes
The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. As a result of the history of net operating losses, the Company has provided for a full valuation allowance against the deferred tax assets for assets that are not more-likely-than-not to be realized.
The Company applies a comprehensive model for the recognition, measurement, presentation and disclosure in the consolidated financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authorities, based on the technical merits of the position. For tax positions that are more likely than not to be sustained upon audit, the second step is to measure the tax benefit in the financial statements as the largest benefit that has a greater than 50% likelihood of being sustained upon settlement. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as a component of other expense in the consolidated statements of operations and comprehensive loss. Significant judgment is required to evaluate uncertain tax positions. Changes in facts and circumstances could have a material impact on the Company’s effective tax rate and results of operations.
Comprehensive Loss
Comprehensive loss represents all changes in stockholders’ deficit except those resulting from investments or contributions by stockholders. The Company’s unrealized (loss) gain on available-for-sale securities and foreign currency translation gain represent the components of comprehensive loss excluded from the Company’s net loss.
Net Loss per Share Attributable to Common Stockholders
Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common stock outstanding during the period, without consideration of potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. For the purposes of the diluted net loss per share calculation, the redeemable convertible preferred stock, common stock subject to repurchase, stock options and common stock warrants are considered to be potentially dilutive securities. The Company’s redeemable convertible preferred stock does not have a contractual obligation to share in the Company’s losses. As such, the net loss is attributed entirely to common stockholders. Since the Company has reported a net loss for all periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.
Recently Adopted Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”). Topic 606 supersedes the revenue recognition requirements in Topic 605, Revenue Recognition (“Topic 605”), and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the considerations to which the entity expects to be entitled to in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers, which provides guidance on costs to obtain and fulfill a contract that should be recognized as assets. Costs that are recognized as assets are amortized over two years, the period that the related goods or services transfer to the customer, and are periodically reviewed for impairment.
On January 1, 2020, the Company adopted Topic 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2020. Results for the reporting period beginning January 1, 2020 are presented under the new standard, while prior period amounts are not restated and continue to be reported in accordance with the historic accounting under Topic 605. In connection with the adoption of ASC 606, the Company recorded a transition adjustment to decrease accumulated deficit by $0.3 million and increased the balance of accounts receivable by $0.3 million as of January 1, 2020. Under Subtopic 340-40, the Company began capitalizing fulfillment costs that will be used in satisfying future performance obligations. The Company capitalized $1.2 million of contract fulfillment costs under Subtopic 340-40 with a corresponding decrease in accumulated deficit by $1.2 million as of January 1, 2020.
In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. This ASU changes the accounting for awards issued to nonemployees to align with the guidelines used for awards issued to employees, including allowing the measurement of awards at the grant date and recognition of awards with performance conditions when those conditions are probable. Changes are expected to reduce complexity and volatility of the recognition of compensation cost for nonemployee awards. The Company’s adoption on January 1, 2020 of this guidance did not have a material impact on the consolidated financial statements and is reflected in the consolidated financial statements for the year ended December 31, 2020.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. This ASU makes a number of changes meant to add, modify or remove certain disclosure requirements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The adoption of this standard had no impact on the Company’s consolidated financial statements and related disclosures.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02 (“Topic 842”), Leases. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. This ASU provides a lessee with an option to not account for leases with a term of 12 month or less as leases in the scope of this ASU. This ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This ASU should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU No. 2018-11, Leases (“Topic 842”): Targeted Improvements, which allows entities to elect an optional transition method where entities may continue to apply the existing lease guidance during the comparative periods and apply the new lease requirements through a cumulative effect adjustment in the period of adoptions rather than in the earliest period presented. In June 2020, the FASB issued ASU 2020-05, which delays the adoption dates for ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is allowed. The Company expects to recognize a right-of-use asset and corresponding lease liability for its real estate operating leases upon adoption as of January 1, 2022, expecting to use the modified retrospective approach for the adoption of this ASU.
In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which has been updated by subsequent amendments. ASU 2016-13 revises the measurement of credit losses for most financial instruments measured at amortized cost, including trade receivables, from an incurred loss methodology to an expected loss methodology which results in earlier recognition of credit losses. Under the incurred loss model, a loss is not recognized until it is probable that the loss-causing event has already occurred. The standard introduces a forward-looking expected credit loss model that requires an estimate of the expected credit losses over the life of the instrument by considering all relevant information including historical experience, current conditions, and reasonable and supportable forecasts that affect collectability. In addition, the standard also modifies the impairment model for available-for-sale debt securities, which are measured at fair value, by eliminating the consideration for the length of time fair value has been less than amortized cost when assessing credit loss for a debt security and provides for reversals of credit losses through income upon credit improvement. This guidance is effective for fiscal years beginning after December 15, 2023. The Company is currently assessing the potential impact of adopting ASU 2016-13 on its consolidated financial statements and related disclosures.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (“Topic 260”), Distinguishing Liabilities from Equity (“Topic 480”) and Derivatives and Hedging (“Topic 815”): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”) Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. The amendments in Part I of this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The Company is currently assessing the potential impact of adopting ASU 2017-11 on its consolidated financial statements and related disclosures.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company is currently assessing the potential impact of adopting ASU 2018-15 on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which removes certain exceptions to the general principles in the income tax accounting standards related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted in an interim or annual period. Entities that elect to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, entities that elect early adoption must adopt all the amendments in the same period. Entities will apply the guidance prospectively, except for certain amendments. The Company is currently assessing the potential impact of adopting ASU 2019-12 on its consolidated financial statements and related disclosures.

3.
Revenue and Contract Liabilities

Disaggregation of Revenue
The following table summarizes total revenue from customers by geographic region (in thousands):
	Year ended
	December 31,
	2020	2019
United States	$16,626	$14,089
United Kingdom	4,422	4,718
Japan	989	303
Rest of Europe	635	487
Total revenue	$22,672	$19,597
Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer.
Remaining Performance Obligations
Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.
Contract Balances
Contract Liabilities
The Company records deferred revenues when billings or payments received in advance of revenue recognition from subscription services and is reduced as the revenue recognition criteria are met. Deferred revenues were $238 and $438 as of December 31, 2020 and 2019, respectively, and are included in the other current liability balance on the consolidated balance sheet. The balance of $438 was recognized as revenue in 2020. The balance as of December 31, 2020, represents new deferred revenue. Deferred revenues are expected to be recognized within 12 months.
4.
Fair Value Measurement

The following table details the assets carried at fair value and measured on a recurring basis within the three levels of fair value as of December 31, 2020 and 2019 (in thousands):
December 31, 2020		Gross Unrealized		Fair Value	Reported as:
	Amortized Cost				Cash Equivalents	Short-Term Investments
		Gains	Losses
Level 1 Money market funds	$36,367	$—	$—	$36,367	$36,367	$—
December 31, 2019		Gross Unrealized		Fair Value	Reported as:
	Amortized Cost				Cash Equivalents	Short-Term Investments
		Gains	Losses
Level 1
Money market funds	$12,480	$—	$—	$12,480	$12,480	$—
U.S. treasury bills	78,874	88		78,962	—	78,962
Total	$91,354	$88	$—	$91,442	$12,480	$78,962

All contractual maturities at the date of purchase are due in one year or less.
5.
Balance Sheet Components

Investments
	December 31,
(in thousands)	2020	2019
Amortized cost	$—	$78,874
Unrealized loss	—	88
	$—	$78,962
Short-term investments	$—	$78,962
The balance of $78,962 in short-term investments as of December 31, 2019 matured into cash and cash equivalents during 2020 and no new short term or long term investments were made during 2020.
Property and Equipment, net
Property and equipment consisted of the following:
	December 31,
(in thousands)	2020	2019
Computer equipment and software	$9,377	$9,314
Furniture, fixtures and equipment	1,533	1,533
Capitalized internal-use software	37,224	33,512
Leasehold improvements	7,034	7,034
Total property and equipment	55,168	51,393
Less: Accumulated depreciation and amortization	(48,608)	(37,664)
	$6,560	$13,729
The Company capitalized certain internal-use software costs totaling $3,713 and $8,037, including stock-based compensation of $111 and $330 related to internal-use software development efforts, during the years ended December 31, 2020 and 2019, respectively. Amortization of capitalized costs on internal-use software totaled $8,486 and $8,232 for the years ended December 31, 2020 and 2019, respectively.
Depreciation and amortization expense related to property and equipment, excluding capitalized internal-use software, for the years ended December 31, 2020 and 2019 were $2,457 and $2,689, respectively.
Other Non-Current Assets
Other non-current assets are comprised of the following (in thousands):
	December 31,
	2020	2019
Contract costs, net	$1,120	$—
Other non-current assets	38	152
	$1,158	$152
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities are comprised of the following (in thousands):
	December 31,
	2020	2019
Accrued payroll and related expenses	$6,214	$6,049

	December 31,
	2020	2019
Accrued clinical trial expenses	1,920	2,474
Deferred rent, current portion	1,180	1,103
Professional fees	372	325
Other current liabilities	2,764	2,638
	$12,450	$12,589

6.
Commitments

Leases
The Company leases its office facilities under operating leases in Redwood City, California, Austin, Texas, and Tokyo, Japan. These leases expire at various intervals through November 2023. The Company recognizes rent expense on a straight-line basis over the lease period. In accordance with the Redwood City, California lease agreement, the landlord reimbursed the Company in 2012 for $5,252 of tenant improvements. This $5,252 inducement is accounted for as an increase to deferred rent and is amortized over the remaining life of the lease. The Company also entered into a letter of credit arrangement in the amount of $4,000 as security deposit for performance of its obligations under the Redwood City, California lease. The letter of credit expires in various amounts and at various times through the expiration of the Company’s lease agreement in December 2021. The remaining security deposit as of December 31, 2020 and 2019 totaled $1,500 and $1,750, respectively, and is recorded on the consolidated balance sheets as restricted cash.
In accordance with the Austin, Texas lease agreement, the landlord reimbursed the Company in 2018 for $507 of tenant improvements. This amount is accounted for as an increase to deferred rent and is amortized over the remaining life of the lease. The Company also entered into a letter of credit arrangement in the amount of $749 as security deposit for performance of its obligations under this lease, which is recorded as restricted cash on the consolidated balance sheet as of December 31, 2020 and 2019. The letter of credit expires at $150 per year starting December 2019 through December 2023. The remaining security deposit as of December 31, 2020 and 2019 totaled $599 and $749, respectively, and is recorded on the consolidated balance sheets as restricted cash.
The Company entered into sublease agreements to sublease portions of its leased office space in Redwood City, California and Austin, Texas. The Company recognizes sublease rental income as an offset to rental expense over the sublease period. The amount of sublease rental income recorded for the years ended December 31, 2020 and 2019 totaled $1,183 and $1,110, respectively. The remaining security deposit as of December 31, 2020 and 2019 totaled $599 and $749, respectively, and is recorded on the consolidated balance sheets as restricted cash.
The Company recorded net rent expense in the amount of $2,755 and $3,221 for the years ended December 31, 2020 and 2019, respectively.
Future minimum lease payments under non-cancelable operating leases and subleases as of December 31, 2020 are as follows (in thousands):
Years ending December 31,	Operating leases	Sublease income	Net operating leases
2021	$3,019	$1,163	$1,856
2022	719	—	719
2023	513	—	513
Total minimum lease payments	$4,251	$1,163	$3,088
Royalty Obligations
The Company has entered into various exclusive technology licensing agreements. The terms of the agreements require the Company to make annual royalty payments in fixed amounts as well as certain milestone and revenue-based payments. The revenue-based royalty percentage is in the low single digits, subject to reductions and offsets in certain circumstances with a minimum royalty commitment of $50 annually. Other software licensing agreements have minimal royalty obligations. The minimum future royalty obligations due under the terms of these exclusive agreements as of December 31, 2020 are as follows (in thousands):
Years ending December 31,	Minimum royalties
2021	$50
2022	50
2023	50
2024	50
2025 and after	300
Total minimum royalty obligations	$500
The Company incurred royalty expense for the years ended December 31, 2020 and 2019 of $400 and $520, respectively.
Purchase Commitments
Open purchase commitments are for the purchase of goods and services related to, but not limited to, research and development, facilities, and professional services under non-cancellable contracts. They were not recorded as liabilities on the consolidated balance sheet as of December 31, 2020 as the Company had not yet received the related goods or services. As of December 31, 2020, the Company had estimated open purchase commitments for goods and services of $1,400 based on management’s estimate of patient participation in clinical trials through the next 15 months.
Contingencies
From time to time, the Company may identify certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that a future loss will be incurred and such loss can be reasonably estimated. As of December 31, 2020 and 2019, no accruals were required for such contingencies.
Indemnification
The Company provides general indemnifications to management and the members of the Board of Directors when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote. The Company also maintains insurance coverage that would generally enable the Company to recover a portion of any future amounts paid.

7.
Redeemable Convertible Preferred Stock

Redeemable convertible preferred stock consists of the following (in thousands, except share data):
		December 31, 2020
	Number of Shares Authorized	Shares Outstanding	Carrying value	Liquidation amount
Series A	4,082,965	4,082,965	$2,041	$2,041
Series B-1	1,954,846	1,954,846	6,940	6,940
Series B-2	2,848,263	2,848,263	10,111	10,111
Series C-1	8,125,668	8,125,668	74,712	129,155
Series C-2	3,217,766	3,217,766	29,666	46,020
Series D	7,151,873	7,151,873	110,756	110,854
Series E	13,422,649	12,040,980	304,197	305,018
	40,804,030	39,422,361	$538,423	$610,139
		December 31, 2019
	Number of Shares Authorized	Shares Outstanding	Carrying value	Liquidation amount
Series A	4,082,965	4,082,965	$2,000	$2,041
Series B-1	1,954,846	1,954,846	10,139	6,940
Series B-2	2,848,263	2,848,263	10,139	10,111
Series C-1	8,125,668	8,125,668	74,712	123,140
Series C-2	3,217,766	3,217,766	29,666	43,637
Series D	7,151,873	7,151,873	110,756	110,854
Series E	13,422,649	12,040,980	301,011	305,018
	40,804,030	39,422,361	$538,423	$601,741
The holders of redeemable convertible preferred stock have various rights and preference as follows:
Dividends
The holders of Series E redeemable convertible preferred stock are entitled, when and if declared by the Board of Directors of the Company, to noncumulative dividends out of the Company’s assets legally available therefore at the rate of $2.0265 per share per annum. Dividends on Series E redeemable convertible preferred stock shall be payable in preference and prior to any payments of any dividend on Series D, Series C-1, Series C-2, Series B-1, Series B-2 and Series A redeemable convertible preferred stock and common stock.
The holders of Series D redeemable convertible preferred stock are entitled, when and if declared by the Board of Directors of the Company, to noncumulative dividends out of the Company’s assets legally available therefore at the rate of $1.24 per share per annum. Dividends on Series D redeemable convertible preferred stock shall be payable in preference and prior to any payments of any dividend on Series C-1, Series C-2, Series B-1, Series B-2 and Series A redeemable convertible preferred stock and common stock.
The holders of Series C-1 and C-2 redeemable convertible preferred stock are entitled to accrue dividends in preference and priority to any declaration or payment of any distribution on shares of Series A, Series B-1 and Series B-2 redeemable convertible preferred stock, or common stock of the Company in any calendar year. The holders of Series C-1 and C-2 redeemable convertible preferred stock shall be entitled to accrue dividends per annum, out of any assets legally available therefore, at the rate of $0.7384 per share. Series C-1 and C-2 redeemable convertible preferred stock accruing dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative provided, however, that the Company shall be under no obligation to pay such Series C-1 and C-2 preferred accruing dividends until a liquidation event; provided further, that a holder of shares of Series C-1 and C-2 redeemable convertible preferred stock shall automatically forfeit any then accrued but unpaid Series C-1 and C-2 redeemable convertible preferred accruing dividends with respect to such shares upon conversion of such shares into shares of common stock. Payment of any dividends to the holders of Series C-1 and C-2 redeemable convertible preferred stock shall be on a pro rata, pari passu basis based upon the aggregate but unpaid Series C redeemable convertible preferred accruing dividends on the shares of Series C-1 and C-2 redeemable convertible preferred stock held by each such holder. No distributions shall be made with respect to the Series A, Series B-1 and Series B-2 redeemable convertible preferred stock or common stock unless the preferential dividends and all declared or accrued but unpaid dividends on the Series C-1 and C-2 redeemable convertible preferred stock, as applicable, have been paid or set aside for payment to the holders of Series C-1 and C-2 redeemable convertible preferred stock.
The holders of the Company’s Series A, Series B-1 and Series B-2 redeemable convertible preferred stock are entitled, when and if declared by the Board of Directors of the Company, to noncumulative dividends out of the Company’s assets legally available therefore at the rate of $0.030, $0.284 and $0.284 per share per annum, respectively. Dividends on Series B-1 and Series B-2 redeemable convertible preferred stock shall be payable in preference and prior to any payments of any dividend on Series A redeemable convertible preferred stock and common stock. Dividends on Series A redeemable convertible preferred stock shall be payable in preference and prior to any payments of any dividends on common stock. The right to receive dividends on shares of Series A, Series B-1 and Series B-2 redeemable convertible preferred stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A, Series B-1 and Series B-2 redeemable convertible preferred stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series B-1 and Series B-2 redeemable convertible preferred stock shall be on a pro rata, pari passu basis. Payment of any dividends to the holders of Series A redeemable convertible preferred stock shall be on a pro rata, pari passu basis.
At December 31, 2020, no dividends had been declared or paid. However, dividends of $6.66 and $5.07 per share would be paid to the holders of Series C-1 and C-2 redeemable convertible preferred stock, respectively as of December 31, 2020 in the event of a liquidation, dissolution or winding up of the Company, assuming that Series C-1 and C-2 redeemable convertible preferred stock does not convert to common stock prior to conversion. As of December 31, 2020 and 2019, the total accumulated, but not yet declared or paid, dividends were $70,475 and $62,076, respectively. These amounts were not recorded in the consolidated financial statements as an accrued dividend as such an event was not considered probable to occur.
Liquidation
Upon any liquidation, dissolution or winding up of the Company, the holders of Series E redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series D, Series C-1, Series C-2, Series B-1, Series B-2 and Series A redeemable convertible preferred stock or common stock an amount per share equal to $25.3317 for each outstanding share plus all declared but unpaid dividends, if the shares are not converted to common stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series E redeemable convertible preferred stock are insufficient to permit the payment to such holders, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series E redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After payment of the full Series E redeemable convertible preferred stock preference, the holders of Series D redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C-1, Series C-2, Series B-1, Series B-2 and Series A redeemable convertible preferred stock or common stock an amount per share equal to $15.50 for each outstanding share plus all declared but unpaid dividends, if the shares are not converted to common stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series D redeemable convertible preferred stock are insufficient to permit the payment to such holders, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After payment of the full Series E and Series D redeemable convertible preferred stock preference, the holders of Series C-1 and C-2 redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series B-1, Series B-2 and Series A redeemable convertible preferred stock or common stock an amount per share equal to $9.23 for each outstanding share plus all accrued but unpaid dividends (if any) on such shares (whether or not declared), if the shares are not converted to common stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series C-1 and C-2 redeemable convertible preferred stock are insufficient to permit the payment to such holders, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C-1 and C-2 redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After payment has been made or set aside of the full Series E, Series D, Series C-1 and Series C-2 redeemable convertible preferred stock preference, the holders of Series B-1 and Series B-2 redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A redeemable convertible preferred stock or common an amount per share equal to $3.55 for each outstanding share plus all declared but unpaid dividends (if any) on such shares of Series B-1 and Series B-2 redeemable convertible preferred stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series B-1 and Series B-2 redeemable convertible preferred stock are insufficient to permit the payment to such holders, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B-1 and Series B-2 redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After payment has been made or set aside of the full Series E, Series D, Series C-1 and Series C-2, and Series B-1 and Series B-2 redeemable convertible preferred stock preference, the holders of Series A redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock an amount per share equal to $0.50 plus all declared but unpaid dividends (if any) on such shares of Series A redeemable convertible preferred stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A redeemable convertible preferred stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of Series A redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full Series A preference, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After the payment or setting aside for payment to the holders of redeemable convertible preferred stock of the full Series E preference, full Series D preference, the full Series C-1 and C-2 preference, the full Series B-1 and B-2 preference and the full Series A preference, the entire remaining assets of the Company legally available for distribution shall be distributed pro rata to holders of the common stock of the Company in proportion to the number of shares each such holder is otherwise entitled to receive.
Conversion
The holders of the Series A, Series B-1, Series B-2, Series C-1, Series C-2, Series D and Series E redeemable convertible preferred stock shall have conversion rights as follows:
Each Series A, Series B-1, Series B-2, Series C-1, Series C-2, Series D and Series E redeemable convertible preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate per share (currently $0.50, $3.55, $3.55, $9.23, $9.23, $15.50 and $25.3317, respectively) for such shares prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock, provided that (i) the aggregate gross proceeds to the Company are not less than $100,000, (ii) the offering results in a public float of at least 15% of the Company’s issued and outstanding equity, and (iii) the per share price of the shares sold in the public offering shall be no less than $25.3317 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) (a “Qualified Public Offering”). Each share of Series A, Series B-1 and Series B-2 redeemable convertible preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate for such share upon the written consent of the holders of a majority of the Series A, Series B-1 and Series B-2 redeemable convertible preferred stock (voting as a single class and on an as-converted basis). Each share of Series C-1 and C-2 redeemable convertible preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate for such share upon the written consent of the holders of at least 60% of the Series C-1 and C-2 redeemable convertible preferred stock (voting as a single class and on an as-converted basis). Each share of Series D and Series E redeemable convertible preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate for such share upon the written consent of the holders of a majority of the Series D and Series E redeemable convertible preferred stock (voting as a single class and on an as-converted basis). Upon a Qualified Public Offering, each series of the outstanding redeemable convertible preferred stock are convertible into the number of shares of common stock determined by dividing the original issue price for the relevant series of redeemable convertible preferred stock by the conversion price for such series. As of December 31, 2020, each series of the outstanding redeemable convertible preferred stock are convertible into shares of common stock on a 1:1 basis.
Voting Rights
The holder of each share of Series A, Series B-1, Series B-2, Series C-1, Series C-2, Series D and Series E redeemable convertible preferred stock is entitled to one vote for each share of common stock into which it could be converted.
8.
Equity Incentive Plan

In 2009, the Company adopted its 2009 Equity Incentive Plan (the “Plan”) which provides for the grant of stock options to the Company’s employees, members of the board of directors and non-employee service providers. Options granted under the Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). ISOs may be granted only to employees. NSOs, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units may be granted to non-employee service providers. The Company reserved 16,416,280 shares for issuance under the Plan.
Options under the Plan has a term of ten years from the grant date. The option exercise price will be determined by the board of directors, but will be no less than 100% of the fair market value per share on the date of grant. In addition, in the case of an ISO granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant. Through December 31, 2020, options granted generally vest over four years with 25% vesting on the first anniversary of the issuance date and 1/48th per month thereafter or vesting monthly in equal installments over four years.
In determining the compensation cost of the option awards, the fair value for each option award has been estimated using the Black Scholes model. The significant assumptions used in these calculations are summarized as follows:
•
Fair value of common stock.   The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by considering a valuation performed with the assistance of an unrelated third-party valuation firm as well as a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, among other factors. The fair value of common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The Backsolve method was used to value total partially-marketable equity. OPM model was used for allocation to common stock in the June 2020 and 2019 valuations.
•
Expected term.   The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company does not have sufficient historical exercise and post-vesting termination activity to provide accurate data for estimating the expected term of options and has opted to use the “simplified method,” whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option.

•
Expected Volatility.   As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

•
Risk-free interest rate.   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

•
Expected dividend yield.   The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

The Company recognizes stock-based compensation expense using the straight-line attribution method over the requisite service period, which is usually an option’s vesting term for employees awards or the period when services are performed for non-employees grants. The Company has elected to recognize the actual forfeitures by reducing the stock-based compensation expense in the same period as the forfeitures occur.
Activity under the Company’s stock option plan is set forth below (in thousands, except share and per share data):
	Shares Available for Grant	Number of Shares	Outstanding Awards Weighted-Average Exercise Price	Aggregate Intrinsic Value
Balance at December 31, 2018	476,140	9,509,254	$4.61	$127,406
Increase in options pool	3,803,490	—	$—
Options granted	(5,346,562)	5,346,562	$10.31
Options exercised	—	(1,221,012)	$3.48
Options forfeited	2,688,099	(2,688,099)	$13.66
Balance at December 31, 2019	1,621,167	10,946,705	$5.30	$46,989
Options granted	(1,595,229)	1,595,229	$9.58
Options exercised	—	1,642,778	$1.49
Options forfeited	1,257,847	(1,257,847)	$3.95
Balance at December 31, 2020	1,283,785	9,641,309	$6.81	$26,672
The following table summarizes information about stock options outstanding as of December 31, 2020 (in thousands, except share and per share data):
	December 31, 2020
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Options outstanding	9,641,309	$6.81	4.66
Options vested and expected to vest	9,641,309	$6.81	4.66
Options vested	6,135,518	$5.29	4.22

The following table summarizes the information about stock options outstanding:
		December 31, 2020
Range of Exercise Prices	Number Outstanding as of 12/31/2020	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Number Exercisable as of 12/31/2020	Weighted Average Exercise Price
$0.82 – $0.82	62,834	0.27	$0.82	62,834	$0.82
$1.24 – $1.24	542,273	0.84	$1.24	542,273	$1.24
$1.70 – $1.70	636,546	2.79	$1.70	636,546	$1.70
$1.88 – $1.88	222,582	1.42	$1.88	222,582	$1.88
$2.06 – $2.06	844,362	3.76	$2.06	844,362	$2.06
$4.20 – $4.20	311,357	3.81	$4.20	311,357	$4.20
$4.24 – $4.24	684,648	5.31	$4.24	684,648	$4.24
$4.31 – $4.31	605,000	6.35	$4.31	541,638	$4.31
$9.58 – $9.58	5,731,707	5.33	$9.58	2,289,278	$9.58
$0.82 – $9.58	9,641,309	4.66	$6.81	6,135,518	$5.29
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock for stock options that were in-the-money at each reporting period. The total intrinsic value of stock options exercised for the years ended December 31, 2020 and 2019 was $12,746 and $14,609, respectively, and was determined at the date of each stock option exercise.
Cash received from the exercise of stock options for the year ended December 31, 2020 and 2019 was $2,442 and $4,150, respectively.
Stock-Based Compensation
The Company uses the Black-Scholes option-pricing model to determine the fair value of stock options. The use of the Black-Scholes option-pricing model requires the Company to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of the common stock. Starting in 2019, the Company is using the “simplified method” to estimate expected term for grants to employees and members of the Board of Directors, calculated as the vesting period plus the original contractual option term divided by two. The expected term for grants to non-employee consultants is the remaining contractual period of the award. The expected volatility of the common stock was based on an average of the historical volatilities of the common stock of publicly-traded companies with characteristics similar to the Company The risk-free rate is based on the U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the awards at the time of grant, or is re-measured as appropriate for non-employee awards. The Company has not paid, and does not anticipate paying, cash dividends on shares of common stock; therefore, the dividend yield is assumed to be zero. The estimate of forfeitures will be adjusted over the service period to the extent that actual forfeitures differ, or are expected to differ, from prior estimates. Starting in 2019, forfeitures of awards are recorded as they occur.
The Company estimated the fair value of stock options using the Black-Scholes option-pricing model using the following weighted-average assumptions for the years ended December 31, 2020 and 2019:
	December 31, 2020
	Employees	Non-employees
Expected life (in years)	6	4.26
Expected volatility	48.10%	44%
Risk-free interest rate	0.55%	1.66%
Dividend yield	0%	0%

	December 31, 2019
	Employees	Non-employees
Expected life (in years)	6	10
Expected volatility	42%	49%
Risk-free interest rate	1.92%	1.81%
Dividend yield	0%	0%
Total stock-based compensation expense recognized, before taxes, are as follows (in thousands):
	Years ended December 31,
	2020	2019
Cost of revenue	$324	$366
Research and development	$1,018	1,058
Selling, general and administrative	$7,216	6,316
Total stock-based compensation	$8,558	$7,740
During the years ended December 31, 2020 and 2019, the Company granted stock options to employees and members of the board of directors to purchase 1,595,229 and 5,346,562 shares respectively, of common stock with a weighted-average grant date fair value of $4.34 and $5.87 per share, respectively, based on the Black-Scholes Option pricing model. Stock-based compensation expense from grants to employees and directors and non-employees recognized during the years ended December 31, 2020 and 2019 was $8,558 and $7,740, respectively. At December 31, 2020 and 2019, unrecognized stock-based compensation costs totaled $16,218 and $24,220, respectively, and are expected to be recognized over a weighted-average amortization period of 2.54 years and 3.12 years, respectively.
On July 25, 2019, the fair value of the company’s common stock declined to $9.58 per share, prompting the Company to reduce certain options’ exercise price to $9.58 (no other changes to the awards’ terms were made). The Company calculated the incremental fair value by calculating the fair value of the award immediately before and immediately after the modification. The fair value of the award immediately before the repricing is based on assumptions (e.g., volatility, expected term, etc.) reflecting the facts and circumstances on the modification date and therefore, it differs from the fair value calculated on the grant date. The average additional compensation per award stemming from the modification was $1.71 and the total incremental compensation cost was $2,686, of which $520 was expensed on the date of regrant and the remainder of $2,166 has been recognized prospectively on a ratable basis over the awards’ requisite service period.
For awards to non-employees for periods prior to the adoption of ASU 2018-07, Compensation-Stock Compensation: Improvements to Non-employee Share-Based Payment Accounting, on January 1, 2020, the Company had applied ASC 505-50, Equity — Equity-based payments to non-employees. ASC 718 establishes guidance for the recognition of expenses arising from the issuance of share-based compensation awards at their fair value at the grant date. Upon adoption of ASU 2018-07, the Company had 103,844 of unvested grants issued to non-employees as of January 1, 2020. Stock-based compensation expense from grants to non-employees recognized during the years ended December 31, 2020 and 2019 were $338 and $934, respectively. At December 31, 2020 and 2019 unrecognized stock-based compensation costs relating to awards granted to non-employees totaled $182 and $623, respectively, and are expected to be recognized over a weighted-average amortization period of 1.36 years and 1.65 years, respectively.
9.
Employee Retirement Plan

In September 2011, the Company established a qualified retirement plan under section 401(k) of the Internal Revenue Code (“IRC”) under which participants may contribute up to 100% of their eligible compensation, subject to maximum deferral limits specified by the IRC. The Company may make matching contributions of up to 4% of an employee’s eligible compensation, subject to conditions specified by the IRC. During the years ended December 31, 2020 and 2019, the Company made matching contributions totaling $410 and $473, respectively.

10.
Income Taxes

For the years ended December 31, 2020 and 2019, the Company did not record a federal or state income tax provision for income tax expense as the Company incurred operating losses in these periods. For the years ended December 31, 2020 and 2019, the Company recorded tax expense of $157 and $316, respectively, from foreign jurisdictions. As the Company has incurred annual net operating losses since inception, a full valuation allowance is provided against net deferred tax assets due to uncertainties regarding the Company’s ability to realize these assets.
The components of the provision for income tax expense for the years ended December 31, 2020 and 2019, consisted of the following (in thousands):
	Year ended December 31,
(in thousands)	2020	2019
Current
Federal	$—	$—
State	—	7
International	157	309
Total Current Tax Expense	157	316
Deferred
Federal	—	—
State	—	—
International	—	—
Total Deferred Tax Expense	—	—
Total Tax Expense	$157	$316
Reconciliation between our effective tax rate and federal statutory rate is as follows:
	Year ended December 31,
	2020	2019
Statutory Rate	21.00%	21.00%
State Tax	2.45	0.98
Change in Valuation Allowance	-22.24	-16.28
R&D Credits	0.85	-0.35
Stock-Based Compensation	2.45	-1.28
Other	-0.44	-0.15
Foreign Rate Differential	-4.28	-4.28
Total	-0.21%	-0.36%
The Company’s effective tax rate during the year ended December 31, 2020 and 2019 was impacted by the federal statutory rate, partially offset by a change in the valuation allowance.
Significant components of the Company’s net deferred tax assets for federal, state and foreign income taxes consist of the following (in thousands):

	Year ended December 31,
	2020	2019
Net operating loss carryforwards	$91,012	$79,172
Research and development credits	4,653	3,790
Stock compensation	3,341	826
Accruals and reserves	7,446	6,229
Deferred tax assets	106,452	90,017
Capitalized implementation costs	(263)	—
Deferred tax liabilities	(263)	—
Deferred tax assets, net	$106,189	$90,017
Valuation allowance	(106,189)	(90,017)
Net deferred tax assets	$—	$—
The net valuation allowance increased by $16,172 and increased by $15,482 during the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, the Company had net operating loss carryforwards of approximately $367,782 and $385,928 available to reduce future taxable income, if any, for Federal and California state income tax purposes, respectively. Of these amounts, $178,944 of federal net operating losses are carried forward indefinitely, and are limited to 80%. The remaining net operating losses will expire between 2029 and 2037. Utilization of net operating loss carryforwards may be subject to an annual limitation in certain situations where changes occur in the stock ownership of a company. In the event the Company has undergone or undergoes a change in ownership, utilization of the carryforwards could be limited.
The Company also had federal and state research and development credit carryforwards of approximately $5,525 and $5,734, respectively, as of December 31, 2020. The federal credits will expire starting in 2030 if not utilized. The California credits have no expiration date.
The income tax related impact of the Company’s foreign business operations was not material to the consolidated balance sheets and statements of operations and comprehensive loss of the Company at, and for the years ended, December 31, 2020 and 2019.
The Company’s gross unrecognized tax benefits as of December 31, 2020 is $6,005, all of which would affect the Company’s income tax expense if recognized before consideration of the Company’s valuation allowance. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.
The following table summarizes the activity related to unrecognized tax benefits (in thousands):
Balance as of December 31, 2018	$4,386
Increase related to current year tax provision	668
Balance as of December 31, 2019	5,054
Increase related to current year tax provision	951
Balance as of December 31, 2020	$6,005
In December 2017, the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 34% to 21% for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of foreign earnings. The 2017 Tax Act had no impact on tax expense primarily due to the Company maintaining a full valuation allowance against our net deferred tax assets.

The Company has not been audited by the Internal Revenue Service or any state income or franchise tax agency. As of December 31, 2020, its federal returns for the years ended 2011 through the current period and most state returns for the years ended 2009 through the current period are still open to examination. In addition, all of the net operating losses and research and development credit carryforwards that may be used in future years are still subject to inquiry given that the statute of limitations for these items would begin in the year of utilization.
11.
Basic and Diluted Net Loss per Share

The following tables set forth the computation of the Company’s basic net loss per share attributable to common stockholders for the years ended December 31, 2020 and 2019 (in thousands, except per share and share amounts):
	Year Ended December 31,
	2020	2019
Numerator:
Net loss	$(72,804)	$(95,797)
Adjust: Redeemable convertible preferred stock cumulative and undeclared dividends	(8,399)	(8,376)
Net loss attributable to common stockholders	$(81,203)	$(104,173)
Denominator:
Weighted-average common shares outstanding	12,414,034	11,088,282
Less: Weighted-average shares subject to repurchase	(7,978)	(15,481)
Weighted-average common shares outstanding used in computing basic and diluted net loss per share	12,406,056	11,072,801
Net loss per share attributable to common stockholders, basic and diluted:	$(6.55)	$(9.41)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:
	Year Ended December 31,
	2020	2019
Redeemable convertible preferred stock	39,422,361	39,422,361
Options to purchase common stock	9,641,309	10,976,705
Unvested early exercised common stock options	4,375	11,875
Total Shares	49,068,045	50,410,941

12.
Segment Reporting

The Company operates in one reportable operating segment; thus, all required financial segment information is included in the consolidated financial statements. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in order to allocate resources and assess performance. The Company’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.
The Company’s revenue is presented on a disaggregated basis in Note 3 by geographical market.
13.
Subsequent Events

The Company has evaluated events occurring subsequent to the balance sheet date up to August 9, 2021, the date when the financial statements were available to be issued.

On January 19, 2021, the Company entered into a loan agreement for $70,000. The loan incurs interest only until its maturity, has an interest rate equal to the sum of the applicable margin of 6% plus the higher of the LIBOR and 1%. The applicable margin can go up by 1% if the company elects to make in kind payment of the interest due in the first two years of the loan. The loan is due in five years with provisions for deferral of interest payments and early repayments of the loan subject to early repayment fee. In the event of an IPO or a SPAC transaction, immediately upon the consummation of an IPO or a SPAC, the Company is subject to repay the loan in an amount equal to the lesser of (i) the net cash proceeds of such IPO or SPAC in excess of $150,000,000 and (ii) $35,000,000. The loan agreement also provides for the issuance of warrants convertible into 315,810 shares of the Company’s common stock and come with an anti-dilution provision.
On March 1, 2021, the Company completed a reorganization merger (the “Reorganization”) pursuant to which the Company became a wholly-owned subsidiary of a newly formed holding company, HeartFlow Holding, Inc. (“Holding”). As a result of the Reorganization, the stockholders of the Company as of immediately prior to the Reorganization have become the stockholders of Holding, and Holding has become the sole stockholder of the Company. The rights, preferences and privileges, and the qualifications, limitations and restrictions of the common stock and preferred stock of the Company immediately prior to the Reorganization are the same rights, preferences and privileges, and the qualifications, limitations and restrictions of the common stock and preferred stock of Holding after the Reorganization.
On July 15, 2021, HeartFlow Holding, Inc. and Longview Acquisition Corp. II (NYSE: LGV) (“Longview”), a special purpose acquisition company sponsored by affiliates of Glenview Capital Management, LLC (“Glenview”), have entered into a definitive business combination agreement. Upon completion of the proposed transaction, the combined company will operate as HeartFlow Group, Inc. and is expected to be listed on the New York Stock Exchange (“NYSE”) under the symbol “HFLO.” The transaction is expected to provide the combined company with an estimated $400,000 in cash for growth capital, product development and general corporate purposes. The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Longview will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of HeartFlow issuing stock for the net assets of Longview, accompanied by a recapitalization. The net assets of Longview will be stated at historical cost, with no goodwill or other intangible assets recorded.

HEARTFLOW HOLDING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2021 AND
DECEMBER 31, 2020 (UNAUDITED)
(in thousands, except per share, share and par value data)	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$94,129	$41,173
Accounts receivable, net	7,480	5,905
Restricted cash, current portion	780	817
Prepaid expenses and other current assets	3,352	3,228
Total current assets	105,741	51,123
Property and equipment, net	5,718	6,560
Restricted cash, net of current portion	1,823	1,982
Other non-current assets	1,240	1,158
Total assets	$114,522	$60,823
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$866	$1,350
Accrued liabilities and other current liabilities	13,665	12,450
Total current liabilities	14,531	13,800
Term loan	62,986	—
Common stock warrant liability	5,100	—
Derivative liability	2,987	—
Other non-current liabilities	292	264
Total liabilities	85,896	14,064
Commitments (Note 6)
Redeemable convertible preferred stock issuable in series, $0.001 par value; 40,804,030 shares authorized as of March 31, 2021 and December 31, 2020; 39,422,361 shares issued and outstanding as of March 31, 2021 and December 31, 2020; aggregate liquidation value $612,204 and $610,139 as of March 31, 2021 and December 31, 2020, respectively	538,423	538,423
Stockholders’ deficit
Common stock, $0.001 par value — 68,677,700 shares authorized as of March 31, 2021 and December 31, 2020; 13,411,096 and 13,243,677 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	13	13
Additional paid-in capital	31,800	28,171
Accumulated other comprehensive income	217	430
Accumulated deficit	(541,827)	(520,278)
Total stockholders’ deficit	(509,797)	(491,664)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$114,522	$60,823
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HEARTFLOW HOLDING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2021 AND 2020 (UNAUDITED)
	Three Months Ended March 31,
(in thousands, except share and per share data)	2021	2020
Revenue	$8,116	$5,755
Costs and expenses
Cost of revenue	4,110	4,081
Research and development	7,517	6,702
Selling, general and administrative	15,115	14,501
Total costs and expenses	26,742	25,284
Loss from operations	(18,626)	(19,529)
Interest income	2	371
Interest expense	(1,302)	—
Other income (expense), net	(1,623)	244
Net loss	$(21,549)	$(18,914)
Cumulative dividends on Series C redeemable convertible preferred stock	(2,065)	(2,088)
Net loss attributable to common stockholders	$(23,614)	$(21,002)
Net loss per share attributable to common stockholders, basic and diluted	$(1.77)	$(1.79)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	13,347,314	11,713,290
Comprehensive loss
Net loss	$(21,549)	$(18,914)
Other comprehensive income (loss):
Unrealized gain on available for sale securities, net	—	199
Foreign currency translation loss	(213)	(19)
Comprehensive loss	$(21,762)	$(18,734)
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HEARTFLOW HOLDING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2021 AND 2020 (UNAUDITED)
	Redeemable Convertible				Additional	Other		Total
	Preferred Stock		Common stock		paid-in	comprehensive	Accumulated	shareholders’
(in thousands, except share and per share data)	Shares	Amount	Shares	Amount	capital	(loss) gain	deficit	deficit
Balances as of January 1, 2021	39,422,361	$538,423	13,243,677	$13	$28,171	$430	$(520,278)	$(491,664)
Stock-based compensation expense	—	—	—	—	3,188	—	—	3,188
Vesting of early exercised stock options	—	—	—	—	8	—	—	8
Issuance of common stock upon exercise of stock options	—	—	167,419	—	433	—	—	433
Foreign currency translation loss	—	—	—	—	—	(213)	—	(213)
Net loss	—	—	—	—	—	—	(21,549)	(21,549)
Balances as of March 31, 2021	39,422,361	$538,423	13,411,096	$13	$31,800	$217	$(541,827)	$(509,797)
	Redeemable Convertible				Additional	Other		Total
	Preferred Stock		Common stock		paid-in	comprehensive	Accumulated	shareholders’
(in thousands, except share and per share amounts)	Shares	Amount	Shares	Amount	capital	(loss) gain	deficit	deficit
Balances as of January 1, 2020	39,422,361	$538,423	11,600,899	$11	$17,141	$88	$(447,474)	$(430,234)
Stock-based compensation expense	—	—	—	—	3,027	—	—	3,027
Vesting of early exercised stock options	—	—	—	—	8	—	—	8
Issuance of common stock upon exercise of stock options	—	—	524,898	1	242	—	—	243
Change in unrealized gain on available-for-sale securities, net	—	—	—	—	—	199	—	199
Foreign currency translation loss	—	—	—	—	—	(19)	—	(19)
Net loss	—	—	—	—	—	—	(18,914)	(18,914)
Balances as of March 31, 2020	39,422,361	$538,423	12,125,797	$12	$20,418	$268	$(466,388)	$(445,690)
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HEARTFLOW HOLDING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 2021 AND 2020 (UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net loss	$(21,549)	$(18,914)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,775	2,547
Stock-based compensation expense	3,188	3,027
Amortization of debt issuance costs	357	—
Change in fair value of common stock warrant	848	—
Change in fair value of derivative liability	843	—
Paid-in-kind interest	953	—
Amortization of premiums on investments, net	—	199
Changes in assets and liabilities
Accounts receivable, net	(1,575)	1,016
Prepaid expenses and other current assets	(124)	(175)
Other non-current assets	(82)	86
Accounts payable	(484)	(453)
Accrued expenses and other current liabilities	1,223	(2,426)
Other non-current liabilities	28	(305)
Net cash used in operating activities	(14,599)	(15,398)
Cash flows from investing activities
Purchase of property and equipment	(932)	(953)
Proceeds from maturities of short-term investments	—	23,233
Net cash (used in) provided by investing activities	(932)	22,280
Cash flows from financing activities
Proceeds from exercise of stock options	433	242
Issuance of term loan, net of issuance costs, and liability classified common stock warrant	68,071	—
Net cash provided by financing activities	68,504	242
Effect of foreign exchange rates	(213)	(19)
Cash, cash equivalents and restricted cash:
Net change during the period	52,760	7,105
Balance, beginning of the period	43,972	20,416
Balance, end of the period	$96,732	$27,521
Supplemental disclosure of cash flow information:
Cash paid for taxes	$—	$17
Supplemental disclosure of non-cash investing and financing activities:
Vesting of early exercisable stock options	$8	$8
The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HEARTFLOW HOLDING, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except share, per share, and tax rate data)
1.   Business Overview
Description of Business
HeartFlow Holding, Inc. (the “Company”, “HeartFlow”) operates as a healthcare technology company that develops and commercializes a web-based software-as-a-service (“SaaS”) designed to help physicians diagnose coronary artery disease and provide them with information they need to manage each patient. The Company is deploying an artificial intelligence-enabled software platform to bring precision medicine to cardiology and transform the way heart disease is diagnosed and treated. The novel proprietary solution, the HeartFlow Analysis, assists physicians in diagnosing, managing and delivering precision care to patients with coronary artery disease (CAD), the most common type of heart disease. The Company received clearance from the U.S. Food and Drug Administration (“FDA”) in November 2014 and has received its CE Mark. The Company was incorporated in the state of Delaware in July 2007 as Cardiovascular Simulation, Inc. and changed its name to HeartFlow, Inc. in May 2009. The Company’s U.S. and corporate headquarters are in Redwood City, California, and the Company also has offices in Austin, Texas, and Tokyo, Japan.
Reorganization
On March 1, 2021, HeartFlow, Inc completed a reorganization merger (the “Reorganization”) pursuant to which HeartFlow, Inc became a wholly-owned subsidiary of a newly formed holding company, HeartFlow Holding, Inc. (“Holding”).
As a result of the Reorganization, the stockholders of HeartFlow, Inc as of immediately prior to the Reorganization have become the stockholders of Holding, and Holding has become the sole stockholder of HeartFlow, Inc. The rights, preferences and privileges, and the qualifications, limitations and restrictions of the common stock and preferred stock of HeartFlow, Inc immediately prior to the Reorganization are the same rights, preferences and privileges, and the qualifications, limitations and restrictions of the common stock and preferred stock of Holding after the Reorganization. The number of shares of common stock and/or preferred stock of HeartFlow, Inc. that were held immediately prior to the Reorganization are the same as the number of shares of common stock and/or preferred stock of Holding after the Reorganization.
The Reorganization did not have any impact on the interim condensed consolidated financial statements.
Liquidity and Going Concern
The accompanying condensed consolidated financial statements have been prepared on a going concern basis. The Company has experienced negative working capital, recurring losses from operations, and negative cash flows from operations. Since its incorporation, the Company has devoted substantially all of its time and efforts to performing research and development, raising capital, recruiting personnel, and early commercialization activities, and has incurred an accumulated deficit of $541,827 as of March 31, 2021. In January 2021 the Company entered into a Credit Agreement with Hayfin Services, LLP for total borrowings of up to $70,000 (“Term Loan”) and borrowed $68,071, net of issuance costs. The Company expects its operating losses and negative cash flows to continue into the foreseeable future as it continues to develop and commercialize its product offering. The Company’s ability to continue to meet its obligations and to achieve its business objectives is dependent upon, amongst other things, generating sufficient revenue and controlling expenses to meet its obligations as they become due. Failure to increase revenue and manage discretionary expenditures as required, may adversely impact the Company’s ability to achieve its intended business objectives. Based on available cash resources as of the date of issuance of these financial statements (refer to Note 16 Subsequent events) and the Company’s operating plans, the Company does not expect that the cash and cash equivalents on hand will be sufficient to fund its operations for a period extending beyond twelve months from the date the consolidated financial statements are available to be issued. Based on the Company’s recurring losses from operations, the expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.
Impact of the COVID-19 Coronavirus
The coronavirus disease (COVID-19) is a new widespread infectious disease where those infected will experience a moderate to potentially life-threatening respiratory illness. The outbreak was first reported during December 2019 in Wuhan, China, and has since spread to over 200 countries with over 750,000 confirmed cases as of the end of March 2020 and over 80 million as of the end of December 2020.
The spread of COVID-19 has dramatically slowed down global activity, spurring broad market volatility and demanding response from policymakers worldwide. As the number of cases was increasing exponentially, there are extreme measures being taken such as self-quarantine mandates, international travel restrictions, and temporary shut-down of non-essential businesses. Numerous countries such as China, Japan, India, Australia, and the European Union have restricted international visas and are encouraging citizens to limit going outside only to exercise and shop for basic needs. In the United States, similar shelter-in-place sanctions, school closures are going out throughout the country, and “non-essential employees” (i.e., those not working in healthcare, emergency response, food service, etc.) are being asked to work from home to reduce the spread of this virus. This had caused the major stock indices to initially plummet as businesses were experiencing significant losses due to the restrictions imposed by the pandemic and the resulting policies that have been put in place. In the following months, the major stock indices recovered and begin their natural trading activity.
Health systems, including key markets where the Company operates, have been, or may be, impacted by high volumes of patients suffering from COVID-19. Even in areas where “stay-at-home” restrictions have been lifted and the number of cases of COVID-19 has declined, many individuals remain cautious about resuming activities such as preventive-care medical visits or performing medical procedures that are deemed “non-essential”.
The COVID-19 pandemic and related precautionary measures began to materially disrupt the Company’s operations in March 2020. Starting in the second half of 2020 the Company began to see signs of a recovery in our business as operations returned to pre-COVID levels. However, there remains significant uncertainty that may disrupt the business again and for an unknown period of time. As a result, the pandemic had a significant impact on the Company’s 2020 revenues and operating results. As the number of clinical visits declined due to stay-home mandates and sharp reduction in elective and diagnostic procedures during 2020, the Company’s revenues from analysis of CAT scan images, were severely impacted.
The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as safety and health measures for its people (such as social distancing and working from home). At this stage, the impact on the business and results has been minimal. The Company will continue to follow the various government policies and advice and, in parallel, the Company will do its utmost to continue its operations in the best and safest way possible without jeopardizing the health of its people. While the Company has developed and continues to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of its efforts. Accordingly, it is not possible for the Company to predict the duration and ultimate extent to which this will affect its business, future results of operations, and financial condition at this time.
2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company as well as its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation.
The functional currency of the Company’s foreign subsidiaries is the U.S. Dollar, except for HeartFlow Japan G.K., HeartFlow Technology U.K. Limited, and HeartFlow U.K. Limited, which have Japanese Yen and British Pounds as functional currencies, respectively. For all non-functional currency balances, the re-measurement of such balances to the functional currency results in either a foreign exchange transaction gain or loss, which is recorded within interest and other expense, net within the consolidated statement of operations and comprehensive loss. The Company did not recognize material foreign exchange transaction losses during the three months periods ended March 31, 2021 and 2020.
Unaudited Interim Financial Information
The accompanying interim condensed consolidated balance sheet as of March 31, 2021, the condensed consolidated statements of operations and comprehensive loss, the statements of condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2021 and 2020 and condensed consolidated statements of cash flows for the three months ended March 31, 2021 and 2020 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2021 and the results of its operations and its cash flows for the three months ended March 31, 2021 and 2020. The financial data and other information disclosed in these notes related to the three months ended March 31, 2021 and 2020 are also unaudited. The results for the three months ended March 31, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period. The balance sheet as of December 31, 2020 included herein was derived from the audited consolidated financial statements as of that date. Certain disclosures have been condensed or omitted from the unaudited interim condensed consolidated financial statements.
The accompanying interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and the related notes thereto for the year ended December 31, 2020.
Reconciliation of Cash, Cash Equivalents, and Restricted Cash as Reported in the Condensed Consolidated Statements of Cash Flows
Cash as reported in the condensed consolidated statements of cash flows includes the aggregate amounts of cash, cash equivalents and restricted cash as presented on the condensed consolidated balance sheets. Restricted cash as of March 31, 2021 and 2020 represents cash balances held as security in connection with the Company’s facility lease agreements. The following table provides a reconciliation of cash, cash equivalents and restricted cash within the condensed consolidated balance sheets to the total shown in the condensed consolidated statements of cash flows:
(in thousands)	March 31,
	2021	2020
Cash and cash equivalents	$94,129	$24,378
Restricted cash included in total current assets	780	768
Restricted cash included in total assets	1,823	2,375
Total cash, cash equivalents and restricted cash shown in the interim condensed consolidated statements of cash flows	$96,732	$27,521
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company utilizes certain estimates in the determination of the fair value of its common stock and stock options, deferred income tax valuation allowances, capitalized internal-use software, depreciation of property and equipment, allowances for doubtful accounts receivable, revenue recognition, and the fair value of warrant to purchase common stock and embedded derivatives. Actual results could differ from those estimates.

Concentration of Credit Risk and Significant Customers
The Company has no significant off-balance sheet risks, such as foreign exchange contracts, option contracts or other hedging arrangements. Cash and cash equivalents are financial instruments that potentially subject the Company to concentration of credit risk. As of March 31, 2021 and December 31, 2020, substantially all the Company’s cash was deposited in accounts at four financial institutions with a significant amount invested in money market mutual funds. The Company maintains its cash and cash equivalents, which at times may exceed federally insured limits, with large financial institutions and, accordingly, the Company believes such funds are subject to minimal credit risk.
For the three months ended March 31, 2021 and 2020, top ten customers represented 41.0% and 47.0%, respectively, of the company’s total revenue. As of March 31, 2021 and December 31, 2020, top ten customers represented 44.0% and 38.0% respectively. As of March 31, 2021 and December 31, 2020, one customer represented 14.0% and 17.0% respectively, and no other single customer represented more than 10.0% of the Company’s accounts receivable, respectively.
Segment Reporting
Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Chief Executive Officer is its CODM. The Company’s CODM reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. Long-lived assets located in countries outside of the United States are not significant.
Cash and Cash Equivalents
The Company considers all highly liquid investments that are readily convertible to known amounts of cash and purchased with an original maturity of three months or less to be cash equivalents.
Restricted Cash
Restricted cash consists of deposits made by the Company under the terms of its office leases and in an escrow account in support of opening our Switzerland office.
Fair Value of Financial Instruments
Carrying amounts of the Company’s cash equivalents, short-term investments, accounts receivable, and accounts payable, approximate fair value due to their relatively short maturities and market interest rates, if applicable.
The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:
Level 1 — Observable inputs, such as quoted prices in active markets for identical assets or liabilities;
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities;
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.
Accounts Receivable
The Company generally extends credit to customers without requiring collateral. The Company evaluates the collectability of accounts receivable at each reported period and records an allowance for doubtful accounts when appropriate. As of March 31, 2021 and December 31, 2020, allowance for doubtful accounts recorded by the Company was $85 and $85, respectively.
Unbilled Receivables
Unbilled receivables represent revenues from claims made to third-party payers that are expected to be reimbursed upon delivery of the HeartFlow Analysis prior to being invoiced. Unbilled receivables are primarily presented under accounts receivable on the consolidated balance sheets, as we have an unconditional right to payment at the end of the applicable period. Unbilled receivables were $943 and $505, as of March 31, 2021 and December 31, 2020, respectively.
Property and Equipment, Net
Property and equipment, net is stated at cost for acquired assets less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of assets, which generally ranges from two to five years. Upon sale or retirement of assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in results from operations. Maintenance and repairs are expensed as incurred.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, including property and equipment, for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining useful life of the long-lived assets in measuring whether they are recoverable. If the carrying value of the asset exceeds the estimated undiscounted future cash flows, a loss is recorded as the excess of the asset’s carrying value over its fair value. No assets were determined to be impaired during the three months ended March 31, 2021 and March 31, 2020.
Internal-Use Software
The Company capitalizes costs related to internal-use software during the application development stage. Costs related to planning and post implementation activities are expensed as incurred. Capitalized internal-use software is amortized on a straight-line basis over the estimated useful life, which is generally two years, after the product is deployed and ready for use. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. Capitalized internal use software costs are classified as a component of property and equipment, net.
Revenue Recognition
Effective at the start of fiscal 2020, the Company adopted the provisions and expanded disclosure requirements described in Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers (ASC 606)”. The Company adopted the standard using the modified retrospective adoption method, thereby reflecting adoption through a cumulative effect of a change in accounting principle and balance sheet adjustments as of January 1, 2020.
The Company derives its revenues from three sources: (1) fee per analysis, which are usage driven fees from customers who use its cloud platform to run HeartFlow Analysis; (2) subscription fees, which are subscription fees from customers accessing the Company’s hosted software service during the subscription period; and (3) other revenue, which are fees from claims that the Company submits to commercial and governmental payers for reimbursement. The Company uses a portfolio approach in estimating the variable consideration related to the reimbursement from the government and commercial payers using the expected value method. The Company identified a single performance obligation, which consists of providing HeartFlow analysis, including an image file, and related licenses and support. The Company’s service which is a non-invasive cardiac test which provides a visualization of the patient’s coronary arteries, enables physicians to create more effective treatment plans. This service is normally billable upon delivery of the report to the physician. Revenues are recognized when control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Accordingly, there are no material significant judgments and estimates related to revenue. The Company does not offer any concessions.
During the three months ended March 31, 2021, 96.0% of revenue was from its fee per analysis HeartFlow Analysis offering and 4.0% came from claims made to third-party payers. During the three months ended March 31, 2020, 95.0% of revenue was from fee per analysis HeartFlow Analysis offering, 5.0% came from claims made to third-party payers and less than 1.0% was from a license arrangement.
The Company determine revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the Company satisfies a performance obligation

Revenues are primarily comprised of fee per analysis and subscription fees. Subscriptions and other revenue streams are currently not material to the Company. The performance obligation identified by the Company is comprised of a bundle of goods or services that are not distinct on their own. The discounts are relevant for the claim reimbursements. The Company recognizes revenue as invoiced to the customer for contracts in which the customer pays a fee per analysis. The Company recognizes revenue on a straight-line basis over the contract term for contracts in which the customer pays a fixed amount upfront for unlimited analyses. Contracts in which the customer has paid a subscription for unlimited analysis is deemed a stand ready obligation and is recognized over time. Revenue recognition commences only after completion of installation, implementation and training are complete, which do not constitute separate performance obligations for purposes of ASC 606. Contracts with customers typically include a fixed amount of consideration and are generally cancellable with 30 days’ written notice.
Contract Liabilities
Deferred revenue
Deferred revenue, which is a contract liability, consists primarily of payments received in advance of revenue recognition from the Company’s contracts with customers and is recognized as the revenue recognition criteria are met. Once services are available to customers, the Company records amounts due in accounts receivable, net and in deferred revenue which is a part of accrued expenses and other current liabilities. To the extent the Company bills customers in advance of the billing period commencement date, the accounts receivable and corresponding deferred revenue amounts are netted to zero on the consolidated balance sheets, unless such amounts have been paid as of the balance sheet date.
Costs of Revenue
Costs of revenue include, but are not limited to, salaries and related employee costs, stock-based compensation costs related to the Company’s production team, amortization of capitalized internal-use software, amortization of contract fulfilment costs as well as royalties associated with technology with licenses used in connection with the delivery of the Company’s product and allocated overhead, including rent, equipment, depreciation, technology services and utilities, related to the Company’s production team. The role of the production team is to support the Company’s patient case volume revenue by performing defined quality-related activities. The production team also supports activities of the Company in its clinical trials, research and development, and business development. The portion of these costs that supports patient case volume revenue is recorded as costs of revenue while the costs to support clinical trials and research and development efforts are recorded as research and development expense. The portion of the production team costs incurred in support of business development efforts during the period are recorded as selling, general and administrative expenses.
Research and Development
Costs related to research, design, development and clinical trials are charged to research and development expense as incurred. These costs include, but are not limited to, salaries and related employee costs, clinical trials, stock-based compensation costs, third-party consulting costs, the portion of the costs incurred by the production team to support clinical trials and research and development efforts, and allocated overhead, including rent, equipment, depreciation and utilities.
Deferred Rent
Rent expense is recognized on a straight-line basis over the non-cancellable term of the Company’s operating leases and, accordingly, the Company records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability included in accrued liabilities and other current liabilities. The Company also records lessor-funded lease incentives, such as reimbursable leasehold improvements, as a deferred rent liability, which is amortized as a reduction of rent expense over the non-cancellable term of the operating lease.
Warrant to Purchase Common Stock
The Company’s warrant to purchase common stock that was issued in connection with signing the Term Loan does not meet the equity indexation criteria and is classified as a liability. The warrant is recorded at fair value upon issuance and is subject to remeasurement to fair value at each balance sheet date, with any changes in fair value recognized to non-operating other income (expense), net in the consolidated statements of operations. The Company will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise or expiration of the warrant or occurrence of a deemed liquidation event.
Embedded Derivative
The Term Loan contains certain prepayment features, default put option and default interest adjustment features that were determined to be embedded derivatives requiring bifurcation and separate accounting as a single compound derivative, as discussed in Note 10. Impact of bifurcation of the embedded derivative on the date of issuance was reflected as a debt discount. The fair value of the derivative liability related to the Company’s Term Loan discussed in Note 7 was estimated using a scenario-based analysis comparing the probability-weighted present value of the Term Loan payoff at maturity with and without the bifurcated features. This method isolates the value of the embedded derivative by measuring the difference in the host contract’s value with and without the isolated features. The resulting cash flows are discounted at the Company’s borrowing rate, as adjusted for fluctuations in the market interest rate from the inception of the Company’s comparative borrowings to the reporting date, to measure the fair value of the embedded derivative. The derivative liability is remeasured to fair value at each reporting period and the related changes in fair value are recorded as other income (expense), net on the consolidated statement of operations.
Redeemable Convertible Preferred Stock
The Company records redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. The redeemable convertible preferred stock is recorded outside of stockholders’ deficit because the preferred shares contain liquidation features outside of the Company’s control. The Company has not adjusted the carrying values of the redeemable convertible preferred stock to the liquidation preferences of such shares because it is uncertain whether or when an event would occur that would obligate the Company to pay the liquidation preferences to holders of shares of redeemable convertible preferred stock. Subsequent adjustments to the carrying values to the liquidation preferences will be made only when it becomes probable that such a liquidation event will occur. The redemption value of each series of redeemable convertible preferred stock is equal to their respective original issue price plus accrued but unpaid dividends on Series C redeemable convertible preferred shares and all declared but unpaid dividends (if any) for other series of redeemable convertible preferred shares.
Comprehensive Loss
Comprehensive loss represents all changes in stockholders’ deficit except those resulting from investments or contributions by stockholders. The Company’s unrealized (loss) gain on available-for-sale securities and foreign currency translation gain represent the components of comprehensive loss excluded from the Company’s net loss.
Net Loss per Share Attributable to Common Stockholders
Basic and diluted net income (loss) per share attributable to common stockholders is presented under the two-class method. Under the two-class method, the net loss attributable to common stockholders is not allocated to redeemable convertible preferred stock and early exercised unvested common stock options as the holders of these instruments do not have a contractual obligation to share in the Company’s losses. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Holders of the Company’s series C redeemable convertible preferred stock are entitled to cumulative dividends if and when dividends are declared on common stock shares. Dividends of $6.66 and $5.07 per share would be paid to the holders of series C-1 and C-2 redeemable convertible preferred stock, respectively as of March 31, 2021 in the event of a liquidation, dissolution or winding up of the Company, assuming that Series C-1 and C-2 redeemable convertible preferred stock does not convert to common stock prior to conversion. Therefore, cumulative dividends accruing in the reporting period are deducted from the net loss to arrive to the net loss attributable to common stockholders for net loss per share calculation.
Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common stock and potentially dilutive securities outstanding for the period. The Company’s redeemable convertible preferred stock and early exercised unvested stock options are considered antidilutive and do not impact the diluted net loss per share. Since the Company has reported a net loss for all periods presented and the Company’s liability classified common stock warrant generated losses, it is considered antidilutive and diluted net loss per common share is the same as basic net loss per common share for those periods.
Emerging Growth Company
The Company anticipates it will qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As such the Company is eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including reduced reporting and extended transition periods to comply with new or revised accounting standards for public business entities. The Company has elected to avail themselves of this exemption and, therefore, will not be subject to the timeline for adopting new or revised accounting standards for public business entities that are not emerging growth companies, and will follow the transition guidance applicable to private companies.
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
Effective January 1, 2021, the Company adopted ASU 2017-11, Earnings Per Share (“Topic 260”), Distinguishing Liabilities from Equity (“Topic 480”) and Derivatives and Hedging (“Topic 815”): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”) Part I of this update addresses the complexity of accounting for certain financial instruments with down round features.

Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. The amendments in Part I of this update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The adoption of ASU 2017-11 had no impact on the Company’s financial statements.
Effective January 1, 2021, the Company adopted ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (“Subtopic 350-40”): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. This ASU is effective for annual reporting periods beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2021. The Company is currently assessing the potential impact of adopting ASU 2018-15 on its consolidated financial statements and related disclosures.
Effective January 1, 2021, the Company adopted ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which removes certain exceptions to the general principles in the income tax accounting standards related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The standard is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted in an interim or annual period. Entities that elect to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, entities that elect early adoption must adopt all the amendments in the same period. Entities will apply the guidance prospectively, except for certain amendments. The adoption of ASU 2019-12 had no impact on the Company’s financial statements.
Recent Accounting Pronouncements Not Yet Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016‑02 (“Topic 842”), Leases. ASU 2016-02 requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. This ASU provides a lessee with an option to not account for leases with a term of 12 month or less as leases in the scope of this ASU. This ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This ASU should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. In July 2018, the FASB issued ASU No. 2018‑11, Leases (“Topic 842”): Targeted Improvements, which allows entities to elect an optional transition method where entities may continue to apply the existing lease guidance during the comparative periods and apply the new lease requirements through a cumulative effect adjustment in the period of adoptions rather than in the earliest period presented. In June 2020, the FASB issued ASU 2020-05, which delays the adoption dates for ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption is allowed. The Company expects to recognize a right-of-use asset and corresponding lease liability for its real estate operating leases upon adoption as of January 1, 2022, expecting to use the modified retrospective approach for the adoption of this ASU.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which has been updated by subsequent amendments. ASU 2016-13 revises the measurement of credit losses for most financial instruments measured at amortized cost, including trade receivables, from an incurred loss methodology to an expected loss methodology which results in earlier recognition of credit losses. Under the incurred loss model, a loss is not recognized until it is probable that the loss-causing event has already occurred. The standard introduces a forward-looking expected credit loss model that requires an estimate of the expected credit losses over the life of the instrument by considering all relevant information including historical experience, current conditions, and reasonable and supportable forecasts that affect collectability. In addition, the standard also modifies the impairment model for available-for-sale debt securities, which are measured at fair value, by eliminating the consideration for the length of time fair value has been less than amortized cost when assessing credit loss for a debt security and provides for reversals of credit losses through income upon credit improvement. This guidance is effective for fiscal years beginning after December 15, 2023. The Company is currently assessing the potential impact of adopting ASU 2016-13 on its consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in ASU 2020-04 provide optional expedients and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. An entity may elect to apply the amendments for contract modifications by Topic or Industry Subtopic as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from the date that the financial statements are available to be issued. Once elected for a Topic or an Industry Subtopic, the amendments must be applied prospectively for all eligible contract modifications for that Topic or Industry Subtopic. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s financial statements and related disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. Specifically the ASU removes: i) major separation models required under GAAP and ii) certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for the exception. For public business entities that meet the definition of an SEC filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, this ASU is effective for interim and annual reporting periods beginning after December 15, 2021. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of this ASU on the Company’s financial statements and related disclosures.
3.    Revenue and Contract Liabilities
Disaggregation of Revenue
The following table summarizes total revenue from customers by geographic region (in thousands):
	Three Months Ended March 31,
	2021	2020
United States	$6,067	$4,000
United Kingdom	1,437	1,368
Japan	419	239
Rest of Europe	193	148
	$8,116	$5,755

Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer.
Remaining Performance Obligations
Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. Additionally, as a practical expedient, the Company has not disclosed the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.
Contract Balances
Contract Liabilities
The Company records deferred revenues when billings or payments are received in advance of revenue recognition from subscription services. The balance of deferred revenue is reduced as the revenue recognition criteria are met. Deferred revenues were $360 and $238 as of March 31, 2021 and December 31, 2020, respectively, and are included in the other current liability balance on the consolidated balance sheet. The Company recognized $177 and $152 of revenue during the three months ended March 31, 2021 and March 31, 2020, respectively, that was included in the deferred revenue balance at the beginning of the respective period. Deferred revenues are expected to be recognized within 12 months.
4.   Fair Value Measurement
The Company measures certain financial assets and liabilities at fair value on a recurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The following table summarizes the Company’s financial assets (cash equivalents, marketable securities and liabilities) at fair value as of March 31, 2021 (in thousands):
	Fair Value as of March 31, 2021	Basis for Fair Value Measurement
		(Level 1)	(Level 2)	(Level 3)
Assets
Money market funds, included in cash equivalents	$71,369	$71,369	$—	$—
Total	$71,369	$71,369	$—	$—
Liabilities:
Common stock warrant liability	$5,100	$—	$—	$5,100
Derivative liability	$2,987	$—	$—	$2,987
Total	$8,087	$—	$—	$8,087
The following table summarizes the Company’s financial assets (cash equivalents, marketable securities and liabilities) at fair value as of December 31, 2020 (in thousands):
	Fair Value as of December 31, 2020	Basis for Fair Value Measurement
		(Level 1)	(Level 2)	(Level 3)
Assets
Money market funds, included in cash equivalents	$36,367	$36,367	$—	$—
Total	$36,367	$36,367	$—	$—
The money market funds are highly liquid and primarily invest in short-term fixed income securities issued by the U.S. government and U.S. government agencies. The Company’s available-for-sale investments comprise of short-term investments in fixed income mutual funds, which primarily consist of debt securities issued by the U.S. government and U.S. government agencies and corporate bonds and notes.
The following table presents a reconciliation of the Company’s financial liabilities measured at fair value as of March 31, 2021 using significant unobservable inputs (Level 3), and the change in fair value (in thousands):
Common Stock Warrant
Fair value as of January 1, 2021	$—
Recognition of common stock warrant related to Term Loan	4,252
Change in fair value included in other income (expense), net	848
Fair value as of March 31, 2021	$5,100
In determining the fair value of the common stock warrant liability, the Company used the Black-Scholes option pricing model to estimate the fair value using unobservable inputs including the expected term, expected volatility, risk-free interest rate and dividend yield (see Note 9).
(in thousands)	Derivative Liability
Fair value as of January 1, 2021	$—
Recognition of derivative liability related to Term Loan	2,144
Change in fair value included in other income (expense), net	843
Fair value as of March 31, 2021	$2,987
The fair value of the derivative liability has been estimated at the date of inception and at the subsequent balance sheet date using a two-step approach to valuation, employing a probability-weighted scenario valuation method based on the Monte-Carlo simulation and option pricing model, using unobservable inputs, which are classified as Level 3 within the fair value hierarchy, and then comparing the instrument’s value with and without the derivative features in order to estimate their combined fair value.
5.   Balance Sheet Components
Property and Equipment, net
Property and equipment, net consists of the following (in thousands):
	March 31, 2021	December 31, 2020
Computer equipment and software	$9,549	$9,377
Furniture, fixtures and equipment	1,533	1,533
Capitalized internal-use software	37,985	37,224
Leasehold improvements	7,034	7,034
Total property and equipment	56,101	55,168
Less: Accumulated depreciation and amortization	(50,383)	(48,608)
	$5,718	$6,560
The Company capitalized certain internal-use software costs totaling $761 and $928, including stock-based compensation of $50 related to internal-use software development efforts, during each of the three months ended March 31, 2021 and 2020, respectively. Amortization of capitalized costs on internal-use software totaled $1,210 and $1,897 for the three months ended March 31, 2021 and 2020, respectively.
Depreciation and amortization expense related to property and equipment, excluding capitalized internal-use software, for the three months ended March 31, 2021 and 2020 was $565 and $650, respectively.
Other Non-Current Assets
Other non-current assets are comprised of the following (in thousands):
	March 31, 2021	December 31, 2020
Contract costs, net	$1,211	$1,120
Other non-current assets	29	38
	$1,240	$1,158
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities are comprised of the following (in thousands):
	March 31, 2021	December 31, 2020
Accrued payroll and related expenses	$5,982	$6,214
Accrued clinical trial expenses	2,351	1,920
Deferred rent, current	933	1,180
Professional fees	570	372
Other current liabilities	3,829	2,764
	$13,665	$12,450
6.   Commitments
Leases
The Company leases its office facilities under operating leases in Redwood City, California, Austin, Texas, and Tokyo, Japan. These leases expire at various intervals through November 2023. The Company recognizes rent expense on a straight-line basis over the lease period. In accordance with the Redwood City, California lease agreement, the landlord reimbursed the Company in 2012 for $5,252 of tenant improvements. This $5,252 inducement is accounted for as an increase to deferred rent and is amortized over the remaining life of the lease. The Company also entered into a letter of credit arrangement in the amount of $4,000 as a security deposit for performance of its obligations under the Redwood City, California lease. The letter of credit expires in various amounts and at various times through the expiration of the Company’s lease agreement in December 2021. The remaining security deposit as of March 31, 2021 and December 31, 2020 totaled $1,500 and $1,500, respectively, and is recorded on the consolidated balance sheets as restricted cash.
In accordance with the Austin, Texas lease agreement, the landlord reimbursed the Company in 2018 for $507 of tenant improvements. This amount is accounted for as an increase to deferred rent and is amortized over the remaining life of the lease. The Company also entered into a letter of credit arrangement in the amount of $749 as a security deposit for performance of its obligations under this lease, which is recorded as restricted cash on the consolidated balance sheet as of March 31, 2021 and December 31, 2020. The letter of credit expires at $150 per year starting December 2019 through December 2023. The remaining security deposit as of March 31, 2021 and December 31, 2020 totaled $450 and $599, respectively, and is recorded on the consolidated balance sheets as restricted cash.
The Company entered into sublease agreements to sublease portions of its leased office space in Redwood City, California and Austin, Texas. The Company recognizes sublease rental income as an offset to rental expense over the sublease period. The amount of sublease rental income recorded for the three months ended March 31, 2021 and 2020 totaled $289 and $286, respectively.
The Company recorded net rent expense in the amount of $942 and $1,002 for the three months ended March 31, 2021 and 2020, respectively.
Future minimum lease payments under non-cancelable operating leases and subleases as of March 31, 2021 are as follows (in thousands):
Years ending December 31	Operating leases	Sublease income	Net operating leases
2021 (remaining nine months)	$2,132	$872	$1,260
2022	544	—	544
2023	513	—	513
	$3,189	$872	$2,317
Royalty Obligations
The Company has entered into various exclusive technology licensing agreements. The terms of the agreements require the Company to make annual royalty payments in fixed amounts as well as certain milestone and revenue-based payments. The revenue-based royalty percentage is in the low single digits, subject to reductions and offsets in certain circumstances with a minimum royalty commitment of $50 annually. Other software licensing agreements have minimal royalty obligations. The minimum future royalty obligations due under the terms of these exclusive agreements as of March 31, 2021 are as follows (in thousands):
Years ending December 31	Minimum royalties
2021 (remaining nine months)	$—
2022	50
2023	50
2024	50
2025 and after	300
Total minimum royalty obligations	$450

Purchase Commitments
Open purchase commitments are for the purchase of goods and services related to, but not limited to, research and development, facilities, and professional services under non-cancellable contracts. They were not recorded as liabilities on the consolidated balance sheet as of March 31, 2021 as the Company had not yet received the related goods or services. As of March 31, 2021, the Company had estimated open purchase commitments for goods and services of $1,035 based on management’s estimate of patient participation in clinical trials through the next 12 months.
Contingencies
From time to time, the Company may identify certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that a future loss will be incurred and such loss can be reasonably estimated. As of March 31, 2021 and December 31, 2020, no accruals were required for such contingencies.
Indemnification
The Company provides general indemnifications to management and the members of the Board of Directors when they act, in good faith, in the best interest of the Company. The Company is unable to develop an estimate of the maximum potential amount of future payments that could potentially result from any hypothetical future claim, but expects the risk of having to make any payments under these general business indemnifications to be remote. The Company also maintains insurance coverage that would generally enable the Company to recover a portion of any future amounts paid.
7.   Debt
Term Loan
In January 2021, the Company entered into a Credit Agreement with Hayfin Services, LLP for total borrowings of up to $70,000.
The Term Loan has an interest rate equal to the sum of the applicable margin of 6.0% plus the higher of the LIBOR and 1.0%. The applicable margin can go up by 1.0% if the Company elects to make in kind payment of the interest due in the first two years of the loan. The loan is due in five years with provisions for deferral of interest payments and early repayments of the loan.
Immediately upon the consummation of an IPO or acquisition by Special Purpose Acquisition Company (“SPAC”) as defined in the terms of the Credit Agreement, HeartFlow shall repay the Loans in an amount equal to the lesser of (i) the net cash proceeds of such IPO or SPAC in excess of $150,000 and (ii) $35,000.
Any prepayment or repayment of the principal balance of the Term Loan are subject to an exit fee equal to 1.0% if payment is made prior to the second anniversary of the closing date, and 2.0% if repayment or prepayment is made for any reason anytime on or after the second anniversary of the closing date including on the maturity date or otherwise.
HeartFlow can prepay the outstanding principal of the Loans, in whole or in part, upon 5 business days written notice. Any prepayment is subject to an early prepayment fee. Any repayment of the Term Loan prior to the maturity date, including an event of default, is subject to an early prepayment fee equal to: (i) the “make-whole amount” if paid prior to the first anniversary of the closing date; (ii) 5.0% of the principal being repaid after the first anniversary and prior to the second anniversary of the closing date; (iii) 3.0% of the principal being repaid after the second anniversary and prior to the third anniversary of the closing date; and none if prepaid after the third anniversary of the closing date. Make-whole amount equal to the greater of (i) 5.0% of the outstanding principal amount of the Term Loan being repaid or prepaid at such time of determination and (ii) the excess of (a) the present value on the repayment or prepayment date of the sum of (x) 105.0% of the principal amount to be repaid or prepaid as if that amount would otherwise be repaid or prepaid at the expiration of the non-call period (period from the closing date up to but excluding the first anniversary of the closing date), and (y) the amount of all interest which would otherwise have accrued hereunder for the period from the date of such prepayment to the first anniversary of the closing date, assuming an interest rate for such period equal to the sum of the applicable margin of 6.0% plus the greater of (A) 1.0% and (B) the actual LIBOR, computed using a discount rate equal to the Treasury Rate as of such date plus 50 basis points, over (b) the principal amount to be repaid or prepaid.
As of March 31, 2021, the Term Loan had an annual effective interest rate of 9.5% per year.
The Term Loan is collateralized by substantially all of the Company’s assets. The Term Loan Agreement contains customary representations and warranties, covenants, events of default and termination provisions. The financial covenants require that the Company achieve minimum annual revenue thresholds commencing in 2021 and maintain a minimum balance of cash and cash equivalents (see Note 1).
The Company paid $1,929 in fees to the lender and third parties which is reflected as a debt discount or debt issuance costs. Also, the Company issued warrants to the lender for a total of 315,810 common shares. The warrants had a fair value of $4,252 as of the issuance date, which was accounted as debt discount (see Note 9).
Certain prepayment features of the Term Loan, default put option and default interest adjustment features are embedded derivatives requiring bifurcation and separate accounting for at fair value as a single compound derivative, as discussed in Note 10. The derivative liability had a fair value of $2,144 as of the issuance date, which was accounted for as a debt discount (see Note 10). The debt issuance costs and debt discount are being accreted over the life of the Term Loan using the effective interest method.
During the three months ended March 31, 2021, the Company recorded interest expense related to amortization of the debt discount and debt issuance costs of the Term Loan of $357.
Interest expense on the Term Loan was $953 during the three months ended March 31, 2021 and was capitalized in the outstanding principal of Term Loan as of March 31, 2021.
8.   Redeemable Convertible Preferred Stock
Redeemable convertible preferred stock consists of the following (in thousands, except share data):
March 31, 2021	Number of Shares Authorized	Shares Outstanding	Carrying Value	Liquidation Value
Series A	4,082,965	4,082,965	$2,041	$2,041
Series B-1	1,954,846	1,954,846	6,940	6,940
Series B-2	2,848,263	2,848,263	10,111	10,111
Series C-1	8,125,668	8,125,668	74,712	130,635
Series C-2	3,217,766	3,217,766	29,666	46,605
Series D	7,151,873	7,151,873	110,756	110,854
Series E	13,422,649	12,040,980	304,197	$305,018
	40,804,030	39,422,361	$538,423	$612,204
December 31, 2020	Number of Shares Authorized	Shares Outstanding	Carrying Value	Liquidation Value
Series A	4,082,965	4,082,965	$2,041	$2,041
Series B-1	1,954,846	1,954,846	6,940	6,940
Series B-2	2,848,263	2,848,263	10,111	10,111
Series C-1	8,125,668	8,125,668	74,712	129,155
Series C-2	3,217,766	3,217,766	29,666	46,020
Series D	7,151,873	7,151,873	110,756	110,854
Series E	13,422,649	12,040,980	304,197	305,018
	40,804,030	39,422,361	$538,423	$610,139

The holders of redeemable convertible preferred stock have various rights and preference as follows:
Dividends
The holders of Series E redeemable convertible preferred stock are entitled, when and if declared by the Board of Directors of the Company, to noncumulative dividends out of the Company’s assets legally available therefore at the rate of $2.0265 per share per annum. Dividends on Series E redeemable convertible preferred stock shall be payable in preference and prior to any payments of any dividend on Series D, Series C-1, Series C-2, Series B-1, Series B-2 and Series A redeemable convertible preferred stock and common stock.
The holders of Series D redeemable convertible preferred stock are entitled, when and if declared by the Board of Directors of the Company, to noncumulative dividends out of the Company’s assets legally available therefore at the rate of $1.24 per share per annum. Dividends on Series D redeemable convertible preferred stock shall be payable in preference and prior to any payments of any dividend on Series C-1, Series C-2, Series B-1, Series B-2 and Series A redeemable convertible preferred stock and common stock.
The holders of Series C-1 and C-2 redeemable convertible preferred stock are entitled to accrue dividends in preference and priority to any declaration or payment of any distribution on shares of Series A, Series B-1 and Series B-2 redeemable convertible preferred stock, or common stock of the Company in any calendar year. The holders of Series C-1 and C-2 redeemable convertible preferred stock shall be entitled to accrue dividends per annum, out of any assets legally available therefore, at the rate of $0.7384 per share. Series C-1 and C-2 redeemable convertible preferred stock accruing dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative provided, however, that the Company shall be under no obligation to pay such Series C-1 and C-2 preferred accruing dividends until a liquidation event; provided further, that a holder of shares of Series C-1 and C-2 redeemable convertible preferred stock shall automatically forfeit any then accrued but unpaid Series C-1 and C-2 redeemable convertible preferred accruing dividends with respect to such shares upon conversion of such shares into shares of common stock. Payment of any dividends to the holders of Series C-1 and C-2 redeemable convertible preferred stock shall be on a pro rata, pari passu basis based upon the aggregate but unpaid Series C redeemable convertible preferred accruing dividends on the shares of Series C-1 and C-2 redeemable convertible preferred stock held by each such holder. No distributions shall be made with respect to the Series A, Series B-1 and Series B-2 redeemable convertible preferred stock or common stock unless the preferential dividends and all declared or accrued but unpaid dividends on the Series C-1 and C-2 redeemable convertible preferred stock, as applicable, have been paid or set aside for payment to the holders of Series C-1 and C-2 redeemable convertible preferred stock.
The holders of the Company’s Series A, Series B-1 and Series B-2 redeemable convertible preferred stock are entitled, when and if declared by the Board of Directors of the Company, to noncumulative dividends out of the Company’s assets legally available therefore at the rate of $0.030, $0.284 and $0.284 per share per annum, respectively. Dividends on Series B-1 and Series B-2 redeemable convertible preferred stock shall be payable in preference and prior to any payments of any dividend on Series A redeemable convertible preferred stock and common stock. Dividends on Series A redeemable convertible preferred stock shall be payable in preference and prior to any payments of any dividends on common stock. The right to receive dividends on shares of Series A, Series B-1 and Series B-2 redeemable convertible preferred stock shall not be cumulative, and no right to dividends shall accrue to holders of Series A, Series B-1 and Series B-2 redeemable convertible preferred stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series B-1 and Series B-2 redeemable convertible preferred stock shall be on a pro rata, pari passu basis. Payment of any dividends to the holders of Series A redeemable convertible preferred stock shall be on a pro rata, pari passu basis.
At March 31, 2021, no dividends had been declared or paid. However, dividends of $6.66 and $5.07 per share would be paid to the holders of Series C-1 and C-2 redeemable convertible preferred stock, respectively as of March 31, 2021 in the event of a liquidation, dissolution or winding up of the Company, assuming that Series C-1 and C-2 redeemable convertible preferred stock does not convert to common stock prior to conversion. As of March 31, 2021 and December 31, 2020, the total accumulated, but not yet declared or paid, dividends were $72,540 and $70,475, respectively. These amounts were not recorded in the consolidated financial statements as an accrued dividend as such an event was not considered probable to occur.
Liquidation
Upon any liquidation, dissolution or winding up of the Company, the holders of Series E redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series D, Series C-1, Series C-2, Series B-1, Series B-2 and Series A redeemable convertible preferred stock or common stock an amount per share equal to $25.3317 for each outstanding share plus all declared but unpaid dividends, if the shares are not converted to common stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series E redeemable convertible preferred stock are insufficient to permit the payment to such holders, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series E redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After payment of the full Series E redeemable convertible preferred stock preference, the holders of Series D redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series C-1, Series C-2, Series B-1, Series B-2 and Series A redeemable convertible preferred stock or common stock an amount per share equal to $15.50 for each outstanding share plus all declared but unpaid dividends, if the shares are not converted to common stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series D redeemable convertible preferred stock are insufficient to permit the payment to such holders, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After payment of the full Series E and Series D redeemable convertible preferred stock preference, the holders of Series C-1 and C-2 redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series B-1, Series B-2 and Series A redeemable convertible preferred stock or common stock an amount per share equal to $9.23 for each outstanding share plus all accrued but unpaid dividends (if any) on such shares (whether or not declared), if the shares are not converted to common stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series C-1 and C-2 redeemable convertible preferred stock are insufficient to permit the payment to such holders, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C-1 and C-2 redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After payment has been made or set aside of the full Series E, Series D, Series C-1 and Series C-2 redeemable convertible preferred stock preference, the holders of Series B-1 and Series B-2 redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A redeemable convertible preferred stock or common an amount per share equal to $3.55 for each outstanding share plus all declared but unpaid dividends (if any) on such shares of Series B-1 and Series B-2 redeemable convertible preferred stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Series B-1 and Series B-2 redeemable convertible preferred stock are insufficient to permit the payment to such holders, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B-1 and Series B-2 redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After payment has been made or set aside of the full Series E, Series D, Series C-1 and Series C-2, and Series B-1 and Series B-2 redeemable convertible preferred stock preference, the holders of Series A redeemable convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock an amount per share equal to $0.50 plus all declared but unpaid dividends (if any) on such shares of Series A redeemable convertible preferred stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A redeemable convertible preferred stock. If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of Series A redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full Series A preference, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A redeemable convertible preferred stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.
After the payment or setting aside for payment to the holders of redeemable convertible preferred stock of the full Series E preference, full Series D preference, the full Series C-1 and C-2 preference, the full Series B-1 and B-2 preference and the full Series A preference, the entire remaining assets of the Company legally available for distribution shall be distributed pro rata to holders of the common stock of the Company in proportion to the number of shares each such holder is otherwise entitled to receive.
Conversion
The holders of the Series A, Series B-1, Series B-2, Series C-1, Series C-2, Series D and Series E redeemable convertible preferred stock shall have conversion rights as follows:
Each Series A, Series B-1, Series B-2, Series C-1, Series C-2, Series D and Series E redeemable convertible preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate per share (currently $0.50, $3.55, $3.55, $9.23, $9.23, $15.50 and $25.3317, respectively) for such shares prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock, provided that (i) the aggregate gross proceeds to the Company are not less than $100,000, (ii) the offering results in a public float of at least 15.0% of the Company’s issued and outstanding equity, and (iii) the per share price of the shares sold in the public offering shall be no less than $25.3317 per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) (a “Qualified Public Offering”). Each share of Series A, Series B-1 and Series B-2 redeemable convertible preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate for such share upon the written consent of the holders of a majority of the Series A, Series B-1 and Series B-2 redeemable convertible preferred stock (voting as a single class and on an as-converted basis). Each share of Series C-1 and C-2 redeemable convertible preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate for such share upon the written consent of the holders of at least 60.0% of the Series C-1 and C-2 redeemable convertible preferred stock (voting as a single class and on an as-converted basis). Each share of Series D and Series E redeemable convertible preferred stock shall automatically be converted into fully-paid, nonassessable shares of common stock at the then effective conversion rate for such share upon the written consent of the holders of a majority of the Series D and Series E redeemable convertible preferred stock (voting as a single class and on an as-converted basis). Upon a Qualified Public Offering, each series of the outstanding redeemable convertible preferred stock are convertible into the number of shares of common stock determined by dividing the original issue price for the relevant series of redeemable convertible preferred stock by the conversion price for such series. As of December 31, 2020, each series of the outstanding redeemable convertible preferred stock are convertible into shares of common stock on a 1:1 basis.
Voting Rights
The holder of each share of Series A, Series B-1, Series B-2, Series C-1, Series C-2, Series D and Series E redeemable convertible preferred stock is entitled to one vote for each share of common stock into which it could be converted.
9.    Common Stock Warrant Liability
On January 19, 2021, in connection with entering into the Term Loan Agreement, the Company issued Hayfin Services LLP warrants to purchase 315,810 shares of common stock at an exercise price of $0.01 per share.

The Warrant will terminate at the earlier of the ten year anniversary from the issuance date, the closing of the Company’s IPO, special purpose aquisition company combination, or Liquidation of the Company. These warrants have a net exercise provision under which their holders may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the Company’s stock at the time of exercise of the warrants after deduction of the aggregate exercise price. The Warrants contain provisions for adjustment of the exercise price and number of shares issuable upon the exercise of warrants if upon the issuance of next round securities the Warrant is then currently exercisable and the next round price is less than $25.3317 per share (as adjusted for any stock splits, recapitalizations, and the like). In such case, the number of exercise shares shall be increased to equal the quotient obtained by dividing (a) $8,000 by (b) the next round price. The Warrant also has customary antidilution protection provisions.
The common stock warrant liability was valued using the following assumptions under the Black-Scholes option pricing model:
	March 31, 2021	January 19, 2021
Stock price	$15.67	$12.10
Exercise price	$0.01	$0.01
Expected term (in years)	10.0	10.0
Expected volatility	59.8%	60.5%
Weighted average risk-free interest rate	1.7%	1.1%
Dividend yield	—%	—%
As of March 31, 2021, all Warrants remained outstanding.
10.    Derivative Liability
The Term Loan contains certain prepayment features, default put option and default interest adjustment features that were determined to be embedded derivatives requiring bifurcation and separate accounting as a single compound derivative, as discussed in Note 7. The fair value of the derivative liability was recorded at the issuance date as a debt discount and reduction to the carrying value of long-term debt on the consolidated balance sheet. The derivative liability will be remeasured to fair value at each reporting period and the related changes in fair value will be recorded as other income (expense) on the statement of operations. The Company will continue to adjust the derivative liability for changes in fair value until the earlier of the consummation of an IPO or a business combination, in connection with the sale of the Company or repayment of the Term Loan (see Note 7).
Estimating fair values of the derivative liability requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. Since derivative financial instrument is initially and subsequently carried at fair value, the Company’s income will reflect the volatility in these estimate and assumption changes.
Fair value of the derivative liability was estimated using a scenario-based analysis comparing the probability-weighted present value of the Term Loan payoff at maturity with and without the bifurcated features. The Company used the Black-Scholes and Monte-Carlo option pricing models to estimate fair value of the derivative liability because it believes these techniques are reflective of all significant assumption types, and ranges of assumption inputs, that market participants would likely consider in transactions involving compound embedded derivatives. The analysis simulates multiple outcomes over the period to maturity using multiple assumption inputs for the expected period to financing or maturity. The Company’s assumptions used in determining the fair value of the derivative liability as of January 19, 2021 and March 31, 2021 are as follows:

	March 31, 2021	January 19, 2021
Weighted common stock value (minority, non-marketable)	$15.67	$12.10
Debt yield	8.6%	9.2%
Probability of business combination or IPO (with feature)	60.0%	50.0%
Event date of business combination or IPO (with feature)	3/31/2022	12/31/2022
Probability of Default	10.0%	10.0%
Event date of Default	12/31/2022	12/31/2022
Probability to incur new debt	5.0%	—%
Event date to incur new debt	12/31/2022	—
Probability of change of control	3.0%	—%
Event date of change of control	12/31/2022	—
Event date (without feature)	1/19/2026	1/19/2026
Common equity volatility	59.8%	60.5%
Risk-free rate	1.7%	1.1%
Dividend yield	—%	—%
Debt yield — Discount rate that reconciles the total fair value of the warrant and credit agreement with the transaction value of $70,000 on January 19, 2021. Debt yield was adjusted at March 31, 2021 to reflect a change in the credit benchmark for a “CCC” rated obligation.
Expected Volatility — The expected volatility is the class specific volatility, which is estimated using comparable public company volatility for similar expected term and indicated value of related stock class.
Expected Dividend — The Company has never paid dividends and has no plans to pay dividends.
Risk-Free Interest Rate — The risk-free interest rate is interpolated from U.S. Government Constant Maturity Treasury rates for a period corresponding to the expected date of financing or maturity.
11.   Equity Incentive Plan
In 2009, the Company adopted its 2009 Equity Incentive Plan (the “Plan”) which provides for the grant of stock options to the Company’s employees, members of the board of directors and non-employee service providers. Options granted under the Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). ISOs may be granted only to employees. NSOs, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units may be granted to non-employee service providers. The Company reserved 16,416,280 shares for issuance under the Plan.
Options under the Plan has a term of ten years from the grant date. The option exercise price will be determined by the board of directors, but will be no less than 100% of the fair market value per share on the date of grant. In addition, in the case of an ISO granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant. Through March 31, 2021 options granted generally vest over four years with 25% vesting on the first anniversary of the issuance date and 1/48th per month thereafter or vesting monthly in equal installments over four years.
In determining the compensation cost of the option awards, the fair value for each option award has been estimated using the Black Scholes model. The significant assumptions used in these calculations are summarized as follows:
•
Fair value of common stock.    The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s Board of Directors. Because there has been no public market for the common stock, the Board of Directors has determined the fair value of the common stock at the time of grant of the option by considering a valuation performed with the assistance of an unrelated third-party valuation firm as well as a number of objective and subjective factors including valuation of comparable companies, sales of convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, among other factors. The fair value of common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The Backsolve method was used to value total partially-marketable equity. OPM model was used for allocation to common stock in the June 2020 and 2019 valuation.
•
Expected term.    The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding. The Company does not have sufficient historical exercise and post-vesting termination activity to provide accurate data for estimating the expected term of options and has opted to use the “simplified method,” whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option.

•
Expected Volatility.    As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

•
Risk-free interest rate.    The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

•
Expected dividend yield.    The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

The Company recognizes stock-based compensation expense using the straight-line attribution method over the requisite service period, which is usually an option’s vesting term for employees awards or the period when services are performed for non-employees grants. The Company has elected to recognize the actual forfeitures by reducing the stock-based compensation expense in the same period as the forfeitures occur.
Activity under the Company’s stock option plan is set forth below (in thousands, except share and per share data).
	Shares Available for Grant	Number of Shares	Outstanding Awards Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balances as of January 1, 2021	1,283,785	9,641,309	$6.81	$26,672
Options granted	(40,000)	40,000	$9.58
Options exercised	—	(167,419)	$2.63
Options cancelled	1,564,071	(1,564,071)	$9.57
Balances at March 31, 2021	2,807,856	7,949,819	$6.39	$74,145

The following table summarizes information about stock options outstanding as of March 31, 2021 (in thousands, except share and per share data):
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Options outstanding	7,949,819	$6.39	5.12
Options vested and expected to vest	7,949,819	$6.39	5.12
Options vested	6,296,359	$5.55	4.18
The following table summarizes the information about stock options outstanding as of March 31, 2021:
Range of Exercise Prices	Number Outstanding as of 3/31/2021	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Number Exercisable as of 3/31/2021	Weighted Average Exercise Price
$0.82 – $0.82	12,834	0.47	$0.82	12,834	$0.82
$1.24 – $1.24	456,673	0.59	$1.24	456,673	$1.24
$1.70 – $1.70	636,546	2.54	$1.70	636,546	$1.70
$1.88 – $1.88	222,582	1.17	$1.88	222,582	$1.88
$2.06 – $2.06	844,362	3.51	$2.06	844,362	$2.06
$4.20 – $4.20	311,357	3.57	$4.20	311,357	$4.20
$4.24 – $4.24	682,054	5.07	$4.24	682,054	$4.24
$4.31 – $4.31	603,541	6.13	$4.31	575,663	$4.31
$9.58 – $9.58	4,179,870	6.53	$9.58	2,554,288	$9.58
$0.82 – $9.58	7,949,819	5.12	$6.39	6,296,359	$5.55
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the fair value of the Company’s common stock for stock options that were in-the-money at each reporting period. The total intrinsic value of stock options exercised for the three months ended March 31, 2021 and 2020 was $1,730 and $4,777, respectively, and was determined at the date of each stock option exercise.
Cash received from the exercise of stock options for the three months ended March 31, 2021 and 2020 was $439 and $252, respectively.
Stock-Based Compensation
The Company estimated the fair value of stock options using the Black-Scholes option-pricing model using the following weighted-average assumptions for the three months ended March 31, 2021 and 2020:
March 31, 2021	Employees	Non-employees
Expected life (in years)	6	—
Expected volatility	51.0%	—
Risk-free interest rate	0.6%	—
Dividend yield	—%	—

March 31, 2020	Employees	Non-employees
Expected life (in years)	6	4.26
Expected volatility	46.0%	44.0%
Risk-free interest rate	0.7%	1.7%
Dividend yield	—%	—%
Total stock-based compensation expense recognized, before taxes, are as follows (in thousands):
	Three Months Ended March 31,
	2021	2020
Cost of goods revenue	$78	$78
Research and development	278	202
Selling, general and administrative	2,832	2,747
Total stock-based compensation	$3,188	$3,027
During the three months ended March 31, 2021 and 2020, the Company granted stock options to employees and members of the board of directors to purchase 40,000 and 642,800 shares respectively, of common stock with a weighted-average grant date fair value of $6.84 and $4.19 per share, respectively, based on the Black-Scholes Option pricing model. Stock-based compensation expense from grants to employees and directors and non-employees recognized during the three months ended March 31, 2021 and 2020 was $3,188 and $3,027, respectively. As of March 31, 2021 and December 31, 2020, unrecognized stock-based compensation costs from grants to employees totaled $8,595 and $16,218, respectively, and are expected to be recognized over a weighted-average amortization period of 2.49 years and 2.54 years, respectively.
As of March 31, 2021 and December 31, 2020 unrecognized stock-based compensation costs relating to awards granted to non-employees totaled $127 and $182, respectively, and are expected to be recognized over a weighted-average amortization period of 1.34 years and 1.36 years, respectively.
12.    Employee Retirement Plan
In September 2011, the Company established a qualified retirement plan under section 401(k) of the Internal Revenue Code (“IRC”) under which participants may contribute up to 100% of their eligible compensation, subject to maximum deferral limits specified by the IRC. The Company may make matching contributions of up to 4.0% of an employee’s eligible compensation, subject to conditions specified by the IRC. During the three months ended March 31, 2021 and 2020, the Company made matching contributions totaling $103 and $100, respectively.
13.   Income Taxes
The Company did not record a federal or state income tax provision or benefit for the three months ended March 31, 2021 and 2020 as it has incurred net losses since inception. In addition, the net deferred tax assets generated from net operating losses are fully offset by a valuation allowance as the Company believes it is not more likely than not that the benefit will be realized.
The Company accounts for the uncertainty in income taxes by utilizing a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or are expected to be taken on an income tax return. There had been no changes in the estimated uncertain tax benefits recorded as of December 31, 2020.

14.    Basic and Diluted Net Loss per Share
The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except for share and per share amounts):
	Three Months Ended March 31,
	2021	2020
Numerator:
Net loss	$(21,549)	$(18,914)
Adjust: Redeemable convertible preferred stock cumulative and undeclared dividends	(2,065)	(2,088)
Net loss attributable to common stockholders	$(23,614)	$(21,002)
Denominator:
Weighted-average common shares outstanding	13,350,638	11,724,101
Less: Weighted-average shares subject to repurchase	(3,324)	(10,811)
Weighted-average common shares outstanding used to compute basic and diluted net loss per share	13,347,314	11,713,290
Net loss per share attributable to common stockholders, basic and diluted	$(1.77)	$(1.79)
The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have had an antidilutive effect were as follows:
	Three Months Ended March 31,
	2021	2020
Redeemable convertible preferred stock	39,422,361	39,422,361
Options to purchase common stock	7,949,819	10,060,880
Common stock warrants	315,810	—
Unvested early exercised common stock options	2,500	10,000
Total Shares	47,690,490	49,493,241
15.    Segment Reporting
The Company operates in one reportable operating segment; thus, all required financial segment information is included in the consolidated financial statements. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker in order to allocate resources and assess performance. The Company’s chief operating decision maker allocates resources and assesses performance based upon discrete financial information at the consolidated level.
The Company’s revenue is presented on a disaggregated basis in Note 3 by geographical market.
16.    Subsequent Events
On July 15, 2021, HeartFlow Holding, Inc. and Longview Acquisition Corp. II (NYSE: LGV) (“Longview”), a special purpose acquisition company sponsored by affiliates of Glenview Capital Management, LLC (“Glenview”), have entered into a definitive business combination agreement. Upon completion of the proposed transaction, the combined company will operate as HeartFlow Group, Inc. and is expected to be listed on the New York Stock Exchange (“NYSE”) under the symbol “HFLO.” The transaction is expected to provide the combined company with an estimated $400,000 in cash for growth capital, product development and general corporate purposes. The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Longview will be treated as the “acquired” company for accounting purposes and the business combination will be treated as the equivalent of HeartFlow issuing stock for the net assets of Longview, accompanied by a recapitalization. The net assets of Longview will be stated at historical cost, with no goodwill or other intangible assets recorded.

Annex A
Business Combination Agreement

Execution Version
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
LONGVIEW ACQUISITION CORP. II,
HF HALO MERGER SUB, INC.,
AND
HEARTFLOW HOLDING, INC.
DATED AS OF JULY 15, 2021

A-i

A-ii

A-iii

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 15, 2021, is made by and among Longview Acquisition Corp. II, a Delaware corporation (“Longview”), HF Halo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and HeartFlow Holding, Inc., a Delaware corporation (the “Company”). Longview, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, (a) Longview is a blank check company incorporated as a Delaware corporation on October 23, 2020 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Longview that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of Longview, Longview is required to provide an opportunity for its stockholders to have their outstanding Longview Class A Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Longview Stockholder Approval;
WHEREAS, as of the date of this Agreement, Longview Investors II LLC, a Delaware limited liability company (the “Sponsor”), and the Other Class B Stockholders collectively own 17,250,000 shares of Longview Class B Common Stock;
WHEREAS, concurrently with the execution of this Agreement, the Sponsor and its affiliates are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Company, pursuant to which the Sponsor and such affiliates have agreed (a) to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (b) not effect any sale or distribution of any Equity Securities of Longview held by such stockholders and (c) not to redeem any of the Equity Securities of Longview such stockholder owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;
WHEREAS, in connection with the Merger, Longview shall adopt, subject to obtaining Longview Stockholder Approval, an amended and restated certificate of incorporation, substantially in a form to be agreed upon between Longview and the Company (the “Longview Certificate of Incorporation”), and bylaws, substantially in a form to be agreed upon between Longview and the Company (the “Longview Bylaws”);
WHEREAS, in connection with the Merger, immediately prior to the Effective Time, Longview may issue additional shares of Longview Class A Common Stock (the “Forward Purchase Shares”), pursuant to the terms of the Forward Purchase Agreement;
WHEREAS, on the Closing Date, (a) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of Longview and (b) each share of Company Stock will be automatically converted as of the Effective Time into the right to receive New Longview Common Stock, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, promptly after the execution of this Agreement, each Company Stockholder listed on Schedule A attached hereto (collectively, the “Supporting Company Persons”) will deliver to Longview a duly executed transaction support agreement, substantially in the form attached hereto as Exhibit A (collectively, the “Transaction Support Agreement”), pursuant to which, among other things, each such Supporting Company Person will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) not effect any sale or distribution of any Equity Securities of the Company held by such stockholders subject to the terms described therein and (c) take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing;
WHEREAS, promptly after the execution of this Agreement, Longview, the Sponsor, the Supporting Company Persons and certain other parties thereto will enter into an investors’ rights agreement, substantially in the form attached hereto as Exhibit B (the “Investors’ Rights Agreement”), pursuant to which, among other things, Longview has agreed to provide certain registration rights with respect to certain securities of Longview, on the terms and subject to the conditions therein;
WHEREAS, the Longview Board has (a) approved this Agreement, the Ancillary Documents to which Longview is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of Longview Common Stock entitled to vote thereon;
WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, Longview, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);
WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Stock entitled to vote thereon; and
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.
“Additional Longview SEC Reports” has the meaning set forth in Section 4.7.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Closing FPA Proceeds” means the aggregate cash proceeds actually received by any Longview Party in respect of the Forward Purchase Agreement (whether prior to or on the Closing Date).
“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to any Longview Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Longview Stockholder Redemptions and the distribution of the Return of Capital Distribution Amount, but before giving effect to the consummation of the Closing, the satisfaction of any Repurchase Payments and the payment of the Unpaid Longview Expenses), and (ii) the Aggregate Closing FPA Proceeds.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.
“Allowed Awards” has the meaning set forth in Section 5.1(b)(vii).
“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).
“Ancillary Documents” means the Sponsor Support Agreement, the Investors’ Rights Agreement, the Transaction Support Agreement, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.
“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.
“Business Combination Proposal” has the meaning set forth in Section 5.8.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and the Governmental Entities in the State of Delaware are open for the general transaction of business, provided that banks and the Governmental Entities shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) and such Governmental Entities’ online filing system are open for use by customers on such day.
“Business Intellectual Property” means all Intellectual Property Rights that are owned, purported to be owned, used, or held for use by any Group Company.
“Card Association” means VISA U.S.A., Inc. and Visa International, Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche, PayPal and any other card association, debit card network or similar entity and any legal successor organizations or association of any of them.
“Card Association Rules” means the rules, regulations, bylaws, standards, policies, and procedures of the Card Associations, including with respect to the processing of payment card information, the Payment Card Industry Data Security Standards (PCI-DSS), the Payment Application Data Security Standards (PA-DSS).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation or executive order or executive memo relating to the COVID-19, as well as any applicable guidance issued thereunder or relating thereto (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent legislation intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.
“Certificate of Merger” has the meaning set forth in Section 2.1(d)(ii).
“Certificates” has the meaning set forth in Section 2.1(d)(viii).
“Closing” has the meaning set forth in Section 2.2.
“Closing Company Audited Financial Statements” has the meaning set forth in Section 3.4(b).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, and the regulations promulgated thereunder.
“Company” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“Company Common Stock” means shares of common stock, par value $0.001 per share, of the Company designated as “Common Stock” pursuant to the Certificate of Incorporation of the Company.
“Company D&O Persons” has the meaning set forth in Section 5.16(a).
“Company D&O Tail Policy” has the meaning set forth in Section 5.16(c).
“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Longview by the Company on the date of this Agreement.
“Company Equity Plan” means the Company’s Amended and Restated 2009 Equity Incentive Plan.
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Longview Expenses.
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a) (other than the last sentence thereof), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).
“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, purported to be owned, used, licensed or leased by a Group Company.
“Company Licensed Intellectual Property” means all Business Intellectual Property other than Company Owned Intellectual Property.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) has a material adverse effect on the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Longview (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.1(a) to the extent it relates to such representations and warranties), (viii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s compliance therewith) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.
“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).
“Company Option” means, as of any determination time, each option to purchase Company Common Stock that is outstanding and unexercised, granted under the Company Equity Plan.
“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies (including the Company Registered Intellectual Property and all Software incorporated in, or otherwise provided to customers with, any Company Product, other than Public Software, Off-the-Shelf Software, and Software used by the Company pursuant to an IP License).
“Company Preferred Stock” means Company Series A Preferred Stock, Company Series B-1 Preferred Stock, Company Series B-2 Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series E Preferred Stock.
“Company Product” means the Company’s “HeartFlow Analysis platform technology,” the “HeartFlow FFRCT Analysis,” “HeartFlow Planner” and the related software products that are being researched, tested, developed or manufactured by or on behalf of the Group Companies.
“Company Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Company Related Party” has the meaning set forth in Section 3.19.
“Company Related Party Transactions” has the meaning set forth in Section 3.19.
“Company Series A Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series A Preferred Stock” pursuant to the Certificate of Incorporation of the Company.
“Company Series B-1 Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-1 Preferred Stock” pursuant to the Certificate of Incorporation of the Company.
“Company Series B-2 Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series B-2 Preferred Stock” pursuant to the Certificate of Incorporation of the Company.
“Company Series C Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series C Preferred Stock” pursuant to the Certificate of Incorporation of the Company.
“Company Series D Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series D Preferred Stock” pursuant to the Certificate of Incorporation of the Company.
“Company Series E Preferred Stock” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Series E Preferred Stock” pursuant to the Certificate of Incorporation of the Company.
“Company Stock” means shares of Company Common Stock and Company Preferred Stock.
“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(b).
“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.14(b).
“Company Stockholders” means, collectively, the holders of Company Stock as of any determination time prior to the Effective Time.
“Company Stockholders Agreements” means (i) the Amended and Restated Investors’ Rights Agreement, dated as of November 20, 2017, by and among the Company and the Company Stockholders party thereto, as amended by the First Amendment thereto, dated as of March 28, 2018, (ii) the Amended and Restated Voting Agreement, dated as of November 20, 2017, by and among the Company and the Company Stockholders party thereto, as amended by the First Amendment thereto, dated as of March 28, 2017, and (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 20, 2017, by and among the Company and the Company Stockholders party thereto.
“Company Warrant” means that certain Warrant, dated January 19, 2021, by and between Hayfin Tourmaline Luxco S.a.r.l. (“Hayfin”) and the Company (as the assign of HeartFlow, Inc.), entitling Hayfin or its permitted assignee to purchase up to three hundred fifteen thousand eight hundred ten (315,810) shares of the Company Common Stock at the price of $0.01 per share, subject to adjustments pursuant to the terms thereof.
“Confidentiality Agreement” means the confidentiality letter agreement, dated as of May 10, 2021, by and between the Company and Longview.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Continental” means Continental Stock Transfer & Trust Company.
“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemic or disease outbreaks.
“Creator” has the meaning set forth in Section 3.13(e).
“DGCL” has the meaning the General Corporation Law of the State of Delaware.
“Directors Proposal” has the meaning set forth in Section 5.8.
“Dissenting Shares” has the meaning set forth in Section 2.7.
“Effective Time” has the meaning set forth in Section 2.1(d)(ii).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, is a party to or under or with respect to which any Group Company has any Liability, whether written or unwritten, other than any plan sponsored or maintained by a Governmental Entity.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.
“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.5(a).
“Exchange Fund” has the meaning set forth in Section 2.5(c).
“Excluded Options” means any Company Options subject to Repurchase Agreements that are effective as of the Effective Time.
“Excluded Shares” means any Dissenting Shares and any shares of Company Stock subject to Repurchase Agreements that are effective as of the Effective Time.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“FDA Law” means all Laws applicable to the Company’s business related to the development, testing, investigation, manufacture, distribution, sale, labeling, promotion, export, import, safety, and effectiveness of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et. Seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated by FDA thereunder as applicable, including but not limited to the Quality System Regulation at 21 C.F.R. Part 820, the investigational device and Good Clinical Practice regulations at 21 C.F.R. Parts 11, 50, 54, 56, and 812, the registration, listing, and premarket notification regulations at 21 C.F.R. Part 807, the Good Laboratory Practice regulations at 21 C.F.R. Part 58, the Medical Device Reporting regulations at 21 C.F.R. Part 803, and the Reports of Corrections and Removals regulations at 21 C.F.R. Part 806; and (d) all state, federal, or foreign Laws comparable to any of the foregoing.
“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including state Medicaid programs, state CHIP programs, TRICARE, Medicaid managed care and similar or successor programs with or for the benefit of any Governmental Entity.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.
“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of March 18, 2021, by and between Longview, Glenview Capital Management, LLC and the purchaser parties thereto, as amended pursuant to Amendment Number 1 to such agreement, dated on or about the date hereof, and as otherwise may be further amended in accordance with its terms.
“Forward Purchase Shares” has the meaning set forth in the recitals to this Agreement.
“Fraud” means an act or omission by a Party, and requires, as finally determined by a court of competent jurisdiction: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Document Proposals” has the meaning set forth in Section 5.8.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.
“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).
“Governmental Program” means any health care reimbursement program funded, in whole or in part, by a Governmental Entity of the United States or any State, under which any Group Company has received or is receiving reimbursement for the provision of medical services, including any Federal Health Care Program and such other similar federal, state or local reimbursement or governmental programs for which a Group Company is eligible and in which such Group Company participates.
“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.
“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.
“Health Care Law” means all Laws relating to healthcare regulatory matters applicable to the business of any Group Company, including: (a) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient inducements, patient referrals, or provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state fraud and abuse laws, (b) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of information or Personal Data, (c) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, (d) the licensure, permitting, registration or regulation of healthcare providers, manufacturers, distributors, retailers, suppliers, professionals, facilities or payors, (e) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other third party payor programs which are sponsored or maintained by a Governmental Entity (f) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (g) the provision of free or discounted care or services; (h) the CARES Act; (i) medical devices, medical equipment and medical supplies; (j) independent diagnostic testing facilities, related billing and reimbursement, anti-markup Laws and related conditions of participation; (k) the so-called federal “sunshine” law or Open Payments (42 U.S.C. § 1320a-7h) and applicable state Laws regulating or requiring reporting of interactions between pharmaceutical and/or medical device manufacturers and members of the healthcare industry; and (l) any other Laws that govern the health care industry or relationships among providers, suppliers, distributors, manufacturers and patients.
“Healthcare Professional” means any Person who (a) is licensed or authorized to engage in the delivery of dental, medical or other professional healthcare services and (b) provides such services for or on behalf of the Group Companies.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of the time of determination, without duplication, with respect to a Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Inbound Licenses” has the meaning set forth in Section 3.7(a)(vi).
“Intellectual Property Rights” means all intellectual property rights of every kind and nature, however denominated throughout the world, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, renewals and extensions of any of the foregoing, and priority rights relating to any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, rights of publicity, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, semiconductor layouts, mask files, drawings, and manufacturing processes, whether patentable or not (collectively, “Trade Secrets”); (e) Internet domain names and social media accounts and handles (collectively, “Internet Assets”); (f) database rights, data, rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world, the right to bring suit and recover damages for past infringement, dilution, misappropriation or violation, and any right arising under any Contract relating to any of the foregoing.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Internet Assets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Investment Company Act” means the Investment Company Act of 1940.
“IP Licenses” has the meaning set forth in Section 3.7(a)(vi).
“IPO” has the meaning set forth in Section 9.18.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).
“Latest Balance Sheet Date” the date of the Latest Balance Sheet.
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of Longview and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“Longview” has the meaning set forth in the introductory paragraph to this Agreement.
“Longview Acquisition Proposal” means any proposal or offer from a Person or a “group” (as defined in the Exchange Act) relating to (a) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of (i) Longview or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of Longview or any of its controlled Affiliates, (b) a business combination between Longview or any of its controlled Affiliates and any other Person(s) (in the case of each of subsection (a) and (b), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) any equity or similar investment in Longview or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Longview Acquisition Proposal.
“Longview Board” means the board of directors of Longview.
“Longview Board Recommendation” has the meaning set forth in Section 5.8.
“Longview Bylaws” has the meaning set forth in the recitals to this Agreement.

“Longview Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.
“Longview Class A Common Stock” means Longview’s Class A common stock, par value $0.0001 per share.
“Longview Class B Common Stock” means Longview’s Class B common stock, par value $0.0001 per share.
“Longview Common Stock” means, (i) prior to the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(b), Longview Class A Common Stock and Longview Class B Common Stock, and (ii) at and after the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(b), New Longview Common Stock.
“Longview D&O Persons” has the meaning set forth in Section 5.15(a).
“Longview Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Longview on the date of this Agreement.
“Longview Employee Stock Purchase Plan” has the meaning set forth in Section 5.19.
“Longview Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a Longview Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Longview Party, (b) amounts due to the underwriters of Longview’s initial public offering for their deferred underwriting commissions and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Longview Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Longview Expenses shall not include any Company Expenses.
“Longview Financial Statements” means all of the financial statements of Longview included in the Longview SEC Reports.
“Longview Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Longview Parties).
“Longview Incentive Equity Plan” has the meaning set forth in Section 5.19.
“Longview Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the Longview Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Longview Liabilities shall not include any Longview Expenses.
“Longview Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Longview Parties, taken as a whole, or (b) has a material adverse effect on the ability of any Longview Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Longview Material Adverse Effect has occurred or would reasonably be expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any official interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Longview Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Longview Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto, (vii) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the company (provided that the exception in the clauses (vi) and (vii) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (viii) any failure by any Longview Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (ix)), or (ix) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to or arise out of epidemics or pandemics (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or Longview’s compliance therewith)) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v), (viii) or (ix) may be taken into account in determining whether an Longview Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a material and disproportionate adverse effect on the Longview Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the Longview Parties operate.
“Longview Non-Party Affiliates” means, collectively, each Longview Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Longview Related Party (other than, for the avoidance of doubt, any Longview Party).
“Longview Parties” means, collectively, Longview and Merger Sub.
“Longview Record Holders” has the meaning set forth in Section 2.1(a).
“Longview Related Parties” has the meaning set forth in Section 4.12.
“Longview Related Party Transactions” has the meaning set forth in Section 4.12.
“Longview SEC Reports” has the meaning set forth in Section 4.7.
“Longview Stockholder Approval” means, collectively, the Required Longview Stockholder Approval and the Other Longview Stockholder Approval.
“Longview Stockholder Redemption” means the right of the holders of Longview Class A Common Stock to redeem all or a portion of their Longview Class A Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Longview.
“Longview Stockholders Meeting” has the meaning set forth in Section 5.8.
“Longview Warrants” means each warrant to purchase one share of Longview Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Stockholder).
“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Customer” has meaning set forth in Section 3.24.
“Material Permits” has the meaning set forth in Section 3.6.
“Material Vendor” has meaning set forth in Section 3.24.
“Merger” has the meaning set forth in the recitals to this Agreement.
“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA or Section 1301(a)(3) of the Code.
“New Longview Common Stock” means, at and after the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(b), Longview’s common stock, par value $0.0001 per share. For the avoidance of doubt, each share of Longview Class A Common Stock (including each share issued or issuable upon conversion of the Longview Class B Common Stock) shall be reclassified to New Longview Common Stock in connection with the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(b).
“Newco” has the meaning set forth in Section 5.5(a)(i).
“Non-Party Affiliate” has the meaning set forth in Section 9.13.
“NYSE” means the New York Stock Exchange.
“NYSE Proposal” has the meaning set forth in Section 5.8.
“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time total payment of less than $100,000 or an ongoing payment of less than $25,000 per year in the aggregate.
“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“Other Class B Stockholders” means, collectively, Westley Moore, Shalinee Sharma and Brian Zied.
“Other Longview Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Longview Common Stock entitled to vote thereon, whether in person or by proxy at the Longview Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Longview and applicable Law.
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Outbound Licenses” has the meaning set forth in Section 3.7(a)(vi).
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Financial Statements” has the meaning set forth in Section 5.18(a).
“Permits” means any approvals, authorizations, clearances, accreditations, certifications, licenses, registrations, permits or certificates of a Governmental Entity.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (d) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (f) in the case of the Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (g) Liens that secure obligations that are reflected as liabilities on the Financial Statements or Liens the existence of which is referred to in the notes to the Financial Statements, (h) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (i) grants by any Group Company of non-exclusive rights in Company Owned Intellectual Property to customers in connection with the sale or provision of any Group Company’s products or services in the ordinary course of business consistent with past practice, and (j) Liens incurred in connection with activities permitted under Section 5.1 hereof.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“Personal Data” means any data or information relating to an identified natural person, or from which an individual may be identified, that is regulated by the Privacy Obligations, including “Protected Health Information” as defined by HIPAA.
“Pre-Closing Longview Holders” means the holders of Longview Common Stock at any time prior to the Effective Time.
“Privacy Compliance Dates” has the meaning set forth in Section 3.20(a).
“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.
“Privacy Obligations” means applicable Laws (including but not limited to the California Consumer Privacy Act (“CCPA”), the General Data Protection Regulation (“GDPR”), the Personal Information Protection and Electronic Documents Act (“PIPEDA”), and the Act on the Protection of Personal Information (“APPI”)), contractual obligations, self-regulatory standards (including but not limited to the Card Association Rules), or written policies or terms of use of the Group Companies that are related to privacy, information security, data protection or the Processing of Personal Data, in each case as and to the extent applicable to the operation of the business.
“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the receipt, access, acquisition, collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction, or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 9.18.
“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement such that any Software using, linked with, incorporating, distributed with or derived from such Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
“Public Stockholders” has the meaning set forth in Section 9.18.
“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.
“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Longview.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“Repurchase Agreements” means the repurchase agreements entered into by the Company prior to the Effective Time pursuant to which the Company may, in its sole discretion, repurchase Company Stock or Company Options from one or more holders thereof, each of which agreements shall be in a form and substance satisfactory to Longview.
“Repurchase Payments” means the aggregate purchase price to be paid by the Company pursuant to the Repurchase Agreements outstanding at the Effective Time.
“Required Longview Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Longview Common Stock entitled to vote thereon, whether in person or by proxy at the Longview Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of Longview and applicable Law.
“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, and the Governing Document Proposals.
“Return of Capital Distribution Amount” means an amount, not less than zero, equal to (a) $91,000,000, less (b) the aggregate dollar amount to be paid by Longview in connection with the Longview Stockholder Redemptions to the extent such Longview Stockholder Redemptions are in excess of $25,000,000.
“Reverse Stock Split” means a reverse split of Longview Class A Common Stock to be effected immediately following the effectiveness of the Longview Stockholder Redemptions, but immediately prior to any purchase of shares pursuant to the Forward Purchase Agreement and the Closing (including any conversion of Longview Class B Common Stock in connection therewith). For avoidance of doubt, the Reverse Stock Split shall not have any impact on Longview Class B Common Stock (which shall be converted to Longview Class A Common Stock in accordance with Section 2.1(d)(vii)).
“Rollover Awards” has the meaning set forth in Section 2.4(a).
“Rollover Option” has the meaning set forth in Section 2.4(a).
“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Disclosure Schedules and the Longview Disclosure Schedules.
“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.
“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“Security Breach” means any of the following to the extent they created a real risk of significant harm to an individual, compromised the security, confidentiality, or integrity or loss of, computerized data that results in, or there is a reasonable basis to conclude has resulted in the unauthorized acquisition of Sensitive Data or access to Sensitive Data for an unauthorized purpose, or in excess of authorization: (i) unauthorized acquisition, access, loss, interruption of access, misuse (by any means), alteration, modification, theft, corruption, or other unauthorized Processing of Personal Data or Sensitive Data (including as a result of denial-of-service or ransomware attacks); (ii) inadvertent, unauthorized or unlawful Processing, sale, or rental of Personal Data or Sensitive Data; (iii) other act or omission that compromises the security, integrity, availability or confidentiality of Personal Data or Sensitive Data; or (iv) other unauthorized access to, use of, or interruption of any information systems, including any phishing, ransomware or other cyberattack.
“Sensitive Data” means (a) all Personal Data that is subject to a Privacy Obligation and (b) other confidential or proprietary business information or trade secret information.
“Signing Filing” has the meaning set forth in Section 5.4(b).
“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or firmware, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (c) all specifications, designs, and documentation, including user manuals and other training documentation, related to any of the foregoing.
“Sponsor” has the meaning set forth in the recitals to this Agreement.
“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Supporting Company Persons” has the meaning set forth in the recitals to this Agreement.
“Surviving Company” has the meaning set forth in Section 2.1(d)(i).
“Surviving Company Common Stock” has the meaning set forth in Section 2.1(d)(vi).
“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity.
“Termination Date” has the meaning set forth in Section 8.1(d).
“Third-Party Payors” means all Governmental Programs and all other governmental insurance programs and private, non-governmental insurance and managed care programs.
“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights” in this Section 1.1.
“Transaction Litigation” has the meaning set forth in Section 5.2(d).
“Transaction Proposals” has the meaning set forth in Section 5.8.
“Transaction Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the Latest Balance Sheet Date and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the Longview Common Stock to be issued in respect of or that will become subject to the Rollover Awards at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Transaction Payments.
“Transaction Support Agreement” has the meaning set forth in the recitals to this Agreement.
“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.14(a).
“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date.
“Trust Account” has the meaning set forth in Section 9.18.
“Trust Account Released Claims” has the meaning set forth in Section 9.18.
“Trust Agreement” has the meaning set forth in Section 4.8.
“Trustee” has the meaning set forth in Section 4.8.
“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid Longview Expenses” means the Longview Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid Longview Liabilities” means the Longview Liabilities as of immediately prior to the Closing.
“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.
“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest by its terms as in effect as of the date hereof solely as a result of the consummation of the Merger.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of March 18, 2021, by and between Longview and the Trustee.
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
ARTICLE 2
MERGER
Section 2.1   Closing Transactions.   On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:
(a)   Reverse Stock Split; Return of Capital Distribution Amount.   On the Closing Date, immediately following the effectiveness of the Longview Stockholder Redemptions, but prior to the Effective Time, Longview shall take the following actions: (i) cause the Reverse Stock Split to be effective and (ii) immediately thereafter, set a record date for a distribution to its stockholders as of such time (the “Longview Record Holders”) pursuant to which Longview will distribute to such Longview Record Holders the Return of Capital Distribution Amount on a pro rata basis. The amount of the Reverse Stock Split will be determined by Longview and shall cause the outstanding number of shares of Longview Class A Common Stock to be the same number of shares of Longview Class A Common Stock that would be outstanding at such time, had the original initial public offering of Longview (after the exercise of any over-allotment option) been for an amount of shares equal to (i) 69,000,000 minus (ii) (x) the Return of Capital Distribution Amount, divided by (y) $10.00. The Return of Capital Distribution Amount will be paid by Longview immediately following the Closing. For the avoidance of doubt, the Longview Record Holders entitled to participate in such distribution shall be the stockholders of Longview prior to the Closing, but after the closing of the Longview Stockholder Redemptions.
(b)   Governing Documents.   On the Closing Date at the Effective Time, (i) the Governing Documents of Longview shall be amended and restated to be the Longview Certificate of Incorporation and the Longview Bylaws and (ii) Longview’s name shall be changed to “HeartFlow Group, Inc.”. For the avoidance of doubt, on the Closing Date prior to the Effective Time, each issued and outstanding unit of Longview that has not been previously separated into the underlying Longview Class A Common Stock and underlying Longview Warrants shall be cancelled and entitle the holder thereof to one share of Longview Class A Common Stock and one-fifth of one Longview Warrant.
(c)   Automatic Conversion.   On the Closing Date, immediately prior to the Effective Time, each share of Company Preferred Stock issued and outstanding as of such time shall automatically convert into one (1) share of Company Common Stock. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(d)   The Merger.
(i)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).
(ii)   At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Longview (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Longview and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
(iii)   The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.
(iv)   At the Effective Time, the Governing Documents of the Company shall be the Governing Documents of the Surviving Company.
(v)   At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.
(vi)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.001, of the Surviving Company (each such share, a share of “Surviving Company Common Stock”).
(vii)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Longview Class B Common Stock issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one share of New Longview Common Stock.
(viii)   At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c) or pursuant to the terms of the Company Warrant, but excluding any Excluded Shares) shall be automatically canceled and extinguished and converted into the right to receive 3.523 shares of New Longview Common Stock. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), evidencing ownership of such Company Stock and such Company Stock held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Stock except as otherwise expressly provided for herein or under applicable Law.
(e)   At the Effective Time, the Company will cause the Repurchase Payments to be made, and each of the transactions contemplated by the Repurchase Agreements to be completed such that any shares of Company Stock or Company Options that are the subject of such Repurchase Agreements shall no longer be outstanding and shall automatically be canceled, extinguished and retired, and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under any agreement or plan relating to such securities.
Section 2.2   Closing of the Transactions Contemplated by this Agreement.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.4 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Articles 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Longview and the Company may agree in writing.
Section 2.3   Allocation Schedule.   No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Longview an allocation schedule (the “Allocation Schedule”) setting forth (a) the number and class of Company Stock held by each Company Stockholder, (b) the number of Company Stock subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time and the exercise price thereof, (c) the number of New Longview Common Stock and Rollover Awards to be allocated to each holder at the Effective Time and (d) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b) and (c) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(b).   The Company will review any comments to the Allocation Schedule provided by Longview or any of its Representatives and consider in good faith any reasonable comments proposed by Longview or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Longview Common Stock that each Company Stockholder will have a right to receive pursuant to Section 2.1(d)(viii) will be rounded down to the nearest whole share and (B) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreements, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.1(b)).
Section 2.4   Treatment of Company Options.
(a)   At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.1(b)), all Company Options outstanding immediately prior to the Effective Time (whether a Vested Company Option or an Unvested Company Option) (other than Excluded Options) shall cease to represent the right to purchase Company Common Stock and shall become an option to purchase a number of shares of New Longview Common Stock under the Longview Incentive Equity Plan equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by 3.523, rounded down to the nearest whole share (each, a “Rollover Option”) at an exercise price per share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by 3.523, rounded up to the nearest whole cent. Each Rollover Option shall be granted under the Longview Incentive Equity Plan but shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, subject to the adjustments required by this Section 2.4(a) after giving effect to the Merger and except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement or (ii) such other immaterial administrative or ministerial changes as the Longview Board (or the compensation committee of the Longview Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.
(b)   At the Effective Time, the Company Equity Plan shall terminate without any further obligations or Liabilities to the Company or any of its Affiliates (including, for the avoidance of doubt, Longview), except as otherwise provided for in Section 2.4(a), and each Company Option (whether a Vested Company Option or an Unvested Company Option) shall no longer be outstanding and shall automatically be canceled, extinguished and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan or any underlying grant, award, or similar agreement, except as otherwise expressly provided for in Section 2.4(a).
(c)   Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan, under the underlying grant, award or similar agreement or otherwise to give effect to the provisions of this Section 2.4.   No less than five (5) business days prior to Closing, the Company shall provide to Longview copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be adopted in good faith.
Section 2.5   Deliverables.
(a)   As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Longview shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Stock and the Company Common Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c)), in either case, for the Longview Common Stock issuable in respect of such Company Common Stock pursuant to Section 2.1(d)(viii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Longview and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Longview shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Longview and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).
(b)   At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.
(c)   At the Closing, immediately upon the filing of the Longview Certificate of Incorporation pursuant to Section 2.1(a), Longview shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Longview Common Stock in book-entry form representing the Longview Common Stock issuable pursuant to Section 2.1(d)(viii) in exchange for the Company Common Stock outstanding immediately prior to the Effective Time (including for the avoidance of doubt shares of Company Common Stock issued upon the conversion of Company Preferred Stock pursuant to Section 2.1(c)). All shares in book-entry form representing the Longview Common Stock issuable pursuant to Section 2.1(d)(viii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.
(d)   Each Company Stockholder whose Company Common Stock have been converted into the right to receive Longview Common Stock pursuant to Section 2.1(d)(viii) shall be entitled to receive the Longview Common Stock to which he, she or it is entitled on the date provided in Section 2.5(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Common Stock held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.
(e)   If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.5(d) (i) at least one Business Day prior to the Closing Date, then Longview and the Company shall take all necessary actions to cause the applicable Longview Common Stock to be issued to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Longview and the Company (or the Surviving Company) shall take all necessary actions to cause the applicable Longview Common Stock to be issued to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.
(f)   If any Longview Common Stock is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable Longview Common Stock that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Stock in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.
(g)   No interest will be paid or accrued on the Longview Common Stock. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each share of Company Common Stock shall solely represent the right to receive the Longview Common Stock to which such share of Company Common Stock is entitled to receive pursuant to Section 2.1(d)(viii).

(h)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Stock that were outstanding immediately prior to the Effective Time.
(i)   Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Longview or as otherwise instructed by Longview, and any Company Stockholder who has not exchanged his, her or its Company Common Stock for the applicable Longview Common Stock in accordance with this Section 2.5 prior to that time shall thereafter look only to Longview for the issuance of the applicable Longview Common Stock, without any interest thereon. None of Longview, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Longview Common Stock remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Longview free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.6   Withholding.   Longview, the Group Companies, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than in respect of any compensatory payment subject to payroll withholding, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
Section 2.7   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive Longview Common Stock, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive Longview Common Stock upon the terms and conditions set forth in this Agreement applicable to holders that have not properly demanded appraisal rights. The Company shall give Longview prompt notice (and in any event within two Business Days) of any demands received by the Company for appraisal of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Longview shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Longview, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Longview Parties as follows:
Section 3.1   Organization and Qualification.
(a)   Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b)   True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to Longview, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of any of the Company Stockholders Agreements.
(c)   Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section 3.2   Capitalization of the Group Companies.
(a)   Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Stock are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Options set forth on Section 3.2(a) of the Company Disclosure Schedules or the Allowed Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Each Company Option has been granted in compliance with or is exempt from Section 409A of the Code, and each Company Option that is an “incentive stock option” within the meaning of Section 422 of the Code complies with Sections 422 of the Code; and in connection therewith, the exercise price of each Company Option is no less than the fair market value of the Common Stock at such Company Option’s date of grant.
(b)   The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.
(c)   Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any

Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.
(d)   None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.
(e)   Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
(f)   Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Transaction Payments of the Group Companies.
Section 3.3   Authority.   The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 3.4   Financial Statements; Undisclosed Liabilities.
(a)   The Company has made available to Longview a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended, (ii) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2020 and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the twelve-month period then ended, and (iii) the unaudited consolidated balance sheets of the Group Companies as of March 31, 2021 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the three-month period then ended (clauses (i), (ii) and (iii), collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.
(b)   The audited consolidated balance sheets of the Group Companies as of December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the period then ended (the “Closing Company Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.18, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(c)   Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) set forth in Section 3.4(c) the Company Disclosure Schedules, (v) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, or (vi) for Liabilities that would not have a Company Material Adverse Effect, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
(d)   The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.
(e)   Except as set forth in Section 3.4(e) of the Company Disclosure Schedule and to the Company’s knowledge, in the last three (3) years, no Group Company has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.
Section 3.5   Consents and Requisite Governmental Approvals; No Violations.
(a)   Assuming the truth and completeness of the representations and warranties of Longview contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Sections 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b)   Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.
Section 3.6   Permits.   Each of the Group Companies has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted. Except as would not have a Company Material Adverse Effect, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.
Section 3.7   Material Contracts.
(a)   Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which, as of the date of this Agreement, a Group Company is a party or any properties and assets of the Company are bound (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):
(i)   any Contract with any Material Customer or Material Vendor;
(ii)   any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company, in each case, in an amount in excess of $1,000,000;
(iii)   any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;
(iv)   any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $1,000,000;
(v)   any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $1,000,000 over the life of the Contract;
(vi)   any Contract (A) with respect to Company Licensed Intellectual Property (other than licenses to Off-the-Shelf Software and licenses to Public Software) (collectively, the “Inbound Licenses”) and (B) under which any Group Company grants to any third party a license or any other right to any Company Owned Intellectual Property, other than non-exclusive licenses granted to customers in connection with the sale or provision of a Group Company’s products or services in the ordinary course of business (collectively, the “Outbound Licenses”, and together with the Inbound Licenses, the “IP Licenses”);
(vii)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions, (C) contains any other provisions restricting or purporting to restrict in any material respect the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer or (D) limits or purports to limit any Group Company’s ability to use or enforce any Company Owned Intellectual Property, including, in each case, any non-competition, settlement, coexistence, or standstill agreements;
(viii)   any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of $1,000,000 annually;

(ix)   any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;
(x)   any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;
(xi)   any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;
(xii)   any Contract with any Person (A) pursuant to which any Group Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property;
(xiii)   any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xiv)   any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $1,000,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company;
(xv)   any other Contract the performance of which requires annual payments to or from any Company Group in excess of $1,000,000 and that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;
(xvi)   any Contract with a Third Party Payor; and
(xvii)   any Contract with a Governmental Entity.
(a)   Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date or except as would not reasonably be expected to be material to the Group Companies, (i) each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto, have not materially breached or defaulted under any Material Contract, and (iii) there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by any Group Company or, to the knowledge of the Company, any other party. No Group Company has received any written notice that any Person intends to terminate, cancel, or not renew any Material Contract. Except as would not reasonably be expected to be material to the Group Companies, the consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any Material Contract, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.
Section 3.8   Absence of Changes.   During the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Longview if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix) or Section 5.1(b)(x).

Section 3.9   Litigation.   As of the date of this Agreement, there is (and since December 31, 2019 there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.
Section 3.10   Compliance with Applicable Law.   Each Group Company (a) conducts (and since December 31, 2019 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.11   Employee Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided Longview with true and complete copies of the documents pursuant to which the plan is maintained, funded and administered (or if such Employee Benefit Plan is unwritten, a description of its material terms) together with the most recent opinion or determination letter received from the IRS or U.S. Department of Labor relating to such Employee Benefit Plan received and any non-routine or material correspondence received with respect to any such Employee Benefit Plan with any Governmental Entity in the last three (3) years.
(b)   Each Employee Benefit Plan has been established, funded, operated and administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including ERISA and the Code. No Employee Benefit Plan is subject to Title IV of ERISA. No Group Company has or may have any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar applicable Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)   Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service upon which it may rely, and, to the Company’s knowledge, nothing has occurred since the date of such letter that would reasonably be expected to result in the revocation of such qualified or exempt status of any such Employee Benefit Plan or related trust or result in material Liability to any of the Group Companies. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(d)   As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing, claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business). No Employee Benefit Plan is, or has been, the subject of an inquiry, examination, or audit by a Governmental Entity or has engaged in self-correction or a similar program in the last three (3) years. There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e)   The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in any material payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) materially increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (or increase in funding) of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.
(f)   No amount that could be received (whether in cash or property or the vesting of property) by any Person who could be a “disqualified individual” (as defined in Section 280G of the Code) of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(g)   The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.
(h)   Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity have been timely made or fully accrued.
Section 3.12   Environmental Matters.
(a)   Except as would not have a Company Material Adverse Effect:
(i)   None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.
(ii)   There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.
(iii)   There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.
(b)   The Group Companies have made available to Longview copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.
Section 3.13   Intellectual Property.
(a)   Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all registrations of and applications to register any Patents, Copyrights, Marks, Internet Assets and any other forms of registered Intellectual Property Rights owned by or filed under the name of any Group Company (“Company Registered Intellectual Property”) and (ii) material unregistered Marks owned by any Group Company. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)   The Group Companies have complied with all applicable Law and the requirements of all applicable Governmental Entities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Company Registered Intellectual Property, and all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. Without limiting the foregoing, with respect to each item of Company Registered IP, the Group Companies have complied with the duty of disclosure, candor, and good faith with respect to the U.S. Patent and Trademark Office and any equivalent foreign requirements by foreign Governmental Entities. No issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, invalidity, opposition, nullity, withdrawal termination, or cancellation proceedings that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.
(c)   A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any Company Product or service on anything other than a non-exclusive basis. Each Group Company uses, and has used, all Company Licensed Intellectual Property pursuant to valid and enforceable written Contracts, including valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company.
(d)   The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitutes all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and all Intellectual Property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property are valid, subsisting and fully enforceable and all of the Group Companies’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable.
(e)   Each Group Company’s past and current founders, employees, consultants, advisors, and independent contractors who solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property on behalf of any Group Company (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, and each such Creator has executed an enforceable written Contract assigning to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company. No such founder, employee, consultant, advisor, or independent contractor (i) is in violation of any term of any such Contract (ii) owns any Intellectual Property Rights used or held for use by the Group Companies or (iii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, such Intellectual Property Rights. Each such Creator has been fully compensated with respect to any required statutory payments.
(f)   Each Group Company has taken all reasonable or necessary steps to safeguard and maintain the secrecy of any Trade Secrets in the Company Owned Intellectual Property or otherwise disclosed to a Group Company by a third party or possessed by a Group Company. Without limiting the foregoing, each Group Company has, and enforces, a written policy requiring any Person having access to such Trade Secrets to execute written proprietary information and confidentiality agreements that require such Person to maintain the confidentiality of such Trade Secrets, and to the knowledge of the Company, no Group

Company has disclosed any Trade Secrets to any Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any Trade Secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.
(g)   None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property. The consummation of the transactions contemplated hereby will not cause or result in the early expiration or termination of any Contract under which any Group Company acquires any license or other rights with respect to Company Licensed Intellectual Property, or the acceleration of any payment, the addition of any fees or charges, the vesting or phasing out of any rights or interests, or any other obligation that would not have arisen but for the consummation of the transactions contemplated hereby.
(h)   Neither the conduct of the business of the Group Companies, the Company Owned Intellectual Property, nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product has infringed, constituted or resulted from an unauthorized use or misappropriation of or, to the knowledge of the Company, other violation of any Intellectual Property Rights of any other Person.
(i)   There is no Proceeding pending, nor has any Group Company received, since December 31, 2018, any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, scope, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Intellectual Property Right or consider the applicability of any Intellectual Property Right to any products or services of the Group Companies or to the conduct of the business of the Group Companies.
(j)   To the Company’s knowledge, except as set forth in Section 3.13(j) of the Company Disclosure Schedules, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.
(k)   Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software material to the Company Product present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.
(l)   Each Group Company has complied in all material respects with the terms of the license agreements applicable to any such Public Software in the Company Owned Intellectual Property, including, without limitation, providing all copyright notices and attributions required by such license agreements. Except as set forth in Section 3.13(l) of the Company Disclosure Schedules, no Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Owned

Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements. No Group Company is now, or has ever been, a member or promoter of, or a contributor to, any industry standards body, standard setting organization or any similar organization that requires or obligates the Group Company, to grant or offer to any other Person any license or right to any Company Owned Intellectual Property.
(m)   The Group Companies have taken all steps consistent with industry practice to protect in all respects the Company IT Systems. The Company IT Systems are adequate and satisfactory in all material respects for the conduct of the business of the Group Companies as currently conducted and as contemplated to be conducted as of the date hereof. Since December 2018, the Company IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects since being installed. There have been no material unauthorized intrusions or breaches of the security of any of the Company IT Systems. The Group Companies maintain disaster recovery and business continuity plans, procedures and facilities that are reasonable and customary for a business of substantially similar size.
Section 3.14   Labor Matters.
(a)   Since the incorporation of the Company, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, and complied with all Laws applicable to employment and terms and conditions of employment, including employee classification, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.
(b)   Since the incorporation of the Company, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.
(c)   No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since December 31, 2018, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.

(d)   No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past twelve (12) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
Section 3.15   Insurance.   Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (other than any insurance policies or programs underlying any Employee Benefit Plan). All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Longview. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.
Section 3.16   Tax Matters.   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies:
(a)   Each Group Company has prepared and filed all Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all respects and prepared in compliance in all respects with all applicable Laws and Orders, and each Group Company has paid all Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b)   Each Group Company has timely withheld and paid to the appropriate Tax Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)   No Group Company is currently the subject of a Proceeding with respect to Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Proceeding that has not been resolved or completed in each case with respect to Taxes.
(d)   No Group Company has consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to Taxes.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(f)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)   There are no Liens for Taxes on any assets of the Group Companies other than Permitted Liens.
(h)   During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(i)   No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).
(j)   No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.
(k)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(l)   Each Group Company is tax resident only in its jurisdiction of formation.
(m)   No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(n)   No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any Longview Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.
Section 3.17   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.
Section 3.18   Real and Personal Property.
(a)   Owned Real Property.   No Group Company owns any real property.
(b)   Leased Real Property.   Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Longview. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.
(c)   Personal Property.   Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.
Section 3.19   Transactions with Affiliates.   Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from, and indemnification relating to such employment) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Options’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b).   No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.
Section 3.20   Data Privacy and Security.
(a)   Each Group Company is, and has been since June 1, 2018, in compliance in all material respects with HIPAA and within a reasonable time thereafter through the present was materially complaint with all applicable Privacy Laws (“Privacy Compliance Dates”).
(b)   The Group Companies have complied with and are in compliance with all applicable Privacy Obligations from and after the Privacy Compliance Dates. The Group Companies have adopted and published privacy notices and policies that accurately describe their privacy practices, and they have complied and are in compliance with those notices and policies. The Group Companies have contractually obligated all third parties Processing Personal Data on their behalf to comply with applicable Privacy Obligations. The execution, delivery, performance and consummation of the transaction contemplated hereunder (including the Processing of Personal Data in connection therewith) comply with the Group Companies’ Privacy Obligations.
(c)   The Group Companies have implemented and maintain a written information security program comprising reasonable administrative, physical, and technical safeguards that are (i) appropriate to the size and scope of each Group Company and the Sensitive Data they Process in the conduct of their business, (ii) designed to safeguard the security, confidentiality, integrity and availability of the Group Companies’ internal computer systems (the “Company Systems”), transactions and Sensitive Data, (iii) designed to protect against unauthorized access to or use of or loss of access to the Company Systems or Group Companies’ Sensitive Data, and (iv) reasonably consistent with (w) practices in the industry in which the Group Companies operate, (x) the Group Companies’ Privacy Obligations, (y) any currently effective written contractual commitment made by any Group Company, and (z) any written policy adopted or posted by the Group Companies related to privacy or information security.
(d)   Each Group Company maintains, and has maintained since the Privacy Compliance Dates, administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Privacy Laws.
(e)   Each Group Company has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) in compliance with HIPAA at least once every 12 months since the requirement to perform such a security risk analysis first became applicable to it.
(f)   The Company has not received notice of any claims, investigations, or pending Proceedings, nor has there been any material Proceedings against any Group Company, initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging violations of Laws or other Privacy Obligations with respect to Personal Data possessed by any Group Company.
(g)   There have not been any incidents of, or third party claims, since June 1, 2018, alleging, (i) Security Breaches, (ii) unauthorized access to or use of or loss of access to as a result of any actions by an unauthorized party any of the Company Systems or other technology necessary for the operations of the business, or (iii) any unauthorized access or acquisition of any Sensitive Data maintained by the Group Companies or by any third party service provider on behalf of any Group Company. No Group Company has notified in writing, or been required by applicable Law, Governmental Entity or other Privacy Obligation to notify in writing, any Person or Governmental Entity of any Security Breach. No Group Company has had a “breach” as defined by HIPAA of unsecured protected health information (as defined under HIPAA) and to the extent that any Group Company has had a “breach” as defined by HIPAA of unsecured protected health information (as defined under HIPAA) such Group Company has reported each such breach as required by applicable contracts and Law to all applicable Persons and Governmental Entities.
(h)   Each Group Company has current and valid Business Associate Agreements with each business associate of the applicable entity that is a Business Associate (as such terms are defined by HIPAA). Since June 1, 2018, no Group Company has received written notice of a “breach” under the Privacy Laws or a material breach of contractual obligations by any Business Associate. Since June 1, 2018, no Business Associate has breached in any material respect any Business Associate Agreement or other data privacy or security contractual obligations between a Business Associate and a Group Company.
Section 3.21   Compliance with International Trade & Anti-Corruption Laws.
(a)   Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)  — (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b)   Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 3.22   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Longview Holders or at the time of the Longview Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.23   Regulatory Compliance.
(a)   Each of the Group Companies is in material compliance with, and has not, since June 1, 2018, violated any Health Care Laws which regulate their operations, activities, or services and/or any Orders pursuant to any Health Care Laws applicable to the Group Companies. Since June 1, 2018, none of the Group Companies have received any written notice investigating, inquiring into or otherwise relating to any actual or potential violation of any Health Care Laws.
(b)   Each Group Company has implemented a health care compliance program and adopted all legally required health care compliance policies, procedures and trainings required to fulfill its regulatory obligations under applicable Health Care Laws, and to govern its interactions with health care professionals, institutions, organizations and other providers.

(c)   All products developed, tested, investigated, manufactured, labeled, distributed, sold, promoted, imported, or exported by or on behalf of the Group Companies have been and are being developed, tested, investigated, manufactured, labeled, distributed, sold, promoted, imported, or exported in material compliance with all applicable FDA Laws.
(d)   Except as set forth on Section 3.23(d) of the Company Disclosure Schedules, all products marketed by the Group Companies are, and have been, appropriately supported by applicable Permits and any necessary amendments or supplements thereto, including 510(k) clearances or premarket approvals and appropriate device listings, and all products have been labeled and promoted in accordance with such Permits. The Group Companies have maintained or filed with FDA or other Governmental Entities all material reports, documents, notices, applications, or records that are necessary to comply with FDA Laws. To the Company’s knowledge, no Governmental Entity is considering limiting, suspending, or revoking any Permits for, or changing the marketing classification or labeling of, any of the Group Companies’ products.
(e)   There are no Proceedings pending or threatened in writing by or on behalf of the FDA or any other Governmental Entity that has jurisdiction over the operations of any Group Company. The Group Companies have not received any communication from any Governmental Entity alleging noncompliance with any FDA Law, including any warning or untitled letter, Form FDA-483 inspectional observations, notice of import or export detention or refusal, or similar letter or notice. The Group Companies are not the subject of any unresolved administrative, regulatory, or enforcement action by any Governmental Entity concerning noncompliance with any FDA Law or any obligation arising under any notice, response, or commitment made to or with the FDA or any comparable Governmental Entity.
(f)   Except as set forth on Section 3.23(f) of the Company Disclosure Schedules, no product distributed or sold by or on behalf of the Group Companies has been seized, detained, withdrawn, voluntarily or involuntarily recalled, or subject to a suspension of manufacturing, and, to the Company’s knowledge, there are no facts or circumstances reasonably likely to cause (i) a withdrawal, a recall, field correction, field notification, safety alert, seizure, denial, detention, termination, or suspension of the manufacturing, promotion or distribution (for commercial, investigational, or any other use) of any such product or (ii) a change in the labeling of any such product.
(g)   Any studies, tests and preclinical and clinical trials conducted by or on behalf of the Group Companies were and, if ongoing, are being conducted in material compliance with experimental protocols, procedures and controls pursuant to applicable Laws, including FDA Laws.
(h)   The Group Companies have not received any written notice or correspondence from the FDA, another Governmental Entity, or any institutional review board or other ethics committee exercising comparable authority threatening to initiate or require the termination, suspension, or material modification of any studies, tests, or preclinical or clinical trials conducted by or on behalf of the Group Companies.
(i)   To the knowledge of the Company, all filings, notifications, reports, applications, and other submissions to the FDA and any similar Governmental Entity made by or on behalf of the Group Companies were true and accurate in all material respects and without material omission as of the date made, and, to the extent required to be updated, have been updated to be true and accurate in all materials respects and without material omission as of the date of such update. To the Company’s knowledge, no basis for liability exists with respect to any such filing, notification, report, application, or submission.
(j)   Neither the Group Companies, any of their officers or employees, nor to the Company’s knowledge, any of its agents or distributors have (i) made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any Governmental Entity or in any material legal proceeding; or (ii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke any similar policy.
(k)   None of the Group Companies is currently, nor since June 1, 2018 has been, subject to any federal, state, territorial, provincial, local governmental or private payor civil or criminal investigations, inquiries or non-routine or material audits involving and/or related to its compliance with the Health Care Laws.

(l)   All arrangements involving the offer, payment or provision of any remuneration by any of the Group Companies, or any officer, employee or agent of the Group Companies, to any health care professional, institution, organization or other provider, or any representative thereof, are memorialized in writing, are at fair market value for bona fide items or services, and are in compliance with the federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)).
(m)   Each Group Company that participates in any Governmental Program is qualified to participate in such Governmental Program and is duly enrolled and certified in such Governmental Program. Since June 1, 2018, each of the Group Companies has satisfied all applicable requirements of, and has been authorized to receive reimbursement from, each Third-Party Payor from which it has received reimbursement. Since June 1, 2018, each Group Company, has (i) timely filed all material reports and documentation required to be filed with respect to each Third-Party Payor, all of which were prepared in material compliance with all applicable Laws governing reimbursement and claims and the payment policies of the applicable Third-Party Payor and (ii) paid or properly offset against another account all known and undisputed refunds and overpayments due with respect to any such report or billing. All billings submitted by each Group Company or Healthcare Professional for dates of service since June 1, 2018 were for services actually performed by the billing entity or Healthcare Professional for eligible patients, and the billing Group Company has sufficient documentation that is required by applicable Law or the applicable contractual obligation to a Third-Party Payor to support such billings. Since June 1, 2018, all billing practices and billings by each Group Company for services, including billings to all Third-Party Payors, have been materially true and correct and in compliance in all material respects with all applicable Health Care Laws. Except as permitted by Law, none of the Group Companies has waived or discounted patient responsibility for any services provided by any of the Group Companies or has engaged in any “balance billing” unless permitted contractually and by Law.
(n)   To the extent any Group Company or its Representatives provides or has provided since June 1, 2018, to customers or others, reimbursement coding or billing advice regarding products offered for sale by any Group Company and procedures related thereto, such advice is and at the time was (i) true and complete, (ii) in compliance with Medicare and other Health Care Laws and the standards of the Advanced Medical Technology Association (AdvaMed) Code of Ethics, (iii) in conformity to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD 10 CM) and other applicable coding systems, (iv) accompanied by a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines and (v) independently verified and determined to support accurate claims for reimbursement by federal, state and commercial payor.
(o)   No results of clinical or non-clinical research conducted or sponsored by any of the Group Companies, or submissions predicated upon the use of such research, have been rejected by any Governmental Entity as a result of the quality, or a misrepresentation of any attribute, of such research, and no product approved pursuant to such submission has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of manufacturing, distribution, or commercialization activity as a result of such research, nor has any marketing or investigational product application or authorization been disapproved or placed on hold as a result of such research.
(p)   Each Group Company that operates or since June 1, 2018 has operated, registry studies or investigator-initiated research studies, has done so exclusively for legitimate research purposes, in material compliance with applicable Law. Since June 1, 2018, all registry studies and investigator-initiated research studies operated or conducted by the Group Companies are appropriate in size, scope, objective, and selection of participating sites and healthcare providers to serve such legitimate research purposes. No Group Company has provided or does provide anything of value to any participating site or healthcare provider that exceeds the fair market value of the commercially reasonable services furnished by such site or healthcare provider in support of one or more of the Group Companies’ registry studies or investigator-initiated research studies. All sites and healthcare providers contracted by a Group Company to provide services to the Group Company are selected by the Group Company on the basis of objective criteria appropriate for the research services for which the site or healthcare provider is contracted, independent of the undue influence of any customer or other third party, and unrelated to the volume or value of a healthcare provider’s orders of, or referrals for, any pharmaceutical product or medical device.

(q)   All arrangements involving the offer, sale, or issuance of an equity interest in any Group Company by any Group Company or its Representatives to any health care professional, institution, organization or other provider, or any Representative thereof, are and have been memorialized in writing, at fair market value; comparable in terms to arrangements with Persons who are not health care professionals, institutions, organizations or other providers; and in compliance with Health Care Laws.
(r)   Neither the Group Companies, nor any of its owners, directors, officers, managers, employees, to the Company’s knowledge, contractors, or agents has been (i) debarred by the FDA under 21 U.S.C. § 335a, (ii) convicted of any crime for which debarment is mandated or permitted by 21 U.S.C. § 335a, (iii) excluded from U.S. health care programs pursuant to 42 U.S.C. § 1320(a)-7 and related regulations, (iv) excluded or debarred under any applicable Laws by any Governmental Entity, (v) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a-7b or 18 U.S.C. §§669, 1035, 1347, 1518, (vi) assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R Part 1003, (vii) has been involved or named in a U.S. Attorney General complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq; or (viii) is or has, during the previous three (3) years, been subject to or bound by any material consent decree, judgment, corporate integrity agreement, deferred prosecution agreement, certification of compliance agreement, settlement agreement or similar agreement with any Governmental Entity concerning such Person’s compliance with any Law, and no such consent decree, judgment, agreement or settlement is pending.
Section 3.24   Customers and Vendors.   Section 3.24 of the Company Disclosure Schedules contains a true, complete and correct list of the 10 largest customers (based on dollar amount of revenues) (each, a “Material Customer”) and the 10 largest vendors (based on dollar amount of purchases) (each, a “Material Vendor”) of the Group Company (taken as a whole) for each of (a) the fiscal year ending December 31, 2020 and (b) the six-month period ending on June 30, 2021. Since December 31, 2019, no Material Client or Material Vendor has provided the Group Company with written notice that it will terminate doing business or otherwise materially reduce its business dealings with the Group Company.
Section 3.25   Investigation; No Other Representations.
(a)   The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Longview Parties and (ii) it has been furnished with or given access to such documents and information about the Longview Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Longview Party, any Longview Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Longview Parties, any Longview Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.26   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY LONGVIEW PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE GROUP COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS,

ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY LONGVIEW PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY LONGVIEW PARTY OR ANY LONGVIEW NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE GROUP COMPANIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY LONGVIEW PARTY OR ANY LONGVIEW NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE LONGVIEW PARTIES
(a)   Subject to Section 9.8, except as set forth on the Longview Disclosure Schedules, or (b) except as set forth in any Longview SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Longview Party hereby represents and warrants to the Company as follows:
Section 4.1   Organization and Qualification.   Each Longview Party is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).
Section 4.2   Authority.   Each Longview Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Longview Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which an Longview Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such Longview Party. This Agreement has been and each Ancillary Document to which an Longview Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Longview Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Longview Party (assuming this Agreement has been and the Ancillary Documents to which such Longview Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Longview Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 4.3   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an Longview Party with respect to such Longview Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of the NYSE to permit the Longview Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the NYSE, (iv) filing of the Certificate of Merger, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 5.9, (vi) the Longview Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an Longview Material Adverse Effect.
(b)   Neither the execution, delivery or performance by an Longview Party of this Agreement nor the Ancillary Documents to which an Longview Party is or will be a party nor the consummation by an Longview Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of an Longview Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an Longview Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Longview Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an Longview Party, except in the case of clauses (ii) through (iv) above, as would not have an Longview Material Adverse Effect.
Section 4.4   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Longview Disclosure Schedules (which fees shall be the sole responsibility of the Longview, except as otherwise provided in Section 9.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Longview for which Longview has any obligation.
Section 4.5   Information Supplied.   None of the information supplied or to be supplied by or on behalf of either Longview Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Longview Holders or at the time of the Longview Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.6   Capitalization of the Longview Parties.
(a)   Section 4.6(a) of the Longview Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Longview Common Stock and the Longview Warrants immediately prior to Closing. All outstanding Equity Securities of Longview (except to the extent such concepts are not applicable under the applicable Law of Longview’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Longview and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Longview) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Longview Common Stock and Longview Warrants set forth on Section 4.6(a) of the Longview Disclosure Schedules, immediately prior to Closing, there shall be no other outstanding Equity Securities of Longview.
(b)   On the Closing Date and immediately after the Closing, (i) the authorized share capital of Longview will consist of the number of shares of preferred stock, par value $0.0001 per share, set forth in the Longview Certificate of Incorporation, none of which will be issued and outstanding, and the number of shares of New Longview Common Stock set forth in the Longview Certificate of Incorporation, and (ii) all of the issued and outstanding Longview Common Stock will (A) be duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) not have been issued in breach or violation of any preemptive rights or Contract to which Longview is a party or bound.
(c)   Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and Longview, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Longview, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Longview, there is no obligation of Longview, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Longview.
(d)   The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Longview free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Longview has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.
Section 4.7   SEC Filings.   Longview has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Longview SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Longview SEC Reports”). Each of the Longview SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Longview SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Longview SEC Reports or the Additional Longview SEC Reports (for purposes of the Additional Longview SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Longview SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional

SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Longview SEC Reports.
Section 4.8   Trust Account.   As of the date of this Agreement, Longview has an amount in cash in the Trust Account equal to at least $690,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of March 18, 2021 (the “Trust Agreement”), between Longview and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Longview SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Longview Holders who shall have elected to redeem their Longview Class A Common Stock pursuant to the Governing Documents of Longview or (iii) if Longview fails to complete a business combination within the allotted time period set forth in the Governing Documents of Longview and liquidates the Trust Account, subject to the terms of the Trust Agreement, Longview (in limited amounts to permit Longview to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Longview) and then the Pre-Closing Longview Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Longview and the Trust Agreement. Longview has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since March 18, 2021, Longview has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Longview Holders who have elected to redeem their Longview Class A Common Stock pursuant to the Governing Documents of Longview, each in accordance with the terms of and as set forth in the Trust Agreement, Longview shall have no further obligation under either the Trust Agreement or the Governing Documents of Longview to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.9   Contracts.   Except for those Contracts filed (or incorporated by reference) as exhibits to the Longview SEC Reports and except for the documents to be executed by Longview in connection with the Transaction, no Longview Party is party to any Contract that would be required to be filed (or incorporated by reference) as an exhibit to Longview’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K.
Section 4.10   Title to Property.   No Longview Party (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.
Section 4.11   Investment Company Act.   No Longview Party is an “investment company” within the meaning of the Investment Company Act.
Section 4.12   Transactions with Affiliates.   Section 4.12 of the Longview Disclosure Schedules sets forth all Contracts between (a) Longview, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Longview or the Sponsor, on the other hand (each Person identified in this clause (b), an “Longview Related Party”), other than (i) Contracts with respect to a Pre-Closing Longview Holder’s or a holder of Longview Warrants’ status as a holder of Longview Common Stock or Longview Warrants, as applicable and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered

into in accordance with Section 5.11.   No Longview Related Party (A) owns any interest in any material asset used in the business of Longview, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Longview or (C) owes any material amount to, or is owed material any amount by, Longview. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.12 are referred to herein as “Longview Related Party Transactions”.
Section 4.13   Sponsor Support Agreement.   Longview has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Longview or, to the knowledge of Longview, any other party thereto. The Sponsor Support Agreement is a legal, valid and binding obligation of Longview and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Longview under any term or condition of the Sponsor Support Agreement.
Section 4.14   Litigation.   As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Longview’s knowledge, threatened against or involving any Longview Party that, if adversely decided or resolved, would be material to the Longview Parties, taken as a whole. None of the Longview Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Longview Party pending against any other Person.
Section 4.15   Compliance with Applicable Law.   Each Longview Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Longview Material Adverse Effect.
Section 4.16   Business Activities.
(a)   Since its incorporation, Longview has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Longview’s Governing Documents, there is no Contract binding upon any Longview Party or to which any Longview Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).
(b)   Longview does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Longview has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination (as such term is defined in the Longview Certificate of Incorporation).
(c)   Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted pursuant to Section 5.11), (ii) with respect to fees and expenses of Longview’s legal, financial and other advisors in and (iii) directors’ and officers’ liability insurance, Longview is not, and at no time has been, party to any Contract with any other Person that would require payments by any Longview Party in excess of $10,000 monthly, $50,000 in the aggregate annually with respect to any individual Contract or more than $200,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted pursuant to Section 5.11).

(d)   There is no liability, debt or obligation against any Longview Party, except for liabilities and obligations (i) reflected or reserved for on Longview’s consolidated balance sheet for the three-month period ended March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Parties, taken as a whole) or (ii) that have arisen since the date of Longview’s consolidated balance sheet for the three-month period ended March 31, 2021 in the ordinary course of the operation of business of the Longview Parties (other than any such liabilities as are not and would not be, in the aggregate, material to the Longview Parties, taken as a whole).
(e)   Since its organization, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.
(f)   Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(g)   Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby. Other than Merger Sub, Longview has no other Subsidiaries or any equity or other interests in any other Person.
(h)   Since the date of Longview’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to any Longview Party that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Longview or Merger Sub to consummate the Transactions and (ii) no Longview Party has taken any action that would require the consent of the Company pursuant to Section 5.11 if such action had been taken after the date of this Agreement.
Section 4.17   Internal Controls; Listing; Financial Statements.
(a)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of Longview’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Longview has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Longview’s financial reporting and the preparation of Longview’s financial statements for external purposes in accordance with GAAP and (ii) Longview has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Longview is made known to Longview’s principal executive officer and principal financial officer by others within Longview.
(b)   Longview has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since its initial public offering, Longview has complied in all material respects with all applicable listing and corporate governance rules and regulations of the NYSE. The classes of securities representing issued and outstanding Longview Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Longview, threatened against Longview by the NYSE or the SEC with respect to any intention by such entity to deregister Longview Class A Common Stock or prohibit or terminate the listing of Longview Class A Common Stock on the NYSE. Longview has not taken any action that is designed to terminate the registration of Longview Class A Common Stock under the Exchange Act.
(d)   The Longview SEC Reports contain true and complete copies of the applicable Longview Financial Statements. The Longview Financial Statements (i) fairly present in all material respects the financial position of Longview as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Longview Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e)   Longview has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Longview’s and its Subsidiaries’ assets. Longview maintains and, for all periods covered by the Longview Financial Statements, has maintained books and records of Longview in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Longview in all material respects.
(f)   Since its incorporation, Longview has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Longview to Longview’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Longview to Longview’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Longview who have a significant role in the internal controls over financial reporting of Longview.
Section 4.18   No Undisclosed Liabilities.   Except for the Liabilities (a) set forth in Section 4.18 of the Longview Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.18 of the Longview Disclosure Schedules), (c) that are incurred in connection with or incident or related to an Longview Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.11(d) or incurred in accordance with Section 5.11(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Longview Financial Statements included in the Longview SEC Reports, none of the Longview Parties has any Liabilities.
Section 4.19   Tax Matters.
(a)   Longview has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Longview has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b)   Longview has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c)   Longview is not currently the subject of a Proceeding with respect to material taxes. Longview has not been informed in writing of the commencement or anticipated commencement of any Proceeding that has not been resolved or completed, in each case with respect to material Taxes.
(d)   Longview has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Longview Party which agreement or ruling would be effective after the Closing Date.
(f)   None of the Longview Parties is and none of the Longview Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)   Each Longview Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.
(h)   None of the Longview Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of Longview, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.
Section 4.20   Investigation; No Other Representations.
(a)   Each Longview Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Longview Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Longview Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.21   Compliance with International Trade & Anti-Corruption Laws.
(a)   Since Longview’s incorporation, neither Longview nor, to Longview’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)  — (iii) or any country or territory which is or has, since Longview’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b)   Since Longview’s incorporation, neither Longview nor, to Longview’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 4.22   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE LONGVIEW PARTIES, ANY LONGVIEW NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH LONGVIEW PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY LONGVIEW PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY LONGVIEW PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH LONGVIEW PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY LONGVIEW PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY LONGVIEW PARTY, ANY LONGVIEW NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section 5.1   Conduct of Business of the Company.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by Longview (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.
(b)   Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Longview (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase (except pursuant to the Company Equity Plan) any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;
(ii)   (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii)   except as required by this Agreement or any of the Ancillary Documents, adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Stockholders Agreements;
(iv)   transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) other than as allowed in Section 5.1(b)(vii), any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement;
(v)   incur, create or assume any Indebtedness in excess of $1,000,000 in the aggregate, other than ordinary course trade payables;
(vi)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $1,000,000 in the aggregate, other than (A) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;
(vii)   except (w) as required under the terms of any Employee Benefit Plan of any Group Company that is in effect as of the date hereof and that is set forth on the Section 3.11(a) of the Company Disclosure Schedules, (x) in the ordinary course of business consistent with past practice or as otherwise required by Law and (y) as to the granting of Company Options with respect to authorized but unallocated shares that remain available for grant under the Company Equity Plan as of the date hereof or become available for grant as a result of Company Option forfeitures (the “Allowed Awards”) and (z) as to the granting of certain management cash and equity incentives as mutually agreed by the Company and Longview and disclosed on Section 3.2(f) of the Company Disclosure Schedules, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement other than in the ordinary course of business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company; provided that, the Company Equity Plan shall not be amended; and provided further that, with respect to any issuance or granting of any equity securities of the Company, no such issuances or grant shall be made in excess of the authorized but unallocated shares that remain available for grant under the Company Equity Plan as of the date hereof or become available for grant as a result of Company Option forfeitures.
(viii)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(ix)   enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Longview or any of its Affiliates after the Closing);
(x)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;
(xi)   change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or required by a change in GAAP;
(xii)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(xiii)   make any Transaction Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;
(xiv)   except in the ordinary course of business consistent with past practice, sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any Company Owned Intellectual Property or disclose any of its material Trade Secrets to a third party other than pursuant to a confidentiality agreement;
(xv)   other than as allowed in Section 5.1(b)(vii), (A) amend or modify in any material respect or terminate any Material Contract of the type described in Section 3.7(a)(xi) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(xi) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(xi); or
(xvi)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Longview, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Longview prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Longview promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(vii), Section 5.1(b)(x), Section 5.1(b)(xii), Section 5.1(b)(xiii), Section 5.1(b)(xiv) or Section 5.1(b)(xvi) (to the extent related to any of the foregoing).
Section 5.2   Efforts to Consummate; Litigation.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Longview). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Longview shall promptly inform the Company of any communication between any Longview Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Longview of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Longview and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Longview’s and the Company’s prior written consent.
(b)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Longview Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Longview Party) or Longview (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Longview Party, the Company, or, in the case of the Company, Longview in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Longview Party, the Company, or, in the case of the Company, Longview, the opportunity to attend and participate in such meeting or discussion.
(c)   Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
(d)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Longview, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Longview, any of the Longview Parties or any of their respective Representatives (in their capacity as a representative of an Longview Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of an Longview Party). Longview and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) Longview or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (y) the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Longview (not to be unreasonably withheld, conditioned or delayed).
Section 5.3   Confidentiality and Access to Information.
(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.
(b)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Longview and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies), solely for the purposes of consummating the transactions contemplated herein. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Longview or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine,

Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Longview Party, any Longview Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Longview shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Longview Parties (in a manner so as to not interfere with the normal business operations of the Longview Parties) solely for the purposes of consummating the transactions contemplated herein. Notwithstanding the foregoing, Longview shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Longview Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Longview Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Longview Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Longview shall use, and shall cause the other Longview Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an Longview Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Longview shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
Section 5.4   Public Announcements.
(a)   Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Longview or, after the Closing, Longview; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Longview Party, or Longview, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Longview and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.
(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Longview prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Longview shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Longview shall consider such comments in good faith. The Company, on the one hand, and Longview, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Longview, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Longview shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5   Tax Matters.
(a)   Tax Treatment.
(i)   The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required Longview Stockholder Approval has been obtained Longview and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the surviving company in the Merger would merge with and into a new limited liability company that is a wholly-owned Subsidiary of Longview (“Newco”), with Newco being the surviving company in such merger.
(ii)   Longview and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.
(iii)   If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Longview and the Company shall deliver to Ropes & Gray LLP and King & Spalding LLP, respectively, customary Tax representation letters satisfactory to each counsel (the “Tax Letters”), dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.
(b)   Tax Matters Cooperation.   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding.
(c)   Transfer Taxes.   The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.
Section 5.6   Exclusive Dealing.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Longview promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Longview reasonably informed on a current basis of any modifications to such offer or information.
(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Longview Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Longview Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an Longview Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Longview Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Longview Party (or any Affiliate or successor of any Longview Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Longview agrees to (A) notify the Company promptly upon receipt of any Longview Acquisition Proposal by any Longview Party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Longview Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.
Section 5.7   Preparation of Registration Statement / Proxy Statement.   Promptly following the date of this Agreement, Longview and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Longview or the Company, as applicable), and Longview shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement of Longview which will be included therein and which will be used for the Longview Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Longview’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and the NYSE). Each of Longview and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Longview, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of Longview to the SEC or the NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any

Longview Party, the Company, or, in the case of the Company, Longview, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Longview, the Company, or, in the case of the Company, Longview (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Longview shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Longview Holders. Longview shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Longview Common Stock for offering or sale in any jurisdiction, and Longview and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Longview Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Longview Party) or Longview (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or the NYSE relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or the NYSE in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Longview Party, the Company, or, in the case of the Company, Longview in advance and, to the extent not prohibited by the SEC or the NYSE, gives, in the case of any Longview Party, the Company, or, in the case of the Company, Longview, the opportunity to attend and participate in such meeting or discussion.
Section 5.8   Longview Stockholder Approval.   As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Longview shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its Stockholders (the “Longview Stockholders Meeting”) in accordance with the Governing Documents of Longview, for the purposes of obtaining the Longview Stockholder Approval and, if applicable, any approvals related thereto and providing its Stockholders with the opportunity to elect to effect an Longview Stockholder Redemption. Longview shall, through unanimous approval of its board of directors, recommend to its Stockholders (the “Longview Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the approval of the issuance of the Longview Common Stock in connection with the transactions contemplated by this Agreement as required by the NYSE listing requirements (the “NYSE Proposal”); (iii) the adoption and approval of the amendments to the Governing Documents of Longview contemplated by the Longview Certificate of Incorporation and the Longview Bylaws, including to effectuate the Reverse Stock Split (the “Governing Document Proposals”); (iv) the approval of the directors in accordance with Section 5.17 (the “Directors Proposal”); (v) the adoption and approval of the Longview Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of each other proposal that either the SEC or the NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Longview and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the Longview Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that Longview may adjourn the Longview Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Longview Stockholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Longview has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Longview Holders prior to the Longview Stockholders Meeting or (D) if the holders of Longview Class A Common Stock have elected to redeem a number of Class A Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 7.2(c) not being satisfied; provided that, without the consent of the Company, in no event shall Longview adjourn the Longview Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Longview recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, Longview covenants that none of the Longview Board or Longview nor any committee of the Longview Board shall withdraw or modify, or propose publicly or by formal action of the Longview Board, any committee of the Longview Board or Longview to withdraw or modify, in a manner adverse to the Company, the Longview Board Recommendation or any other recommendation by the Longview Board or Longview of the proposals set forth in the Registration Statement / Proxy Statement.
Section 5.9   Merger Sub Stockholder Approval.   As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Longview, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).
Section 5.10   Certain Agreements.   Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), Longview shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of, the Sponsor Support Agreement. Longview shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Longview in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Longview shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement of which Longview becomes aware of; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.
Section 5.11   Conduct of Business of Longview.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Longview shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.11 of the Longview Disclosure Schedules or as consented to in writing by the Company, do any of the following:
(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement or the Governing Documents of any Longview Party or any of its Subsidiaries;
(b)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Longview or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Longview or any of its Subsidiaries, as applicable, other than in connection with the payment of the Return of Capital Distribution Amount;
(c)   split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock, other than in connection with the Reverse Stock Split;
(d)   incur, create or assume any Indebtedness or other Liability (including, and notwithstanding anything to the contrary, any incur, create or assume any Indebtedness under any Contract with the Sponsor or any Affiliate thereof);

(e)   make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Longview or any of its Subsidiaries;
(f)   transfer, sell, grant, pledge, issue or otherwise directly or indirectly dispose of, or subject to a Lien, any Equity Securities of Longview or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Longview or any of its Subsidiaries, other than (i) issuances of Longview Warrants to the Sponsor for repayment of loans made by the Sponsor to Longview to the extent such loans and such conversion are approved in advance and in writing by the Company and (ii) issuances of the Forward Purchase Shares in accordance with the terms of this Agreement;
(g)   take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;
(h)   enter into, renew, modify or revise any Longview Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Longview Related Party Transaction);
(i)   other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(j)   engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;
(k)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(l)   (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Longview Party (other than the transactions contemplated by this Agreement);
(m)   voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Longview Parties and their assets and properties;
(n)   make any capital expenditures;
(o)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;
(p)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(q)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.
Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Longview Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Longview Party from using the funds held by Longview outside the Trust Account to pay any Longview Expenses or Longview Liabilities or from otherwise distributing or paying over any funds held by Longview outside the Trust Account that were loaned to Longview by the Sponsor with the prior written approval of the Company to the Sponsor or any of its Affiliates, in each case, prior to the Closing.
Section 5.12   NYSE Listing.   Longview shall use its reasonable best efforts to cause: (a) Longview to satisfy all applicable listing requirements of the NYSE and (b) the Longview Common Stock issuable in accordance with this Agreement, including the Merger, to be approved for listing on the NYSE (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.
Section 5.13   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Longview shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of Longview pursuant to the Longview Stockholder Redemption, (B) pay the amounts due to the underwriters of Longview’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Longview in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.14   Transaction Support Agreement; Company Stockholder Approval; Forward Purchase Agreement.
(a)   Promptly after the execution of this Agreement (and in any event within twenty four (24) hours) (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Longview the Transaction Support Agreement duly executed by each Supporting Company Persons.
(b)   As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Longview a true and correct copy of a written consent (in form and substance reasonably satisfactory to Longview) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Stock required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements (the “Company Stockholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Stock the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).
(c)   Longview may not terminate, modify or waive any provisions of the Forward Purchase Agreement without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of the Forward Purchase Agreement shall not require the prior written consent of the Company.
Section 5.15   Longview Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Longview Party, as provided in the applicable Longview Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Longview will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Longview shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Longview Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective

Time. The indemnification and liability limitation or exculpation provisions of the Longview Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Longview Party (the “Longview D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Longview D&O Person was a director or officer of any Longview Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   Longview shall not have any obligation under this Section 5.15 to any Longview D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Longview D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   For a period of six (6) years after the Effective Time, Longview shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Longview Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Longview’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, Longview shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is comparable to Longview’s existing directors’ and officers’ liability insurance program and which insures those Persons who are currently covered under Longview’s existing directors’ and officers’ liability insurance program. In either event, Longview shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by Longview prior to the date of this Agreement and, in such event, Longview shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Longview prior to the date of this Agreement.
(d)   If Longview or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Longview shall assume all of the obligations set forth in this Section 5.15.
(e)   The Longview D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Longview.
Section 5.16   Company Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Longview will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Longview shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   None of Longview or the Group Companies shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   The Company shall purchase, at or prior to the Closing, and Longview shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Longview or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Longview or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.
(d)   If Longview or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Longview shall assume all of the obligations set forth in this Section 5.16.
(e)   The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Longview.
Section 5.17   Post-Closing Directors and Officers.
(a)   Longview shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Longview Board shall initially consist of seven (7) directors; (ii) the members of the Longview Board are the individuals determined in accordance with Section 5.17(b) and Section 5.17(c); (iii) the members of the compensation committee, audit committee and nominating committee of the Longview Board are the individuals determined in accordance with Section 5.17(c); and (iv) the officers of Longview are the individuals determined in accordance with Section 5.17(e).
(b)   Longview shall designate one (1) individual, who shall (i) qualify as “independent” under applicable NYSE listing rules and (ii) be reasonably acceptable to the company, to serve as a director on the Longview Board immediately after the Effective Time.
(c)   The Company shall designate six (6) individuals to serve as directors on the Longview Board immediately after the Effective Time.
(d)   Immediately after the Effective Time, the individuals designated by Longview and the Company shall serve on the committee(s) of the Longview Board as set forth opposite his or her name.
(e)   Immediately after the Effective Time, the individuals designated by Longview and the Company shall be the officers of Longview, with each such individual holding the title set forth opposite his or her name.

Section 5.18   PCAOB Financials.
(a)   As promptly as reasonably practicable, the Company shall deliver to Longview (i) the Closing Company Audited Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (the “PCAOB Financial Statements”) (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(b)   The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Longview in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Longview with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 5.19   Longview Incentive Equity Plan; Longview Employee Stock Purchase Plan.   Prior to the effectiveness of the Registration Statement / Proxy Statement, the Longview Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit C and with any changes or modifications thereto as the Company and Longview may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Longview, as applicable) (the “Longview Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of Longview Common Stock for grant thereunder equal to (i) a percentage, to be agreed upon between Longview and the Company prior to the Closing, of the number of shares of Longview Common Stock outstanding following the Closing after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, any issuance of Longview Common Stock pursuant to the Forward Purchase Agreement, if any, plus (ii) each Rollover Option. The Longview Incentive Equity Plan will provide that the Longview Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to a percentage, to be agreed upon between Longview and the Company prior to the Closing, of Longview Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Longview Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Longview Board shall approve and adopt an employee stock purchase plan, in substantially the form attached hereto as Exhibit D and with any changes or modifications thereto as the Company and Longview may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Longview, as applicable) (the “Longview Employee Stock Purchase Plan”), in the manner prescribed under applicable

Laws, effective as of one day prior to the Closing Date, reserving a number of shares of Longview Common Stock for grant thereunder equal to (i) a percentage, to be agreed upon between Longview and the Company prior to the Closing, of the number of shares of Longview Common Stock outstanding following the Closing after giving effect to the Merger and the transactions contemplated hereby, including, without limitation, any issuance of Longview Common Stock pursuant to the Forward Purchase Agreement, if any. The Longview Employee Stock Purchase Plan will provide that the Longview Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to a percentage, to be agreed upon between Longview and the Company prior to the Closing, of Longview Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Longview Employee Stock Purchase Plan.
Section 5.20   FIRPTA Certificates.   At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Longview (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Longview and (b) an IRS Form W-9 duly executed by the Company.
Section 5.21   Section 16 Matters.   Prior to the Closing, Longview shall take all such steps as may be required (to the extent not prohibited under applicable Law and no-action letters issued by the SEC) to cause any acquisition of Longview Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation, to be exempt under Rule 16b-3 under the Exchange Act.
Section 5.22   Repurchase Agreements.   As of the date hereof, the Company has entered into Repurchase Agreements with certain holders of Company Stock representing approximately $85,000,000 of aggregate Repurchase Payments. From and after the date hereof, the Company anticipates that it may enter into additional Repurchase Agreements with holders of Company Stock or Company Options representing up to an additional $25,000,000 of aggregate Repurchase Payments. Any such Repurchase Agreements will be in form and substance satisfactory to Longview, and the Company will not execute any Repurchase Agreements without the prior written consent of Longview. Further, it is understood and agreed, that any such Repurchase Agreement will contemplate the repurchase of Company Stock or Company Options at a purchase price that is at or below the fair market value of such securities, assuming the valuation of the Company contemplated by this Agreement.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED
BY THIS AGREEMENT
Section 6.1   Conditions to the Obligations of the Parties.   The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:
(a)   the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(b)   no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
(c)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d)   the Company Stockholder Written Consent shall have been obtained;
(e)   the Required Longview Stockholder Approval shall have been obtained; and

(f)   after giving effect to the transactions contemplated hereby, Longview shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.
ARTICLE 7
Section 7.1   Other Conditions to the Obligations of the Longview Parties.   The obligations of the Longview Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Longview (on behalf of itself and the other Longview Parties) of the following further conditions:
(a)   (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) and the representations and warranties of the Company set forth in Section 3.16(n) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b)   the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;
(c)   since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;
(d)   at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Longview a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) are satisfied, in a form and substance reasonably satisfactory to Longview.
Section 7.2   Other Conditions to the Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:
(a)   (i) the Longview Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the Longview Parties set forth in Section 4.19(h) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Longview Parties (other than the Longview Fundamental Representations and the representations and warranties of the Longview Parties set forth in Section 4.19(h)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Longview Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an Longview Material Adverse Effect;
(b)   the Longview Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)   since the date of this Agreement, no Longview Material Adverse Effect has occurred that is continuing;
(d)   the Aggregate Transaction Proceeds shall be equal to or greater than $345,000,000;
(e)   Longview’s listing application with the NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Longview shall satisfy any applicable listing requirements of the NYSE, and Longview shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Longview Common Stock (including, for the avoidance of doubt, the Longview Common Stock to be issued pursuant to the Merger) shall have been approved for listing on the NYSE;
(f)   the Longview Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.17(a)(i) and (ii);
(g)   at or prior to the Closing, Longview shall have delivered, or caused to be delivered, the following documents to the Company:
(i)   a certificate duly executed by an authorized officer of Longview, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), 7.2(b) and 7.2(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and
(ii)   the Investors’ Rights Agreement duly executed by Longview.
Section 7.3   Frustration of Closing Conditions.   The Company may not rely on the failure of any condition set forth in Article 6 or this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the Longview Parties may rely on the failure of any condition set forth in Article 6 or this Article 7 to be satisfied if such failure was proximately caused by an Longview Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.
ARTICLE 8
TERMINATION
Section 8.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of Longview and the Company;
(b)   by Longview, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.1(a) or Section 7.1(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Longview, and (ii) the Termination Date; provided, however, that none of the Longview Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;
(c)   by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Longview Party has failed to perform any covenant or agreement on the part of such applicable Longview Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Longview by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.1(a) or Section 7.1(b) from being satisfied;
(d)   by either Longview or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to February 15, 2022 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Longview if any Longview Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e)   by either Longview or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;
(f)   by either Longview or the Company if the Longview Stockholders Meeting has been held (including any adjournment thereof), has concluded, Longview’s Stockholders have duly voted and the Required Longview Stockholder Approval was not obtained; or
(g)   by Longview, if the Company does not deliver, or cause to be delivered to Longview the duly executed counterparts to the Transaction Support Agreement in accordance with Section 5.14(a) on or prior to the Transaction Support Agreement Deadline.
Section 8.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Confidentiality Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.
ARTICLE 9
MISCELLANEOUS
Section 9.1   Non-Survival.   Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.5, Section 3.24, Section 3.25, Section 4.20 and Section 4.22, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Longview Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.
Section 9.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Longview and the Company prior to Closing and (b) Longview and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.
Section 9.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Longview and the Company prior to the Closing and (b) Longview and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio.
Section 9.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a)   If to any Longview Party, to:
c/o Longview Acquisition Corp. II
767 Fifth Avenue, 44th Floor
New York, NY 10153
Attention: John Rodin
E-mail: john@glenviewcapital.com
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Carl P. Marcellino
E-mail: carl.marcellino@ropesgray.com
(b)   If to the Company, to:
HeartFlow Holding, Inc.
1400 Seaport Blvd, Bldg B
Redwood City, CA 94063
Attention: Noemi C. Espinosa
Email: nespinosa@heartflow.com

with a copy (which shall not constitute notice) to:
King & Spalding LLP
601 S. California Ave. Suite 100
Palo Alto, CA 94304
Attention: Laura I. Bushnell, Timothy M. Fesenmyer
E-mail: lbushnell@kslaw.com; tfesenmyer@kslaw.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 9.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
Section 9.6   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Longview shall pay, or cause to be paid, all Unpaid Longview Expenses and (b) if the Closing occurs, then Longview shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Longview Expenses.
Section 9.7   Construction; Interpretation.   The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Longview, any documents or other materials posted to the electronic data room located www.securedocs.com under the project name “Project Halo” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement and any other documents or materials posted prior to the date hereof or delivered to Longview or its representatives which posting or delivery was acknowledged by email by Longview or its representatives; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8   Exhibits and Schedules.   All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Longview Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Longview Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Longview Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 9.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the two subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing).
Section 9.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 9.11   Counterparts; Electronic Signatures.   This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
Section 9.12   Knowledge of Company; Knowledge of Longview.   For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Longview’s knowledge” and “to the knowledge of Longview” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12(b) of the Longview Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Longview Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 9.13   No Recourse.   Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Longview Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Longview Non-Party Affiliates, in the case of Longview, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Longview or any Non-Party Affiliate concerning any Group Company, any Longview Party, this Agreement or the transactions contemplated hereby.
Section 9.14   Extension; Waiver.   The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Longview Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Longview Parties set forth herein or (c) waive compliance by the Longview Parties with any of the agreements or conditions set forth herein. Longview may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 9.15   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.
Section 9.16   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 9.17   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 9.18   Trust Account Waiver.   Reference is made to the final prospectus of Longview, filed with the SEC (File Nos. 333-252594) on March 1, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that Longview has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Longview’s public stockholders (including overallotment shares acquired by Longview’s underwriters, the “Public Stockholders”), and Longview may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Longview entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Longview or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Longview or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Longview or its Affiliates).

* * * * *

 IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
LONGVIEW ACQUISITION CORP. II
By:	/s/ John Rodin
Name:	John Rodin
Title:	Chief Executive Officer
HF HALO MERGER SUB, INC.
By:	/s/ Mark Horowitz
Name:	Mark Horowitz
Title:	Chief Financial Officer, Treasurer and Secretary
[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
HEARTFLOW HOLDING, INC.
By:	/s/ John H. Stevens
	Name:	John H. Stevens, M.D.
	Title:	President & Chief Executive Officer
[Signature Page to Business Combination Agreement]

Schedule A
Supporting Company Persons
Host-Plus Pty Limited
Interventure Equity Investments Limited
Plumbing Pensions (U.K.) Limited
Scottish Mortgage Investment Trust plc
The Board of Trustees of the Saskatchewan Healthcare Employees’ Pension Plan
The Schiehallion Fund Limited
The States of Jersey Public Employees Contributory Retirement Scheme
Vision Super Pty Ltd
Warman Investments Pty Limited
Capricorn Healthcare and Special Opportunities, LP
Capricorn Healthcare Special Opportunities II, L.P.
Capricorn Healthcare Special Opportunities II-A, L.P.
Capricorn S.A. SICAV — SIF — Global Non-Marketable Strategies Sub-Fund
Carthage, LP
CHSO CIG, LP
CHSO SFP, LP
CHSO TSF, LP
HIT Splitter, LP
Pacific Sequoia Holdings, LLC
The Skoll Foundation
The Skoll Fund
John H. Stevens and Marcia K. Stevens, Trustees for the John and Marcia Stevens Family Trust, dated February 4, 1994
John Stevens
HCPCIV 1, LLC
HealthCor Partners Fund, L.P.
HealthCor Partners Fund II, L.P.
Lonnie M. Smith HeartFlow GRAT III
Lonnie Smith
U.S. Venture Partners X, L.P.
USVP X Affiliates, L.P.
Hadley Harbor Master Investors (Cayman) II LP
Texas Hidalgo CoInvestment Fund, L.P.
William Weldon
ADL, LLC
BlueCross BlueShield Venture Partners II, L.P.
Sandbox Advantage Fund, L.P.
Charles Taylor
Taylor Family Revocable Trust
Lynn Schusterman Irrevocable Trust
Panorama Point Partnership, LP (SERIES D)

Annex B
Proposed Charter
FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
LONGVIEW ACQUISITION CORP. II
[                 ], 2021
Longview Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
1.   The name of the Corporation is “Longview Acquisition Corp. II”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 23, 2020 (the “Original Certificate”) under the name “Longview Acquisition Corp. II”.
2.   The First Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on March 18, 2021 (the “First A&R Certificate”).
3.   This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First A&R Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).
4.   This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.
5.   Effective immediately upon the filing of this Second Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), each share of Class A Common Stock of the Corporation (the “Old Series A Common Stock”) that is issued and outstanding immediately prior to the Reclassification Effective Time, shall be automatically reclassified and converted (the “Reclassification”), without further action on the part of the Corporation or any holder of the Old Series A Common Stock, into one fully paid and non-assessable share of Common Stock (as defined herein) of the Corporation authorized pursuant to, and having the powers, privileges and rights, and the qualifications, limitations and restrictions described in this Second Amended and Restated Certificate.
6.   The text of the First A&R Certificate is hereby restated and amended in its entirety to read as follows:
ARTICLE I
NAME
The name of the corporation is HeartFlow Group, Inc. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [•] shares, consisting of (a) [•] shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) [•] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Section 4.2   Preferred Stock.   The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3 Common Stock.
(a)   Voting.
(i)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.
(iii)   Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(b)   Dividends.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock, a number of shares of such class or classes necessary to effect the conversion of any such rights, warrants and options created and issued by the Corporation.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2   Number, Election and Term.
(a)   The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)   Subject to Section 5.5 hereof, the Board shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation.
(c)   Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting of the stockholders of the Corporation and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4   Removal.   Subject to Section 5.5 hereof, any or all of the directors may be removed from office, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.
Section 5.5   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation).
ARTICLE VI
BYLAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Special Meetings.   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, the Board pursuant to a resolution adopted by a majority of the Board, or by or at the request of the stockholders of the Corporation collectively holding shares of capital stock of at least 25% of all then outstanding shares of capital stock of the Corporation. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3   Action by Written Consent.   Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation relating to the rights of the holders of any outstanding series of Preferred Stock), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
ARTICLE IX
CORPORATE OPPORTUNITY
Section 9.1   [Corporate Opportunities and Non-Employee Directors.
(a)   In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(b)   No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.
(c)   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.
(d)   In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
(e)   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.]
ARTICLE X
ANTITAKEOVER
The Corporation expressly elects to be governed by Section 203 of the DGCL.
ARTICLE XI
AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; provided, however, that, notwithstanding any other provision of this Second Amended and Restated Certificate or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate, the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of this Second Amended and Restated Certificate and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 12.1   Forum.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which any federal district court shall be the exclusive forum for the resolution thereof. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Section 12.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
ARTICLE XIII
SEVERABILITY
If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.
[Signature page follows.]

IN WITNESS WHEREOF, Longview Acquisition Corp. II has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
Longview Acquisition Corp. II
By:

Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C
Form of Amended and Restated Bylaws of New HeartFlow
FORM OF
AMENDED AND RESTATED BYLAWS
OF
HEARTFLOW GROUP, INC.
(THE “CORPORATION”)
ARTICLE I
OFFICES
Section 1.1   Registered Office.   The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
Section 1.2   Additional Offices.    The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section 2.1   Annual Meetings.   The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Section 2.2   Special Meetings.   Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, Chief Executive Officer, the Board pursuant to a resolution adopted by a majority of the Board, or by or at the request of the stockholders of the Corporation collectively holding shares of capital stock of at least 25% of all then outstanding shares of capital stock of the Corporation, and may not be called by any other person. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided, that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).
Section 2.3   Notices.   Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.
Section 2.4   Quorum.   Except as otherwise provided by applicable law, the Corporation’s Second Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section 2.5   Voting of Shares.
(a)   Voting Lists.   The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number and class of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
(b)   Manner of Voting.   At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided, that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c)   Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.
(i)   A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii)   A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided, that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)   Required Vote.   Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e)   Inspectors of Election.   The Board may, and shall if required by law, in advance of any meeting of stockholders, designate one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.6   Adjournments.   Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.7   Advance Notice for Business.
(a)   Annual Meetings of Stockholders.   No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.
(i)   In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).
(ii)   To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
(iii)   The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with

Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a), provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv)   In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.
(c)   Public Announcement.   For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section 2.8   Conduct of Meetings.   The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal) to act of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9   Consents in Lieu of Meeting.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and the DGCL to the Corporation, written consents signed by a sufficient number of holders entitled to vote to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.
ARTICLE III
DIRECTORS
Section 3.1   Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.
Section 3.2   Advance Notice for Nomination of Directors.
(a)   Subject to the terms of the Certificate of Incorporation and any contractual nomination rights granted to any stockholder, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.
(b)   Subject to the terms of the Certificate of Incorporation and any contractual nomination rights granted to any stockholder, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.
(c)   Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d)   To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e)   If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(f)   In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
Section 3.3   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
Section 3.4   Number and Term.   The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. The term of office of each director shall be as specified in the Certificate of Incorporation.
ARTICLE IV
BOARD MEETINGS
Section 4.1   Annual Meetings.   The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
Section 4.2   Regular Meetings.   Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section 4.3   Special Meetings.   Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.
Section 4.4   Quorum; Required Vote.   A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 4.5   Consent In Lieu of Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.6   Organization.   The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
Section 5.1   Establishment.   The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 5.2   Available Powers.   Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section 5.3   Alternate Members.   The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 5.4   Procedures.   Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.
ARTICLE VI
OFFICERS
Section 6.1   Officers.   The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)   Chairman of the Board.   The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.
(b)   Chief Executive Officer.   The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.
(c)   President.   The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(d)   Vice Presidents.   In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(e)   Secretary.
(i)   The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.
(ii)   The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
(f)   Assistant Secretaries.   The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
(g)   Chief Financial Officer.   The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
(h)   Treasurer.   The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.
Section 6.2   Term of Office; Removal; Vacancies.   The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section 6.3   Other Officers.   The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.
Section 6.4   Multiple Officeholders; Stockholder and Director Officers.   Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
ARTICLE VII
SHARES
Section 7.1   Certificated and Uncertificated Shares.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section 7.2   Multiple Classes of Stock.   If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.3   Signatures.   Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, Chief Executive Officer, the President or a Vice President and (b) the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section 7.4   Consideration and Payment for Shares.
(a)   Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.
(b)   Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
Section 7.5   Lost, Destroyed or Wrongfully Taken Certificates.
(a)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 7.6   Transfer of Stock.
(a)   If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i)   in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii)   (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii)   the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv)   the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
(v)   such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
(b)   Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
Section 7.7   Registered Stockholders.   Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section 7.8   Effect of the Corporation’s Restriction on Transfer.
(a)   A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b)   A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares prior to or within a reasonable time after the issuance or transfer of such shares.
Section 7.9   Regulations.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
Section 7.10   Lock-Up.
(a)   Subject to Section 7.10(b), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (i) as consideration pursuant to the merger of [Halo Merger Sub, Inc.], a Delaware corporation, with and into HeartFlow Holding, Inc., a Delaware corporation (the “HeartFlow Transaction”) or (ii) to directors, officers and employees of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the HeartFlow Transaction in respect of awards of HeartFlow Holding, Inc. outstanding immediately prior to the closing of the HeartFlow Transaction (excluding, for the avoidance of doubt, the Longview Warrants (as defined in the Busines Combination Agreement entered into by and among the Corporation, HeartFlow Holding, Inc. and [Halo Merger Sub, Inc.], dated as of July [•], 2021) (such shares referred to in Section 7.10(a)(ii), the “HeartFlow Equity Award Shares”), may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
(b)   Notwithstanding the provisions set forth in Section 7.10(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) the Corporation’s officers or directors, (B) any affiliates or family members of the Corporation’s officers or directors, or (C) the other Lock-up Holders or any direct or indirect partners, members or equity holders of the Lock-up Holders, any affiliates of the Lock-up Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Corporation; or (vii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the HeartFlow Transaction.
(c)   Notwithstanding the other provisions set forth in this Section 7.10, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein. In addition, for the avoidance of doubt, to the extent any Lock-up Holders are subject to a more restrictive lock-up agreement with the Corporation, the terms of such lock-up agreement shall apply.

(d)   For purposes of this Section 7.10:
(i)   “Lock-up Period” shall mean the period beginning on the closing date of the HeartFlow Transaction and ending on the date that is 180 days after the closing date of the HeartFlow Transaction;
(ii)   “Lock-up Shares” shall mean the shares of common stock of the Corporation held by the Lock-up Holders immediately following the closing of the HeartFlow Transaction (other than shares of common stock of the Corporation acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the HeartFlow Transaction) and the HeartFlow Equity Award Shares;
(iii)   “Permitted Transferees” shall mean, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.10(b); and
(iv)   “Transfer” shall mean the (A) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
ARTICLE VIII
INDEMNIFICATION
Section 8.1   Right to Indemnification.   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 8.2   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under thisArticle VIII or otherwise.
Section 8.3   Right of Indemnitee to Bring Suit.   If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.
Section 8.4   Non-Exclusivity of Rights.   The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.
Section 8.5   Insurance.   The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 8.6   Indemnification of Other Persons.   This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.
Section 8.7   Amendments.   Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision[; provided, however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.]
Section 8.8   Certain Definitions.   For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation”

shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.
Section 8.9   Contract Rights.   The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.
Section 8.10   Severability.   If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE IX
MISCELLANEOUS
Section 9.1   Place of Meetings.   If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.
Section 9.2   Fixing Record Dates.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board, or any committee thereof, may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, or such committee, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board, or such committee, so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board, or such committee thereof, determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, or any committee thereof the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board, or any committee thereof, may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board, or any committee thereof, may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 9.3   Notice.
(a)   Notice to Directors.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)   Notice to Stockholders.   Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)   Electronic Transmission.   “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)   Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)   Exceptions to Notice Requirements.   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 9.4   Waiver of Notice.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 9.5   Meeting Attendance via Remote Communication Equipment.
(a)   Stockholder Meetings.   If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i)   participate in a meeting of stockholders; and
(ii)   be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
(b)   Board Meetings.   Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6   Dividends.   The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section 9.7   Reserves.   The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 9.8   Contracts and Negotiable Instruments.   Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 9.9   Fiscal Year.   The fiscal year of the Corporation shall be fixed by the Board.
Section 9.10   Seal.   The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 9.11   Books and Records.   The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section 9.12   Resignation.   Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 9.13   Surety Bonds.   Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.
Section 9.14   Securities of Other Corporations.   Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15   Amendments.   The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power (except as otherwise provided in Section 8.7) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Annex D
HEARTFLOW GROUP, INC.
2021 EQUITY INCENTIVE PLAN
1.   Purposes of the Plan.   The purposes of this Plan are:
•
to attract and retain the best available personnel for positions of substantial responsibility;

•
to provide additional incentive to Employees, Directors and Consultants; and

•
to promote the success of the Company’s business.

2.   Definitions.   As used herein, the following definitions will apply:
(a)   “Administrator” means the Committee.
(b)   “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares thereunder, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
(c)   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Other Share-Based Awards.
(d)   “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)   “Board” means the Board of Directors of the Company.
(f)   “Business Combination” means the successful closing of the transactions contemplated by a business combination agreement, dated July 15, 2021, by and among Longview, HF Halo Merger Sub, Inc., a wholly owned subsidiary of Longview Acquisition Corp. II, and HeartFlow Holding, Inc.
(g)   “Cause” means, in the absence of an effective Award Agreement or employment or service agreement with the Participant otherwise defining Cause, (i) a Participant’s conviction of or indictment for any crime (whether or not involving the Company or any Parent or Subsidiary of the Company) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company or any Parent or Subsidiary of the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any Parent or Subsidiary of the Company; (ii) conduct of a Participant, in connection with his employment or service, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any Parent or Subsidiary of the Company; (iii) any material violation of the policies of the Company or any Parent or Subsidiary of the Company including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any Parent or Subsidiary of the Company; (iv) willful neglect in the performance of a Participant’s duties for the Company or any Parent or Subsidiary of the Company or willful or repeated failure or refusal to perform such duties; (v) acts of willful misconduct on the part of a Participant in the course of his employment or service that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company; (vi) embezzlement, misappropriation or fraud committed by a Participant or at his direction, or with his personal knowledge, in the course of his employment or service, that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company; or (vii) a Participant’s breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Parent or Subsidiary of the Company, which breach is not susceptible to cure, or that is not cured within thirty (30) days after the Participant is given written notice of such breach by the Company; provided, however, that if, subsequent to a Participant’s voluntary termination for any reason or involuntary termination by the Company or any Parent or Subsidiary of the Company without Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, upon determination by the Administrator, such Participant’s employment or service shall be deemed to have been terminated for Cause for all purposes under this Plan. In the event there is an effective Award Agreement or an employment or service agreement with the Participant defining Cause, “Cause” shall have the meaning provided in such agreement, and a termination by the Company or any Parent or Subsidiary of the Company for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or employment or service agreement are complied with.
(h)   “Change in Control” means the occurrence of any of the following events:
(i)   A change in the ownership of the Company which occurs on the date that any one person (within the meaning of Section 13(d) of the Exchange Act), or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;
(ii)   The consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) fifty percent (50%) or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, fifty percent (50%) or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing fifty percent (50%) or more of either the then-outstanding Shares or the combined voting power of the Company’s then-outstanding voting securities shall not be considered a Change in Control;
(iii)   A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iv)   A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the

Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iv), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iv)(B)(3). For purposes of this subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A, an event described in subsection (i), (ii), (iii) or (iv) above shall not be deemed a Change in Control under the Plan to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under 409A unless such event qualifies as a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.
Further and for the avoidance of doubt, an event will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(i)   “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(j)   “Committee” means the compensation committee of the Board, unless another duly authorized committee is designated by the Board, in accordance with Section 4 hereof. If there is no compensation committee of the Board and the Board does not designate another committee or if the Board acts hereunder, references herein to the “Committee” shall refer to the Board.
(k)   “Common Stock” means the common stock, par value $0.0001 per share of the Company.
(l)   “Company” means HeartFlow Group, Inc., a Delaware corporation, or any successor thereto.
(m)   “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act. For the avoidance of doubt, a Consultant will include advisory members of the Board.
(n)   “Data” means certain personal information about a Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the

Company and details of all Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor.
(o)   “Director” means a member of the Board.
(p)   “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(q)   “Employee” means any person, including Officers and Inside Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(r)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(s)   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)   For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-4 filed with the Securities and Exchange Commission.
(ii)   For purposes of any Awards granted on any other date, the Fair Market Value will be the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of the NASDAQ Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported). If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.
The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.
(t)   “Fiscal Year” means the fiscal year of the Company.
(u)   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(v)   “Inside Director” means a Director who is an Employee.
(w)   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(x)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)   “Option” means a stock option granted pursuant to the Plan.
(z)   “Other Share-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon service with performance of the Company, its Subsidiaries or business units thereof or any other factors designated by the Committee.

(aa)   “Outside Director” means a Director who is not an Employee.
(bb)   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(cc)   “Participant” means the holder of an outstanding Award.
(dd)   “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(ee)   “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(ff)   “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(gg)   “Plan” means this HeartFlow Group, Inc. 2021 Equity Incentive Plan.
(hh)   “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities.
(ii)   “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(jj)   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(kk)   “Rollover Option” means stock options that were rolled over to the Company from the HeartFlow Holding Inc, Amended and Restated 2009 Equity Incentive Plan.
(ll)   “Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
(mm)   “Securities Act” means the Securities Act of 1933, as amended.
(nn)   “Service Provider” means an Employee, Director or Consultant.
(oo)   “Share” means a share of Common Stock, as adjusted in accordance with Section 15 of the Plan.
(pp)   “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(qq)   “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.   Stock Subject to the Plan.
(a)   Stock Subject to the Plan.   Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is ten percent (10%) of outstanding Common Stock immediately after the Business Combination plus (ii) each Rollover Option. The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum aggregate number of Shares that may be issued under the Plan will automatically increase annually on the first (1st) day of each Fiscal Year beginning with the 2022 Fiscal Year in an amount equal to five percent (5%) of Common

Stock outstanding on the last day of the immediately preceding Fiscal Year or such lesser amount as determined by the Administrator.
(b)   Lapsed Awards.   For purposes of determining the number of Shares available for issuance under the Plan:
(i)   If any Award (A) expires or is terminated, surrendered or cancelled or otherwise becomes unexercisable without having been exercised in full, is forfeited in whole or in part (including as the result of Shares subject to such Award being repurchased by the Company at or below the original issuance price pursuant to a contractual repurchase right) or (B) with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or, for Awards other than Options or Stock Appreciation Rights, the forfeited, unused or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that in the case of the exercise of a Stock Appreciation Right, the number of Shares counted against the Shares available for issuance under the Plan shall be the full number of Shares subject to the Stock Appreciation Right multiplied by the percentage of the Stock Appreciation Right actually exercised, regardless of the number of Shares actually used to settle such Stock Appreciation Right upon exercise.
(ii)   Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan.
(iii)   Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations (including, without limitation, by actual delivery, attestation or net settlement) by a Participant related to an Award will become available for future grant or sale under the Plan.
(iv)   To the extent an Award under the Plan is settled or paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
(v)   Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for issuance under the Plan.
(vi)   Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share pool stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).
(c)   Share Reserve.   The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
(d)   Indemnification.   In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful;

provided, however, that within sixty (60) days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
4.   Administration of the Plan.
(a)   Administration; Delegation.   The Plan shall be administered by the Committee. To the extent permitted by Applicable Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Awards (except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of one or more Directors) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with Applicable Law.
(b)   Powers of the Administrator.   Subject to the provisions of the Plan and Applicable Law, the Administrator (or its delegate) will have the authority, in its discretion:
(i)   to determine the Fair Market Value;
(ii)   to select the Service Providers to whom Awards may be granted hereunder;
(iii)   to determine the number of Shares to be covered by each Award granted hereunder;
(iv)   to approve forms of Award Agreements for use under the Plan;
(v)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)   to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;
(viii)   to modify or amend each Award (subject to Section 21 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);
(ix)   to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;
(x)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)   to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;
(xii)   to determine the timing and characterization or reason for a Participant’s termination of employment or service with the Company; and
(xiii)   to make all other determinations deemed necessary or advisable for administering the Plan.
(c)   Effect of Administrator’s Decision.   The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.   Eligibility.   Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Share-Based Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.   Stock Options.
(a)   Limitations.   Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The fair market value of the shares will be determined as of the time the option with respect to such shares is granted.
(b)   Term of Option.   The term of each Option will be stated in the Award Agreement, which will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)   Option Exercise Price and Consideration.
(i)   Exercise Price.   The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)   In the case of an Incentive Stock Option
(A)   granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant;
(B)   granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)   In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3)   Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)   Waiting Period and Exercise Dates.   At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)   Form of Consideration.   The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (4) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (5) by net exercise; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.
(d)   Exercise of Option.
(i)   Procedure for Exercise; Rights as a Stockholder.   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
(ii)   Termination of Relationship as a Service Provider.   If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate.
(iii)   Disability of Participant.   If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate.
(iv)   Death of Participant.   If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and cancelled. If the Option is not so exercised within the time specified herein, the Option will terminate.
(v)   Prohibition on Repricing.   Except as otherwise provided in Section 15, without prior approval of stockholders of the Company, no Option may be (i) amended to reduce the Option’s exercise price; (ii) cancelled in exchange for the grant of any new Option with a lower exercise price; (iii) cancelled in exchange for cash, other property or the grant of any new award at a time when the exercise price of the Option is greater than the current Fair Market Value of a Share; or (iv) involved in any other transaction that would be considered a form of repricing under applicable accounting rules and/or the applicable exchange listing requirements.
7.   Restricted Stock.
(a)   Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)   Restricted Stock Agreement.   Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)   Transferability.   Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)   Other Restrictions.   The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)   Removal of Restrictions.   Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)   Voting Rights.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)   Dividends and Other Distributions.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeiture as the Shares of Restricted Stock with respect to which they were paid.
(h)   Return of Restricted Stock to Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.   Restricted Stock Units.
(a)   Grant.   Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted

Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)   Vesting Criteria and Other Terms.   The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon continued employment or service and/or the achievement of Company-wide, divisional, business unit, or individual goals or any other basis determined by the Administrator in its discretion.
(c)   Earning Restricted Stock Units.   Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payment in respect of the underlying Shares as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d)   Form and Timing of Payment.   Payment of earned Restricted Stock Units will be made at such times as determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(e)   Cancellation.   On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited and cancelled.
9.   Stock Appreciation Rights.
(a)   Grant of Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)   Number of Shares.   The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(c)   Exercise Price and Other Terms.   The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan. Except as otherwise provided in Section 15, without prior approval of stockholders of the Company, no Stock Appreciation Right may be: (i) amended to reduce the Stock Appreciation Right’s exercise price; (ii) cancelled in exchange for the grant of any new Stock Appreciation Right with a lower exercise price; (iii) cancelled in exchange for cash, other property or the grant of any new award at a time when the exercise price of the Stock Appreciation Right is greater than the current Fair Market Value of a Share; or (iv) involved in any other transaction that would be considered a form of repricing under applicable accounting rules and/or the applicable exchange listing requirements.
(d)   Stock Appreciation Right Agreement.   Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)   Expiration of Stock Appreciation Rights.   A Stock Appreciation Right granted under the Plan will expire ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, as determined by the Administrator, in its sole discretion. Notwithstanding the foregoing, the rules of Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.
(f)   Payment of Stock Appreciation Right Amount.   Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)   The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)   The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.   Performance Units and Performance Shares.
(a)   Grant of Performance Units/Shares.   Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)   Value of Performance Units/Shares.   Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)   Performance Objectives and Other Terms.   The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued employment or service as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals or any other basis determined by the Administrator in its discretion If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Administrator may modify the performance objectives or the related level of achievement, in whole or in part, as the Administrator deems appropriate and equitable.
(d)   Earning of Performance Units/Shares.   After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payment in respect of units/Shares underlying the Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)   Form and Timing of Payment of Performance Units/Shares.   Payment of earned Performance Units/Shares will be made at such times as determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)   Cancellation of Performance Units/Shares.   On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited and cancelled.
11.   Other Share-Based Awards.   The Administrator is authorized, subject to limitations under Applicable Law, to grant Other Share-Based Awards. The Administrator shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Administrator shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

12.   Outside Director Limitations.   No Outside Director may be paid, issued or granted, in any Fiscal Year, cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $750,000 (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 12.
13.   Leaves of Absence/Transfer Between Locations.   Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
14.   Transferability of Awards.   Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, by the laws of descent or distribution or to a trust or estate planning vehicle (provided that such trust or estate planning vehicle is approved by the Administrator), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
15.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)   Adjustments.   In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, separation, rights offering, repurchase, or exchange of Shares or other securities of the Company occurs, or in the event that there are changes in Applicable Laws, regulations or accounting principles, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, subject to compliance with Section 409A and other Applicable Law, adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the terms and conditions of any outstanding Award and the numerical Share limits in Section 3 of the Plan.
(b)   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)   Change in Control.   In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines subject to the restriction in the following paragraph, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards or Participants similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Participant, or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period for no consideration.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(d)   Outside Director Awards.   With respect to Awards granted to an Outside Director, in the event of a Change in Control, then the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Outside Director, or other written agreement between the Outside Director and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
16.   Tax.
(a)   Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)   Withholding Arrangements.   The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld (i.e., net settlement), or (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld or (iv) any combination thereof. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
(c)   Compliance With Section 409A.   Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A at the time of such Participant’s “separation from service” (as defined in Section 409A), and any amount hereunder is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A‑3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company (or any Parent or Subsidiary of the Company, as applicable) be liable for or reimburse a Participant for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non- compliance with Section 409A.
17.   No Effect on Employment or Service.   Neither the Plan nor any Award (nor any vesting schedule contained therein) will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any Parent or Subsidiary of the Company) to terminate such relationship at any time, with or without Cause, to the extent permitted by Applicable Laws.
18.   No Uniformity of Treatment.   No Service Provider, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Service Providers, Participants, holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of or any contractual right to receive future grants, or benefits in lieu of grants, even if Awards have been granted in the past. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
19.   Date of Grant.   The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
20.   Term of Plan.   Subject to Section 25 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the business day immediately prior to the Registration Date. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 21 of the Plan.
21.   Amendment and Termination of the Plan.
(a)   Amendment and Termination.   The Board may at any time amend, alter, suspend or terminate the Plan and the Administrator may at any time waive any conditions or rights under, amend any terms of, or amend, alter, suspend or terminate any Award granted thereunder, prospectively or retroactively, without the consent of any relevant Participant or beneficiary of an Award, subject to Section 21(c).
(b)   Stockholder Approval.   The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)   Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan or any Award will materially adversely impair the rights of any Participant or beneficiary under any Award theretofore granted under the Plan, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company except (x) to the extent any such action is made to cause the Plan to comply with Applicable Law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 24 hereof. The Administrator shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 15) affecting the Company, or the financial statements of the Company, or of changes in Applicable Laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
22.   Conditions Upon Issuance of Shares.
(a)   Legal Compliance.   Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)   Investment Representations.   As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
23.   Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
24.   Forfeiture Events.
(a)   All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company has in place from time to time, including any policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. The Administrator may, to the extent permitted by Applicable Laws and stock exchange rules or by any applicable policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to a Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property.

(b)   The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as a Service Provider for cause or any specified action or inaction by a Participant, whether before or after the date Participant is no longer a Service Provider, that would constitute cause for termination of such Participant’s status as a Service Provider.
(c)   If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (1) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct or (2) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
25.   Stockholder Approval.   The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.   Miscellaneous.
(a)   Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(b)   If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.
(c)   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(d)   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(e)   Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Administrator, be necessary or desirable to recognize differences in local law, tax policy or custom. The Administrator also may impose conditions on the exercise or vesting of Awards in order to minimize the Administrator’s obligation with respect to tax equalization for Participants on assignments outside their home country.
(f)   Language.   If the Participant receives an Award Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version of such Award Agreement or such other document will control.

27.   Successors and Assigns.   The terms of the Plan shall be binding upon and inure to the benefit of the Company and any assignee or successor entity, including any successor entity contemplated by Section 15(c).
28.   Data Protection.
(a)   Personal Data Processing.   By participating in the Plan, the Participant understands and acknowledges that it is necessary for the Company, Parent and any of its Subsidiaries and affiliates to collect, use, disclose, hold, transfer and otherwise process certain personal information about the Participant, including, but not limited to, the Participant’s Data, or other personal information as described in an Award Agreement or any other grant materials or as otherwise provided to the Company or any Parent, Subsidiary or affiliate for the purpose of implementing, administering and managing the Plan. Any such processing will be carried out in accordance with the Company’s legitimate interest in administering the Plan and only to the extent permitted by and in full compliance with any applicable data protection laws and regulations. A Participant’s failure or refusal to provide or update such Participant’s Data (or to agree to the terms and conditions of the Plan) may result in the Company being unable to administer the Plan in respect of such Participant. A Participant’s Data will be retained by the Company for as long as such Participant holds Awards and/or Shares in the Company, and thereafter, to the extent necessary to fulfill lawful purposes or as long as required by applicable law, which is generally seven (7) years. These purposes include:
(i)   administering and maintaining Participant records;
(ii)   providing information to the Company or any Parent, Subsidiary or affiliate, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan;
(iii)   providing information to future purchasers or merger partners of the Company or any affiliate, or the business in which the Participant works; and
(iv)   transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.
(b)   Disclosure.   The Company may transfer a Participant’s Data amongst its Parent, Subsidiaries or affiliates and service providers, acting as processors or joint data controllers, including any stock plan administrator (the “Stock Plan Administrator”) that is an independent service provider based in the United States assisting the Company with the implementation, administration and management of the Plan. The Stock Plan Administrator may open an account for a Participant to receive and trade Shares. A Participant may be asked to acknowledge, or agree to, separate terms and data processing practices with the Stock Plan Administrator. In the future, the Company may select a different service provider or additional service providers and share Data with such other provider(s) serving the Company in a similar manner.
(c)   International Transfer.   A Participant’s Data may be transferred from such Participant’s country to other jurisdictions, including the United States. The Participant understands and acknowledges that such jurisdictions might have enacted data privacy laws that are less protective or otherwise different from those applicable in the Participant’s country of residence. The Company shall take reasonable steps to ensure that the Participant’s Data is legally transferred and continues to be adequately protected and securely held. If the Participant’s Data is subject to the data protection laws of the European Economic Area, including the United Kingdom (the “EEA”), the Company shall rely upon an adequate mechanism for the international transfer and subsequent onward transfers of personal data. The Company is certified to the EU-U.S. Privacy Shield Program.
(d)   Data Subject Rights.   Subject to the nature of the data, the purpose and nature of the processing, and any lawful bases of the Company, the Participant understands that he or she may have a number of rights under data privacy laws in the Participant’s jurisdiction. Subject to the conditions set out in the applicable law and depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data processed by the Company, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on the processing of Data, (v) object to the processing of Data for legitimate interests, (vi) portability of Data, (vii) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (viii) receive a list with the names and addresses of any potential recipients of the Participant’s Data. To receive clarification regarding these rights or to exercise these rights, the Participant may contact the Company.
(e)   Data Controller and Data Protection Officer.   The data controller is the Company and the data protection officer is the Company’s Chief Compliance Officer.
29.   Electronic Delivery and Acceptance.   The Company may, in its sole discretion, decide to deliver any documents related to the Awards granted under the Plan or future Awards that may be granted under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By participating in the Plan, the Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
30.   Governing Law.   The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

Annex E
HEARTFLOW GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I
PURPOSE AND SCOPE OF THE PLAN
1.1   Purpose and Scope.   The purpose of the HeartFlow Group, Inc. Employee Stock Purchase Plan (as amended from time to time, the “Plan”) is to provide employees of the Company and its Participating Subsidiaries with an opportunity to purchase Shares of the Company on a payroll deduction or other convenient basis. The purpose of the Plan is to provide employees of the Company and its Affiliates with an opportunity to purchase Shares through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. An option to purchase Shares under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Committee designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
1.2   Code Section 423.   The Company intends the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (an “Employee Stock Purchase Plan”), but makes no representation or undertaking to maintain such status. The provisions of the Plan will, with respect to the grant of Options and issuance of Shares, be construed so as to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.
1.3   Separate Offerings.   The Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan). The Committee will designate which Subsidiaries are to participate as Participating Subsidiaries in each separate Offering.
ARTICLE II
DEFINITIONS
Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearing indicates to the contrary. The singular pronoun shall include the plural where the context so requires.
2.1   “Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant in accordance with Article V hereof.
2.2   “Affiliate” shall mean the Company and any Parent or Subsidiary of the Company.
2.3   “Board” shall mean the Board of Directors of the Company.
2.4   “Business Combination” means the successful closing of the transactions contemplated by a business combination agreement, dated July 15, 2021, by and among Longview, HF Halo Merger Sub, Inc., a wholly owned subsidiary of Longview Acquisition Corp. II, and HeartFlow Holding, Inc.
2.5   “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.6   “Committee” shall mean the compensation committee of the Board, or such other committee or subcommittee of the Board that the Board has designated to administer the Plan or if no committee has been designated to the administer the Plan, the Board.

2.7   “Company” shall mean HeartFlow Group, Inc. a Delaware corporation, or any successor thereto.
2.8   “Compensation” of an Employee shall mean the base salary, including any 13th month salary, wages, vacation pay, holiday pay, jury duty pay, funeral leave pay or military pay paid to the Employee from the Company or any Affiliate on each Payday as compensation for the services to the Company or any Affiliate before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan of the Company or any Affiliate, including prior week adjustments and overtime, but excluding incentive compensation, bonuses (e.g. retention or sign-on bonuses), overtime and shift premiums, fringe benefits (including, without limitation, employer gifts), education or tuition reimbursements, imputed income arising under any Company or Affiliate group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units, or other compensatory equity awards and all contributions made by the Company or any Affiliate for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholding but shall be withheld from the Employee’s net income. The Committee, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
2.9   “Contributions” shall mean all payroll deduction and lump sum amounts credited to a Participant’s Account.
2.10   “Corporate Transaction” shall mean (i) any stock dividend, stock split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, extraordinary cash dividend or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (iii) any other transaction or event having an effect similar to the foregoing.
2.11   “Disability” shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code.
2.12   “Effective Date” shall mean the date on which the Plan is adopted by the Board.
2.13   “Eligible Employee” shall have the meaning set forth in Section 3.1 hereof.
2.14   “Employee” shall mean any person who renders services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any trustee or other service provider of the Company or a Participating Subsidiary who does not render services to the Company or a Participating Subsidiary in the status of an employee within the meaning of Section 3401 of the Code.
2.15   “Employee Stock Purchase Plan” shall have the meaning set forth in the Preamble.
2.16   “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.17   “Expiration Date” shall mean the tenth (10th) anniversary of the Effective Date.
2.18   “Fair Market Value” shall mean, as of any date, the closing sales price for a Share as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of the NASDAQ Stock Market) on which the Share is listed on the date of determination (or the closing bid, if no sales were reported). If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Committee. In the absence of an established market for the Share, the Fair Market Value thereof will be determined in good faith by the Committee. The determination of fair market value for purposes of tax withholding may be made in the Committee’s discretion subject to applicable laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

2.19   “Initial Offering Period” shall mean the period commencing on such date as determined by the Committee and ending on such date as determined by the Committee.
2.20   “Offering” shall mean the grant to Eligible Employees of Options, with the exercise of those Options automatically occurring at the end of one or more Purchase Periods.
2.21   “Offering Date” shall mean the date selected by the Committee for an Offering to commence.
2.22   “Offering Period” shall mean (i) the Initial Offering Period and (ii) each 6-month period commencing on each January 1 and each July 1 to occur during the term of the Plan following the commencement of the Initial Offering Period, unless otherwise determined by the Committee in its discretion; provided, however, that no Offering Period shall have a duration exceeding 27 months.
2.23   “Option” shall mean the right to purchase Shares pursuant to the Plan during each Offering Period.
2.24   “Parent” shall mean a “parent corporation” of the Company within the meaning of Section 424(e) of the Code.
2.25   “Participant” shall mean any Eligible Employee who elects to participate in the Plan.
2.26   “Participating Subsidiary” shall mean any Subsidiary, whether now or subsequently established, and designated by the Committee as eligible to participate in the Plan.
2.27   “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Participating Subsidiary.
2.28   “Plan” shall have the meaning ascribed to it in the preamble.
2.29   “Purchase Date” shall mean the last Trading Day of each Purchase Period.
2.30   “Purchase Period” shall mean, with respect to any Offering Period, unless otherwise determined by the Committee in its discretion, each approximately six (6)-month period (i) commencing on the first Trading Day on or after January 1 and ending on the first Trading Day on or before June 30 and (ii) commencing on the first Trading Day on or after July 1 and ending on the first Trading Day on or before December 31. The Purchase Period and Offering Period may, but need not, be the same period in the discretion of the Committee.
2.31   “Purchase Price” shall mean eighty-five percent (85%) of the Fair Market Value of a Share on the first Trading Day of the Offering Period or eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date, whichever is less; provided, however, that the Committee reserves the right to increase the Purchase Price in its discretion for any Offering under the Plan.
2.32   “Retirement” shall mean, with respect to a Participant, the Participant’s termination of employment with the Company or a Participating Subsidiary after the date on which the Participant has attained age 65 or has attained age 55 and has ten full years of service with the Company, any Subsidiary or Affiliate.
2.33   “Share” shall mean a share of common stock, $0.0001 par value, of the Company as adjusted from time to time pursuant to Article XIII hereof.
2.34   “Subsidiary” shall mean any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, provided that a limited liability company or partnership may be treated as a Subsidiary to the extent either (i) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (ii) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.
2.35   “Trading Day” shall mean a day on which the principal securities exchange or the national market system on which the Shares are listed is open for trading or, if the Shares are not listed on a securities exchange or national market system, shall mean a business day, as determined by the Committee in good faith.

2.36   “Withdrawal Election” shall have the meaning set forth in Article VIII hereof.
ARTICLE III
ELIGIBILITY
3.1   Eligible Employees.   Subject to Section 3.2, below, any person who is an Employee on the Offering Date in a given Offering Period will be eligible to participate in the Plan for that Offering Period subject to the requirements of Article IV and the limitations imposed by Section 423(b) of the Code; provided that, notwithstanding the foregoing, the Committee may, on a prospective basis, (i) exclude from participation in the Plan any or all Employees whose customary employment is for not more than twenty (20) hours per week or five (5) months per year, (ii) impose an eligibility service requirement of no less than ten (10) business days and up to two years of employment, and (iii) exclude from participation in the Plan a designated group of highly compensated employees (within the meaning of Section 414(q) of the Code) (each Employee eligible to participate in the Plan pursuant to this Article III, an “Eligible Employee”); provided, however, that an Eligible Employee who works for a Participating Subsidiary and is a citizen or resident of a jurisdiction other than the United States (without regard to whether such individual also is a citizen or resident of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan to violate Section 423 of the Code; and, provided further, that, an Eligible Employee (or group of Eligible Employees) may be excluded from participation if the Committee has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practicable for any reason.
3.2   5% Holders.   Notwithstanding any other provision of the Plan, no Employee will be eligible to participate in the Plan if the Employee (or any other person whose shares would be attributed to the Employee pursuant to Section 424(d) of the Code) owns capital stock of the Company and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary.
ARTICLE IV
ENROLLMENT
An Eligible Employee may become a Participant in the Plan by completing any required enrollment documents provided by the Committee or its designee and submitting such documents to the Committee or its designee in accordance with the rules established by the Committee. Participation in the Plan is entirely voluntary. The enrollment documents will set forth the amount of the Participant’s Compensation, in an amount equal to at least one percent (1%) and up to ten percent (10%), or such other minimum and maximum dollar amounts or percentages of Compensation as may be designated by the Committee, to be paid as Contributions pursuant to the Plan. Enrollment documentation must be completed and delivered to the Company or its designee no later than the close of business on the fifth (5th) business day prior to the applicable Offering Date, or by such other time as the Committee may determine. Enrollment will be effective as of the Offering Date next following the Company’s or its designee’s receipt of properly and timely completed enrollment documents.
ARTICLE V
CONTRIBUTIONS
5.1   Payment Method.   An Eligible Employee may elect to participate in an Offering under the Plan by way of payroll deductions made on each Payday during the Offering Period or by way of a lump sum payment or payments. A Participant’s election will be set forth in the enrollment documents for the Offering Period.
(a)   Payroll Deductions.   A Participant’s payroll deductions will begin on the first Payday following the Offering Date and will end on the last Payday on or before the Purchase Date of the Purchase Period, unless the Participant elects to withdraw from the Plan as provided in Article VIII or ceases Contributions during the Offering Period. All payroll deductions shall be credited to a Participant’s Account.

(b)   Lump Sum Contributions.   A Participant electing to make one or more lump sum contributions with respect to an Offering Period shall remit payment in a lump sum or sums to the Company at any time after the Offering Date and no later than ten (10) business days prior to the Purchase Date of the Purchase Period. In the event an elected lump sum contribution is not received by the Company by the close of business on the tenth (10th) business day prior to the Purchase Date of the Purchase Period, the Participant shall be deemed to have withdrawn from participating in the Offering. All lump sum payments will be contributed to the Participant’s Account.
5.2   Changes to Contributions.   Unless otherwise determined by the Committee, a Participant may not increase the dollar amount or percentage of Compensation contributed by way of payroll deductions or lump sum payments after commencement of an Offering Period. A Participant may decrease his or her payroll deductions or lump sum Contributions once during each Purchase Period by delivery of a new payroll deduction or lump sum contribution form to the Committee. The change will become effective as soon as administratively practicable after receipt. A Participant may cease Contributions to the Plan at any time. Unless the Participant makes a Withdrawal Election as provided in Article VIII, upon a cessation of Contributions to the Plan during an Offering Period, the funds in the Participant’s Account will not be refunded to the Participant but instead will be used to purchase Shares for the Participant on the Purchase Date.
5.3   No Interest; No Trust or Segregation.   No interest or other earnings will accrue on a Participant’s Account or Contributions to the Plan. The Company shall have no obligation to hold a Participant’s Account in a trust or any segregated account.
5.4   Automatic Re-enrollment.   The payroll deduction rate or the lump sum contribution amount, as applicable, selected by the Participant for an Offering shall remain in effect for subsequent Offerings unless the Participant timely submits new enrollment documents to change the Contribution amount for a subsequent Offering Period in accordance with the rules established by the Committee.
5.5   Foreign Currency.   Except as otherwise specified by the Committee, payroll deduction and lump sum Contributions made by Participants in currencies other than the U.S. dollars will be accumulated in local currency and converted to U.S. dollars as of the Purchase Date.
ARTICLE VI
SHARE PURCHASES
6.1   Automatic Purchase.   On each Purchase Date, subject to such Participant remaining an Eligible Employee through such Purchase Date, each Participant shall be deemed, automatically and without further action on the part of the Participant, to have elected to purchase the largest number of whole, or if determined in the Committee’s discretion, fractional Shares, that the Contributions in the Participant’s Account can purchase at the Purchase Price on the Purchase Date, subject to the limitations of Article VII. Except as otherwise specified by the Committee, any Contributions that are not sufficient to purchase a whole Share will be retained in the Participant’s Account for the subsequent Purchase Period. Any other amounts remaining in the Participant’s Account after the Purchase Date will be returned to the Participant.
6.2   Delivery of Shares.   As soon as practicable after each Purchase Date, the Committee will arrange for the delivery of the Shares purchased by the Participants on the Purchase Date. The Committee may require that Shares purchased under the Plan be deposited directly with a provider designated by the Committee. The Committee may require that Shares be retained by the designated provider for a specified period of time and may restrict dispositions during that period, and the Committee may establish other procedures to permit tracking of disqualifying dispositions of the Shares or restrict transfer of the Shares.
6.3   Notice Requirements.   The Committee may require, as a condition to participation in the Plan, that each Participant agree to notify the Company if the Participant sells or otherwise disposes of any Shares purchased pursuant to the Plan within two years of the Offering Date or one year of the Purchase Date for the Purchase Period in which the Shares were purchased.
6.4   Shareholder Rights.   A Participant will have no interest or dividend or voting rights in a Share until a Share has been purchased on the Participant’s behalf under the Plan and delivered pursuant to Section 6.2.

ARTICLE VII
LIMITATION ON PURCHASES
7.1   Purchase Period Limitation.   Subject to the calendar year limit provided by Section 7.2, the maximum number of Shares that a Participant will have the right to purchase in any Offering Period pursuant to an Option intended to qualify under Section 423 of the Code will be 25,000 Shares.
7.2   Calendar Year Limitation.   No Employee participating in the Plan shall be granted an Option to purchase Shares if such right, when combined with all other rights and options granted under all Employee Stock Purchase Plans of the Company, its Subsidiaries or any Parent, would permit the Employee to purchase Shares with a Fair Market Value (determined at the time the right or Option is granted) in excess of $25,000.00 for each calendar year in which the right or Option is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code.
7.3   Refunds.   As of the first Purchase Date on which this Article VII limits a Participant’s ability to purchase Shares, the Participant’s payroll deductions will terminate, no further lump sum contribution amounts shall be paid to or accepted by the Company, and the Participant will receive a refund of the balance in the Participant’s Account as soon as practicable after the Purchase Period.
ARTICLE VIII
WITHDRAWAL FROM PARTICIPATION
A Participant may withdraw all, but not less than all, of the Contributions credited to the Participant’s Account at any time before a Purchase Date by notifying the Committee or its designee of the Participant’s election to withdraw (a “Withdrawal Election”), pursuant to rules specified by the Committee. In the event an elected lump sum contribution is not received by the Company prior to the close of business on the tenth (10th) business day prior to the Purchase Date of the Purchase Period, the Participant shall be deemed to have withdrawn from participating in the Offering. If a Participant makes a Withdrawal Election, all of the Participant’s Contributions credited to the Participant’s Account will be returned to the Participant and the Participant may not make any further Contributions to the Plan for the purchase of Shares during that Offering Period. A Participant’s Withdrawal Election during an Offering Period will not have any effect on the Participant’s eligibility to participate in the Plan during any subsequent Offering Period.
ARTICLE IX
EMPLOYMENT TERMINATION
9.1   Termination Other Than Death, Disability or Retirement.   If a Participant’s employment with the Company or a Participating Subsidiary terminates for any reason other than death, Disability or Retirement (as described in Sections 9.2 and 9.3 below) prior to a Purchase Date, the Participant will cease to participate in the Plan and the Company will refund to the Participant the balance in the Participant’s Account.
9.2   Ineligible Employee.   If at any time during a Purchase Period a Participant dies or ceases to be an Eligible Employee for any reason other than employment termination, at the election of the Participant, or the Participant’s legal representative in the event of the Participant’s death, the Participant’s Account will be (i) distributed to the Participant, or to the Participant’s estate in the event of the Participant’s death, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Article VI. Section 9.2(ii) shall apply in the event the Participant or legal representative fails to make a timely election pursuant to rules established by the Committee.
9.3   Termination Due to Disability or Retirement.   If a Participant’s employment with the Company or a Participating Subsidiary terminates during a Purchase Period due to Disability or Retirement, no more than three months before the Purchase Date for the Purchase Period, at the Participant’s election, the balance in the Participant’s Account will be (i) distributed to the Participant, or (ii) held until the end of the Purchase Period and applied to purchase Shares in accordance with Article VI. Section 9.3(ii) shall apply in the event the Participant fails to make a timely election pursuant to rules established by the Committee.
9.4   Leaves of Absence.   The Committee may establish rules regarding when leaves of absence will be considered a termination of employment. Notwithstanding the foregoing, where a period of leave exceeds ninety (90) days, a Participant’s employment relationship with the Company or a Participating Subsidiary will be deemed to have terminated on the ninety-first (91st) day of such leave unless the Participant’s right to reemployment is guaranteed either by statute or contract.
ARTICLE X
PLAN ADMINISTRATION
The Plan will be administered by the Committee. The Board may from time to time fill vacancies on the Committee. Subject to the express provisions of the Plan, the Committee will have the power to:
(i)   determine how and when Options will be granted and the provisions of each Offering, which need not be identical;
(ii)   exercise discretionary authority to construe and interpret the Plan and to take any actions necessary to implement the Plan;
(iii)   prescribe, amend, and rescind rules and regulations relating to the Plan;
(iv)   make all determinations necessary or advisable in administering the Plan;
(v)   settle all controversies regarding the Plan and Options granted thereunder;
(vi)   amend, suspend or terminate the Plan at any time as provided in Article XV;
(vii)   exercise such powers and perform such acts as it deems necessary or expedient to promote the best interests of the Company and the Participating Subsidiaries and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan;
(viii)   adopt such rules, procedures and sub-plans under the Plan relating to the operation and administration of the Plan as necessary or appropriate under applicable local laws, regulations and procedures to permit or facilitate participation in the plan by Eligible Employees who are foreign nationals or employed or located outside of the United States;
(ix)   determine the length and timing of Offering Periods and Purchase Periods and the associated Offering Dates and Purchase Dates;
(x)   determine whether an Employee is an Eligible Employee as of any Offering Date; and
(xi)   determine which Subsidiaries will be designated as Participating Subsidiaries eligible to participate in the Plan and Offerings thereunder.
All actions and determinations by the Committee in good faith shall be final and binding upon all persons. The Committee may request advice or assistance or employ or designate such other persons as are necessary or advisable for the proper administration of the Plan. The Committee may also delegate its authority to administer to the Plan, to the extent permitted by law, to any individual or group of individuals.
ARTICLE XI
RIGHTS NOT TRANSFERABLE
Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and, during the Participant’s lifetime, may be exercised only by the Participant.
ARTICLE XII
RESERVED SHARES
12.1.   Reserved Shares.   Subject to adjustments as provided in Article XIII, the maximum number of Shares available for purchase under the Plan on the Effective Date is one and a half percent (1.5)% of outstanding Shares immediately after the Business Combination. The number of Shares available for purchase under the Plan will automatically increase annually on the first (1st) day of each fiscal year of the Company beginning with the 2022 fiscal year in an amount equal to one percent (1%) of Shares outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the Committee with a maximum increase of three million (3,000,000) Shares.
12.2.   Incomplete Exercise.   If any Option terminates without having been exercised in full, the Shares not purchased under such Option will again become available for issuance under the Plan.
12.3.   Shares Issued.   Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company on the open market.
ARTICLE XIII
CAPITAL CHANGES
In the event of a Corporate Transaction, other than a Corporate Transaction in which the Company is not the surviving entity, the number and kind of shares of stock or securities of the Company to be subject to the Plan, the maximum number of shares or securities that may be delivered under the Plan, and the Purchase Price and other relevant provisions of the Plan will be appropriately adjusted by the Committee, whose determination will be binding upon all persons. If the Company is a party to a Corporate Transaction and the Company is not the surviving entity, the Committee may take such actions with respect to the Plan as the Committee deems appropriate.
ARTICLE XIV
PLAN APPROVAL
The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.
ARTICLE XV
AMENDMENT AND TERMINATION
15.1   Amendment.   The Committee may at any time and from time to time amend the Plan in any respect. The shareholders of the Company, however, must approve any amendment required under Section 423 of the Code or any applicable listing requirement of any stock exchange on which the Shares are listed.
15.2   Termination.   The Plan and all rights of Employees under the Plan will terminate: (a) on the Purchase Date on which Participants become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase as set forth in Article XII, or (b) at any date at the discretion of the Committee. In the event the Plan terminates under circumstances described in (a), above, reserved Shares remaining as of the Termination Date will be made available for purchase by Participants on the Purchase Date on a pro rata basis based on the amount credited to each Participant’s Account. Upon termination of the Plan, each Participant will receive the remaining balance in the Participant’s Account.
ARTICLE XVI
GOVERNMENT REGULATIONS
16.1   Compliance with Law.   The Plan, the grant and exercise of Options, and the Company’s obligation to sell and deliver Shares upon the exercise of Options, will be subject to all applicable federal, state and foreign laws, rules regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required or desirable. The Company shall not be under any obligation to issue Shares upon the exercise of any Option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Shares under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof, (ii) any applicable listing requirement of any stock exchange on which the Shares are listed has been satisfied, and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied. The Committee may withhold from any payment due under the Plan or take any other action it deems appropriate to satisfy any federal, state of local tax withholding requirements.
16.2   Section 409A.   Neither the Plan nor any Option granted hereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the

Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance issued after the Effective Date (together, “Section 409A”). Notwithstanding any provision of the Plan to the contrary, if the Committee determines that any Option may be or become subject to Section 409A of the Code, the Committee may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Committee determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.
ARTICLE XVII
GOVERNING LAW
The Plan will be governed by the laws of Delaware, without application of the conflicts of laws principles thereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.    Indemnification of Directors and Officers.
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, the Current Charter provides that a director will not be personally liable to Longview or Longview’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
The Current Charter provides that Longview will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
Longview has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Longview to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to Longview, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The Proposed Charter will provide for indemnification of New HeartFlow’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and New HeartFlow Bylaws will provide for indemnification of New HeartFlow’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.
In addition, effective upon the Closing, New HeartFlow will have entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New HeartFlow, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.    Exhibits and Financial Statement Schedules.
The following exhibits are filed as part of this registration statement:
Exhibit	Description
2.1†	Business Combination Agreement, dated as of July 15, 2021, by and among Longview Acquisition Corp. II, HF Halo Merger Sub, Inc. and HeartFlow Holding, Inc. (included as Annex A to this proxy statement / prospectus).
3.1	Amended and Restated Certificate of Incorporation of Longview Acquisition Corp. II (incorporated by reference to Exhibit 3.1 of Longview’s Form 8-K (File No. 001-40242), filed with the SEC on March 24, 2021).
3.2	Bylaws of Longview Acquisition Corp. II (incorporated by reference to Exhibit 3.3 of Longview’s Form S-1 (File No. 333-25294), filed with the SEC on March 2, 2021).
3.3	Form of New HeartFlow Charter (included as Annex B to this proxy statement / prospectus).
3.4	Form of New HeartFlow Bylaws (included as Annex C to this proxy statement / prospectus).
4.1*	Specimen Class A Common Stock Certificate.
4.2	Warrant Agreement, dated as of March 18, 2021, between Longview Acquisition Corp. II and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of Longview Acquisition Corp. II’s Current Report on Form 8-K (File No. 001-40242), filed with the SEC on March 24, 2021).
5.1*	Opinion of Ropes & Gray LLP as to the validity of the securities being registered.
8.1*	Opinion of Ropes & Gray LLP regarding certain federal income tax matters.
10.1	Transaction Support Agreement, dated as of July 15, 2021, by and among Longview Acquisition Corp. II and certain stockholders of HeartFlow Holding, Inc. (incorporated by reference to Exhibit 10.1 of Longview’s Current Report on Form 8-K (File No. 001-40242), filed with the SEC on July 21, 2021).
10.2	Sponsor Letter Agreement, dated as of July 15, 2021, by and among Longview Investors II LLC, Longview Acquisition Corp. II and HeartFlow Holding, Inc. (incorporated by reference to Exhibit 10.2 of Longview’s Current Report on Form 8-K (File No. 001-40242), filed with the SEC on July 21, 2021).
10.3	Amendment Number 1 to Forward Purchase Agreement, dated as of July 15, 2021, by and between Longview Acquisition Corp. II, Glenview Capital Management, LLC and certain entities affiliated with Glenview Capital Management, LLC (incorporated by reference to Exhibit 10.3 of Longview’s Current Report on Form 8-K (File No. 001-40242), filed with the SEC on July 21, 2021).
10.4	Investors’ Rights Agreement, dated as of July 15, 2021, by and among Longview Acquisition Corp. II, Longview Investors II LLC, certain HeartFlow stockholders, and certain affiliates of Glenview Capital Management, LLC (incorporated by reference to Exhibit 10.4 of Longview’s Current Report on Form 8-K (File No. 001-40242), filed with the SEC on July 21, 2021).
10.5	Form of HeartFlow Group, Inc. 2021 Equity Incentive Plan (attached to the proxy statement / prospectus which forms a part of this registration statement as Annex D).
10.6	Form of HeartFlow Group, Inc. 2021 Employee Stock Purchase Plan (attached to the proxy statement / prospectus which forms a part of this registration statement as Annex E).
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Ropes & Gray LLP (included in Exhibit 5.1 and 8.1 hereto).
24.1	Power of Attorney (included on signature page to the proxy statement / prospectus which forms part of this registration statement).
99.1*	Form of Preliminary Proxy Card.

Exhibit	Description
99.2	Consent of John H. Stevens to be named as director.
99.3	Consent of Charles A. Taylor, Jr.to be named as director.
99.4	Consent of William C. Weldon to be named as director.
99.5	Consent of Julie A. Cullivan to be named as director.
99.6	Consent of Jeffrey C. Lightcap to be named as director.
99.7*	Consent of to be named as director.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*
To be filed by amendment.

Item 22.    Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the proxy statement / prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of August, 2021.
LONGVIEW ACQUISITION CORP. II

By:	/s/ Mark Horowitz Name: Mark Horowitz

Title: Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Larry Robbins, John Rodin and Mark Horowitz, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ Larry Robbins	Chairman	August 9, 2021
Larry Robbins
/s/ John Rodin	Chief Executive Officer and Director	August 9, 2021
John Rodin	(Principal Executive Officer)
/s/ Mark Horowitz	Chief Financial Officer	August 9, 2021
Mark Horowitz	(Principal Financial and Accounting Officer)
/s/ Westley Moore	Director	August 9, 2021
Westley Moore
/s/ Shalinee Sharma	Director	August 9, 2021
Shalinee Sharma
/s/ Brian Zied	Director	August 9, 2021
Brian Zied